2024 Annual Report

equinor



2 Report overview
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Report overview



About us

An introduction to who we are, our business and our strategy.



Our performance

Operational, financial and sustainability performance review, including updates on our strategic progress and technological innovation.



Sustainability statement

Our sustainability performance reported in accordance with ESRS, highlighting our progress towards sustainability ambitions.



Financial statements

Consolidated financial statements of the Equinor group, and parent company financial statements of Equinor ASA.



Additional information

Complementary sections supporting the total report.

Equinor 2024 Annual report

3
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Contents

INTRODUCTION

Report overview 2
Key figures 4
Key figures by segment 5
A message from the Chair and CEO 6
Key events in 2024 8
About the report 9

ABOUT US

1.1 We are Equinor 11
1.2 Our history: five decades of progress 13
1.3 The world in which we operate 14
1.4 Our strategy and transition ambitions 15
1.5 Our business 18
1.6 Our people 25
1.7 Governance and risk management 26

OUR PERFORMANCE

Our 2024 performance 36
2.1 Operational performance 37
Optimised oil and gas portfolio 39
New market opportunities in low-carbon solutions 45
High-value growth in renewables 45
2.2 Financial performance 52
Strategic financial framework 54
Our market perspective 56
2.3 Sustainability performance 71
Progress on our Energy transition plan 72
Nature 74
Human rights 75
Health and safety 76
Security 77
2.4. Fuelling innovation 78

SUSTAINABILITY STATEMENT

3.1 General disclosures 82
3.2 Environment 99
E1 - Climate change 100
E2 - Pollution 124
E4 - Biodiversity and ecosystems 129
E5 - Resource use and circular economy 134
3.3 Social 140
S1 - Own workforce 141
S2 - Workers in the value chain 151
S3 - Affected communities 158
EQN - Health and safety 162
3.4 Governance 171
G1 - Business conduct 172
EQN - Security 178
3.5 ESRS index 181

FINANCIAL STATEMENTS

4.1 Consolidated financial statements 185
Consolidated statement of income 186
Consolidated statement of comprehensive income 187
Consolidated balance sheet 188
Consolidated statement of changes in equity 189
Consolidated statement of cash flows 190
Notes to the consolidated financial statements 191
4.2 Parent company financial statements 258
Statement of income Equinor ASA 259
Statement of comprehensive income Equinor ASA 260
Balance sheet Equinor ASA 261
Statement of cash flows Equinor ASA 262
Notes to the financial statements Equinor ASA 263

ADDITIONAL INFORMATION

5.1 Shareholder information 288
5.2 Risk factors 291
5.3 Additional sustainability information 298
5.4 Statements on this report incl. independent auditor reports 307
5.5 Use and reconciliation of non-GAAP financial measures 319
5.6 Other definitions and abbreviations 330
5.7 Forward-looking statements 333

Equinor 2024 Annual report

4 Key figures
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Key figures


N
Always safe
High value
Low carbon

Operational

2,067
MBOE/D
Equity oil & gas production per day in 2024

151%
RRR
Oil & gas reserves replacement ratio for 2024

4.92
TWh
Total power generation, Equinor share in 2024

2.93
TWh
Renewable power generation, Equinor share in 2024

More key figures in 2.1 Operational performance

Financial

29.8
USD BILLION
Adjusted operating income*

17.9
USD BILLION
Cash flow from operations after tax* (CFFO)

14
USD BILLION
Capital distribution

21%
ROACE
Return on average capital employed, adjusted*

More key figures in 2.2 Financial performance

Sustainability

0.3
SIF
Serious incident frequency (per million hours worked)

6.2
KG/BOE
CO_2 upstream intensity

34%
EMISSIONS REDUCTIONS
Reduction in Scope 1+2 operated emissions since 2015

2%
NCI REDUCTIONS
Net carbon intensity reduction since 2019

* For items marked with an asterisk throughout this report, see section 5.5 Use and reconciliation of non-GAAP financial measures.

Equinor 2024 Annual report

5 Key figures
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Key figures by segment

Adjusted operating income* (in USD billion)	E&P Norway	E&P International	E&P USA	MMP	REN	Other	Group
2024	24.6	2.03	1.03	2.61	(0.38)	(0.06)	29.8
2023	29.6	2.84	1.08	3.24	(0.45)	(0.08)	36.2
Net operating income (in USD billion)							
2024	24.6	2.75	1.03	3.33	(0.68)	(0.06)	30.9
2023	29.1	2.33	1.35	3.98	(0.76)	(0.23)	35.8



Hywind Tampen

Equinor 2024 Annual report

6 A message from the Chair and CEO
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

A message from the Chair and CEO:

Consistent strategic direction, adapting to changing markets, positioned for growth.

2024 was marked by continued unpredictability in energy markets, with growing energy demand, political uncertainty and uneven progress in the energy transition emerging as three global trends.

In Equinor, safe and reliable production is at our core, and we are well positioned to continue contributing to energy security. Our operational performance was strong, built on the dedicated efforts of employees across the company. Our focus is on producing the energy the world needs today, and at the same time developing the energy systems needed for the future. In the current geopolitical context, we take pride in providing energy security for Europe as a major supplier.

Safety
Safety is our first priority and the foundation for everything we do. In 2024 we achieved our best safety results to date with a serious incident frequency per million hours worked of 0.3. The year was, however, marked by the fatal search and rescue (SAR) helicopter accident where we lost a dear colleague. We work to continuously improve our performance through focus on safety visibility, leadership, learning follow-up and collaboration with our suppliers. Our clear goal is to ensure that everyone who is working for Equinor returns home safely from work, every day.

> "In Equinor, safe and reliable production is at our core, and we are well positioned to continue contributing to energy security."
>
> Jon Erik Reinhardsen, Chair of the Board



Equinor 2024 Annual report

7 A message from the Chair and CEO
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Performance
Our operational performance was strong in 2024, with an equity production of 2.07 million barrels of oil equivalent per day, of which 67% was from the Norwegian Continental Shelf. The Norwegian Continental Shelf is still the backbone of our oil and gas portfolio, and we saw increased production in 2024 with record levels at the Johan Sverdrup and Troll fields. Our international assets delivered consistent production throughout the year. Our power production from renewable sources grew by 50% to 2.94 terawatt hours.

We generated USD 103.8 billion in total revenues and other income and adjusted operating income* of 29.8 USD billion. Cash flow from operations after taxes paid totalled USD 17.9 billion for 2024, supporting a competitive capital distribution of USD 14 billion. With our solid financial performance, we delivered 21% return on average capital employed in 2024. To deliver industry-leading returns is one of our main ambitions.

Strategic progress and high-grading portfolio
We continued our industrial progress and used M&A to high-grade our portfolio in 2024. Across the portfolios we invested USD 12.1 billion in our projects. Within oil and gas, we progressed major projects, put new wells on stream, continued exploring and used M&A actively. We announced plans to create the UK's largest independent oil and gas company through an incorporated joint venture between our UK subsidiary Equinor UK and Shell UK Ltd., increasing our near-term cash flow.

We had good progress on the FPSO for Johan Castberg which will produce in the Barents Sea and the FPSO Bacalhau, heading to Brazil. On the NCS we increased ownership in the Halten East Unit, an important project in a core area with strong profitability and low emissions. A discovery was made near the Fram field in the North Sea.

In the US, we swapped operated assets in Ohio for larger, unoperated natural gas assets in the US Northern Marcellus. With our position within gas in the US, we are well positioned to capitalise on positive long-term demand indicators in the US energy market. We announced and completed country exits from Nigeria and Azerbaijan. Our strong portfolio of assets and continued improvement efforts made it possible to increase our production outlook at our capital markets update in 2025.

> "We invest to create long-term value as energy markets change, building on our strengths and technology leadership – and we wish to thank our shareholders for their continuing investment and support."
>
> Anders Opedal, President and CEO

In Norway, Northern Lights, the first commercial CO_2 transport and storage infrastructure has been completed and is ready to receive and store CO_2. In the UK, a major milestone was the progress on two of UK's first carbon capture and storage infrastructure projects. We have made progress, but we have also seen lower-than-expected uptake of hydrogen and carbon capture (CCS) by potential customers.

In renewables, we have seen rapidly shifting market conditions including cost inflation and regulatory delays. At the same time, our activity within renewables was at a high level in 2024, progressing three large-scale offshore wind developments. In the UK, the world's largest offshore wind farm, Dogger Bank, continued towards commercial start-up. Through the acquisition of a 10% stake in Ørsted, we got exposure to premium offshore wind assets in operation. Onshore renewables continued at a smaller scale.

Throughout 2024, we took bold strategic steps to ensure the future viability of our business. Going forward, we will continue to phase our investments to changing market opportunities and use acquisitions and divestments to optimise our global portfolio when good business opportunities arise.

Adjusting ambitions to realities
As we have high-graded the project portfolios in renewables and low carbon solutions, and reduced cost and early phase spend, we have also adjusted our ambition level. At our capital markets update in 2025 we announced a reduction of 50% in our planned investments for renewables and low carbon solutions from 2025 to 2027, compared to last year's outlook. We also retired our 50% gross capex ambition for investments in renewables and low carbon and introduced a range for our net carbon intensity ambitions in 2030 and 2035. We intend to submit our updated ETP for an advisory vote at the 2025 AGM for the purpose of receiving feedback.

We continue to cut CO_2 emissions from our production to improve the sustainability, profitability, longevity and competitiveness of our oil and gas production. We achieved a 34% reduction in our operated emissions by the end of 2024 and maintain our ambition to reduce net emissions (scope 1 and 2) by 50% and gross emissions by 45% by 2030 relative to 2015 levels.

Our strategic direction remains firm, with an ambition to be a leading company in the energy transition towards net zero in 2050.

Searching for better
We invest to create long-term value as energy markets change, building on our strengths and technology leadership – and we wish to thank our shareholders for their continuing investment and support.

To continue 'searching for better' is an important part of our purpose and looking at our track record we have used our drive for innovation, adaptability and expertise to overcome challenges in the past. That is what we see in the people working in Equinor, our partners and suppliers, and we want to thank everyone for their efforts to deliver our results and creating new opportunities within the future energy systems.

Jon Erik Reinhardsen, Chair of the board

Anders Opedal, President and CEO

Equinor 2024 Annual report

8 Key events
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Key events in 2024

In 2024, we maintained high production levels through strong operational performance, proactively managing our portfolios in renewables and oil and gas – and setting the stage for continued value creation and shareholder returns.

January

We were awarded **39 new production licences** and licence extensions on the NCS.

The plan for development and operation (PDO) for **Eirin** near **Gina Krog** was approved.

We submitted a bid for the **Empire Wind** 1 offshore wind project in New York and took full ownership in a deal with **bp**.

February

Tragically, **we lost a dear colleague** in an accident with a SAR helicopter during training near **Oseberg.**

We signed a 15-year agreement with Indian company **Deepak Fertilisers** to supply LNG.

March

The **Sleipner field centre** and **Gudrun platform** were **partially electrified**, reducing annual emissions by 160,000 tonnes.

We commenced production at our 531 MW **Mendubim** solar plants in Brazil.

April

We announced a swap of operated assets with US company **EQT** in **Ohio** for larger, unoperated natural gas assets in the **Northern Marcellus** formation, highgrading our position.

Extension projects for **Dudgeon and Sheringham Shoal** wind farms received consent from UK Department for Energy Security & Net Zero and the second HVDC platform was installed at **Dogger Bank** B.

May

We harmonised equity interests in **Haltenbanken** with **Petoro** and made the investment decision on **Troll phase 3** stage 2 to maintain high gas production.

We entered a strategic partnership with **Standard Lithium** in the US.

June

We divested interests in the **Gina Krog** area and shipped **oil cargo No. 1000** from **Johan Sverdrup** in the North Sea. The PDOs for **Irpa, Verdande** and **Andvare** received approval.

We secured a new offtake agreement for **Empire Wind.** We were awarded two new **CO_2 storage** licences in the **North Sea**, secured a permit for CO_2 storage in **Denmark** and signed with **GRTgaz** for CO_2 infrastructure in **France**.

July

Together with partners we started production from the first Lavrans well in the **Kristin South area of the Norwegian Sea.**

August

We announced plans to strengthen emergency preparedness in the southwestern **Barents Sea.**

We signed with **Eidesvik Offshore** for an **ammonia-powered supply vessel.**

We sanctioned the **Vito Water Injection Project** in the deepwater US offshore, with Shell.

We reported increased ripple effects in **Norway.**

September

We made a gas discovery at Lavrans in the Norwegian Sea, at the **Kristin field.**

Troll B and C were partially electrified from shore, reducing emissions by 250,000 tonnes of CO_2.

Northern Lights CO_2 transport and storage in **Øygarden, Bergen** was officially opened.

October

Johan Sverdrup reached **1 billion barrels** of produced oil, and the highest ever gas production from a Norwegian field took place at **Troll.**

We commenced production from the **St. Malo Water Injection Project,** US offshore.

We announced acquisition of a 10% stake in offshore wind developer **Ørsted** and successfully completed the **Hywind Scotland** floating wind turbine heavy maintenance campaign in **Gulen, Norway.**

November

We agreed to sell the **majority of our gas infrastructure assets in Norway** to the State.

Together with partners, we made a final investment decision on the **UK's first CCS project** in Teesside.

Together with **bp, Shell and TotalEnergies** we made commitments to support **UN SDG7,** sustainable energy for all.

December

We announced plans to create the **UK's largest independent oil and gas company** in an incorporated joint venture with **Shell.**

We made a **new oil and gas discovery** near **Troll,** while **Johan Sverdrup** broke records for NCS oil production.

We completed acquisition of the 60% stake in **EQT's** non-operated interest in the **Northern Marcellus** formation.

We exited businesses in **Azerbaijan** and **Nigeria** and we secured financial close for **Empire Wind 1** at favourable terms.

Equinor 2024 Annual report

About the report The Annual Report for 2024 presents the: • Board of Director’s Report: Introduction, chapters 1, 2, 3 and chapter 5 (excluding sections 5.3 Norwegian Transparency Act and physical climate risk, 5.4, 5.6, 5.7) • Consolidated sustainability statement of the Equinor group (chapter 3) • Consolidated financial statements of the Equinor group (section 4.1) • Parent company financial statements of Equinor ASA (section 4.2) • The Norwegian Transparency Act — Statement of due diligence (section 5.3) • Communication on Progress to the UN Global Compact (advanced reporting level) Other 2024 reporting published on www.equinor.com/reports • Remuneration report • Oil and gas reserves report • Payments to governments • Board statement on Corporate governance • Statement on equality and anti-discrimination • Annual report on Form 20-F • Annual report – Norwegian (XBRL data ESEF) • ESRS index • UK modern slavery statement • Equinor Sustainability Data Hub (ESG reporting centre) • Energy transition plan This publication constitutes the Statutory annual report in accordance with Norwegian requirements for Equinor ASA for the year ended 31 December 2024. Our sustainability statement is prepared and presented in accordance with the Norwegian Accounting Act, including implementation of the Corporate Sustainability Reporting Directive (CSRD), and compliance with the European Sustainability Reporting Standards (ESRS) and Article 8 of EU Regulation 2020/852 (the “Taxonomy Regulation”). The annual report is filed with the Norwegian Register of company accounts. The version prepared in accordance with the European Single Electronic Format (“ESEF”), filed with Oslo Børs, is the official version of the Company’s annual report, and the ESEF version prevails in case of any questions or conflicts to other versions. This report should be read in conjunction with the cautionary statement in section 5.7 Forward-looking statements. The annual report is available for download from our website at www.equinor.com/reports. References in this document or other documents to our website are included for navigation purposes only, unless otherwise stated. Sustainability-related statements Materiality, as used in the context of sustainability, is distinct from, and should not be confused with, such terms as defined for U.S. Securities and Exchange Commission (SEC) reporting purposes. Any issues or topics identified as material for purposes of sustainability in this document, including the materiality assessment undertaken by Equinor based on European Sustainability Reporting Standards, are therefore not necessarily material as defined for SEC reporting purposes. 9 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report About the report 1.1 We are Equinor 11 1.2 Our history: five decades of progress 13 1.3 The world in which we operate 14 1.4 Our strategy and transition ambitions 15 1.5 Our business 18 1.6 Our people 25 1.7 Governance and risk management 26 10 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 1 About us 1.1 We are Equinor 11 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report We are an international broad energy company founded in 1972 and headquartered in Stavanger, Norway. Our portfolio encompasses oil and gas, renewables and low carbon solutions. Driven by our purpose Delivering on our ambition Guided by our values Energy for people. Progress for society. Searching for better. To be a leading company in the energy transition. Open. Courageous. Collaborative. Caring. Offices in more than 20 countries and around 25,000 employees. A leading offshore oil and gas operator. A major supplier of energy to Europe. A competitive developer and operator in renewables. 1.1 We are Equinor What we deliver 12 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Oil and gas We produce around two million barrels of oil equivalent daily, where two-thirds of our equity production comes from the Norwegian continental shelf (NCS) and plays a vital role in Europe’s energy security. We expect substantial value creation from the NCS in the years to come, and the shelf is also our testing ground for new technologies for energy efficiency, higher recovery rates, and emissions reductions. Outside Norway, we produce oil and gas in countries including the US, UK, Angola, Algeria and Brazil, while building a next generation portfolio focused on growing cash flow, creating optionality for portfolio longevity and reducing emissions. Renewable energy We are developing some of the world’s largest offshore wind farms, located in Europe and the US, and we already supply more than one million European homes with renewable power. Our share of renewable power generation in 2024 was 2.93 TWh. We have expanded into onshore renewables, with solar plants and onshore wind in Poland and Brazil, and are building positions in onshore renewable and energy storage in the UK, US, and Denmark. We remain committed to value-driven growth in renewables and take a long-term view of renewables’ potential in the energy mix. Refining, processing and marketing We refine and sell crude oil and natural gas for export as petrol, diesel, gas and heating oil to continental Europe, the UK, North America, Asia and Africa, including the Norwegian state’s share of production from the NCS. Danske Commodities is a leading tech-driven energy trading house wholly owned by Equinor, trading power, gas and certificates across 40 markets worldwide, connecting producers and large-scale consumers to wholesale markets. Carbon capture & storage (CCS) We are a leading CCS developer and will operate the world’s first commercial cross-border CCS transport and storage facility, Northern Lights, which opened in Norway in 2024. We have nearly 30 years’ experience with successful CCS in Norway and aim to develop more projects on the NCS as we pursue new business models for commercial CCS. We are also progressing the Smeaheia and Bayou Bend projects in Norway and the US. A strong competitive position 1.1 We are Equinor We have played a pivotal role in the development of Norway’s hydrocarbon sector since 1972. Today, in an increasingly unpredictable world, our deliveries of oil, gas, and renewable energy provide a vital and stabilising contribution to Europe’s energy security. Our fifty years of experience from building the oil and gas industry in Norway represent a worldwide competitive advantage for us today, and we continue to seek to create value as an early mover and industry shaper. We are one of the world’s leading offshore producers of oil and gas and a global offshore wind major, we are commercialising floating offshore wind, and have built a substantial portfolio within onshore renewables. We pioneered carbon capture and storage (CCS) at the Sleipner field in the 1990s and are the operator of the first facility for commercial CO2 storage, Northern Lights. We have a strong and proven ability to develop and apply new technologies and digital solutions. As we pursue our ambition to be a leading company in the energy transition, technology leadership will be a key enabler. We aim to become a net-zero energy company by 2050 and we believe in long-term value creation in a low-carbon future. Gullfaks B

13 1.2 Our history: five decades of progress
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

1.2 Our history: five decades of progress

1970s
A foundation built on a vision

We were founded as Statoil, the Norwegian State Oil company in September 1972. Statoil was to be the government's arm in the emerging offshore oil and gas industry in Norway, so as to ensure responsible control over, and benefit from, the country's significant oil resources. In our early years, we focused on exploration for oil and gas on the Norwegian continental shelf. In 1974, the Statfjord field was discovered in the North Sea and production commenced in 1979.

1980s
Major expansion in Norway and abroad

The 1980s was a period of major expansion for us, both in Norway and abroad, with discoveries and developments of large oil and gas fields, advancements in offshore technology and significant growth in production. In 1981, we became the first Norwegian operator in the North Sea with Gullfaks, and in 1987 we took over the operatorship of Statfjord. We achieved solid financial performance and laid the groundwork for sustainable practices in the oil and gas industry.

1990s
A global energy player

In the 1990s we consolidated our position as a global energy player including regions such as the Middle East, Asia and the Americas, driven by strategic expansion, innovation, and a commitment to sustainable growth. We became a major supplier to the European gas market, and in 1992 we entered an alliance with bp to grow internationally. We recognised the importance of environmental stewardship, developing cleaner technologies and setting higher environmental standards in our operations.

2000s
Strategic transformation

In 2001, we went public, listing on both the Oslo and New York Stock Exchanges, enhancing transparency, increasing access to capital, and positioning us for global growth. Our merger with Norsk Hydro's oil and gas division strengthened our leadership in Norway, increasing our operational scale, resource base and efficiency, and underpinning expansion into international markets. Our international exploration and partnerships included Angola, Algeria, Brazil, Canada, Tanzania and onshore and offshore in the US, and we began investing in renewable energy, particularly offshore wind.

2010s
Broader focus inspires a new name

The 2010s marked growth in renewables, dedication to digital transformation, and rebranding to Equinor. We achieved international growth, with acquisitions in the US onshore market and the start-up of the Peregrino field in 2011, making us an operator in Brazil. In 2017, we announced a strategy to become a broader energy company and changed our name to Equinor in 2018 to reflect our strategic direction. Johan Sverdrup came on stream in 2019 as one of the world's most carbon-efficient fields, powered by renewable electricity from shore.

2020s
Ambitions in the energy transition

In 2020, we set ourselves the ambition to be a leading company in the energy transition and becoming a net-zero company by 2050. In 2022, our first Energy transition plan was endorsed by 97.5% of shareholders at our AGM. We continue to focus on renewable energy expansion, low-carbon solutions, and digital innovation, and despite global challenges, we demonstrate sustained production figures and financial resilience.

Equinor 2024 Annual report

14 1.3 The world in which we operate
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

1.3 The world in which we operate

Equinor's strategic beliefs stand firm in an increasingly complex and uncertain world. We are committed to creating value in the energy systems of today, during the energy transition, and in a low-carbon future.

Energy is essential to the fabric of modern society, and our business is directly affected by geopolitical tensions and shifts around the world. We see that countries, regions and industries seeking to address security of supply and cost of energy whilst delivering progress on the energy transition face growing challenges and uncertainties

Global carbon dioxide (CO_2) emissions from fossil fuels rose by approximately 0.8% in 2024 according to the Global Carbon Project, in contrast to the 7.6% annual reduction indicated as necessary by the United Nations Environment Programme (UNEP).

The energy trilemma of delivering secure, affordable and lower carbon energy to society will require policymakers and industry to work together to reconcile these objectives in the shorter and longer term.

A challenging geopolitical situation
We have witnessed greater focus on energy and security in the turbulent geopolitical environment following military conflicts and increased tensions between superpowers. These events can have significant and unexpected impacts on global trade and the energy industry, and are affecting renewables as well as oil and gas due to the complex interplay of supply chain disruptions, regulatory shifts, and increased pressure on energy security.

Climate change
2024 was the hottest year on record, surpassing previous highs, with significant temperature anomalies and extreme weather events such as heatwaves, hurricanes and wildfires, highlighting the need for comprehensive action to mitigate climate change.

A need for stable decarbonisation policies and commercial frameworks
Although the energy transition generates new business opportunities, the supporting policies and frameworks needed to drive large scale investment are lagging in many countries and regions. Choosing where to invest and how fast to transition therefore poses significant strategic and financial risks which must be balanced with needs for financial stability, resilience, and value creation for shareholders.

Growth in renewables, but significant challenges
The transition to renewable energy is accelerating in many countries, driven partially by the need to meet growing power demand without increasing imports. Although this presents business opportunities for energy companies, rising costs fuelled by inflation, financing and supply chain issues have affected the renewables sector in general, and offshore wind in particular. There are risks related to increased reliance on non-diversified supply chains with lower standards of social and environmental practices such as human rights, as well as supply bottlenecks. Coupled with shifting political priorities, inconsistent national policies and lengthy permitting processes, these factors have slowed the pace of progress.

An acute cost-of-living crisis could have broad fallout
High general inflation and a cost of living crisis have made energy affordability a key concern, with the potential for social unrest and policy backtracking on decarbonisation ambitions or political interventions that could increase uncertainties. In many regions, inflation is coming down from high levels, and urgent spending priorities such as defence may compete with the energy transition for budgets.

The energy industry has a key role to play in the energy transition, and oil and gas will continue to be needed in parallel with investments in renewables and low carbon solutions to ensure sustainable and affordable energy for all.

The energy trilemma


Affordability
Sustainable & Just Energy Transition
Decarbonisation
Security

- The Energy Trilemma is the challenge of balancing three core dimensions of energy sustainability: energy security, energy equity (affordability and access), and environmental sustainability (decarbonisation). Source: World Energy Council.

UN Sustainable Development Goal 7 (SDG7) calls for "affordable, reliable, sustainable and modern energy for all" by 2030.

In November 2024, **Equinor, bp, Shell** and **TotalEnergies** joined forces to announce $500 million of committed capital in support of SDG7 to support energy access in Sub-Saharan Africa, South and Southeast Asia.

Equinor 2024 Annual report

15 1.4 Our strategy and transition ambitions
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

1.4 Our strategy and transition ambitions

The world's energy systems are in transition to meet the challenge of climate change. As Equinor transforms, we must strike the right balance between being a safe and reliable provider of energy with lower emissions while creating value for our shareholders and societies we operate in. We aim to maintain a strong financial position and a solid balance sheet, to remain robust in uncertain markets and able to capitalise on opportunities provided by the energy transition. Despite current market turbulence, our strategy remains firm.

Our strategic beliefs

Creating value through the energy transition

Fast, structural changes can create new localised business models and offer new ways for consumers to access energy. Oil and gas will stay in our long-term energy mix, but only the most robust upstream projects can be expected to be developed, and carbon considerations will continue to influence all our portfolio choices. For renewables and low carbon solutions, close collaboration with customers, regulators and industry will be key to develop new markets and lay the foundation for future value creation.

Net-zero ambition gives rise to new industry opportunities

Climate change in combination with energy security and affordability are main concerns for governments, societies and investors. As policy and regulations shape energy markets, the social licence to operate and the ability to run a profitable business will be closely tied to how companies act on their net-zero ambitions.

Technological excellence and innovation will define winners

As the magnitude and speed of change intensify, technology, digitisation and innovation will be key enablers. New ways of working will evolve. We will continue to build on our existing competence and experience and develop capabilities in new areas. A culture of innovation, learning and empowerment is needed to stay competitive.

Emerging market dynamics put margins under pressure

Worldwide energy demand is expected to grow in the short to medium term. However, an abundance of energy from intermittent sources such as wind and solar could lead to increased volatility in energy prices, exposing the industry to new competition and increasing the pressure on margins. The energy landscape is transforming, with innovative technologies, new customers, new competitors, and new ways of creating value.

1.4 Our strategy and transition ambitions ESRS reference: ESRS 2 SBM-1 40 e-g)

Equinor 2024 Annual report

16 1.4 Our strategy and transition ambitions
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Our strategic pillars – embedded in everything we do

Always safe
- Safeguarding our people
- Protecting our assets and the environment
- Committed to a just transition

High value
- Competitive at all times
- Value creation through the transition

Low carbon
- Reducing our own emissions
- Investing in lower carbon solutions for society
- Industrialisation of renewables and low carbon

How we will get there – our strategic focus areas

Optimised oil and gas portfolio

We expect our oil and gas portfolio to continue to provide strong cash flow for many years. Equinor will pursue activities where we have the competence, experience, scale, and an overall competitive advantage to secure a leadership position.

High-value growth in renewables

We are focusing on high-value growth in renewables, both onshore and offshore, and take a long-term view of their potential to meet growing electricity demand.

New market opportunities in low-carbon solutions

We are actively contributing to maturing CCS and hydrogen markets, aiming for 30-50 mtpa of CO_2 transport and storage.

Equinor 2024 Annual report

17 1.4 Our strategy and transition ambitions
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Our transition ambitions

Our strategic direction remains firm, with a value driven plan for execution. In 2025, we also give an update on our ambitions in the energy transition. We demonstrate how we create value, cut emissions and develop energy solutions to strengthen our competitiveness and resilience.

Emissions reductions

Our ambition is a 50% net reduction in operated (scope 1+2) emissions by 2030[1].

Renewables installed capacity

Our ambition for growth within renewables is a capacity of 10-12 GW[2] by 2030, including capacity derived from financial investments and shareholdings.

CO_2 transport and storage capacity

Our ambition is to store 30–50 million tonnes[2] of CO_2 per year by 2035.

Net zero

Our ambition is to reduce the net carbon intensity[3] of the energy we provide by 15–20% by 2030, and by 30-40% by 2035 compared to 2019 levels, on our way to net zero by 2050.

Equinor's Energy Transition Plan 2025 is available at our website, www.equinor.com

An Energy Transition Plan progress update is provided in section 2.3 Sustainability performance of this report, and more information about the plan and ambitions is available in Section 3.2.

1) Base year 2015: Equinor operated (100% basis): 90% to be met through absolute reductions
2) Equinor share
3) Includes scope 3 emissions from use of energy products that we produce

Equinor 2024 Annual report

18 1.5 Our business
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

1.5 Our business

Equinor has offices in more than 20 countries, and around 25,000 employees.



KEY ACTIVITIES

- EXP = Exploration
- D&P = Development & production
- REN = Renewables
- M&T = Marketing & Trading
- R&P = Refining & processing
- LC = Low carbon

OPERATOR OF ASSETS

Brazil	EXP	D&P	REN	M&T		
Norway	EXP	D&P	REN	M&T	R&P	LC
UK[1]	EXP	D&P	REN	M&T	LC	
USA	EXP	D&P	REN	M&T	LC	
Poland	REN					

1) In the UK, we have held for sale oil and gas assets pending our incorporated joint venture with Shell UK Ltd.

PARTNERSHIPS AND PRESENCE

Algeria	D&P		Canada	EXP	D&P	M&T	Japan	REN		South Korea	REN
Angola	EXP	D&P	China	M&T			Libya	D&P		Spain[2]	REN
Argentina	EXP	D&P	Denmark	M&T	REN		Netherlands	LC	REN	Suriname[2]	EXP
Australia	REN		France[2]	REN			Nigeria[2]	D&P		Tanzania	EXP
Azerbaijan[2]	EXP	D&P	Germany	REN	M&T	LC	Singapore	M&T		Vietnam[2]	REN
Belgium	M&T		India	M&T							

2) Countries where we announced exit or exited in 2024.

The overview includes countries with fully-owned subsidiaries of Equinor.

1.5 Our business, ESRS reference: ESRS 2 SBM-1 40 a-i), a-ii)

Equinor 2024 Annual report

19 1.5 Our business
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Our business areas

Our operations are organised into six business areas and our performance is followed up through reporting segments to ensure strategic alignment and focus.

BUSINESS AREA	Exploration & Production Norway (EPN)	Exploration & Production International (EPI)		Marketing, Midstream & Processing (MMP)	Renewables (REN)	Projects Drilling & Procurement (PDP)	Technology, Digital & Innovation (TDI)
REPORTING SEGMENT	Exploration & Production Norway	Exploration & Production International	Exploration & Production USA	Marketing, Midstream & Processing	Renewables	Other Group	


Johan Sverdrup

Equinor 2024 Annual report

20 1.5 Our business
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EPN at a glance

Exploration & Production Norway (EPN) is the backbone of our portfolio, accounting for around two-thirds of our revenue and playing a vital role in Europe's energy security with consistent, stable and high-value production.

The Norwegian continental shelf is an important region where we have extensive competence and expertise. Here, we test new technologies to facilitate value creation for decades to come and help shape lasting solutions for the energy transition.

We envisage that the NCS will see a high level of activity towards 2035, and we have an extensive and competitive sanctioned and non-sanctioned project portfolio. There is significant remaining exploration potential close to infrastructure, and further potential to increase recovery from existing fields.

At the same time we aim to reduce our CO_2 emissions by 50% in 2030, 70% in 2040 and near zero in 2050.

Find E&P Norway reporting segment information in the following sections:
2.1 Operational performance
2.2 Financial performance

Net operating income
24.6
billion USD

EPN equity production in 2024
1,386
mboe/day

New production licences and licence extensions awarded in 2024
39

Operated fields
44

CO_2 intensity
5.7 kg
CO_2/boe

Number of employees
8,569


Selected Equinor-operated fields[1]
Equinor-operated fields under development
Selected partner-operated fields
Partner-operated fields under development
Johan Castberg
Barents Sea
Snøhvit
Goliat
Hammerfest
Harstad
Irpa
Aasta Hansteen
Arctic circle
Verdande
Norne
Alve
Skarv
Åsgard
Halten East
Mikkel
Hyme
Heidrun
Smørbukk North
Berling
Kristin
Trestakk
Tyrihans
Njord
Ormen Lange
Norwegian Sea
Trondheim
Snorre
Visund
Vigdis
Statfjord
Tordis
Kvitebjørn
Fram
Troll
Gullfaks
Valemon
Martin Linge
Munin
Fulla
Oseberg
Bergen
Oslo
Breidablikk
Hanz
Gudrun
Eirin
Gina Krog
Grane
Johan Sverdrup
Symra
Ivar Aasen
Sleipner
Stavanger
North Sea
1) Producing over 2mboe/d

Equinor 2024 Annual report

21 1.5 Our business
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EPI at a glance

Our business area Exploration & Production International (EPI) now has operations in eight countries, the largest being in the US, Angola, and Brazil. EPI consists of two reporting segments: E&P USA and E&P International.

With seven operated assets and 26 partner-operated assets, EPI accounted for some 33% of our group equity production of oil and gas in 2024. Equinor is the fifth largest producer of oil and gas in the US offshore, and our US onshore operations are the largest outside Norway.

EPI is executing on our strategy by building a next generation portfolio for stronger cash flow and lower emissions. We seek to realise the value of our portfolio through executing our sanctioned projects and maturing optionality in our portfolio. We exited Azerbaijan and Nigeria in 2024.

Our investments abroad support local economies through job creation, technology transfer, and infrastructure development while strengthening our global presence and long-term resilience.

Find E&P International and E&P USA reporting segment information in the following sections:
2.1 Operational performance
2.2 Financial performance

Net operating income
3.78
billion USD

EPI total equity production in 2024
681
mboe/day

Equity production 2024 E&P International
340
mboe/day

Equity production 2024 E&P USA
341
mboe/day

CO_2 intensity
15.2 kg
CO_2/boe

Number of employees
1,518


Vito
Titan
Stampede
Tahiti
Caesar Tonga
Sparta
Julia
Bigfoot
Heidelberg
Jack
St Malo
Rosebank¹
Barnacle
Statfjord Unit
Mariner¹
Buzzard¹
Utgard
Hibernia
Hebron
Appalachian Basin³
In Amenas
Mabruk
ACG²
In Salah
Murzuq
Block 31
Agbami²
Block 15
Block 17
Roncador
Raia
Peregrino
Bacalhau
Bajo del Toro
Bandurria Sur
Equinor-operated producing assets
Equinor-operated fields under development
Partner-operated producing assets
Partner-operated fields under development

1) In the UK, we have held for sale oil and gas assets pending our incorporated joint venture with Shell UK Ltd.
2) Countries we exited in 2024.
3) Exited Appalachian Basin operated asset in 2024 as part of swap transaction with EQT Corporation

Equinor 2024 Annual report

22 1.5 Our business
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

MMP at a glance

Marketing, Midstream & Processing (MMP) connects producers and consumers and is responsible for marketing, trading, refining and processing crude oil, condensates, natural gas and liquids. It is divided into business clusters including Gas & Power, Crude, Products & Liquids, and Onshore Plants, maximising value across our energy value chains through flow assurance, premium market access and asset backed trading (ABT).

MMP also leads Equinor's efforts in the low-carbon solutions market, developing and implementing innovative technologies for carbon capture and storage (CCS), low carbon hydrogen and clean power.

Danske Commodities, part of the MMP segment, is a leading tech-driven energy trading house wholly owned by Equinor, trading power, gas and certificates in 40 markets worldwide.

Find MMP reporting segment info in the following sections:
2.1 Operational performance
2.2 Financial performance

Net operating income
3.33
billion USD

Liquid sales volumes
1,009
mmbbl

Natural gas sales
64
bcm

CO_2 storage capacity (Northern Lights)
20
million tonnes

Number of employees
4,244


Hammerfest
Tjeldbergodden
Nyhamna
Northern Lights
Sture
Mongstad
Kollsnes
Kårstø
Stavanger
Aarhus
Aldbrough
Etzel
Berlin
London
Norway
United Kingdom
Denmark
Germany
Canada
Calgary
United States
Stamford
Houston
China
Beijing
New Delhi
India
Singapore
Brazil
Rio de Janeiro
Buenos Aires
Argentina
MMP main assets in operation
Offices

Marketing, midstream and processing (MMP)					
Crude, Products and Liquids	Gas and Power	Low-Carbon Solutions	Data, Improvements, Shipping and Commercial operations	Strategy and Business development	Onshore Plants

Equinor 2024 Annual report

23 1.5 Our business
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REN at a glance

Our Renewables (REN) business area includes offshore wind, onshore renewables and energy storage in four main regions: the Americas, Asia-Pacific, Europe, and Norway.

We are developing some of the world's largest offshore wind farms off the coasts of Poland, the UK, and the US. We are also a pioneer in floating offshore wind, operating around half of the world's floating capacity. We have built a substantial portfolio in onshore renewables with solar plants and onshore wind in Brazil, Denmark and Poland, as well as energy storage in the UK and US.

We remain committed to value-driven growth in renewables, and believe in the long-term profitability potential for renewables as electricity demand grows. We aim to achieve this through a combination of developing offshore wind and building an onshore renewables portfolio in prioritised and attractive power markets. We will leverage our trading capabilities in Danske Commodities (DC) to maximise returns from a flexible power portfolio.

Find more REN reporting segment info in the following sections:
2.1 Operational performance
2.2 Financial performance

Net operating income
(0.68)
BN USD

Total annual power production
2.80
TWh, Equinor share

Installed capacity
~1
GW

Total project capacity under construction
~3
GW

Number of employees
1,099


Hywind Tampen
Hywind Scotland
Dogger Bank A, B, C
Sheringham Shoal & Dudgeon
Welkin Mill
Blandford Road
Ingerslev Å
Bałtyk 2 & 3
Stępień
Zagórzyca
Wilko
Lipno
Arkona
Empire Wind 1
NOVEC Portfolio
Sunset Ridge
Citrus Flatts
Apodi
Mendubim
Serra da Babilônia 1
Serra da Babilônia Solar
Offshore wind – assets in operation
Offshore wind – assets under construction
Onshore renewables & battery – assets in operation
Onshore renewables & battery – assets under construction

Equinor 2024 Annual report

24 1.5 Our business
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PDP at a glance

Our Projects, Drilling & Procurement (PDP) business area manages our global project portfolio, drilling & well deliveries, procurements and supply chains across the company. Together with our suppliers, we strive to create sustainable value through a simplified and standardised approach. PDP is part of our Other Group reporting segment.

PDP highlights in 2024 include the opening of our Northern Lights CCS transport and storage facility in Øygarden, startup of production at Kristin Sør, partial electrification of Troll B, Troll C, Sleipner and Gudrun, and development of the Skrugard, Havis and Drivis oil discoveries at Johan Castberg. The Bacalhau oil and gas field offshore Sao Paulo is being developed with first oil scheduled in 2025, while we expect startup at the Raia natural gas project in the Campos Basin in 2028.

Total wells drilled
92

NCS wells drilled
75

Projects in execution
26

Projects completed in 2024
7

Number of employees
3,572

TDI at a glance

To accelerate technology development and new opportunities, we have gathered digital solutions, Ventures, innovation and technology improvements across Equinor into the business area Technology, Digital & Innovation (TDI). TDI has two strategic portfolio areas:

Technology & Improvements (T&I) supports our oil, gas, renewables and low carbon business guided by our technology strategy for transforming Equinor through technology. T&I is divided into the clusters Enterprise Digital, Oil and Gas, Renewables and Low Carbon, Technology Strategy and Portfolio and Partnerships.

New Business Investments develops new industrial scale sustainable & profitable business opportunities supporting the energy transition. Opportunities are matured and incubated based on market conditions, growth potential, technological maturity, and competence that we can bring to the table.

Approximate value created from AI
~200
million USD

Invested in R&D and digital in 2024
700
million USD

Number of employees
2,050


Melkøya, Norway

Equinor 2024 Annual report

1.6 Our people At Equinor, our people are our most valued resource. Every individual makes a difference by contributing their skills, experiences, ideas, and perspectives to the common goals of delivering reliable energy and reducing emissions. The Equinor Book sets the standards for our behaviour, our performance and our leadership. It outlines “Who we are” and “How we work”. “Who we are” describes what unites us across the business. This is what we call our core. It includes the following: • Our purpose. • Safety, to keep our people safe. • Our values, which guide our behaviour. • Our ethics and compliance, which guide us in always doing the right thing. • Our values-based performance culture and our leadership principles. “How we work” describes how we drive performance and work towards safe, profitable, and sustainable results. It reflects our collaborative culture and is designed to ensure that we manage risks and execute tasks safely and with precision, while continuously improving along the way. A great place to work We offer employment with a purpose, personal and professional growth, and an inclusive culture. In Equinor, everyone has the opportunity to contribute to their own development and mutual progress for company and the individual. We achieve this through employee personal development plans that are aligned between employees and the organisation. Our employees’ engagement is observed through the results from the annual Global People Survey (GPS), and dialogue with employee/employer associations and external unions. We leverage diversity to drive performance, listening to everyone’s ideas and perspectives, challenge the status quo and encourage creativity. In Equinor everyone is responsible for creating an open, safe and inclusive environment to enable this. We offer flexibility in terms of hybrid working, depending on the task, team, individual preferences, working life environment, and local requirements. The aim is to enable our people to perform at their best by supporting their various needs in their everyday working lives. Developing our people In Equinor, we believe in a dynamic, flexible, and personalised career while contributing to creating business value and solving business needs. To support the company’s business needs and accommodate for individual aspirations, we believe in multidirectional career moves. Our career model helps our employees understand how they can develop in the company through our pathways, career band levels, and growth opportunities. We seek to provide challenging and engaging opportunities for our people to build skills and gain experience. Our workforce planning process aims to ensure a robust connection between our strategy, business plans, and development of people’s skills. We continuously address gaps between current and future workforce needs using Workday and other IT platforms and systems. The energy transition will require different capabilities, mindsets, and perspectives. Learning and continuous development are key investments to build and retain the skills needed to deliver on our strategy. Development happens through taking on different opportunities such as jobs, tasks, roles and projects. We also provide a wide range of formal and informal learning. This includes courses through our Equinor University. Our ongoing performance development process is based on continuous feedback. This allows leaders and employees to discuss, prioritise and align their expectations throughout the year. Performance and reward framework Under the Equinor performance and reward frameworks, “how we deliver” is as important as “what we deliver”. We measure progress and results, holistically within behaviour; finance and operation; sustainability and reward. A comprehensive set of performance indicators and monitoring reports are made available to all employees in Equinor’s management information system. Performance indicators are reported on a regular basis from operational levels to governing bodies, ensuring transparency in risk. management. This is how we keep our employees informed and aware of their contribution to the company’s performance. 25 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 1.6 Our people Tjeldbergodden, Norway 1.7 Governance and risk management Corporate governance Our corporate governance framework and processes are formed to promote transparency and accountability in decision-making and day-to-day operations. Good corporate governance is a prerequisite for a sound and sustainable company and to ensure that we run our business in a justifiable and profitable manner for the benefit of employees, shareholders, partners, customers and society. As a public limited liability company with shares listed in Oslo and New York, Equinor adheres to relevant regulations and applicable corporate governance codes, including the Norwegian Code of Practice for Corporate Governance. For a comprehensive account of our corporate governance framework, please refer to the Board statement on corporate governance report. Governing bodies The general meeting of shareholders is Equinor’s supreme corporate body. It serves as a democratic forum for interaction between the company’s shareholders, the board of directors and management. At Equinor's AGM on 14 May 2024, 86.39% of the share capital was represented. The corporate assembly is Equinor’s body for supervision of the board of directors and the management of the company. They represent a broad cross-section of the company’s shareholders and stakeholders, and one of their main duties is to elect the company’s board of directors. The corporate assembly consists of 18 members and three observers, of which 12 members are nominated by the nomination committee and elected by the general meeting, while six members and the observers are elected by and among employees in Equinor ASA or a subsidiary in Norway. More information on the corporate assembly can be found in the Board statement on corporate governance report. The board of directors (BoD) has the overriding responsibility for supervising Equinor’s management and operations and establishing control systems. The work of the BoD is based on its rules of procedures and applicable legislation describing its responsibility, duties and administrative procedures. This includes a duty to decide the company’s strategy, ensure adequate control of the company’s overall risk management and to appoint the chief executive officer (CEO). For a more detailed description, see the rules of procedures available at www.equinor.com/board. The BoD shall consist of nine to eleven board members and as of 31 December 2024 had eleven members of which eight were shareholder representatives (73 percent) and three were employee representatives (27 percent). Of the board members, seven are men, four are women and four are non-Norwegians resident outside of Norway. Hence, the BoD consists of 36 percent women and 64 percent men. The nomination committee nominates the shareholder-representatives, and all board members are elected by the corporate assembly. The BoD considers all shareholder representatives on the board as independent under Norwegian law. The BoD has adopted an annual plan for its work which is revised with regular intervals. Recurring items on the board's annual plan are: safety, security, corporate strategy, business plans and targets, quarterly and annual results, annual reporting, ethics and compliance, sustainability, management’s performance reporting, management leadership assessment and compensation and succession planning, project status review, people and organisation strategy and priorities, and an annual review of the board's governing documentation. The BoD has dedicated strategy sessions with the corporate executive committee twice a year to review strategy progress and align on forward plans. There are also dedicated risk sessions with the BoD and CEO at least twice a year to discuss current risk outlook and risk adjusting actions. The BoD discussed the energy transition in all ordinary board meetings either as integral parts of strategy and investment discussions or as separate topics. The BoD has eight regular meetings per year and extraordinary meetings when needed. In 2024 the BoD had a total of 14 meetings. The work of the BoD is set out in detail in the Board statement on corporate governance report. 26 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 1.7 Governance and risk management 1.7 Governance and risk management, ESRS reference: ESRS 2 GOV-1 21 a-e), 22 a-c)ii, 23 a-b), AR. 3, GOV-3 29 a-e), and SMB-3 48f) The BoD’s three sub-committees act as preparatory bodies: 27 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report The audit committee (BAC) The BAC acts as a preparatory body for the BoD in connection with risk management, internal control and financial and sustainability reporting. In particular, the BAC assists the BoD in exercising its oversight responsibilities in relation to: • The financial reporting process and the integrity of the financial statements • The sustainability reporting process and the integrity of the sustainability reporting • The company’s internal control, internal audit and risk management systems and practices including the enterprise risk management framework • The election of and qualifications, independence and oversight of the work of the external auditors • Business integrity, including handling of complaints and reports The BAC held six ordinary meetings in 2024, in addition to two competence days with deep dive sessions. For a more detailed description of the objective and duties of the committee, see the instructions available at www.equinor.com/auditcommittee The safety, sustainability, and ethics committee (SSEC) SSEC acts as a preparatory body for the BoD in connection with reviewing the practices and performance of the company, primarily regarding safety, security, ethics, sustainability and climate. This includes review of the company’s policies, risk, practices and performance related to: • Safety • Security, including cyber and information security, physical security and personnel security • Climate and other sustainability matters, including human rights, social responsibility and environment • Code of Conduct • Ethics and anti-corruption compliance programme. • Results of audits, verifications and investigations relevant for the SSEC • Effectiveness of the internal control for safety, security and sustainability matters The SSEC held four ordinary meetings in 2024. For a more detailed description of the objective and duties of the committee, see the instructions available at www.equinor.com/ssecommittee The BoD considers themselves to be a competent governing body with respect to the expertise, capacity and diversity appropriate to attend to the company's strategy, goals, financial and sustainability matters, main challenges, and the common interest of all shareholders. The BoD also deems its composition to consist of individuals who are willing and able to work as a team, resulting in an efficient and collegiate board. The BoD continuously develops its knowledge and competence and among others had sessions in the following topics in 2024; • Energy Perspectives and the evolving external context – geopolitics, policy and energy • Sustainability reporting - trends and implications for energy companies • Deep-dive on EU Corporate Sustainability Reporting Directive and implications for Equinor • The energy transition in a geopolitical and a financial context • Strategy and future value creation In addition, the BoD has access to expertise within relevant matters from the business areas and corporate functions through the management. Reports from the committees are given on each board meeting to update the BoD on matters handled by each committee. The BAC had two competence days with deep- dives into internal procedures and processes within reporting and finance. The SSEC had deep-dives and topics within human rights, environment, compliance and security. The compensation and executive development committee (BCC) The BCC acts as a preparatory body for the BoD and assists in matters relating to management compensation and leadership development. The committee oversees and advises the company's management in its work on Equinor's remuneration strategy and remuneration policies for senior executives. The BCC gives recommendation to the BoD in matters relating to principles and framework for: • Executive rewards • Remuneration strategies and concepts • CEO's contract and terms of employment • Leadership development, assessments and succession planning The BCC held six ordinary meetings in 2024. For a more detailed description of the objective and duties of the committee, see the instructions available at www.equinor.com/ compensationcommittee The BoD conducts an annual self-evaluation of its work and competence, which generally is externally facilitated. A resilient strategy and management of sustainability-related threats and opportunities are included as key components in the annual board evaluation. The evaluation report is discussed in a board meeting and is made available to the nomination committee. The board members have experience from inter alia oil, gas, renewables, chemical industry, telecom, finance, technology, sustainability and Norwegian defence forces. Equinor ASA has purchased and maintains a Directors and Officers Liability Insurance on behalf of the members of the BoD and the CEO. The insurance also covers any employee acting in a managerial capacity and includes controlled subsidiaries. The insurance policy is issued by a reputable insurer with an appropriate rating. More information about the BoD can be found in the Board statement on corporate governance report. 1.7 Governance and risk management Board of directors 28 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Jon Erik Reinhardsen Chair of the Board and of the Board’s Compensation and Executive Development Committee. Read Jon Erik's CV Anne Drinkwater Deputy chair of the Board, chair of the Board’s Audit Committee and member of the Board’s Safety, Sustainability and Ethics Committee. Read Anne's CV Jonathan Lewis Member of the Board, chair of the Board’s Safety, Sustainability and Ethics Committee and member of the Board’s Audit Committee. Read Jonathan's CV Finn Bjørn Ruyter Member of the Board, the Board’s Audit Committee and the Board’s Compensation and Executive Development Committee. Read Finn Bjørn's CV Mikael Karlsson Member of the Board, the Board's Compensation and Executive Development Committee and the Board's Safety, Sustainability and Ethics Committee. Read Mikael's CV Haakon Bruun-Hanssen Member of the Board, the Board’s Audit Committee and the Board’s Safety, Sustainability and Ethics Committee. Read Haakon's CV Tone Hegland Bachke Member of the Board and the Board's Compensation and Executive Development Committee. Read Tone's CV Per Martin Labråten Employee-elected member of the Board, member of the Board’s Safety, Sustainability and Ethics Committee and member of the Board’s Compensation and Executive Development Committee. Read Per Martin's CV Hilde Møllerstad Employee-elected member of the Board and member of the Board’s Audit Committee. Read Hilde's CV 1.7 Governance and risk management Fernanda Lopes Larsen Member of the Board and the Board's Safety, Sustainability and Ethics Committee. Read Fernanda's CV Stig Lægreid Employee-elected member of the Board and member of the Safety, Sustainability and Ethics Committee. Read Stig's CV

Corporate executive committee The president and chief executive officer (CEO) has overall responsibility for day-to-day operations in Equinor. The CEO appoints the corporate executive committee (CEC) which considers proposals for strategy, risk appetite, goals, financial statements, as well as important investments prior to submission to the BoD. The purpose of the CEC is to set direction, drive prioritisation and execution, build capabilities and ensure compliance. The CEC works to safeguard and promote the interests of the company through developing the management system and securing adequate risk management and control systems. The Equinor Book is the core of the management system, enabling the CEC to deliver on the strategy, including management of sustainability matters. The CEC includes the CEO, the chief financial officer (CFO), the executive vice presidents for Safety, security & sustainability (SSU), Legal & compliance (LEG), People & organisation (PO) and Communication (COM) and the executive vice presidents of the six business areas; Exploration & Production International (EPI), Exploration & Production Norway (EPN), Marketing, Midstream & Processing (MMP), Renewables (REN), Projects, Drilling & Procurement (PDP), Technology, Digital & Innovation (TDI). The CEC consists of twelve executives of which eight are men and four are women and one is non- Norwegian resident in Norway. Hence, the CEC consists of 33 percent women and 67 percent men. The CEC continually develops its competence on key topics, such as strategy, risk management and sustainability, through deep-dive sessions in meetings and workshops. In addition, the CEC has access to expertise within relevant matters from the business areas. Audit plans, significant audit and investigation findings and other matters relevant to the CEC in carrying out their control responsibilities are handled through the CEC audit committee. The CEC audit committee is chaired by the CEO and meets as needed, at least four times a year. The CEC is directly supported through their Safety, security and sustainability committee to ensure proactive monitoring, management and control of sustainability-related impacts as well as progress on the Energy transition plan. The committee meets at least quarterly, where risk, performance, and mitigating actions are key topics for attention. Ethical and reputational issues, such as anti- corruption, are monitored and mitigated through the CEC Ethics committee. The Ethics committee meets as needed and at least three times a year. In addition, the Corporate risk committee discusses development and actions related to Equinor’s overall risk profile across all material subject areas. The Corporate risk committee works to support the CEO and CFO, and to provide advice on risk management across the group. 29 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Wilko Wind farm, Poland 1.7 Governance and risk management Corporate executive committee 30 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Anders Opedal President and Chief Executive Officer Read Anders's CV Torgrim Reitan Executive Vice President and Chief Financial Officer Read Torgrim's CV Jannicke Nilsson Executive Vice President Safety, Security & Sustainability Read Jannicke's CV Kjetil Hove Executive Vice President Exploration & Production Norway Read Kjetil's CV Philippe François Mathieu Executive Vice President Exploration & Production International Read Philippe's CV Geir Tungesvik Executive Vice President Projects, Drilling & Procurement Read Geir's CV Irene Rummelhoff Executive Vice President Marketing, Midstream & Processing Read Irene's CV Jens Olaf Økland Acting Executive Vice President Renewables Read Jens's CV Hege Skryseth Executive Vice President Technology, Digital & Innovation Read Hege's CV Siv Helen Rygh Torstensen Executive Vice President Legal & Compliance Read Siv Helen's CV Jannik Lindbæk Executive Vice President Communication Read Jannik's CV Aksel Stenerud Executive Vice President People & Organisation Read Aksel's CV 1.7 Governance and risk management Remuneration of the board of directors The remuneration of the BoD is decided by the corporate assembly annually, following a recommendation from the nomination committee. Remuneration for board members is not linked to performance, and board members do not receive any shares or similar as part of their remuneration. The board members receive an annual fixed fee. Deputy members, who are only elected for employee- representatives of the BoD, receive remuneration per meeting attended. The employee representatives receive the same remuneration as shareholder representatives. Remuneration of the corporate executive committee The BoD is responsible for preparing and implementing a remuneration policy for the members of the CEC. The policy is effective for a period of four years, subject to any proposed material changes by the BoD requiring adoption by the Annual general meeting before the four-year term concludes. The policy is designed to contribute to attracting and retaining executives and motivating them to drive the success of the company. A key principle for Equinor’s remuneration policy is moderation. The reward should be competitive, but not market-leading, and aligned with the markets that the company recruits from, maintaining an overall sustainable cost level. Equinor places a strong focus on fostering alignment between the interests of its executive management and those of its owners and other stakeholders. Variable remuneration is aimed at driving performance in line with the company’s strategy and securing long-term commitment and retention with the company. The receipt of variable remuneration depends on individual and company performance and is subject to a holding period requirement for some elements. Performance-based variable remuneration was capped in accordance with the relevant Norwegian state guidelines. In Equinor, how we deliver is as important as what we deliver, and KPIs and behaviour goals applicable for an executive are therefore weighted equally when setting the individual bonus level. One of the common KPIs used to decide the annual variable pay (bonus) component of variable pay for all executives is “Upstream CO₂ intensity: <= 7 kg/boe”. In the behaviour part of the performance assessment there is a common goal to transform own organisation to deliver on our purpose and become a leading company in the energy transition. Executive remuneration policy The executive remuneration policy which was approved by the 2023 annual general meeting serves as the basis for the 2024 remuneration report, and is available on Equinor’s website at Executive remuneration policy — Equinor. 31 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Port of Tyne, UK 1.7 Governance and risk management Risk management Enterprise risk management (ERM) relates to managing uncertainties so that we can deliver Equinor’s purpose in line with our core values. Risk, which refers to both threats and opportunities, is considered through strategy selection and managed through execution in order to deliver the strategic pillars and objectives throughout the company. On behalf of the Board, the BAC oversees and reviews the effectiveness of the corporate ERM framework. Our standardised approach Equinor’s ERM framework is integrated across all our activities with a focus on creating value whilst avoiding unwanted incidents. We assess risks in short-, medium- and long-term perspectives, including strategic and emerging risks that can impact achievement of our corporate objectives. Consideration of all types of risks is integral to strategy and planning choices at executive and Board levels, and risks are managed across the company in line with business objectives. Flexibility in our strategy combined with effective risk management practices enables us to adapt to the changing context and emerging transition pathways. Our current most material enterprise risks and risk factors are described in section 5.2 Risk factors. Equinor’s risk management process is based on ISO 31000: Risk Management and seeks to ensure that risks are identified, analysed, evaluated, and appropriately managed. Our standardised approach enables consistent risk-informed decisions and risk response that supports delivering value in a sustainable frame. We consider the overall value upside or downside of risks for Equinor whilst ensuring that we live up to our principles through safeguarding safety, security, sustainability, human rights and business integrity related to our activities. Risks from across the company are integrated into the company’s management information system, where they are linked with Equinor’s strategic, objectives and KPIs. This information tool is used to capture risks, to follow up risk- adjusting actions and related assurance activities, and supports a risk-based approach in the context of a three line model, as further described in the Equinor Book. Everyone has a role related to risk management, whether at executive level, line managers, employees or in collaboration with stakeholders and suppliers. As a general principle, risks are managed in the business line as an integral part of employee and manager tasks at all levels. A holistic corporate risk perspective is integrated in strategy and portfolio prioritisation processes. The business areas and corporate functions regularly identify and evaluate performance and risk using established procedures, and assess the need for risk-adjusting actions. Some risks, such as oil and natural gas price risks and interest and currency risks, are assessed and managed at the portfolio level to provide optimal solutions. Risks are reviewed by both the first line and second line with regards to risk management and the Corporate Risk Committee regularly discusses and reviews enterprise risks. Risk management practices across the company are also subject to assurance including internal audits, The CEO and the BAC maintain oversight of the risk management framework, risk processes, top enterprise risks and the development of corporate risk picture throughout the year. Top enterprise risks are the risks and uncertainties currently of most concern to the CEC in delivering company objectives. These risks cover strategic, operational and financial perspectives and have executive ownership for follow-up, including implementation and effectiveness of risk response. Areas of particular risk oversight currently relate to progress on net-zero emissions, renewable and low-carbon value creation, political and regulatory frameworks, human rights, major accidents, IT and cyber security, and cost inflation. As part of continuous improvement through 2024, Equinor has progressed activities to strengthen our ERM practices, including increased focus on follow-up and assurance of risk response effectiveness, and progressing the corporate risk appetite framework. Through 2025, we will also continue to refine our approach to sustainability-related financial risks and use of dual materiality good practices. Our main risks Equinor’s risk management can be broadly considered across the following enterprise impact areas, noting that more detail on specific themes is available in relevant sections of this report. 32 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Stord, Norway 1.7 Governance and risk management

Strategic and commercial risks Equinor needs to navigate uncertainty and manage risk in order to remain financially robust and deliver value whilst transitioning to a lower carbon business portfolio. Market effects related to factors such as energy supply and demand, technological change, customer preferences and prevailing economic conditions can significantly impact our strategy and financial performance. Global, regional and national political developments can change the operating environment and economic outcomes of our investments. Our ability to deliver value from projects and operations can be impacted by factors related to partners, contractors, global supply chains as well as public stakeholders and regulatory frameworks. Digital and cyber threats are constantly evolving and can cause major disruption across energy value chains. Risk factors include (see section 5.2 Risk factors) • Prices and markets • Hydrocarbon resource base and renewable and low carbon opportunities • Climate change and transition to a lower carbon economy • International politics and geopolitical change • Digital and cyber security • Project delivery and operations • Joint arrangements and contractors • Competition and technological innovation • Ownership and actions by the Norwegian state • Policies and legislation • Financial risks, liquidity and capital management • Trading and commercial supply activities • Workforce capabilities and organisational change • Crisis management, business continuity and insurance coverage How we manage strategic and commercial risks Overall, Equinor manages strategic and commercial risk through portfolio selection, robust financial framework, and stress-testing underpinned by holistic business planning, investment, and review processes. Climate and other material sustainability-related factors are integral aspects of our strategy and planning decisions, and we seek to be open around our approach through our Energy transition plan and use of recognised reporting methodologies. Equinor takes a long-term view of energy supply and demand, ensuring price robustness of our oil and gas portfolio, investing in low carbon businesses of the future and seeking to safeguard shareholder returns. We assess exposure to energy and carbon prices in different scenarios and maintain portfolio flexibility to adapt to changing market conditions (refer to note 3 Climate change and energy transition to the Consolidated financial statements). In the shorter term, we may use corporate hedges to reduce the cash flow volatility related to prices. For trading, derivatives risk is managed through Value at Risk and trader mandates, loss limitation systems and daily monitoring of trading profit and loss. Equinor’s strategic liquidity reserve is designed to cover both expected and unexpected cash outflows over the subsequent six months, including a potential crisis event and significant collateral needs. We assess country-specific risk in our major decisions and across the portfolio, and have screened existing assets for potential future exposure to physical climate change effects. Risks relating to policies and regulatory frameworks, international politics and geopolitical change, together with competition and technological innovation risks, are also regularly assessed, monitored and managed to improve outcomes for the company as part of Equinor’s risk update. Risks related to projects and operations are managed at many levels, including through quality assurance processes (e.g. competence area reviews) within the investment phase, quality and risk management within the project execution risk phase, and continuous improvement programmes in operations. Crisis management, business continuity and insurance coverage are included in the evaluation of actions to reduce the impact of unwanted incidents. Digital and cyber security remain in high focus through a continual cyber security improvement programme to maintain and strengthen capabilities and reduce cyber risk (see also safety, security and environmental risks). Risks related to workforce and organisation are addressed through tactical planning and flexible deployment, as well as ongoing assessment of employee satisfaction and engagement, recruitment outcomes and Equinor’s status as an attractive employer. 33 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 1.7 Governance and risk management Security, health, safety and environmental risks Equinor undertakes business activities globally that expose us to a wide range of factors that can impact the health and safety of people, the integrity of facilities, and nature. Our activities could be exposed to risk from the environment, including the physical effects of climate change, or could be subject to erroneous or hostile acts that cause harm and disrupt operations. These incidents may include release of health hazardous substances, fire, explosions, and environmental contamination that cause loss and harm. Risk factors include (see section 5.2 Risk factors) • Health, safety and environmental factors • Security breaches How we manage security, health, safety and environment risks Ensuring low and tolerable levels of security, safety and environmental risks is a central aspect of all our strategic planning, investment decisions and operations processes. We regularly assess performance through use of indicators, reviews, and assurance activities and, when needed, instigate improvements. We consider asset and portfolio effects related to strategic new locations, value chain activities and counterparties. Mitigation of major accident risk is through continued focus on our risk management processes, Equinor’s “I am Safety Roadmap” and major accident prevention training across the company. We consider latest scientific understanding and environmental data to inform risk management when planning and executing our projects, and continue to deepen our understanding to support management of material physical climate risk to our business activities. Risk exposure to human rights issues is addressed through a specific action plan, including prioritised actions to prevent forced labour in the supply chain and to establish working requirements for human rights due diligence, consistent with the UN Guiding Principles on Business and Human Rights. We maintain a close focus on security risk management in light of the unpredictable global security environment and increasingly sophisticated threats. We work to mitigate security risks by safeguarding people, assets and operations, both offshore and onshore, and by continually developing our physical, cyber and personnel security systems. Threats associated with third parties are consistently assessed and addressed as an integral part of cyber risk management. Security risk assessments and risk management services are delivered by company professionals who draw on a wide external expert network. External assessors are engaged to monitor security discipline maturity levels. Compliance and control risks Breaches of laws, regulations or guidelines, or ethical misconduct can lead to public or regulatory responses that affect our reputation, operating results, shareholder value and continued licence to operate. Failure to control data related to external reporting and risks related to trading processes and transactions can result in , fines and monetary losses and potentially affect Equinor’s brand, reputation and licence to trade. Risk factors include (see section 5.2 Risk factors) • Supervisions, regulatory reviews and reporting • Business integrity and ethical misconduct How we manage compliance and control risks Equinor’s Code of Conduct sets out our commitment and requirements for how we do business at Equinor, including expectations for ethical behaviour and legal compliance. We train our employees on how to apply the Code of Conduct in their daily work and require annual confirmation that all employees understand and will comply with requirements. We require our suppliers to act in a way that is consistent with our Code of Conduct and engage with them to help them understand our ethical requirements and how we do business. Equinor operates a Compliance Programme with the aim to ensure that anti-bribery and corruption risks are identified, reported, and mitigated, and have a network of compliance officers who support the business areas globally. Equinor manages risks related to external reporting through early consideration of future reporting requirements, cross-functional collaboration and implementation of established internal control systems with assigned roles, responsibilities and third- party review. 34 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Mongstad, Norway 1.7 Governance and risk management Our 2024 performance 36 2.1 Operational performance 37 Optimised oil and gas portfolio 39 New market opportunities in low-carbon solutions 45 High-value growth in renewables 45 2.2 Financial performance 52 Strategic financial framework 54 Our market perspective 56 2.3 Sustainability performance 71 Progress on our Energy transition plan 72 Nature 74 Human rights 75 Health and safety 76 Security 77 2.4. Fuelling innovation 78 35 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2 Our performance Our 2024 performance 36 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.1 Operational performance Equinor presents its 2024 operational results in addition to providing insight into future portfolio developments. 2.2 Financial performance We present our 2024 financial results, capital and liquidity management strategies, our future outlook and an update on our oil and gas reserves. 2.3 Sustainability performance We present our progress towards ambitions in the Energy transition plan, in addition to developments in our work related to nature, human rights, safety and security in 2024, Our 2024 performance 2.4 Fuelling innovation Learn about our research and innovation activities and the technological developments that can improve our performance and increase our competitiveness.

37 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

2.1 Operational performance

In 2024, Equinor had strong operational performance driving returns and cash flow. Equinor's renewable power generation was over 50% higher than in 2023. Equinor made steady progress in the carbon capture and storage activities.



Hywind Tampen and Gullfaks C

Equinor 2024 Annual report

38 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Our strategy in execution

With the help of the hard work and dedication of our employees, partners and suppliers, we continually optimise our portfolio, delivering efficient and reliable operations to ensure stable production and competitive projects. We focus on increasing value creation from assets and operations while lowering carbon emissions, and continue to invest in technology development and leverage our expertise to improve cost-efficiency. Please see section 1.4 Our strategy and transition ambitions for more details on Equinor´s corporate strategy.



STRATEGIC FOCUS AREAS	Optimised oil & gas portfolio	High value growth in renewables	New market opportunities in low carbon solutions
HOW WE IMPLEMENT OUR OPERATIONAL FRAMEWORK	• High regularity through good design and effective maintenance • Enhancing the drilling and completion of wells process • Focus on improved recovery (IOR) • Turnaround optimisation • Competitive project developments • Startup of new fields and tie-ins • High-grading asset portfolio with acquisitions & divestments • Reducing emissions • Exploration near existing infrastructure and in selective new areas	• Focus on operational performance and project execution • Value over volume approach towards renewable initiatives • Refining the portfolio ambition through adjusting organisation and downscaling of early phase activities • Optimising production-based availability	• Accessing CO_2 storage sites • Northern Lights ready to receive CO_2 from industrial sources for transport and permanent storage • Phase 1 of Northern Lights capacity fully booked by customers • Value over volume approach towards low carbon solutions • Develop new commercial value chains with industrial players
2024 PERFORMANCE	2,067 mboe/day equity oil and gas production (-1% from 2023)	2.93 TWh total renewable power generation (+51% from 2023)	~20 MTpa accessed storage capacity (unrisked) (~50% increase in total accessed storage capacity from 2023)

Equinor 2024 Annual report

39 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Optimised oil and gas portfolio

Equinor will continue to develop existing fields and an attractive project portfolio both on the Norwegian Continental Shelf and internationally. Driving increased recovery and exploration near infrastructure is expected to bring high value volumes with short lead time, low cost and low emissions from production. We extended the plateau of our gas plants Kollsnes and Hammerfest LNG, and had strong trading results.



Peregrino C

Equinor 2024 Annual report

40 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Management of oil and gas assets in operation

Exploration and production
Equinor is the largest producer of oil and gas on the Norwegian continental shelf, and a significant supplier of natural gas in Europe. Equinor emphasises operational excellence and environmental awareness. Our upstream activities make up 92% of net operating income, with a daily production of 2,067 mboe/d in 2024. Rigorous safety standards, strategic collaboration, and innovative technology solutions underscore our commitment to high production reliability and resource efficiency.

Through optimised turnaround programmes and asset portfolio enhancements, Equinor's focus remains on profitable low-emission field developments and operational advancements. Strong project development and strategic acquisitions further strengthen our position in the global oil and gas market, aligning with our commitment to sustainable energy practices.

The NCS production record in 2024 by Johan Sverdrup, reaching 1 billion barrels of produced oil, was a result of highly valuable new wells drilled, improved process performance and high production efficiency as a result of strong production management by the Johan Sverdrup organisation. In addition, the highest ever gas production from a Norwegian field took place at Troll during 2024. After starting gas production from the western part of the Troll field in 2021, compressor upgrade projects have been performed to ensure the continuous high production. Furthermore, modifications have been performed on the Kollsnes plant to increase the capacity downstream.

This year we continued to high-grade our asset portfolio through acquisitions and divestments. We also announced that Equinor UK Ltd and Shell UK Ltd are to combine their UK offshore oil and gas assets to form a new company.

Our oil and gas exploration activities are designed to to meet the global demand for energy and support the transition to a low-carbon future. Going forward, we expect to continue to drill wells in growth and frontier basins, although our main focus will be on mature areas where we already have activity and existing infrastructure, facilitating shorter time span from discovery to production to extract additional value from previous investments.

Midstream, marketing and processing
Midstream, marketing and supply activities are carried out and reported through our business area MMP. Equinor's Gas and Power trading business is conducted from Norway and from offices in Belgium,the UK, Germany and the US. The major export markets for natural gas produced from the NCS are the UK, Germany, France, the Netherlands and Belgium. LNG from the Snøhvit field, combined with third-party LNG cargoes, allows Equinor to reach global gas markets. In the US Equinor´s produced Appalachian shale gas is sold in the US market and Canada. In addition, Gas and Power owns Danske Commodities (DC), a trading company for power and gas with its headquarters in Aarhus, Denmark. DC operates in Europe and also does business in the US, Brazil, Singapore and Australia.

MMP is active in both the physical and exchange markets, and optimises the value of the gas volumes through a mix of bilateral contracts and over the trading desk, via its production and transportation systems and downstream assets. MMP receives a marketing fee from E&P Norway for the Norwegian gas sold on behalf of the company.

Crude Products and Liquids is responsible for the sale of crude oil and NGL produced on the NCS. It also markets the equity volumes from Equinor's assets in the US, Brazil, Canada, Argentina, Angola, Azerbaijan, Nigeria, Algeria, and the UK, as well as third-party volumes. Value is maximised through marketing, physical and financial trading, and the optimisation of owned and leased capacity such as refineries, processing, terminals, storage, pipelines, railcars, and vessels. These operations are headquartered in Norway, with offices in the UK, Singapore, the US, and Canada.

Our onshore facilities in Norway include activities in crude oil reception, gas processing, refining and methanol production. We also have operational responsibility for the world's most extensive subsea pipeline system for transportation of gas.

MMP main assets in operation

The below table shows MMP's main assets including ownership and operator responsibilities.

Asset	Type	Country	Capacity/Size	Ownership	Operated
Mongstad refinery	Refinery	Norway	226,000 bbl/day	100%	Y
Tjeldbergodden	Methanol plant	Norway	2,600 ton/day	82%	Y
Kårstø	Gas processing plant	Norway	97 MSm3/day	–%	TSP
Kollsnes	Gas processing plant	Norway	156 MSm3/day	–%	TSP
Nyhamna	Gas processing plant	Norway	84 MSm3/day	5%	N
Aldbrough Gas Storage	Gas Storage	U.K.	260 MSm3 storage	33.3%	N
Etzel Gas Lager	Gas Storage	Germany	1,200 MSm3 storage	24.8%	Y
Mongstad terminal	Crude oil terminal	Norway	9.4 mbbl storage	65%	Y
Sture terminal	Crude oil terminal	Norway	6.7 mbbl storage	36%	Y
Hammerfest LNG	LNG plant	Norway	6,5 BCM/year	37%	Y

Kårstø and Kollsnes are part of Gassled. Equinor divested its ownership in Gassled and reduced its ownership in Polarled JV and Nyhamna JV in 2024.
TSP = Technical service provider.

Equinor 2024 Annual report

41 2.1 Operational performance INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Operational performance

Group

Equinor delivered a strong operational performance in the year. Despite slightly lower overall production when compared to a strong 2023, 2024 provided increased NCS volumes, including record production from both the Johan Sverdrup and Troll fields, in addition to strategic portfolio developments in the International upstream business.

The E&P International segment divested interests in Nigeria and Azerbaijan during the year, which resulted in a net gain on sale of assets.

Equinor also closed a transaction with EQT in the year to divest an Appalachia operated asset and certain Appalachia non-operated properties in exchange for additional interests in our Appalachia non-operated properties in the north. At the end of the year, Equinor further increased its interest in these Appalachia non-operated properties.

E&P equity liquids and gas production


2024
341
340
1,386
Group
2,067
mboe/day
VS
363
345
1,374
Group
2,082
mboe/day
2023

E&P Norway

In 2024, E&P Norway delivered solid production throughout the year, continuing to be a reliable energy provider to Europe. Total production from the NCS in 2024 was slightly higher than in 2023, where new wells, ramp-up of Breidablikk, maintained plateau on Johan Sverdrup and lower level of unplanned losses were the main contributors. Operational performance in 2024 was also impacted by natural decline, business development and higher level of planned maintenance. Turnaround activities were completed safely and timely. In total for 2024, liquids production decreased by 3% and gas production increased by 4%.

E&P International

In 2024, E&P International delivered consistent production throughout the year. New wells in Angola, Argentina and the UK contributed positively to the overall production level. However, production from 2023 to 2024 was negatively impacted by natural decline and temporary shutdowns, mainly in Brazil, as well as the divestments in Azerbaijan and Nigeria, which were concluded on 29 November and 6 December 2024, respectively. Liquid volumes remained at the same level as in 2023, while gas volumes decreased by 16%, compared to the previous year. The effects of production sharing agreements (PSA) in 2024 were at the same level as in 2023.

E&P USA

The average daily production of liquids and gas decreased by 6% when compared to 2023. The decrease is mainly due to lower production efficiency and workovers for Caesar Tonga and hurricanes impacting multiple US offshore assets. Additionally, production was impacted by curtailment and lower activity affecting the Appalachia onshore assets. Liquids production decreased by 9% and gas production decreased by 4%.

Equinor 2024 Annual report

42 2.1 Operational performance INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Liquids and gas production

Average equity production of top 15 assets in 2024
mboe/day


Johan Sverdrup 320
Troll Phase 1 (Gas) 230
Appalachian (APB) 213
Oseberg 109
Block 17 77
Aasta Hansteen 71
Gullfaks 71
Visund 50
Peregrino 50
Skarv 48
Snøhvit 48
Åsgard 41
Tyrihans 38
Gina Krog 37
Ormen Lange 34
E&P Norway
E&P International
E&P USA

Average equity production by country in 2024
mboe/day


19
17
15
7
23
34
41
77
108
341
1,386
Group
2,067
mboe/day
Norway
USA
Angola
Brazil
Algeria
UK
Azerbaijan¹
Argentina
Nigeria¹
Canada
Libya

1) Production from Azerbaijan and Nigeria included up to divestment conclusion.

In 2024, the **Troll field** in the North Sea produced more gas than ever before, delivering **42.5 billion** standard cubic metres of natural gas.

In 2024, **Johan Sverdrup** reached **1 billion** barrels of produced oil.

Approximately one-third of Equinor's EPI annual production in 2024 was gas, with **85%** of this being sourced from the US.

31% of total international production of Equinor in 2024 came from US Onshore non-operated, hitting a record high of over **76 million** barrels.



Gullfaks A

Equinor 2024 Annual report

43 2.1 Operational performance INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Sold volumes in MMP

In total, MMP markets, trades, and transports around 70% of all Norwegian gas exports and 60% of all liquids exports, comprising Equinor's own products, the Norwegian state's direct financial interest (SDFI) equity production, and third-party volumes. For details for sales volumes for whole Equinor, please see sales volumes in the end of section 2.1 Operational performance

The total natural gas sales volumes were 63.6 bcm in 2024, an increase of 8% compared to total volumes for 2023. This increase is mainly due to higher production from the NCS and higher sales of third party volumes.

The average crude, condensate and NGL sales were 2.8 mmbbl per day in 2024, 5% higher than 2023 due to increased sales of equity and third-party volumes.

High regularity at onshore gas processing plants, ensured gas deliveries and portfolio flexibility allowing MMP to continue to be a reliable provider of energy in Europe. MMP utilised its transport systems and shipping portfolio to deliver crude, LNG and products where they were needed the most, thereby increasing the overall value creation.

In 2024, the average realised piped gas price in Europe was USD 11.03 per MMBtu, down from USD 13.86 per MMBtu in 2023. European gas prices decreased during the year compared to 2023 due to lower market prices as a result of high storage levels and reduced demand.

In 2024, the average realised piped gas price in North America was USD 2.00 MMBtu, down from USD 2.09 MMBtu in 2023. North American gas price decrease was driven by high gas production, storage surplus and mild weather.

All of Equinor's gas produced on the NCS is sold by MMP and purchased from E&P Norway at the fields' lifting point at a market-based internal price with a deduction for the cost of bringing the gas from the field to the market and a marketing fee. The NCS transfer price for gas was 9.47 USD/MMBtu in 2024, a decrease from 12.2 USD/MMBtu in 2023, aligned with market price development.

Natural gas sales (excl. piped SDFI volumes)
bcm


70
60
50
40
30
20
10
0
2022
2023
2024
NCS equity gas
INT equity gas
3rd party gas

Liquids sold volumes per day
Mill bbls per day


3
2.5
2
1.5
1
0.5
0
2022
2023
2024
Equinor NCS
Equinor INT
SDFI
3rd party

Operational information MMP	For the year ended 31 December 2024	2023	Change
Liquid sales volume (mmbbl)	**1,008.8**	956.3	5 %
Natural gas sales Equinor (bcm)	**63.6**	58.9	8 %
Natural gas entitlement sales Equinor (bcm)	**53.2**	53.2	– %
Realised piped gas price Europe (USD/MMBtu)	**11.03**	13.86	(20)%
Realised piped gas price US (USD/MMBtu)	**2.00**	2.09	(4)%

Equinor 2024 Annual report

44 2.1 Operational performance INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

The future of our oil and gas portfolio

Exploration

Continued exploration of hydrocarbons is important for maintaining long-term energy deliveries. On the NCS, we increasingly explore mature areas where discoveries can be tied into existing infrastructure, contributing to improved value creation and lower emissions. Internationally we focus on exploration close to infrastructure and selected material opportunities in our core countries.

E&P Norway exploration activity resulted in six commercial discoveries in 2024 all of which were made close to existing infrastructure. Approximately 80% of the wells each year are focused on infrastructure led exploration, while the remaining 20% test new ideas or new plays. Exploration activity was carried out in 30 wells with 26 wells completed in 2024, including six appraisal wells, compared to activity in 28 wells with 26 wells completed in 2023, including nine appraisal wells.

E&P International exploration activity resulted in five commercial discoveries in 2024 where four of the wells relate to appraisal wells in Argentina onshore, and one infrastructure-led exploration well in Angola. Equinor and its partners drilled and completed a total of 10 wells in 2024, of which two wells were in Angola, one in Brazil, two in Canada, one offshore Argentina and four onshore Argentina. For comparison, four pilot production wells categorised as Exploration wells were drilled and completed onshore Argentina in 2023.

E&P USA exploration activity in 2024 consisted of drilling one exploration prospect and acquisition of additional leases in US offshore.

Project pipeline

PDP is responsible for oil and gas field development and well delivery in Equinor. In 2024 PDP had 24 projects (including third party projects) in execution, six of which came on stream during the year. 92 wells were delivered, and 75 of these were on the Norwegian continental shelf. Through 2024 PDP contributed to the Equinor strategy by executing and driving projects, such as the ones mentioned below.

Exploratory wells drilled[1)]	For the year ended 31 December 2024	2023	2022
Norway			
Equinor-operated	16	15	12
Partner operated	10	11	7
Americas (excl. US), Africa and other regions			
Equinor-operated	4	0	3
Partner operated	6	4	9
US			
Equinor-operated	0	0	1
Partner operated	2	4	0
Total (gross)	38	34	32

1) Wells completed during the year, including appraisals of earlier discoveries.

E&P Norway has a project pipeline of more than 20 sanctioned projects where the largest projects are:
- Johan Castberg (Equinor 46.3%, operator), a subsea field development connected to the Johan Castberg FPSO with scheduled start-up in the first quarter of 2025.
- Irpa (Equinor 51%, operator), a tie-in project to Aasta Hansteen with planned start-up in 2026.
- Halten East (Equinor 69.5%, operator), a tie-in project to Åsgard with scheduled start-up in 2025.
- The Oseberg OGP (Equinor 49.3% operator), includes a gas capacity upgrade project on Oseberg field center and part-electrification of Oseberg field center and Oseberg Sør, with scheduled start-up in 2027
- Troll Phase 3 stage 2 (Equinor 30.55% operator), a tie-in project to Troll A with planned startup of first wells in 2026.
- Munin (Equinor 50%, non-operated) and Fulla (Equinor 40%, non-operated), parts of the Yggdrasil field development with scheduled start-up in 2027.

E&P International has a strong project pipeline in core countries:

Brazil
- Bacalhau (Equinor 40%, operator) is being developed with subsea wells tied back to a new FPSO, with first oil scheduled for 2025. A second phase of the Bacalhau field development is being evaluated to fully exploit the value potential.
- Raia (Equinor 35%, operator) includes both oil and gas discoveries and is planned to be developed with a new FPSO, with start-up expected in 2028. Raia represents one of the main gas projects in the country, playing a key role in the further development of the Brazilian gas market.

UK
- The development plan for the Rosebank field (Equinor 80%, operator) includes subsea wells tied back to a redeployed FPSO, with start-up targeted for 2026-2027. Rosebank will be a part of the new incorporated joint venture (IJV) between Equinor and Shell. See note 6 Acquisitions and disposals to the Consolidated financial statements for more details.

E&P USA had a continued development:
- Sparta (Equinor 49%, non-operated) development was sanctioned at the end of 2023, which currently includes eight production wells tied back to a semi- submersible floating production unit. Start-up targeted for 2028.
- Vito (Equinor 36.89%, non-operated) waterflood project was sanctioned during 2024. The project will be the second phase for the Vito asset in US offshore. The first phase began production in 2023. Start-up is targeted for 2027.

Equinor 2024 Annual report

45 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

High-value growth in renewables

During 2024, Equinor focused our renewables portfolio to optimise value creation, and realised disciplined and returns driven growth.

New market opportunities in low-carbon solutions

We added storage capacity of 20 million tonnes of CO_2 per year in 2024, and were awarded five new CO_2 storage licences.



Wilko Wind, Poland

Equinor 2024 Annual report

46 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Renewables assets in operation

Management of renewable assets in operation

It is still challenging times for renewables and offshore wind. The offshore wind industry continues to see rising costs and lower margins. In 2024 we have taken solid measures to adapt to cycles and the context around us. Our portfolio is more focused with fewer markets and early phase activities, and we have reset our cost base. Assets in operation are less affected, and our primary focus is to operate these in a safe and efficient manner while bringing new assets into operation in a robust way.

Maintenance is mainly planned for periods with low or no wind, to streamline the production-based availability of the assets. The Equinor operated offshore wind assets had slightly lower availability in 2024 than in 2023, due to extensive maintenance and replacement work performed at Hywind Scotland and Hywind Tampen. Following the maintenance campaign at Hywind Tampen, a power production of 0.11 TWh was achieved in the last quarter of 2024, with a capacity factor of 53%. This resulted in a reduction of 56,000 tonnes in emissions from the Gullfaks and Snorre fields.

Equinor's strategy for onshore renewables is market driven, with activities mainly in selected markets in Europe and the Americas. The onshore renewables business demands local knowledge and agility. To address these needs, we have developed a distinct business model based on acquiring local renewables companies in our select markets and transforming them into multi-tech power producers, supported by Equinor's ownership and Danske Commodities (DC) trading capabilities. DC, which is part of the MMP segment, has established power purchase agreements (PPAs) with some of Equinor's renewable assets, where DC is acting as balancing responsible.

Since 2021, Equinor has acquired several renewable power and battery storage solution developers, such as Wento in Poland, BeGreen in Northern Europe, East Point Energy in the US, and Rio Energy in Brazil. The number of onshore assets in operation has grown through 2024 and the power generation has nearly doubled compared to 2023. The increase is mainly from new assets in Brazil and Poland. In addition, we started operation from our first commercial battery storage assets in 2024.

Offshore wind

Equinor has built a GW-scale renewable portfolio and project pipeline focused on growth in key markets.

The below table shows REN's offshore wind assets in operation including ownership and operator responsibilities. REN's offshore portfolio includes five wind projects currently operational with total generation capacity owned by Equinor of 423 MW.

Asset	Asset type	Country	Generation capacity Equinor (MW)	Ownership	Operated by
Sheringham Shoal	Fixed	UK	127	40 %	Equinor
Dudgeon Offshore Wind Farm	Fixed	UK	141	35 %	Equinor
Hywind Scotland	Floating	UK	23	75 %	Equinor
Arkona	Fixed	Germany	96	25 %	RWE
Hywind Tampen	Floating	Norway	36	41 %	Equinor

Hywind Tampen is owned by E&P Norway segment and operated by REN segment.

Onshore renewables and energy storage solutions

The below table shows REN's onshore assets in operation including ownership and operator responsibilities. REN's onshore renewables and energy storage solutions portfolio includes three solar projects, two onshore wind project and two battery storage projects currently operational with total generation capacity owned by Equinor of 438 MW.

Asset	Asset type	Country	Generation capacity Equinor (MW)	Storage capacity (MW/MWh)	Ownership	Operated by
Apodi Complex	Solar	Brazil	71		44 %	Scatec
Wilko	Onshore wind	Poland	26		100 %	Wento
Stępień	Solar	Poland	58		100 %	Wento
Zagórzyca	Solar	Poland	60		100 %	Wento
Mendubim Complex of solar plants	Solar	Brazil	159		30 %	Scatec
Serra da Babilônia 1 Wind Complex	Onshore wind	Brazil	223		100 %	Rio Energy
Lipno	Solar	Poland	53		100 %	Wento
Blandford Road	Battery storage	UK		25/50	100 %	Equinor
Welkin Mill	Battery storage	UK		35/70	100 %	Equinor

Equinor 2024 Annual report

47 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Operational performance

Group

Renewable start-ups drove a year-on-year growth in Equinor's power generation despite a delay in commercial production from Dogger Bank A to the second half of 2025.

The growth of our renewable energy portfolio contributed to the increase in total power generation relative to 2023. The addition of onshore power plants in Brazil and Poland during 2023, along with the start-up of the Mendubim Complex of solar plants in 2024, drove a 51% increase in renewable power generation compared to 2023. The increase in total power generation was partially offset by a decrease in gas to power generation compared to 2023 due to lower margins in gas to power generation (lower clean spark spread).

Power generation Equinor share


2024
Group
4.92[1]
TWh
1.98
2.80
VS
Group
4.24[1]
TWh
1.86
2.30
2023

1) Including Hywind Tampen renewable power generation of 0.13 TWh in 2024 and 0.08 TWh in 2023.

Renewable power generation (TWh) Equinor share


1.75
1.66
1.56
1.65
1.94
2.93
2019
2020
2021
2022
2023
2024

REN

In 2024, Equinor's power generation (Equinor share) reached 2.80 TWh, an increase from 1.86 TWh in 2023. Offshore wind farms contributed 1.56 TWh, with the majority coming from Dudgeon, Sheringham Shoal, and Arkona. Onshore renewables provided an additional 1.38 TWh, with the main source being the Serra da Babilônia 1 Wind Complex in Brazil. Notably, the addition of onshore power plants in Brazil and Poland, as well as the start of production at the partner-operated Mendubim Complex of solar plants in Brazil, resulted in a significant increase in power generation for the full year of 2024 compared to 2023. This year's onshore production was particularly high, representing the highest total power production numbers in the company's history.

Commercial production at the Dogger Bank A wind farm is expected to start in the second half of 2025.

MMP

Power generation from CCGTs decreased 14% against previous year. The decrease is primarily driven by lower clean spark spread.

Equinor 2024 Annual report

48 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Renewables pipeline

For Offshore renewables, REN is currently planning and developing several offshore wind projects in Northern Europe, the US and Asia Pacific.

- Empire Wind, owned 100% by Equinor, has received the final investment decision (FID) approval to develop Empire Wind 1 and SBMT projects. The projects have secured a project financing package of over USD 3 billion in the end of 2024. The first power production expected in 2027.
- MFW Bałtyk II and MFW Bałtyk III are offshore wind farms planned to be developed in the Baltic Sea with 50:50 joint ventures (JVs) between Equinor and Polenergia. The final investment decision (FID) for the two projects is planned in the first half of 2025 and expected power delivery in 2027.
- The progress at Dogger Bank A is slower than expected and operations are planned to officially commence in the second half of 2025. Dogger Bank B and C are under construction and are expected to start generating power within the next two years.

We are developing a diversified onshore renewables and battery storage portfolio in our selected markets in Europe and the Americas. Currently we have 14 assets in operation or under construction, totalling over 1 GW in equity capacity. These assets include Wento in Poland, BeGreen in Northern Europe, East Point Energy in the US, and Rio Energy in Brazil. Additionally, we are building a strong project pipeline in select power markets to further grow our presence in these regions.

Low Carbon Solutions pipeline

Equinor considers carbon capture and storage (CCS) as crucial for achieving net zero. Leveraging extensive CCS experience in the NCS, reservoir knowledge, and value chain development with partners, Equinor is focused on creating commercially viable, large-scale decarbonization solutions. The following projects provide carbon management services to industries based on CO_2 transport and storage:

- Northern Lights: Equinor is, together with Shell and TotalEnergies, developing infrastructure for CO_2 transport and storage on the NCS. Phase 1 has a total capacity of 1.5 million tonnes of CO_2 annually. It was completed as ready-to-receive CO_2 in September and it is fully booked by customers. The second phase of the project is being matured to increase storage capacity.
- East Coast Cluster & Net Zero Teesside power (a first of a kind gas-fired power plant with CO_2 capture): Equinor is a partner in the bp-operated CO_2 transport and storage project Northern Endurance Partnership (NEP) in the UK. NEP will serve CO_2 capture projects and have an annual storage capacity of four million tonnes.
- Smeaheia: Equinor was awarded the CO_2 storage license for Smeaheia in the North Sea by the Norwegian Ministry of Energy (MPE) in 2022 on a 100% equity basis. The license has an estimated CO_2 storage capacity of 20 million tonnes annually. The CO_2 Highway Europe pipeline project is being matured in order to connect CO_2 capture projects in North-West Europe to storages in the NCS.
- Bayou Bend: Equinor has a 25% interest in Bayou Bend CCS LLC, which is expected to be positioned as one of the largest US CCS projects located along the Southeast Texas coast, US offshore.



Northern Lights, Norway

Equinor 2024 Annual report

49 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Strategic progress

Below is a strategic update by each of Equinor's reporting segments. For introduction to each business area, consisting of the reporting segments, please refer to section 1.5 Our business.

E&P Norway

- The start-up of several new fields and tie-ins marked substantial progress in 2024. Further maturation of early phase projects including Linnorm, Peon, Wisting, Ringvei Vest and Atlantis were achieved. Troll Phase 3 stage 2 took an investment decision in May.
- Sanctioned over 50 improved recovery wells, and made several discoveries from exploration activities, enhancing Equinor's unique long-term NCS position.
- Equinor is advancing towards a 50% emissions reduction goal in Norway by 2030. In 2024, partial electrification commenced for Sleipner and Gudrun, and Troll B and C were partially powered from shore. Ongoing efforts to reduce emissions and enhance competitiveness include plans to electrify the Halten, Tampen, and Grane areas.

MMP

- Successfully prepared the Northern Lights phase 1 CCS project for operational readiness in Norway.
- In the UK, the Northern Endurance Partnership (NEP) on CO_2 transport and storage and the Net Zero Teeside Power (NZTP) a thermal power plant with CO_2 capture projects were sanctioned by the partners with UK Government funding support.
- Equinor awarded four new CO_2 storage licenses in Norway and one in Denmark, and continued to mature hydrogen and ammonia value chains in several geographies.
- Sustained high-value contribution through the liquids, gas and power, trading businesses, enhancing the LNG portfolio development, and reinforcing Equinor's position as a prominent European gas and power trader, thereby strengthening market influence and strategic positioning.

Other group

PDP

- In 2024, PDP concluded the PDP Transforming Execution project (PDP TEX) and handed it over to the line.
- The project was designed to address key challenges within operationalising our Human Rights approach in projects, competitiveness in oil and gas tie-back projects to secure the longevity of oil and gas on the NCS as well as project models for CCS projects.

TDI

- Equinor prioritises innovation and in 2024, invested a record sum in R&D and digital technology for the energy transition, with the mission to transform through technology.
- See more details for TDI activities in section 2.4 Fuelling innovation.

E&P International and E&P USA

- Deepened US onshore gas position through transactions with EQT, combined adding more than 80 mboe/d of robust and low-carbon production.
- Announced intent to create the UK's largest oil and gas company through the merger of Equinor and Shell's UK upstream portfolios.
- Realised up to USD 2 billion in considerations through exits of Azerbaijan and Nigeria.
- Kept key priority to ensure we remain competitive through the energy transition through new projects in development with low carbon design and actively decarbonising our current operated- and partner operated assets.
- We remain committed to our 2030 zero routine flaring and near-zero methane intensity ambitions.

REN

- Adapted to challenging offshore wind market conditions, focusing our portfolio, improving business cases, and resetting our cost base.
- Secured improved offtake contract and project financing for Empire Wind in the US. In Europe, notable milestones included commercial lease negotiations for Dogger Bank D and approvals for Dudgeon and Sheringham Shoal Extension projects in the UK, and securing key construction permits for Baltyk 2&3 projects in Poland.
- Continued progress developing onshore renewables positions. Operations started at Mendubim Complex of solar plants (Brazil) and Lipno (Poland) solar plants, and construction began on additional solar projects in Brazil and Denmark. Battery storage operations began at Blandford Road in the UK and the first storage projects in the US were sanctioned.



Equinor 2024 Annual report

50 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Operational data

	For the year ended 31 December				
	2024	2023	2022	24-23 change	23-22 change
Prices					
Average Brent oil price (USD/bbl)	80.8	82.6	101.2	(2)%	(18)%
E&P Norway average liquids price (USD/bbl)	77.1	78.6	97.5	(2)%	(19)%
E&P International average liquids price (USD/bbl)	72.0	72.6	92.0	(1)%	(21)%
E&P USA average liquids price (USD/bbl)	64.5	64.4	81.0	– %	(20)%
Group average liquids price (USD/bbl)	74.1	75.0	94.1	(1)%	(20)%
Group average liquids price (NOK/bbl)	796	792	905	– %	(12)%
E&P Norway average internal gas price (USD/MMBtu)	9.47	12.20	31.22	(22)%	(61)%
E&P USA average internal gas price (USD/MMBtu)	1.70	1.77	5.55	(4)%	(68)%
Realised piped gas price Europe (USD/MMBtu)	11.03	13.86	32.84	(20)%	(58)%
Realised gas price US (USD/MMBtu)	2.00	2.09	5.89	(4)%	(65)%
Refining reference margin (USD/bbl)	5.2	10.2	14.5	(49)%	(30)%
Entitlement production (mboe per day)					
E&P Norway entitlement liquids production	628	645	605	(3)%	7 %
E&P International entitlement liquids production	239	240	203	– %	18 %
E&P USA entitlement liquids production	133	145	114	(9)%	27 %
Group entitlement liquids production	1,000	1,030	922	(3)%	12 %
E&P Norway entitlement gas production	758	729	782	4 %	(7)%
E&P International entitlement gas production	22	26	32	(17)%	(18)%
E&P USA entitlement gas production	163	168	165	(3)%	2 %
Group entitlement gas production	942	924	980	2 %	(6)%
Total entitlement liquids and gas production	1,942	1,954	1,901	(1)%	3 %

	For the year ended 31 December				
	2024	2023	2022	24-23 change	23-22 change
Equity production (mboe per day)					
E&P Norway equity liquids production	628	645	605	(3)%	7 %
E&P International equity liquids production	306	304	281	– %	8 %
E&P USA equity liquids production	148	162	127	(9)%	28 %
Group equity liquids production	1,082	1,112	1,013	(3)%	10 %
E&P Norway equity gas production	758	729	782	4 %	(7)%
E&P International equity gas production	34	41	47	(16)%	(13)%
E&P USA equity gas production	193	200	197	(4)%	2 %
Group equity gas production	985	970	1,026	2 %	(5)%
Total equity liquids and gas production	2,067	2,082	2,039	(1)%	2 %
Liftings (mboe per day)					
Liquids liftings	1,009	1,048	914	(4)%	15 %
Gas liftings	973	956	1,009	2 %	(5)%
Total liquids and gas liftings	1,981	2,003	1,923	(1)%	4 %
Production cost (USD/boe)					
Production cost entitlement volumes	6.9	6.6	6.5	4 %	1 %
Production cost equity volumes	6.4	6.2	6.1	4 %	2 %
Power generation					
Total power generation (TWh) Equinor share	4.92	4.24	2.66	16 %	59 %
Renewable power generation (TWh) Equinor share[1)]	2.93	1.94	1.65	51 %	18 %

1) Includes Hywind Tampen renewable power generation.

Equinor 2024 Annual report

51 2.1 Operational performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

	For the year ended 31 December		
Sales Volumes	2024	2023	2022
Equinor[1)]			
Liquids sale (mmbbl)[2)]	419	421	375
Natural gas (bcm)	56.6	55.5	58.6
Combined liquids and gas (mmboe)	775	770	744
Third-party volumes[3)]			
Liquids sale (mmbbl)[2)]	485	413	314
Natural gas (bcm)	9.2	5.7	7.2
Combined liquids and gas (mmboe)	543	450	359
SDFI assets owned by the Norwegian State[4)]			
Liquids sale (mmbbl)[2)]	129	146	146
Natural gas (bcm)	38.0	38.9	42.9
Combined liquids and gas (mmboe)	368	391	416
Total			
Liquids sale (mmbbl)[2)]	1,033	980	835
Natural gas (bcm)	103.8	100.1	108.7
Combined liquids and gas (mmboe)	1,685	1,610	1,519

1) The Equinor volumes include volumes sold by MMP, E&P international and E&P USA. Volumes lifted by E&P Norway, E&P International or E&P USA and still in inventory or in transit may cause these volumes to differ from the sales volumes reported elsewhere in this report by MMP. 2) Sales volumes of liquids include NGL, condensate and refined products. All sales volumes reported in the table above include internal deliveries to our manufacturing facilities. 3) Third-party volumes of crude oil include both volumes purchased from partners in our upstream operations and other cargos purchased in the market. The third-party volumes are purchased either for sale to third parties or for our own use. Third party volumes of natural gas include third-party LNG volumes. 4) The line item SDFI assets owned by the Norwegian state includes sales of both equity production and third-party.

Sales volumes

Sales volumes include lifted entitlement volumes, the sale of SDFI volumes and the marketing of third-party volumes. In addition to Equinor's own volumes, we market and sell oil and gas owned by the Norwegian state through the Norwegian state's share in production licences. This is known as the State's Direct Financial Interest or SDFI. For additional information, see report Board statement on corporate governance, and note 7 Total revenues and other income to the Consolidated financial statements.

E&P Norway produces oil and natural gas including liquefied natural gas (LNG) which is sold internally to MMP. A large proportion of the oil and natural gas produced by E&P USA and oil from E&P International is also sold through MMP, and the remaining oil and gas is sold directly in the market

The table on the left shows the SDFI and Equinor sales volume information on crude oil and natural gas for the periods indicated.

Sales prices

The following table presents realised sales prices. For the oil and gas sold from the E&P segments to MMP, Equinor has established a market based transfer pricing methodology using the applicable market-reflective price minus a cost recovery rate.

Realised sales prices	Norway	Eurasia excluding Norway	Africa	Americas
Year ended 31 December 2024				
Average sales price oil and condensate in USD per bbl	80.5	73.9	79.2	72.0
Average sales price NGL in USD per bbl	50.1	48.7	46.5	22.2
Average sales price natural gas in USD per MMBtu	11.0	10.5	8.4	2.0
Year ended 31 December 2023				
Average sales price oil and condensate in USD per bbl	82.4	77.1	79.9	72.2
Average sales price NGL in USD per bbl	48.8	–	43.7	20.4
Average sales price natural gas in USD per MMBtu	13.9	14.6	8.2	2.1
Year ended 31 December 2022				
Average sales price oil and condensate in USD per bbl	102.0	89.7	100.9	90.0
Average sales price NGL in USD per bbl	64.2	–	59.7	34.9
Average sales price natural gas in USD per MMBtu	32.8	25.8	8.4	5.9

Equinor 2024 Annual report

52 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

2.2 Financial performance

We maintain a firm strategic direction and have taken action to strengthen our cash flow and returns. With a profitable project portfolio and strict capital discipline, Equinor expects to deliver high-value production growth in selected markets creating value for shareholders.



Equinor 2024 Annual report

53 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report “We aim to remain leading and expect above 15% return on average capital employed*, all the way to 20304. Based on our consistent strategy and firm actions; we are in a good position to deliver premium returns, stronger cash flow, and competitive capital distribution.” Torgrim Reitan, CFO 2.2 Financial performance 4) Based on reference case 70 USD/bbl scenario using USD/NOK exchange rate of 11 and price assumptions: Brent Blend 70 USD/bbl, Henry Hub 3.5 USD/MMBtu and European gas price 13 USD/MMBtu for 2025, 11 USD/MMBtu for 2026 and 9 USD/MMBtu thereafter. Strategic financial framework Equinor’s financial framework supports value creation to shareholders. 54 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Strong cash flow In 2024 Equinor delivered a strong cash flow generating USD 18 billion in cash flow from operations after tax. By focusing on cost reductions and maintaining reliable production we ensure a solid financial foundation to support both shareholder returns and future investments. We aim to deliver a Cash flow from operations after taxes paid* of around USD 205 billion annually from oil and gas activities from 2025-2030. Organic capex* To ensure efficient capital allocation Equinor evaluates new projects based on value creation and a holistic assessment to maintain profitability and sustainability. We will continue to reinvest in our attractive oil and gas portfolio in addition to our high-graded project portfolio within renewables and low-carbon solutions. In 2024 our organic capex* was USD 12.1 billion. Resilience to lower prices Recognizing the cyclical nature of our industry, we strive to build resilience to consistently deliver value. Our current portfolio is estimated to be Net cash flow* neutral between 2025 and 2027 at around 50 USD/bbl6. We achieve this result by balancing our portfolio composition and developing projects with low break-even prices. Our disciplined investment strategy and flexible portfolio allow us to uphold resilience, particularly in low-price scenarios. Robust capital structure Ensuring a solid balance sheet and necessary financial flexibility is important to support a dynamic strategy through economic and market cycles. We also aim to maintain a credit rating within the single A category on a stand-alone basis as a key objective7. Equinor expects a long-term net debt to capital employed* ratio between 15-30% (20-35% including IFRS® Accounting Standards - IFRS 16 leases) to be consistent with this. Competitive, growing ordinary cash dividend through the cycles Investing in high-value projects is expected to enable Equinor to maintain a competitive capital distribution through the energy transition. Equinor has an ambition to grow the quarterly ordinary cash dividend in line with long-term underlying earnings, at around 2 cents per share per year. Share buy-backs as flexible tool for capital distribution As part of our shareholder distribution programme, Equinor is committed to competitive share buy-back level. The share buy- back programme is a flexible means of additional capital distribution, maximising shareholder value in the long term. Value over volume Value creation is a key priority for Equinor and is an integral part of how we steer our company. By being value driven, we expect to deliver a return on average capital employed* of above 15% from 2025 to 20305. 5) Based on reference case 70 USD/bbl scenario using USD/NOK exchange rate of 11 and price assumptions: Brent Blend 70 USD/bbl, Henry Hub 3.5 USD/MMBtu and European gas price 13 USD/MMBtu for 2025, 11 USD/MMBtu for 2026 and 9 USD/MMBtu thereafter. 6) Net cash flow neutral before capital distribution, based on lower case 50 USD/bbl, proportionally reduced European gas price (2025: 9,3, 2026: 7,9, 2027: 6,4 (USD/MMBtu)) and Henry Hub at 2,5 USD/MMBtu., 7) Without uplift in rating due to state ownership (1-2 notches). 2.2 Financial performance Portfolio composition Our ambition is to build a focused, carbon efficient oil and gas portfolio, complemented with disciplined and returns driven investments in renewables and low- carbon solutions assets to create long-term value while supplying reliable energy with progressively lower emissions. Future commodity prices are uncertain and Equinor believes it is positioned to capture the upside and withstand the downside. Oil and gas form the main part of Equinor’s portfolio composition, accounting for the majority of the company’s revenue. We completed several asset acquisitions and divestments this year, which contributed to our strategy of high-grading the oil and gas portfolio. We also announced that Equinor UK Ltd and Shell UK Ltd are to combine their UK offshore oil and gas assets to form a new company. Our gross capex* share to renewables and low carbon solutions was 16%8 in 2024, and if the financial investment of 10 percent of shareholding in Ørsted A/ S had been included, the investment to renewables and low carbon solutions would have been 27%. Our capital allocation will be contingent on access and profitability, aligning with our ambition to deliver return on average capital employed* of above 15%9 all the way to 2030. Towards 2027, with several new fields coming on stream, we expect the annual oil and gas production to increase. By 2030, we aim to have a total of 10-12 GW of installed net renewable capacity10 , and by 2035 Equinor’s ambition is to develop 30—50 million tonnes per annum capacity for CO2 transport and storage. The table below shows Equinor’s energy production in 2024, expressed as fossil fuel equivalent. Investment criteria Equinor’s strategy is to continue to create long-term, high value growth by developing a broad portfolio and applying strict robustness criteria to investments. To maintain a valuable portfolio in different possible energy transition pathways, Equinor has a financial framework in place addressing climate-related risks and the robustness of investment proposals. When a project is being sanctioned, it is assessed on multiple measures: • Net present value (NPV): to bring value to the company and our shareholders. • Price sensitivities: to assess the impact of different prices on the investment. • Other considerations include: safety, security and sustainability, optionality, resource efficiency and alternative cost, strategic value, country risk, operational capacity and capability. We undertake environmental and social impact assessments for all new projects including consideration of potential human rights impacts. In addition, for oil and gas projects, the following assessments are undertaken: • Break-even price: to remain robust in low- price scenarios we use a break-even target for all oil and gas projects. • CO₂ intensity: all oil and gas projects are measured on scope 1 CO₂ intensity (upstream). • Carbon pricing: a CO₂ cost acts as an additional element of robustness, including application of Equinor’s internal carbon price when calculating financial metrics. Investments In 2024, capital expenditures amounted to USD 16.7 billion, of which USD 12.1 billion were organic capital expenditures*. The capital expenditures and organic capital expenditures* in 2023 were USD 14.5 billion and USD 10.2 billion, respectively. The increase relative to 2023 was mainly due to capital expenditures in field developments that reached final investment decision in 2023 such as Raia, Rosebank and Sparta, and in offshore wind projects. In Norway, we will spend a substantial proportion of 2025 capital expenditures on ongoing oil and gas development projects including Halten East, Johan Castberg, Irpa, Verdande and Yggdrasil. In addition, capital expenditures will be spent on various extensions, modifications and improvements on currently producing fields and on exploration opportunities. Internationally, we estimate that a substantial proportion of 2025 capital expenditures will be spent on oil and gas projects such as Bacalhau, Raia, Rosebank, Sparta and non-operated onshore activity. Within renewable energy, capital expenditures in 2025 are expected to be spent mainly on offshore wind projects, and we are continuing to invest in our onshore projects. Equinor finances its capital expenditures both internally and externally. For more information, see debt and liquidity management in the section 2.2 Financial performance. Equinor has committed to certain investments in the future. A large part of the capital expenditure for 2025 is committed. The further into the future, the more flexibility we will have to revise expenditures. This flexibility is partially dependent on the expenditure joint venture partners agree to commit to. For further information, see note 26 Other commitments, contingent liabilities and contingent assets to the Consolidated financial statements. 55 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Gullfaks C 2.2 Financial performance 8) In 2024, around 90% of the gross capex* to renewables and low carbon solutions was allocated to renewables. 9) Based on reference case 70 USD/bbl scenario using USD/NOK exchange rate of 11 and price assumptions: Brent Blend 70 USD/bbl, Henry Hub 3.5 USD/MMBtu and European gas price 13 USD/MMBtu for 2025, 11 USD/MMBtu for 2026, thereafter 9 USD/MMBtu. 10) Our ambition within renewables includes capacity derived from financial investments and shareholdings. Equinor’s energy production Fossil fuel equivalent (TJ) Oil production 2,257,347 Gas production 2,054,543 Gas to power ¹ 13,145 Wind energy delivered to grid ² 22,315 Solar energy delivered to grid ² 5,094 1) The primary energy of fossil based electricity is equal to the energy content of the combusted fuel. 2) Renewable electricity is calculated as the fossil fuel equivalent needed to generate it in a 36.8% efficient thermal plant. Thus, energy delivered to the grid (in TJ) is multiplied by 2.7. Troll A Our market perspective The year started with two major geopolitical crises, Middle East and Russia’s war on Ukraine, continuing to dominate headlines. 2024 saw almost half the World’s population being engaged in elections in a policy environment of geopolitical competition and conflict, economic nationalism, and political polarisation. Generally, election results confirmed the challenges for incumbents to maintain political support. While the shocks on energy markets from Covid and the Russian invasion of Ukraine were becoming more distant, European gas and electricity prices were still displaying a different reality through higher prices (gas) and more price volatility (gas and electricity) compared to pre-Covid/energy crisis. This has disadvantaged European industry, in Germany in particular, through reduced output in the energy- intensive industrial sectors. The global economy faired reasonably well, with an estimated growth of 2.7% in 2024, but the EU delivered an estimated growth of only 1.0% on the back of the meagre growth in 2023 of 0.6%. The global economy was aided by inflation coming under control in most major markets during the first half of the year, but in the second half downside risks dampened the outlook as election outcomes started to translate into future risks to global trade. Despite actions on climate change maintaining a position in long-term energy and climate policy ambitions, 2024 was a setback as global emissions again increased. Policy execution from newly elected leaders and governments especially on trade policies, and potential negotiated outcomes in ongoing wars and conflicts will shape global markets in 2025. Global oil prices The oil market was relatively stable in 2024. The price for Dated Brent crude averaged 80.8 USD/bbl, with a peak at 93 in early April and a low at 70 in early September. This was slightly down from an average of 82.6 USD/bbl in 2023. Weakening demand, mainly from China, and relatively high supply from non-OPEC+ countries contributed to keeping the oil prices in the 70-90 USD/bbl range despite geopolitical tensions. OPEC+ had announced plans to unwind some of the group’s voluntary production cuts, but delayed action on those plans several times in 2024 kept prices from falling below this range. Production growth from non-OPEC+ members continued, partially offsetting OPEC+ production cuts. The lowest prices on average came in the fourth quarter driven by the paper market at the ICE and Nymex exchanges. This reflected a consensus that 2025 would be oversupplied due to weak demand in China and high OPEC+ production in an already oversupplied market. Concerns over possible escalations of the conflict between Israel and Iran related to the situation in Gaza led to slight upward movements in price. On the physical side, the market stayed quite tight, with dated Brent generally priced above futures prices at ICE for later delivery. This was partially due to the high interest rates, which make it costly to hold storage of unsold oil. Commercial stock levels of crude oil were therefore quite low in Europe and the US, while surplus volumes were absorbed by China for its strategic storage. The US Government also added to their strategic storage through the year. Although 56 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.2 Financial performance the disruptions to shipping in the Red Sea continued through 2024, oil exporters were able to find alternative routes, and supplies were mostly unaffected. Global gas prices European natural gas prices (TTF) decreased by 14% in 2024, averaging 10.8 USD/MMBtu. The European gas market is exposed to the global market via LNG, which in 2024 supplied more than 30% of EU27+UK demand. Europe continued to increase its regasification capacity during the year, adding around 30 Bcm in the period, with almost half of it in Germany. Global LNG spot prices also decreased in 2024, with the Asian LNG price (JKM) down by 14%, averaging 11.9 USD/MMBtu. Despite subdued demand and healthy storages which pressured prices down in the first half of the year, demand in Asia and global supply risks kept adding a premium to prices in the second half. The suspension of transit of Russian flows to Europe via Ukraine from January 2025 already triggered a price hike in the last trading days of 2024 and contributed to high volatility in the first trading sessions of 2025. US Henry Hub natural gas prices (HH) decreased by 11% in 2024, averaging 2.25 USD/MMBtu. Robust production and relatively low demand early in the year reduced prices for most of 2024, resulting in numerous record low inflation-adjusted daily gas prices. However, a return to colder weather boosted prices towards the end of the year. Looking ahead, HH is expected to continue to play a crucial role in balancing both domestic and international demand, as the US solidifies its leading position in global LNG export. With a high attention towards energy affordability challenges and safeguarding energy security against geopolitical tensions, US natural gas is expected to remain an integral part of the global energy mix. European electricity and CO₂ prices After two years of sharp decline, European electricity demand increased by 1% in 2024, 31 TWh, a trend consistent across all EU countries. In the five largest markets in Europe (Germany, France, Spain, Italy, and the UK), combined demand in 2024 reached 1,697 TWh. The moderate increase in demand did not significantly affect power prices, which averaged 77 €/MWh, a 26% decrease compared to 2023. The addition of new solar and wind capacity, along with lower gas prices, healthy hydro storage levels, and strong nuclear availability, contributed to lowering prices. Despite the lower-price environment, demand remained below 2020 levels. Fossil fuel generation in the above-mentioned markets declined by 60 TWh, or 14% year-on-year, while solar and wind output reached 531 TWh, 3% higher than in 2023. The increasing penetration of renewables, especially solar, introduced more market volatility and led to a rise in negative priced hours across all European markets, including the Nordics, where Finland set a record with 724 hours of negative pricing. This development is expected to continue. The EU ETS experienced some price volatility during 2024 but began and ended the year around 75 EUR/t. Prices during the year were in periods significantly lower, with the average for the year ending at 66 EUR/t. Weak industrial production in Europe and the positioning of financial institutions put downward pressure on the price throughout the year. The increasing availability of renewables, hydro, and nuclear power was also a contributing factor. Towards the end of the year, renewed uncertainty regarding European gas supply pushed the EU ETS price upwards. Uncertainty in the policy and regulatory landscape also contributed to price volatility during 2024. These factors included European climate commitments following the EU parliamentary election, the EU Commission’s communication of a 2040-target of reducing net greenhouse gas emissions by 90% relative to 1990, and uncertainty regarding further frontloading of quotas. 57 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.2 Financial performance Financial performance Group Both liquids and gas prices were lower during 2024 than in 2023, affecting revenues despite stable production levels and increased sales of natural gas and liquids. Strong Gas and power results from the Marketing, Midstream and Processing segment driven by equity and third-party LNG trading and geographical optimisation, contributed well towards the group results. Despite a number of portfolio changes in the business throughout 2024, operating and administrative expenses have remained stable with 2023 levels. Depreciation, amortisation and net impairments decreased by 8% in 2024 reflecting lower impairment charges. The prior year included net impairments totalling USD 1,260 million. Depreciation and amortisation impacted by the ramp up of new fields, such as Breidablikk and the inclusion of Buzzard partially offset the decrease. Exploration activity in Canada, Argentina and Brazil increased exploration expenses compared to the prior year in which previously expensed wells were capitalised. Lower interest income due to reduced liquid assets as well as losses on financial investments in the year has resulted in decreased financial items of USD 58 million for the full year of 2024 compared to USD 2,114 million in 2023. The decrease was partially offset by currency gains due to USD strengthening against the NOK Income taxes decreased from USD 25.980 million in2023 to USD 22.157 million in 2024. This is equivalent to a positive effective tax rate of 71.5% for 2024, an increase of 2.90 percentage points compared to 68.6% in 2023, mainly due to higher share of income from jurisdictions with high tax rates and currency effects in entities that are taxable in other currencies than the functional currency. Equinor recorded a net income result of USD 8,829 million for the full year of 2024, and earnings per share of USD 3.12, down from USD 11,904 million and USD 3.93, respectively, achieved in the higher pricing environment of 2023. Stable production levels, drove the solid financial results. For more details, please refer to Condensed financial statement in section 2.2 Financial performance and operational data in section 2.1 Operational performance. 58 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2024 2023 24.6 2.0 1.0 2.6 Group1 29.8 USD billion 29.6 2.8 1.1 3.2 Group1 36.2 USD billion E&P Norway E&P International E&P USA Marketing, Midstream and Processing Renewables 2.2 Financial performance vs Adjusted operating income* (0.5) 1) Including Other segment, please refer to Condensed financial statement in section 2.2 Financial performance for details. 3.24 Adjusted earnings per share* 2024 (0.4) 3.74 Adjusted earnings per share* 2023 Peregrino B, Brazil E&P Norway E&P Norway revenues continued to remain strong for 2024 with slightly higher production than in 2023, even though lower gas prices during the year led to a decrease in net operating income and revenues compared to 2023. Other income in 2023 was positively impacted by gain from sale of ownership shares in the Statfjord area with USD 222 million. The Statfjord area divestment, reduction in CO2 quota prices and some one-off effects decreased operating, selling, general and administrative expenses from 2023 to 2024. Initiatives to reduce overall cost have shown positive results in 2024 and are key to maintaining a lower cost level over time in addition to continued portfolio optimisation. However, during 2024 higher operation and maintenance activities on several fields partially offset the decrease. Ramp-up of new fields and field-specific investments increased depreciation, amortisation and net impairment losses in 2024. However, there was a negative impact in 2023 from an impairment of USD 588 million of a North Sea asset, compared to a less significant impairment of another asset in 2024. This, together with the reducing effect on the depreciation from previous year’s impairment, more than offset the increase from 2023 to 2024. The exploration drilling activity level was higher in 2024 than in 2023 (30 wells this year compared to 28 wells last year), and higher average well cost and lower capitalisation rate led to an increase in exploration expenses in 2024. The increase was partially offset by lower seismic activities. During 2024, organic capex* increased from 2023 but remained below USD 6 billlion. The increase was mainly due to increased activity in the sanctioned projects portfolio both for Equinor- and partner operated projects. For more details, please refer to Condensed financial statement in section 2.2 Financial performance and note 5 Segments to the Consolidated financial statements. 59 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.2 Financial performance Johan Sverdrup E&P International Total revenues and other income, as well as net operating income, remained strong and increased in 2024 compared to 2023. This increase is mainly due to the gain from the sale of the Nigerian business. This gain is offset by lower entitlement and lifted production, in addition to a decline in liquid commodity prices. These factors also contributed to the decline in adjusted results when comparing 2024 to 2023. Losses on the sale of Corrib were included within operating, selling, general and administrative expenses in 2023, thereby showing an overall decrease in costs year-on-year. This decrease was partially offset by higher operating and maintenance activity levels in Brazil and the UK, as well as increased transportation costs and tariffs in Brazil. The cessation of depreciation on the Azeri Chirag Gunashli (ACG) asset, following its classification as ‘held for sale’ at the end of 2023, is the main reason for the decrease in depreciation in 2024 compared to 2023. This decrease was partially offset by increased depreciation on the Buzzard field, which was depreciated for six months in 2023 after it was acquired 1 July 2023, as opposed to 11 months in 2024. Both Buzzard and Mariner were depreciated for 11 months in 2024 until they were classified as ‘held for sale’ in December 2024, at which point further deprecation ceased. Net impairment losses related to property, plant, and equipment decreased from USD 310 million in 2023 to USD 0 million in 2024. In 2023, the impairment was mainly related to the exit from Azerbaijan. The increase in exploration expenses includes the effects of unsuccessful exploration campaigns in Canada, Brazil, and offshore Argentina in 2024. This is in contrast to the capitalisation of previously expensed exploration wells in Brazil in 2023, which were deemed commercial. The main driver for the increase in organic capex* from 2023 to 2024 is the development projects Raia in Brazil and Rosebank in the UK, in addition to more activity in Argentina. The acquisition of Suncor Energy UK Limited in 2023 is the main reason for the reduction in additions to PP&E, intangibles and equity accounted investments in 2024 compared to 2023. For more details, please refer to Condensed financial statement in section 2.2 Financial performance and note 5 Segments to the Consolidated financial statements. 60 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E&P International financial results by country USD millions Adjusted operating income* IFRS Accounting Standards Net Operating Income IFRS Accounting Standards Revenue (250) — 250 500 750 1,000 1,250 1,500 1,750 2,000 Argentina Azerbaijan Algeria Libya Nigeria Angola Canada UK Brazil Others 2.2 Financial performance

61 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

E&P USA

Entitlement production decreased due to lower production efficiency and hurricane impacts in US offshore. Additionally, curtailment of production and lower activity affecting the Appalachia onshore assets were the main drivers for the decrease in revenues in 2024 compared to 2023.

Operating, selling, general and administrative expenses decreased due to a legal settlement in the prior year for a previously owned asset. E&P USA experienced a decrease in operating expenses due to lower production from US offshore, which was partially offset by additional workover costs for certain US offshore assets. Furthermore, the decrease can also be attributed to lower cost asset base resulting from the transaction with EQT in the second quarter of 2024.

Depreciation and amortisation decreased in 2024 when compared to 2023, due to lower production in US offshore assets and previous year reserve additions. This was partially offset by an increase due to a change in the abandonment estimate for a late life asset impacting the full year of 2024.

Impairment reversals related to property, plant, and equipment amounted to USD 0 million in 2024. In 2023, impairment reversals amounted to USD 266 million primarily related to the assets in US offshore.

Decreased exploration expenses were driven by fewer exploration prospects in US offshore. In 2024, there was one exploration prospect while in 2023 there were four. The prospects in both 2023 and 2024 were non-commercial and were expensed accordingly.

Investments in 2024 are driven by the continued development of the Sparta project and additional wells on several US offshore assets.
Additionally, the two transactions with EQT in the Appalachian Basin partner operated assets resulted in an increase in organic capex* and additions to PPE, intangibles and equity accounted investments from 2023. This increase was partially offset by a decrease from the Appalachia operated assets impacting PPE disposals.

For more details, please refer to Condensed financial statement in section 2.2 Financial performance and note 5 Segments to the Consolidated financial statements.


Appalachian Basin, USA

Equinor 2024 Annual report

62 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

MMP

Net operating income includes the net effect of gain on sale of assets, fair value change in commodity derivatives and storages, impairment reversals, changes in onerous provisions and operational storage value. During 2024, net operating income included impairment reversals of USD 158 million, in contrast to USD 343 million of net impairments in the prior year. Current year result is mostly explained by a strong contribution of piped gas and LNG trading along with a positive result from Crude and LPG

Adjusted operating income* for the full year of 2024 was lower than previous year mainly due to a reduction in refining margins and higher costs for developing low carbon solutions. As the energy crisis has abated, volatility in the oil and gas market has come down, lowering trading value and margins for both liquids and gas.

Total revenues and other income slightly decreased from 2023 to 2024 due to lower gas and oil sales prices in both Europe and North America partially offset by higher gas and oil sales volumes.

Purchases [net of inventory] decreased from 2023 to 2024 due to lower prices for both gas and liquids, partially offset by an increase in liquid and gas sales volumes. The decrease in Operating expenses and selling, general and administrative expenses from 2023 to 2024 was mainly due to lower transportation costs and costs related to operating onshore plants, which was partially offset by higher costs related to developing low carbon projects.

The main driver for the increase in organic capex* from 2023 to 2024 are higher investments in projects related to onshore plants and development of low carbon solutions.

Adjusted depreciation, amortisation and net impairments* remained at similar levels compared to the previous year.

For more details, please refer to Condensed financial statement in section 2.2 Financial performance and note 5 Segments to the Consolidated financial statements.


MMP Adjusted operating income* details
2,038
2,063
1,359
1,153
2023
2024
(155)
(604)
3,242
2,612
2023
2024
2023
2024
2023
2024
Gas and Power
Crude, products and liquids
Others
Total


Tjeldbergodden, Norway

Equinor 2024 Annual report

63 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

REN

REN - Financial information	For the year ended 31 December		
(in USD million)	**2024**	**2023**	**Change**
Revenues third party, other revenue and other income	216	50	>100%
Net income/(loss) from equity accounted investments	100	(33)	N/A
Total revenues and other income	317	17	>100%

The increase in total revenues and other income for the full year of 2024 was driven by contributions from the addition of onshore wind farms in operation in Brazil and Poland, a positive gain in fair value adjustment related to contingent consideration and a positive movement in net income/(loss) from equity-accounted investments.

Lower project development costs in 2024 as a consequence of divestment of the Beacon Wind project and acquisition of full ownership of Empire Wind in the first quarter of 2024 drove an increase in net income/(loss) from equity accounted investments. Further, capitalisation of expenditures for Bałtyk, the offshore wind project in Poland, from the third quarter of 2023 also supported the increase for the full year of 2024.

The total operating expenses for the full year of 2024 increased compared to the previous year, reflecting higher activity levels from ongoing development projects and increased business development expenditures during the first nine months of 2024.

In the fourth quarter of 2024, a reduction in the level of business development due to the closure of activities in some emerging markets resulted in a decrease in administrative and operating expenses.

The improvement of net operating income for 2024 compared to the prior year was partially attributable to an increase in total revenue and other income, which offset some of the higher operating and administrative expenses for the year. The net operating loss for the full year of 2024 included the effect of a USD 211 million impairment mainly related to acquired early phase project rights within onshore markets, a USD 147 million net loss resulting from the asset swap transaction between Equinor and bp in the first quarter, under which Equinor took full ownership of the Empire Wind lease and projects and bp took full ownership of the Beacon Wind lease and projects and USD 50 million impairment of an offshore wind lease project in California in the third quarter of 2024.

Net operating income/(loss) for the full year of 2023 included the effects of a USD 300 million impairment on Equinor's offshore wind projects on the US Northeast coast.

For 2024, USD 1,405 million of organic capex* was allocated mainly for offshore wind projects and investments related to projects in the US. In 2023, total organic capex* was USD 843 million, mainly related to offshore wind projects and investments in the US and the UK. The acquisition of full ownership of Empire Wind projects in the US in the first quarter of 2024 drove the increase in additions to PP&E, intangibles and equity accounted investments compared to 2023.


Lipno Solar, Poland

Other group

In 2024 the Other reporting segment recorded a net operating loss of USD 60 million compared to a net operating loss of USD 92 million in 2023. The improvement was mainly due to currency effects lowering pension costs, and higher internal reallocation of costs, which was partially offset by lower income from insurance claims relative to 2023.

The sum of equity accounted investments and non-current segment assets was relatively consistent with the prior year at USD 1,138 million for the year ending 31 December 2024, compared to USD 1,074 million for the year ending 31 December 2023. The organic capex* for Other reporting segment was USD 121 million in 2024 and USD 91 million in 2023.

For more details, please refer to Condensed financial statement in section 2.2 Financial performance and note 5 Segments to the Consolidated financial statements.

Equinor 2024 Annual report

64 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Condensed income statement	Total group		E&P Norway		E&P International		E&P USA		MMP		REN		Other		Eliminations	
(in USD million)	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**	**2024**	**2023**
Total revenues and other income	**103,774**	107,174	**33,643**	38,340	**7,343**	7,032	**3,957**	4,319	**101,792**	105,908	**317**	17	**133**	253	**(43,410)**	(48,695)
Total operating expenses	**(72,846)**	(71,404)	**(9,078)**	(9,253)	**(4,597)**	(4,700)	**(2,925)**	(2,966)	**(98,466)**	(101,925)	**(993)**	(774)	**(193)**	(345)	**43,406**	48,558
Net operating income/(loss)	**30,927**	35,770	**24,564**	29,087	**2,746**	2,332	**1,031**	1,353	**3,326**	3,984	**(676)**	(757)	**(60)**	(92)	**(4)**	(137)
Net financial items	**58**	2,114														
Income tax	**(22,157)**	(25,980)														
Net income/(loss)	**8,829**	11,904														
Adjusted total revenues and other income*	**102,262**	105,861	**33,643**	38,248	**6,538**	6,910	**3,957**	4,286	**101,209**	104,860	**193**	–	**133**	252	**(43,410)**	(48,695)
Adjusted purchases*	**(50,024)**	(48,003)	**–**	–	**85**	(70)	**–**	–	**(92,777)**	(95,733)	**–**	–	**–**	(1)	**42,668**	47,802
Adjusted operating and administrative expenses*	**(11,491)**	(11,547)	**(3,612)**	(3,759)	**(2,038)**	(1,893)	**(1,142)**	(1,156)	**(4,871)**	(4,988)	**(524)**	(442)	**(44)**	(201)	**742**	893
Adjusted depreciation, amortisation and net impairments*	**(9,765)**	(9,374)	**(4,954)**	(4,429)	**(2,064)**	(2,123)	**(1,607)**	(1,779)	**(949)**	(897)	**(44)**	(12)	**(148)**	(134)	**–**	–
Adjusted exploration expenses*	**(1,185)**	(734)	**(513)**	(476)	**(496)**	16	**(176)**	(274)	**–**	–	**–**	–	**–**	–	**–**	–
Adjusted operating income*	**29,798**	36,203	**24,564**	29,583	**2,025**	2,840	**1,031**	1,076	**2,612**	3,242	**(375)**	(454)	**(60)**	(84)	**–**	–
Adjusted net financial items*	**192**	1,149														
Income tax less tax on adjusting items	**(20,813)**	(26,034)														
Adjusted net income*	**9,177**	11,318														
Capital expenditures and investments	**12,177**	10,575														
Organic capital expenditures*	**12,101**	10,234	**5,698**	5,383	**3,220**	2,553	**1,270**	1,172	**387**	191	**1,405**	843	**121**	91		
Additions to PP&E, intangibles and equity accounted investments	**16,695**	14,500	**6,285**	5,939	**3,191**	4,376	**3,862**	1,206	**953**	844	**2,153**	2,007	**250**	128		

1) Equinor eliminates intercompany sales in reporting segments' results. Intercompany sales include transactions recorded in connection with oil and natural gas production in the E&P reporting segments, and in connection with the sale, transportation or refining of oil and natural gas in the MMP reporting segment. Certain types of transportation costs are reported in the MMP, E&P USA and E&P International reporting segments. For further information, see section 2.1 Operational performance for production volumes and prices

Equinor 2024 Annual report

Capital distribution Equinor’s ambition is to grow the annual cash dividend, measured in USD per share, in line with long-term underlying earnings. In addition to cash dividends, Equinor may also undertake share buy-backs as part of the overall capital distribution. On cash dividends, the BoD approves first to third quarter interim dividends based on an authorisation from the annual general meeting, while the annual general meeting approves the fourth quarter (and total annual) cash dividend based on a proposal from the board of directors. Dividends are declared in USD. For further details on Equinor’s dividend policy see the Board statement on corporate governance at equinor.com/reports. Share buy-backs are an additional, flexible component of Equinor’s overall capital distribution. The current share buy-back programme is based on an authorisation from the 2024 annual general meeting. The purpose of the share buy-back programme is to reduce the issued share capital of the company. All shares purchased as part of the programme will be cancelled. According to a separate agreement between Equinor and the Norwegian State, a proportionate share of the Norwegian state’s shares will be redeemed and annulled at the 2025 annual general meeting, ensuring that the State’s ownership interest in Equinor remains unchanged at 67%. Execution of any share buy- backs after the 2025 annual general meeting is subject to a renewed authorisation, including renewal of the agreement with the Norwegian state. Share buy-backs will be executed within applicable safe harbour provisions. When deciding the interim dividends and execution of share buy- backs as well as recommending the total annual cash dividend level, the BoD takes into consideration a range of factors, including the macro environment, expected cash flow, capital expenditure plans, financing requirements and appropriate financial flexibility. The strong financial performance in 2024 allowed Equinor to distribute a total of USD 3.9 billion in ordinary dividends for the year and USD 2.9 billion in extraordinary dividends (2023: 3.7 billion annual ordinary dividends and USD 6.3 billion extraordinary dividends). For the fourth quarter of the year, the BoD proposes to the annual general meeting a cash dividend of USD 0.37 per share. Considering the proposed dividend, USD 1,387 million will be allocated to retained earnings in the parent company. In 2024, Equinor announced a two-year share buy-back programme for 2024-2025 of USD 10-12 billion in total, with USD 6 billion for 2024. The 2024 share buy-back programme started with the first tranche in February 2024 and ended with the fourth tranche, which was completed in January 2025. The Norwegian state share related to the second, third and fourth tranches of the 2024 share buy-back programme and the first tranche of the 2025 share buy-back programme, amounting to around USD 4 billion, will be redeemed in 2025, adjusted for dividends received and interest compensation. Redemption is subject to approval in the annual general meeting in May 2025. For further information see note 20 Shareholders’ equity, capital distribution and earnings per share to the Consolidated financial statements. 65 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report per share (in USD) 2024 2023 Q1 Q2 Q3 Q4 Sum Q1 Q2 Q3 Q4 Sum Ordinary dividend 0.35 0.35 0.35 0.37 1.42 0.30 0.30 0.30 0.35 1.25 Extraordinary dividend 0.35 0.35 0.35 — 1.05 0.60 0.60 0.60 0.35 2.15 Sum 0.70 0.70 0.70 0.37 2.47 0.90 0.90 0.90 0.70 3.40 2.2 Financial performance Review of cash flows Solid financial results from the business during 2024, driven by a strong operational performance, generated cash flow provided by operating activities before taxes paid and working capital items of USD 38,483 million. The downward movement in commodity prices drove the decrease of USD 9,533 million from the prior year. Taxes paid of USD 20,592 million in the year reduced from the prior year outflow of USD 28,276 million. The payments primarily consist of Norwegian corporation tax instalments paid for income relating to six months of the prior year and six months of 2024. The reduction in payments compared to the same period in the prior year reflects the relatively lower pricing environment of 2024. There was an increase in capital expenditure and investments during 2024, when compared to 2023, in addition to the increase in strategic non current investments related to the acquisition of 10% ownership share in Ørsted in 2024. Increased inflow from sale of assets and businesses primarily related to the Nigeria and Azerbaijan divestments in the year contributed positively towards the net cash flow before capital distribution* of USD 2,385 million. Significant shareholder distributions were paid in the year of USD 14,591 million (2023: USD 16,495 million) resulting in a net cash flow* of negative USD 12,206 million, down from negative USD 8,340 million in 2023. Our Payments to governments report for 2024 pursuant to the Norwegian Security Trading Act §5-5a can be found at our website www.equinor.com/ sustainability/governance-and-transparency. We published our third tax contribution report in 2024, which provides further insight into our approach to tax and explains why and where we pay the taxes we pay. 66 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Stable production levels from a strong operational performance throughout the year contributed towards maintaining a robust CFFO* of USD 17.9 billion in 2024 (2023: USD 19.7 billion) despite lower overall commodity prices compared to 2023. 17.9 USD BILLION Cash flow from operations after taxes paid* Peregrino B, Brazil Consolidated statement of cash flows Full year (in USD million) 2024 2023 Cash flows provided by operating activities 20,110 24,701 Cash flows used in investing activities (3,532) (12,409) Cash flows provided by/(used in) financing activities (17,741) (18,142) Net increase/(decrease) in cash and cash equivalents (1,163) (5,850) 2.2 Financial performance Debt and liquidity management Debt and credit rating Equinor generally seeks to establish financing at the corporate (top company) level. Loans or equity are then extended to subsidiaries to fund their capital requirements. Project financing is used for risk mitigation, access to projects and to facilitate for farm down. The aim is to always have access to a variety of funding sources across different markets and instruments, as well as maintain relationships with a core group of international banks that provide a wide range of banking services. Our credit rating target is within the single A category on a stand-alone basis. This rating ensures access to relevant capital markets at competitive terms and conditions. The Group's borrowing needs are usually covered through the issuance of short-, medium- and long- term securities, including utilisation of a US Commercial Paper Programme (programme limit USD 5.0 billion) and issuances under a Shelf Registration Statement filed with the SEC in the US and a Euro Medium-Term Note (EMTN) Programme (programme limit EUR 20 billion) listed on the London Stock Exchange. In addition, Equinor has a multicurrency revolving credit facility of USD 5 billion, including a USD 3 billion swing line (same day value) option. The credit facility is used as a backstop for the group’s US Commercial Paper Programme. Equinor believes that given its current liquidity reserves, including the committed revolving credit facility of USD 5 billion and its access to global capital markets, Equinor will have sufficient funds available to meet its liquidity and working capital requirements. Equinor did not issue any new bonds in 2024 and 2023. The redemption profile of previously issued bonds by currency denomination is shown above. This includes bonds issued in the US and European bond markets. All the bonds are unconditionally guaranteed by Equinor Energy AS. The long-term debt portfolio is partially swapped to floating USD interest rate. Equinor manages its interest rate exposure on its bond debt based on risk and reward considerations from an enterprise risk management perspective. This means that the fixed/floating mix on interest rate exposure may vary from time to time. After the effect of currency swaps, the major part of Equinor’s borrowings is in USD. The management of financial assets and liabilities takes into consideration funding sources, the maturity profile of long-term debt, interest rate risk, currency risk and available liquid assets. In addition, interest rate derivatives, primarily interest rate swaps, are used to manage the interest rate risk of the long-term debt portfolio. As of 31 December 2024, Equinor had a long-term credit rating of Aa2 (Moody’s Investors Service) and AA- (Standard & Poor’s Global Ratings), including an uplift due to state ownership (two notches from Moody’s Investors Service and one notch from Standard & Poor’s Global Ratings compared to their respective standalone credit rating assessments of Equinor). This rating is well above our rating target and ensures sufficient predictability when it comes to funding access at attractive terms and conditions. Liquidity management Equinor diversifies its cash investments across a range of financial instruments and counterparties to avoid concentrating risk in any one type of investment or any single country. As of 31 December 2024, approximately 49% of Equinor’s liquid assets were held in NOK- denominated assets, 21% in USD, 18% in EUR, 6% in SEK and 6% in AUD before the effect of currency swaps and forward contracts. Approximately 50% of Equinor’s liquid assets were held in time deposits, 17% in treasury bills and commercial papers, 14% in corporate bonds, 7% in money market funds and 1% in current accounts. As of 31 December 2024, approximately 11% of Equinor’s liquid assets were classified as restricted cash and cash equivalents (collateral deposits). 67 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Maturity profile of bonds issued USD billion USD EUR GBP NOK 2025 - 2027 2028 - 2030 2031- 2040 2041- 2050 0 1 2 3 4 5 6 7 8 2.2 Financial performance Kårstø, Norway Balance sheet and financial indicators Non-current assets The sum of equity-accounted investments and non- current segment assets was USD 63,686 million for the year ending 31 December 2024, compared to USD 67,038 million for the year ending 31 December 2023. The classification of the UK upstream business, to held for sale, due to the agreement with Shell to establish a joint venture, contributed to the decrease together with an impact of the strengthening of the USD when compared to NOK. The decrease was partially offset by the acquisition to 100% ownership share of US offshore wind project Empire Wind and acquisition of onshore oil and gas assets also in the US during 2024. Gross interest-bearing debt Gross interest-bearing debt was USD 30.1 billion and USD 31.8 billion at 31 December 2024 and 2023, respectively. The USD 1.7 billion net decrease from 2023 to 2024 was mainly due to the decline in finance debt. Current finance debt and lease liabilities increased by USD 1.2 billion, mainly due to an increase in the utilisation of the US Commercial Paper programme. Non-current finance debt decreased by USD 2.9 billion due to reclassification of non-current debt to current debt and currency effects. The weighted average annual interest rate on finance debt was 3.44% and 3.41%% at 31 December 2024 and 2023, respectively. Equinor’s weighted average maturity on finance debt was 9 years at 31 December 2024 and 9 years at 31 December 2023. Net interest-bearing debt before adjustments Net interest-bearing debt before adjustments was USD 6.6 billion and negative USD 7.1 billion at 31 December 2024 and 2023, respectively. The decrease of USD 13.7 billion from 2023 to 2024 was mainly related to a decrease in cash and cash equivalents of USD 1.5 billion, a USD 13.9 billion decrease in current financial investments and a decrease in gross interest-bearing debt of USD 1.7 billion. The net debt to capital employed ratio* The net debt to capital employed ratio* before adjustments was positive 13.5% and negative 17.1% in 2024 and 2023, respectively. The net debt to capital employed ratio adjusted* was positive 11.9% and negative 21.6% in 2024 and 2023, respectively. The 30.6 percent point increase in net debt to capital employed ratio* before adjustments from 2023 to 2024 was mainly related to the increased net interest-bearing debt of USD 13.7 billion. Increase in net interest-bearing debt mainly related to reduced cash and cash equivalents and financial investments of USD 15.4 billion. The 33.5 percent points increase in net debt to capital employed ratio adjusted* from 2023 to 2024 was related to the increase in net interest-bearing debt adjusted* of USD 14.3 billion, mainly due to reduced cash and cash equivalents and financial investments of USD 15.4 billion, and an increase in capital employed adjusted* of USD 8.2 billion. Cash, cash equivalents and current financial investments Cash and cash equivalents were USD 8.1 billion and USD 9.6 billion at 31 December 2024 and 2023, respectively. See note 19 Cash and cash equivalents to the Consolidated financial statements for information concerning restricted cash and cash equivalents. Current financial investments, which are part of Equinor’s liquidity management, amounted to USD 15.3 billion and USD 29.2 billion at 31 December 2024 and 2023, respectively. Continued operation In accordance with §3-3a of the Norwegian Accounting Act, the BoD confirms that the going concern assumption on which the financial statements were prepared is appropriate. 68 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Financial indicators For the year ended 31 December (in USD million) 2024 2023 Gross interest-bearing debt 1) 30,094 31,796 Net interest-bearing debt before adjustments* 2) 6,639 (7,069) Net debt to capital employed ratio* 2) 13.5% (17.1) % Net debt to capital employed ratio adjusted, including lease liabilities* 3) 17.9% (11.6) % Net debt to capital employed ratio adjusted* 3) 11.9% (21.6) % Cash and cash equivalents 8,120 9,641 Current financial investments 15,335 29,224 1) Defined as non-current and current finance debt. 2) As calculated based on IFRS Accounting Standards balances. Net interest-bearing debt is interest-bearing debt less cash and cash equivalents and current financial investments. Net debt to capital employed ratio* is the net interest-bearing debt divided by capital employed. Capital employed is net debt, shareholders' equity and minority interest. 3) In order to calculate the net debt to capital employed ratio* adjusted, Equinor makes adjustments to capital employed as it would be reported under IFRS Accounting Standards. The following adjustment is made in calculating the net debt to capital employed adjusted*, including lease liabilities ratio* and the net debt to capital employed adjusted ratio*: collateral deposits (classified as Cash and cash equivalents in the Consolidated balance sheet), and financial investments held in Equinor Insurance AS (classified as Current financial investments in the Consolidated balance sheet) are treated as non-cash and excluded from the calculation of these non-GAAP measures. Collateral deposits are excluded since they relate to certain requirements of exchanges where Equinor is trading and presented as restricted cash and cash equivalents. Financial investments in Equinor Insurance are excluded as these investments are not readily available for the group to meet short term commitments. This adjustment results in a higher net debt figure and in Equinor’s view provides a more prudent measure of the net debt to capital employed ratio* than would be the case without such exclusions. See 5.5 Use and reconciliation of non-GAAP financial measures for more information 2.2 Financial performance

69 2.2 Financial performance
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Return on average capital employed (ROACE)*
The return on average capital employed (ROACE)* was 20.6% in 2024, compared to 24.8% in 2023. The change from 2023 was due to increase in average capital employed* (adjusted) and decrease in adjusted operating income* after tax.

Relative ROACE* (peer group rank)
On relative ROACE* Equinor was ranked first in the peer group, which is a position in the first quartile.

	For the year ended 31 December		
(in USD million, unless stated otherwise)	**2024**	**2023**	**2022**
Share information[1]			
Diluted earnings per share (in USD)	**3.11**	3.93	9.03
Share price at OSE (Norway) on 31 December (in NOK)[2]	**265.4**	322.15	351.8
Share price at NYSE (USA) on 31 December (in USD)	**23.69**	31.64	35.52
Dividend paid per share (in USD)[3]	**3.00**	3.60	1.68
Weighted average number of ordinary shares outstanding (in millions)	**2.821**	3,021	3,174

1) See section 5.1 Shareholder information for a description of how dividends are determined and information on share repurchases
2) Last day of trading on Oslo Børs was December 30th. 2024, December 29th, 2023, and December 30th, 2022
3) See note 20 Shareholders' equity, capital distribution and earnings per share to the Consolidated Financial Statements


Gullfaks A

Equinor 2024 Annual report

70 2.2 Financial performance
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Relative TSR
Equinor performs an assessment of performance against a peer group of 11 European and U.S. companies by relative Total Shareholder Return (TSR). TSR is the sum of a share's price growth and dividends for the same period, divided by the share price at the beginning of the period.

The chart below shows TSR for 2024. Equinor is number ten with a TSR of -17.6% (measured in USD).

Total shareholder return* in %
(1 Jan 2024 - 31 Dec 2024)


15
11
1
(2)
(12)
(13)
(14)
(14)
(15)
Equinor
(18)
(19)
(26)

While 2024 was marked by a continuation of geopolitical conflicts from 2023, energy markets and oil prices remained remarkably stable. Initial weakness in gas prices which rebounded in the second half of the year had an impact on Equinor's share price.

The graph below shows the relative performance of Equinor over five years from 2020 until 2024. Over this period, Equinor ranks number 3 with a TSR of 67%.

Total shareholder return* in %
(1 Jan 2020 - 31 Dec 2024)


97
83
67
Equinor
50
37
29
23
22
3
(2)
(16)
(53)

Equinor's peer group consists of the following companies:

Aker BP, bp, Chevron, ConocoPhillips, Eni, Exxon Mobil, Galp, Repsol, Shell, TotalEnergies and Ørsted.

Group outlook

- **Organic capital expenditures*** are estimated at USD 13 billion for 2025[7].
- **Oil & gas production** for 2025 is estimated to grow 4% compared to 2024 level.
- Equinor's ambition is to keep the **unit of production cost** in the top quartile of its peer group.
- **Scheduled maintenance activity** is estimated to reduce equity production by around 30 mboe per day for the full year of 2025.

These forward-looking statements reflect current views about future events and are, by their nature, subject to significant risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Deferral of production to create future value, gas off-take, timing of new capacity coming on stream and operational regularity and levels of industry product supply, demand and pricing represent the most significant risks related to the foregoing production guidance. Our future financial performance, including cash flow and liquidity, will be affected by the extent and duration of the current market conditions, the development in realised prices, including price differentials and other factors discussed elsewhere in the report. For further information, see section 5.7. Forward-looking statements in the report.


Troll A

7) USD/NOK exchange rate assumption of 11.

Equinor 2024 Annual report

71 2.3 Sustainability performance
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2.3 Sustainability performance

Our safety results improved in 2024, despite the year being marked by the tragic helicopter accident at the beginning of the year. We progressed towards our decarbonisation ambitions by reducing emissions and building our renewables capacity. We strengthened our frameworks related to circular economy and human rights. And we maintained a heightened level of security awareness and preparedness.


Kollsnes, Norway

Equinor 2024 Annual report

72 2.3 Sustainability performance
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Progress on our Energy transition plan

Emission reductions
Net scope 1 & 2 GHG emissions[1]

34% — **50%** by 2030 — **Net zero** by 2050

Progress towards net zero
Net carbon intensity reduction[2]

2% — **15-20%** by 2030 — **30-40%** by 2035 — **Net zero** by 2050

6.2	0.01	2.4	2.3
KG CO_2/BOE	PERCENT	GW	MTPA
Upstream CO_2 intensity	**Methane intensity**	**Renewables**	**CO_2 storage**
IOGP average 16 kg CO_2/boe	OGCI average 0.14%	Installed[3]	Installed or under development

1) Operational control 100%, group wide, baseline year 2015
2) Scope 1+2 GHG emissions (equity basis). Scope 3 emissions categories 11 and 15, baseline year 2019
3) Includes Equinor ownership share in Ørsted A/S and Scatec ASA

Equinor 2024 Annual report

Equinor's Energy transition plan was first published in 2022 and set out key transition ambitions. This section provides an overview of the progress achieved so far. Significant reductions in Scope 1 and 2 emissions In 2024, we achieved a year-on-year reduction of 5% in absolute scope 1+2 operated greenhouse gas emissions, bringing the total down to 11.0 million tonnes CO2e. By the end of 2024, we had realised approximately a 34% reduction from our 2015 baseline, progressing toward our 2030 ambition of a 50% net reduction. Key drivers for this reduction included the full or partial electrification of several North Sea installations, such as Sleipner, Troll B and C, and Gina Krog and the ramp-up of the Hywind Tampen offshore wind farm, which provides power to the Snorre and Gullfaks oil and gas fields. We achieved a 7% decrease in upstream CO2 intensity, down to 6.2 kg CO2/boe in 2024 from 6.7 kg CO2/boe in 2023. This was largely due to both increased gas exports and reduced emissions, particularly from electrification of our operations. Our methane intensity improved to 0.01% of marketed gas, an improvement from 0.02% a year earlier. Reduction in net carbon intensity On progress towards net zero, we saw positive movement in our net carbon intensity (NCI) metric. At the end of 2024, we had an ambition to reduce net carbon intensity by 20% by 2030 and by 40% by 2035. The NCI of Equinor’s portfolio, which includes scope 1+2 emission from operations as well as scope 3 emissions from the products we produce, is now 2% below the 2019 baseline (from 67.4 g CO2e/MJ in 2019 to 65.8 g CO2e/MJ in 2024). This improvement was influenced by the start-up of new renewable projects, reduced operational emissions, and the acquisition of a 10% share in Ørsted A/S. The metric was also positively affected by a revision to our methodology this year, to include scope 1+2 emissions on an equity basis to ensure accounting of emissions from non-operated assets. From 2023 to 2024, production from renewables increased from 1.9 TWh to 2.9 TWh, including production start in March of the 531 MW Mendubim Complex of solar plants in Brazil. Construction continued on several significant renewables projects including Dogger Bank A-C and Baltyk II and III, with a promising project pipeline of over 20 GW of potential onshore and offshore renewables capacity being explored. We also continued to access and build out new capacity in our low carbon solutions business areas. In September, we completed Northern Lights Phase I, the world’s first cross-border CO2 transport and storage facility. Northern Lights is developing an open and flexible infrastructure to transport CO2 from capture sites by ship to a receiving terminal in western Norway for intermediate storage, before being transported by pipeline for safe and permanent storage offshore. The operationalisation of the Northern Lights project added 0.5 mtpa of installed CO2 storage capacity, Other milestones in 2024 included final investment decision on two of the UK’s first carbon capture and storage (CCS) projects in Teesside, the Northern Endurance Partnership (NEP) and Net Zero Teesside Power (NZT Power). NZT power will be the world’s first gas-fired power plant with carbon capture and storage. It will connect to NEP, a CO2 transportation network, which is aiming for start-up in 2028 with an initial transport and storage capacity of up to 4 million tonnes per year. We were awarded 20 million tonnes per annum (mtpa) of storage licenses in 2024, which brings total storage capacity accessed to date to over 60 mtpa (equity share to Equinor). Overall, the share of gross capex* to renewables and low carbon solutions was 16% in 2024. compared to 20% in 2023. If the financial investment of 10% ownership share in Ørsted A/S is included, the share would be 27%. Adapting to external context 2024 also brought continued challenges in some areas of our renewable and low-carbon businesses. The offshore wind industry continued to see supply chain constraints, cost inflation and delays in regulatory processes. The markets for carbon capture and storage and low carbon products, such as ammonia and hydrogen, are developing slower than anticipated, and thus cost decreases due to scaling effects are delayed. Geopolitical tensions, rising protectionism, and trade tensions also contribute to increasing uncertainty about how policies and actions supporting the energy transition will evolve. As the context changes, we must also adapt. We are therefore adjusting some of our medium-term ambitions to ensure we continue to select the right investments and transition our portfolio at the right pace. At our Capital Market Day in 2025, we introduced ranges for our Net Carbon Intensity ambitions: a reduction of 15-20% in 2030 and of 30-40% in 2035. The path towards being a net-zero company is not linear. It takes time to develop profitable projects within renewables and low carbon solutions. Huge capital investments, stable frame conditions over time, regulatory support, new business models and partnerships in low-carbon value chains, a holistic approach to nature and climate - with strong public support - will be required for the transition to succeed. Our strategy stays firm, and as the deployment of renewable and CCS accelerates in the coming years, we expect to see greater progress in reducing our NCI. Further information on Equinor’s management of Climate related issues can be found in the Sustainability Statement in 3.2 E1 - Climate Change. 73 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 0.06 0.04 0.03 0.03 0.03 0.03 0.02 0.02 0.02 0.01 0.30 0.25 0.23 0.21 0.18 0.15 0.14 Equinor OGCI member companies average 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 0 0.1 0.2 0.3 0.4 2.7 2.5 2.1 2.4 2.5 1.7 0.9 0.7 0.8 0.6 14 13 12 10 10 8 9 9 9 Equinor IOGP industry average 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 0 2 4 6 8 10 12 14 16 2.3 Sustainability performance Methane intensity %, m³ CH₄ emitted per m³ marketed gas Upstream flaring intensity tonnes gas flared per thousand tonnes of hydrocarbon produced, 100% operated basis 9.7 9.8 8.8 9.0 9.5 8.0 7.0 6.9 6.7 6.2 17 17 18 17 17 15 16 16 16 Equinor Equinor target IOGP average 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 0 5 10 15 20 Upstream CO₂ intensity kg CO₂ per boe, 100% operated basis Nature In parallel to the climate challenge, the world currently faces an unprecedented loss of nature and biodiversity. We support the global ambition of reversing nature loss by 2030. For decades, our “no harm to the environment” ambition has guided our work on our own operations and stimulated innovation. We are committed to mitigate potential negative environmental impacts from our assets onshore and offshore, applying a precautionary approach and continuously improving our environmental performance. Additionally, we aim to go beyond the “do-no-harm” principle and are evaluating how to implement additional measures contributing to positive impacts on biodiversity for new projects in areas of high biodiversity value. New Environmental Policy In 2024, we published our Environmental Policy, which complements our management system and reiterates our commitment to mitigate potential negative impacts from our business activities and contribute to positive nature impacts. The scope of this action covers all Equinor operated assets and Equinor- controlled companies. In partner-controlled activities we are actively working, whenever possible, to influence the governance in line with Equinor’s best practice in joint operated entities. In addition, a process was started for ISO14001 certification for our onshore assets in Norway. Mitigating the risk of pollution Continually improving our barriers, leak detection, emergency plans and risk analyses is our single most important activity for mitigating the risk of pollution from a major accident. In 2024, we completed the development of a web application that visualises real time barrier integrity data for subsea leakage detection and operational barriers. The solution has been implemented at all offshore assets on the Norwegian continental shelf with subsea infrastructure. Stepping up on circular economy Efficient use of raw materials and resources has been on our circularity agenda throughout this year. We have established a framework of guiding principles on circular economy practices for our business. We also initiated an integrated waste management project to ensure a comprehensive waste management approach across our activities. In 2024, we set ambitions within our renewable portfolio that encourage reduced use of virgin materials and avoid sending blades to landfill. Moreover, the dismantling and recycling of the 22,767 tonne Veslefrikk B was completed. 96% of the platform’s weight was either recycled, reused or recovered. Developing our nature positive approach In 2024, we launched several research initiatives, aiming at identification and maturing nature-positive contributions in the areas where it operates. Using our site-specific inventory methodology, including 37 assets, we are able to identify areas important for biodiversity that are close to our assets and can actively look for opportunities to contribute to nature positive in collaboration with local research institutes and authorities. Concrete positive biodiversity initiatives in 2024 focused on providing artificial nesting sites for birds at various locations. Further information regarding our management of nature related issues can be found in the Sustainability Statement in sections 3.2 E2-Pollution, 3.2 E4-Biodiversity and Ecosystems and 3.2 E5- Resource Use and Circular Economy. 74 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.3 Sustainability performance Johan Castberg sailaway, Norway Human rights Identifying, understanding and managing the risk of adverse human rights impacts related to our business activities remains at the core of our human rights commitment. We recognise that our business can cause, contribute to, or be linked to negative human rights impacts, especially in jurisdictions with weak regulatory frameworks or enforcement. We use a risk-based approach to embed our human rights commitment in our business activities from the initial business development stages through project planning, execution, operations, decommissioning and any potential exits. Our commitment to conduct our business consistently with the United Nations Guiding Principles on Business and Human Rights (UNGPs) and to always seek to respect the rights of people affected by our business stands firm and is fundamental to a just and responsible energy transition. In 2024, we continued to actively conduct risk-based due diligence across our business activities, while also making notable improvements to our wider human rights due diligence governing framework. Highlights of our human rights due diligence throughout 2024 include: • Company-wide update of our salient human rights issues, to better guide our due diligence efforts. • Update of our corporate Human Rights Policy to more accurately reflect our commitments and actions. • Rollout of the Work Requirement on Human Rights Due Diligence, which more formally operationalises our due diligence commitments across our activities. • Industry collaboration with our peers to address working conditions and worker welfare in the marine construction sector. • Active community engagement throughout the various stages of our project development and execution. 2024 metrics pertaining to supplier screenings, supplier assessments, and management engagement on human rights can be found in the Sustainability Statement, section 3.3 S2-Workers in the Value Chain-5. Further information regarding our management of human rights related issues can be found in the Sustainability Statement in sections 3.3 S1 - Own workforce, 3.3 S2 - Workers in the value chain, 3.3 S3 - Affected communities and 3.3 EQN-Health and Safety. 75 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.3 Sustainability performance The Norwegian Transparency Act Equinor’s statement of due diligence according to the Norwegian Transparency Act (Åpenhetsloven) is found throughout the Sustainability Statement of this report in sections pertaining to own workforce, workers in the value chain, affected communities, and health and safety. A more detailed mapping of our human rights due diligence disclosures is provided in section 5.3 Additional sustainability information - Norwegian Transparency Act - Account of due diligence. Art by Pøbel on Johan Castberg, Norway Health and safety A key foundation in our safety work has been major accident prevention reinforced with the establishment of a framework in 2022 to raise awareness on holistic barrier management across the company. Building on that framework our safety priorities are defined by the I am safety roadmap. Our long-term ambition is zero harm, and this relates to both work-related injuries and illness. We believe that our holistic approach on health and safety through the I am safety roadmap has contributed to a positive safety performance development. We recognise that a strong psychosocial working environment is a prerequisite for building a proactive safety culture, a psychosocial risk indicator (PRI) is also integrated in the annual Global People Survey. This indicator has shown positive development in recent years. Our safety results improved in 2024, despite the year being marked by the tragic helicopter accident in February. The serious incident frequency per million hours worked (SIF) was 0.3, down from 0.4 at the end of 2023. A total of seven oil and gas leaks were registered in 2024, a decrease from ten at the end of 2023. The injury trend has also improved. For 2024 the total recordable injury frequency per million hours worked (TRIF) is 2.3, down from 2.4 in 2023. These improvements were achieved through strong industry collaboration and shared commitment working together with suppliers and partners. It remains our top priority to continue the work together with the industry to improve health and safety. Further information regarding our management of Health and Safety can be found in the Sustainability Statement in section 3.3 EQN - Health and Safety. 76 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.3 Sustainability performance Serious Incident Frequency (SIF) Serious incidents and near-misses per million hours worked. 12-month average. 1.1 0.9 0.7 0.6 0.6 0.7 0.5 0.5 0.6 0.5 0.4 0.4 0.4 0.3 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Total Recordable Injury Frequency (TRIF) Personal injuries per million hours worked. 12-month average. 4.4 3.8 3.8 3.0 2.7 2.7 2.8 2.8 2.5 2.3 2.4 2.5 2.4 2.3 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Serious oil and gas leakages Numbers of leakages with rate above 0.1 kg/second. 15 8 19 13 21 18 15 12 10 11 12 8 10 7 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Kollsnes, Norway

Security Security management Our ambition is to ensure zero harm from security incidents. Through a holistic approach to security risks, we work continuously to safeguard Equinor's people, assets, and operations. Given the geopolitical environment in 2024, we maintained a heightened level of security awareness and preparedness, both within Norway and across parts of our international operations. The Norwegian government has decided that the Norwegian Security Act will apply to Equinor, as an undertaking handling classified information, and controlling infrastructure and engaging in activities which are of vital importance to fundamental national functions. We continue to assess the impacts of these obligations. We align our requirements and guidance with international security standards and best practices and comply with all relevant security legislation and regulations. Our aim is to ensure shared situational awareness and common prioritisation across different business areas using operational and technical barriers to manage risks across physical, cyber and personnel security. In addition to assessing our own preparedness, we also evaluate security risks associated with our use of third-party service providers. We measure and monitor security performance and report regularly to the board of directors. Crisis and continuity management Although we can mitigate the risks of a serious incident, we cannot eliminate them. We therefore work to understand our context, to identify new risks as they emerge and maintain appropriate emergency response capabilities to limit the consequences of incidents, should they occur. To ensure key people are prepared, we routinely engage in training and simulation exercises involving the emergency services and national authorities, several of which were carried out during 2024. We are committed to learning from incidents and investigate when an accident or incident occurs, Further information regarding our management of security can be found in the Sustainability statement in section 3.4 EQN - Security. 77 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.3 Sustainability performance NATO activities around the Troll A platform 78 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.4. Fuelling innovation Building on our strengths and technology leadership, we are developing technologies to deliver reliable energy and realise our ambitions in the Energy transition plan towards net zero by 2050. 2.4. Fuelling innovation Building on our strong technology position and capabilities, innovation remains a key component for Equinor’s competitiveness for the future. In 2024, Equinor invested an all-time high USD 700 million in research and development (R&D) and Digital. We implemented new technology in projects and operations across the company. The technology portfolio targets the challenges that Equinor must address to achieve our strategy of “always safe, high value and low carbon”. It is key to ensure longevity of oil and gas and increasing competitiveness in all business segments. This includes identifying and maturing new robust business opportunities in the energy transition. To capture the full value of innovation we collaborate extensively with our partners such as research institutions and suppliers. Given the rapidly accelerating world of technology, especially in digital domains, Equinor collaborates with other industry players and start-ups to capture and promote promising innovations to address significant challenges in the energy transition. Safety and security related to our operations is a key priority. New technology strengthens digital and physical infrastructure and our protective measures. For instance, competencies and technologies were used to repair critical pipeline damage, among others. In the following sections, we summarise some of the key technologies Equinor is developing to deliver reliable energy and deliver on our ambitions in the Energy transition. Artificial intelligence Equinor believes that AI will play an important role in achieving the company’s ambitions for safe, reliable and profitable operations on the Norwegian continental shelf and beyond. AI will also contribute to profitable low carbon solutions and the energy transition, hence AI is embedded across the Equinor portfolio, solving business tasks and creating value. Interpreting large amounts of seismic data in hours instead of months, utilising AI in concept design aiding selection of the optimal well design, condition monitoring for critical equipment at all our facilities, logistics optimisation, wind and weather predictions to optimise the power supply from Hywind Tampen are some examples of the ways in which AI is being used in Equinor. Equinor is utilising decades of experience and vast amounts of data to work in new ways thanks to artificial intelligence and harvesting the advantages of industrial AI at scale. In addition, we are exploring new opportunities stemming from significant improvements in natural language processing and generative AI. Equinor is taking a risk-based approach to AI, focusing on safe and responsible use of the technology and the inclusion of our people through designated upskill programmes. Oil and Gas By leveraging data, new technology and expertise, we further unlock the potential of our oil and gas portfolio. Our focus on collaboration across the company has resulted in improved implementation and value extraction from our technologies. In 2024, advances in AI based seismic imaging and interpretation was implemented to our everyday work in Exploration and Production Norway. As an example, the Grane Field Seismic survey was interpreted in just one week, a task that previously took 12 months of work. We also continue to work on production efficiency in all areas. Applications within Advanced process control, such as machine learning, have significantly increased production levels, with Johan Sverdrup alone seeing an additional yearly production value of 1.1-2.2 BNOK. AI and innovation are integrated across all areas of operations. For instance, advanced AI-driven workflows were developed to identify the most efficient drilling paths while enhancing production and reducing infrastructure costs. This has resulted in up to tenfold efficiency gains for well planning. In 2024, Equinor set new records in several fields, that were facilitated by advancements in technology. For example, at the Njord field, the company achieved the world’s longest underwater drone operation, with the drone operating continuously for 165 days at a depth of 330 meters in the Norwegian Sea. This accomplishment generated significant savings for the company by reducing high vessel costs. As we move into 2025, Equinor remains committed to delivering technology to maximise return on investments within oil and gas. The company aims to pursue innovation with cutting-edge technology, enhancing drilling and resource recovery, optimising well planning, and reducing subsea tieback infrastructure costs. We will continue to explore and utilise cloud capabilities and data platforms, while providing expertise across departments to enable the energy transition. 79 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2.4. Fuelling innovation 3D-print lab at Sandsli, Norway Offshore wind Equinor continues to invest in research and technology development to advance offshore wind. Key focus areas are improving the efficiency and quality of early phase assessments through digital technology solutions, environmental site characterisation utilising high-quality metocean and wind modelling, and qualifying technology for improved electrical system infrastructure, hydrodynamics and marine concepts. The use of our technology for enhancing cost- efficient operations and maintenance was expanded to additional assets and increased in functionality. Combining sensor data and machine learning algorithms gives us the ability to optimise to reduce downtime and expand the lifetime. The technology also increases operational safety by enforcing safety barriers for operational personnel. Hydrogen and Ammonia Equinor holds a broad portfolio of research activities within hydrogen and emerging low carbon fuels There is a particular focus on building competence and technology to strengthen competitiveness in blue and green hydrogen as well as ammonia production at an industrial scale. The HyPilot project, now officially opened at Equinor’s Kårstø plant, is a key step in this direction. The pilot will provide Equinor with first-hand experience with green hydrogen production and operational data for system modelling and technology qualification. Carbon Capture and Storage (CCS) Within CCS Equinor focuses on concepts and technologies that can enable CCS development at scale addressing the full value chain of CO₂ capture, transport, and subsurface storage. Our research advances were a key enabler in the success seen within CCS, as well as the increase in the corporate ambitions towards CCS in 2024. Equinor will continue to exploit the expertise derived from our experience within CCS and Oil and Gas combined with new technologies to remain a frontrunner within CCS. Equinor Ventures and Lithium entry Equinor Ventures is responsible for Equinor's corporate venture capital. In 2024 the new equity investments were solely towards the energy transition. Equinor Ventures provides support to the portfolio companies as they mature the technology and business model towards industrial scaling and commercialisation. The venture portfolio is continuously high graded towards strategic value creation and in 2024 Equinor exited eight companies as part of this process. Equinor entered the lithium business in 2024 through the partnership with Standard Lithium Ltd acquiring a 45% share in two lithium project companies in Southwest Arkansas and East Texas. Production of lithium from subsurface reservoirs with Direct Lithium Extraction (DLE) technologies is emerging as a production method with a lower environmental footprint than traditional methods. This is an attractive opportunity for Equinor to deepen our understanding of the lithium business, deploying our core competencies into a new industry. Direct Air Capture IP Equinor also acquired the IP portfolio of a novel Direct Air Capture technology from Rolls-Royce to develop it further inhouse. 80 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Corvus Energy, Bergen 2.4. Fuelling innovation Northern Lights, Norway

3.1 General disclosures 82 Basis for preparation 82 Governance 85 Strategy 89 3.2 Environment 99 E1 - Climate change 100 EU Taxonomy for sustainable activities 120 E2 - Pollution 124 E4 - Biodiversity and ecosystems 129 E5 - Resource use and circular economy 134 3.3 Social 140 S1 - Own workforce 141 S2 - Workers in the value chain 151 S3 - Affected communities 158 EQN - Health and safety 162 3.4 Governance 171 G1 - Business conduct 172 EQN - Security 178 3.5 ESRS index 181 81 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3 Sustainability statement 3.1 General disclosures Basis for preparation BP-1 General basis for preparation of the sustainability statement The Sustainability statement is prepared and presented in accordance with the Norwegian Accounting Act [section 2-3 cf. 2-5] implementing Article [19(a)][29(a)] of EU Directive 2013/34/EU, including compliance with: • the European Sustainability Reporting Standards (ESRS) • Article 8 of EU Regulation 2020/852 (the “Taxonomy Regulation”) The Sustainability statement, covering the period 1 January 2024 to 31 December 2024, is prepared on a consolidated basis for the Equinor group on the same basis as the Equinor group financial statements. Certain reporting or disclosure requirements can apply a different reporting boundary, for example, when required by a topical ESRS or when ambitions/ targets with other reporting boundaries are disclosed. For the reporting of impacts, risks and opportunities (IRO), including relevant policies and targets, the scope is extended to consider the direct and indirect business relationships in the upstream and downstream value chain. Reporting boundaries for metrics primarily follow Equinor’s own operations consisting of the parent company, subsidiaries and operated and partner-operated joint operations unless otherwise required in the topical standards. The following subsidiaries are exempted from the sustainability reporting requirements in the Accounting Act because these are encompassed by the Equinor consolidated Sustainability statement: • Danske Commodities A/S • Equinor Angola Block 15 AS • Equinor Angola Block 17 AS • Equinor Angola Block 31 AS • Equinor Apsheron AS • Equinor Dezassete AS • Equinor Energy AS • Equinor In Amenas AS • Equinor In Salah AS • Equinor Metanol ANS • Equinor Murzuq AS • Equinor Refining Norway AS • Mongstad Refining DA We view the Sustainability statement as our Communication on Progress to the UN Global Compact and as Equinor’s continued commitment to the Ten Principles on human rights, labour, environment and anti- corruption, read more on equinor.com. Whilst this is the first year that Equinor is reporting in accordance with CSRD requirements, our approach is based on more than 20 years experience with sustainability reporting developed in accordance with global reporting standards for sustainability including the GRI framework and the GHG protocol. As noted in section 1.7 Governance and risk management, our management system defines risk as both downsides (threats) and upsides (opportunities), in alignment with principles of ISO 31000. For the purposes of this sustainability statement, risk and opportunity will be specifically used to reflect terms used in the CSRD sustainability reporting standards. No information corresponding to intellectual property, know-how or the results of innovation has been omitted from the sustainability statement. 82 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures E S G En vi ro nm en ta l So ci a l G o ve rn a nc e Material IROs What are our material impacts, risk and opportunities Policies to manage IROs How we manage our material impacts, risks and opportunities Action to address IROs Targets to manage IROs How we measure effectiveness of our policies and actions Metrics How we ensure that our data is transparent, reliable, consistent and replicable Methodologies and measurements The Sustainability statement includes disclosures for material sustainability matters under the environmental, social and governance (ESG) categories. In addition, two Equinor entity-specific (EQN) disclosures are included. To help the reader navigate, a linked ESRS index is included at the end of the statement. Within each section, the relevant disclosures are marked with “labels” referring to the disclosure requirement of the ESRS, for example BP-1, GOV-1, E1-1, S2-3, and so forth. Each section begins with a short description of the material impacts, risks and opportunities (IROs) identified through our double materiality assessment. The next part includes information on how we manage these IROs, including policies and actions, as well as relevant targets and metrics. If relevant, the end of a section includes information about accounting principles for example methodologies applied, assumptions made, reporting boundaries, use of estimates, uncertainties, et cetera. BP-2 Disclosures in relation to specific circumstances Time horizon The time horizon applied for the identified material impacts, risk and opportunities includes: short (0 -1 years), medium (2025-2030) or long (2030-2050). In certain circumstances, long term is used to reference more than a short term impact. Key judgment applied and main source of estimation uncertainty The preparation of the consolidated Sustainability statement requires management to apply judgements, estimates and assumptions. Information about judgements made in applying the reporting policies that have the most significant effects on the amounts and metrics recognised in the sustainability statement is described in the following sections. Terms and definitions In determining the disclosures to be included in the sustainability statement, management has to interpret undefined legal and other terms. Undefined legal and other terms may be interpreted differently by companies, including the legal conformity of the interpretation and accordingly subject to uncertainty. Definition of revenue For disclosures purposes, revenue is considered for contracts with customers in accordance with IFRS 15, unless an alternative definition of revenue is specified by the relevant disclosure requirement. Reporting boundaries - partner-operated joint operations as part of own operations Partner-operated joint operations, for which the company neither has financial or operation control, has been included as part of own operations for the reporting under the environmental topical ESRS standards based on interpretations of the issued EFRAG implementation guidance on the value chain. Judgment has been applied in determining the partner-operated assets to be included in the reporting scope. Due to limited availability of and limited prior practise of collecting the required information the assessment was based on historic data where available or by using production volumes as a proxy. Materiality was then determined based on expected impact on consolidated metrics. For partner-operated assets Equinor has received data from partners or prepared estimates. Data received from partners is assumed gathered and calculated using comparable methodologies based on common industry practice. Actual methodologies applied may differ. Estimates Estimates used in the Sustainability statement are prepared based on customised models. The assumptions on which the estimates are based rely on historical experience, external source of information and other factors that management assesses to be reasonable under the current conditions and circumstances. These estimates and assumptions form the basis for making the judgements about amounts and metrics where these are not readily apparent from other sources. Actuals may differ from these estimates. Additional information about key sources of estimation uncertainty is provided in each of the following sections: • E1 climate change - including boundaries and calculation method for Scope 3 value chain emissions • E2 pollution - including calculation and estimates for our discharges and emissions • E4 biodiversity and ecosystems - including judgements related to assessment of material sites • E5 circular economy - including that parts of data related to resource inflows are based on estimates Change in preparation or presentation of sustainability information 2024 is the first year of reporting in accordance with the above mentioned sustainability reporting requirements. Except for some specific measures comparable information for previous periods has not been included unless required. Data points in cross cutting and topical standards that derive from other EU legislation are included in section 5.3 Additional sustainability information. 83 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures 84 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Incorporation by reference ESRS Purpose Incorporation by reference ESRS 2 BP-1 15 List of data points in cross cutting and topical standards that derive from other EU legislation Section 5.3 Other EU legislation ESRS 2 GOV-1 21 a-e), 22 a-c)ii, 23 a-b), AR. 3 The role of the administrative, management and supervisory bodies Section 1.7 Governance and risk management ESRS 2 GOV-3 29 a-e) Integration of sustainability-related performance in incentive schemes Section 1.7 Governance and risk management, and Remuneration report ESRS 2 SBM-1 40 e) Sustainability-related goals in terms of significant groups of products and services, customer categories, geographical areas and relationships with stakeholders Section 1.4 Our strategy and transition ambitions ESRS 2 SBM-1 40 f) Assessment of current significant products and/or services, and significant markets and customer groups, in relation to sustainability-related goals Section 1.4 Our strategy and transition ambitions ESRS 2 SBM-1 40 g) Elements of the strategy that relate to or impact sustainability matters, including the main challenges ahead, critical solutions or projects to be put in place, when relevant for sustainability reporting Section 1.4 Our strategy and transition ambitions ESRS 2 SBM-1 40 a-i) Significant group of products and or services offered Section 1.5 Our business ESRS 2 SBM-1 40 a-ii) Significant markets or customer groups served Section 1.5 Our business ESRS 2 SBM-1 40 d-i) Strategy, business model and value chain Section 4.1 note 5 Segments ESRS 2 SBM-3 48 d) Current financial effects of the material risks and opportunities on our financial position, financial performance and cash flows and the material risks and opportunities for which there is a significant risk of a material adjustment within the next annual reporting period to the carrying amounts of assets and liabilities reported in the related financial statements Section 4.1 note 3 Climate change and energy transition ESRS 2 SBM-3 48 e) Anticipated financial effects of the material risks and opportunities on our financial position, financial performance and cash flows over the short-, medium- and long-term, including the reasonably expected time horizons for those effects. Section 4.1 Note 3 Climate change and energy transition ESRS 2 SBM-3 48 f) Information about the resilience of the our strategy and business model regarding our capacity to address our material impacts and risks and to take advantage of our material opportunities Section 1.7 Governance and risk management Section 5.2 Risk factors ESRS 2 IRO-2 Disclosure requirements in ESRS covered by our sustainability statement Section 3.5 ESRS Index ESRS E1 1-3 29 c) Actions and resources in relation to climate change Section 4.1 note 5 Segments EU taxonomy KPI tables Policies and KPIs Section 5.3. Additional sustainability information 3.1 General disclosures

Governance GOV-1 The role of the administrative, management and supervisory bodies Disclosure of the role of the administrative, management and supervisory bodies related to monitoring and management of sustainability matters are reported under section 1.7 Governance and risk management. GOV-2 Information provided to and sustainability matters addressed by the undertaking’s administrative, management and supervisory bodies Equinor’s governance framework is further described in section 1.7 Governance and risk management and aims to ensure that sustainability considerations are embedded in corporate oversight and decision- making. The corporate executive committee (CEC), board of directors (BoD) and its subcommittees are systematically informed about material sustainability related impacts, risks, and opportunities (IROs) across Equinor’s activities. This ensures that issues are prioritised and addressed effectively as part of strategy, ambitions, risk and performance management across the company. See the illustration below for further details. 85 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures Port of Tyne, UK Information flow of sustainability matters to governing bodies 86 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures First line employees First line employees across our operations are responsible for reporting observations and collecting operational information and data. This includes logging emissions events, safety incidents, and regulatory compliance issues into our internal systems. First line employees provide essential insights into our operational performance, forming the foundational layer of our sustainability reporting framework. Data is logged continuously, with regularly produced summaries. Site managers The site managers, for example production managers, may also escalate critical observations, incidents or trends to VPs on sustainability matters. Site SSU leads Site SSU Leads review reported sustainability data. They conduct immediate assessments that may indicate broader operational issues or compliance gaps. The site SSU leads may escalate critical observations, incidents or trends to VPs. Interdisciplinary collaboration Our interdisciplinary internal collaboration enhances our ability to advance and manage sustainability matters more effectively. Across the company, employees outside the formal sustainability lines observe sustainability matters and report accordingly. Vice presidents (VPs) VPs identify trends, assess compliance with policies and regional regulations, and evaluate the broader impact of our sustainability matters. This oversight ensures that issues such as emissions trends, safety incidents, and community impacts are reviewed in a larger context, allowing for a deeper understanding of our operational risks across multiple sites. VPs elevate significant sustainability matters, particularly those with potential strategic implications, to the attention of SVPs. Senior vice presidents (SVPs) SVPs receive comprehensive reports from across disciplines. They evaluate strategic implications and assess alignment with our sustainability and operational goals. SVPs are responsible for considering whether additional resources or corrective actions are required to address issues such as emissions, safety, and supply chain risks. This level of oversight ensures that significant matters are prepared for review by the CEC. Corporate executive committee (CEC) The CEO is responsible for day-to-day operations and for the appointment of the CEC. As outlined in section 1.7 Governance and risk management, the CEC consists of the six business areas and five staff and support functions. Members of the CEC work within their specific areas of responsibility to deliver strategic progress, supported by cross functional risk and performance management. Consideration of sustainability-related impacts, risks, and opportunities is integral to major decisions. These considerations are addressed through various actions, including capital allocation, setting emissions reduction targets, and fostering technology innovation. The CEO ensures that relevant insights on Equinor’s sustainability matters are integrated into operational, financial and strategic discussions with the BoD. Board of directors (BoD) and subcommittees: audit committee (BAC), safety, sustainability, and ethics committee (SSEC), and compensation and executive development committee (BCC) The BoD has overarching responsibility for managing and supervising the group. Together with subcommittees (BAC, SSEC and BCC), the BoD works to ensure that sustainability matters are managed in alignment with shareholder expectations. This work includes following up on sustainability assessments and relevant performance indicators, as well as conducting dedicated strategy sessions with the CEC twice a year (see section 1.7 Governance and risk management). Sustainability-related matters and Equinor’s response to them, including the Energy transition plan, are discussed frequently as part of major strategy and planning decisions and in relation to risk management. During 2024, the governing bodies addressed, among others, the following sustainability matters: • Climate change and energy transition: Reviewed ambitions, risks and performance with regards to progress on our 2022 Energy transition plan and updated ambitions in the 2025 Energy transition plan. This includes greenhouse gas (GHG) and methane emissions reduction, alongside investments in low-carbon solutions like renewable energy and carbon capture and storage (CCS), ensuring alignment with Equinor’s climate ambitions and regulatory requirements. • Environmental management: Reviewed and approved Equinor’s environmental policy and were informed about environmental risk and performance through regular updates. • Health and safety: Proactive learning on major accident prevention on all levels including CEC has been conducted and we have continued with the bi-annual major accident prevention forum where we also invite externals for collaboration and learning. Safety metrics, including serious incident frequency (SIF) and total recordable injury frequency (TRIF), were assessed to strengthen workplace safety practices and reinforce our commitment to a “safety-first” culture. • Human rights: Reviewed human rights risks and ethical standards with a particular emphasis on our updated salient human rights issues and Human Rights Policy. • Cyber, personnel and physical security: Reviewed our security measures to enhance resilience against cyber and insider threats and safeguard physical infrastructure, addressing evolving risks to operational integrity and critical asset protection. • Political engagement: Worked to ensure alignment of group and corporate policies with regulatory standards and stakeholder expectations. • Corruption and bribery: Monitored Equinor’s anti-corruption policies and measures. Through this coordinated approach, the governing bodies, supported by the CEC’s operational oversight and the subcommittees’ follow-up, intends to ensure Equinor’s resilience, operational integrity, and commitment to high standards within safety, security and sustainability. GOV-3 Integration of sustainability- related performance in incentive schemes Disclosure about the incentive schemes and remuneration policies linked to sustainability matters for members of our administrative, management and supervisory bodies are included in section 1.7 Governance and risk management - Remuneration. GOV–4 Statement of due diligence The following table includes a mapping of the information provided in this Sustainability statement regarding the due diligence process: 87 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Relevant disclosures – On people Relevant disclosures – On environment Embedding due diligence in governance and organisation • Gov-1;2;3;5  • S1-1 • S2-1 • S3-1 • EQN-H&S-1 • Gov-1;2;3;5  • E1-1;2 • E2-1 • E4-1;2 • E5-1 Engaging with stakeholders/ cooperation in remedy • SBM-2 • S1-2;3 • S2-2;3 • S3-2;3 • EQN-H&S-2;3 • SBM-2 Identifying and assessing adverse impacts • IRO-1 • S1-SBM-3 (Material IROs) • S2-SBM-3 (Material IROs) • S3-SBM-3 (Material IROs) • EQN-H&S-SBM-3 (Material IROs) • IRO-1 • E1-SBM-3 (Material IROs) • E2-SBM-3 (Material IROs) • E4-SBM-3 (Material IROs) • E5-SBM-3 (Material IROs) Taking action • S1-4 • S2-4 • S3-4 • EQN-H&S-4 • E1-1;3 • E2-2 • E4-3 • E5-2 Tracking effectiveness • S1-5//17 • S2-5 • S3-5 • EQN-H&S-5 • E1-4//9 • E2-3;4 • E4-4;5 • E5-3//5 3.1 General disclosures GOV–5 Risk management and internal controls over sustainability reporting We are in the process of developing a more formalised global framework for internal control over sustainability reporting (ICOSR) to secure reliable sustainability reporting in line with requirements of the Norwegian Accounting Act, the CSRD and ESRS. The framework is aligned with the principles of the COSO 2013 Internal Controls Framework, and supplemental COSO guidance for internal control over sustainability reporting (ICSR), both issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our framework for ICOSR builds on existing expertise, systems, processes and control activities that have been developed over time within both sustainability and financial reporting processes. The governing documents within our management system form the basis of our internal control environment including policies, requirements and guidelines, processes and organisational documents. Further, the ICOSR framework leverages Equinor’s internal control over financial reporting (ICOFR), where relevant processes are being adapted and reused, such as risk assessment and monitoring procedures; and entity level, process level and IT general controls. The global ICOFR function, which is responsible for governing Equinor’s internal control over financial reporting on behalf of the CFO, has been tasked with the responsibility for developing, managing and monitoring the formalised ICOSR framework, in close collaboration with the sustainability and finance functions. The focus of this work in 2024 was on strengthening the foundations of this framework. We have applied a top-down approach to assessing inherent risk of misstatements in the sustainability reporting, using experience from previous years’ GRI reporting combined with new requirements. Key identified risks are related to: • Accuracy and completeness of raw data and manually transferred data • Calculation and estimation procedures • New CSRD- related processes and disclosure requirements with a high degree of forward- looking and qualitative information Risk mitigating activities are integrated in our organisation, processes and requirements through the governing documents embedded in our management system. Key management control activities include quarterly reviews of data at the business area and corporate level, and annual review and confirmation procedures for reported data. In addition, improvements implemented in 2024 include: • Increased formalisation of the double materiality assessment process • Implementation of a top-tier system for sustainability reporting, which will increase automation and standardisation of data gathering and processing • Strengthened review process for narrative disclosures supported by a new disclosure tool The ICOFR function reports on plans, status and improvement initiatives related to the internal control over sustainability reporting framework to the board audit committee. Sustainability governance within our management system Our management system has numerous governing documents in place to manage our material sustainability impacts, risks and opportunities. These documents are primarily hosted in our internal management system and made available to all employees, while some are additionally made available online for external users. The core of our sustainability-related governing documents are listed here. Additional governing documents are found within the topical sub-sections where deemed most appropriate. Equinor Book Equinor’s overall vision is outlined in the Equinor Book, outlining who we are and how we work. “Who we are” describes what unites us across the business. This is what we call our core. It includes the following: • Our purpose • Safety, to keep our people safe • Our values, which guide our behaviour • Our ethics and compliance, which guide us in always doing the right thing • Our values-based performance culture and our leadership principles “How we work” describes how we drive performance and enable safe, profitable, and sustainable results. It reflects our collaborative culture and ensures that we manage risks and execute tasks safely and with precision, while continuously improving along the way. The Equinor Book is the core of our management system. It describes the most important requirements for the whole company and defines a common framework for the way we work. The Equinor Book is implemented within our management system, owned by the executive vice president of safety, Security and Sustainability and is valid globally for all Equinor locations. Code of Conduct The overview of our Code of Conduct, is found in section G1-1. Environmental Policy The overview of our Environmental Policy is found in section E1-2. Human Rights Policy The overview of our Human Rights Policy is found in section S1-1. Functional Requirement - Sustainability The purpose of the functional requirement on sustainability is to regulate nature, climate, social and transparency aspects related to Equinor and our value chain. It governs how we approach our sustainability management including the integration of sustainability matters within our wider management system, the requirement for risk-based sustainability due diligence, the mitigation of negative impacts, the pursuit of positive impacts, and our requirements related to reporting. This functional requirement is implemented within our management system and is owned by the Executive Vice President of Safety, Security and Sustainability. Functional Requirement - Safety and Security The overview of Equinor’s Functional Requirement on Safety and Security is found in section EQN-H&S-1. Functional Requirement - People and Organisation The overview of Equinor’s Functional Requirement on People and Organisation is found in section S1-1. Work Requirement - Corporate Sustainability Data The purpose of the work requirement on corporate sustainability data is to describe in detail the types of sustainability data that the Corporate Sustainability function expects as input from the applicable business areas. This working requirement is applicable across Equinor and seeks to ensure consistent reporting, risk monitoring and performance management. The work requirement is implemented within our management system, is owned by the Executive Vice President of Safety, Security and Sustainability and is valid globally for most Equinor locations. 88 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures

89 3.1 General disclosures INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Strategy

SBM-1

Strategy, business model and value chain

Equinor's strategy reflects our ambition to be a leading company in the energy transition. Our strategy and Energy transition plan describe our strategic pillars (Always safe; High value; Low carbon) and our strategic beliefs. Our strategy, values and governance guide our actions and support the effective management of material sustainability impacts, risks and opportunities (IROs). This approach applies to all identified material topics disclosed in the Sustainability statement.

For more information about our corporate strategy and business model, see section 1.4 Our strategy and transition ambitions.

Revenues related to oil and gas activities are disclosed in section 4.1 Note 5 segments. Revenue from chemicals production is not material by year end, and is included in revenue from MMP's activities, in section 4.1 Note 5 segments. For more information about our activities in the main markets see operational information per business segment in section 1.5 Our business.

Our employees worldwide are divided across the following geographic areas:

Number of employees by country

Country	Unit	2024
Brazil	Headcount	1,034
Norway	Headcount	21,426
UK	Headcount	934
USA	Headcount	660
Other countries[1]	Headcount	1,101
Total Employees	Headcount	25,155

1) Includes Algeria, Angola, Argentina, Australia, Belgium, Canada, China, Denmark, Germany, India, Japan, Libya, Netherlands, Nigeria, Poland, Russian Federation, Singapore, South Korea, Tanzania

Equinor's value chain
Our value chain encapsulates the journey from raw material extraction to the delivery of energy to society. Constructive relationships and partnerships with our key stakeholders in the value chain are crucial in our value creation. Suppliers, governments, business partners, customers, research institutes, investors, local communities, as well as workers in the supply chain and our own workforce are all considered key stakeholders in our value chain.

Upstream: Our upstream activities encompass acquisition and extraction of raw materials and manufacturing and supply of goods and services,

Our activities:
The term "our activities" encompasses a broader scope than "own operations", and in addition includes equity accounted joint ventures, associated companies and other investments.

Our main areas of operation includes oil and gas; renewables; low carbon solutions and marketing, midstream and processing[12]. For more detailed information see section 1.1 We are Equinor and 1.5 Our business.

Downstream:
Society and Industry: Our downstream encompasses selling and distribution of products produced through our activities.

Decommissioning and Waste Management: Closing the loop in our value chain, by dismantling and recycling of infrastructure at their end-of-life.

Equinor's value chain is illustrated on the following page.

12) Including the operation of a refinery, terminals and processing plants and Tjeldbergodden methanol plant.

Equinor 2024 Annual report

90 3.1 General disclosures INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Our value chain

We deliver energy to customers through optimising our oil and gas portfolio, high value growth in renewables and new market opportunities in low carbon solutions. This is a non-exhaustive illustration of Equinor's current and future value chains.


UPSTREAM
OUR ACTIVITIES
DOWNSTREAM
3
4
5
11
Affected communities
2
Affected communities
Local governments & policy makers
Education & research institutes
5
10
Suppliers
Workers in the value chain
6
7
8
Own workforce
Business partners
Investors
Customers
1
9

1: Raw material extraction 2: Manufacturing 3: Construction 4: Oil & Gas 5: Renewables 6: Low Carbon Solutions 7: Investments 8: Marketing & trading 9: Society 10: Industry 11: Decommissioning & waste management

Equinor 2024 Annual report

91 3.1 General disclosures INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

SBM-2

Interests and views of stakeholders

True to our values of being open and collaborative, we actively engage with internal and external stakeholders to discuss our sustainability strategy, approach, and performance. Regular engagement with our stakeholders enriches and challenges our priorities and positions, and contributes to continuous improvement in our performance and strategic direction. We consult stakeholders, both directly and indirectly, and we seek to reduce potential language, social and geographical barriers. The chair of the BoD, the CEO and senior managers, amongst others, regularly engage in stakeholder dialogues. These engagements extend across the organisation, involving functions such as sustainability, finance, and communications to ensure a thorough and collaborative approach. Stakeholder perspectives are essential features of our due diligence efforts, and informed our materiality assessment.

Incorporating these varied stakeholder perspectives helps us create a robust and dynamic business model capable of adapting to global changes. The table below presents how perspectives of these key stakeholder groups inform our strategy and business model.

Stakeholders	How engagement is organised	Purpose of engagements	Outcomes of engagements
Own workforce	• Annual Global People Survey (GPS) • Work councils • Health and working environment committees • Union engagement (see "Trade Unions") • See S1-2 for more information	• Ensure employee voices are heard and respected • Foster a safe and inclusive working environment	• Strengthened corporate culture • Improved health and safety performance • Ensure worker voices into ways of working and workplace developments • Follow up on GPS results • See S1-2 for more information
Trade unions	• Regular meetings, workshops and consultation with unions • Formal collaboration according to the Basic agreement and local agreements. • Dialogue between management and employee union representatives • See S1-2 for more information	• Ensure constructive dialogue between management and trade unions representing our workforce • Ensure respect for employee's right to collectively organise and voice their opinions	• Continued and ongoing, constructive dialogue • Several newly negotiated collective agreements with relevant unions • Ongoing discussions on changes to the legislative framework, change processes, working time, rotations and shift work and career development • See S1-2 for more information
Workers in the value chain	• Risk-based on-site supplier assessments inclusive of worker interviews • See S2-2 for more information	• Ensuring affected stakeholder voices, such as those of workers in the value chain, are heard is an essential component of our ongoing risk-based human rights due diligence	• Perspectives and insights from worker testimonies are used to inform risk assessments for ongoing and new projects • See S2-2 for more information
Affected communities	• Impact assessment processes within project planning • Regular stakeholder engagement via asset management teams for projects in operation • Community liaison officers and project staff • See S3-2 for more information	• Ensuring affected stakeholder voices, such as those of communities affected by our business activities, are heard is considered essential component of our ongoing risk-based human rights due diligence	• Community voices are incorporated into project planning and execution • See S3-2 more more information

Equinor 2024 Annual report

92 3.1 General disclosures INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Stakeholders	How engagement is organised	Purpose of engagements	Outcomes of engagements
Suppliers	• Annual management meeting with key suppliers • Risk-based on-site supplier assessments as part of ongoing human rights due diligence • Formal meetings with suppliers • Supplier screenings on social and environmental performance • See S2-5 and G1-2 for more information	• Responsible supplier management • Building partnerships • Ensuring compliance with our code of conduct and social and environmental criteria • Risk management within our value chain • Decarbonisation of supply chain	• Developing new markets • Strengthen efforts in building sustainable supply chain • Cooperation with suppliers on key sustainability-related issues
Investors	• Regular investor meetings • Investor perception study • Periodic investor updates • Capital market day • ESG day • Annual general meeting	• Better understanding of external expectations • Enhancing transparency on our strategy and performance • Attracting sustainable investments • Navigating regulations and mitigating risks • Providing responses to investors' queries	• Alignment with market expectation • Improved ESG integration into strategy, sustainability and risk mitigation • Enhanced transparency and communication • Capital allocation • Energy transition plan and reporting progress annually
National governments, regulators and intergovernmental agencies	• Engagement with primarily, but not exclusively, decision makers in countries where we have operations and do business • Participation in EU conferences and discussions on sustainability topics	• To express our position on industry issues • Sharing facts and insights on competitive, stable and predictable industry framework conditions needed to provide stable energy over time • When requested, providing input to industry-relevant policies	• Continued engagement and constructive dialogue • Promoting sustainable energy policies • Supporting environmental and societal well-being in line with our strategy • Investment risk management • Developing new markets and laying foundation for future value creation
Industry associations	• Participation in various industry associations promoting good industry practices, technological developments, and sustainable operations	• Knowledge sharing and best practices • Risk management • Networking and Partnerships • Strengthen supply chain • Sharing insights on industry relevant standards, policies	• Risk management • Building partnerships • Calibration/alignment on industry specific issues • Navigating regulations
NGOs	• Participation in organised events with debates and panel discussions • Interacting through more formal one-on-one meetings • Informal dialogue through electronic communication	• Better understanding of external expectations and perspectives • Enhancing transparency • Good governance	• Building trust as an open and approachable company • Strengthening stakeholder relationships on responsible business practices • Informing our internal policies

Equinor 2024 Annual report

SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Equinor’s strategy and business model are designed to manage the evolving energy landscape while balancing financial resilience, regulatory compliance, and sustainability ambitions. Our value chain gives rise to impacts, risks, and opportunities (IROs) across the environmental, social, and governance dimensions. These IROs require strategic responses to mitigate negative impacts, promote positive impacts, manage financial risks, and capitalise on current and emerging opportunities. An overview of this strategy is found in section 1.4 Our strategy and transition ambitions. Equinor’s general approach Equinor’s approach integrates sustainability considerations across its strategy and business model to ensure our continued resilience in effectively managing our material IROs. This strategy is built upon a well- established enterprise risk management (ERM) framework described in section 1.7 Governance and risk management. An overview of Equinor’s risk factors is included in section 5.2 Risk factors. Information on financial effects related to climate change for 2024 are included in section 4.1 Note 3 Climate change and energy transition. Based on current information the material risks are not expected to cause material adjustments to carrying amounts of liabilities in the financial statements in the next annual reporting period. The 2024 reporting period marks Equinor’s first year disclosing our material IROs according to the ESRS. As such, a direct year-on-year comparison to our previous material topics is not available. An overview of all Equinor’s IROs is presented below, with a more detailed description of each IRO and its connection to our business found in the respective topical sub-sections. 93 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Harstad, Norway 3.1 General disclosures 94 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Sustainability matter ESRS topic Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term ENVIRONMENT E1 Climate Change Climate change Greenhouse gas emissions Negative actual impact x x x x x x Methane emissions Negative actual impact x x x x x Climate change mitigation Development of renewable energy Positive actual impact x x x x x Development of carbon capture and storage Positive potential impact x x x x Energy Energy production Positive actual impact x x x x x x Climate change mitigation Market effects related to actions to mitigate climate change impact the value of our oil and gas business Financial Risk x x Financial Opportunity x x Higher carbon prices Financial Risk x x x Failure to secure climate-related social licence to operate impacts portfolio value Financial Risk x x Value related to renewable and low carbon value chains Financial Risk x x Financial Opportunity x x E2 Pollution Pollution of air and water Pollution to air and water, excluding accidents Negative actual impact x x x x x x Pollution to air and water from major accidents Negative potential impact x x x x Pollution of air, water and spills to soil Unplanned pollution to air, water and soil Negative potential impact x x x x x E4 Biodiversity and Ecosystems Direct impact drivers of biodiversity loss Land and sea use change Negative potential and actual impact x x x x Impacts on the state of species Impacts on sensitive species Negative actual impact x x x x Impacts on the extent & condition of ecosystems Impacts on the extent & condition of ecosystems Negative potential impact x x x x x x E5 Resource Use and Circular Economy Resource inflows Use of virgin materials in the fabrication and construction of our facilities Negative actual impact x x x x Waste Wastewater and drill waste from oil and gas operations Negative actual impact x x x x Resource outflows Waste sent to landfill from decommissioning of Equinor’s infrastructure Negative actual impact x x 3.1 General disclosures 95 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Sustainability matter ESRS topic Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term SOCIAL S1 Own Workforce Work-life balance and working hours Work-life balance and working hours Negative actual impact x x x x Diversity and Inclusion Diversity and inclusion Negative actual impact x x x x Workplace harassment Workplace harassment Negative actual impact x x x x Training and skills development Training and skills development Positive actual impact x x x x S2 Workers in the Value Chain Working conditions/Equal treatment and opportunities for all Working conditions and inequalities in the value chain Negative actual impact x x x x Other work-related rights Indicators of forced labour in the value chain Negative actual impact x x x x S3 Affected Communities Communities’ economic, social and cultural rights Local community impacts Negative actual impact x x x x Rights of indigenous people Rights of indigenous and tribal peoples Negative actual impact x x x x EQUINOR ENTITY SPECIFIC EQN Health and Safety Health and safety Major accidents Negative potential impact x x x x Work-related illnesses Negative actual impact x x x x Work-related injuries Negative actual impact x x x x Health and safety in the value chain Negative actual impact x x x x Health and safety effect on value creation Financial Risk x x x x x GOVERNANCE G1 Business Conduct Corporate culture Corporate culture Positive actual impact x x x x x x Protection of whistleblowers Whistleblower protections Negative potential impact x x x x x x Corruption and bribery Corruption and bribery Negative potential impact x x x x x x Political engagement Political engagement Positive actual impact x x x x Management of relationships with suppliers Responsible supplier management Negative potential impact x x x x EQUINOR ENTITY SPECIFIC EQN Security Security Physical Security Negative potential impact x x x x x x Digital and Cyber Security Negative potential impact x x x x x x Security Incidents Financial Risk x x x 3.1 General disclosures IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities In 2023, we conducted a double materiality assessment (DMA) of our impacts on people and environment, as well as sustainability-related financial risks and opportunities, in preparation for implementation of the Corporate Sustainability Reporting Directive (CSRD). We further matured our approach for the 2024 assessment, based on the European Sustainability Reporting Standards (ESRS) and the published implementation guidance. Equinor’s double materiality process was conducted in the following steps: Step 1. Understanding the context and identifying relevant sustainability matters Equinor’s business and operating context provided the starting point for scoping relevant sustainability matters. This included consideration of relevant aspects of the company strategy and business model across the broad Equinor group activities, subsidiaries, and value chains. The assessment of impact materiality was informed by our due diligence processes, including human rights assessments, climate risk assessments, and supplier audits. Input to the assessment was further enriched by our experience from two decades of sustainability reporting, and extensive external stakeholder dialogue and internal expertise on sustainability topics. Based on the scoping, eight relevant ESRS topics and two Equinor’s entity-specific topics were identified for the 2024 DMA. Relevant impacts were pre-identified and pre-scored to serve as a starting point for discussions during workshops with relevant stakeholders. Consultations were undertaken with internal subject matter experts (SMEs) and accountable leaders, alongside a comprehensive review of relevant documentation. Equinor’s 2024 human rights saliency assessment provided an additional basis for assessing the social topics. Subsidiaries In the assessment, we applied a “top-down” approach, conducting the DMA at a group level encompassing subsidiary activities and related sustainability matters. As part of this process an assessment of additional potential material topics was undertaken. No additional topics were identified. Value chain mapping To understand the context, and frame the 2024 materiality assessment, we mapped our broad value chain to inform identification of material impacts and risks across the whole value chain. Given the complexity of our value chain, the focus of the 2024 assessment was tier 1 upstream (covering approximately 7,500 suppliers). Nevertheless, some impacts and risks were also assessed further down the value chain where sufficient basis for assessment existed. A detailed value chain description is found in General disclosures SBM-1. Stakeholder engagement Across the value chain, we identified two groups of relevant stakeholders. The first group includes affected stakeholders: own workforce, value chain workforce, affected communities, nature, society, and suppliers. The second group includes primary users of reporting: investors, business partners, peers, trade unions, NGOs, academia, governments, and civil society. For the 2024 DMA process, relevant internal stakeholders were selected based on subject matter expertise, responsibility in company business, and their engagement in ongoing dialogue with external stakeholders. The interest and views of relevant external stakeholders were incorporated into the assessment using input from our internal SMEs, involved in ongoing engagement with external stakeholders. Moreover, feedback from our wider and ongoing engagement with different stakeholders provided an additional layer of contextual information for the assessment. For details on our ongoing stakeholder engagement, please see General disclosures SBM-2. Step 2: Identification and assessment of material impacts, risks and opportunities Impact materiality Identification and assessment of impacts on people or the environment was conducted through a series of interactive workshops with internal SMEs across all relevant sustainability topics, on a level of sub-sub- topic. These SMEs stress-tested and calibrated pre- identified and pre-assessed impacts and, where relevant, amended them. The impacts’ location was identified across our value chain, assigned to specific activities, and evaluated in terms of our business relationships and affected stakeholders. To capture the nuances of our different business models if applicable, impacts were split in accordance with our main activities. For our own operations we undertook a screening process across site locations and business activities to identify impacts’ hotspots, related to for example geographical areas, facilities or types of assets. All impacts were assessed as positive or negative, actual or potential, and in accordance with the three ESRS-proposed time horizons. In addition to these three horizons, short, medium and long, a combination of the time horizons was used to allow for more precise assessment of longer lasting and/or continuous impacts. To ensure appropriate threshold level for the inclusion of the positive impacts, an impact was considered positive only when it goes beyond mitigation or remediation of negative impacts. Additionally, all the impacts were assessed as gross with the assumption that compliance with obligatory legal requirement is not a mitigation action but our baseline. The scoring method is based on ESRS 1 requirements of severity (scale, scope and remediability) and likelihood. To enable easier and more informed assessment, both qualitative and quantitative thresholds for severity and likelihood were developed for each sustainability topic. In the impact materiality assessment, severity takes precedence over the likelihood score. This allowed for an unlikely yet significantly severe impact to nonetheless be deemed material. Additionally, the assessment of impacts for the social topics was informed by the results of a comprehensive human rights saliency assessment conducted in early 2024. An overall materiality score 96 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Step 4: Implementation and incorporation into the annual report and sustainability statement Step 3: Validation and anchoring the results Step 2: Identification and assessment of material impacts, risks and opportunities Step 1: Understanding the context and identifying relevant sustainability matter 3.1 General disclosures was given, enabling a ranking of the topics for further discussion and calibration to ensure consistency across all topics at a group level. Financial materiality Financial materiality was assessed together with our corporate risk experts, informed by the impact materiality assessment and use of cross company risk assessments. The assessment was broadly aligned with the enterprise risk framework and thresholds. Certain risks or opportunities, particularly those with high levels of uncertainty but potentially high material strategic impact, were assessed qualitatively. Materiality of identified risks and opportunities was assessed considering the potential magnitude of financial effects for Equinor (absolute monetary thresholds) and the likelihood of occurrence over the assigned time horizon (the same as in impact materiality). The assessment considered financial risks and opportunities stemming from identified impacts or dependencies. Step 3: Validation and anchoring the results Following the workshops, several calibration activities were undertaken to assess the results for consistency across topics and to stress test the pre-set thresholds. Internal validation and anchoring. The 2023 DMA process provided a foundation for the 2024 assessment. In 2023, the executive senior management, including the corporate executive committee, the board’s audit committee and the board’s safety, sustainability and ethics committee, were extensively engaged for calibration and further refinement of the materiality assessment. Building on 2023 input, together with input from gathered in 2024, the preliminary DMA results were presented to relevant management teams for feedback and were subsequently signed-off. The final DMA results were reviewed by the executive management committees, such as the sustainability, CFO and SSU management committees, the CEC and BoD audit committee. External stress-testing The DMA results were further calibrated with selected external stakeholders, aiming especially at stress- testing results of specific topics. These topics, including nature and human rights, included those deemed not material or not relevant, and those that generated more extensive internal discussions. External stakeholders were selected based on their expertise in the field, industry experience and knowledge of Equinor. External stakeholders supported Equinor’s proposed DMA assessment with no specific concerns or issues. Step 4: Implement and incorporate in the annual report and sustainability statement The results of the 2024 DMA defined the structure and content of our sustainability statement and inform the direction of our sustainability activities. The DMA will be revisited on an annual basis and consider any changes in our activities, business environment or strategy. In case of material changes, Equinor’s senior management will be involved in the update of the DMA. Decision-Making and Internal Controls Critical decisions in the process included identifying relevant stakeholders, scoping of sustainability matters, identification and assessment of impacts, risk and opportunities (IROs), and the final calibration of all assessed sustainability matters. Internal control measures were developed throughout the process to ensure that the methodology was aligned with ESRS requirements and documented, including rationale for the assessment and scoring of each IRO. Results The findings of our 2024 double materiality assessment are summarised in a table in section 3.1 General disclosures SBM-3. It presents the topics, along with all sustainability-related IROs that were identified and assessed this year as material. Descriptions of all material IROs can be found in the corresponding topical subsections throughout Chapter 3. Specific topics considered not material Some topics that may generally be expected to be material for companies in our industry were deemed non-material for Equinor. ESRS E1 - Climate change - Climate change adaptation Whilst acknowledging the importance of adaptation to climate change, our assessment did not identify any relevant impacts. Financial materiality of adaptation is being considered based on potential change in parameters across assets and has not yet identified any specific material adaptation risks. Equinor continues to refine its physical climate risk methodology. Extensive disclosures on climate change are included in section 3.2 E1 Climate change and 5.3 Physical climate risk. ESRS E3 - Water and marine resources Based on absolute water consumption and withdrawal data as well as the input from subject matter experts, “Water and marine resources” was not deemed material for Equinor. Instead, the materiality assessment revealed that water is material to Equinor through the pollution and biodiversity standards rather than water consumption and withdrawal. For more information on consumption and withdrawal please see the Sustainability data hub on Equinor.com (sustainability.equinor.com). Topic determined not relevant ESRS S4 - Consumers and end-users ESRS definitions of this sustainability matter focus on direct engagement with individual consumers. Since Equinor’s business model does not include engagement with consumers at the individual level this topic was deemed not relevant within the context of our business framework and activities. Equinor entity-specific topics Equinor has identified two entity-specific topics: Health and safety While recognising that health and safety is included within ESRS-S1, the strategic importance of health and safety to Equinor and the day-to-day emphasis we place on this topic resulted in the decision to include this as a stand-alone topic. Security While not covered by the ESRS, security (covering both physical and cyber security) is considered a material topic for Equinor. 97 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures IRO-2 Disclosure Requirements in ESRS covered by the the business’s sustainability statement The disclosure requirements in the ESRS covered by Equinor’s Sustainability statement are mapped in section 3.5 ESRS index. Use of phase-in provisions The following phase-in provisions in accordance with ESRS 1 are applied for 2024: Phase-in requirements relevant for Equinor ESRS 2 SBM-3 48 e) Material impacts, risks and opportunities - anticipated financial effects E1-9, E2-6, E4-6, E5-6 Anticipated financial effects E4-3 28 b ii Financing effects (direct and indirect costs) of biodiversity offsets S1-7 55 a Number of non-employees in own workforce - self-employed people S1-7 55 a Number of non-employees in own workforce - people provided by undertakings primarily engaged in employment activities S1-7 55 b Description of methodologies and assumptions used to compile data (non-employees) S1-7 55 b (i) Non-employees numbers are reported in head count/full time equivalent S1-7 55 b (ii) Non-employees numbers are reported at end of reporting period/average/other methodology S1-7 55c Disclosure of contextual information necessary to understand data (non-employee workers) S1-7 57 Description of basis of preparation of non-employees estimated number S1-8 60 c Percentage of own employees covered by collective bargaining agreements (outside EEA) by region S1-8 63 b Disclosure of existence of any agreement with employees for representation by European Works Council (EWC), Societas Europaea (SE) Works Council, or Societas Cooperativa Europaea (SCE) Works Council S1-8 AR 70 Own workforce in region (non-EEA) covered by collective bargaining and social dialogue agreements by coverage rate and by region S1-11 74 a All employees in own workforce are covered by social protection, through public programmes or through benefits offered, against loss of income due to sickness S1-11 74 b All employees in own workforce are covered by social protection, through public programmes or through benefits offered, against loss of income due to unemployment starting from when own worker is working for undertaking S1-11 74 c All employees in own workforce are covered by social protection, through public programmes or through benefits offered, against loss of income due to employment injury and acquired disability S1-11 74 d All employees in own workforce are covered by social protection, through public programmes or through benefits offered, against loss of income due to parental leave S1-11 74 e All employees in own workforce are covered by social protection, through public programmes or through benefits offered, against loss of income due to retirement S1-11 75, 76 Social protection employees by country [table] by types of events and type of employees [including non employees] S1-11 75 Disclosure of types of employees who are not covered by social protection, through public programmes or through benefits offered, against loss of income due to sickness S1-11 75 Disclosure of types of employees who are not covered by social protection, through public programmes or through benefits offered, against loss of income due to unemployment starting from when own worker is working for undertaking S1-11 75 Disclosure of types of employees who are not covered by social protection, through public programmes or through benefits offered, against loss of income due to employment injury and acquired disability S1-11 75 Disclosure of types of employees who are not covered by social protection, through public programmes or through benefits offered, against loss of income due to maternity leave S1-11 75 Disclosure of types of employees who are not covered by social protection, through public programmes or through benefits offered, against loss of income due to retirement S1-13 83 a Percentage of employees that participated in regular performance and career development reviews S1-13 83 b Average number of training hours per person for employees S1-14 88 e Number of days lost to work-related injuries and fatalities from work-related accidents, work- related ill health and fatalities from ill health related to employees 98 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.1 General disclosures 3.2 Environment 99 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.2 Environment Hywind Tampen turbines behind rigs in Skipavika, Norway. E1 - Climate change Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material climate-related impacts, risks and opportunities Our 2024 double materiality assessment identified material impacts, risks and opportunities related to climate as shown in the Figure to the left. All identified financial risks are climate-related transitional risks. A comprehensive description of the materiality assessment process for 2024 can be found in General disclosures. How the material impacts relate to our strategy and business model is described in E1-1. The resilience of our strategy and business model regarding our capacity to address climate-related material impacts is addressed in the climate-related resilience section below. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material impact: Greenhouse gas emissions Greenhouse gas emissions contribute to global atmospheric CO₂ levels and climate change. We have significant direct greenhouse gas emissions from our up- and midstream operations (scope 1) and indirect greenhouse gas emissions from our value chain (scope 2 and 3). The indirect emissions associated with the use of the oil and gas products we sell are significantly higher than those under our operational control. Material impact: Methane emissions Due to the increased global warming potential and shorter atmospheric lifetime of methane compared with CO2, reducing methane emissions can lead to more impactful and immediate climate benefits. The oil and gas industry is a major source of methane emissions. Although we have very low methane emissions relative to the global average emissions, we are continuously targeting methane emission reductions and are striving to respond to strengthened requirements for detecting and measuring methane emissions. Material impact: Development of renewable energy Deployment of renewable energy is needed to decarbonise global energy systems. We currently provide more than one million European homes with renewable power and are developing some of the world's largest offshore wind farms, located in Europe and the US. We are also in the process of building positions within onshore renewable and energy storage in Brazil, Denmark, Poland, UK and USA. Equinor has an ambition to grow within renewables. Material impact: Development of carbon capture and storage (CCS) According to all recognised scenarios aligned with the goals of the Paris Agreement, including those of the IPCC, capturing CO2 where it is emitted and storing it safely and permanently is crucial to reducing greenhouse gas emissions from hard-to- 100 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Greenhouse gas emissions Negative actual impact x x x x x x Methane emissions Negative actual impact x x x x x Development of renewable energy Positive actual impact x x x x x Development of carbon capture and storage Positive potential impact x x x x Energy production Positive actual impact x x x x x x Market effects related to actions to mitigate climate change impact the value of our oil and gas business Financial Risk x x Financial Opportunity x x Higher carbon prices Financial Risk x x x Failure to secure climate-related social licence to operate impacts portfolio value Financial Risk x x Value related to renewable and low carbon value chains Financial Risk x x Financial Opportunity x x E1 - Climate change abate industrial sources such as cement, steel, chemicals, power plants and for producing low- carbon hydrogen. We aim to be a leading CO2 transport and storage provider to reduce emissions. Material impact: Energy production We provide reliable energy to around 170 million people every day. Our involvement in energy production is mainly direct in the regions we operate, through our own energy production activities. We also provide energy indirectly, through third party sales volumes and ownership shares in other companies such as Ørsted A/S and Scatec ASA, and we sell our energy products globally. Material financial risks Material financial risk and opportunity: Market effects from actions to mitigate climate change impact the value of our oil and gas business Changes in how the world acts to mitigate climate change could affect market dynamics and the value of our oil and gas business. Climate laws, regulations, policies, technology developments, consumer preference and litigation outcomes can directly or indirectly impact oil, gas and electricity supply- demand balance and prices. Market effects outside business planning assumptions will affect cash flow, financial position and Equinor’s development but the actual impact is complex, where risks and opportunities to the company depend on many factors in transition pathways. Oil and gas prices below planning assumptions in a medium to long time horizon could negatively impact our financial position. Development toward lower hydrocarbon prices could be connected to faster growth in renewables, with opportunity to invest in alternative sources of revenue. Higher oil and gas prices could strengthen our financial position and support accelerated capital investment in low carbon value chains, but could also increase resistance from some shareholders to accelerate our transition rather than maximise short-term returns. We seek to manage these risk and opportunities through strategy and business planning processes, with integrated consideration of climate actions and social expectations and delivery of shareholder value. For more detailed information on risk and opportunity management related to commodity price sensitivities, see Section 5.2 Risk factors, Section 4 - Note 3 Climate change and energy transition and Section 4 - Note 14 Impairments to the Consolidated financial statements. Material financial risk: Higher carbon prices reduce value creation from our portfolio Higher than anticipated carbon prices, including through mechanisms such as allowances and purchase of quotas, could result in increased production costs and reduced cash flow from equity operations in a long to medium time horizon. Increasing long term CO2 fees will reduce the net present value (NPV) of our portfolio (until end of the assets’ economic lifetime) and can affect viability of current and future assets. We undertake targeted emissions reduction and maintain flexibility to adjust the portfolio based on assessment of carbon tax development. CO2 pricing is integrated into our investment decisions and business planning with the aim to ensure the assets are financially robust for possible future CO₂ pricing systems. Please refer to Section 5.2 Risk factors and Section 4 - Note 3 Climate change and energy transition for further information. Material financial risk: Failure to secure climate- related social licence to operate impacts portfolio value Shifts in stakeholder focus between energy security, affordability and decarbonisation add uncertainty to outcomes of our business activities across all value chains, which can affect cash flow, financial position and future development. Stakeholder momentum can impact continued support for e.g. company strategy, permitting, litigation, cost of finance, availability of future business opportunities, as well as ability to attract and retain workforce. We work to address stakeholder expectations through transparent communications with relevant stakeholders, through publications including our Energy transition plan and progress reporting toward ambitions. Material financial risk and opportunity: Value related to renewable and low carbon value chains Many uncertain factors affect our ability to access and develop attractive renewable and low carbon opportunities to create material cash flow and value growth through the transition. Financial opportunities can arise from development of supporting policies and frameworks, increased consumer demand, infrastructure and supply chain growth as well as technology, but we also face risk to cash flow and company development in case these do not materialise as expected. Our major capital investments may be affected by level of competition and global economic conditions, including exposure to interest rate risk and inflation risk. We manage this risk through actions such as targeted access and high-grading transition projects towards higher value, inorganic actions such as M&A, engagement in policy development supporting these markets, cost discipline and annual strategic business planning adjusted for the external context. For further information, see Section 5.2, Risk factors and Section 4 - Note 3 Climate change and energy transition. Impact, risk and opportunity management E1-1 Transition plan for climate change mitigation Equinor’s Energy transition plan Many of our material climate-related impacts, risks and opportunities are addressed in our Energy transition plan (ETP). The ETP was first published in 2022, at a time of substantial advancement in green policies and optimism around the pace of decarbonisation of the energy system. Since then, technological progress, geopolitical tensions and macroeconomic instability have all affected the pace of the global energy transition. In Europe, the turmoil in energy markets following Russia's invasion of Ukraine has elevated concerns about security of supply and affordability as key components of the “energy trilemma”. As energy demand continues to rise amid global uncertainties, nations and industries are recognising the importance of reliable and responsible energy suppliers in maintaining economic stability. Throughout the energy crisis in Europe, Equinor has been proud to stand with our partners and customers as a trusted provider of energy. We will continue to do so. This will require continued investment in a portfolio of high-quality, carbon-efficient oil and gas projects in Norway and internationally. In many areas of the energy transition, economics has been challenging in recent years. Inflation, supply chain bottlenecks, and permitting delays have added to costs and reduced margins. Despite the challenges, we have moved forward with our transition and decarbonisation ambitions as outlined in our updated ETP in 2025. We have maintained our industry leadership on carbon 101 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change efficient oil and gas production. We have continued to reduce our operated upstream emissions through innovations in electrification and efficiency. We have built on our heritage as a technology pioneer, deploying the world’s first floating wind farm to power offshore installations, sanctioning the world’s first gas-fired power plant with carbon capture, and commissioning the world’s first ammonia-fuelled supply vessel. We have developed new value chains and business models, establishing the world's first cross-border CO2 transport and storage facility, and advancing a portfolio of projects in low-carbon solutions. Against a backdrop of challenging external factors, we have built a gigawatt-scale renewable energy portfolio and project pipeline, with a focus on disciplined value-driven growth in key markets. The ETP outlines how we will continue to execute on our transition strategy while being open about the dilemmas. The plan sets out the ambitions and actions, in the short and medium term, to support our net-zero ambition for 2050. The plan provides details on how Equinor will reduce its own emissions while reducing the intensity of the energy it provides as a company through investment in low carbon technologies and business models. The ETP is aligned with the company’s strategy and integrated into the business planning process through the annual corporate planning and portfolio management process. It is developed, reviewed, and updated in consultation with, and approved by, the board of directors and the CEO. Equinor reports on the progress of the plan annually. To guide our progress, we have set out the following ambitions and milestones. Emissions reductions from our operations We aim to reduce our net operated (scope 1+2) emissions by 50% from 2015 to 2030, a pace and scale consistent with a science based, 1.5°C-aligned trajectory as defined by IPCC pathways’ • We have acted early to reduce our emissions, and by the end of 2024 have achieved reductions of 34% below our 2015 baseline. • We intend to achieve at least 90% of our 2030 ambition through absolute reductions, using high- quality credits to cover residual emissions. We are an industry leader in carbon efficiency, with an upstream CO2 intensity less than half the industry average, and methane and flaring intensities close to zero. • We have a 2030 upstream intensity target of 6 kg CO2 per barrel of oil equivalent (operated scope 1 emissions). • Our methane and upstream flaring intensities are close to zero, and considerably lower than the industry average. More details on targets, progress, actions, levers, and investments related to our scope 1+2 emissions reductions can be seen in the sections below. Investing in the decarbonisation and transition of the energy system Rapidly reducing our own emissions is necessary, but not sufficient. To ensure long-term value creation, we are investing in solutions that will deliver energy with lower – and eventually net zero – emissions to our customers and end-users. To achieve this, we are applying our extensive experience and competence gained from oil and gas to other parts of the energy system, and to solutions supporting heavy industry. • We have an extensive and robust project pipeline within renewables and low carbon solutions, with a strong focus on execution. We aim to have 10-12 GW of installed renewable capacity by 2030, and transport and storage capacity of 30-50 million tonnes of CO2 per year by 2035 (equity base). In line with our strategy, we are increasing our investments in renewables and low carbon solutions over time, provided that we find attractive opportunities within these sectors. Since 2020, we have increased our investment into renewables and low carbon solutions. Overall, the share of gross capex* to renewables and low carbon solutions was 16% in 2024 compared to 20% in 2023. If the financial investment of 10% ownership share in Ørsted A/S is included, the share would be 27%. We will continue to report annually on the share of capex allocated to transition activities. To meet the climate challenge while also addressing the need for energy, Equinor has developed a metric that shows how we are progressing towards our own net-zero ambition while simultaneously investing in the transformation of the energy system. The Net Carbon Intensity metric tracks our net emissions, including scope 3 emissions from use of the energy products we produce, in relation to the overall energy from the oil, gas, electricity, hydrogen, and biofuels and other energy products that we produce, showing how we aim to deliver energy with lower net emissions over time. • As a result of our investments into transition businesses and emissions reduction activities, we expect that Equinor’s group-level net carbon intensity will be reduced by 15-20% by 2030 and 30-40% by 2035. Beyond 2035 we will continue to reduce the emissions from our operations and the net carbon intensity of the energy we provide, towards our ambition of being a net-zero energy company by 2050. We will continue to produce and supply oil and gas during this time, but we anticipate that over time it will form a smaller proportion of the energy and services that we provide. More details on ESRS relevant targets, progress, actions, levers, and investments related to the reduction in the emissions intensity of our portfolio can be seen in the sections below. Supporting the goals of the Paris Agreement Equinor supports the goals of the Paris Agreement. Meeting those goals will require large-scale systemic changes across multiple sectors, which cannot be achieved without collective action or without addressing demand-side considerations. Parties to the Paris Agreement are nation states, which submit reductions plans for their own direct emissions as Nationally Determined Contributions (NDCs). Companies are not parties to the Agreement. For energy companies, which have significantly higher indirect emissions in their value chain (scope 3) than from direct emissions, this creates a particular challenge with regard to assessing how their strategies relate to the Paris Agreement. By informing our strategy with both climate science and our business realities, we aim to contribute to the energy transition while maintaining our competitiveness and resilience to adjust to a rapidly evolving energy landscape, including considerations around security of supply. Equinor contributes to global efforts to mitigate climate change while also addressing the transition risk associated with a rapid societal decarbonisation to a sustainable economy. 2024 Progress on implementing the transition plan An update on progress in 2024 on our Energy transition plan is provided in section 2.3 Sustainability performance. Explanation of how transition plan is embedded in and aligned with overall business strategy and financial planning Equinor’s transition plan is strongly embedded in the strategy: optimised oil and gas production, high value growth in renewables and new market opportunities in low carbon solutions. As the board is responsible 102 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change for shaping the company's overall strategy and direction, the board of the directors was actively involved in the process of making the first transition plan and in the process of updating the same. The CEO, business areas and corporate functions have all been integrated into this process and have informed the development of the climate ambitions. This involvement is – and has been – crucial for ensuring internal broad anchoring, understanding and ownership of the ambitions and actions comprising the plan. Forecasts for greenhouse gas emissions from our operations and net carbon intensity metric and double materiality analysis inform the annual overall strategy and financial planning process. Approval of the transition plan The transition plan is approved by the board and the CEO in Equinor. E1-2 Policies related to climate change mitigation and adaptation The following policies are in place to manage our material impacts, risks and opportunities related to climate change and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts, where applicable. Whether or not the climate policies address topics including climate change mitigation, energy efficiency and renewable energy, are described as part of the respective policy descriptions. Climate change adaptation is currently not assessed to be a material topic on portfolio level, and as a consequence policies and risks and opportunities related to physical climate risks are not described. The status of our physical climate risk assessment work is presented to support this. Equinor Book The full overview of the Equinor Book can be found in General disclosures. Relevant provisions to this section include our ambition of transforming our company to provide energy by optimising oil and gas, continuing our high value growth in renewables and developing new market opportunities for low carbon solutions. The Equinor Book outlines that we are reducing the carbon footprint of our energy production and aim to be a net-zero company in 2050. The Equinor Book applies to all material E1 IROs. Environmental Policy Equinor’s Environmental Policy sets out our commitment towards the environment and nature. The environmental policy applies across Equinor operated assets, Equinor’s controlled companies for all activities and phases of our capital value process. It outlines our commitments to mitigate potential negative impacts from our business activities and contribute to concerted actions to positively impact nature in support of relevant international conventions and agreements, including the Paris agreement and the Kunming-Montreal Global Biodiversity Framework. It additionally delineates our actions to integrate due diligence within our governance, risk and performance frameworks. Where potential impacts lay beyond Equinor operated assets and Equinor-controlled companies, the policy outlines our stance to actively influence, engage, and collaborate with relevant actors. Specific provisions particularly related to climate change include the identification of actual and potential impacts, risks and opportunities related to greenhouse gases and other emissions to air within our due diligence approach. The Environmental Policy is implemented within our management system, applies to all material E1 impacts, and is owned by the executive vice president of safety, security and sustainability. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant provisions to this section include requirements on environmental aspects, including that we systematically manage our environmental aspects in accordance with good international practices and principles and are required to comply with applicable environmental laws and regulations. We work actively to limit greenhouse gas emissions from our activities. The Code of Conduct applies to all material E1 impacts, risks, and opportunities. Functional Requirement - Sustainability The full overview of the Functional Requirement on Sustainability is found in General disclosures. Relevant provisions to this section addressing climate change mitigation and energy efficiency, include requirements related to greenhouse gas emissions and methane emissions. This functional requirement applies to all material E1 impacts with specific requirements towards climate change impacts including “greenhouse gas emissions” and “methane emissions”. Work Requirement - Sustainability Data The full overview of Equinor’s Work Requirement on Sustainability Data is found in General disclosures. Relevant provisions include requirements for climate data including emissions of CO2, methane and N2O, energy consumption, flared hydrocarbons, greenhouse gas reductions, emissions forecasts, hydrocarbons produced and recording of equity share. There are additional requirements related to calculation of energy produced from renewables, installed capacity renewables, and energy produced at gas fired power plants. This work requirement applies to all material E1 impacts. Additional policy positions We advocate for regulations and frameworks in support of the Paris Agreement and work with governments to establish policy frameworks that enable and accelerate the energy transition. We prioritise efforts that drive scale-up of low-carbon energy system while addressing affordability and security of supply. Our main policy priorities include: • A holistic and technology-neutral approach towards decarbonisation objectives, with a focus on outcomes rather than mandates for specific solutions. • Stable and market-oriented policy frameworks that are coordinated and compatible at regional, national and local government levels. • Effective and transparent carbon pricing to incentivise investments in low-carbon technologies and business models. The most efficient approach to carbon pricing is through market-based mechanisms such as carbon taxes or cap-and-trade systems. • Availability of, and access to electricity, to enable emissions reductions for operations on the Norwegian continental shelf. • Clarity and acceleration of acreage leasing, permitting and fiscal regulations for renewable and CCS projects. We conduct and publish annual reviews of industry association and membership organisation alignment with support of the Paris Agreement to ensure transparency. We have also established expectations towards our suppliers related to climate. These include setting net- zero ambitions and near-term emissions reduction targets, and publicly disclosing scope 1 & 2 emissions and estimates for scope 3 emissions. 103 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change E1-IRO-1 Description of the processes to identify and assess material climate-related impacts, risks and opportunities Climate-related resilience assessment Our strategy is informed by continuous internal and external analysis, stakeholder engagement, and robust risk management processes. We assess the resilience of our business to both transition risk and risks to our assets from the physical effects of climate change. Transition risks Our Enterprise Risk Management framework is integrated across all our activities, where we consider downside and upside risks (i.e. threats and opportunities) in short-, medium- and long-term perspectives. We apply a standardised risk management process based on ISO 31000: Risk Management with aims to ensure that risks are consistently identified, analysed, evaluated, and managed to deliver objectives. This process includes identification of transition-related uncertainties that can affect value outcomes from our portfolio or present new value chain opportunities. We use our own energy scenarios (published as Energy Perspectives) as well as scenarios from IEA’s World Energy Outlook (WEO) to inform our internal strategy and planning processes. Climate scenarios enable us to identify transition uncertainties and to monitor for signposts where we can optimise our business as energy pathways progress. Such transition uncertainties can be related to, for example, Paris aligned policies and regulations, market shifts in energy supply/demand, and technology developments. Equinor’s financial viability depends on profitability from prices for the company’s products and services, where oil and gas revenue continues to remain important to support capital investments for growth in low carbon business lines. Equinor continuously manages and adjusts its portfolio to balance short-, medium- and long-term value based on the external context, to capture opportunities and to limit downside risk. Robustness to long term energy and carbon market uncertainties and assessment of political, regulatory and reputational risks are integrated into all investment decisions and corporate business planning. In addition, we maintain portfolio flexibility and liquidity reserves in order to respond to significant market changes in the short to medium term. This approach is applied to our oil, gas, renewables and low carbon investments, which can be positively and negatively impacted by transition events. To assess transition risk and compatibility towards Paris-aligned global emission reduction scenarios, we conduct annual resilience tests on our portfolio, using the IEA’s STEPS, APS and NZE scenarios. Exploration activities are not included due to the uncertainties related to potential discoveries and development solutions. We assess the portfolio transition risk by testing the net present value after tax (NPV) by applying price assumptions for oil, natural gas and CO₂ tax from each of the WEO scenarios, compared against results using Equinor’s internal commodity price assumptions. Equinor’s commodity price assumptions are based on management’s best estimate of the development of relevant current circumstances and the likely future development of such circumstances. In the scenarios Equinor uses management price assumptions up to the first IEA price point disclosed in 2030, this represents a change from previous years’ practice. From 2030 and onwards we apply linear interpolation between IEA´s prices. To be comparable to Equinor management’s price assumptions, we adjust the IEA oil prices for transportation cost and all prices for real inflation in 2024. Our portfolio and 104 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Resilience scenarios overview IEA's WEO scenarios Unit Stated policies scenario (STEPS) Announced pledges scenario (APS) Net-zero emissions by 2050 scenario (NZE) Description A scenario based on the latest implemented policy settings, including energy, climate, and related industrial policies A scenario where all national energy and climate targets made by governments are met on time and in full A scenario where the world moves on a potential path towards limiting global warming to 1.5°C relative to pre-industrial levels Temperature rise to 2100 (from preindustrial levels) ˚C 2.4 1.7 1.5 Change in demand for Oil in 2050 (from 2023) % -6 -46 -77 Change in demand for Natural Gas in 2050 (from 2023) % 5 -41 -79 Change in Renewables production in 2050 (from 2023) % 374 549 686 E1 - Climate change capex flexibility can reduce the negative impact seen in the low-price scenarios by mitigating actions such as re-optimising the non-sanctioned portfolio. Importantly, in the scenarios only oil, natural gas and CO₂ prices are varied, not reflecting the potential impact on our renewable and low carbon solution portfolio in an accelerated transition scenario. The resilience analysis was performed in February, 2025, and presented to the board of directors in March, 2025. The testing horizon span from 2025-2050. The results of the analysis can be found in the illustration on the previous page. Our capital allocation is designed to provide flexibility to optimise and re-optimise our portfolio, ensuring that we continue to generate high value through economic cycles. We thoroughly assess climate- related risks and the robustness of all investment proposals, incorporating a CO₂ cost and evaluating CO₂ intensity. Within our oil and gas development portfolio, projects coming on stream in the next 10 years have a payback time of around 2.5 years and an average break-even price of below 40 USD/bbl. Accordingly, our oil and gas portfolio is expected to remain robust even to a sharp decline in prices. IEA’s NZE scenario projects an increasing market size of carbon capture, utilisation and storage and a global growth in electricity generation from renewables of more than 600 percent by 2050, which in could reflect a potential upside for Equinor’s renewable and low carbon solution portfolio. Physical climate risk Changes in physical climate parameters, such as extreme weather events or chronic physical impacts, as e.g. rising sea level and increased temperatures could impact our assets, resulting in disruption to operations, increased costs, or incidents. By assessing our portfolio against the physical climate risk exposure and implementing mitigation measures as required, we aim to ensure that our portfolio is resilient to different climate scenarios. We have addressed the physical climate risks of our assets for a several years and gradually matured our understanding of the uncertainties and relevant parameters to be included. Equinor has not identified physical climate risk as a material impact based on our current assessment of our portfolio. However, as our methodology is under development and with a portfolio in transition, this may change. We will anyway need to assess the physical climate risks and evaluate adaptation measures, as required, on an asset-by-asset level to protect our assets and people and respond to regulations and financial institutions. For more details on our physical climate risk assessment please see section 5.3 Additional sustainability information E1-8 Internal carbon pricing In our portfolio and decision analysis, our base assumptions include a carbon cost for all investment decisions. For internal carbon pricing purposes, we forecast the EU ETS price, the UK ETS price, and the Norwegian carbon tax. Forecasts are based on assessing current market movements and analysing long-term development, including policies and regulations. For the EU ETS, the forward market and long-term supply and demand balances are analysed. For the UK ETS, a spread with the EU ETS in the near term is assumed. The CO₂-tax assumptions for Norwegian upstream assets are based on Norway’s Climate Action Plan for the period 2021-2030 (Meld. St 13 (2020-2021)), assuming a gradually increased CO₂ tax (the total of EU ETS + Norwegian CO₂ tax) in Norway to 2,000 NOK/tonne (real 2020) in 2030. An internal global carbon price is used in countries not covered by carbon pricing schemes. Starting from 2026, we use a default minimum at USD 92 per tonne (real 2024), that increases to USD 118 per tonne by 2030 and stays flat thereafter. This price is based on an assessment of current carbon cost policy trajectories in major markets. This carbon cost is included in investment decisions and is part of break-even calculations when testing for profitability robustness. The actual CO₂ costs for Equinor-operated assets were USD 954 million in 2024. E1-9 Anticipated financial effects from material physical and transition risks and potential climate-related opportunities With the exception of disclosures covered as part of the climate-related resilience assessment and physical climate risk assessment, Equinor exercises the right as per the ESRS Phase-in option, to begin reporting on all disclosures in the subsequent year. E1-4 Targets related to climate change mitigation and adaptation Our ambitions to reduce greenhouse gas emissions are measurable, outcome-oriented, and time-bound, and cover our significant impacts, risks, and opportunities, in accordance with the target definition in ESRS. We have established greenhouse gas reduction ambitions to manage our negative material impacts. Emissions from assets where we have operational control (Scope 1 and 2) contribute to approximately 4% of our value chain emissions. Indirect emissions from purchased energy, including electricity, steam, heating and cooling (scope 2 emissions) constitute 0.03-1.5% dependent on reporting methodology (location- vs. market-based approach). For indirect emissions from our value chain (scope 3 emissions), emissions from use of energy products, maritime emissions and emissions from financial investments are currently included in our group-wide ambitions. The figure shows our emissions from the value chain with boundaries as for our ambitions. Our ambitions cover 91% of our value chain emissions. Not all our indirect emissions are covered by ambitions, both due to materiality and, for some categories, quality of data. We are working with suppliers, customers, partners and other stakeholders to improve the quality of data of our indirect value chain emissions in several categories and reporting methods for these categories. To track progress over time on our decarbonisation performance, we have kept the previous baseline and boundaries applicable for our ambitions. The impact of changing the boundaries to the boundaries proposed by ESRS is described for each of the ambitions. Our ambitions have not been assessed by the Science-Based Targets Initiative (SBTi), which currently does not have a sector specific standard for the oil and gas industry. To be effective and equitable, we believe such frameworks should recognise the historical performance of companies that have made the efforts necessary to demonstrate sector leadership over many years. They should reward companies that are transforming their business models and investments to contribute to systemic change. They should also recognise solutions that help other companies and sectors decarbonise, such as CCS, for emissions inside and outside company boundaries. We have provided input to previous SBTi consultations and look forward to evaluating the oil and gas sector guidance against the criteria above when it is published. 105 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Carbon cost relative to base assumptions 100% 98% 96% 85% Equinor NZE APS STEPS E1 - Climate change Energy production and emissions in our value chain in 2024 106 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report UPSTREAM Purchased goods and services Capital goods Business travel 1.6 0.9 0.1 million tonnes CO2e (operational) million tonnes CO2e (operational) million tonnes CO2e (operational) Employee commuting 0.02 million tonnes CO2e (operational) Fuel and energy- related activities Transportation and distribution Waste generated in operations 0.2 3.9 0.03 million tonnes CO2e (operational) million tonnes CO2e (operational) million tonnes CO2e (operational) DOWNSTREAM Processing of sold products Use of sold products End of life treatment of sold products 12.9 251 5.7 million tonnes CO2e million tonnes CO2e (equity) million tonnes CO2e (equity) Investments 1.3 million tonnes CO2e (equity) OUR ACTIVITIES Energy generation GHG emissions Oil and gas production Gas to power, delivered to grid Renewable energy production1 Scope 1 + 2 756 2.0 4.8 8.4 mmboe (equity) TWh (equity) TWh (equity) million tonnes CO2e (equity) Oil and gas production Scope 1 + 2 1149 11.0 mmboe (operational) million tonnes CO2e (operational) Not included: Downstream leased assets, downstream transportation and distribution and franchises Not included: Leased assets (buildings leased by Equinor) 1) Equity production delivered to grid from own production and investments E1 - Climate change Operated greenhouse gas emissions ambition Equinor has established ambitions, which covers 100% of our operated CO2 and CH4 emissions for assets where we have operational control. Equinor’s ambition is to reduce operated (scope 1 and 2) greenhouse gas emissions by net 50% by 2030 relative to 2015. We aim for 90% of these reductions to be met by absolute reductions and will use maximum 10% carbon credits. This equals a gross greenhouse gas emission reduction target, where the company aims to achieve 45% absolute emissions reductions by 2030. By setting a baseline year that corresponds to the year of the Paris Agreement, we can chart our emissions reduction progress according to a Paris-defined pathway. Due to materiality only CO2, CH4 and N₂O are included in our greenhouse gas emissions reporting. Indirect emissions from purchase of electricity, heat and cooling (scope 2) are primarily related to electricity use in Norway, where we use a location-based factor. These emissions constitute a minor share of the emissions. In 2024 our scope 2 emissions were 0.1 million tonnes CO2e, which constitute around 1% of our estimate of operated greenhouse gas emissions. Equinor is an industry leader in emission reductions: The upstream CO2 intensity of our operations is less than half the industry average, as tracked by the International Association of Oil and Gas Producers. Equinor also aims for a low CO2 intensity from our operations (6 kg/boe in 2030). Striving towards the lowest possible CO2 emissions intensity is an important benchmark on asset and project level. Our 2030 ambition for group-wide operated emissions is science-based and compatible with a 1.5˚C pathway, as defined by the interquartile range of C1 (low or no overshoot) scenarios for 1.5˚C developed by the Intergovernmental Panel on Climate Change Sixth Assessment (AR 6)13. This is shown in the figure to the right. The corporate ambition for operated greenhouse gas emissions is not fully aligned with the ESRS boundaries. The boundaries for this ambition is in accordance with our reporting to authorities, the GHG protocol14 and industry practice and reflect a scope where we have a strong influencing power. It includes our equity emissions (included in ESRS E1 50a) and our partner’s equity emissions (included in ESRS E1 50b) from the assets Equinor operates. Methane emissions ambition Equinor has an ambition of keeping the methane emissions near zero, <0.02% of marketed gas. We have an industry-leading performance with regards to methane emissions: In 2024 methane intensity was 0.01% of marketed gas, compared to an industry average as defined by the Oil and Gas Climate Initiative member companies of 0.14%. We aim for further reductions. Our methane emissions contribute around 3% of our scope 1 and 2 emissions on an operated basis (based on a GWP of 29.8). Equinor has been awarded the Oil & Gas Methane Partnership 2.0 (OGMP 2.0) Gold Standard every year since it was established. The boundaries for our methane emissions ambition are the same as for the operated emissions. 107 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change 13) IPCC Sixth Assessment Report (AR 6) 2021, 14) https://ghgprotocol.org/ Net-zero ambition Equinor aims to be a net-zero company by 2050. The ambition includes both emissions from production and from end-user’s consumption of energy. The net carbon intensity (NCI) metric tracks our progress towards the net-zero ambition. The NCI metric measures our net emissions, including scope 3 emissions from use of the energy products we produce, in relation to the overall energy from the oil, gas, electricity, hydrogen, biofuels and other energy products that we produce, showing how we aim to deliver energy with lower net emissions over time. It also covers CO2 storage that we provide as a service, use of carbon credits to compensate for residual emissions, and measures taken by our CCS customers to reduce their emissions, such as emissions from a cement factory that is injected at an Equinor storage site. The NCI metric is not fully aligned with the the ESRS boundary, For a net-zero ambition covering indirect emissions from the consumer’s use of our products, which are emissions outside our control, we believe it is reasonable to use intensity-based metrics to inform the net-zero strategy. Such an approach avoids adverse incentives for both the company and climate that may result from the setting of an absolute reduction target, including the closure of carbon efficient installations and the risk of displacing emissions to less transparent and responsible energy providers. The NCI metric incentivises Equinor to contribute to energy-system decarbonisation while also supplying energy to society and thereby contribute to energy security and affordability. The NCI metric also enables us to continue developing and producing the oil and gas that will be needed even in 1.5°C aligned climate scenarios. In our Bridges15 scenario, which is aligned with a 1.5°C emissions pathway, there is a need for additional supply of oil and gas volumes beyond those from existing fields. Whether such volumes are developed from existing fields using improved oil recovery techniques or via new exploration is likely to be determined by the relative economic competitiveness of different options. An intensity-based ambition including scope 3 emissions can result in an increase in absolute scope 3 emissions from the use of the oil and gas we produce and still show a reduction in intensity. Further, a comparison of the demand outlook for oil and gas in the IEA’s Announced Pledges Scenario, which is equivalent to a 1.7°C temperature pathway, with projected production from existing fields, shows there would be a considerable shortfall of supply in this scenario, which would need to be met with new volumes. Because the NCI and net emissions metrics are used within the context of our energy-transition and net- zero ambitions, the methodologies underpinning these metrics are tailored to Equinor’s context. There are a variety of methodological considerations that must be made when using net emissions and NCI metrics at a company level. The inclusion of emissions associated with the use of our energy products in the NCI introduces methodological choices, as indirect emissions always represent another entity’s direct emissions. The NCI and net emissions metrics should therefore be viewed within a company context, and, for Equinor, related energy and net emission values cannot be viewed from a global or sectoral mass- balance perspective. The NCI metric and milestones are not designed to be aligned with or assessed relative to science-based emissions pathways. It is not possible to definitively confirm or refute whether an intensity-based approach to addressing indirect emissions reductions at the pace outlined by our NCI ambition is compatible with a transition to a sustainable economy in line with the Paris Agreement. Including indirect emissions in the ambition should in no way be construed as an acceptance by Equinor of responsibility for the emissions caused by such use. 108 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report The Net Carbon Intensity metric Net Emissions: The NCI numerator includes, on an equity basis: • Direct emissions from Equinor's operations (scope 1) • Indirect emissions from purchased energy (scope 2) • Emissions from the use of energy products (scope 3) • Emissions from our investments (scope 3) Emissions reductions and removals, including Carbon Capture and Storage services and natural sinks, as well as substantiated customer decarbonisation actions, are netted against total emissions. Energy Production: The NCI denominator includes all equity energy (including from our investments) and energy products produced by Equinor, including oil, gas, hydrogen, biofuels, and electricity from renewables and power plants. The energy content is consistently represented in megajoules (MJ) and is based on the lower heating value (LHV) of the primary energy sources. For energy products produced by Equinor, Equinor accounts for the energy in the originating feedstock used to produce the fuel or electricity or the equivalent fossil fuel energy needed to produce the same amount of electricity. Clarifications and Exclusions: • Decarbonisation by Customers: When customers decarbonise Equinor's energy products before use, and such actions are substantiated and verified, they contribute to a reduction in the NCI. • Avoided Emissions: Avoided emissions from the use of Equinor's energy products are not included in the NCI. • Energy chain accounting: The NCI accounts for Equinor’s role in the energy chain of a specific energy product only once. Further details are described in a methodology note on equinor.com. E1 - Climate change 15) Equinor | Energy Perspectives 2024

Our ambition is to reduce NCI by 15-20% by 2030 and by 30-40% by 2035, on a pathway towards a 100% reduction by 2050. The reduction of NCI – and net emissions – to zero is Equinor’s definition of “net zero” at a corporate level. For the purpose of ESRS reporting, this ambition constitutes Equinor’s value chain target, including scope 1, 2 and 3 emissions. The NCI is now 2% below the 2019 baseline, from 67.4 g CO2e/MJ to 65.8 g CO2e/MJ in 2024. The ambition for net zero/net carbon intensity is not fully aligned with the ESRS definition or boundaries. Absolute scope 3-related emissions associated with our NCI metric in 2030 are estimated to be between 255 and 260 million tonnes, similar to the level in 2024. Estimates for gross, total absolute scope 3- related emissions in 2050 are not available as it falls outside the time horizon of current business planning. Maritime decarbonisation ambition Equinor established corporate maritime decarbonisation ambitions in 2020, responding to the United Nations International Maritime Organisation (IMO) and Norwegian decarbonisation ambitions, at that time. These included ambitions to halve emissions from maritime activity by 2030 in Norway relative to 2005 levels and to halve global maritime ambitions by 2050 relative to 2008 levels. Our buyer-side decarbonisation efforts to date (on a tank-to-wake basis) have led to a 36% reduction in the absolute emissions level in Norway (relative to 2005) and 8% reduction globally (relative to 2008). This has been achieved through the uptake of alternative fuels (LNG and LPG) in the tanker fleet and the uptake of LNG, battery hybrid and shore power for the offshore vessels supporting our activities, as well as from the adoption of energy efficiency measures across the Equinor fleet. From the marine fuel provider-side, we are producing bio-blend fuels at Mongstad and biomass balanced bio-methanol at our facilities in Norway (Mongstad and Tjeldbergodden respectively) that are being offered to the maritime sector. And in 2023, we were the first supplier of bio-methanol for a new build dual- fuel methanol cargo vessel. In 2025, we updated the corporate maritime decarbonisation ambitions, setting new time-bound ambitions for the period 2025 to 2050. These ambitions are aligned with the IMO’s updated global greenhouse gas strategy16 that is consistent with the long-term temperature goal set out in Article 2 of the Paris Agreement and regional and national policies and regulations in the European Union (EU) and Norway. The 2025 maritime buyer-side global greenhouse gas reduction ambitions cover maritime emissions (Scope 3, on a well-to-wake basis) from tankers transporting Equinor’s and Petoro’s equity volumes and third-party volumes as well as emissions from ships supporting our offshore oil and gas and renewables activities. With around 200 chartered vessels operating at any time, we will leverage our position as both a buyer and provider of marine fuels. Using low carbon marine fuels and investing in dual-fuel technology in our fleet and producing low carbon fuels, we can support both the supply- and demand-side of the market build. E1-3 Actions and resources in relation to climate change policies Operated greenhouse gas emissions ambition - actions and resources Equinor plans to reach our 2030 ambition for reduction of greenhouse gases from our operated assets through a combination of measures, including energy efficiency measures, electrification of long- lifespan installations and portfolio management. The emissions reductions from 2025 to 2030 will build on the significant progress made since 2015. Electrification of long-lifespan installations Electrification of long-lifespan installations is the most effective and cost-efficient measure for reduction of operational emissions. For some installations, full electrification will be optimal, while for others, partial electrification will be more appropriate. Thus, some turbine generated gas power will still be used. Offshore, the energy efficiency of power production is about 25-35%, whereas in onshore Europe, efficiency is about 60% if used in a gas-fired power plant, and close to 100% when used for heating and industry. Replacing gas turbines offshore, either completely, or partially, with electric power therefore provides increased energy efficiency and global climate benefits. Electrification projects are capital intensive, and as about 95% of the costs associated with our decarbonisation actions are related to electrification projects, only capex for electrification is included in the costs presented. 109 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change 16) MEPC 80-17-Add.1 - Report of The Marine Environment Protection Committee on its Eightieth Session (Secretariat) , IMO (2023) Energy efficiency measures Energy efficiency measures are also important drivers for reducing emissions, and we have cut around 2 million tonnes CO2 since 2015 through implementation of an energy management process for all assets, and with nearly one hundred further actions in implementation or planning. Further initiatives are in the planning or an implementation phase. The costs for energy efficiency measures are more difficult to quantify, as improved energy management has many positive outcomes in addition to reducing greenhouse gas emissions. As the costs for energy efficiency measures are estimated to <5% of the total capex spent on decarbonisation actions, these costs are not included in the table below. Decarbonisation - actions and resources: 2024 Since 2015, we have reduced our gross scope 1 and 2 greenhouse gas emissions by 34%. From 2023 to 2024 the emissions reduction was 0.6 million tonnes. Our upstream CO2 intensity improved from 6.7 kg CO2/boe to 6.2 kg CO2/boe. The installations Sleipner, Troll B and Troll C were partially electrified in 2024. Hywind Tampen, an offshore wind farm providing power to Snorre and Gullfaks oil and gas fields in the North Sea, started operations in 2023, and as we reported 50% of the costs last year, 50% of the costs are reported in 2024. Gina Krog was fully electrified in 2024. Replacement of the Randgrid FSO with an oil export pipeline to Sleipner A has also reduced the emissions. The Heimdal installation was decommissioned in 2023, and this has also contributed to emission reductions. Decarbonisation - actions and resources: 2025-2030 Several projects will contribute to decarbonisation towards 2030. These include the following sanctioned (projects that were subject to a final investment decision) and non-sanctioned projects (project in earlier planning phases): • Full electrification of Troll C, Hammerfest LNG, Grane, Snorre A og B (Tampen). • Partial electrification of Oseberg field center and Oseberg South, Njord, Gullfaks C (Tampen), Heidrun (Halten), Kristin (Halten) and Åsgard B (Halten). • Kårstø reduced emissions project. • Several smaller emission reduction projects, as e.g. retrofit of power system to combined cycle at Statfjord C. Emission reductions from the different projects and increased emissions from oil and gas projects yet to come on stream are also included in the figure below. The portfolio of projects coming on stream over the next 10 years have a lifetime upstream CO2 intensity below 7 kilograms per barrel Equinor expects greenhouse gas emission costs to increase from current levels and to have a wider geographical range than today. Today, In addition to paying CO₂ taxes in Norway, Equinor is subject to the EU ETS in Norway and Germany, and emission trading systems in the UK and Canada. We will also be subject to the Brazilian emissions trading system. Two thirds of our equity production is produced on the Norwegian continental shelf. Norway’s Climate Action Plan for the period 2021-2030 (Meld. St 13 (2020-2021)) assumes a gradually increased CO₂ cost (the total of EU ETS quotas + Norwegian CO₂ tax) in Norway to 2,000 NOK/tonne CO2 (real 2020) in 2030. The change in opex due to electrification is based on cost of power and reduced CO2 costs. In addition, there will be revenue from saved fuel gas sales. Capex (full cycle) and change in opex (full cycle, over the life-time) after implementation of the decarbonisation projects are given in the table below. Decarbonisation - actions and resources 2030 to 2050 In 2050 Equinor will still have oil and gas installations in operation with low emission intensities. Further decarbonisation of our scope 1 and 2 emissions will primarily result from consolidation and energy efficiency measures, but also further electrification and CCS will be evaluated. 110 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2024 Implementation year CAPEX (full cycle) [MNOK24] Change on OPEX1 (full cycle) [MNOK24] Projects Implemented abatement – Electrification and alternative oil export 2024 8,500 -14,000 Electrification of Sleipner and Gina Krog (100%), and Troll B and C (50%), Gina Krog alternative oil export Implemented abatement – Offshore wind 2024 4,000 1,100 Hywind Tampen (50%) Sanctioned abatement (in execution) 2025-2030 25,000 -16,000 Electrification of Troll B and C (50%), Oseberg, Njord and Hammerfest LNG, Statfjord C combined cycle Non-sanctioned abatement 2025-2030 58,600 -40,000 Electrification of Grane, Tampen and Halten, Kårstø reduced emissions projects 1) OPEX is based on reduced CO2 costs and electricity costs. In addition, there will be revenue from saved fuel gas sales. E1 - Climate change Net-zero ambition - actions and resources Achieving our net carbon intensity reduction ambition will require a variety of actions related to different parts of our value chain, including reducing emissions from our oil and gas operations, increasing transport and storage of CO2 via CCS, investing in high- quality carbon sinks, increasing production of renewable power and increasing production of low-carbon hydrogen and biofuels. In the longer term, a likely decline in oil and gas production will drive reductions in net carbon intensity towards net zero in 2050. Renewables We already provide more than one million European homes with renewable power from our offshore wind farms in the UK. We have also built a multi-tech onshore power and storage portfolio through acquiring local developers in select power markets in northern Europe, Brazil and the USA. In 2024, Equinor made investments into Ørsted A/S, a global market leader in offshore wind. Over recent years we have secured a strong offshore wind pipeline at low cost and have positioned ourselves as a leading developer in parts of Europe and the US. This pipeline gives us optionality to pursue the most attractive projects, and execute on our strategy with high flexibility. Equinor has an ambition to install 10-12 GW of renewable power capacity (equity basis) by 2030. We have now entered an execution phase, with three mega projects in construction and an all-time high activity level: • Dogger Bank (UK), Empire Wind 1 (USA) and Baltyk II & III (Poland) • These projects comprises will construct 431 offshore wind turbines, 3,000 km of cables, 6 offshore substations, and 3 operation and maintenance centres onshore, leading to a generation capacity of 6 GW in execution. We are also building positions within onshore renewable and energy storage in Brazil, Denmark, Poland, the UK and the USA, through the platform companies Wento, BeGreen and Rio Energy. Carbon Capture and Storage (CCS) and Low Carbon Solutions Equinor pioneered offshore CCS technology nearly three decades ago, when we began separating CO₂ from natural gas on the Sleipner field and reinjecting it for permanent storage deep under the North Sea. Since then we have safely stored nearly 20 million tonnes of CO₂ at Sleipner, with an additional 8 million tonnes under the Barents Sea at the Snøhvit field. As the operator of Technology Centre Mongstad, the world’s largest test facilities for CO₂ capture technologies, we have facilitated development of many of the world’s leading capture solutions. We are maturing transport solutions based on both ships and a large pipeline to connect industrial emitters in Europe with CO₂ storage opportunities on the Norwegian continental shelf. We are also developing further CCS projects in the UK, Denmark and the US, all regions with policy support for CCS, but differing commercial frameworks and market opportunities. Being present in these different regions brings diversity and optionality to our portfolio. We have an ambition to build up a CO2 transport and storage capacity of 30-50 million tonnes (equity basis) by 2035. Looking forward, we continue to apply our extensive geological knowledge and subsurface technology capabilities towards identifying and developing suitable sites for CO₂ storage. Building commercial markets for CCS will highly depend on policy frameworks that incentivise decarbonisation of industries. Hydrogen can be a key contributor to the energy transition as an energy carrier in sectors that are difficult to decarbonise, such as shipping, industrial processes and long-distance transport. We are participating in several low carbon hydrogen projects in the UK and Belgium to show how hydrogen can provide scalable and profitable growth in the future. 111 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Methane emissions - actions and resources We carry out source level quantification at all operated assets, and in 2024 began the roll-out of site level measurement across our operations. In addition, we conduct leak detection and repair (LDAR) at all operated assets and request partner-operated assets to do the same. Examples of large-scale methane abatement from 2024 include an investment of near USD 30 million in a VOC recovery unit at our Peregrino field in Brazil and the shut-down of amine unit at our Norwegian offshore installation Åsgard B. For all projects an economic analysis of abatement of methane is performed. In Norway, we pay an uncombusted natural gas fee of approximately USD 2,300 per tonne CH4 emitted. In project economic assumptions, we use a sensitivity of USD 5,700 per tonne CH4 emissions to evaluate abatement opportunities. We report methane emissions for all our assets annually, both on operational and equity basis, in accordance with the Oil and Gas Methane Partnership 2.(OGMP 2.0) requirements. Our reporting is consistent with OGMP 2.0 level four and advancing towards level five. We are supporting industry efforts to reduce methane emissions across the oil and gas value chain, increasing the quality and transparency of reported data and supporting the development of sound methane policies and regulations. Equinor is a founding member of OGMP 2.0, the Oil and Gas Climate Initiative (OGCI), the Oil and Gas Decarbonisation Charter (OGCD) and Methane Guiding Principles (MGP). Equinor is a signatory to the World Bank partnership "zero routine flaring by 2030" and the Global Flaring Methane Reduction fund aiming for zero routine flaring and methane emissions. We share our knowledge and experience with the industry through OGCI, OGMP, MGP and OGDC, and through peer-to -peer meetings and conferences, e.g the 2024 Methane Mitigation Summit conference. We have also signed MoUs with several key national oil company partners to support their decarbonisation initiatives, including Petrobras, Sonangol, Sonatrach, and YPF. E1 - Climate change Net-zero ambition - actions and resources: 2024 In 2024, we moved forward with a range of projects and initiatives that contributed to the reduction of Equinor’s NCI of 2% compared to 2019. In 2024, the production from renewables increased from 1.9 TWh to 2.9 TWh, including production start at the 531 MW Mendubim Complex of solar plants in Brazil, which is developed and operated as a joint venture between Scatec, Hydro Rein and Equinor, which has a 30% stake. In the fourth quarter of 2024 we acquired a 10% stake in Danish renewable energy company Ørsted A/S, which contributed 1.3 TWh of additional energy production from renewable investments. The share of gross capex* to renewables and low carbon solutions was 16% in 2024, amounting to USD 2.6 billion, Including the financial investment of 10% ownership share in Ørsted A/S, the share would have been 27%, corresponding to USD 5.1 billion. The share of eligible capex was 11.2%, of which 10.2% was taxonomy aligned, corresponding to 1.6 billion USD, please see section 5.3 Additional sustainability information for details about EU Taxonomy. The Dogger Bank offshore wind projects in the UK and the Baltyk projects are the main contributors to the taxonomy aligned capex KPI from equity accounted investments in 2024. CCS In 2024 we completed Northern Lights, phase I, and the world’s first cross-border CO2 transport and storage facility is ready to receive and store CO2. Northern Lights is developing an open and flexible infrastructure to transport CO2 from capture sites by ship to a receiving terminal in western Norway for intermediate storage, before being transported by pipeline for safe and permanent storage in a reservoir 2,600 metres under the seabed. In the time period 2025-2030 Northern Lights will start injecting CO2 from third parties, from Heidelberg Materials (cement plant) and other customers as Ørsted Kalundborg hub (biogenic CO2), Yara (fertiliser plant) and Klemetsrud waste treatment plant. With a storage capacity of 1.5 million tonnes of CO2 per year, Northern Lights is helping to establish a commercial CCS market and accelerating the decarbonisation of European industry. Another milestone in 2024 was UK Government confirmation of commercial agreements and funding to support the launch of the country’s first CCS project, Northern Endurance Partnership (NEP) in which Equinor is a key partner. NEP is the CO2 transportation and storage provider for the East Coast Cluster one of the UK Government’s first selected CCS clusters. The project is aiming for start- up in 2028, with an initial transport and storage capacity of up to 4 million tonnes of captured CO2 emissions per year from three Teesside projects. This could rise to as much as 23 million tonnes per year by 2035 with future expansion of the East Coast Cluster. Net-zero ambition - actions and resources: 2025-2030 The figure above shows the impacts of the actions to reach our ambitions. The category “Other” includes an increasing share of oil and gas to non-energy uses; carbon credits; and new potential organic and inorganic opportunities. More details about the different levers on CCS and renewables are given in the figure on the next page. Renewables Over the past decade we have accessed a strong offshore wind pipeline at low cost and have positioned ourselves as a leading developer in parts of Europe and the US. This pipeline gives us the optionality to pursue the most attractive projects, and to maintain flexibility in execution. Our strategic mega projects, Dogger Bank (UK), Empire Wind 1 (USA) and Baltyk II & III (Poland) will start operating, leading to an overall generation capacity of almost 6 GW. Our strategy going forward is based on developing options in prioritised markets, allocating capital and resources with discipline, striving to lower costs in all parts of the business, and safely executing on our development projects. We will use strategic partnerships to enhance the value of our joint investments, and work towards developing a flexible power portfolio that can deliver premium returns. CCS CO2 injection into Northern Lights and Northern Endurance Partnership will start in the time period, with an injection capacity of 2.3 million tonnes CO2/ year. • Northern Endurance Partnership (UK; bp operated): 1.8 million tonnes CO2/year • Northern Lights phase I: 0.5 million tonnes CO2/ year For CCS, we have several major projects that will be further matured in Norway and abroad. Investments in actions that will contribute to the Net Carbon Intensity are shown in the figure below. Net-zero ambition - actions and resources 2030-2050 In the longer term, a decline in oil and gas production will drive reductions in net carbon intensity towards net zero in 2050. We will continue to produce and supply oil and gas in the coming decades, but we anticipate that over time it will form a significantly smaller proportion of our portfolio, both due to declining demand and the expected decline of reserves on the Norwegian continental shelf. 112 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change

113 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Portfolio overview: Generation assets Installed Under development 1 Opportunity pipeline to 2030 2 Arkona Dudgeon Hywind Scotland Sheringham Shoal Hywind Tampen Dogger Bank A Dogger Bank B Dogger Bank C Bałtyk II & III Empire Wind 1 Sheringham S. & Dudgeon Ext. BeGreen options Rio Energy options Wento options Apodi Complex Mendubim Complex of solar plants Lipno (Wento) Stepien (Wento) Zagorzyca (Wento) Serra da Babilônia Solar (Rio Energy) Ingerslev Å (BeGreen) BeGreen projects Offshore wind Solar Onshore Wind Onshore multi-tech Storage Ørsted & Scatec share Serra da Babilônia 1 Wind Complex (Rio Energy) Wilko (Wento) Rio Energy projects Wento projects 1) Current equity ownership. 2) Opportunity pipeline net of expected future farm-downs Renewables and Low Carbon Solutions projects and pipeline Renewables Low carbon solutions CO2 transport & storage project under development Projects under development 1. Northern Lights (NO) CO2 Transport & Storage 2. NEP 1 (UK) CO2 Transport & Storage 3. NCS Storage Portfolio (NO) CO2 Storage 4. CO2 Highway Europe (NWE) CO2 Transport 5. Bayou Bend (US) CO2 Transport & Storage 6. CO2 Storage Kalundborg (DK) CO2 Transport & Storage Hydrogen and Ammonia projects 1. H2H Saltend (UK) Low Carbon Hydrogen 2. Aldbrough Hydrogen Pathfinder (UK) H2 Production, Storage & Power Generation 3. Hydrogen infrastructure (UK) H2 Transport & Storage 4. H2M Eemshaven (NL, GER) Low Carbon Hydrogen 5. H2GE Rostock (GER) Low Carbon Hydrogen 6. H2BE Ghent (BE) Low Carbon Hydrogen 7. Gulf Coast Ammonia (USA) Ammonia Production 1) Northern Endurance Partnership (including exploration licenses, 4 in total) Capacity (GW) options space towards 2035 E1 - Climate change We believe that the need for renewable energy will grow significantly over this time, driven primarily by broader societal moves towards electrification. Furthermore, we expect an increase in the demand for CCS, hydrogen and other low carbon products in the hard to abate sectors. We are maturing transport solutions using both ships and pipelines to connect European industrial emitters with CO₂ storage locations on the Norwegian continental shelf. Additionally, we are progressing CCS projects in Norway, UK, Denmark and USA. In 2035 we aim to offer 30-50 mtpa CO2 transport and storage capacity. We will also continue maturing our low carbon portfolio within hydrogen, both low carbon hydrogen and electrolytic hydrogen, and we are working to develop biofuels, low carbon ammonia and other emerging fuels. Through having a variety of options that will contribute to reduce our net carbon intensity we will have a flexibility in timing to enable value creation over time. This will contribute to reducing the NCI to zero. We maintain flexibility to shift investments between our strategic focus areas as opportunities become available. Maritime decarbonisation - actions and resources With around 200 chartered vessels operating at any time , we will leverage our position as both a buyer and provider of marine fuels. Using low carbon marine fuels and investing in dual-fuel technology in its fleet and producing low carbon fuels, we can support both the supply- and demand-side of the market build. Maritime decarbonisation - actions and resources: 2024 During 2024, our global maritime CO₂ emissions were approximately 4.2 million tonnes, a slight increase from 2023 (on a tank-to-wake basis). This change was driven by increased maritime support for drilling and well activities, Brazilian oil and gas operations, and offshore wind projects in the UK, US, and Poland. Regulatory compliance costs were incurred under the EU ETS Maritime during 2024, for 40% of annual greenhouse gas emissions for vessels in scope (i.e. emissions from cargo ships >5000GT). Maritime decarbonisation - actions and resources: 2025-2030 We have set out a technology neutral 2025-2050 pathway for providing low carbon marine fuels and procurement of low carbon maritime services. We will leverage our position as both a provider and buyer of marine fuels to support the building of the emerging fuels market capacity. From the buyer-side, we will continue to employ and support development of energy efficiency measures in our chartered fleet, and both retain and invest in new dual-fuel LNG and LPG vessels and battery hybrid vessels and shore power capabilities. We recognise that alternative fuels such as LNG and LPG will serve as transition fuels, contributing to decarbonisation of the maritime sector in the short to medium term. While the uptake of emerging fuels (i.e. bio-fuel, methanol and ammonia) will be a key lever for realising the 2030 ambition. For the tanker fleet we are currently contracting dual-fuel methanol tankers for product transport. While for the offshore ship fleet, we are investing in a dual-fuel ammonia supply vessel. From the buyer-side, the overall costs for delivering on the 2030 maritime decarbonisation ambition will include fuel costs, regulatory compliance related costs, investment in dual-fuel ship technology and energy efficiency measures (integrated in the vessel chartering contracts), and joint funding of technology development and piloting through strategic partnerships. The most significant cost for maritime decarbonisation will be related to the fuel choice and fuel consumption. We consider that the fiscal mechanism embedded in the EU-ETS Maritime scheme and Fuel EU Maritime Regulation, and potential similar global fiscal mechanisms developed through the IMO will serve to incentivise the cost- efficient uptake of decarbonisation technologies, including emerging fuels. Maritime decarbonisation -actions and resources: 2030-2050 We will continue to employ and support development of energy efficiency measures in their vessel fleet. We will retain and invest in new battery hybrid vessels and onshore power technologies for ship sectors where these solutions will be the preferred option – such as the offshore vessels servicing the oil and gas and offshore wind sectors. As the uptake of emerging fuels will be a key lever for realising the 2050 net-zero ambition, we will leverage our position as both a provider and buyer of marine fuels to further support the building of the emerging fuels production and market offering capacity and will invest in the required ship technology to enable uptake in our chartered fleet. The most significant cost for maritime decarbonisation will continue to be related to the fuel choice and fuel consumption. It is assumed that the EU and IMO fiscal mechanisms will continue to serve to incentivise the cost-efficient uptake of decarbonisation technologies, including emerging fuels. Oil and gas related economic activities Capex for coal, oil and gas related economic activities In 2024 Equinor’s reported capex in oil- and gas- related activities were USD 13 billion, please see section 4.1 note 5 Segments for E&P Norway, E&P International, and E&P USA investments. Equinor had no investments in coal related economic activities. Exclusion from EU Paris-aligned Benchmarks Equinor is excluded from EU Paris-aligned benchmarks, as we derive 10% or more of our revenues from the exploration, extraction, distribution or refining of oil fuels. Locked-in emissions Locked-in emissions are estimates of future greenhouse gas emissions (Scope 1 and 2) from our operated active and firmly planned assets over the lifetime and the cumulative greenhouse gas emissions from use (scope 3) of our produced products. Direct greenhouse gas emissions from Equinor- operated assets are included in our forecasts covered by our greenhouse gas reduction ambition and followed up by an action plan. Both greenhouse gases from our assets on equity basis and estimates of indirect emissions from use of sold products on equity basis are included in our NCI metric and included in our net-zero ambition. The difference in boundaries between the boundaries proposed by ESRS and the boundaries for the greenhouse gas reduction ambitions have no implications related to the inclusion of locked-in emissions. As the net carbon intensity metric measures net emissions divided by net energy production, the reporting on progress and forecasting on the NCI will also serve to measure the transition risk following increased emissions from all our oil and gas activities in addition to the annual transition risk assessment of our portfolio towards the IEA scenarios. 114 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change E1-5 Energy consumption and mix Power and heat generation represents the largest source of direct greenhouse gas emissions (scope 1) from own operations. In addition, we purchase electricity from the grid with associated indirect greenhouse gas emissions (scope 2). In 2024 the total energy consumption from own operations was 37.5 TWh. Energy consumption from fossil, nuclear and renewable sources accounted for 98%, 1% and 1% of the total energy consumption, respectively. Due to changes in reporting boundaries, the change in total energy consumption compared to the previous reporting year is not feasible. In 2024, our oil and gas production was 1,198 TWh. Equity energy delivered to grid was 2.0 TWh from non-renewable sources and 4.8 TWh from renewable sources, as disaggregated in the table below. The energy intensity from our activities17 was 370 MWh/USD million in 2024. Net revenue consists of the reported revenue for contracts with customers included in section 4.1 note 7 Total revenues and other income, to the Consolidated financial statements. 115 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Energy consumption and mix Own operations (equity share) Unit 2024 Fuel consumption from coal and coal products MWh 0 Fuel consumption from crude oil and petroleum products MWh 7,847,846 Fuel consumption from natural gas MWh 23,936,445 Fuel consumption from other fossil sources MWh 2,615,073 Consumption of purchased or acquired electricity, heat, steam, and cooling from fossil sources MWh 2,504,300 Total energy consumption from fossil sources MWh 36,903,665 Share of fossil sources in total energy consumption % 98.4 Total energy consumption from nuclear sources MWh 268,189 Share of consumption from nuclear sources in total energy consumption % 0.7 Fuel consumption from renewable sources, inlcuding biomass, biofuels, biogas, hydrogen from renewable sources, etc. MWh 48,386 Consumption of purchased or acquired electricity, heat, steam, and cooling from renewable sources MWh 165,704 Consumption of self-generated non-fuel renewable energy MWh 132,446 Total energy consumption from renewable sources MWh 346,536 Share of renewable sources in total energy consumption % 0.9 Total energy consumption MWh 37,518,390 Energy production Equity energy production Unit 2024 Oil production from own operations MWh 627,045,713 Gas production from own operations MWh 570,710,880 Oil and gas production MWh 1,197,756,593 Gas to power from joint ventures MWh 1,981,193 Non-renewable energy production from financial investments MWh 13,621 Non-renewable energy delivered to grid MWh 1,994,814 Renewable energy production from own operations and joint ventures MWh 2,801,647 Renewable energy production from financial investments MWh 2,043,135 Renewable energy delivered to grid MWh 4,844,782 Energy intensity per net revenue Own operations (equity share) Unit 2024 Total energy consumption from activities in high climate impact sectors per net revenue from activities in high climate impact sectors MWh/ USD million 370 E1 - Climate change 17) Equinor revenue stem from activities in high climate impact sectors; Extraction of crude petroleum and natural gas (Division 06), Manufacture of coke and refined petroleum products (Division 19), Manufacture of chemicals and chemical products (Division 20) and Electricity, gas, steam and air condition supply (Division 35). E1-6 Gross scopes 1, 2, 3 and total greenhouse gas emissions Greenhouse gas reporting includes emissions of CO2 (scope 1, 2 and 3), CH4 and N2O (scope 1 and 2). Other greenhouse gases are not included, as these are assessed to be non-material. Since Scope 1 and 2 greenhouse gas emissions have historically been reported based on 100% operational control, a year-to-year comparison with the new ”own operations” and ”operational control” boundaries is not feasible. Scope 3 value chain emissions are reported using 100% operational control for upstream categories, while downstream categories follow the own operations (equity) approach. Downstream scope 3 emissions account for 98% of total scope 3 emissions. Direct comparison to historical values is possible for scope 3 categories that have been previously reported, including categories 6 (business travel) and 11 (use of sold products). Total equity-based greenhouse gas emissions calculated by using location-based scope 2 approach were 287 million tonnes CO2e in 2024. Similarly, total equity-based greenhouse gas emissions calculated by using market-based scope 2 approach were 288 million tonnes CO2e. The greenhouse gas emissions table does not follow the exact structure of the example provided in the ESRS E1 as data is currently not available on the specific boundaries assumed in the example. However, relevant requested information is made available in the table and the following paragraph. In addition, Equinor’s climate related ambitions are presented earlier in this section. Gross greenhouse gas emissions for scope 1, 2 and 3 for 2050 are not available. For 2025 and 2030 the following is estimated for the various scopes: 116 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report GHG emissions Own operations (equity share)2 Operational control (non-equity share of JO and total of JV)3 Operational control (100%) Unit 2024 2024 2024 Scope 1 GHG Emissions Gross Scope 1 GHG emissions (tCO2eq) tCO2e 8,331,465 5,452,260 10,888,431 Percentage of Scope 1 GHG emissions from regulated emission trading schemes % 65% 92% 90 % Scope 2 GHG Emissions Gross location-based Scope 2 GHG emissions tCO2e 76,333 79,282 112,205 Gross market-based Scope 2 GHG emissions tCO2e 1,492,572 3,136,183 4,463,099 Significant scope 3 GHG emissions Total Gross indirect (Scope 3) GHG emissions tCO2e 278,128,188 1 Purchased goods and services1 tCO2e 1,575,984 2 Capital goods1 tCO2e 898,497 3 Fuel and energy-related activities1 tCO2e 236,830 4 Upstream transportation and distribution1 tCO2e 3,891,362 5 Waste generated in operations1 tCO2e 28,275 6 Business travels1 tCO2e 101,316 7 Employee commuting1 tCO2e 19,107 8 Upstream leased assets tCO2e 0 9 Downstream transportation and distribution tCO2e 0 10 Processing of sold products tCO2e 12,937,501 11 Use of sold products tCO2e 251,434,323 12 End-of-life treatment of sold products tCO2e 5,735,771 13 Downstream leased assets tCO2e 0 14 Franchises tCO2e 0 15 Financial investments tCO2e 1,269,222 Total GHG emissions Total GHG emissions (location-based) tCO2e 286,535,986 Total GHG emissions (market-based) tCO2e 287,952,225 1) Upstream scope 3 categories are reported using a 100% operational control approach 2) In accordance with ESRS E1 50a 3) In accordance with ESRS E1 50b E1 - Climate change

• Gross scope 1 greenhouse gas emissions are estimated to be 8.6 and 7.4 million tonnes CO2e in 2025 and 2030, respectively (Boundary: own operations - Equinor equity share). • Gross location-based scope 2 greenhouse gas emissions are estimated to be 0.05 and 0.1 million tonnes CO2e in 2025 and 2030, respectively (Boundary: operational control – Equinor equity share. Assuming location-based factor: 17g CO2e/ kWh). • Gross market-based scope 2 greenhouse gas emissions are estimated to be 1.5 and 2.8 million tonnes CO2e in 2025 and 2030, respectively (Boundary: operational control – Equinor equity share. Assuming market-based factor: 500g CO2e/kWh). • Total gross greenhouse gas emissions from scope 3 – category 11 are estimated to be 257 and 239 million tonnes CO2e in 2025 and 2030, respectively (Boundary: own operations – Equinor equity share). Our emission reduction ambition is reported based on an 100% operational control basis. If our scope 1 and 2 ambition of 45% absolute reduction in 2030 is met, this will lead to an average annual reduction rate of about 3% from base year 2015. Disaggregated emissions on for example business area level is not included as these are not directly linked to any of our ambitions. Emissions data for 100% operational control, partner operated licenses (equity), and the different business areas, will be available from the Equinor Sustainability Data Hub - ESG reporting centre. Scope 1 Power and heat generation represents the largest source of greenhouse gas emissions (scope 1) from our own operations. In 2024, our total equity-based scope 1 greenhouse gas emissions amounted to 8.3 million tonnes CO2e. Our 100% operated scope 1 emissions were 5% lower compared to 2023, mainly due to electrification of assets on the NCS and the permanent shutdown of the amine plant at Åsgard B. Equinor receives a share of free quotas according to the EU Emission Trading System (EU ETS). The share of free quotas is expected to be significantly reduced in the future, partially due to the phasing out of free quotas for gas production by 2030. In 2024, 65% of our equity CO2 emissions (scope 1) were covered by regulated emissions trading schemes. Scope 2 The main source of scope 2 emissions is electricity purchased from the grid for our onshore plants and offshore electrified assets in Norway. Scope 2 emissions from own operations amounted to 0.08 million tonnes CO2e (location-based) and 1.5 million tonnes CO2e (market-based) in 2024. Our 100% operated location- and market-based scope 2 emissions in 2024 were 7% lower and 42% higher compared to 2023, respectively. The change in scope 2 emissions from 2023 is mainly related to updated emissions factors, positively impacting location-based scope 2 emissions and negatively affecting marked- based scope 2 emissions. Scope 3 Scope 3 emissions in category 11, use of sold products, were 251 million tonnes in 2024, up 0.7% from 2023. The increase is primarily linked to changes in the product distribution within the IEA statistics on sold products. Emissions related to category 6, business travel, increased from 0.09 million tonnes in 2023 to 0.1 million tonnes in 2024. An overview of the scope 3 categories, along with their boundaries and methodologies, is provided under 'Methodologies and measurements' below. Biogenic emissions 14 ktonnes biogenic emissions of CO2 (scope 1) from the combustion of biomass were emitted in 2024. These are not included in our scope 1 greenhouse gas emissions. Any biogenic CO2 emissions related to scope 2 or scope 3 are included in the respective scope 2 and scope 3 greenhouse gas emissions reporting. Use of contractual instruments Equinor generated contractual instruments through renewable energy production from European assets in 2024. An overview of volumes of different contractual instruments generated is stated below. No merchant electricity sales were bundled with attributes related to these contractual instruments. Equinor did not purchase electricity bundled with contractual instruments for our own consumption. Greenhouse gas intensity per net revenue Total greenhouse gas intensity per net revenue (location-based factor for purchase of electricity) was 2,829 tonnes CO2e/USD million. Total greenhouse gas intensity per net revenue (market-based factor for purchase of electricity) was 2,843 tonnes CO2e/ USD million. 117 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Generation of contractual instruments Equity energy production (MWh) Share of contractual instrument generation (%) Electricity sales bundled with attributes related to contractual instruments (%) 2024 2024 2024 Contractual instrument Guarantees of Origin (GOs)1 227,688 10% — % Renewable Obligation Certificates (ROCs)2 1,068,444 45% — % Renewable Energy Guarantees of Origin (REGOs)3 1,073,290 45% — % 1) Stępień, Zagórzyca, Lipno & Wilko (Poland), 2) Hywind & Sheringham Shoal (UK), 3) Sheringham Shoal, Dudgeon & Hywind (UK) GHG intensity per net revenue Own operations (equity share) Unit 2024 Total GHG emissions (location-based) per net revenue1 tCO2e/ USD million 2,829 Total GHG emissions (market-based) per net revenue1 tCO2e/ USD million 2,843 1) Net revenue consists of the reported revenue for contracts with customers included in note 7, Total revenues and other income, to the Consolidated financial statements. E1 - Climate change E1-7 Greenhouse gas removals and greenhouse gas mitigation projects financed through carbon credits As CO2 injection at Northern Lights has not started, Equinor has not contributed to removal and storage of CO2 in 2024. This includes both within our own operations and in our upstream and downstream value chains. Equinor has purchased and retired carbon credits outside our own value chain for the emissions associated with our employee’s business flights outside Europe (upstream scope 3, greenhouse gas Protocol category 6). In the reporting period 2024, Equinor retired 75,952 metric tonnes of CO2e carbon credits that were verified against a recognised quality standard. In 2024, Equinor used only Verra`s Verified Carbon Standard (VCS) and 100% reduction credits. Zero percent of the reduction credits were purchased from European projects and zero percent qualified as a corresponding adjustment under Article 6 of the Paris Agreement. Equinor plans to retire credits outside its value chain in the future, including from existing contractual agreements. Only credits that are sufficiently substantiated and verified according to relevant industry standards will be considered as allowable as negative emissions levers in the NCI. Equinor has not made public claims of greenhouse gas neutrality involving the use of carbon credits. Methodologies and measurements Equinor follows the accounting principles outlined in the Greenhouse Gas Protocol for reporting of greenhouse gas emissions. The reporting covers carbon dioxide (CO2), methane (CH4), and nitrous oxide (N2O). The Global Warming Potentials (GWPs) used to express these emissions as CO₂ equivalents are based on the AR-6 reference. The greenhouse gas and energy methodology descriptions apply to Equinor operated licenses. This information is currently not collected from our partners. Reported figures are a combination of own data and collected data/estimates from our partners. Gathering of data from our partners and our approach for estimates are further described in General disclosures BP-2. Direct greenhouse gas emissions (scope 1) Approximately 85% of Equinor’s CO2 emissions for assets under operational control results from the combustion of gas in equipment such as turbines and heaters used for power and heat generation. The emissions are calculated by measuring the volumes of fuel gas consumed and multiplying it with fuel-specific CO2 emissions factors (Tier 2). Fuel gas flow is determined by automatic metering and the emission factors determined by sampling and analysing the fuel gas composition. For refinery operations, CO2 concentrations are commonly measured in the stack and multiplied with flue gas volumes (Tier 3). CO2 emissions from the combustion of diesel are calculated from volumes of consumed diesel and a country- or sector specific emissions factor (Tier 1). N2O emissions are associated with diesel combustion and are calculated in the same manner (Tier 1). Methane emissions are typically associated with venting, incomplete combustion, loading and storage, and fugitive leakages and equipment leak. Emissions of methane are quantified by use of either generic emissions factors, measurement-based emissions factors, detailed engineering calculations, simulation tools or continuous measurement depending on the type of source. Methane emissions from crude oil loading and storage are determined by loaded and stored volumes along with measurement-based emission factors. Methane emissions from incomplete combustion apply Tier 1 emission factors towards the combusted gas. Fugitive leakages are determined by periodic measurement campaigns in combination with experienced based leak factors. Indirect greenhouse gas emissions (scope 2) Scope 2 emissions for assets under operational control are calculated from purchased electricity, heat, and cooling, combined with country-specific emission factors. Location-based emissions are calculated using average emission factors for each country. Equinor does not purchase guarantees of origin or similar instruments for our electricity consumption. Consequently, all market-based emissions calculations are based on the residual power grid mix of the respective country. Value chain emissions (scope 3) Scope 3 categories and associated boundaries and methodologies are described below. Scope 3 value chain emissions are reported using 100% operational control for upstream categories, while downstream categories follow the own operations (equity) approach. • Category 1 - Purchased goods and services: The majority of the calculations rely on a spend-based approach, using categorised 2024 expenditure multiplied by spend-based emission factors. The remaining emissions are quantified using an average-based methodology with relevant emission factors. • Category 2 – Capital goods: Cradle-to-gate emissions from a wide range of components used in our projects and operations, such as pipes, casing, foundations, and equipment. The majority of the emissions are based on supplier-specific data or component-level emissions, with some estimated at the raw material level using relevant emission factors. The production of low- and high- alloyed steel are the main contributors. • Category 3 – Fuel-and energy-related activities: Includes upstream emissions from fuel, electricity, heat, and cooling purchased from third parties. Emissions are calculated using average-data method, applying relevant life cycle emission factors (excluding combustion) to activity data. This method also accounts for emissions from transmission and distribution losses. • Category 4 – Upstream transportation and distribution: Includes emissions from maritime transportation, such as tankers, supply vessels, project vessels, and seismic vessels, where Equinor is the charterer or contracting party. It also covers emissions from onshore transportation, including goods and waste transport, as well as helicopter operations related to Equinor-operated activities. Emissions are calculated based on fuel consumption or mileage, combined with relevant emission factors. Maritime vessel transport accounts for about 98% of total emissions in this category. • Category 5 – Waste generated in operation: Emissions calculated based on actual waste data from Equinor operated activities, applying relevant emission factors determined by waste categories and treatment methods. • Category 6 – Business travel: Emissions from flights undertaken by Equinor employees, collected from travel agent. • Category 7 – Employee commuting: Emissions are calculated based on the number of Equinor employees and external consultants, combined with relevant emissions factors derived from assumptions related to travel modes and distances. • Category 10 – Processing of sold products: The emissions from the processing of Equinor's equity liquid and gas volumes at third party facilities are calculated by combining equity volumes with emission factors derived from an average European refinery (Concawe report 15/22: Estimating the CO2 intensity of EU refinery products). This method extrapolates emissions associated with the processing of equity volumes across Equinor's total portfolio. To estimate the types and volumes of refined end products such as gasoline, diesel, and jet fuel, regional statistics 118 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change from the International Energy Agency (IEA) are used. • Category 11- Use of sold products: Activity data is based on equity liquid and gas production volumes. The distribution of refined end products is determined using statistics from the International Energy Agency (IEA). Emissions from the use phase of final products, excluding non- energy products, are calculated using emission factors from the Intergovernmental Panel on Climate Change (IPCC). • Category 12 – End-of-life treatment of sold products: The fate of non-energy products from category 11 is determined, and emissions are calculated for the share of these products that we assume undergo incineration or are blended into/ utilised as fuel at the end of their life cycle. Relevant emissions factor from IPCC are applied towards these shares to calculate emissions. • Category 15 – Investment: Equity scope 1, scope 2 and scope 3 emissions from investments, which include associated companies and joint ventures where we do not have operational control. Scope 3 categories 13 (downstream leased assets) and 14 (franchises) are excluded, as they are not relevant to Equinor’s operations. Emissions associated with category 8 (upstream leased assets) are currently covered in category 1 (purchased goods and services). Additionally, category 9 (downstream transportation and distribution) is not currently reported, however, we expect data collection progress as we enhance our collaboration with our partners with regards to data sharing. Estimates for categories 1-3 and 10-12 are based on either spend or production volumes, which are considered secondary data. The remaining categories (2% of total scope 3 emissions) are based on primary data. Equinor expects to increase the primary data collection going forward as processes for data sharing are established between partners. Methane intensity Methane intensity (%) from assets under operational control is calculated as total emissions of CH4 (m3) per total volume (m3) of marketed gas. Direct energy consumption Energy consumption from fuels for assets under operational control is calculated based on fuel consumption multiplied by the Lower Heating Value (LHV) of the fuel. Indirect energy consumption Activity data for electricity, heat, and cooling are derived from metered or invoiced records at our facilities, including office buildings fully occupied by Equinor. Reported consumption reflects gross energy use, accounting for grid losses and thermal efficiency at combined heat and power (CHP) plants. The energy mix is determined by integrating data on energy consumption, fuel types used in our operations, along with electricity, heat and cooling purchased from third parties, and market-based grid mix information obtained from national authorities or Association of Issuing Bodies (AIB). 119 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E1 - Climate change EU Taxonomy for sustainable activities Equinor prepares EU Taxonomy disclosure in accordance with EU Regulation 2020/852 and the Delegated Acts. The regulation establishes criteria to determine whether an economic activity qualifies as environmentally sustainable and specifies quantitative economic performance indicators to disclose the degree of sustainability as defined in the Taxonomy regulation. The activities defined to be eligible under the EU Taxonomy regulations are listed within the delegated acts and continue to evolve with review. In order to achieve its ambition to become a net-zero emissions company by 2050, Equinor undertakes emission reducing activities that are supporting the continued operation of oil and gas production. While these help Equinor towards its ambition, some of these activities (notably onshore electrification of offshore assets) are not eligible per the EU Taxonomy regulations and therefore are not visible in our eligibility scores. The increase of 9,4% in the eligible and aligned capex mandatory KPI from 2023 primarily relates to the development of the Empire Wind project in US. Equinor’s aligned activities for 2024 included in the KPIs primarily consist of the offshore wind project Empire Wind in addition to onshore solar projects in Poland. The eligible non-aligned capex KPI of 0,9% consist of wind, solar and storage of electricity projects with no significant contribution to the taxonomy KPIs in 2024 and hence not tested for alignment. The EU taxonomy KPI tables and reconciliation of the denominators to the Consolidated financial statements are included in section 5.3 Additional sustainability information. 120 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report DEFINITIONS TAXONOMY ELIGIBLE: if the activity is described in the regulation1, irrespective of whether it complies with the technical screening criteria. TAXONOMY ALIGNED: if the activity contributes substantially to one or more environmental objectives, does no significant harm to any of the other objectives, and is carried out in compliance with minimum safeguards. 1) EU Regulation 2020/852 and the Delegated Acts Turnover 99.9% 0.1% Non - Eligible Eligible & Aligned Eligible & not Aligned Key performance indicators 2024 (in USD million) Turnover Capex Opex Aligned Eligible activity 2 1,634 0 Eligible & not Aligned activity 60 152 5 Non Eligible activity 101,237 14,236 1,837 Total 101,298 16,022 1,841 Aligned Eligible activity 0.0% 10.2% 0.0 % Eligible & not Aligned activity 0.1% 0.9% 0.3 % Non Eligible activity 99.9% 88.9% 99.7% 2023 Turnover Capex Opex Aligned Eligible activity 0.0% 0.8% 0.0 % Eligible & not Aligned activity 0.0% 8.2% 0.1 % Non Eligible activity 100.0% 91.0% 99.9 % EU Taxonomy for sustainable activities Opex 99.7% 0.3% Non - Eligible Eligible & Aligned Eligible & not Aligned Capex 88.9% 10.2% 0.9% Non - Eligible Eligible & Aligned Eligible & not Aligned

Eligible activity in equity accounted investments EU Taxonomy regulations exclude contributions to the KPIs from activities conducted through equity accounted investments. A large proportion of Equinor’s environmentally sustainable activities takes place through equity accounted investments and hence do not form part of the mandatory key performance indicators (KPIs) disclosures. To provide a more holistic view of the environmentally sustainability activities of Equinor, a voluntary disclosure including the capex KPI for eligible and aligned equity accounted investments is included below. Due to the nascent stage of development of these projects, operational activity is limited. Consequently, KPIs for turnover and opex from equity accounted investments are not considered material to disclose for 2024. The voluntary capex KPI including equity accounted investments was calculated on a pro rata basis corresponding to Equinor’s equity share of capex in the equity accounted investments. The Dogger Bank offshore wind projects in the UK and the Baltyk projects are the main contributors to the aligned capex KPI from equity accounted investments in 2024. The increase in total aligned capex KPI is mainly related to the development of the Empire Wind project included in the mandatory KPI. The 1.4% decrease in total eligible capex is driven by the increase in total capex. The total capex growth is related to non- eligible investments. The investments in eligible capex included in the mandatory KPI has increased by 50% compared to 2023. 121 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 2024 2023 Proportion of taxonomy - eligible economic activities: Mandatory Capex KPI Voluntary Capex KPI including equity accounted investments Mandatory Capex KPI Voluntary Capex KPI including equity accounted investments Aligned Eligible Activity Electricity generation from wind power 10.1% 14.8% 0.4% 8.4 % Electricity generation using solar photovoltaic technology 0.1% 0.1% 0.3% 0.3 % Underground permanent geological storage of CO2 0.0% 0.2% 0.0% 0.4 % Transport of CO2 1) 0.0% 0.1% 0.0% 0.1 % Total Aligned Eligible Activity 10.2% 15.1% 0.8% 9.2 % Eligible and not Aligned activity Electricity generation from wind power 0.2% 0.7% 4.7% 5.2 % Electricity generation using solar photovoltaic technology 0.3% 0.3% 3.2% 3.7 % Underground permanent geological storage of CO2 0.0% 0.4% 0.0% 0.1 % Storage of electricity1) 0.5% 0.4% 0.3% 0.3 % Electricity generation from fossil gaseous fuels 0.0% 0.2% 0.0% 0.2 % Total Eligible and not Aligned activity 0.9% 2.1% 8.2% 9.5 % Total 11.1% 17.2% 9.0% 18.6% 1) Enabling economic activities EU Taxonomy for sustainable activities Composition of Equinor’s Eligible Activity including equity accounted investments 89.8% 2.3% 3.4% 0.7% 2.5% 1.3% Electricity generation from wind power Electricity generation using solar photovoltaic technology Underground permanent geological storage of CO2 Transport of CO2 Storage of electricity Electricity generation from fossil gaseous fuels Capex Our eligible activities - a development portfolio Technical screening procedures We have conducted the assessment of the technical screening criteria in accordance with the Delegated act related to article 8. For 2024 all Equinor’s activities are related to the climate change mitigation objective. Equinor carries out the assessment process as followed: Assessment of substantial contribution • Compliance with the technical screening criteria is tested individually for each eligible economic activity unless the criteria allow compliance to be assessed at the level of the entire economic activity, an operating segment or the group as a whole. • All tested activities disclosed met the requirements of the relevant substantial contribution criteria. Assessment of do no significant harm (DNSH) • The purpose of the do no significant harm assessment is to prevent investment processes, which would focus on a particular environmental or social objective without sufficient consideration for the other five environmental objectives. The assessments mainly reflect regulatory requirements under EU legislation. • See table below for further details. Assessment minimum safeguards The minimum safeguards are assessed based on Equinor’s group wide approach to ensuring compliance with the minimum safeguards. Equinor is committed to respecting human rights in all business processes. To prevent human right violations, Equinor adheres to external standards and defines its own principles and policies. Equinor’s minimum safeguards procedures are based on the United Nations Guiding principles on Business and Human Rights (UNGPs). Mitigating actions are initiated to respond to any identified risks. • For the partner-operated activities the requirements were evaluated based on the operators corporate minimum safeguards policies. • Compliance with the requirements was determined by assessing the criteria against the four topics: • Human and workers’ rights • Anti bribery/corruption • Fair taxation • Fair competition • For minor investments in eligible activities the minimum safeguards were evaluated when possible and considering Equinor’s group policies and due diligence conducted. • Where a detailed assessment of the minimum safeguards requirements has not been possible due to the size of the entity, this is not included in our aligned activities. 122 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Equinor’s offshore wind activities consist of the the development of the Empire Wind farm in US which after the swap with BP, is consolidated into Equinor group financial statement and the Hywind/Tampen floating wind farm which provides electricity for the Snorre and Gullfaks offshore oil and gas fields18. In addition, Equinor is engaged in offshore wind projects conducted through equity accounted investment in UK, Germany and Poland. The Triton power plant in the UK is a combined cycle gas turbine (CCGT) that uses natural gas to provide electricity during periods of low output from solar and wind from a gas turbine (CCGT). In addition Equinor is partner in the Net Zero Teeside CCGT project development. The development of CCGT is considered a transitional eligible activity based on the ability to be EU Taxonomy aligned through use of CCS or replace gas with i.e. hydrogen as input fuel. Transportation of CO₂ and Underground permanent geological storage of CO₂ These activities consist of the Northern Lights project, Bayou Bend CCS LLC to be developed in in the US and the Northern Endurance Partnership which is developing infrastructure for transportation of CO2 in UK Equinor has onshore renewables solar projects in Poland, Denmark and Brazil covering construction or operation of electricity generation facilities that produce electricity using solar photovoltaic (PV). Equinor is engaged in several Hydrogen development activities which are undergoing continued maturation. These activities have no significant effect on the KPIs for 2024. The activity consists of storing electricity from renewable sources to return to the grid at a later time and includes battery storage development projects in the US and UK. S E S E S E S E S E 18) Electricity generation from wind power contributes directly to the environmental objectives and is not a transitional or enabling economic activity subject to the assessment of the lock-in effects, even if it would provide for continuing operation of oil and gas installations. The wind farm does not significantly contribute to the taxonomy KPIs in 2024 as its output is used by Equinor internally. Note: Double counting of the relevant amounts of turnover and expenditure across the reporting has been avoided based on the eligible economic activities included in the KPIs are independent activities. S EActivity conducted through subsidiaries Activity conducted through equity accounted investments EU Taxonomy for sustainable activities An economic activity contributes substantially to climate change mitigation where that activity contributes substantially to the stabilisation of greenhouse gas concentrations in the atmosphere at a level which prevents dangerous anthropogenic interference with the climate system consistent with the long-term temperature goal of the Paris Agreement through the avoidance or reduction of greenhouse gas emissions or the increase of greenhouse gas removals, including through process innovations or product innovations. S E Alignment Alignment testing in 2024 consisted of “Electricity generation using solar photovoltaic technology” for a subsidiary and “Electricity generation from wind power” conducted through equity accounted investments. Updates to the 2023 alignment testing were conducted for an equity accounted project related to “Transportation of CO2” and “Underground permanent geological storage of CO2 and for a project related to “Electricity generation from wind power” due to the development of the projects in 2024. 123 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Wind power Solar power Transportation of CO2 Underground permanent geological storage of CO2 Climate change adaption For 2024, Equinor has conducted a climate risk and vulnerability mapping of the eligible assets covering the climate-related hazards we consider most relevant. The assessment was conducted for the representative Concentration Pathway (RCP) scenario’s RCP 2.6, RCP 4.5 and RCP 8.5 including 10, 30 and 50 years climate projections. Equinor installations are designed with margins to tolerate a range of meteorological conditions. No significant changes in the relevant risk perils based on the scenarios for the tested assets were detected. Water and marine resources In case of construction of offshore wind, the activity must not hamper the achievement of good environmental status in accordance with EU regulations. Appropriate measures in accordance with the relevant criteria and methodological standards are required to prevent or mitigate impacts related to noise and energy. Environmental impact assessments have been conducted and the activities are conducted within normal lawful operations. N/A Circular economy Availability of and, where feasible, use of equipment and components of high durability and recyclability which are easy to dismantle and refurbish have been assessed. Based on the requirement at the time of investments and current feasibility the tested activities are deemed to be aligned with the screening criteria. N/A N/A Pollution prevention For underground permanent storage of CO₂, the activity complies with Directive 2009/21/EC. N/A N/A N/A Biodiversity For sites/operations located in or near biodiversity sensitive areas assessment have been conducted in accordance with the required EU directives. In case of construction of offshore wind, appropriate measures in accordance with specific EU directives, have been taken to prevent or mitigate impacts related to biodiversity and seabed integrity. Environmental impact assessments have been conducted and the activities are conducted within normal lawful operations. DNSH application for eligible activities N/A Not applicable EU Taxonomy for sustainable activities . E2 - Pollution Material impact, risk and opportunity IRO-1 Description of the processes to identify and assess material pollution-related impacts, risks and opportunities Our 2024 double materiality assessment identified the material impacts above on pollution across the value chain. No material financial risks or opportunities were identified for this topic. In the identification and assessment process we screened our site locations and business activities using the results of the environmental monitoring performed according to the Water Frame Directive and other relevant national requirements. A comprehensive description of the double materiality assessment process can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material impact: Pollution to air and water, excluding accidents Our oil and gas activities carry inherent risks of pollution across our oil and gas value chain, either from direct operational emissions to air or discharges to water. Pollution in our upstream value chain is mostly related to production or processing in our assets, whereas pollution from our downstream value chain arises from waste handling and use of products. Our international oil and gas portfolio has continuous emissions to air of non-greenhouse gas air pollutants, such as SOx, NOx, PCB, nmVOC, particulate matter and metals, as well as produced water, drainage water and drilling fluid and cutting components to sea. These emissions and discharges can lead to pollution of the biota and sediments in the marine environment and may also impact local air quality. To address these impacts, we monitor and assess our performance and aim to comply with relevant regulations as they evolve. Our governance, risk and performance frameworks are intended to systematically manage environmental risk factors, and our priority is to avoid or minimise potentially adverse impacts and focus on continual improvement efforts. These impacts due to a variety of factors intrinsic to our operations are considered systemic. Material impact: Pollution to air and water from major accidents Our core business activities, including the production and processing of oil and gas, represent a potential risk of major accidents that may have significant impact on nature. A major pollution accident to air may cause air quality degradation, potential damage to ecosystems or, via contamination, impact on wildlife and flora. A major accident to water, such as an oil spill, may contaminate shorelines or damage natural habitats, resulting in loss of flora and fauna and consequent reduction in biodiversity. Depending on the substances involved (e.g., light or heavy hydrocarbons) the magnitude of a pollution incident may result in severe environmental impact, with long term pollution that could persist. Managing the risk of major accidents is an integral aspect of our business lifecycle, ranging from evaluating business opportunities to delivering products and decommissioning. Safety is our paramount priority, embodied in one of our strategic pillars, “Always Safe”. To address these impacts, we identify and manage technical and non-technical barriers to prevent negative environmental impacts. Should such incidents occur, we have emergency response measures in place and can act immediately to avoid and mitigate negative environmental consequences. We will work to restore any direct negative environmental consequences in the affected areas. Material impact: Unplanned pollution to air, water and soil Our operations rely on a range of activities, materials and processes across our value chain that release or could lead to release of potential pollutants. Unplanned pollution to air, water and soil can lead to deterioration of air quality, water contamination, soil degradation and biodiversity loss. These are our indirect impacts occurring both in upstream value chain, specifically in production of chemicals used in our operations, or downstream, related to treatment of wastewater and due to its nature are considered systemic. To address these impacts, we have procedures to monitor our suppliers’ compliance through audits, verifications, contractual requirements and environmental management. Impact, risk and opportunity management E2-1 Policies related to pollution The following policies are in place to manage our material impacts on pollution and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable. Equinor Book The full overview of the Equinor Book can be found in General disclosures. 124 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Pollution to air and water, excluding accidents Negative actual impact x x x x x x Pollution to air and water from major accidents Negative potential impact x x x x Unplanned pollution to air, water and soil Negative potential impact x x x x x E2 - Pollution

Relevant provisions to this section include guidance on how we manage our material impacts within pollution, by mitigating negative impacts and going beyond the “do-no-harm” principle and contributing to positive impacts on the natural environment. It also outlines our commitment to fostering a proactive safety culture to prevent major accidents. The Equinor Book applies to all material E2 impacts. Code of Conduct The full overview of the Code of Conduct can be found in G1-1. Relevant provisions to this section include reference to our environmental management conducted in accordance with good international practices and principles and applicable environmental laws and regulations. It also describes our precautionary approach and outlines our commitment to improving our environmental performance to protect nature and support conservation and restoration initiatives. This policy applies to all material E2 impacts. Environmental Policy The full overview of the Environmental Policy is found in E1-2. Relevant provisions to this section include the requirement for all our operated assets to comply with applicable laws, regulations and company policies. The policy mandates a risk-based due diligence approach to manage relevant environmental aspects and identify actual and potential impacts, risks and opportunities for our business. It prescribes the application of a precautionary approach and of the mitigation hierarchy, in accordance with international practices and principles. The policy reiterates our commitment to avoiding incidents that could negatively impact the environment. If such incidents do occur, emergency response measures and immediate action will be taken to avoid and mitigate negative environmental consequences. We will also ensure action is taken to restore direct negative environmental consequences in the affected areas. By applying the ISO14001 principles to managing our significant environmental impacts, the policy aims at continued improvement of our management system and environmental performance. The policy applies to all material E2 impacts. Functional Requirement – Sustainability The full overview of the Functional Requirements on Sustainability is found in General disclosures. Relevant provisions to this section include a requirement to avoid incidents and control negative impacts by integrating sustainability management according to the principles in the ISO14001 standard into our decision-making processes. They also call for the identification of potential risks and development of appropriate prevention and control measures. Furthermore, these provisions require the execution of sustainability due diligence that considers risk, accommodates changes in context, adheres to a precautionary approach, and incorporates insights from affected stakeholders, aiming to manage the impacts and risks of Equinor group's activities in line with recognised mitigation hierarchies. The requirement also mandates that impacts on nature must be managed to reduce pressures on biodiversity and ecosystems and that irreversible harm to freshwater resources must be avoided. This functional requirement applies to all material E2 impacts. Biodiversity Position The full overview of the Biodiversity Position can be found in E4-2. Relevant provisions to this section include efforts to reduce nature loss or impact due to pollution linked to our activities. This involves aiming to reduce our emissions and discharge. The provisions support the global ambition to reverse nature loss by 2030, by establishing voluntary exclusion zones for our activities and actively participating in a wide range of research programmes and industry partnerships to build further knowledge and develop innovative solutions to protect biodiversity and reduce pollution. This position applies to all E2 impacts. Work Requirement – Framework for Major Accident Prevention The full overview of the Framework for Major Accident Prevention can be found in EQN-H&S-1. Relevant provisions to this section define a structure based on recognised industry practice for high-risk industries and apply to all parts of our business where there may be a risk of major accidents. This work requirement applies to the E2 material impact “Pollution to air and water from major accidents”. Work Requirement – Corporate Sustainability Data The full overview of the Work Requirement on Corporate Sustainability Data can be found in General disclosures. Relevant provisions to this section include the requirement for all business areas and functions to have relevant environmental data related to pollution, such as emissions to air, discharges, waste, water use, drilling fluids and cuttings to sea. The policy also sets out requirements for how this data is measured and calculated, and how equity share is recorded. This work requirement apply to the E2 material impact “Pollution to air and water (excluding accidents)”. E2-2 Actions and resources related to pollution The actions below support all our policies related to pollution described in E2-1. Pollution control and environmental management Pollution control is an integrated part of our maintenance programmes and management of technical integrity and process optimisation. Equipment is assessed and tagged on health, safety & environment (HSE) criticality. Maintenance programmes are set up to also manage HSE criticality. Barrier management, both technical and non-technical, is in place to mitigate risk of leakage and spills. Daily monitoring of our emissions and discharges and follow up of deviations from normal levels ensures we minimise our impact on the environment from pollution arising from our operations as much as possible. Scope and interval of internal inspections and verifications are risk-based, and together with trend analysis and follow-up on performance important to identify weak signals, gaps and room for improvement and to ensure pollution control. Several internal networks are also in place to strengthen this by incorporating standards, developing best practices and work processes, and ensuring experience transfer between the different units. Several of our offshore and onshore plants and installations in Norway are engaged in projects relating to water treatment. These aim to improve functionality and reduce our emissions and discharges of organic compounds, nitrogen, hydrocarbons, heavy metals and others to air and water. These projects are planned to be carried out over the long term. In addition, continuous improvement in operation with optimisation of use of chemicals and substitution of hazardous chemicals has been one of our strategic actions over several years and is embedded in our chemical management process. This includes substitution of chemicals with contractors, testing and 125 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E2 - Pollution qualification of use of new chemicals and improvement of equipment and processes to decrease chemical use and discharges. Enhancing accident prevention and oil spill preparedness Continually improving our barriers, leak detection, emergency plans and risk analyses is our most important activity for mitigating the risk of pollution from a major accident. Our oil spill response capabilities are in line with good international practice, and, through membership of local and international oil spill response organisations, we are able to call on the expertise and resources of the wider industry. We have developed a web application that visualises real time barrier integrity data for subsea leakage detection and operational barriers. The solution was implemented at all offshore assets on the Norwegian continental shelf with subsea infrastructure, and has now passed technology readiness level 4 (TRL4). We are also engaged in several research and development projects relating to environmental risk analysis and oil spill preparedness that will benefit both our own operations and our upstream and downstream global value chain. They aim to improve oil spill preparedness and oil collection efficiency, enable subsea mechanical dispersion and develop more precise oil spill modelling and environmental risk assessment. These projects are being undertaken in collaboration with several other organisations and companies, and receive funding from internal and external research and development funds, such as the Norwegian research council, Norwegian universities and research institutions, and other oil and gas companies. Establishing our Environmental Policy In 2024, we established our Environmental Policy, committing to mitigating potentially negative impacts from our business activities and contributing to positive nature impacts. The policy covers all Equinor- operated assets and Equinor-controlled companies. In partner-controlled activities we are working actively to influence governance in line with our best practices in joint-operated entities. Our suppliers are expected to manage their environmental duties in compliance with applicable laws and contractual frameworks. Preventing pollution from our daily operations All our assets have designated sustainability professionals who provide ongoing support to both operational teams and management. This includes guidance on environmental regulations, risk management, best practice implementation, environmental monitoring as well as operational efficiency and continuous improvement. This strategic support approach has been integral to our operations for decades, and is projected to enhance our sustainability efforts over the long term. Addressing environmental aspects in early phase Our Sustainability Competence Centre and Functional Centre of Excellence provides specialised expertise support to projects both in early phase and later development, for example conducting impact assessments, performing comprehensive environmental risk analyses and best available technology assessments. Metrics and targets An analysis of the environmental aspects is conducted yearly at asset level and for projects according to our guidelines. The management committee is responsible for identification and implementation of relevant actions to mitigate and handle the identified environmental aspects, impacts and risks. E2-3 Targets related to pollution We have a specific target for the frequency of oil spills and gas leakages that can lead to significant pollution. The target is set at 0.5 incidents per month, with incidents classified either as red or yellow. The target is an ongoing objective, and we have not established a baseline year or value. In 2024, we achieved an annual average of 0.58 incidents. This was above our target level of 0.5 and constitutes an improvement in performance from 2023 when the annual average was 0.83. The target aligns with our policy to identify and manage technical and non-technical barriers with the aim of avoiding incidents with a negative impact on the environment and applies to all of our operated assets. It is scientifically well-documented that acute spills can be harmful to the environment depending on their environmental risk classification and volume. The target was set with the involvement of internal stakeholders and in reference to industry standards. This target is evaluated monthly in the management information system (MIS) at various management levels to ensure that necessary actions are implemented and contribute to achieving the target. We track the effectiveness of our policies and actions related to emissions to air and discharge to sea through close follow up of performance related to permit limits. E2-4 Pollution of air, water and soil Our discharges and emissions are carefully monitored, quantified and reported to national authorities. The sampling and measurement of emissions and discharges are done by online measurements, spot samples, time and flow proportional sampling. These are performed depending on the available technology, sampling complexity, standardised methods, and cost. Our assets have detailed working requirements describing roles, responsibilities and procedures for sampling, sample preparation, frequency, maintenance, calibration of equipment, and if applicable, ring testing of involved equipment. Some samples are analysed externally at accredited laboratories. We employ various methods when calculating or estimating our discharges and emissions. All assets have extensive working requirements entailing the monitoring programmes of emission to air and discharges to sea including data flow, precision, range and uncertainties. Calculation of emissions and discharges of substances related to E-PRTR are extrapolated estimates where a limited number of samples taken throughout the year are multiplied by the measured or calculated total volume at that emission or discharge point. This is due to the complexity of the sample matrix, the available technology, costs and practicability and risk of sampling. The yearly amount is therefore an assumption that the samples taken are representative for the corresponding volume for a given period of time. Accounting of emission to air and discharges to sea is addressed in our functional requirements within Sustainability and Finance and control, and work requirements on sustainability data. 126 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E2 - Pollution Furthermore, we have several systems in place to gather operational data used for environmental accounting and reporting, including laboratory analysis results. We systematically import operational and laboratory data into a corporate environmental accounting tool prior to quality assurance at multiple levels. Through systematic data collection and reporting, we can track our environmental performance precisely through the management information system. We collect relevant data from a range of operations, such as drilling activities, production processes, transportation, and others, to accurately account for our environmental impact. Annually reported environmental data, including emissions and discharges, for Norwegian assets are publicly available at norskeutslipp.no. Results from the environmental monitoring of our Norwegian assets are publicly available in national databases where applicable, such as Vann-nett, the MOD database and links at the Norwegian Environmental Agency homepages. Air quality monitoring programmes were developed together with third parties and are based on localisation, local meteorology and urbanisation. They compare results from monitoring activities to background levels and include assessment of other contributing factors. The air monitoring results showed that the contribution on emissions from our activities were well below air quality thresholds during the whole period of monitoring. The overall historical development of pollution related to our activities shows a positive development in the discharged and emitted quantities of several substances and their presence in the environment. Our emissions to air and discharge to sea from operated assets in Norway, US, UK, Brazil and Angola that exceed the thresholds in Annex II of the E-PRTR (European Pollutant Release and Transfer Register) are shown in the table below. 127 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Pollutants emitted to air 2024 Pollutants Unit Operational control (100% basis) Partner operated (Equinor equity share) Benzene Kg/ year 7,514 Carbon monoxide (CO) Kg/ year 1,727,252 2,297,843 Hydro-fluorocarbons (HFCs) Kg/ year 214 – Nitrogen oxides (NOx/NO2) Kg/ year 28,760,543 5,078,063 Non-methane volatile organic compounds (nmVOC) Kg/ year 24,282,556 4,336,639 Particulate matter (PM10) Kg/ year 83,100 32,756 PCDD + PCDF (dioxins + furans) Kg/ year 0.021 – Polychlorinated biphenyls (PCBs) Kg/ year 0.117 – Zinc and compounds (as Zn) Kg/ year 434 – Sulphur oxides (SOx/SO2) Kg/ year 1,006,704 – "-"Not above threshold Pollutants discharged to water 2024 Pollutants Unit Operational control (100% basis) Partner operated (Equinor equity share) Arsenic and compounds (as As) Kg/ year 526 6 Benzene (as BTEX) Kg/ year 509,248 15,789 Cadmium and compounds (as Cd) Kg/ year – 11 Chromium and compounds (as Cr) Kg/ year 81 – Copper and compounds (as Cu) Kg/ year – 25 Cyanides (as total CN) Kg/ year 64 – Lead and compounds (as Pb) Kg/ year 28 2 Mercury and compounds (as Hg) Kg/ year – 0.412 Naphthalene Kg/ year 26,900 5,646 Nickel and compounds (as Ni) Kg/ year 36 – Phenols Kg/ year 111,170 6,837 Polycyclic aromatic hydrocarbons (PAHs) Kg/ year 10 172 Nitrogen Kg/ year 51,083 – Organic carbon (TOC)1 Kg/ year 73,583 – Phosphorus Kg/ year 8,474 – Zinc and compounds (as Zn) Kg/ year 396 69 "-" Not above threshold 1) Onshore oil and gas processing facilities only E2 - Pollution E2-6 Anticipated financial effects from material pollution-related risks and opportunities Equinor exercises the right to begin reporting on this disclosure in the subsequent year, in accordance with the ESRS phase-in option. Methodologies and Measurements The estimated amounts of emissions to air and discharge to sea in table “Pollutants emitted to air” and “Pollutants discharged to sea” are partially based on historical data and were adjusted to be representative for our emissions to air and discharge to sea for 2024. The consolidated amount of pollutants reported in tables on emissions and discharge are the estimated total amount of each of the specific pollutants exceeding the given threshold limits based on estimates for each specific assets. The scope of the consolidation is including all assets in Equinor’s financial reporting and that are operated by Equinor. Pollutant contributions of partner-operated assets with less than 1.5% of Equinor’s production volume are excluded. The amount of carbon dioxide (CO2), methane (CH4) and nitrous oxide (N20) is excluded from table “Pollutants to air” as these numbers are disclosed in E1 Climate change. The regulatory measurement and reporting requirements vary globally. Estimations were performed for countries where measurement of pollutants to air and water are not mandatory. This applies for assets outside Norway where the amount of CO, PM, and F-gases, as well as the amount of pollutant to water are estimated based on extrapolation of calculated averages from comparable operations and crude qualities on the NCS, other pollutants to air are based on measurements. For offshore assets in Norway the reported amounts of pollutants to air, except carbon monoxide (CO) and particulate matter (PM), and pollutants to water are based on measurements. CO and PM are calculated by the use of corresponding CO2 numbers and known industry-specific emission factors. For onshore assets in Norway the reported amounts of pollutants to air and water were calculated partially based on measurements combined with estimations from 2023 data. CO emissions are estimated based on emission factors in relation to CO2 and CO concentrations measured at the source of emission, multiplied by the emitted amount of CO2. Disclosure of sampling, measurements, calculation, estimation and accounting methodologies of pollutants to air and water is provided in E2-4. 128 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E2 - Pollution Kårstø, Norway

E4 - Biodiversity and ecosystems Material impact, risk and opportunity IRO-1 Description of processes to identify and assess material biodiversity and ecosystem-related impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts on biodiversity and ecosystems across the value chain. No material financial risks, opportunities, or dependencies deriving from them were identified. To identify biodiversity and ecosystem-related impacts we used input from comprehensive site screening processes across site locations, impact assessment processes and business activities within our operations, assessing the interface with nature. The site screening and impact assessment processes used global, national and regional biodiversity data, baselines surveys, risk management procedures, environmental impact assessments (EIA) as well as early community stakeholder engagement. In the process we also identified sites located in and near biodiversity- sensitive areas. The assessment was based on the assumption that all activities and operations within or near biodiversity sensitive areas pose an increased risk to biodiversity and therefore is likely to lead to adverse impacts. However, the level of impact will vary from significant to negligible depending upon the type of asset, type of activities and time since asset was installed/became operational. We prioritised these areas in our assessment. Our materiality assessment focused on contribution to direct impact drivers on biodiversity loss and impacts on species and ecosystems. Since biodiversity and ecosystems are closely connected to other environmental matters, and to avoid overlaps and double counting, the impacts on biodiversity and ecosystem change stemming from climate change (E1) and pollution (E2) are covered under those respective topical sections, This includes any pollution effects from a potential major accident. Impacts related to transition from extraction of non- renewable resources and the implementation of practices that prevent waste generation are covered in resources use and circular economy section (E5). A comprehensive description of the materiality assessment process can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material Impact: Land and sea use change Our activities may affect both terrestrial and marine ecosystems due to the physical presence of the activities. This may potentially cause habitat disturbance and negative effects on species and populations. On land, our expansion of energy developments can cause potential adverse impacts on nature and biodiversity. These impacts may arise throughout the lifetime of the operations/activities. At sea, our activities, primarily consisting of activities in oil and gas, offshore wind and low carbon solutions, affect biodiversity through disturbance of existing habitats, creation of new habitats and species displacement. We seek to manage and mitigate the current and anticipated adverse impacts through its impact and risk management processes, monitoring activities, and application of the principles of the mitigation hierarchy and best available techniques (BAT). This work runs throughout project development, construction and operations. Managing these impacts has been strengthened through changes to our approaches, see E4-1. Material Impact: Impacts on sensitive species Impacts on sensitive species may occur during construction and operation of our assets. Such impacts can lead to increased mortality amongst species, disturbance, habitat changes and barrier effects. We seek to manage and mitigate the current and anticipated adverse impacts through its impact and risk management processes, monitoring activities, and application of the principles of the mitigation hierarchy and BAT. This work runs throughout project development, construction and operations. Managing these impacts has been strengthened through changes to our approaches, see E4-1. Material impact: Impacts on the extent and condition of ecosystems Our impacts on the extent and condition of ecosystems stems predominantly from our energy infrastructure development and our dependency on international transport, especially marine traffic. Due to their nature of being both direct and indirect, and related to multiple sectoral impacts, these impacts are considered partially systemic. Our onshore facilities and associated infrastructure can lead to soil sealing and land degradation. This can create habitat destruction and fragmentation, cause avoidance mechanisms through barrier effects, and reduce overall suitability of ecosystems. We seek to manage and mitigate the current and anticipated adverse impacts through its impact and 129 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Land and sea use change Negative potential and actual impact x x x x Impacts on sensitive species Negative actual impact x x x x Impacts on the extent & condition of ecosystems Negative potential impact x x x x x x E4 - Biodiversity and ecosystems risk management processes, monitoring activities, and application of the principles of the mitigation hierarchy and BAT. This work runs throughout project development, construction and operations. Managing these impacts has been strengthened through changes to our approaches, see E4-1. Our global operations require goods and services to be transported over significant distances, often by shipping. Transport of goods can serve as a vector for the spread of species resulting in the introduction of new species with an invasive potential to an area. Such species often outcompete local species, disrupt food webs and may lead to species extinctions We seek to manage and mitigate these impacts through its risk assessment processes. Measures to manage such risks include adherence to international and national regulations; research activities to understand alien species risk potential as well as potential mitigation measures; and collaboration between peers. Managing these material impacts has been strengthened by the changes in our approaches, see E4-1. Material sites negatively affecting biodiversity sensitive areas Material sites are defined as sites where avoidance and minimisation measures, as defined by the mitigation hierarchy, have not been deemed sufficient to fully mitigate the environmental impacts such that restoration and/or compensation/offset efforts are necessary. Residual impacts can be direct or cumulative. Identifying material sites started with a geographic information system (GIS) analysis which identified all Equinor assets within 20 km of a biodiversity sensitive area. This provided a long list of assets/sites which were then considered in terms of impact. Subject matter experts have assessed the level of impact on biodiversity in general and sensitive species and habitats in particular based on project specific impact assessments, monitoring reports, site specific inventories and general knowledge of the projects/ assets. No assets were found to be material based on direct project specific impacts. However, two assets are categorised as material sites due to contributing to cumulative impact to sensitive species. The material sites are presented in the above table. None of the material sites has material adverse impacts related to land degradation, desertification or soil sealing. We have operations which affect threatened species. This is only material for the two material assets where materiality is caused by impacts on sensitive species. E4-1 Transition plan and consideration of biodiversity and ecosystems in strategy and business model We have ongoing work to enhance our understanding of the resilience of the business model and strategy in relation to biodiversity and ecosystems. This includes risks, opportunities and impacts. We support the global goal of halting and reversing biodiversity and nature loss by 2030. For decades, the ”do-no-harm” principle has guided our work, with the purpose of avoiding and minimising adverse impacts to populations and ecosystems where we operate. As a response to the request for transformative change from the Intergovernmental Science-Policy Platform on Biodiversity and Ecosystem Services (IPBES) (2019), We have updated our ambition to go beyond “do-no-harm”. This policy commitment is informing performance in business and project development, operations, research and decommissioning across all our value chains. In line with this direction, we consider and manage environmental aspects through risk and impact assessments. These processes include baseline studies, surveys and monitoring programmes and involves affected stakeholders, Moreover, a key element to broaden biodiversity and nature-related knowledge and build our resilience, is to run and partake in collaborative research projects with research institutes and other companies. The current ambition is in line with relevant international frameworks such as the Kunming- Montreal Global Biodiversity Framework and the EU Biodiversity Strategy for 2030. Our comprehensive nature agenda also provides opportunities in the form of competitive advantages, enhanced recruitment and retention of new talent. Impact, risk and opportunity management E4-2 Policies related to biodiversity and ecosystems The following policies are in place to manage our material impacts on biodiversity and ecosystems and apply to assets and locations as outlined in our management system. The listed policies guide and ensure sustainable land and sea use. The policies were informed by key stakeholders, including internal and external experts as applicable. The current policies do not specifically support traceability of products, components and raw materials along the value chain. The following policies apply to all E4 impacts. Equinor Book The full overview of the Equinor Book can be found in General disclosures. Relevant provisions to this section include guidance on how we manage our material impacts within biodiversity and ecosystems, refer to mitigating negative impacts, and our aim to go beyond the do- no-harm principle. The latter explores contributions towards positive impacts on the natural environment and support of relevant international conventions and agreements. 130 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material sites Asset Impact 1 Impact 2 Impact 3 Activity adversely affecting biodiversity Impact Sensitive area Dudgeon Offshore Wind Farm X Production of wind energy causes collision risk for key seabird species Cumulative North Norfolk Coast SPA Flamborough and Filey Coast SPA Sheringham Shoal Offshore Wind Farm X Production of wind energy causes collision risk for key seabird species Cumulative North Norfolk Coast SPA Flamborough and Filey Coast SPA Impact 1: Material impact - Land and sea use change Impact 2: Material impact - Impacts on sensitive species Impact 3: Material Impact - Impacts on the extent and condition of ecosystems E4 - Biodiversity and ecosystems Code of Conduct The full overview of the Code of Conduct can be found in G1-1. Relevant provisions to this section include reference to Equinor’s environmental management in context of relevant international practices and principles, and applicable environmental laws and regulations. It also pertains to a precautionary approach and the principle of continual improvement of our environmental performance to protect nature and support nature conservation and restoration initiatives. Environmental Policy The full overview of the Environmental Policy can be found in E1-2. The Environmental Policy mandates application of a risk-based due diligence approach to manage relevant environmental aspects. It includes our commitment to mitigate potential negative impacts from our business activities, and to support actions aiming towards positive effects. This supports relevant international conventions and agreements, including the Paris Agreement and the Kunming- Montreal Global Biodiversity Framework. The policy further prescribes the application of a precautionary approach and of the mitigation hierarchy. The policy reiterates our commitment to avoid incidents with a negative impact on the environment and avoid and mitigate negative environmental consequences if such incident occurs. By applying the ISO14001 principles to manage our significant environmental aspects, the policy aims to continually improve our environmental management. The Policy sets out our commitment to advocate for ambitious environmental policies when appropriate. Biodiversity Position Our Biodiversity Position includes our support to the global ambition of reversing nature loss by 2030, by going beyond the “do-no-harm” principle, aiming for a net positive impact on biodiversity for new projects in areas of high biodiversity value. The Position commits to establishing voluntary exclusion zones for our activities; active participation in research programmes and industry partnerships; and investments in nature-based solutions to further build knowledge and develop innovative solutions to protect biodiversity. The position describes how an integrated ecosystem-based management approach will inform our business decisions. The Position supports and advocates for an integrated science-based management approach that considers the cumulative effects of different human activities on a given area and sets clear direction towards beneficial co-existence between nature and the potential different users. The position is owned by the executive vice president of safety, security and sustainability, reporting directly to the CEO. The following internal requirements are integrated into the Equinor management system and have validity for the entire company Functional Requirement - Sustainability The full overview of the Functional Requirement on Sustainability can be found in General disclosures. Relevant provisions to this section include requirements to minimise deteriorative effects on natural habitats, inform planning, operations, design, and site selection and promote regulatory compliance. The requirement prohibits all industrial activities in the most sensitive areas, including UNESCO World Heritage sites and areas classified as Ia and Ib by the International Union for Conservation of Nature (IUCN). For existing Equinor operated assets, the policy mandates site-specific inventories of important biodiversity features and conservation measures to be considered. For new assets, measures to promote positive impact on biodiversity shall be assessed and implemented. Work Requirement – Corporate Sustainability Data The full overview of this Work Requirement on Sustainability Data can be found in General disclosures. The Requirement includes provisions for business areas and corporate functions to provide relevant biodiversity and ecosystem data needed for the company's group level sustainability reporting. Work Process – Performing Impact Assessment The Work Process on Performing Impact Assessments a set of requirements and expectations towards project development to ensure that new business opportunities are delivered with the lowest predicted impact on nature and biodiversity possible and provide expectations and guidance of how to manage biodiversity related impacts and risks. This also includes expectations to how stakeholders are involved This work process is applicable across Equinor and seeks to ensure a consistent approach across geographies and assets. The Environmental Policy and Biodiversity Position are available externally on our website. The Environmental policy and other internal requirements covered described are integrated in the company's management system, easily available to all employees. E4-3 Actions and resources related to biodiversity and ecosystems The actions below support our policies on biodiversity and ecosystems described in E4-2. Delivering positive measures to enhance biodiversity We apply the mitigation hierarchy in our project development to focus on avoiding and minimising impacts before a project/an asset explores restoration and compensatory measures to achieve No Net Loss or Net Positive Impact (NPI) (in some jurisdictions referred to as Biodiversity Net Gain – BNG). The three actions below illustrate how Equinor is guiding its efforts towards its nature-positive ambitions. In 2022, we developed a methodology for site specific inventories (SSI) to provide an overview of key biodiversity features at operational sites and the potential negative impacts of the company’s activities on these features. Preparation of the site-specific inventories started in 2023 and we have spent time in 2024 to gain a comprehensive understanding of the current condition of nature at our sites. This work also includes the identification of potential positive measures to support positive contribution to biodiversity. Specific initiatives in 2024 focused on artificial nesting sites and seaweed restoration. This action contributes to the achievement of environmental policy, to support our positive impacts on nature, and the biodiversity position’s objective to develop a net-positive approach. The SSI mapping will span over the short- and medium-term, helping manage and mitigate our land and sea use change impacts. No biodiversity offsets were used in this action in 2024. In 2022, we developed a methodology for preparing net-positive impact (NPI) plans for new projects overlapping with protected areas or other sensitive areas. This methodology builds on the principles of the mitigation hierarchy. The methodology was piloted in 2022 and 2023 on relevant projects, and this was continued in 2024 through support to new development projects and their development of NPI plans. The objective is to gradually implement NPI plans as an integral part of a project-specific impact assessment, hence the action will span over the short- and medium-term across our operations. This action contributes to the achievement of environmental policy and biodiversity position’s objectives. No biodiversity offsets were used in developing the NPI methodology. 131 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E4 - Biodiversity and ecosystems Equinor is developing new projects in jurisdictions which have regulatory requirements related to positive contributions to nature. Measures can take the form of plans for biodiversity compensation or plans for biodiversity net gain. These plans have been approved by relevant authorities and dedicated projects to deliver these positive measures have been established. This action contributes to the achievement of the environmental policy and biodiversity position’s objectives to mitigate our negative impacts and develop net-positive approach. The action will span over the short- and medium-term and will require biodiversity offsets. Research and innovation In 2024, we have launched several research initiatives, aiming at identification and maturing nature-positive contributions in the areas where we operates. Using the site-specific inventory methodology, we are able to identify areas important for biodiversity that are close to our assets. We can further search actively for opportunities which will contribute towards an aim of enhancement of nature around our sites. This work is undertaken in collaboration with local research institutions and local authorities. Equinor has a large portfolio of research activities focusing on nature based solutions. These are particularly relevant to support the work undertaken to deliver positive measures at sites and projects. Research is a key element to expand the organisational competence. We therefore partake in multiple collaborative biodiversity and nature-related research projects led by established universities, research institutes and other organisations in Norway and internationally. This action contributes to the achievements of objectives of Equinor’s Environmental Policy and biodiversity position by building knowledge, supporting innovation, development and implementation of technology to protect the environment. This also allows us to share relevant and available environmental data. Currently, the action is focused on our own operations and is planned over short and medium-term horizon. Collaboration We have continued our collaboration with important industry associations such as World Business Council for Sustainable Development (WBCSD) and the International Petroleum Industry Environmental Conservation Association (IPIECA). We also collaborate with conservation organisations, including the International Union for Conservation of Nature (IUCN), the Intergovernmental Oceanographic Commission of UNESCO (IOC-UNESCO), and the United Nations Environment Programme's World Conservation Monitoring Centre (UNEP-WCMC) This action contributes to the achievements of objectives of Equinor’s environmental policy and biodiversity position by building knowledge and sharing relevant and available environmental data. Currently, the action is focused on our own operations and is planned over short and medium- term horizon. Establishing the Environmental Policy In 2024, we established our Environmental Policy, committing to mitigating potentially negative impacts from our business activities and contributing to positive nature impacts. The scope of this action covers all Equinor-operated assets and Equinor- controlled companies. In partner-controlled activities we are working actively to influence governance in line with our best practices in joint operated entities. Our suppliers are expected to manage their environmental duties in compliance with applicable laws and contractual framework. Metrics and Targets E4-4 Targets related to biodiversity and ecosystems We track the effectiveness of the actions to address material impacts and measure the progress of our policies’ objectives as part of our risk-based management approach. We are in the process of exploring measurable, time-bound corporate targets or ambitions on biodiversity and ecosystems that will support our policies. Our ambition is to set the corporate targets that aim to support net positive impact for key features to be quantitative where possible, and to build on the mitigation hierarchy, prioritising avoidance. 132 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E4 - Biodiversity and ecosystems

E4-5 Impact metrics related to biodiversity and ecosystems Sites located in or near biodiversity-sensitive areas The table below shows the number of Equinor sites, owned, leased or managed, that are located in or near biodiversity-sensitive areas with potential negative impacts on said areas (see E4-SBM-3). The level of impact will vary from significant to negligible depending upon the type of asset, type of activities and time since asset was installed/became operational. E4-6 Anticipated financial effects from material biodiversity and ecosystem-related risks and opportunities Equinor exercises the right, as per the ESRS Phase-in option, to begin reporting on this disclosure in the subsequent year. Methodologies and measurements Sites located in or near biodiversity-sensitive areas In order to determine the proximity of our assets and licenses to biodiversity-sensitive areas, Equinor uses a GIS- based approach. Assets in biodiversity-sensitive areas are identified by overlaying asset location data with globally available datasets for protected areas from the World Database on Protected Areas (WDPA) and Key Biodiversity Areas (KBA). An additional publicly available dataset available for Norway, Particularly Valuable and Vulnerable Areas (SVO), is used for assets on the Norwegian continental shelf. Assets near biodiversity-sensitive areas are identified by applying a buffer of 1km around each asset and following the same methodology as above. The data provided presents the aggregated data for overlap across the portfolio. Linear assets, such as pipelines, cables etc., are stored as linear features without an area in Equinor asset location data. In order for us to get an understanding of the area of overlap, a 5 meter buffer, either side of the asset, has been added to these assets. This constitutes a 10 meter wide corridor which has then been used to perform the area calculations. The following assets have been presented: • Production and processing facilities in and near biodiversity sensitive areas • Linear infrastructure facilities installed before 2024 in biodiversity sensitive areas • All linear infrastructure facilities installed in 2024 in and near biodiversity sensitive areas. For assets which are both in and near biodiversity sensitive areas, data was presented for both categories. Site specific inventories Developing site specific inventories for our operational sites has included mapping of sensitive species and habitats in the influence areas of the facilities, identifying the asset specific pressures affecting these species and habitats and then reviewing the asset specific responses with regards to relevance, appropriateness and efficiency. The final step includes the identification of potential positive measures to enhance nature and biodiversity. Biodiversity offsets Biodiversity offsets relate to the last phase of the mitigation hierarchy and the mitigation actions taken in this phase to manage adverse impacts. Within this context, we treat both offset and compensatory measures interchangeably, as strategies aiming to counterbalance any remaining environmental negative impact by enhancing biological diversity in other areas. 133 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Assets and activities in or near biodiversity sensitive areas (operational control)1 Number of assets Area (ha) of overlap Assets in protected areas 26 113,186 Assets in KBA/SVO1 36 71,923 Assets near protected areas 19 147,121 Assets near KBA/SVO2 20 78,846 1) 100% reporting basis 2) Key Biodiversity Area (KBA) and Particularly Valuable and Vulnerable Areas in Norway (SVO) Assets and activities in or near biodiversity sensitive areas (partner operated)1 Number of assets3 Area (ha) of overlap Assets in protected areas 1 8,373 Assets in KBA/SVO2 1 30 Assets near protected areas 1 32,767 Assets near KBA/SVO2 1 1,514 1) 100% reporting basis 2) Key Biodiversity Area (KBA) and Particularly Valuable and Vulnerable Areas in Norway (SVO) 3) Average ownership of this asset was 27% in 2024 E4 - Biodiversity and ecosystems E5 - Resource use and circular economy Material impact, risk and opportunity IRO-1 Description of the processes to identify and assess material resource use and circular economy-related impacts, risks and opportunities Our double materiality assessment for 2024 identified the material impacts listed above on resource use and circular economy across the value chain related to resources inflows, outflows and waste. No material financial risks or opportunities were identified for this topic. In this process, we involved internal subject matter experts, screened our assets and activities and used methods based on material flow analysis. A comprehensive description of the materiality assessment can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material impact: Use of virgin materials in the fabrication and construction of our facilities A variety of finite resources are required in the fabrication and construction of our facilities, including oil and gas infrastructure, renewable energy facilities, and low carbon solutions. Therein, we have identified steel as the most extensively used material with the most immediate environmental impact in the short to long term. While many finite resources are highly recyclable, their extraction and processing can have significant impacts on the environment, climate, and society. For instance, resource extraction can cause land degradation, while processing is typically characterised by high resource intensity and GHG emissions. In the medium term, the growing demand for these materials may lead to intensified resource extraction, potentially exacerbating the adverse effects on biodiversity and local ecosystems. In the long term, a sustained use of finite resources, could lead to scarcity that could impede the industry ability to meet the growing global demand for renewable energy technologies. In 2024, we have sought to address these negative impacts through anchoring circular economy practices in our management system, and have set an official net-zero ambition in our renewable business which requires significant improvements in the material use of construction, as described in E5-2. Material impact: Wastewater and drilling waste from oil and gas operations We manage significant volumes of waste, with wastewater and drilling waste representing the two primary waste streams. If not handled properly, these types of waste can impact nature and the climate negatively as they typically contain hazardous substances. In line with circular economy principles and the waste hierarchy, we seek to minimise waste generation, reduce waste volumes as close to the source as possible, and maximise the reuse or recycling of these materials. Non-recycled waste entails potentially negative climate impact through generation of GHG emissions during incineration and transportation to onshore facilities. Poor handling of wastewater and drill cuttings can also affect nearby natural areas, especially if contaminated by high concentrations of total organic carbon, and lead to eutrophication in coastal waters. In collaboration with suppliers, we carry out effective recycling and treatment of waste to mitigate these negative environmental impacts. We comply with environmental regulations and aim to adhere to the highest standards of waste management practices. We actively seek to identify and grasp opportunities to reduce the environmental footprint of waste and maintain the health of marine and terrestrial ecosystems. Material impact: Waste sent to landfill from decommissioning of Equinor's infrastructure Waste fractions that end up in landfill from decommissioning of infrastructure can negatively impact the environment by increasing the volume of waste and the energy required for waste disposal. Although the recycling rate for our decommissioned oil and gas platforms is approximately 95 to 98% (by weight), the absolute quantity that is directed to landfill remains substantial. The recycle rate is also high for our renewable assets, and is expected to increase by the time we next decommission an asset, but there is no guarantee of 100% recyclability. Therefore, we consider this impact significant despite its relatively limited scale. As a practice, landfill runs counter to the principles of a circular economy, as it neglects the potential for resource conservation. Upon decommissioning our assets, the waste streams to landfill are generally handled by our suppliers. As such, this impact occurs downstream of our operations. In 2024, we have initiated research activities and sought to strengthen our engagement and collaboration with decommissioning suppliers, with the goal to explore opportunities to minimise waste sent to landfill. Without adequate advancement, this impact will grow in the long term as the number of assets to be decommissioned increases. Despite the importance of acknowledging the overarching environmental impact of our end products, our products were not deemed relevant for consideration in the circular economy section, given their exhaustible nature. 134 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Use of virgin materials in the fabrication and construction of our facilities Negative actual impact x x x x Wastewater and drill waste from oil and gas operations Negative actual impact x x x x Waste sent to landfill from decommissioning of Equinor’s infrastructure Negative actual impact x x E5 - Resource use and circular economy Impact, risk and opportunity management E5-1 Policies related to resource use and circular economy The following policies are in place to manage our material impacts on circular economy and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable. Currently, our policies do not directly address the transitioning away from use of virgin resources, nor the use of renewable resources. However, we have policies, actions and ambitions in place to support this. As most of our policies within this area were implemented recently, we have yet to quantify their impact on the increased use of secondary materials, which will be an area of emphasis moving forward. Equinor Book The full overview of the Equinor Book can be found in General disclosures. Relevant provisions to this section include guidance on how we manage our material impacts within resource use and circular economy, including how we aim to go beyond the do-no-harm principle by making a positive impact on the natural environment, in support of relevant international conventions and agreements. This policy applies to all material E5 impacts. Environmental Policy A full overview of Equinor’s Environmental Policy is found in E1-2. Relevant provisions to this section refer to the transition towards a circular resource economy. The policy states that Equinor shall pursue opportunities to promote circularity and increase our understanding of dependencies on nature across the full scope of our operations, including our upstream and downstream activities. This policy applies to all material E5 impacts. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Our Code of Conduct describes our overarching efforts to facilitate the transition towards more responsible resource use and a circular economy, through actively contributing to efficient use of resources and mitigation of negative impacts on the natural environment. The objective ensures that results are evaluated and followed up. The Code of Conduct emphasises our commitment to outstanding natural resource efficiency and the reduction of greenhouse gas emissions, which aligns with circular economy principles. By assessing and communicating the environmental impacts of activities, the organisation can make informed decisions that support sustainable practices. The focus on environmentally friendly technologies and continuous improvement reflects a dedication to minimising environmental harm and enhancing resource management. This policy applies to all material E5 impacts. Functional Requirement – Sustainability The full overview of the Functional Requirement on Sustainability is found in General disclosures. Relevant provisions related to impacts on circular economy and resource use require pursuing opportunities to promote circularity in Equinor’s group’s activities and the supply chain. The requirement promotes responsible resource use and utilising our purchasing power to reduce emissions throughout the supply chain, in addition to ensuring resource optimisation and avoidance of scarce natural resource depletion. This functional requirement applies to all material E5 impacts. Work Requirement - Corporate Sustainability Data The full overview of Equinor’s Work Requirement on Sustainability Data can be found in General disclosures. Relevant provisions to this section include a requirement to record the total volume of non- hazardous and hazardous waste from company- operated activities, and the volume of wastewater recycled and re-used, so as to focus on reducing water withdrawals and discharges through re-using or recycling wastewater from the facility or activity. This work requirement applies to the identified material impact related to “Waste water and drill waste from oil and gas operations.” Work Requirement – Safety, Security and Sustainability Qualification of Suppliers The purpose of this work requirement is to ensure qualification of suppliers based on our stringent safety, security, social and environmental criteria. Relevant provisions to this section relate to sustainable sourcing practices by supplier HSE qualification based on screening and evaluating suppliers’ materials use. Through regular assessments of our vendors and products, we contribute to the circular economy through purchasing equipment with longer life spans and repairing and recycling equipment when possible. The requirement is part of our management system and is available via intranet to all internal stakeholders to ensure its effective implementation. It is mandated in Functional Requirement on Supply Chain Management, which is owned by Equinor’s executive vice president of Projects, Drilling and Procurement and applies to the material impact “Use of virgin materials in the fabrication and construction of our facilities”. Waste procedure in our management system Our waste procedure is centred around proper storage, handling, labelling and declaration of waste and is described in our management system. It follows the waste hierarchy and promotes the reduction of waste through avoidance and minimisation strategies, while simultaneously exploring opportunities for reuse, recycling and ultimately value creation. The waste handling procedure apply to all employees as well as contractors working on Equinor-operated sites and facilities. This is a risk-based approach, where risks should be identified, and mitigation measures and plan made accordingly. All installations shall have a waste handling plan, which should be aligned with national legislation. The disposal of our waste after use is primarily overseen by our suppliers, and our waste procedures are made available when establishing contracts. It is key for us to have close collaboration with our suppliers to ensure proper end of life treatment in line with circular economy principles. This procedure is mandated within the Functional Requirement on Sustainability, which is owned by Equinor’s executive vice president of safety, security and sustainability, and applies to both material E5 impacts related to waste. E5-2 Actions and resources related to resource use and circular economy Implemented Actions Related to Resource Use and Circular Economy In 2024, we made efforts to incorporate circular economy principles into our business. Since the policies remain in an early stage of implementation, we do not yet have quantitative data available to assess progress for most actions on circularity. 135 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E5 - Resource use and circular economy Framework to foster a circular economy To support the objectives of our environmental policy which came into place in 2024, we have established a framework of guiding principles to foster the adoption of circular economy practices throughout our business. These principles build upon the R-strategies (refuse, rethink, reduce, reuse, repurpose, remanufacture, repair, refurbish, recycle) and focus on sustainable sourcing, extension of product lifespan, effective end-of-life resource management and industrial symbiosis. These guidelines apply to our own operations and will span over the short to long term. Reducing reliance on virgin materials We are engaged in various activities that support our recently updated Environmental Policy and functional sustainability requirements. These actions support the policy objectives as they decrease the use of virgin materials and foster a culture of shared resources. All of these actions will extend over the short to long term. Since 2020, 3D printing has rapidly grown to become a more widely applied technology in our business. In combination with digital inventories, 3D printing offers a significant step towards a circular economy model by enabling resource optimisation. 3D printing technology allows us to reduce the stockpiling of physical spare parts, thereby reducing transport and waste in the supply chain. Equinor is a partner with F3nice, who transform metal scraps from our operations into powder for 3D printing. For one of our projects that was completed in 2024, 4000 3D- printed metal parts were produced using 100% recycled metal powder from F3nice. Currently, the effect of our efforts to mature the application of 3D printing for our purposes is relatively modest on a corporate scale, however with the significant potential of this technology, we aim to upscale its use. In 2024, we set an ambition for net zero by 2040 for our renewable activities. The majority of emissions in this business area originate from the fabrication of infrastructure using virgin materials. In order to deliver on the net-zero ambition, we must therefore direct our efforts towards reducing the negative impacts from our supply chain. A key short-term action will be to increase the use of recycled content wherever possible, especially for steel, which represents the most widely used virgin material to fabricate wind farms. As our renewable business expands, materials in this business area will constitute a significant portion of our total material inflow. Launching initiatives to systematically minimise waste A set of actions was implemented to reduce the negative impacts of our most material waste streams; wastewater and drilling waste from our oil and gas operations. These actions support our waste management policies and adhere to the waste hierarchy which aim to minimise waste. We have focused on reducing volumes of wastewater at the source by upgrading drilling slop facilities at our offshore sites on the Norwegian continental shelf. Through this approach, we reduced the volumes of waste sent to shore by 68% and therefore reduced the risk of eutrophication in enclosed waters, as well as the GHG emissions associated with transportation to onshore facilities. For drilling waste, we already reuse 60% of our oil-based mud and 30% of water- based mud. In 2024 we have sought to reduce the amount of waste that remains by facilitating the reuse of base oil, which is achieved by adjusting the specifications to enable its reuse in our operations. We have systems in place in our contracts that compensate for the use of the fluids. Since the fluids are owned by the suppliers, this provides an economic incentive for reuse and avoid producing new volumes. Our efforts to minimise drilling waste are planned to continue in the long term. In 2024, we initiated the Integrated Waste Management Project to ensure a comprehensive approach to waste management across our activities. This project aims to identify risks and propose actions for reducing our waste volumes close to the source and increase the capacity for waste storage and treatment. While the project itself will be completed in the short term, the implementation of the recommended actions that arise from the project will be planned with a long-term outlook and addressed separately from this project. Recovering value upon decommissioning To reduce our negative downstream impact related to decommissioning of assets, we are aiming to increase our knowledge base and minimise the amount of waste fractions sent to landfill, and are actively working towards recovering value at the end of life. The actions below support the achievement of our waste procedures and functional requirement within sustainability objectives and are considered to have a long-term horizon. In our oil and gas installations, we have practices in place to ensure value recovery through recycling and reuse. In 2024 the dismantling and recycling of the 22,767 tonne Veslefrikk B was completed, where 96% of the platform’s weight was either recycled, reused or incinerated with heat recovery. Parts such as workshop equipment, furniture and electrical equipment have gone to reuse, while some equipment was donated. We actively work to ensure reuse of any surplus material. In 2024, we also joined the joint industry project “Upcycling of Maritime Metal” where we are exploring the option of upcycling steel plates from oil platforms to the construction industry. Within the renewable energy segment, we established a new ambition in 2024 to ban the landfill of blades immediately and perform 100% recirculation of decommissioned blades by 2030. In addition, we partake in the Circular Economy for the Wind Sector (CEWS) initiative together with ORE Catapult, Total Energies, and RWE. The project aims to reduce waste from wind farms through devising practical solutions for recycling materials used in wind turbines. 136 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report E5 - Resource use and circular economy

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Metrics and targets

E5-3

Targets related to resource use and circular economy

We have not yet set formal corporate targets in relation to resource inflows and outflows, including waste, products and materials. In 2024, we focused on calculating resource inflow and outflow metrics in order to provide a foundation on which we can set appropriate time bound and measurable targets in the medium term. We aim to set corporate targets that address material impacts related to resource use and circular economy, aimed at reducing the use of virgin materials, increasing reuse and recycling efforts, and minimising waste generation.

We recognise the importance of setting time bound, measurable targets that align with our overall strategy to foster resource efficiency. Progress will be tracked and disclosed in subsequent sustainability reporting.

E5-4

Resource inflows

Our operations depend on a diverse range of resource inputs, essential for our day-to-day functions. We are conscious of the environmental impacts tied to resource extraction and processing, including energy use, habitat disruption, and pollution. Committed to sustainability, we strive to innovate and adopt practices that reduce our environmental footprint, enhance resource efficiency, and support ecosystem preservation.

In 2024, we concentrated our reporting on steel products which was identified as material in our double materiality assessment. Our inflow of steel products is significant in volume and essential for the functionality and expansion of our oil and gas infrastructure, as well as our growing portfolio in renewables.

Material use

		2024
Type of material	**Unit**	**Operational control (100% basis)**
Total technical materials - Steel	Tonnes	308,306
Reused or recycled materials - Steel	Tonnes	0
Reused or recycled materials - Steel	%	0

Given the high recyclability of steel, it is probable that a notable portion of our reported steel inflows contain recycled content. However, due to a lack of detailed data, we have conservatively reported zero recycled content this year. This precaution also extends to reused content; despite the fact that reused steel represents a share of our steel inflows. We are committed to improving data collection in the future to better understand the amount of recycled and reused content in our resource inflows. The materiality of resource inflows will be refined in future disclosures to align with circular economy principles and provide greater transparency on resource usage and their environmental impact.

E5-5

Resource outflows

While we produce a variety of outflows, our primary products are inherently at conflict with circular principles as they are designed for consumption. Our products are therefore not considered in this context. Nevertheless, we strive to implement circular economy principles in remaining resource outflows. For example, we recognise that our operations generate waste that must be managed responsibly. Our waste reduction strategy aligns with key circular economy principles, centred around minimising waste and diverting it from disposal through recovery operations, such as preparation for reuse or recycling.

Our 2024 reporting highlights the most significant resource outflows as determined by our double materiality assessment, which are waste from our operations as well as from the decommissioning of our facilities. We have identified drilling waste and contaminated water as the two largest waste streams, together constituting more than 90% of total waste generated. The remaining percentages covers all other waste, such as categories like blasting sand, chemical waste and process waste with oil.

For waste data from previous years, please see the Sustainability data hub at sustainability.equinor.com

In the reporting year, approximately 818 tonnes waste fractions from decommissioning activities was sent to landfill. We have highlighted the impact associated with quantities sent to landfill since this is the least favoured option according to circular economy principles. The waste fractions sent to landfill are primarily comprised of wet insulation material, which are hard to recycled due to contamination. We are actively engaging with suppliers to find solutions on how to minimise these waste fractions.

Equinor 2024 Annual report

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Total amount of waste

			2024	
Indicator	**Treatment type**	**Unit**	**Operational control (100% basis)**	**Partner operated (Equinor equity share)[1]**
Total waste generated		**Tonnes**	**330,543**	**524,570**
Hazardous waste		**Tonnes**	**278,936**	**522,882**
Non-hazardous waste		**Tonnes**	**51,607**	**1,688**
Waste diverted from disposal		**Tonnes**	**205,389**	**323,987**
Hazardous waste diverted from disposal		**Tonnes**	**190,795**	**323,262**
	Preparation for reuse	Tonnes	5,340	137
	Recycling	Tonnes	185,455	323,061
	Other recovery operation	Tonnes	0	64
Non-hazardous waste diverted from disposal		**Tonnes**	**14,593**	**725**
	Preparation for reuse	Tonnes	103	62
	Recycling	Tonnes	14,491	610
	Other recovery operation	Tonnes	0	53
Waste directed to disposal		**Tonnes**	**125,154**	**200,583**
Hazardous waste directed to disposal		**Tonnes**	**88,141**	**199,620**
	Incineration	Tonnes	33,096	486
	Landfill	Tonnes	52,852	1,932
	Other disposal operations	Tonnes	2,193	197,202
Non-hazardous waste directed to disposal		**Tonnes**	**37,014**	**963**
	Incineration	Tonnes	14,029	227
	Landfill	Tonnes	22,985	711
	Other disposal operations	Tonnes	0	25
Non-recycled waste		**Tonnes**	**130,598**	**200,900**
Percentage of non-recycled waste		%	40 %	38 %
Radioactive waste		**Tonnes**	**192**	**0**

1) Exempt waste from US operations are included in the figures and reported as hazardous waste

Outflows from decommissioning per operational control

			2024
Indicator	**Treatment type**	**Unit**	**Operational control (100% basis)**
Total decommissioning outflow		**Tonnes**	**22,767**
Waste diverted from disposal		**Tonnes**	**21,949**
Waste diverted from disposal		**%**	**96**
Structural material	**Recycling**	**Tonnes**	**21,428**
Hazardous waste diverted from disposal		**Tonnes**	**317**
	Reuse	Tonnes	0
	Recycling	Tonnes	79
	Recovery (Incineration with heat recovery)	Tonnes	237
Non-hazardous waste diverted from disposal		**Tonnes**	**204**
	Reuse	Tonnes	19
	Recycling	Tonnes	7
	Recovery (Incineration with heat recovery)	Tonnes	98
	Resale	Tonnes	80
Waste directed to landfill		**Tonnes**	**818**
Hazardous waste	**Landfill**	**Tonnes**	**4**
Non-hazardous waste	**Landfill**	**Tonnes**	**814**

Equinor 2024 Annual report

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E5-6

Anticipated financial effects from material resource use and circular economy-related risks and opportunities

Equinor exercises the right, as per the ESRS Phase-in option, to begin reporting on this disclosure in the subsequent year.

Methodologies and measurements

Resource inflows

The data on amount of steel products is reported based on an operational control and calculated using a combination of direct measurements and estimations. The figures include low- and high-alloyed steel from projects and operations. The applied methodology draws on procurement records for accurate data, and supplements with estimates that are considered reliable as they also serve as the foundation for CAPEX calculations. Double counting is avoided through dialogue between data providers to ensure coordination across.

Waste

The waste figures reported are based on a combination of direct measurements and estimates. We have direct measurements for operated assets, for which our waste contractors provide monthly reports with a breakdown of generated waste based on the corporate requirements for waste categories (Hazardous Waste, Non-Hazardous Waste, Exempt Waste) and disposal route (Reuse, Recycling, Energy Recovery, Incineration, etc.). This data is made available in our environmental accounting system. For partner-operated assets, the majority of the figures are derived from estimates. These were based on historic data from the operators' sustainability reports.

Resource outflows

Data on resource outflows related to the decommissioning of our facilities are based on reports received from contractors. In 2024, the data reported were based on operational control.



Melkøya, Norway

Equinor 2024 Annual report

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3.3 Social


Northern Lights

Northern Lights, Norway

Equinor 2024 Annual report

S1 - Own workforce Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts across our workforce. No material financial risks or opportunities were identified for this topic. All materially affected members of our workforce are included in the scope of this disclosure. A comprehensive description of the materiality assessment process can be found in General disclosures. Information regarding health and safety impacts and risks can be found in the entity-specific section EQN-Health and safety. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model At Equinor, our people are our most valued resource. Every individual makes a difference by contributing their skills, experiences, ideas, and perspectives to the common goal of delivering reliable energy and reaching net zero by 2050. Material impacts Material impact: Work-life balance and working hours We acknowledge that an excessive workload and inadequate work-life balance can lead to a wide array of negative health effects for our people, both physically and mentally, as well as negative social effects affecting their personal lives. We recognise the importance of a good balance between work and other aspects of life. Our people remain our most valued resource, and our company culture is firmly rooted in a shared understanding that safety is our number one priority. We actively monitor risks connected to physical and mental safety in the workplace, working overtime, travelling to and from work, and hybrid work. Potential negative impacts relating to working hours are handled by our leaders and monitored by safety delegates. Travelling, to and from, place of work is handled by various HSE travel policies for air, land and maritime travel as well as physical security rules and guidelines. More information on our actions to mitigate this impact is found in S1-4. This impact occurs within our own operations, both onshore and offshore. Our work is dependent on our people often operating within demanding environments and tight deadlines. Due to its nature, this impact is considered systemic. Material impact: Diversity and inclusion (D&I) Our D&I ambition states, “We are a diverse and inclusive organisation where everyone feels valued and that they belong”. To deliver on our overarching corporate strategy we rely on diversity of thought to find the best solutions and make good decisions. We believe that failure to respect D&I can lead to individuals feeling lack of safety in the workplace as real consequence and possible wider impact on their overall well being. We are committed to integrating D&I into our short and long term business strategy, measuring progress and being transparent about our performance. We recognise that some people in our organisation, both employees and non-employees, may be in greater risk of harm than others. This is mirrored in society in general, and pertains to individuals who represent minority groups in terms of gender, ethnicity, gender identity and sexual orientation, and disability. The risk varies across our locations due to differences in local historical and social contexts. We value diversity of thought and believe in creating an inclusive and psychologically safe work environment and ensuring fair and equal opportunities for all. To achieve our ambition, we rely on three key enablers: global ambition with a local approach, transparency in data and processes, and leadership coupled with culture. Our D&I strategy empowers the organisation to drive impactful initiatives aligned with local context and legislative requirements. Initiatives to build skills and prepare our people for the future should be equally available to all Equinor employees, regardless of diversity characteristics like age, gender, ethnicity, disabilities, sexual orientation and more. More information on our actions to mitigate this impact can be found in S1-4. We report the earnings ratio between males and females for both total compensation and base pay. Norwegian authorities require reporting on full breakdown of earning ratios in all major Equinor locations by Equinor’s job structure every other year. We report this data annually to strengthen transparency on our gender pay gap. D&I metrics can be found in S1-9. Material impact: Workplace harassment We acknowledge that incidents of workplace harassment occur, and we take all such incidents very seriously. Harassment in any form, be it physical, verbal, or sexual harassment can have profound and long-lasting negative health impacts on the individuals directly affected, both physically and mentally, and on the overall working environment. Incidents of workplace harassment may happen 141 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Work-life balance and working hours Negative actual impact x x x x Diversity and inclusion Negative actual impact x x x x Workplace harassment Negative actual impact x x x x Training and skills development Positive actual impact x x x x S1 - Own workforce anywhere within the organisation and thus apply to our global workforce. As stated in our Code of Conduct, we maintain a firm zero tolerance policy for harassment. We do not tolerate any form of harassment or other inappropriate, intimidating or offensive conduct, including any form of unwanted and troublesome attention of a sexual nature. We have implemented actions to prevent harassment at the workplace including complaint mechanisms, sanctions against violence and harassment, and specific management training for prevention. Additional focus was made towards ensuring measures are extended to all Equinor workplaces regardless of location. More information on our actions to address this impact can be found in S1-3 and S1-4. Workplace harassment metrics are found in S1-17. We remain dependent on a respect-based global workforce where individuals feel safe at work. Material impact: Training and skills development We strive for a learning culture recognised by curiosity, continuous feedback, psychological safety, and peer coaching in line with our values. Training and skills development have positive impact for all Equinor employees, enabling a culture of continued learning, career growth, and upskilling. Furthermore, training and skills development is considered a key strategic enabler for Equinor. We believe in a blended approach to learning and takes responsibility for providing a good framework for learning and development to all employees. Our strategic framework for training and skills development is built upon the “70-20-10” model, building a learning culture around i) on-the-job- learning, ii) social/networks and iii) formal training. The formal and structured training delivered via the Equinor Corporate University constitutes a volume of ~27 learning hours per employee annually, totalling over 800.000 learning hours annually. Further training and skills development metrics can be found in S1-13. The courses and trainings delivered are based on business needs, risk maps and individual skills needs. Majority of our formal training is linked to our license to operate. Focusing on critical skills relating to safety, security, compliance and operational performance. All in line to support a strong competence assurance barrier for Equinor. The totality of training and skills development support the notion of a “dual transition” - maintaining the current while developing new business. Operations at risk of significant incidents of forced, compulsory or child labour None of Equinor’s operations are considered to be at risk of significant incidents of forced labour or child labour. Impact, risk and opportunity management S1-1 Policies related to own workforce The following policies are in place to manage our material impacts on our own workforce and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable. Equinor Book The full overview of the Equinor Book is found in General disclosures. Relevant provisions to impacts on our own workforce include our values that guide our actions and the way we interact with others, our commitment to apply high ethical standards to create trust-based relationship with our people, our commitment to provide a safe and secure environment, our commitment to respect everyone working at our facilities and job sites, and our responsibility to provide a framework for continued learning and development. The Equinor Book applies to all material S1 impacts and covers all members of our workforce. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant provisions this section include our ethical standards pertaining to D&I, bullying and harassment, substance abuse and privacy and data protection. As outlined in our Code of Conduct, we do not tolerate any discrimination or harassment of colleagues or others affected by our operations, and we require everyone to treat others with fairness, respect, and dignity. We do not tolerate any discrimination of colleagues or others affected by our activities. Discrimination includes exclusion, preference or illegal distinction based on ethnicity, age, gender, gender identity, disability, sexual orientation, religion or belief, political views, or any other characteristic that compromise the principle of equality. These policy commitments are implemented through various actions related to the material impact “Diversity and Inclusion” as outlined in S1-3. We aim to cultivate diverse and inclusive culture for everyone, of all backgrounds. We have therefore not made commitments relating to the inclusion of specific groups. This policy applies to all material S1 impacts and covers all of our workforce. Human Rights Policy Our management of human rights risks and impacts is ultimately guided by our Human Rights Policy. Our Human Rights Policy confirms our goal to conduct our business consistently with the UN Guiding Principles on Business and Human Rights (UNGPs) and expresses our respect for internationally recognised human rights, including those set out in the International Bill of Human Rights and the International Labour Organisation (ILO) Declaration on Fundamental Principles and Rights at Work. It contains explicit provisions regarding human trafficking, forced labour and child labour. The policy includes commitments towards our own workforce such as working to ensure safe, healthy and secure working conditions, fair treatment, non-discrimination, and respect for the right of freedom of association and collective bargaining. The policy additionally includes our expectations towards suppliers and partners (see S2-1) and our commitments towards the communities we operate in (see S3-1). Equinor regularly engages with affected stakeholders and the policy outlines our commitment towards those raising grievances and seeking remedy for actual impacts. The Human Rights Policy hosts our salient human rights issues, updated in 2024. These include: • Unsafe working conditions • Unethical recruitment of migrant workers in the supply chain • Wage theft and excessive working hours in the supply chain • Adverse impacts on local communities and indigenous peoples resulting from the use of land Our Human Rights Policy is publicly available to all stakeholders. Awareness of the policy across our workforce is sought through training. Operationalisation of the policy takes place through various internal working requirements, including the Work Requirement for Human Rights Due Diligence (see below). The Human Rights Policy was last updated in 2024, and included a general restructuring to establish clearer alignment with new reporting requirements and to reflect our current salient human rights issues. This update was informed by internal and external human rights experts. The Human Rights Policy is publicly available online in multiple languages. It is implemented within our management system, owned by the executive vice president of safety, security and sustainability, and applies to all negative material S1 impacts. 142 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S1 - Own workforce Functional Requirement - People and Organisation The Functional Requirement for People and Organisation outlines the purpose of the functional area ”People and Organisation” (PO) within Equinor. The purpose of this functional area is to regulate and standardise people processes, leadership development, organisational setup and change processes, throughout the whole company. This functional requirement applies to all employees across Equinor. This functional requirement is implemented within our management system, is owned by the executive vice president of people and organisation, and applies to all material S1 impacts. Functional Requirement - Sustainability The full overview of the Functional Requirement on Sustainability is found in General disclosures. Relevant provisions within this requirement related to our own workforce include the management of social specific sustainability aspects, including requiring the identification, mitigation, and remediation of impacts on people related to Equinor group’s activities. This functional requirement applies to all negative material S1 impacts. Work Requirement - Human Rights Due Diligence The Work Requirement for Human rights Due Diligence sets out requirements for performing human rights due diligence across our activities and is applicable to all business areas. This work requirement operationalises human rights due diligence within our management system. The objective of this work requirement is to ensure that appropriate human rights due diligence is performed for our activities according to the Human Rights Policy and relevant legal requirements. It outlines specific expectations related to the processes of identifying, assessing, addressing, tracking and communicating human rights risks and impacts. It is modelled after the established steps of human rights due diligence outlined in the UNGPs. This is targeted towards risk owners and safety and sustainability personnel that support the primary risk owners. This work requirement is implemented within our management system, applies to all negative material S1 impacts and is owned by the executive vice president of safety, security and sustainability. Work Requirement - Sustainability Data The full overview of the Work Requirement on Sustainability Data can be found in General disclosures. Specific data collection requirements related to this section include data related to: • Inclusion Index/Global People Survey (GPS) scoring • Human rights training • Ethics and compliance training • Ethics helpline cases per category • Potential and actual human rights impacts • Human rights due diligence performed • Grievance data and progress • Remedy data and progress This work requirement applies to all material S1 impacts. Health and safety policies Policies pertaining to health and safety specifically can be found in the section EQN-Health and safety-1. Additional work-life balance-related policies We have several additional measures in place to enable our employees to have a healthy work-life balance while working for Equinor. For instance, our global paid parental leave policy entitles all our employees to a minimum of 16 weeks fully paid leave after birth. Furthermore, we have country-specific arrangements to cater for work-life balance, such as leave of absence with pay in specific circumstances. Additionally, we have implemented flexible work principles for remote work to support the diverse needs of our people. These measures are implemented globally and at country level, where applicable, and their application scope ranges from all members of our workforce to specific groups, depending on the policy. The policies are owned by Corporate People and Organisation and apply to the material S1 impact “Work-life balance and working hours.” S1-2 Processes for engaging with own workforce and workers’ representatives about impacts Listening to our people and acting on their feedback is crucial to ensure a workplace that meets the needs and demands of our workforce and creates a safe and inclusive work environment. Our workforce’s perspectives are taken into account when making decisions and developing policies, actions, metrics and targets. We have various formal processes and arenas to engage with our employees. Global People Survey (GPS) The GPS is the annual people survey sent to all permanent Equinor employees globally. Its purpose is to evaluate and improve key topics that impact employee engagement, safety, working environment, project success and the drive for continuous improvement and change in Equinor. The GPS is delivered by an external provider who processes the information from the GPS on behalf of Equinor. The Functional Center of Excellence manages the GPS data that is overseen by VP PO Strategy and Capabilities. All survey responses are confidential and no one in Equinor has access to individual answers. The GPS is an important channel for employees to provide their input on topics that are important for the company. We assess the effectiveness of the GPS through the high completion rate by employees. Results reported with five or more respondents are provided for all units at all levels across the various business lines, countries and locations in which Equinor has employees. All leaders receiving a GPS results report are responsible for following up the GPS results and actions together with their team. The topics for discussion and how to follow up effectively may vary across the organisation. In all the first-line reports, there are key predictions on what topics to work on, and are prescriptive on how to do that. Employee workload experience is monitored annually through our GPS system. This monitoring is followed up by our leaders and, when necessary, supported by People and Organisation (PO) and Health and Working Environment (HWE). Units requiring follow- up and support are identified through a risk-based approach. Furthermore, the HWE specifically follows up on psychosocial risks (PRI). In addition, workload is regularly discussed between leaders and employees on a day-to-day basis. The results of the 2024 GPS are detailed in S1-9. Our engagement with unions We respect our employees’ rights to organise and to voice their opinions, and we have the same clear expectations for our suppliers and partners. We engage with employee representatives on labour matters through a variety of channels, including meetings with labour unions on all levels of the organisation, works councils, and health and working environment committees. Union representatives are invited to collaborate in connection with change initiatives and as part of committees that are established to further develop the company in line with corporate strategy. In 2024, several collective agreements were negotiated with relevant unions. Some of these were main settlements that covered both the annual wage increase and other compensation elements. These were put into effect at different locations and for various types of personnel across the organisation. One example is the main settlement carried out for the Brazil organisation in 2024 that led to a collective 143 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S1 - Own workforce agreement for offshore and onshore employees being signed in November. Another example is the signing of a Project Labour Agreement (PLA) in March 2024 for the construction of the South Brooklyn Marine Terminal in the U.S. This PLA ensures that the construction of the terminal will provide union jobs for suppliers with fair wages, industry leading safety standards, with robust and equitable training programmes. Through 2024, we have had continuous dialogue and collaboration with union representatives and safety delegates on a number of topics. This includes discussions on changes to the legislative framework, change processes, working time, rotations and shift work and career development. Employee Relations oversees union negotiations, and Vice President Employee Relations is accountable for this engagement. Agreements on equality, equity and diversity in Equinor ASA We have made agreements on equality, equity and diversity in Equinor ASA with the following unions: Industri Energi, Lederne, NITO, Tekna, and YS. The purpose of the agreements is to ensure that all employees in Equinor ASA are treated equally regarding recruitment, pay and working conditions, training, career paths and professional development. These agreements are currently being re-negotiated for 2025. These agreements apply to our own workforce in Equinor ASA. They are jointly owned by the Head of Employee Relation and respective unions. Employees resource groups Our employee resource groups (ERGs) are voluntary, employee-led groups, open to all employees. The aim is to create a diverse and inclusive workplace, with a particular focus on a common diversity characteristic, cause, or goal. ERGs have the mandate to build awareness, share knowledge and engage on topics through events and communication that can be local or global. ERG members may also engage on the topics at external events. The establishment and support for ERGs is important for us to learn about opportunities and challenges linked to equality and equity, and to ensure that we set actions that remove barriers for individuals who identify as part of underrepresented groups. We currently have six active groups, with members across our locations focusing on the topics: gender, ethnicity. LGBTQ, mental health, and disabilities. Each of the ERGs is encouraged to take part in one of five annual awareness days. Engagement through our ERGs is measured in relation to local events, internal social media engagement and communication. S1-3 Processes to remediate negative impacts and channels for own workforce to raise concerns As outlined in our Code of Conduct, we do not tolerate any discrimination or harassment of colleagues, or others affected by our operations, and require everyone to be treated with fairness, respect, and dignity. Leaders in Equinor are expected to be available for conversations with the team through regular one-on- one conversations as part of the performance framework. Leaders are also expected to create a safe and open space where employees can share their needs in order to perform and deliver. If employees are uncomfortable speaking to their direct leader, they may use other channels for raising concerns. Immediate security issues (threat to life and/or property) are expected to be reported directly to local authorities. Details on processes and channels for raising concerns are outlined in G1-1. Our commitment to remedy Although we do not tolerate discrimination and harassment, incidents do occur. In these instances, remediation is essential to ensure that those who have suffered or are still suffering from adverse impacts receive appropriate support and to prevent similar incidents in the future. We do not tolerate any forms of retaliation to those who raise a concern with us in good faith, as outlined in section G1-1. Addressing cases of harassment We have clear guidelines within our management system for handling harassment and bullying. This outlines processes and expectations for the correct management of harassment-related cases, ensuring that individuals are respected and heard, conflicts of interest are avoided and proper documentation is secured, and that Equinor operates in accordance with applicable requirements and laws. The guidelines also require that appropriate remedial measures are taken and implemented. Code of Conduct was updated in 2023 with a strengthened emphasis on the expectation for leaders and employees to contribute to a working environment free from harassment and discrimination through improved guidelines to prevent these cases. This work was continued in 2024. Addressing cases of sexual harassment Throughout 2023 and 2024, we implemented actions to increase awareness, deepen understanding and prevent cases of sexual harassment. We held safety moments and sessions to encourage open discussion about what constitutes sexual harassment in the workplace. These were available across the organisation globally. We have also embedded the topic in our Leadership Development programmes. The organisation has attained an increased awareness and deeper understanding of the seriousness of the topic across the organisation. In 2024, the number of sexual harassment cases remained stable compared to 2023. During the year, 2024, we have addressed the topic with the most vulnerable groups, identified as graduates and apprentices, to ensure they understand how complaints are handled and that complaints will not impact their future in the company. The GPS data from the questions regarding employees feeling safe to speak up without fear of retaliation from leaders or peers, is used to track effectiveness of our efforts to address cases and work systematically to prevent sexual harassment or any similar inappropriate actions and behaviours. We will continue to keep the topic high on our agenda for 2025 by actively promoting existing initiatives. S1-4 Acting on material impacts on own workforce, and approaches to managing material risks and pursuing material opportunities related to own workforce, and effectiveness of those actions Across the business, including across our various locations, we actively seek to implement both overarching and targeted actions to address our material own workforce-related impacts. Actions can vary related to specific impacts or specific incidents. ensuring that individuals are respected and heard, conflicts of interest are avoided and proper documentation is secured, and that we operate in accordance with applicable requirements and laws. The guidelines also require that appropriate remedial measures are taken. The actions below support the policies described in S1-1. Line manager dashboard We strive to ensure a healthy work-life balance for our employees so that our people are not subject to excessive working hours and associated negative impacts. To enable our leaders to prevent excessive working hours for employees, we have developed a reporting tool, the Line Manager Dashboard, The tool 144 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S1 - Own workforce covers all Equinor employees who are required to track their hours and ensures working hours remain within the applicable legal frameworks. Time management in Workday In 2024, we began the process of transferring time management to Workday, a new human resources management software that is being implemented globally for all employees. Time management functionality in Workday is expected to be implemented early 2026 and will further strengthen line managers’ ability to monitor and follow up employees workload. Depending on the nature of the case, role and the local requirements, line managers will work with employees to reassess workload. Operationalisation of the D&I Strategy To address negative impacts relating to diversity and inclusion and ensure vulnerable people in our workforce are protected, we have taken a systemic approach to embedding D&I throughout the organisation. Our D&I ambition is “We are a diverse and inclusive organisation where everyone feels valued and that they belong”. To achieve our ambition, we rely on three key enablers: global ambition with a local approach, transparency in data and processes, and focus on leadership and culture. The D&I strategy applies across our global operations and its operationalisation is driven by Corporate People and Organisation function, with a focus on supporting a global ambition. The broader PO function has focused on the implementation of the new HR system Workday throughout 2024, with a focus on how Workday can strengthen D&I in the future.' The Global People Survey (GPS), our ethics helpline, leadership and employee engagement were used to identify risks of discrimination in the workplace. We will provide remedy where individuals experience adverse impacts relating to diversity and inclusion, including discrimination and harassment. These are described in S1-3. We work systematically to build a sustainable, robust, and diverse leadership pipeline that feeds through to diverse leadership teams. Our focus is on monitoring gender balance and nationality, while continually working to set up teams that, together, represent diversity beyond measurable dimensions. Our systematic focus on developing female leaders is reflected in the continued increase in female leadership over the years, as seen in our S1-9 diversity metrics. We aim to be transparent of this work and report on gender balance across leadership levels and in different locations. We continue to focus on representation of nationalities other than Norwegian in our leadership to ensure we represent our global operations. We marked five International Awareness Days (IADs) as part of strategy realisation. The days are based on UN or global days, and focus on the diversity dimensions of gender, ethnicity, LGBTQ, mental health, and disability. The IADs are marked globally, across the company and is a key deliverable to directly engage our employees on D&I. The aim for 2025 is to strengthen accountability and delivery of a local approach within the People and Organisation function. By working systematically with D&I, ensuring accountability and setting actions locally, we aim to foster an inclusive workplace and prevent adverse impacts on members of our workforce. Fair and objective recruitment To support our D&I ambition, we ensure fairness and inclusion are embedded in our processes. We recruit new employees across our locations, including graduates, interns, apprentices, and experienced workers. We are dedicated to maintaining a transparent talent marketplace to ensure equal opportunities for all. We currently have a global ambition of a 50:50 balance in gender and nationality (Norwegian and other than Norwegian) when hiring for our corporate graduate programme, and an ambition for one-third of participants in our apprenticeship programme in Norway to be female. We are continuously evaluating these goals to ensure that we build a diverse and robust pipeline of talent to make up our workforce of the future. In preparation for recruitment processes, we normally engage hiring managers with recruitment training to ensure fair and unbiased assessment of all applicants. We apply gender-neutral and inclusive role descriptions. All our job postings are made available on the Internet. We recognise that our recruitment processes may not be fully accessible for people with disabilities. In 2025, we will implement a new process for handling reasonable accommodation requests in our recruitment process, across all of Equinor. This process will be underpinned by enhanced functionality in our new HR system Workday, and should create a quicker and more efficient process for our recruitment teams and in-house process owners whilst improving the candidate experience for those who need it most. We see further opportunities to review the accessibility of our recruitment process in 2025. Strengthening inclusion of people with disabilities In 2024, we have focused on identifying opportunities to strengthen the inclusion of people with disabilities across its global operations. People and Organisation conducted an extensive mapping exercise of existing initiatives to identify internal and external best practice. Engagement with employees who self- identified as having disabilities, provided insight into improvement opportunities. The work concluded that cross-company collaboration and ownership would be required in order to ensure a cohesive approach to strengthen inclusion, with a focus on the employee experience. A working group was established to develop a longer-term roadmap. The focus in 2025 will be to determine accountability in the organisation and establish concrete action plans. Data collection opportunities will be identified to ensure targeted actions that support and remove barriers for employees with disabilities. Evaluating and redefining the Employee Resource Group strategy and governance We support employees to form voluntary employee resource groups (ERGs) to strengthen understanding of D&I topics. ERG’s are present in Norway, Brazil, UK, USA and Canada, and are open to employees and contractors in all divisions. These groups are governed by Corporate Guidelines. In 2024, the ERG strategy and corporate guidelines were redefined, and the governance structure was updated to allow for increased alignment and collaboration opportunities. The review identified an opportunity for further collaboration across ERGs globally, to unify how we work with inclusion across the organisation.' Development of female safety clothing offshore In 2024, we improved our provision of safety clothing for women working offshore in Equinor ASA, in alignment with union delegates. Improvements include the design of inclusive clothing for women and other people who required non-standardised safety suits, which will be available in 2025. We also expanded our standard clothing offering for offshore employees to include female designed underclothing and trousers for pregnant women, which was previously only available to women at onshore plants Gender pay gap follow up We are committed to the principle of gender neutrality in pay. This commitment applies to our global operations. We are continuously improving our job architecture to be gender neutral in pay. We have introduced various measures to support our commitment, such as introducing a robust HR system to enhance our analytical capabilities and data quality. These measures are focused on all Equinor employees in all regions where Equinor is established. In response to global regulations on pay 145 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S1 - Own workforce transparency, we are closely monitoring developments to ensure our practices align with these standards, aiding in our goal to narrow the gender pay gap. Training and skills development within Equinor University We are investing substantially into organisational and employee training and skills development. The Equinor internal Corporate University is mandated to deliver all formal training worldwide with a clear value proposition to enable stronger safety, operational and commercial performance through high impact learning and to use learning and training as a tool to strengthen our values-based performance culture. We are continuously adapting the training programme portfolio to reflect current and emerging training and skills needs in line with our strategy. Several initiatives were launched to develop critical skills enabling Equinor to drive the energy transition, including: • Renewal and launch of the sustainability programme portfolio in 2024 to all employees • Development of training programmes covering offshore wind, hydrogen and carbon capture, utilisation and storage • Update of existing value chain programmes to address new renewables and low carbon value chains Our overall investment in formal training and skills development has increased annually. Employee uptake of formal training has also increased, reaching an average of 27 learning hours annually per employee. See additional training and skills development metrics in S1-13. Improving the leadership development portfolio Leadership development is essential to activate our purpose, safeguard our core, and accelerate the transformation that we are in as a company. To be a leading company in the energy transition, we recognise a need to enable new perspectives and develop future leadership capabilities and mindsets. In 2024, we introduced new leadership and team development programmes, which were implemented for leaders across our global operations. Our Leadership Development Portfolio integrates existing initiatives, including New as a Leader and Step-Up Operational Leadership. The portfolio includes programmes for all leadership levels and is relevant for both task and resource leaders. Built on our expectations that leaders shape, empower, and deliver, the programmes will equip leaders to navigate an increasingly complex and rapidly evolving environment. Diversity and inclusion is embedded in our programmes in the Leadership Development Portfolio. 146 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S1 - Own workforce Metrics and targets S1-5 Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities We aim to continuously track the effectiveness of our policies as part of many of the specified the actions outlined throughout this section. We emphasise continued learning and awareness in conjunction with our core values to prevent actual instances of negative impacts. If such impacts occur, we have measures in place to handle the cases within relevant legal frameworks. Additionally, we track and openly communicate numerous metrics on our own workforce (outlined below), which may be utilised for future decision making. Certain targets pertaining to our diversity and inclusion metrics can be found in S1-9. S1-6 Characteristics of the undertaking’s employees Equinor's workforce comprises over 25,000 employees in more than 20 countries across five continents. Place of work differs from offshore and onshore facilities and offices. See section 4.1 Note 8. 147 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Number of employees by gender Gender Number of Employees (headcount) 2024 Male 17,085 Female 8,070 Other N/A Not Reported N/A Total Employees 25,155 Employees in countries with at least 10% of total number of employees Country Number of Employees (headcount) 2024 Norway 21,426 Number of employees by employment type MALE FEMALE OTHER NOT DISCLOSED TOTAL Number of employees (Headcount) 17,085 8,070 N/A N/A 25,155 Number of permanent employees (Headcount) 16,776 7,865 N/A N/A 24,641 Number of temporary employees (Headcount) 309 205 N/A N/A 514 Number of non-guaranteed hours employees (Headcount) 0 0 N/A N/A 0 Number of full-time employees (Headcount)1 16,603 7,523 N/A N/A 24,126 Number of part-time employees (Headcount)1 173 342 N/A N/A 515 1) Including only permanent employees Employee turnover Unit 2024 Number of employees who have left undertaking (Headcount)1 Number 401 Percentage of employee turnover % 1.66 1) Not including retirees for the year S1 - Own workforce Number of employees by country Country Unit 2024 Brazil Headcount 1,034 Norway Headcount 21,426 UK Headcount 934 USA Headcount 660 Other countries1 Headcount 1,101 Total Employees Headcount 25,155 1) Includes Algeria, Angola, Argentina, Australia, Belgium, Canada, China, Denmark, Germany, India, Japan, Libya, Netherlands, Nigeria, Poland, Russian Federation, Singapore, South Korea, Tanzania S1-7 Characteristics of non-employees in the undertaking’s own workforce Non-employees in Equinor's workforce primarily comprise of individuals employed by third parties/self-employed individuals who perform work in various capacities for Equinor or our subsidiaries. S1-8 Collective bargaining coverage and social dialogue In Norway 70% of our employees have unionised collective bargaining coverage, we do not collect unionisation data for other countries. We encourage all of our employees to engage in social dialogue with Equinor via GPS and ERGs. S1-9 Diversity metrics Equinor defines top management as leaders who report into the corporate executive committee. Diversity and Inclusion Key Performance Indicator (D&I KPI) The CEO is measured on the Corporate D&I KPI, which is made up of two indexes. Both indexes are weighted equally. The Diversity Index measures diversity and representation of gender and nationality in top 2 levels of leadership. It assesses gender and nationality balance in the corporate executive committee (CEC) and the leaders reporting to the CEC (L2 leadership team) In 2024, the gender balance in the CEC was 36% female, and 49% female in the L2 leadership team. The nationality balance was 91% Norwegian in the CEC and 84% Norwegian in the L2 leadership team The Diversity Index is premised on the view that diversity of thought benefits teams. The index helps to set the tone from the top and drive actions to develop a diverse pipeline of leaders. Gender representation in top leadership is a 148 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Collective bargaining and social dialogue Collective bargaining coverage Social dialogue Coverage rate Employees – EEA (for countries with >50 employees, representing>10% total employees) Employees – Non- EEA (for countries with >50 employees,representing>10% total employees) Workplace representation (EEA only) (for countries with >50 employees representing >10% total employees) 0-19% 20-39% 40-59% 60-79% Norway 80-100% Norway Number of non-employees Unit 2024 Non-employees in own workforce Headcount 47,220 Gender distribution in leadership positions 2024 Headcount (number) Headcount (%) Male Female Male Female Corporate Executive group (CEC) 7 4 64% 36 % Leaders reporting to CEC 46 44 51% 49 % Business unit 202 140 59% 41 % Business sector 370 210 64% 36 % Business department 748 359 68% 32 % Permanent employees by age group 2024 Age group Headcount (number) Headcount (%) Under 30 years old1 2,341 10% 30 - 50 years old1 12,073 49 % Over 50 years old1 10,227 42 % Total 24,641 100% 1) See methodology and measurements S1 - Own workforce proven and widely adopted diversity measure, while nationality targets reflect the international scope of our business. Inclusion Index: The inclusion index was introduced in 2019 and is made up of 9 questions in the Global People Survey (GPS). The Inclusion Index supports better understanding of the employee experience and helps to identify measures that strengthen a safe and inclusive culture. The inclusion index has remained steady since 2019, and a long-term stretch target was set to be clear on our expectation of driving a safe and inclusive work-environment. In 2024, our inclusion index remained at a score of 78, against the short-term target of 80, and long term-target of 85. Diversity in leadership and early talent programmes Our systematic focus on developing female leaders is reflected in the continued increase in female leadership over the years. In 2024 Equinor has 36% female leaders. In 2024, we welcomed 192 graduates, representing 40 nationalities and 38% females. In Norway, we welcomed 161 apprentices. This year we saw an increase in female apprentices with 40% of the apprentices being female, exceeding our gender target of 33% female. We also offered a summer internship programme to 198 students, representing 16 nationalities and 43% female candidates. GPS results 2024 commentary The Global People Survey (GPS) 2024 had a high response rate of 89%. The trend of GPS results over recent years is slightly positive, with most scores increasing or remaining stable, except for declining scores on strategic direction reflecting lower score on Equinor’s ability to deliver on its ambitions. Safety and conduct received high scores, with safety slightly improving. There are all-time high scores on employee engagement and commitment, competence and people development, psychosocial risk, and workplace. The GPS is a key tool for continuous improvement for all teams across Equinor, at all levels. The GPS is a key tool for continuous improvement for all teams across Equinor. At corporate level, the company will work to further strengthen leadership development and our operating model while addressing concerns identified. S1-10 Adequate wages We are committed to providing reasonable and competitive compensation and benefits to our employees in all locations. We have partnered with The Fair Wage Network, a recognised specialist in this field, to undertake an extensive review of our employees’ compensation against living wage benchmarks. Our annual analysis, carried out using the Anker Methodology, shows that we have no employees globally below any applicable minimum wage or within 10% of the living wages threshold. The analysis was carried out on base salaries alone and did not include compensation items such as variable pay, allowances, or other benefits. According to this 2024 analysis, we remain confident that all our employees are paid a wage which meets the accepted definitions of living wage. S1-12 Persons with disabilities Equinor does not currently collect any data on persons with disabilities. Data collection on employee’s experience related to disability is planned for 2025, with a longer-term plan to collect further data points with a new human resources system implementation in 2026 in line with relevant legal restrictions on data collection. S1-13 Training and skills development metrics Equinor believes in a blended approach to learning, combining on-the-job learning, informal peer/social learning and formal/structured training. We measure formal training delivered via Equinor's internal Corporate University. In 2024, on average Equinor employees completed approximately 27 hours formal learning. In total, over 800.000 learning hours annual of formal training was completed by Equinor employees and non-employees via Equinor's formal course catalogue. S1-14 Health and safety metrics Equinor’s S1-14 health and safety metrics, alongside additional entity-specific health and safety metrics, can be found in EQN-Health and safety-5. S1-15 Work-life balance metrics Family-related leave includes maternity leave, paternity leave, parental leave, and carers’ leave from work. 149 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Family-related leave 2024 Men Women Total Percentage of employees entitled to take family-related leave1 100% 100% 100% Percentage of employees that took family-related leave2 20% 26% 22% 1) Per law or company policy 2) Covers employees in Norway, which constitutes 85% of total employees Employee participation in training and skills development Gender Participation in % in regular performance and career development reviews1 Average number of training hours per employee Male 86% 27.2 Female 96% 21.1 1) See Methodology and Measurements S1 - Own workforce S1-16 Compensation metrics (pay gap and total remuneration) Total annual remuneration ratio for Norway is 1627%. The annual total remuneration ratio is calculated by taking the highest paid individual divided by the median employee annual total remuneration (excluding the highest-paid individual). Gender pay gap per country is provided for Norway, USA, Brazil, and United Kingdom. Gender pay gap is calculated by taking the average male total remuneration minus the average female total remuneration divided by the average male total remuneration times 100. Gender pay gap is expressed as a percentage of the average pay level of male employees. Base and variable salary components were included when calculating the remuneration ratio. S1-17 Incidents, complaints and severe human rights impacts Discrimination and harassment data is gathered in a confidential SharePoint within Corporate Audit and Investigation Misconduct. This confidential site can only be accessed by relevant members within Corporate Audit and investigation MIS team. Listing of cases is presented quarterly to the Board Audit Committee. Methodologies and measurements Information about employees and external personnel is gathered by the People and Organisation function and its operational service providers in the various Equinor legal entities. S1-6 SAP HR is the primary source system where the information about Equinor personnel is stored. Everyday the Business Warehouse store which functions as the primary reporting and analytics engine receives the information about personnel via automated data loads. Each year in January, a special dataset dedicated for the annual report is 'frozen' to secure all data for the previous year, since dynamic reports will not necessarily give the same result when run at different points in time. The tool used for the presentation layer is SAP Analytics Cloud (SAC) where the report is executed, downloaded as a read-only PDF file and used as documentation for Equinor's annual reporting. All data reported is based on the actual data and not based on estimations. In addition, specific information such as pay-related metrics utilise payroll systems while training information is retrieved from learning management systems. S1-8 Gender distribution in leadership position is collected using SAP HR and clustered based on the definition of top management, see the text in the outline of the segment. S1-9 Data for GPS is collected via survey portal. S1-13 Data is gathered from Equinor Learning Management system, SAP HR and Workday Learning. S1-15 Family related leave metrics are available in the SAP HR system based on specific leave codes. S1-16 Remuneration metrics are available in the SAP Analytics Cloud for Norway and in country specific payroll systems for US, UK, and Brazil. 150 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Gender pay gap per country 2024 % of total employees % Women vs men Total1 100.0% 21 Brazil 4.1% 26 Norway 85.2% 13 UK 3.7% 19 USA 2.6% 26 Pay gap based on total compensation for women versus men. 1) Gender pay gap for 4% of the organisation is based on an estimate. Discrimination and harassment metrics Unit 2024 Incidents of discrimination, including harassment Number 11 Own workforce severe human rights metrics Unit 2024 Workforce-related complaints raised to the National Contact Point for OECD Multinational Enterprises Number 0 Fines, penalties and compensation for damages related to complaints NOK N/A Severe human rights incidents (forced labour, child labour, human trafficking) in own workforce Number 0 Fines, penalties and compensation related to such incidents NOK N/A S1 - Own workforce S2 - Workers in the value chain Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts on workers in the value chain. No material financial risks or opportunities were identified for this topic. All materially affected people are included in the scope of the disclosure. A comprehensive description of the materiality assessment process can be found in General disclosures. Information regarding the health and safety impacts in the value chain can be found separately in the entity specific section EQN- Health and safety. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model We rely on a large number of suppliers, in multi- layered tiers, and across many geographies in order to maintain production and achieve our strategic ambitions. This supplier universe employs an extensive number of workers, all of which are considered part of our human rights scope. We remain aware of the prevalence of impacts on the human rights of those working within our value chains. As such, we take our responsibility to identify, prevent and address impacts to workers in our value chain seriously. Material impacts Material impact: Working conditions and inequalities in the value chain Our supply chains include suppliers in regions with weak labour rights protections and within industries known to have systemically poor working conditions. As such, managing the risk of poor working conditions in our supply chains is a priority to move towards reliable supply chains that respect human rights. Poor working conditions and inequalities may lead to impacts on the affected individual’s safety, physical well-being, mental well-being, and overall livelihood. We conduct risk-based supplier impact assessments on an ongoing basis. Identified impacts related to poor working conditions include excessive working hours, poor work-life balance, restrictions on freedom of association and collective bargaining, inadequate wages, inadequate housing, insecure employment, unfair treatment and discriminatory practices. Impacts pertaining to forced labour indicators are assessed in a separate material impact. An overview of the findings of the 2024 on-site supplier assessments is found in S2-5. Higher risk geographies within our supply chain include suppliers throughout Southeast Asia and the Middle East. High risk industries in our supply chain include shipping, transport, and construction. Within significant parts of our portfolio, typically major construction projects where there is good visibility and extensive experience, we consider that our efforts and performance have improved over time. However, we acknowledge that within newer value chains, such as renewables, and on lower-tiers of the supply chain, we currently have less insight and pursue further maturing. Additionally, we conducted a comprehensive review of our salient human rights issues in 2024, inclusive of inputs from across the business and trusted human rights partners. The following salient human rights issue is considered a priority within this material topic: • Wage theft and excessive working hours in the supply chain These negative impacts predominately occur in our upstream supply chain. Our business model necessitates large-scale construction projects, the use of international maritime shipping, and general engagement with a globalised supply chain across geographies with inherent human rights risks. As such, these impacts related to poor working conditions and inequalities in the supply chain are in part considered systemic and thus require ongoing mitigation and due diligence. Material impact: Indicators of forced labour in the value chain In our human rights due diligence efforts, we pay particular attention to identify and address relevant known indicators of forced labour. Specific indicators of forced labour, including payment of recruitment fees, retention of personal documents, physical restrictions on movement, and inadequate living conditions may lead to severe impacts on an individual’s safety, physical and mental well-being, and livelihood. These may eventually result in situations of entrapment where workers are physically and/or economically unable to remove themselves from the workplace. High risk geographies for forced labour within our supply chain include Southeast Asia, East Asia, the Middle East, and Eastern Europe. High risk segments of our supply chain include shipping and maritime industries, construction yards, and renewable technologies manufacturing. These segments can rely on migrant labour that include payment of recruitment fees which may lead to debt bondage. Workers at these suppliers are considered at higher risk for these impacts, with migrant workers being considered to be particularly vulnerable. In response, we conduct due diligence regarding forced labour utilising the ILO’s Forced Labour Indicators. 151 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Working conditions and inequalities in the value chain Negative actual impact x x x x Indicators of forced labour in the value chain Negative actual impact x x x x S2 - Workers in the value chain The following salient human rights issues are considered a priority within this material topic: • Unethical recruitment of migrant workers in the supply chain • Wage theft and excessive working hours in the supply chain These negative impacts predominantly occur in our upstream supply chain. Our business model necessitates large-scale construction projects and the use of international maritime shipping, and general engagement with a large and globalised value chain. Certain renewable supply chains, particularly solar, have widely reported risks of forced labour. Thus, these impacts are considered systemic, requiring ongoing mitigation and due diligence. Impact, risk and opportunity management S2-1 Policies related to value chain workers The following policies and internal requirements are in place to manage our material impacts on workers in the value chain and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable and apply to both material S2 impacts. Equinor Book The full overview of the Equinor Book is found in General disclosures. Relevant provisions to impacts on workers in the value chain include that all our business activities should respect internationally recognised human rights and that our business will be conducted consistently with the UN Guiding Principles on Business and Human Rights (UNGPs) and the OECD Guidelines for Multinational Enterprises. Additionally, it expresses that we expect our business partners and suppliers to adhere to ethical standards consistent with our ethical requirements. The Equinor Book is available online. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant provisions within the Code of Conduct to impacts on workers in the value chain include that we will continuously strive to conduct our business consistently with the UNGPs and our expectation for suppliers and business partners to comply with applicable laws, respect internationally recognised human rights and adhere to ethical standards which are consistent with our ethical requirements when working for or together with us. The Code of Conduct is available online. Human Rights Policy The full overview of the Human Rights Policy is in S1-1. The Human Rights Policy includes specific provisions related to impacts on workers in our value chain and includes a corresponding commitment to provide or cooperate in providing appropriate remediation. How we engage with value chain workers and ensure access to remedy is included in S2-2 and S2-3. Actual cases of impacts on value chain workers are included in S2-4 and S2-5. Human Rights Expectations of Suppliers The Human Rights Expectations of Suppliers extends our expectations towards our suppliers to respect human rights. Our supplier universe employs an extensive number of workers, all part of our human rights scope. We seek all our suppliers to develop and implement an approach consistent with the goals of the UNGPs. Specifically, we expect our suppliers to share the spirit and intent of Equinor's human rights commitment, be transparent about incidents, challenges and efforts, engage their own supply chain and be determined to continuously improve. In return, we commit to support our suppliers in their efforts. Human rights standards we expect of all our suppliers include: • Ensuring fair treatment and non-discrimination • Providing a safe, healthy and secure workplace and accommodation • Providing fair wages and reasonable working hours • Respecting freedom of assembly, association and the right to collective bargaining • Preventing forced labour and modern slavery • Preventing child labour and protecting young workers • Respecting affected community members • Providing access to remedy The Human Rights Supplier Expectations inform our wider procurement processes, are approved by the corporate executive committee, and are available online. Functional Requirement - Sustainability The full overview of the Functional Requirement on Sustainability is found in General disclosures. Relevant provisions related to our workers in the value chain include the management of social specific sustainability aspects, including requiring the identification, mitigation, and remediation of impacts on people. Functional Requirement - Supply Chain Management The purpose of the Functional Requirement on Supply Chain Management is to regulate procurement and logistics of materials, goods and services. This includes that procurement activities shall ensure that suppliers comply with standards consistent with directives in the Equinor Book, including standards related to health, safety, ethics, and social responsibility. Additionally it states that key suppliers shall be managed using risk-based models. This functional requirement is implemented within our management system and is owned by the executive vice president of Projects, Drilling and Procurement. Work Requirement - Human Rights Due Diligence The full overview of the Work Requirement on Human Rights Due Diligence is found in S1-1. This work requirement includes our responsibility to respect human rights and perform risk-based human rights due diligence also encompassing activities in our supply chain. Work Requirement - Sustainability Data The full overview of the Work Requirement on Sustainability Data is found in General disclosures. Relevant provisions include data requirements related to human rights impacts resulting from activities done on Equinor’s behalf by supply chain actors or business partners. Other relevant data requirements include grievances related to activities in our supply chain reported via Equinor's own grievance mechanisms. S2-2 Processes for engaging with value chain workers about impacts We engage in various forms of ongoing due diligence of our supply chain. Workforce engagement happens throughout a project’s lifecycle. This includes a focus on engagement directly with supply chain workers where possible. Specifically, to address labour rights issues, we use third-party experts to visit certain identified sites and construction yards, and to 152 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S2 - Workers in the value chain conduct stakeholder engagement via on-site interviews directly with workers in local languages. This allows us to hear their experiences and concerns first-hand and establishes a feedback loop for continued engagement. Perspectives and insights from worker testimonies are actively used to inform risk assessments for ongoing and new projects. We report on the total number of workers interviewed as part of these assessments, see S2-5. We have a competence centre with human rights specialists tasked with supporting the business on human rights due diligence. Operational responsibility for engagement remains with the business lines. Supply chain workers have access to various forms of grievance mechanisms outlined below. S2-3 Processes to remediate negative impacts and channels for value chain workers to raise concerns Our approach to remedy Although we seek to apply a zero-harm philosophy, there are occasions where, despite our best efforts, actual adverse impact on human rights might occur. In these instances, remediation is important, both to seek that those having suffered or are still suffering from adverse impacts are remediated as appropriate and to avoid potential future similar harms. Where necessary and natural based on our role, we seek to actively cooperate with other potential non-judicial and judicial remedy processes, such as the OECD National Contact Points and Ombudsman offices. Our policies make clear that we do not tolerate any forms of recrimination or retaliation against those who raise a concern with us. We recognise and respect the right of human rights defenders to advocate for and defend human rights in a peaceful manner on behalf of those whose rights may be at risk. Remedial actions vary from case to case. Our commitment to remedy is anchored in our Human Rights Policy and Working Requirement on Human Rights Due Diligence (see S1-1). Supplier-specific grievance mechanisms As set out in our Human Rights Expectations of Suppliers, we expect our suppliers to provide appropriate mechanisms for raising complaints, and where necessary, provide remedy. This expectation is supported by specific compliance requirements related to remedy and grievance mechanisms within our templates for standard supplier contracts. In practice, and often because of site visits, we have seen there is a need to raise awareness of both individuals’ rights, as well as the mechanisms available to them. In certain cases, we might establish a site- level grievance channel managed by a specialist third party. Workers will in such cases typically be informed of how to use the channel and its purpose by the operators themselves, and are free to contact the operators via e.g., SMS or through phone calls in workers’ native language. Worker testimony that comes through the grievance mechanism shall be considered confidential and anonymous unless the worker wishes for their identity to be disclosed to the supplier’s management. The concerns are logged and categorised by severity and risk to the worker, Workers are informed via the mechanism operator about the actions taken by the supplier. If the workers consider the issue to be resolved, then the case is closed. However, where the action taken by the supplier is considered not to be satisfactory to the workers, further actions could be suggested by the operator. The process remains the same where severe impacts are identified through other due diligence methods, e.g., human rights assessments. Remediating actions taken by the supplier are typically relayed to workers via the grievance mechanism operator to get their opinion on the effectiveness of such actions. We do not tolerate retaliation against those who may raise a concern with us, as outlined in our Human Rights Policy. Equinor’s Ethics Helpline Any external stakeholder, including workers in the value chain, have access to Equinor’s Ethics Helpline. More information on the Ethics Helpline system can be found in G1-1. Grievance mechanism review Our present grievance mechanism infrastructure is multi-faceted. This decentralisation allows for local nuances, including who and where the stakeholders are, to be taken into account. In order to assess the status and effectiveness of this infrastructure, we have engaged throughout the previous two years with external human rights specialists. We have sought to implement recommended actions to improve our overarching approach towards grievance mechanisms and access to remedy. We are now prioritising further actions to improve competence and alignment among key staff, with the aim to enable better information flow and reporting. S2-4 Taking action on material impacts on value chain workers and approaches to managing risks and pursuing opportunities related to value chain workers, and effectiveness of those actions We seek to conduct risk based human rights due diligence across our supply chain on an ongoing basis. In deciding on which actions to take in connection to the material impacts, we rely on ongoing stakeholder engagement and advice from our internal and external human rights experts. Actions may include adjusting purchasing practices or engaging with industry peers where necessary. Our stance on due diligence and remedy facilitates that we continue to review the effectiveness of the actions we take and improve. The actions below support the policies on workers in the value chain described in S2-1. Embedding human rights due diligence within procurement practices We work closely with suppliers in our approach to managing sustainability impacts. We expect our suppliers to maintain high standards of safety, security and sustainability throughout their value chain when performing work for us. Thus, principles related to safety, occupational health, security, environment, and human rights are embedded in our procurement practices. This includes qualifications of suppliers’ management systems, risk-based audits, and required adherence to relevant ISO standards. Most of our suppliers, based on meeting certain criteria, must confirm that they will comply with our minimum standards for health, safety and security and sustainability. In collaboration with external third parties, we have additionally continued to develop our approach to supplier assessments in high-risk areas, focusing on direct engagement with the supply chain workforce, where the workers voice is at the core. Results from the 2024 new supplier social impact screenings are disclosed in S2-5. Risk-based on-site assessments supported by external human rights experts Where suppliers are identified as being higher risk, we regularly engage with external human rights experts to conduct on-site supplier assessments. This work has continued throughout 2024. These on-site assessments regularly consist of management interviews, worker interviews, and review of systems and processes. Emphasis is paid to identifying possible forced labour indicators (according to the 11 ILO Forced Labour Indicators), including payment of recruitment fees, retention of identity papers and lack of freedom of movement. Assessments take place with suppliers across various parts of our supply chain including transportation, development, production, processing and refining. In addition to the Equinor commissioned on-site assessments, several 153 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S2 - Workers in the value chain of our direct suppliers have started to perform their own third-party on-site assessments. We do not currently have reporting procedures in place to comprehensively track the findings and outcomes of these independent supplier-performed assessments. However, we seek to engage on a case-by-case basis with suppliers in addressing findings and following up so that appropriate actions are taken. Findings from the 2024 on-site supplier assessments are found in S2-5. Factoring compliance with human rights expectations into contracts Our supply chain management-process has requirements to include, where relevant, commercial elements of addressing human rights risks in the contract evaluation phase. The requirements include confirmation that bids account for costs associated with meeting human rights expectations and that commercial consequences related to human rights, such as the cost of closing identified gaps, are included in commercial evaluation. Supplier training In addition to internal training on human rights topics, we conduct various trainings and awareness sessions with key suppliers on relevant human rights topics in order to build competence across our value chain and to better equip our suppliers to independently manage their own human rights impacts. We continue to assess where such trainings would best facilitate competence building across our supply chain. Addressing systemic issues in the supply chain At times, risks of adverse human rights impacts which we encounter are not specific to our supply chains alone. Rather, they can be more systemic in nature and form an integral part of an economy, a particular sector, or an industry. Such systemic challenges are often too large for one company alone to take on successfully. Accordingly, multifaceted, and deeply engrained challenges like these require us to explore a broad set of tools and levers in search for meaningful solutions, including through the collective efforts of governments and companies alike. As such, we are actively pursuing opportunities for wider collaborations globally and at distinct locations, building on industry initiatives and joint commitments. An example of this is our involvement with Ipieca, the global oil and gas association dedicated to advancing environmental and social performance, and through smaller and less formal engagements with other companies. Further, as we continue to grow our renewables business, we continue to build our understanding of systemic human rights issues connected to the wind, solar and batteries supply chains, both internally and together with partners and the wider industry. Our support for collaborative efforts is rooted in our Human Rights Policy. Human rights due diligence within enterprise risk management The overarching elements of human rights due diligence are largely embedded within our Enterprise Risk Management framework, a mandatory tool for risk management across all business activities. By utilising the tool, we set out to assess, document, report on and follow-up the risk of adverse impacts on the human rights of people touched by our business, including the activities of our suppliers and partners. Requirements to mitigate and report on human rights risks are aligned with how we manage safety risks. This means that risks above a defined severity level shall be mitigated as soon as possible, and shall be reported through the line, including where appropriate to CEO and the board of directors as part of regular risk updates. Human rights due diligence within business development A toolbox for implementing human rights due diligence within business development exists as part of the overall business development process. This includes targeted questionnaires, templates for contract clauses, guidelines for the consideration of potential red flags, and recommendations for actions and deliverables per relevant decision gate. The toolbox also includes examples of good practice. The purpose of these tools is to support early identification of risks and allow for decisions to be made based on all available information, including to which extent risks can be prevented or effectively mitigated. This also allows for early identification of actions to enable effective risk management as well as what resources such management will imply. Requirements for conducting human rights due diligence also apply to country or asset exits. Information about due diligence within country exits in 2024 can be found in S3-4. Saliency review In 2024, we undertook a company-wide review of our salient human rights issues. Phase one of this project resulted in the identification of four updated salient human rights issues (see S1-1). The second phase of this project focuses on creating focused implementation plans to best guide our work addressing these issues. Internal and external human rights specialists were consulted in this process. These plans aim to identify and replicate best practices throughout the company and streamline our wider due diligence on these cross-cutting topics. Implementing the new Work Requirement on Human Rights Due Diligence The Work Requirement on Human Rights Due Diligence was adopted across Equinor in order to operationalise due diligence requirements across the various levels of our business activities. Complementary implementation activities related to the roll-out of this requirement have included targeted training, provision of a human rights due diligence toolbox and a FAQ’s-document. 2024 Specified Actions In addition to ongoing due diligence processes and actions, we aim to actively address actual adverse impacts and mitigate significant risks of adverse impacts when identified. Listed here are actions taken in 2024 related to specific adverse impacts or significant risks of adverse impacts on workers in the value chain. Addressing adverse findings at construction yards We consider construction yards to be a higher-risk segment of our supply chain for human rights impacts. When on-site supplier assessments identify actual adverse findings, we seek to actively engage with our suppliers to address the impact. This is exemplified in the following actions: • Example 1 On-site supplier assessments at a construction yard identified adverse findings connected to certain sub-suppliers related to recruitment fees, excessive working hours, wage deductions, document retention, insufficient rest days, and poor living conditions. In response, we have leveraged our influence with our immediate supplier to engage with the identified sub- suppliers to take corrective actions and facilitate remediation of impacts on affected individuals. Other efforts include providing technical guidance and strategic oversight by local Equinor personnel. 154 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S2 - Workers in the value chain • Example 2 On-site supplier assessments at another construction yard identified adverse findings connected to certain sub-suppliers related to recruitment fees, passport retention, wage deductions and excessive working hours. We have been working with the supplier to assist in implementing a responsible recruitment system and a system more effective at monitoring subcontractor due diligence. We have ensured that identification documents were returned to affected workers and are actively working to ensure that recruitment fees for direct hires of the supplier are repaid. Other improvements initiated based on the assessment include safety improvements at workers’ dormitories and the workplace. • Example 3 On-site supplier assessments at two additional construction yards used in one of our projects identified adverse findings, namely related to the prevalence of recruitment fees paid by foreign workers. For the first yard, several mitigating and remedial actions were taken including the improvement of workplace facilities, accommodations and transportation, ensuring worker’s access to personal identification documents, engagements in native languages, and establishment of externally-managed grievance mechanisms. Additionally, we participate in a task force set up with the contractor on the topic of providing progressive wages. Another on-site assessment led by external experts was conducted in 2024 with focus on ethical recruitment by the yard and sub- contractors. Based on the findings, follow up actions will be outlined for 2025. For the second yard, an on-site supplier assessment was concluded at the end of 2024, with corresponding follow up actions being assessed with the relevant parties. • Industry Collaboration - Construction yards We continued to work with BP, Ørsted, Shell, TenneT and Petrobras to further develop the Worker Welfare Group, our partnership focused on labour rights and worker welfare requirements within the marine construction sector. The group has developed a set of principles and guidelines to initially support the Singapore marine construction sector to meet international standards for worker rights and worker welfare, particularly focusing on responsible recruitment, improved accommodation, better transport, and improved access to grievance mechanisms. The group has also engaged with key stakeholders to advocate for systemic improvements and, additionally, is working with local organisations to facilitate access to remedy for workers. • Addressing shipyard findings In late 2024, an on-site supplier assessment identified a range of adverse findings connected to sub-suppliers at a shipyard, including prevalence of recruitment fees and insufficient grievance mechanisms. We have worked closely with our main supplier throughout the assessment process, and plan to further follow up these findings in 2025. • Addressing seafarer wage withholding We have identified potential risks regarding the withholding of seafarer wages within parts of the shipping value chain where companies may utilise crewing agencies. In response, we have engaged with a key supplier to establish bi-annual human rights verifications, follow up on milestones outlined in a previous human rights improvement plan, and begun to involve relevant subcontractors to develop increased understanding of our human rights expectations. • Addressing worker payments for personal protective equipment (PPE) An on-site supplier assessment identified that workers were being charged for PPE. In response, we have requested the supplier to present an action plan for monitoring identified impact, required removal of contractual clauses requiring for employee payment of PPE, required evidence of actions, and improved employee communication. • Addressing reports of intimidation of unjust dismissal An on-site supplier assessments at a site shared with other companies identified that workers employed by a subcontractor providing services for Equinor reported concerns about retaliation, expressing fear of unjust dismissals for raising concerns. In response, we have assigned a responsible individual to ensure worker well-being on this site, engaged to implement a non- retaliation policy applicable to all subcontractors on the site, communicated this policy, and required evidence for training of all subcontracted workers regarding the grievance mechanism and their associated rights. • Addressing passport retention on supplier vessels We have identified findings related to passport retention on two installation vessels operated by a supplier. In response, we have engaged directly with the supplier, including through an onboard inspection and worker dialogue. Following this, we have emphasised to the supplier the need for workers to be consistently informed of their rights to access personal documents at will. • Addressing unofficial wage payments During an on-site supplier assessment of a manufacturing supplier, we identified that a subcontractor’s employees were being paid partially outside of the official pay roll. In response, we engaged with our direct supplier to enact actions with the subcontractor, including the amending of contracts to ensure that entire salaries are reflected in official pay slips. Following these steps, Equinor and our direct supplier have carried out sample checks of pay slips. • Addressing instances of harassment and discrimination within supplier workforces We have identified various instances and degrees of harassment and discrimination in our supply chain through on-site assessments. In such cases, we have engaged in tailored actions often including engaging with suppliers to establish corrective action plans, enhancing and promoting existing preventative programmes, reinforcing expectations on diversity and harassment training, and reminding workers of relevant reporting channels. • Addressing instances of wage withholding at a supplier subsidiary In 2023, we were made aware of late payment of salaries and other benefits at a subsidiary of one of our suppliers. In response, we engaged with the supplier, resulting in implementation of new relevant policy measures. In late 2024, we conducted an on-site assessment to verify conditions, which confirmed that workers had been repaid and were receiving full payments. We maintain open communication with the supplier with the aim to prevent future delays in employee compensation. 155 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S2 - Workers in the value chain • Addressing instances of excessive driver overtime and delayed reimbursement We identified that drivers employed by a transport supplier faced excessive overtime hours, posing a risk to their health and safety. In response, we have conducted targeted audits of three cargo transport suppliers in 2024 to ensure adherence to required standards. We are actively addressing audit findings, ensuring that each supplier has established intervention controls including enforcement of "stop work authority" when necessary. Additionally, we have engaged with these suppliers to identify root causes and worked collaboratively to implement changes aimed at reducing working hours. We continue to follow up and monitor compliance. • Addressing risks associated with establishing new local supply chains In response to a new well project, a local supply chain had to be created for the first time. Where supply chains are considered “new” (absent of long-standing supplier relationships) there is a certain degree of increased exposure to human rights impacts. Our actions in response included that all new contracts include relevant health and safety and human rights clauses. Kick off meetings with suppliers, and regular follow up meetings thereafter, included discussions on human rights, health and safety and access to grievance mechanisms. For certain key suppliers, an Equinor representative was present at crew changes to have the opportunity to talk first-hand with drilling workers. • Addressing risks related to sub-supplier use of foreign labour Parts of our international offshore portfolio includes contractors that utilise a foreign workforce. We have identified findings related to foreign workers paying staffing fees, visa fees, and unnecessary salary deductions. In response, we have established regular communications and training these contractors pertaining to labour law and visa requirements. Additionally, signage on workers-rights was placed throughout onshore living quarters in multiple languages. • Addressing systemic risks in solar supply chains Within the solar industry, there are known concerns of risk of forced labour in supply chains with particular focus on the production of solar photovoltaics (PV) modules. In response, Equinor has applied a two-pronged approach; (i) implementation of a systematic methodology for traceability in these supply chains for procurement in our projects, including third party audits and verifications, and (ii) active participation in industry association to frame industry standards and a shared approach to address forced labour risks in solar PV modules supply chains. 156 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S2 - Workers in the value chain

Metrics and Targets S2-5 Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities We aim to continuously track the effectiveness of our policies and actions as part of our overarching risk- based human rights due diligence efforts as outlined throughout this section. We have not yet specified time-bound targets related to the metrics outlined in this section (see below). Internal human rights monitoring indicators - pilot project In 2024, we continued to pilot a set of internal human rights monitoring indicators. These two indicators focus on: • Tracking remediation of identified priority forced labour indicators, including time to remediate such • Tracking the performance of human rights due diligence within the procurement processes 2024 marked the first full year establishing systems for data collection and analysis for these two indicators. We will continue to pilot the two monitoring indicators in 2025, in order to assess their effectiveness. Establishing relevant, quantitative human rights related targets is often challenging. Nevertheless, we remain committed to working towards establishing action-based indicators related to our most salient human rights issues. 157 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Social impact screenings of new suppliers Unit 2024 New suppliers screened for social impacts Number 291 New suppliers with significant gaps Number 94 Qualified new suppliers following the closing of gaps Percent 83 % New suppliers yet to complete improvement plans Percent 17 % New suppliers terminated due to failure to improve Number 0 On-site supplier assessments (Overview) Unit 2024 Total number of human rights assessments of suppliers conducted Number 9 Total number of workers interviewed Number 212 Countries in which human rights supplier assessments have taken places Number 5 47 5 23 63 7 20 0 21 11 Management system Ensuring fair treatment and non-discrimination Providing safe, healthy and secure workplace/accommodation Providing fair wages and reasonable working hours Respecting freedom of assembly, association and the right to collective bargaining Preventing modern slavery Preventing child labour Respecting affected community members Providing access to remedy Subcontracting On-site supplier assessment (Adverse findings by category) Unit 2024 Management system Number 47 Ensuring fair treatment and non-discrimination Number 5 Providing safe, healthy and secure workplace/accommodation Number 23 Providing fair wages and reasonable working hours Number 63 Respecting freedom of assembly, association and the right to collective Number 7 Preventing modern slavery Number 20 Preventing child labour Number 0 Respecting affected community members Number 0 Providing access to remedy Number 21 Subcontracting Number 11 Management engagement on human rights Unit 2024 Human Rights Steering Committee meetings Number 5 Human rights cases at BoD/ BoD SSEC Number 5 S2 - Workers in the value chain On-Site Human Rights Supplier Assessments 2024 - Adverse Findings S3 - Affected communities Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts on affected communities. No material financial risks or opportunities were identified for this topic. All materially affected people are included in the scope of the disclosure. A comprehensive description of the materiality assessment process can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model We are present in more than 20 countries worldwide. Our presence inherently necessitates varying degrees of interaction with and potential impact on local communities. As such, working to manage potential negative impacts on members of local communities is a continued priority within our projects and is considered part of our human rights scope. The types of community members subject to our material impacts are primarily those living or working around our operating sites. Material impacts Material impact: Local community impacts Projects that necessitate significant land use and projects in close physical proximity to communities are typically considered increasingly likely to have potential negative impacts on local communities. Our offshore projects, including offshore oil and gas and offshore wind, share ocean space with other actors including fisheries, shipping, and tourism. We recognise the growing demands on ocean spaces by this array of maritime industries. Certain onshore operations are located in the immediate vicinity of local communities. As such, conflicting land use demands are possible concerns. Physical displacement of communities is not considered a major impact within our current project portfolio, though it remains considered a possible impact within the energy industry. We conducted a comprehensive review of our salient human rights issues in 2024. This process was inclusive of inputs from across the business and trusted human rights partners resulting in four salient human rights issues (see S1-1). The following salient human rights issue is considered a priority within this material topic: • Adverse impacts on local communities and indigenous peoples resulting from the use of land We place particular emphasis on addressing this issue, where we believe there to be the most severe impact on people. Future renewable projects, which often necessitate greater land use than traditional oil and gas projects, will likely result in more attention having to be placed towards local community impacts. Material impact: Rights of indigenous and tribal peoples We have certain projects that interface with indigenous and tribal communities. Indigenous and tribal communities maintain a set of particular rights, stemming from their historical connection to particular lands, cultural sites, and cultural practices. We aim to pay particular attention to individuals or groups that may be at greater risk due to their vulnerability or marginalisation, including indigenous peoples. As such, working to respect the rights of indigenous and tribal peoples during project planning and execution remains a priority. The following salient human rights issue is considered a priority within this material topic: • Adverse impacts on local communities and indigenous peoples resulting from the use of land We place particular emphasis on addressing this issue, where we believe there to be the most severe impact on people. Potential negative impacts can occur related to project sites that are on or nearby traditionally indigenous and tribal lands. Certain offshore projects necessitate indigenous engagements due to overlap with traditional fishing areas, whereas certain onshore operations include infrastructure demands physically on or nearby traditional indigenous and tribal lands. Impact, risk and opportunity management S3-1 Policies related to affected communities The following policies and internal requirements are in place to manage our material impacts on affected communities and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable, and apply to both material S3 impacts. Equinor Book The full overview of the Equinor Book is found in General disclosures. Relevant provisions to affected communities include that all our business activities should respect internationally recognised human rights and that we seek to conduct all our business consistently with consistently with the UN Guiding Principles on Business and Human Rights (UNGPs) and the OECD Guidelines for Multinational Enterprises. The Equinor Book is available online. 158 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Local community impacts Negative actual impact x x x x Rights of indigenous and tribal peoples Negative actual impact x x x x S3 - Affected communities Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant provisions to affected communities include that we will continuously strive to conduct our business consistently with the UNGPs and our commitment to timely and meaningful engagement with potentially affected stakeholders. The Code of Conduct is available online. Human Rights Policy The full overview of Equinor’s Human Rights Policy is found in S1-1. Relevant provisions to affected communities include provisions related to managing human rights impacts in the communities we operate in and respect of indigenous and tribal people’s rights. Our approach towards engaging with affected communities and enabling remedy is further detailed in S3-2 and S3-3. Actual cases of known impacts on affected communities are further detailed in S3-4. The Human Rights Policy is available online. Functional Requirement - Sustainability The full overview of the Functional Requirement on Sustainability is found in General disclosures. Relevant provisions to affected communities include the management of social-specific sustainability aspects, including requiring the identification, mitigation, and appropriate remediation of impacts on people. This includes additional requirements for ensuring accessible community grievance mechanisms. Work Requirement - Human Rights Due Diligence The full overview of the Work Requirement on Human Rights Due Diligence can be found in S1-1. Relevant provisions to affected communities include our overarching responsibility to respect human rights and perform risk-based human rights due diligence inclusive of managing impacts on affected communities. Work Requirement - Sustainability Data The full overview of the Work Requirement on Sustainability Data can be found in General disclosures. Relevant provisions to affected communities include data requirements pertaining to the recording of grievances received and handled within community based grievance mechanisms, recording of any remedial actions, as well as identifying trends and learnings from the handling of cases. Work Requirement - Community Grievance Mechanisms The Work Requirement for Community Grievance Mechanisms (CGMs) sets out the requirements for establishing and running effective operational level CGMs when applicable. It outlines the basic principles, scope, processes, and features necessary for establishing effective CGMs. Equinor entities should apply these principles when establishing their own local guidelines and operational procedures for project-level CGMs. It underscores the importance of effective and fit-for-purpose CGMs as part of proper stakeholder engagement. Aside from the necessary features of an effective CGM, the requirement additionally outlines the overarching process and procedures for handling complaints lodged in such mechanism as well as criteria for determining effectiveness of such mechanisms. See additional information about our CGMs in S3-3. This work requirement is implemented within our management system and is owned by the executive vice president of safety, security and sustainability. Work Requirement – The Rights of Indigenous and Tribal People The Work Requirement on The Rights of Indigenous and Tribal People sets out requirements and guiding principles aimed at ensuring respect for the rights of indigenous peoples affected by our operations where applicable. This work requirement outlines basic principles that we hold towards these rights-holders, including the principles of self-identification, recognition of the particular rights of indigenous and tribal peoples, safeguarding of indigenous lands, and a commitment to engagement. It additionally outlines risk management practices expected in relation to indigenous and tribal groups, including consultation and participation of indigenous groups. Additionally, it outlines matters pertaining to indigenous collaboration, capacity-building and internal training expectations within our own workforce. We monitor the effectiveness of this work requirement through our stakeholder engagement processes and review of any indigenous-related grievances raised through relevant mechanisms. This work requirement implemented within our management system and is owned by the executive vice president of safety, security and sustainability. S3-2 Processes for engaging with affected communities about impacts Engaging with potentially and actually affected people is an integrated part of our model for project planning and execution. This often takes place through our impact assessment (IA) process where we map stakeholders and seek their input. Given our various types of business activities, engagements with potentially affected stakeholders may take place before we have finalised agreements with host authorities. Practising stakeholder engagement in these situations can be challenging, and we often use trusted third parties with knowledge of local conditions and international standards to support us. Disclosure of information and an open dialogue with potentially affected communities and other stakeholders are key elements in the IA process. Specific actions may include public consultations, surveys, interviews, one-to-one meetings, town halls, trade show participation, and community panels to better understand the concerns of members of local communities. IAs performed for Equinor-operated assets are routinely published and available publicly online, for example on Equinor.com. Procedures to document, track and evaluate progress of follow-up actions are commonly established following the conclusion of IAs to enable effective management of actual environmental and social impacts. This is often done through an environmental and social management and monitoring plan, the establishment of which is commonly a consenting condition. Once our projects are in operation, regular stakeholder engagement continues via our asset management teams. This may include having community liaison officers working in community locations and by having office-located points of contact assigned to community groups or municipalities. We seek to have multiple methods of contact to suit each situation, such as centralised local landline numbers, in-app messaging, specific email addresses, and operational-level grievance mechanisms. Where projects interface with potentially affected indigenous and tribal groups, the Working Requirement on the Rights of Indigenous and Tribal Peoples (see S3-2) specifies additional engagement expectations where applicable. S3-3 Processes to remediate negative impacts and channels for affected communities to raise concerns Community-based grievance mechanisms Risk-based community grievance mechanisms are set up for our projects when applicable and are built to accommodate specific needs related to the project and community involved. Our requirements for CGMs are specified in the Working Requirement on Community-based grievance mechanisms (see S3-1). This working requirement further includes the set of criteria we use to assess effectiveness of CGMs, 159 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S3 - Affected communities including ensuring that channels are accessible and predicable to the potentially affected stakeholders. It additionally states our approach towards the establishment of CGMs within various types of partner operations. We aim that our community-level grievance mechanisms are: • Prompt, consistent, and respectful • Simple, local and culturally appropriate • Free, well publicised and without retribution • Designed and operated to the highest applicable standards and laws • Not impeding access to judicial or administrative remedies Our human rights policy states that we do not tolerate any form of recrimination or retaliation to those, including human rights defenders, who in good faith raise a concern with us. Tracking of community level grievances is a specified requirement in the working requirement on sustainability data, see S3-1. Equinor’s Ethics Helpline Any external stakeholder, including local community members, may access Equinor’s ethics helpline. More information on the Ethics Helpline can be found in G1-1. Our commitment to remedy Although we seek to apply a zero-harm philosophy, there are occasions where, despite our best efforts, actual adverse impact on human rights occur. In these instances, remediation is important, both to seek that those having suffered or still suffering from adverse impacts are remediated as appropriate and to avoid similar future harms. Where necessary based on our role, we seek to actively cooperate with other potential non-judicial and judicial remedy processes, such as the OECD National Contact Points. We do not tolerate any forms of recrimination or retaliation to those who raise a concern with us. We recognise and respect the right of human rights defenders to advocate for and defend human rights in a peaceful manner on behalf of those whose rights may be at risk. Remedial actions vary from case to case. Grievance mechanism review Information regarding how we are reviewing our overall grievance mechanism infrastructure can be found S2-3 and is applicable to our work related to community impacts. S3-4 Taking action on material impacts on affected communities, and approaches to managing material risks and pursuing material opportunities related to affected communities, and effectiveness of those actions We are committed to conducting risk-based human rights due diligence with a focus on affected communities. In deciding on which actions to take in connection to the material topics, we rely on ongoing stakeholder engagement and advice from our internal and external human rights experts. Actions may include adjusting business practices when necessary. Additionally, our commitment to due diligence ensures that we continue to review the effectiveness of the actions we take and improve as necessary. The actions below support the policies on affected communities described in S3-1. Human rights due diligence within business development Information regarding how we incorporate human rights due diligence into our business development can be found S2-4 and is applicable to our work related to affected communities. Human rights due diligence in the Enterprise Risk Management framework Information regarding how we incorporate human rights due diligence into our enterprise risk management framework can be found S2-4 and is applicable to our work related to affected communities. 2024 saliency review Information regarding our 2024 saliency review, including the project’s implementation phase, can be found S2-4 and is applicable to our work related to community impacts. The four issues are included in Human Rights Policy (see S1-1). Internal project - New stakeholder engagement tool Currently, our projects employ various tools and processes for ensuring that stakeholder engagement is tracked according to internal working requirements. In 2024, select locations have begun piloting a made for purpose stakeholder management software to track stakeholder engagement, grievances, and social investments. Next steps include reviewing the effectiveness of this tool and considering additional actions such as scale up. 2024 Specified Actions In addition to ongoing due diligence processes and actions, we aim to actively address actual adverse impacts and mitigate significant risks of adverse impacts when identified. Listed here are actions taken in 2024 related to specific adverse impacts and significant risks of adverse impacts on affected communities. Indigenous engagement - Electrification - Northern Norway Equinor acknowledges that electrification projects aimed to reduce emissions from oil and gas production might imply strengthening of the power grid in some regions, which in turn can impact local communities and indigenous peoples. This issue, and alleged impacts on reindeer husbandry related to the electrification of Snøhvit Unit’s Melkøya liquified natural gas plant operated by Equinor, was raised by Sámi communities. Since the first phases of the project, and for several years thereafter, we have sought close and continued consultation with the local Sámi community in the project’s vicinity. After considering different concepts, the Snøhvit Unit chose a more costly solution of laying its electrification cable in a tunnel. This solution minimised the impacts on the local Sámi reindeer herding district. The Sámi Parliament has filed a claim against the Norwegian state challenging the legal grounds for the Norwegian State’s approval of the Snøhvit Future project. Equinor is not a party in this legal process. Separately, the Haltenbanken electrification project may also impact local Sámi reindeer herding districts. Equinor, alongside other actors, is currently seeking dialogue with the relevant districts as part of its impact assessment that will follow a concession application. We are a partner of the Arctic Economic Council (AEC), including contributing towards the development of the AEC good practice recommendations for environmental impact assessment and meaningful engagement in the Arctic. We remain committed to consultation with all relevant stakeholders of the projects. Community and indigenous engagement - Offshore wind developments - United States Our offshore wind projects in the United States have identified concerns regarding potential impacts of activities on local communities. Numerous actions were taken including extensive dialogue and engagements with commercial and recreational fishermen led by our fisheries liaison officer, amongst other forms of stakeholder engagement. Specific and tangible concerns raised through such engagement were addressed (e.g. boulder removal, noise impacts on marine life, safety/navigation issues). In addition, the project is setting up a direct compensation fund for fisheries. 160 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S3 - Affected communities

It has also been identified that the construction of these planned projects may potentially impact activities significant to traditions and cultures of tribal nations. In response, we have worked to avoid, minimise, and mitigate such impacts. This includes regular meetings with known parties. Ongoing instability - Libya Equinor has a long history of onshore exploration and oil production in Libya, where there remain wider risks pertaining to ongoing political instability. Across these partner-operated assets, the most significant potential impacts for our activities are towards the health, safety and security of workers, contractors and local communities. In 2024, we continued our efforts to strengthen engagement with our local partners by delivering anti-corruption and human rights training to our suppliers, and through discussions with external security-governance experts. Unfortunately, ongoing political tensions present challenges to implement human rights actions related to security. No actual findings related to our activities were reported, nor are there any indications of such instances through informal channels. Resettlement update - Tanzania A memorandum of understanding between Equinor and Shell was signed in 2021 to jointly work together on a liquified natural gas (LNG) facility to be constructed in Tanzania. Prior to this, in 2020, a government-led resettlement process took place, impacting families living on the land designated for the project. Since the finalisation of resettlement compensation, Shell and Equinor have independently contracted a third-party service provider to facilitate a post-compensation livelihood programme (PCLP) available to all those who were compensated. The PCLP is planned to end in 2025. An agricultural livelihood programme has now commenced, and a land access and titling programme is being assessed. This was followed up with monitoring and evaluation and is supported by a community grievance mechanism. The implementation of other sub-programmes depend on the signing of the potential LNG project. In 2024, Equinor conducted a separate third-party assurance assessment to provide confidence that we has handled the identified human rights risk. The information from this assessment informed an updated human risk assessment. Addressing community impacts identified in the supply chain - Brazil In 2024, we conducted follow-up engagement of a supplier in Brazil, for which a previous on-site supplier assessment had revealed the lack of grievance mechanisms for the local community. Improvement steps were taken over previous years to establish a grievance mechanism, which helped the supplier to be aware of impacts of its activities on the nearby community. Our follow up engagement this years sought to verify if the previous findings had been adequately addressed. Additional areas for improvement in respect of affected community members and their access to remedy were recommended to the supplier. Legal developments - Bay du Nord - Canada Equinor Canada Ltd., along with the Minister of Environment and Climate Change Canada, is a respondent in the Federal Court of Appeal of Canada in an ongoing case related to the approval of the Bay du Nord project brought by Ecojustice, on behalf of Sierra Club Canada Foundation and Mi’gmawe’l Tplu’taqnn Incorporated (the “NGOs”). At the Appeal, the NGOs argued that the approvals process failed because proper consultation had not been carried out with certain indigenous groups. A decision of the Court of Appeal is expected in 2025. Responsible Exit Assessments 2024 In 2024, Equinor completed planned country exits related to our international oil and gas business in Nigeria and Azerbaijan, and our renewables business in Vietnam. In tandem with these transactions, we have conducted responsible exit assessment to evaluate possible human rights-related impacts of our exits on stakeholders (own workforce, value chain workforce and affected communities). These exit assessments concluded that there were no negative rights-related impacts to stakeholders. In instances where other impacts were identified, appropriate mitigating steps were still enacted, for example post- severance healthcare access for a defined period. Metrics and Targets S3-5 Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities We aim to continuously track the effectiveness of our policies and actions as part of our overarching risk- based human rights due diligence efforts as outlined throughout this section. We have not yet specified time-bound targets related to the impacts outlined in this section. In 2024, we continued to explore what types of social metrics and targets are best suited for managing our material S3 impacts. This is aided by following internal improvement projects: • Salient issues implementation plans • Grievance mechanisms review project • Pilot project - New stakeholder engagement tool Metrics Additional metrics related to management engagement on human rights topics are found in S2-5, and are considered applicable to this section. 161 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report S3 - Affected communities EQN - Health and safety Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material health and safety impacts and a financial risk. Health and Safety is a paramount priority for Equinor. As such, we have dedicated a stand-alone, entity- specific section to report on this topic (“EQN-Health and Safety”). This section provides disclosures of health and safety data points in accordance with ESRS (including the health and safety disclosures found in S1, S2, in addition to certain intersections with environmental impacts) along with our additional corporate indicators and other published performance data related to health and safety. Structuring disclosures in this way enables us to report on health and safety in a way that reflects how this topic is managed in Equinor. All materially affected stakeholders impacted by Health and Safety are included in the scope of this disclosure. A comprehensive description of the materiality assessment process can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Safety is our number one priority and is embedded in “Always Safe” as one of our strategic pillars, with a focus on protecting people, the environment, assets and the societies in which we operate. We aspire for zero harm and work diligently to prevent accidents, incidents and work-related illnesses. We recognise, however, that there is an inherit risk for health and safety incidents in our industry and that health and safety impacts can lead to impacts on people and/or the environment. In 2024 we experienced a serious helicopter accident that led to a fatality. Material impacts Material impact: Major accidents Our operations include activities that carry inherent risks and potential for major accidents. Equinor defines major accidents as an HSE incident or security incident causing: • four or more fatalities or injury/illness cases with significant life-shortening effects and/or • major impact on the environment including population of species, ecosystems, and sensitive areas and/or • damage to material assets and/or production shut down, leading to major economic consequences for Equinor. Within the industry, major accidents are often related to the loss of well control, the loss of safety barrier integrity (e.g. containment or structural integrity), transportation of people, transport of products, extreme weather, geo-hazards and operating in high threat environment. Our vision to achieve zero harm to people drives our commitment to preventing accidents and incidents. Hence, we are committed to mitigating major accidents, which we recognise as a top enterprise risk. We strive to implement and maintain best-in- class safety measures in our everyday work. These impacts apply to our workforce globally, (including own employees, non-employees, and on- site contractors) and are considered systemic. About two thirds of our activities are undertaken by contractors, and we are fully committed to strong collaboration with them to safeguard people, the environment, assets and the societies in which we operate. Material impact: Work-related illnesses Due to a variety of factors associated with work environment and/or executing work, our own workforce faces a risk of work-related illnesses. Workers in Equinor are divided into similar exposure groups with corresponding risks. For example, workers in industrial jobs are exposed to noise, ergonomic, chemical and psychosocial risks amongst others, and may face an increased risk for work related illnesses due to these factors if the risks are not mitigated. To address these impacts we focus on maintaining a healthy working environment by monitoring and managing risks associated with health and working environment in accordance with our zero harm vision. Work related illnesses are evaluated by our company doctors and classified into five categories according to degree of seriousness, as well as nine working environment factors: psychosocial, ergonomic, noise, chemical, biological, 162 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Major accidents Negative potential impact x x x x Work-related illnesses Negative actual impact x x x x Work-related injuries Negative actual impact x x x x Health and safety in the value chain Negative actual impact x x x x Health and safety effect on value creation Financial Risk x x x x x EQN - Health and safety vibration, radiation, climate and lighting. Learning from each case of work-related illness in order to prevent recurrence from similar risk factors is key. We have guidelines and routines for detection and follow- up of work-related illnesses. Work related illness cases for own employees are reported regularly to the board of directors, corporate executive committee, group working environment committee and to the safety delegate networks where applicable. These impacts apply to our own workforce (including own employees, non-employees, and on-site contractors) and are considered systemic. Material impact: Work-related injuries Due to our global presence and wide range of operations, our workforce face a diverse range of risks, including risk of work-related injuries and fatality. This is due to the nature of the work being conducted, the working environment, transportation to remote locations and/or exposure to various factors such as heavy machinery, pressurised systems, and harmful or flammable materials Accordingly, we work diligently to reduce risks and avoid incidents and injuries, both among our own employees and those of our suppliers. Safety is a core component of our business model and fostering a proactive safety culture is key. We address this impact by adhering to our 'Always Safe' commitments and supporting our ambition of achieving zero harm. We have implemented work processes in our management system for following-up on actual work- related injuries. These impacts apply to our workforce (including own employees, non-employees, and on-site contractors) and are considered systemic. Material Impact: Health and safety in the value chain Workers in our supply chains, and across the energy industry as a whole, often work in challenging environments where they face inherent health and safety risks. For example, from working with high energy products, heavy machinery, hazardous and/or flammable materials and transportation to remote locations. Our business model necessitates large-scale construction projects and the use of international maritime shipping - two industries with heightened safety risks for workers. Additionally, certain segments of our supply chain are located in geographies with less developed health and safety records and regulations. Relevant health and safety impacts within our supply chain therefore includes major accidents, work- related injuries and work-related illnesses. While all suppliers are considered to have potential health and safety impacts on workers, suppliers that utilise numerous sub-suppliers are considered particularly high risk. To mitigate these impacts, we promote safe and secure working conditions across our supply chain. Unsafe working conditions was identified as a salient human rights issue for Equinor. These impacts apply to workers in our value chain and are considered systemic. Material risks Material financial risk: Health and safety effect on value creation Failure to safeguard health and safety related to our own activities and upstream value chain could affect our operations, licence to operate, cash flow and future value creation. Multiple risk factors can contribute to health and safety incidents, such as human performance, operational failures, detrimental substances, natural disasters, epidemics or pandemics, etc. Please see Health, safety and environmental factors in section 5.2 Risk factors for further examples and information. Major incidents can cause disruption to operations and projects, be subject to civil and/or criminal liability, or incur substantial costs including costs related to environmental remediation. Lesser incidents could cause shorter downtime or limited fines. Health and safety incidents could additionally result in, for example, loss of reputation and social licence to operate, loss of business opportunities, and result in stricter or more costly regulations and inspections. Consideration of security, safety and environmental risks is central to our strategic planning, investment decisions and operations processes. We work to maintain a strong risk culture, regularly assessing and reporting to senior management and the board of directors on our safety performance and risk management, implementing improvements where appropriate. Impact, risk and opportunity management EQN-H&S-1 Policies related to health and safety Our health and working environment system is designed to proactively manage risks, ensuring the protection of employees from harmful physical and psychosocial exposures. The management system is designed to be dynamic, with a focus on continuous improvement. As such, the following policies are in place to manage our material impacts and financial risk on health and safety and apply to assets and locations as outlined in our management system. The management system is accessible to all employees. Policies applicable to value chain workers are made available online for external stakeholder. The Equinor Book The full overview of the Equinor Book is found in General disclosures. Relevant provisions to health and safety include the company's commitment to safety as a fundamental principle; our aim for zero harm to people, the environment, and assets; and the promotion of a proactive safety culture, focusing on prevention of injuries, illnesses, and major accidents. The Equinor Book applies to all material health and safety impacts and financial risk. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant sections of the Code of Conduct to our health and safety impacts and risk include workers' responsibilities to comply with governing documents, ethical standards and the law, and expectations that all individuals stop work if considered unsafe and report any incidents or unsafe conditions as soon as possible. Safety is everyone`s responsibility and all workers are expected to know the relevant emergency procedures for own work. The Code also stipulates that leaders shall create an environment where people feel comfortable speaking up and asking questions without the risk of retaliation and ensure that activities within their area of responsibility are carried out in accordance with the Code, other governing documents and applicable laws This policy applies to all material health and safety impacts and financial risk. Human Rights Policy The full overview of the Human Rights Policy is found in S1-1. The Human Rights Policy includes specific human rights provisions related to health and safety, 163 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety including our commitment to work to ensure safe, healthy and securing working conditions across our business activities. This policy applies to all material health and safety impacts and financial risk. Functional Requirement - Safety and Security The Functional Requirement on Safety and Security establishes the purpose of the safety and security function, which is to regulate safety, security and health and working environment and major accident prevention. The requirements cover the following provisions related to safety management: • There shall be capability in place to manage risk related to safety, security and health and working environment and operations • Technical and operational safety barriers shall be established, managed and maintained in a holistic manner • Design and operations shall be based on technical and professional standards and relevant industry best practices • A proactive safety culture shall be based on the ‘’I am Safety expectations’’ and ‘’The human and organisational principles’’ • Major accident risks shall be managed according to Equinor framework for major accident prevention • Personal safety risks shall be managed through use of the life saving rules and relevant industry best practices • A permit to work system shall be in place at all facilities with hazardous activities The requirements cover the following provisions related to health and working environment management: • Health and working environment risks shall be managed and documented • Medical facilities and competence shall be available at site reflecting risk exposure The Functional Requirement on Safety and Security is applicable at all Equinor locations, it is integrated in our management system, is owned by the executive vice president for safety, security and sustainability and applies to the material impacts “Major accidents”, “Work-related illnesses” and “Work-related injuries” and the material financial risk “Health and safety effect on value creation.” Functional Requirement - Supply Chain Management The full overview of the Functional Requirement on Supply Chain Management is found in S2-1. Relevant provisions related to health and safety include that procurement activities shall ensure that suppliers comply with standards consistent with directives in the Equinor Book, including in relation to health and safety. Additionally it states that key suppliers shall be managed using risk-based models. This functional requirement applies to the S-Health and Safety impact “Health and safety in the value chain.” Work Requirement - Framework for Major Accident Prevention The Framework for Major Accident Prevention outlines Equinor’s framework for prevention of major accidents, and is built on the following three pillars which support our goal of ‘’Always safe’’: • Leadership, culture and organisational frame conditions • Safe and secure practice and design • Safety and security barriers The Framework for Major Accident Prevention has been in effect since its launch in July 2022. Employees were trained and assets assessed for compliance. An updated version released in August 2024 has combined Safety and Security into one framework with a holistic approach. The influence of psychosocial working environment on Leadership, culture and organisational frame conditions has been explicitly stated in the updated version and ultimately continue to strengthen our Major Accident Prevention work where our goal is safeguarding our people, assets and the environment. We regularly assess our performance through indicators, reviews and assurance activities and, when needed, instigate improvements. The Framework for Major Accident Prevention is owned by Senior Vice President of Safety and is applicable at most Equinor owned or operated facilities. This work requirement is integrated in our management system, owned by the executive vice president for safety, security and sustainability and applies to the material impacts “Major accidents”, “Work-related illnesses” and “Work-related injuries” and the material financial risk “Health and safety effect on value creation.” Work Requirement - Management of Health and Working Environment Risk The work requirement details standards for managing health and working environment risks related to operational and project organisations, both onshore and offshore and including office locations The objective of the work requirement is to achieve: • Low health risk for employees and contractors • Zero cases of work-related illness or harm • Safe and effective operations Within health and working environment, risk will be determined by the extent of exposure to the hazards that employees can be exposed to, and the seriousness of the potential health effects. Risk management includes both assessment of individual factors such as hazards, exposure, health effects, and time frame as well as a holistic evaluation. These requirements are integrated in our management systems, are owned by the executive vice president for safety, security and sustainability, and apply to the material impacts “Major accidents”, “Work-related illnesses” and “Work-related injuries” and the material financial risk “Health and safety effect on value creation.” Work Requirement - Global Standard Medical Services The Work Requirement on Global Standard Medical Services describes the global standard for medical services and includes a methodology for identifying what level of medical services is needed. This document describes the methodology for assessing medical risk, identifying mitigation for medical risk, and establishes minimum requirements for this management. These requirements are integrated in our management systems, are owned by the executive vice president for safety, security and sustainability and apply to the material impacts “Major accidents”, “Work-related illnesses” and “Work-related injuries” and the material financial risk “Health and safety effect on value creation.” Human Rights Expectations of Suppliers The full overview of the Human Rights Expectations of Suppliers is found in S2-1. Relevant provisions related to health and safety include expectations pertaining to provision of a safe, health and secure workplace and accommodation. The Human Rights Supplier Expectations applies to the material impact “Health and safety in the value chain.” 164 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety

EQN-H&S-2 Processes for engaging with stakeholders about health and safety impacts A full overview of our processes relevant to how we engage with own workforce and workers’ representatives about our impacts, including health and safety is found in S1-2, including union engagement, our global people survey (GPS) and employee resource groups. Listening to our people and acting on their feedback is crucial to ensure a workplace that meets the needs and demands of our workforce and creates a safe and inclusive work environment. We engage directly with our employees on issues relating to health and safety and take our peoples’ perspectives into account when making decisions and developing policies, actions, metrics and targets. The safety delegate service at Equinor covers offshore installations, plants and office locations through a network of primarily volunteers and some full-time resources (senior safety representatives) who are elected to represent employees in matters concerning safety, health and working environment. The safety delegates are important partners to management in addressing concerns and providing proposals for improving working conditions. We have various formal processes, arenas and tools to engage directly with own employees or via workers representatives on issues related to health and safety: • Psychosocial Risk Indicator (PRI) which is an annual survey conducted within the annual GPS tool. It is to be used in addition to other types of data to provide an overview of how the psychosocial working environment is perceived by the employees and units. • Work process for handling safety and security incidents. The work process ensures the involvement of own employees and workers representatives (when applicable) • Work process for handling work related illness. The work process ensures the involvement of its own employees and workers representatives (when applicable) • Process for designing governing documents includes the requirement to include safety delegates and/or union representatives. The work process ensures the involvement of own employees and workers representatives. Given the strategic importance of health and safety matters, we utilise the GPS to ask employees dedicated questions related to their safety and well- being at work. All leaders receiving a GPS results report are responsible for following up the results and implement appropriate measures together with their team. The topics for discussion and how to follow up effectively may vary across the organisation. Additional information regarding our processes for engaging with value chain workers about impacts can be found in S2-2. EQN-H&S-3 Processes to remediate negative health and safety impacts and channels for affected stakeholders to raise health and safety concerns A full overview of processes relevant to remediating general own workforce impacts and channels for raising concerns, including those which may also relate to health and safety, can be found in S1-3. Health, safety, and security incidents are reported and tracked in an independent system accessible to all employees online. Over the past few years, we have enhanced our systems for reporting “observations” and set clear expectations to our workforce to report observations related to behavioural issues and technical conditions or error traps that could potentially lead to an HSE incident. This reporting regime encourages open, honest, and constructive safety dialogue among colleagues. It emphasises the collective responsibility of Equinor’s employees to promote safe behaviour across the company. We assess workforce awareness and trust in established processes related to health and safety through the annual GPS survey and the quarterly ‘’PULSE’’-surveys. GPS encompasses all employees and PULSE is targeted on groups of randomly selected employees. Leaders are expected to share their GPS/PRI results with their respective employees and actively involve them in shaping the actions and follow-up. Additionally, after GPS/PRI results are available each year, the Health and Working Environment function identifies units that fall below a set threshold value on the PRI score, and proactively offers obligatory support and guidance, and performs a detailed risk assessment of the psychosocial working environment. We have several processes in place to remediate actual material impacts related to work-related illnesses and injuries in our workforce. These include implementing corrective actions. In addition, we provide medical support and sickness-absence follow-up. Additional information regarding our processes for remediating negative impacts on value chain workers and channels for value chain workers can be found in S2-3. EQN-H&S-4 Taking action on material health and safety impacts affected stakeholders, and approaches to managing material health and safety risks and pursuing material opportunities related to health and safety within own workforce, and effectiveness of those actions Our management system enables the health and safety of employees through our established work processes, regular risk assessments, continuous training, robust incident reporting and investigation, ongoing monitoring and evaluation, and active employee involvement. Together, these elements maintain a safe and healthy work environment for our workforce. Any actions to prevent material health and safety impacts mitigate financial risk related to health and safety impact. Regular performance reviews are conducted at multiple levels, including the board of directors, the Safety, Sustainability, and Ethics Committee, and the corporate executive committee. We use various assurance mechanisms, including internal and external audits, verifications, self-assessments, benchmarking, and participation in external performance ratings to evaluate our progress and drive continuous improvement. We identify health and safety actions by assessing our performance, learning from reviews and investigations, assurance activities and by aligning with industry best practice. Health and safety initiatives are overseen by the executive vice president for safety, security, and sustainability, although implementation of procedures in practice takes place at a site level. Identified actions related to health and safety are communicated through the I Am Safety Roadmap amongst other channels to ensure that we deliver on our “Always safe” strategy. The actions outlined below support Equinor’s policies on health and safety described in EQN-H&S-1. I Am Safety Roadmap The I Am Safety Roadmap is established to strengthen our safety performance across the company and to ensure consistent and proactive safety culture. The I Am Safety Roadmap sets out our ambitions and defines our priorities to ensure that we can deliver on our strategy. The main pillars in the I Am Safety Roadmap applicable to 2024 are safety visibility, leadership and behaviour, learning and follow up, and safety indicators. These pillars guide the safety work in Equinor and are based on learnings from best performers in the industry. 165 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety To achieve our goal of Always Safe and to ensure compliance, we integrate health and working environment, safety, security, and crisis and continuity management in the way we work with safety As such, the I Am Safety Roadmap is built on the Framework for Major Accident Prevention and our "I Am Safety Expectations”; a set of principles that emphasises personal responsibility for safety. Our approach to a proactive safety culture is founded on the Human and Organisational Principles (HOP) that is incorporated in the Framework for Major Accident Prevention. The HOP principles underpin the way in which we develop a proactive and visible safety culture. The HOP approach provides guidance on how people, technology, organisations and processes interact as a system, and how these conditions can influence the causes of human errors. HOP is implemented in leadership training across the company. Implementation of leading safety indicators In 2024 we launched Leading Safety Indicators as part of the I Am Safety Roadmap. The Leading Safety Indicator Dashboard is structured in accordance with our Framework for Major Accident Prevention with the goal of strengthening a proactive leadership and safety culture. The indicators include the status of human, organisational and technical barriers, and may give valuable insight towards preventing major accidents. We will monitor and respond to leading safety indicators on an ongoing basis, to drive improvements. Implementation of the safety culture predictor A Safety Culture Predictor (SCP) was implemented in 2024, an initiative supporting the I Am Safety Roadmap. The Safety Culture Predictor is an assessment tool used to measure and evaluate the safety culture within the company through a series of surveys and questionnaires completed by employees at all levels of the organisation. The SCP assesses multiple dimensions of safety culture, including leadership commitment, communication, employee involvement, risk perception, and incident investigation. The tool also provides insights into safety culture strengths and areas for improvement, allowing us to identify specific initiatives to develop and implement. The SCP is designed to promote a proactive safety culture that prioritises continuous improvement and takes preventive measures to ensure the safety of personnel and the environment. Strengthen safety and security training and awareness Widespread awareness is integral to the management and prevention of safety hazards. We have strengthened our mandatory safety training in prevention of major accidents by developing a refresher course to support the e-learning course for 2024 ‘’Prevention of major accidents’’. The refresher course is developed as part of the annual mandatory training, applicable to all employees in Equinor. Operational leaders in Equinor shall be recognised through common leadership behaviour and one culture to prevent major accidents, ensure occupational safety and operational efficiency. To help achieve this, we launched the Step-up Operational Leadership programme (SOUL) within the company in 2023. The programme contains a wide range of initiatives which includes a structure for regular training related to operational safety for new and existing operational leaders to improve safety. Learning from incidents We regularly perform internal and external audits of our health and safety practices, to protect our people and ensure we meet the highest safety standards. When incidents regrettably occur, we view each one as a learning opportunity. We assess the need for an investigation to find root causes and have established specific requirements for investigating serious incidents. Corrective measures are implemented, and lessons learned from investigations are shared across the company when deemed valuable for other assets, to prevent similar incidents from occurring. An important example of this is the helicopter accident that lead to a fatality in 2024. This accident was investigated internally, in parallel with the investigation being conducted by the Norwegian Safety Investigation Authority. The internal investigation focused on identifying actions to improve Search and Rescue (SAR)-helicopter safety with particular focus on emergency response. The report includes improvement proposals across four main areas: training, SAR-helicopter equipment, emergency response management, and follow-up of industry standards. According to our definition of a 'major accident,' this tragedy is concluded to have a major accident potential based on the number of potential fatalities involved. This tragedy underscores the significance of continuous improvement and learning, and reinforces the need for thorough follow- up to prevent similar tragedies from occurring in the future. We dedicate significant time and resources to emergency response, yet our investigation has revealed important areas for improvement which we are actively addressing in our commitment to strengthen our emergency response. Emergency response and training Although we can mitigate the risks of a serious incident, we cannot fully eliminate them. We therefore aim to maintain appropriate emergency response capabilities across our workforce to limit the consequences of incidents, should they occur. For example, in case of a major accident leading to a severe oil spill, our oil spill response capabilities are in line with international practices. This is further supported through- our membership of local and international oil spill response organisations, through which we can call on the expertise and resources of the wider industry. To ensure key personnel are prepared, we routinely engage in training and simulation exercises involving the emergency services, several of which were carried out during 2024. Security Management related to health and safety In 2024 we continued to strengthen our cyber security barriers and improve our response and recovery capabilities to manage the potential impact of a major accident arising from cyber security threats which may additionally result in health and safety impacts. Additional disclosures related to Security can be found in EQN-Security. Occupational health and safety actions Working environment is an integral dimension to our efforts to safeguard people. We focus on systematic and proactive risk management, and risk owners and assets are aided by HSE professionals in ensuring relevant health and work environment risk overviews. We routinely monitor and report any work-related illnesses associated with physical and psychosocial factors. The results are reported to senior management monthly and visualised on a dynamic dashboard made available across the company. HSE professionals collaborate closely with People and Organisation on topics related to mental health, well- being, and diversity and inclusion. With regards to the physical work environment risk factors (ergonomics, noise, chemicals, vibration, biological, climate, lighting and radiation), we regularly perform mapping and measurements. Each work-related illness case is mapped against the health and working environment risk factors. Risk-based human rights due diligence in our value chain We actively manage human rights impacts within our value chain as part of our risk-based human rights due diligence, where health and safety is an important factor. More information on actions taken to manage human rights in our value chain can be found in S2-4. 166 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety Safety industry collaboration We work closely with suppliers and contractors to achieve a standardised approach across our operations. During 2024, we hosted regular joint meetings, agreed priorities and targets, and signed collaboration charters to formalise our respective commitments. Key continuous actions in 2024 include: • Life saving rules: A set of rules designed to mitigate risks and avoid fatalities. The rules were established through a comprehensive and collaborative process involving extensive analysis and industry expertise. Each rule consists of an icon and simple life-saving actions which can prevent work-related fatality • Annual Safety Wheel: A regular calendar of safety awareness initiatives, which defines priority topics and associated actions to strengthen the industry’s safety culture and ensure a stronger common focus on key challenges. The main quarterly topics are major accident prevention, personnel injuries, line of fire, and health/working environment. The Annual Safety Wheel is published on the Always Safe web platform which is a collaboration by Equinor and three other energy companies. The content on the web platform is open for everyone and the purpose of the initiative is to strengthen the industry’s safety culture and work together towards zero major accidents and avoid injuries and incidents in our daily work. We actively participate in various industry groups and associations to stay updated on the latest best practices, learn from other professionals in the field, and share own experiences and knowledge. By engaging with these industry bodies, we aim to improve our operations and high standards in our work. • Safety Charter: Established safety collaboration with our main suppliers on projects, drilling & well, onshore plants and offshore operations. 167 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety Kollsnes, Norway Metrics and Targets EQN-H&S-5 Targets related to managing material negative impacts, advancing positive impacts, and managing material health and safety risks and opportunities In Equinor, key performance indicators (KPIs) and monitoring indicators are essential tools for measuring and managing our health and safety performance. KPIs are specific, quantifiable metrics used to evaluate the success of achieving our strategic objectives. Monitoring indicators are used for ongoing oversight of performance within specific areas. We set targets for all our KPIs and selected monitoring indicators if appropriate. Key detail on the methodologies, data sources and key assumptions of the targets are set out in “Methodologies and measurements”. Overall performance evaluation Our overall safety results related to our corporate performance indicators improved in 2024. This positive trend demonstrated the effectiveness of our systematic efforts over time. While we recognise the progress shown by our safety indicators, we acknowledge the ongoing need for further enhancement in our safety performance. Ensuring the highest safety standards remains a top priority for Equinor’s management. 168 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Equinor entity-specific health and safety metrics and targets 2024 Ambition Performance Indicator/ metric (target year) 2024 Serious Incident Frequency (SIF) (number of serious incidents per million hours worked) ≤0.3 0.3 Total Recordable Injury Frequency (TRIF) (number of recordable personnel injuries per million hours worked) ≤2.2 2.3 Serious oil and gas leakages (number of serious oil and gas leakages (leakage rate ≥ 0.1 kg per second)) ≤6 7 Severe (Tier 1) process safety incidents with loss of primary containment1 n/a 10 Work-related illness (WRI) (number per year)1 n/a 252 1) Monitoring indicator with no set target 1.1 0.9 0.7 0.6 0.6 0.7 0.5 0.5 0.6 0.5 0.4 0.4 0.4 0.3 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Serious Incident Frequency (SIF) Serious incidents and near-misses per million hours worked. 12-month average. Total Recordable Injury Frequency (TRIF) Personal injuries per million hours worked. 12-month average. Serious oil and gas leakages Numbers of leakages with rate above 0.1 kg/second. 4.4 3.8 3.8 3.0 2.7 2.7 2.8 2.8 2.5 2.3 2.4 2.5 2.4 2.3 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 15 8 19 13 21 18 15 12 10 11 12 8 10 7 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 EQN - Health and safety

Our safety indicators To guide us in our journey towards zero harm, we have at a corporate level selected serious incident frequency (SIF) as a key performance indicator and total recordable injury frequency (TRIF) as a monitoring indicator. In addition our monitoring indicator tracking serious oil and gas leakages is highly relevant within the oil and gas sectors of our business. • SIF measures the number of actual and potential serious incidents and is therefore a good indication of our overall safety performance. • TRIF is a measure of total recordable injuries and is widely used as a safety performance metric in various industries. • The serious oil and gas leakage monitoring indicator measures the number of serious leakages involving oil, gas, or other flammable liquids with a leakage rate above 0.1 kg per second. In addition to the safety indicators defined at corporate level, a monitoring indicator is used to track severe process safety events (Tier1) with loss of primary containment that could potentially lead to severe incidents, such as fire, explosion, workforce injury or major spills. To learn and improve our safety performance, we evaluate near-misses and undesirable conditions with respect to the potential for major accidents. In 2024, we experienced no events defined as an actual major accident. Our health and working environment indicator Our zero harm ambition includes work-related illnesses. Accordingly, we report the number of cases of recordable work related illness (WRI). We do not have a corporate target for WRI. Instead, we have an ambition to increase early WRI reporting before sickness absence occurs, and believe that fixed targets on the amount of actual cases would be counterintuitive to this ambition. In line with Human and Organisational Performance (HOP) principles, we learn from the WRI causes and actions across the company. Musculoskeletal disorders are reported in accordance with International Association of Oil & Gas Producers (IOGP) requirements. 2024 performance vs. targets • Serious incidents In 2024, we did not experience any event classified as actual major accident. However, the serious helicopter accident that resulted in an employee fatality carried the potential to become a major accident. Our serious incident frequency (SIF), which includes near misses, ended at 0.3 incidents per million work hours. This is a decline from 2023 which ended at 0,4. Hence the 2024 target of 0.3 was achieved. There has been a continuous improvement over the last years, and the 2024 result represent the lowest frequency on record. • Process safety In 2024 seven serious oil and gas leakages was recorded (with a leakage rate ≥ 0.1 kg per second), this is the lowest number recorded in a ten year perspective. However, the target of maximum six leakages in 2024 was not met. The number of more severe (Tier 1) process safety incidents with loss of primary containment was relatively stable compared to 2023. A total of ten incidents were classified as Tier 1 in 2024 while the number for 2023 was eight. Our efforts on safety- critical maintenance on our installations and plants continued in 2024. Reducing this backlog is an important part of the work to prevent major accidents. • Work related injuries The total recordable injury frequency (TRIF) ended at 2.3, an improvement from 2.4 in 2023, however the 2024 target of 2.2 was not achieved. The TRIF is still dominated by the less severe injuries, while serious injuries are at a relatively low level. Even though we see an improvement in our TRIF results, it is still considered a challenging area and we continue to work to understand the causes and how to mitigate work related injuries. Health and working environment Work related illness reporting was a key focus area since the pandemic and continues to remain so. This has led to increased reporting, improved quality of recording and better follow-up. 252 cases were recorded in 2024. 169 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Work-related accidents and illness (in accordance with ESRS S1-14) Own employees Unit 2024 Percentage of workforce covered by health and safety management system % 100 Number of recordable work-related accidents Number per year 79 Rate of recordable work-related accident1 Number per million hours worked 1.8 Number of cases of recordable work-related ill health Number per year 235 1) Equivalent to Equinor's TRIF indicator when presenting results exclusively for own employees S1-14 Work-related fatalities (in accordance with ESRS S1-14) Own employees Non employees Other workers on Equinor's sites Unit 2024 2024 2024 Number of fatalities as result of work-related injuries Number per year 1 0 0 Number of fatalities as result of work-related ill health Number per year 0 0 0 EQN - Health and safety Supplier findings related to health and safety Where suppliers are identified as being higher risk, Equinor regularly engages external human rights experts to conduct on-site supplier assessments. The number of adverse supplier findings specifically related to “provision of a safe, healthy, and secure workplace/accommodation” identified through these assessments can be found in S2-5. Methodologies and Measurements SIF/TRIF/Serious oil and gas leakages methodology TRIF includes number of fatal accidents, lost-time injuries, injuries involving substitute work and medical treatment injuries. SIF includes ‘’serious HSE accidents’’ and ‘’near misses’’. ‘’Near misses’’ are incidents with no actual consequences but with a serious potential. There were no changes in targets and corresponding metrics or underlying measurement methodologies, significant assumptions, limitations, sources and processes to collect data adopted in 2024. We use the previous year(s) result as the baseline value for all health & safety metrics. The yearly targets at corporate level for SIF, TRIF and serious oil and gas leakages are determined at corporate level. Our target set for the number of serious oil and gas leakages (leakage rate over or equal to 0.1 kg/sec) applies to the number of oil, gas or flammable liquid leakages exceeding this threshold where Equinor has operational control. We engage directly with own workforce and or workers representatives on different levels when tracking performance against targets and identifying lessons or improvements as a result of our performance.  SIF/TRIF key data sources To calculate SIF and TRIF at corporate level, data is collected from various sources within the organisation. • Incident Reports: Detailed reports of all workplace incidents, injuries and near-misses. These reports provide the number of recordable incidents • Work Hours: The total number of hours worked during the reporting period, used to calculate frequency • Employee and contractor records: Information on employees and contractors, including roles and work locations SIF/TRIF reporting boundaries Our operating control and influence vary with the asset ownership structure and company role. Accordingly, the scope of recording and reporting of safety performance data is described separately for the following main groups: • Equinor and Equinor-operated Joint Ventures: The scope includes both own and contracted activities. Recording and reporting requirements are defined based on activity types with specific guidelines: • Always recorded and reported safety and security incidents and exposure values (work hours): ▪ Own operations ▪ Drilling and well activities ▪ Flotels ▪ Transport of oil and gas and other maritime activities (if long term contract(>6 months)), ▪ Business travel and transport of people ▪ Supply bases ▪ Offices/data centres ▪ Development, modification and decommissioning projects on company sites • Reporting and recording decided case by case: ▪ Seismic and location surveys ▪ Transport of O&G and other maritime activities (short contracts (<6 months)), ▪ Development, modification and decommissioning projects outside company sites • Jointly operated joint ventures: In these ventures, partners share control. The scope for recording and reporting safety and security performance data is determined by the accountable asset entity and the country manager, considering contractual rights and obligations. • Non-controlled companies and partner-operated joint ventures: Generally, the scope includes only Equinor employees. The inclusion of other safety performance data is decided on a case-by-case basis, involving relevant business areas and corporate functions. • Equinor as a Technical Service Provider (TSP): When Equinor acts as a TSP, the scope for safety performance data recording and reporting is defined based on the extent of contractual obligations, treating it as if Equinor were the operator. Reporting primarily takes place in the corporate Management information System and the corporate incident recording system (Synergi). There are ongoing efforts to further align reporting boundaries in accordance with ESRS requirements for coming years. Significant process safety events - methodology A process safety event with loss of primary containment is an unplanned or uncontrolled release of any material/substance from a primary containment exceeding thresholds or consequences as defined by International Association of Oil & Gas Producers Report 456 (IOGP Report 456) and American Petroleum Institute Recommended Practice 754 (API RP 754). Inherent hazard, flammability, toxicity and place of discharge determine the threshold. Relevant types of consequence include fire/ explosion, workforce injury or fatality, community or site evacuation, material damage. Work-related illness scope The WRI metric disclosed in this section under ESRS S1-14, covers only own employees. Equinor exercises the right, as per ESRS phase-in option, to begin to report on non-employees in the subsequent year. Since we do not differentiate our WRI reporting between employee, non-employee and contractors, our Equinor-specific WRI metric, disclosed under EQN-H&S-5, may also include WRIs of non-employees and/or contractors. If Equinor’s company doctors receive information about a work-related illness case concerning a non- employee or contractor, and it is categorised as a WRI by their own company's physicians, we include these cases in our reporting (provided our doctors receive sufficient information to register according to our routines). 170 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Health and safety 3.4 Governance 171 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 3.4 Governance G1 - Business conduct Material impact, risk and opportunity IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts related to business conduct. No material financial risks or opportunities were identified for this topic. A comprehensive description of the double materiality assessment process can be found in General disclosures. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material impact: Corporate culture Equinor’s ability to create value is dependent on applying high ethical standards (part of our strategic pillar “High Value”) to create a trust-based relationship with our people, our owners, our business partners and our communities. In our business activities, we will comply with applicable laws, act in an ethical, sustainable and socially responsible manner and practice good corporate governance. This commitment is reflected in our purpose and values. Our ethical business culture is central to and impacts all of our business activities across the value chain. It has a positive impact on our people, our business partners and our communities because we expect our suppliers and business partners to comply with applicable laws, respect internationally recognised human rights and adhere to ethical standards which are consistent with our ethical requirements when working for or together with us. We seek to work with others who share our commitment to ethics and compliance and we manage risk through appropriate knowledge of our suppliers, business partners and markets. In addition our ethical business culture applies regardless of jurisdiction and local legal requirements. Examples of this include our no gifts policy, prohibition on facilitation payments and Equinor’s requirement not to voluntarily enter into partnerships with anonymously owned companies. Material impact: Whistleblower protections One of the Code of Conduct principles is that we "Speak up". Employees are encouraged and required to report any suspected or potential violations of the law, the Code of Conduct or other unethical conduct. A failure to protect those that raise concerns could potentially have a negative impact on the personal, work and financial situation of individuals raising concerns as well as a negative impact on our ethical business culture. We have established a whistleblower channel which allows anonymous reporting. The whistleblower channel is open for employees and any external third parties and can be used to report concerns regarding our own business conduct or the business conduct of our partners working for or together with us. We will not tolerate any form of retaliation against someone who has raised an ethical or legal concern in good faith. Material impact: Corruption and bribery Equinor is an international energy company, with revenues from 28 countries around the world, including countries in Latin America, Africa and other locations with a high risk of corruption. Our activities require interaction with public officials, and our involvement with new supply chains related to the energy transition could heighten the risk of non- compliance with anti-corruption and bribery laws and anti-money laundering laws. Failure to comply with these laws, either directly or through our business partners could negatively impact the communities in which we operate. Our Code of Conduct, business ethics culture, and compliance programme ensure that we take relevant steps to help mitigate the risk of such negative impacts. Material impact: Political engagement We engage with policy makers and other stakeholders to express our position on industry issues. We promote policies in line with our strategy for oil and gas, renewables and low carbon solutions and for our Energy transition plan. When policymakers decide on industry-relevant policies, it is important for them to get input from a wide range of stakeholders. We provide such input, promoting sustainable energy policies and supporting environmental and societal well-being in line with our strategy. Our main engagement topics include policy on energy, energy security and the energy transition. We aim at positive contributions through providing policymakers with information on frame conditions needed to provide stable energy over time, This to drive investments in energy sources and technologies and deliver projects necessary for the transition. To realise key projects for industrial decarbonisation, we share facts and insights, and engages in discussions with policymakers on frame conditions needed for the deployment of low carbon solutions (e.g. hydrogen, CCS) and renewables. Our advocacy supports the creation of regulatory frameworks that encourage decarbonisation and the 172 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Corporate culture Positive actual impact x x x x x x Whistleblower protections Negative potential impact x x x x x x Corruption and bribery Negative potential impact x x x x x x Political engagement Positive actual impact x x x x Responsible supplier management Negative potential impact x x x x G1 - Business conduct development of renewable energy sectors. These frameworks can create market conditions favourable for innovation and investments in sustainable technologies. Our projects often have a long lead time, and therefore need stable framework conditions over time. We engage primarily, but not exclusively, with decision makers in countries where we have significant operations, such as Norway, Brazil, the UK, Angola, and the US, as well as with the EU. These interactions are mainly related to developing competitive, stable and predictable industry framework conditions. We work actively to ensure that the policy positions and advocacy of our membership organisations are supportive of and aligned with the objectives of the Paris Agreement. Engagement with stakeholders strengthen and challenges our priorities and positions and contributes to continuous improvement in our performance and strategic direction. Material impact: Responsible supplier management We utilise our leverage as a significant customer in the energy sector to expect our suppliers to act in compliance with our high social and environmental requirements. We engage with our suppliers to help them best understand our ethical requirements and how we do business. If, however, our expectations are not met, we can take appropriate action which may include termination of contracts. This can potentially cause negative impacts for our suppliers, such as operational disruptions. Additionally, imposing our rigorous quality and compliance requirements may potentially be financially and operationally burdensome for suppliers to meet. To ensure fair collaboration, we address issues and promote continuous improvement by engaging with our suppliers to encourage responsible practices, establishing clear expectations for behaviour, monitor performance and conduct regular audits to ensure compliance. Impact, risk and opportunity management G1-1 Corporate culture and business conduct policies The following policies are in place to manage our material impacts business conduct and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable. Corporate culture Our corporate culture is firmly rooted in our values. Our Code of Conduct reflects these values and sets out Equinor’s expectations, commitments and requirements for ethical conduct. The ethics and compliance function is responsible for supervising Equinor’s ethics and compliance activities and providing guidance on the Code of Conduct. The corporate executive committee constitutes Equinor’s ethics committee. Regular ethics committee meetings are conducted in the corporate executive committee as well as in business areas and corporate functions to ensure focus on ethical issues and to ensure a common understanding and practice across the Equinor group. At the corporate executive committee level, ethics committees cover topics such as interpretation and refinement of the Code of Conduct , training/ decisions on ethical dilemmas, monitoring activities, information about developments in relevant anti- corruption legislation, and significant issues reported by the business area or internal audit. Business integrity risks are assessed twice each year as part of our enterprise risk management process, where risks and risk mitigating actions are registered in our enterprise risk management system. The annual people survey includes topics that also enable us to evaluate business conduct and corporate culture. Through this systematic approach, we work to ensure compliance with our Code of Conduct and applicable laws and to apply high ethical standards to create a trust-based relationship with our people, our owners, business partners and communities. Code of Conduct Our Code of Conduct is the primary document for managing all material impacts related to our business conduct. Our Code of Conduct summarises the standards, requirements and procedures implemented to comply with applicable laws and regulations and it is our guide to ethical business practice. It reflects our values and our belief that conducting business in an ethical and transparent manner is not just the right way to work, but is the only way to work. Our Code of Conduct includes requirements on key areas including reporting concerns, equality, diversity and inclusion, safety and security, privacy and data protection and inside information. The Code of Conduct also includes requirements related to business integrity (anti- corruption, anti-money laundering, trade controls and competition), public affairs and our suppliers and business partners. The Chief Ethics and Compliance Officer is responsible for the Code of Conduct. Substantial changes to the Code of Conduct are presented to the corporate executive committee, the Board of Director’s Safety, Sustainability and Ethics Committee and Audit Committee and must be approved by the board of directors. In addition key union representatives are presented with updates to the Code of Conduct and given an opportunity to comment on the updates. The Code of Conduct applies across all of our locations to Equinor’s board members, employees and hired personnel who, each year, are required to confirm that they understand and will comply with the Code of Conduct. Our intermediaries, including agents, consultants and lobbyists, are expected to comply with our Code of Conduct while we expect suppliers to act in a way that is consistent with the Code of Conduct. We engage with, monitor and follow-up our business partners to ensure compliance with our expectations. Equinor’s Code of Conduct confirms our commitment to conducting business consistently with the United Nations Guiding Principles on Business and Human Rights and the ten Principles of the Global Compact, in the manner as set out in our Human Rights Policy. The full overview of the Human Rights Policy can be found in S1-1. In 2024, the Code of Conduct was reviewed and updated to reflect our continuous focus on ethical behaviour. The update included clarifications to the conflict of interest provisions including the routines related to registration of directorships, secondary employment and ownership interests. The Code of Conduct is currently available in multiple languages, on our intranet, on the web and as an app. Our Code of Conduct is also easily accessible to our business partners through our supplier webpage which also contains more information on ethics and compliance at Equinor.  Reporting and handling concerns and protection of whistleblowers All employees have a duty to report suspected violations of the Code of Conduct or other illegal or unethical conduct. We require that our leaders work systematically and pro-actively to identify and respond to possible breaches of the Code of Conduct and other ethical issues. Employees are encouraged to report/discuss concerns with their line manager or the line manager’s superior, or to use available internal channels established to provide support. Concerns can also be reported through our Ethics 173 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report G1 - Business conduct Helpline which is open for employees, business partners and the general public. Equinor uses EQS Group's case management application to support the administration of the Ethics Helpline. The online reporting site can be accessed from a link on our external website and on information pages on our intranet. The Ethics Helpline ensures confidentiality and protects the rights of both the reporter and the potential subject of a report. It enables two-way communication between the reporter and the organisation, and the reporter has the option to remain anonymous. All reports to the Ethics Helpline are sent to Equinor for assessment and follow up. Case handling will be based on Equinor’s whistleblowing routines. Information about the Ethics Helpline is provided in a FAQ at the publicly available reporting page, and on information pages on our intranet with links to relevant governing documents. Reporting of concerns is included in relevant training materials, referred to under the “Training and awareness” section below. In 2024 Equinor was working to develop a specific training programme for staff receiving reports of concern, with the ambition to launch the training programme in 2025. Non-retaliation policy/Safeguards for reporting irregularities We have a non-retaliation policy, contained in our Code of Conduct, and does not tolerate any form of retaliation against any person who has raised an ethical or legal concern in good faith, including witnesses or any other persons who contribute to an investigation of a reported concern. The non- retaliation policy applies even if the reported issue is not found to be an actual violation. The non- retaliation policy is aligned with EU Directive 2019/1937 (the “Whistleblower Protection Directive”) and covers any unfavourable act, practice or omission that is a consequence of or a reaction to the fact that the reporting person has submitted a report of concern. Commitment to investigate business conduct incidents We are committed to investigating business conduct incidents promptly, independently and objectively. Potential misconduct may either be investigated by corporate audit & investigation, or other relevant internal or external resources. We will pursue remedial measures or other follow up of personnel if breaches are substantiated. The same applies to leaders who disregard or tolerate such breaches either through negligence or actual knowledge. The remedial measures may include termination of employment contract and reporting to relevant authorities. Incidents of ethical misconduct shall be registered and reported in accordance with our governing documents. An overview of ethics helpline cases can be found in the Metrics and Targets section below. Training and awareness Training and awareness raising are central elements of Equinor’s compliance programme and they also strengthen corporate culture. The annual sign-off to the Code of Conduct, referred to in the Code of Conduct section above, involves an e-learning course and multiple-choice test to ensure that all required personnel understand the central provisions of the Code of Conduct. Business integrity training in relation to anti- corruption and anti-money laundering, competition/ antitrust and trade controls is available to all our personnel in the form of e-learning courses. Certain personnel are also subject to mandatory requirements to take business integrity training at a fundamental level ( e-learning courses) and at an advanced level (through instructor-led online workshops) once every two years. From December 2024, training will be required to be taken once every 3 years. All personnel located in countries considered to have a high corruption risk, are required to complete fundamental and advanced anti-corruption and anti-money laundering training. Other personnel are allocated mandatory training requirements through a continuous mapping process based on their position and role. The mapping process for mandatory training requirements covers employees, hired personnel and members of the corporate executive committee. Completion of mandatory training is recorded internally and monitored by both the compliance function and business areas and functions and discussed where relevant as part of ethics committees. In 2024 we have strengthened communication surrounding selected topics from our Code of Conduct, creating concise information videos, safety moments and intranet pages covering particular issues to ensure that our Code of Conduct is understood. We have also updated our e-learning courses covering competition/antitrust and anti- corruption and anti-money laundering to ensure the continued relevance of course content. Risk of bribery and corruption in particular business areas Our business integrity risk assessments included in our enterprise risk management process are a central part of our compliance programme and aim to ensure compliance with, among other things, the anti-corruption and anti-bribery legislation to which Equinor is subject. The business integrity risk assessments conducted in the first and third quarter each year assess the risk of bribery and corruption as well as money laundering, competition, trade controls and employee fraud at different levels of the organisation. The risk based assessment process takes into account the location of assets and units in the assessment. Exploration & Production International, Renewables and Projects, Drilling & Procurement were identified as the business areas most at risk of bribery, corruption and money laundering because of the inherent nature of their activities which includes interaction with public officials and third parties (including intermediaries and contractors) and the potential to receive or process proceeds of crime in relation to vendors, suppliers, partners and assets. Equinor’s compliance programme seeks to mitigate the risks identified and in 2024 particular focus was given to mandatory training, as referred to in the Training & Awareness section above. G1-1 Political engagement policies Code of Conduct The full overview of the Code of Conduct is found above in G1-1. Relevant provisions to political engagement specify Equinor’s approach to public affairs. While Equinor will make its position known on important industry matters, we will not make direct or in-kind contributions to political parties or candidates (although Equinor may still be a member of interest organisations that support political parties or certain political issues). When hiring lobbyists this is required to be done in accordance with applicable laws and subject to full disclosure to any external party they wish to influence that the lobbyist represents Equinor. G1-2 Management of relationships with suppliers Our supplier management is governed by a structured management system that includes directives, guidelines, and governing documents applicable to all suppliers. Payment processes are designed to ensure that suppliers, regardless of their size, are paid accurately and on time, adhering to the company’s standard 30-day payment terms. 174 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report G1 - Business conduct Social and Environmental Selection Criteria We integrate social and environmental criteria into supplier selection and contract management processes. These criteria are used as part of the overall risk assessment and are reflected in contractual templates, ensuring that suppliers meet our sustainability expectations. A global category management approach facilitates structured portfolio management, with regular meetings at all contract and management levels to engage with key suppliers and address sustainability-related risks and opportunities. Procedure - payment terms The purpose of this procedure is to ensure that payments from Equinor to all suppliers are made on due date, based on our stringent compliance and finance requirements. Through regular monitoring of our payment performance, we secure that our financial guidelines are followed in the supply chain and in the business line. The process implements the principles of relevant internal and external standards. It is implemented within Equinor’s management system, under the “Procure to Pay” process and owned by the Chief Consultant in Supply Chain. The procedure is available via intranet to all internal stakeholders and external service providers to ensure its effective and compliant implementation. G1-3 Prevention and detection of corruption and bribery Equinor and Equinor’s personnel worldwide are subject to various anti-corruption and anti-bribery laws, including the Norwegian Penal Code, the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws in effect in the countries where Equinor does business. Our Code of Conduct explicitly prohibits engaging in bribery and corruption in any form. Our anti- corruption compliance programme, which is anchored in our Code of Conduct, includes standards, requirements and procedures to comply with applicable laws and regulations and maintain our high ethical standards. The programme lays down the foundation for ensuring that bribery and corruption risks are identified, concerns are reported, and measures are taken to mitigate risks in all parts of the organisation. Central elements of the programme include business integrity risk assessments, reporting of concerns and training, as referred to in G1-1, and internal audit and investigations, as referred to in Internal investigations and reporting below. In addition, we have a global network of compliance officers who support the business in identifying and handling business integrity risks and ensuring that ethical and anti-corruption considerations are integrated into our activities no matter where they take place. Compliance officers support the organisation by holding regular ethics committees, supporting risk assessments and the mapping of relevant mandatory training and being a central point of contact to discuss questions related to the Code of Conduct. We communicate our expectations in respect of our anti-bribery and anti-corruption compliance programme as part of communicating our expectations in respect of our Code of Conduct and through training, as set out in the Training and Awareness section in G1-1 and the Training section below. In addition Equinor’s expectations are communicated through integrity due diligence processes with third parties and through our standard compliance requirements which are included in relevant contracts with third parties. Internal investigations and reporting We have an independent investigation unit. Corporate audit & investigation (CAI) is Equinor group’s third line of defence and the independent control body whose responsibility is to monitor the business to assure that it is subject to adequate management and control. The role of CAI is to provide independent, objective assurance and advisory services designed to protect and add value and improve the organisation’s operations. CAI helps the organisation accomplish its objectives by bringing a systematic, disciplined approach to evaluating and improving the effectiveness of governance, risk management and control processes. CAI’s responsibilities include performing internal audits across Equinor and performing investigations of undesirable incidents and ethical misconduct, including corruption and bribery. The head of CAI has a formal mandate approved by the board of director’s audit committee (BAC) and reports administratively to the president and CEO and functionally to the chair of the BAC. CAI’s internal audit activities are organised and performed in accordance with the requirements of the Institute of Internal Auditors’ (IIA) international professional practices framework (IPPF). The compliance function is headed by the chief ethics and compliance officer (CECO), who reports to the executive vice president legal and compliance. The CECO is also able to report matters directly to the CEO, the board of directors, BAC and the board of director’s safety, sustainability and ethics committee (SSEC). All audits and investigations performed by CAI are reported on a quarterly basis to the corporate executive committee and BAC. The SSEC reviews the results of significant audits and investigations within the areas of safety, security, sustainability and ethics on a regular basis. Training The Code of Conduct training provides a short introduction to anti-corruption, while the mandatory fundamental and advanced anti-corruption and anti- money laundering courses provide more detailed coverage and, in the case of the advance course, an opportunity to discuss case studies and dilemmas. The mandatory courses include topics such as gifts & hospitality, social contributions, managing third party risks, conflicts of interest and reporting issues of concerns in addition to anti-corruption and anti- money laundering. The compliance function also carries out a number of ad-hoc training sessions on business integrity issues as may be requested by leaderships teams and units across the organisation. The process of mapping anti-corruption and anti- money laundering training to functions at risk together with more detail on training in general can be found in the Training and awareness section in G1-1. As part of our commitment to high ethical standards we require all personnel to complete Code of Conduct training annually. This target supports the mitigation of the risk of material negative impacts, as well as our broader objectives of fostering a culture of ethical conduct , mitigating compliance risks, and ensuring that employees at all levels are equipped to identify and address ethical dilemmas in their daily work. The target is set at a 95% completion rate for all personnel each year, ensuring widespread engagement with our Code of Conduct. The target applies on a rolling annual basis, with completion measured as of 31 December each year. 175 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report G1 - Business conduct The table below shows the percentage of required personnel who, as of 31 December 2024, have completed the applicable training within the required time frame. Metrics and Targets Cases and enquiries to the ethics helpline The number of cases received through the Ethics Helpline was 323 in 2024 (250 in 2023), of which 256 were reports of concerns (195 in 2023), 47 were questions about the Code of Conduct (40 in 2023), and 20 were test cases (15 in 2023). Of the 256 received reports in 2024, 181 were concluded. Of these 14% were substantiated. The 256 reports of concern included 138 cases relating to harassment, discrimination and other conduct affecting the working environment (83 in 2023), 38 related to our partner and supply chain (58 in 2023), 42 related to asset and business integrity (27 in 2023), 31 related to safety and security (16 in 2023) and 7 related to environment and communities (11 in 2023). We experienced an increase in the number of cases in the category "Safety & Security", this was due to a large number of cases related to attempted fraud by external third parties using Equinor's name/logo. G1-4 Incidents of corruption or bribery In 2024 Equinor received no fines or convictions for violation of anti-corruption and anti-bribery laws and it was not involved in any public legal proceedings related to corruption or bribery. G1-5 Political influence and lobbying activities Oversight and Governance Political engagement and lobbying activities at Equinor are overseen by the executive vice president for communication, through the public and political affairs function. This governance structure ensures that political activities are aligned with Equinor’s broader strategy and sustainability agenda and that they uphold the strict standards of transparency and integrity. Political contributions In 2024, adhering to the company’s policy prohibiting direct financial donations to political entities, Equinor made no such contributions to political parties, their elected representatives, or individuals seeking political office. There are instances where Equinor extends support to political processes indirectly by contributing to intermediary entities, such as industry associations and trade groups, which may engage in political activities. We also engage actively with policymakers, non-governmental organisations (NGOs), and industry associations by offering our industry expertise and participating in various forums, including industry panels, conferences, and policy workshops. These contributions aim at enriching dialogues concerning climate and energy transition, industrial competitiveness, and energy security. Main Topics and Positions in Political Engagement Equinor’s political engagement activities in 2024 focused on several priority areas, central to its sustainability strategy, and reflecting our material impacts, risks, and opportunities identified in the materiality assessment. Equinor engages to shape policies in line with our strategy for oil and gas, renewables and low carbon solutions and for our Energy transition plan. 1. Energy Transition Policies Main Position: Equinor engages in dialogue with policymakers on the energy transition. These engagements include advocating for stable regulatory environments that support emissions reduction efforts, low-carbon technologies and development of offshore wind, ensuring that policy developments remain practical and economically viable for industry. 176 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Anti-corruption and anti-bribery training Course Requirement % Completed 2024 % Target Code of Conduct1 All personnel 96% 95% Anti-Corruption & Anti-Money Laundering -Fundamental2 Mapped personnel 98% n/a Anti-Corruption & Anti-Money Laundering - Advanced2 Mapped personnel 92% n/a 1) Applicable to employees, hired personnel, corporate executive committee and board of directors 2) Applicable to employees, hired personnel and corporate executive committee G1 - Business conduct

Alignment with our material IROs: Equinor’s lobbying efforts support Equinor’s ambitions related to reducing greenhouse gas emissions and promoting cleaner energy, as outlined in E1 Climate Change. Through advocacy for electrification of the NCS, renewable energy development, carbon capture and storage (CCS) and low-carbon hydrogen, Equinor contributes to shaping a regulatory environment that encourages a balanced transition. These engagements are aligned with our material impacts, risks and opportunities identified in section E1 Climate change. 2. Energy Security and Critical Infrastructure Protection Main Position: Recognising the critical importance of security in the energy sector, Equinor collaborates with governments and industry partners to strengthen resilience in protecting essential infrastructure and security of supply. Alignment with our material IROs: Equinor’s involvement in security policy discussions, around digital and cyber security, physical protection, and incident prevention, is aligned with our material impacts and risks related to security. For details on security IROs, please see EQN-Security. This engagement allows Equinor to contribute to shared industry insights on resilience-building, focusing on safeguarding critical infrastructure and advancing security strategies that protect societal interests. Through targeted initiatives and collaboration, Equinor seeks to enhance readiness and response protocols, reducing vulnerability to security incidents that could impact operational continuity, environmental health, and broader community safety. 3. Projects implementation Main Position: Access to energy and solutions for the energy transition is dependent on public authorities supporting the development of key projects. Equinor actively engages with authorities in processes and dialogue for the realisation of such projects on their territories. Alignment with our material IROs: Equinor plays a key role in producing energy across different value chains as well as in providing solutions for the energy transition. Underpinned by our strategy, Equinor actively engages in promoting the availability of new acreage and projects to provide for energy security, energy affordability and solutions for the energy transition. These efforts are closely aligned with our material IROs related to climate. For details on climate IROs, please see E1 Climate Change. Our lobbying activities reflect Equinor’s commitment to ongoing dialogue and strategic engagement with key stakeholders across multiple regulatory domains. Equinor’s approach is calibrated to ensure that its voice contributes constructively to sector-wide discussions, aligning with evolving standards while supporting its operational objectives within the broader energy landscape. EU Transparency Register Equinor is registered in the EU Transparency Register under registration number 4447605981-76. This registration has been in place since 19 January 2009. The register allows for openness around resource use related to political advocacy. Members with Public Administration Background In 2024, Equinor has not appointed in its administrative, management and supervisory bodies the, corporate executive committee and board of directors, any members who held a comparable position in public administration (including regulators) in the 2 years preceding such appointment. Methodologies and Measurements Ethics Helpline cases include all reports received through Equinor’s ethics helpline system in 2024. Code of Conduct sign-off/anti-corruption & anti- money laundering training each include the percentage of required personnel who, as of 31 December 2024, have completed the applicable training within the required time frame. Incidents of corruption or bribery includes fines, and convictions for violation of anti-corruption or anti- bribery laws and ongoing legal proceedings related to corruption or bribery in 2024. 177 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report G1 - Business conduct EQN - Security Material impacts, risks and opportunities IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities Our 2024 double materiality assessment identified the above material impacts and risks on security across the value chain. A comprehensive description of the double materiality assessment process can be found in General disclosures. While not included in the ESRS topics, security is considered an Equinor entity-specific topic. As such, we have elected to disclose these material impacts, risks and opportunities as a stand-alone, entity- specific section “EQN-Security”. SBM-3 Material impacts, risks and opportunities and their interaction with strategy and business model Material impacts Material impact: Physical Security Due to our global presence and wide range of operations, we face a diverse range of physical security risks. Our personnel, assets, infrastructure and operations may be subject to hostile or malicious acts that disrupt our operations, cause harm to people, assets, or the environment. Such acts may result in a major security incident, as described in EQN- Health and safety. Physical security threats may arise from terrorism, crime, acts of sabotage, armed conflict, civil unrest, maritime crime, insiders and social engineering or illegal and unsafe activism. A changing geopolitical, political, technological and social context makes these factors increasingly unpredictable. Equinor therefore maintained a heightened level of security awareness and preparedness in 2024, both within Norway and across our international operations. This includes increased state of alert levels, enhanced technical and operational barriers, testing and assurance. As well as security training of personnel, conducting security awareness campaigns, updates of physical security governing documents and enhanced monitoring of security, crisis management and business continuity plans. For operational strategies and decision-making, security risks are reviewed to ensure that the risk exposure is adequately identified and mitigated. Material impact: Digital and Cyber Security Increasing digitalisation and reliance on information technology (IT) and operational technology (OT) means that an attack on systems and networks can cause disruption to our operations, and may lead to inaccessible safety barriers, causing harm to people, assets or the environment. Such disruptions may impact our capability to continue delivering energy to its customers and end-users globally. For operational strategies and decision-making, security risks are reviewed to ensure that the risk exposure is adequately identified and mitigated. To mitigate these potential negative impacts, we maintained a heightened state of alert on IT and OT security, enhanced our security awareness and leadership training to cover insider risk, both for our own employees and in collaboration with suppliers. We also continue to strengthen digital and cyber security barriers and improve our response and recover capabilities. To identify, assess and manage risks from digital and cyber security threats, we use a variety of tools and processes. Our aim is to ensure shared situational awareness and common prioritisation across different business areas related to management of risk from digital and cyber security threats. In addition to assessing our own digital and cyber security preparedness, we also evaluate digital and cyber security risks associated with our use of third-party service providers. Material risks Material financial risk: Security Incidents An attack on Equinor, whether it is carried out in the physical, digital or cyber domain, or in multiple domains, could materially impact our operations and financial condition. Not all elements of security risks can be specifically related to sustainability factors, and this risk is reported on an overall, qualitative basis. A major security incident can disrupt our operations, cause loss, misuse or manipulation of data, harm to our people, assets, the environment, or result in liabilities and impact our reputation and future business, all of which may affect our financial performance. Equinor could be required to use significant resources to avoid, limit or remedy the damage caused by a security incident, which in turn may adversely affect our operational and financial performance. In 2024 there were no security incidents that caused significant financial effects. We prioritise focus on effective management of this risk though the short-term, as a robust basis to mitigate inherent uncertainty in the medium term risk. Security measures are implemented to continuously strengthen barriers within physical, cyber and personnel security. During 2024 we have continued to improve our business continuity strategies to strengthen the resilience in case of a disruptive incident. 178 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Material impact, risk or opportunity Category Up- stream Own Ops Down- stream Short term Medium term Long term Physical Security Negative potential impact x x x x x x Digital and Cyber Security Negative potential impact x x x x x x Security Incidents Financial Risk x x x EQN - Security Impact, risk and opportunity management EQN-Security-1 Policies related to security The following policies are in place to manage our material impacts and risks on security and apply to assets and locations as outlined in our management system. The policies were informed by our key stakeholders, including internal and external experts where applicable. All Equinor employees can access the policies through the management system. The following policies apply to all material security-related impacts and risks. Equinor Book The full overview of the Equinor Book is found in General disclosures. Relevant provisions related to security include the company’s commitment to having a proactive safety and security culture, starting with top-level leadership and a good psychosocial working environment. Our values help guide our actions and decisions by expressing the ideals we strive to live up to in our security work - aiming for zero harm to people, the environment, and assets. Security Policy The Corporate Security Policy ensures that we have a comprehensive approach to security risk management, by defining what we are committed to and how we work with security. Our ambition to ensure zero harm from security incidents, our commitment to ensure situational awareness and our collaboration with internal and external networks of experts, are some examples of how the Security Policy contributes to continuously safeguard Equinor's people, assets, and operations from security risks. The policy is monitored in the Management Information System against Key Performance Indicators (KPI’s) related to barrier monitoring and security plans. This policy is made available to external stakeholders online in multiple languages. The Security Policy is implemented within our management system, is owned by the executive vice president of safety, security and sustainability and applies to all material security impacts and risks. Code of Conduct The full overview of the Code of Conduct is found in G1-1. Relevant sections of the Code of Conduct include Consequences of Breaches. Breaches of the Corporate Security Policy are addressed in line with the consequences outlined in the Code of Conduct. Functional Requirement Safety and Security The full overview of the Functional Requirement Safety and Security is found in EQN-H&S-1. The requirements listed under safety management in section EQN – Health and safety also apply to security management. Provisions related to security management include: • Security threats to the company shall be identified, monitored, assessed and communicated. • There shall be continuous access control and ability to detect unauthorised access to company operated or controlled facilities. • All facilities operated or controlled by Equinor group shall comply with baseline security requirements. • Cyber security management shall be aligned with the international standards ISO27001 and IEC62443. Provisions related to crisis management include: • Organisation of crisis management shall consist of strategic crisis management, operational incident management and tactical emergency response. • Crisis management shall be robust and capable of handling all defined situations of hazards and accidents. • Safety and security incidents shall be evaluated, documented, and addressed using standardised processes. • Serious incidents shall be investigated. Provisions related to business continuity management include: • Business continuity shall be based on a value chain perspective to secure flow assurance, production assurance and cash flow. Work Requirement - Framework for major accident prevention The full overview of the Work requirements - Framework for major accident prevention is found in section EQN – H&S-1. The framework is built on the three pillars of “Always safe” and therefore additionally applies to security management. Human Rights Policy The full overview of Equinor’s Human Rights Policy can be found in S1-1. Relevant provisions within the Human Rights Policy to security include our commitment to providing safe, healthy and secure working conditions. EQN-Security-2 Taking action on material security impacts and approaches to managing material risks and pursuing material opportunities related to security, and effectiveness of those actions Crisis and continuity management Although we can mitigate the risks of a serious incident, we cannot eliminate them. We therefore maintain appropriate emergency response capabilities to limit the consequences of incidents, should they occur. In doing so, we ensure the objectives of the Security Policy are met. Our digital and cyber security response capabilities are in line with international standards, and we participate in local and international organisations to access industry expertise. This applies to all of our operations. To ensure key personnel are prepared, we regularly engage in training and simulation exercises, several of which were carried out in 2024, and are planned for 2025. These exercises provide valuable opportunities to test and refine our response strategies, increase awareness of potential digital and cyber threats and vulnerabilities, and enhance our overall digital and cyber resilience posture to protect our people, assets, and operations from digital and cyber risks. Safety and Security training & awareness Cross-company awareness is integral to the management and prevention of security risks. In 2024, we continued to strengthen our mandatory security training for all employees and hired-in personnel by including e-learning courses on basic security, travel safety and cyber security. 179 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report EQN - Security Metrics and Targets EQN-Security-3 Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities We aim to continuously track the effectiveness of our policies and actions as part of our overarching risk-based efforts outlined throughout this section. We utilise the following metrics to track our security-related performance on a yearly basis. We have not yet specified time-bound targets related to the metrics outlined in this section (see below). Metrics Methodologies and Measurements Tracking number of incidents When tracking the number of physical, digital or cyber security incidents that have a material impact on Equinor, we refer to impacts that are deemed significant for the relevant entity or for the Equinor group in general. Such impacts include but is not limited to: four or more fatalities or injury/illness cases with significant life-shortening effects and/or major impact on the environment including population of species, ecosystems, and sensitive areas and/or damage to material assets and/or production shut down, leading to major economic consequences for Equinor. 180 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Security incidents 2024 Number of physical security incidents with material impact on Equinor 0 Number of digital or cyber security incidents with material impact on Equinor 0 Security training 2024 Completion of cyber security training for employees 97% Security e-learning training for employees and contractors (number of participants) 19,069 EQN - Security

181 3.5 ESRS index
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

3.5 ESRS index

ESRS	DR	Name of DR	Page
General information			
ESRS 2	BP-1	General basis for preparation of sustainability statement	82
	BP-2	Disclosures in relation to specific circumstances	83
	GOV-1	The role of administrative, management and supervisory bodies	85
	GOV-2	Information provided to, and sustainability matters addressed by the company's administrative, management and supervisory bodies	85
	GOV-3	Integration of sustainability-related performance in incentive schemes	87
	GOV-4	Statement on due diligence	87
	GOV-5	Risk management and internal controls over sustainability reporting	88
	SBM-1	Strategy, business model and value chain	89
	SBM-2	Interests and views of stakeholders	91
	SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	93
	IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96
	IRO-2	Requirements in ESRS covered by the undertaking's sustainability statement	98
Environmental information			
ESRS E1	E1 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	100
	E1 IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 104
	E1-1	Transition plan for climate change mitigation	101
	E1-2	Policies related to climate change mitigation and adaptation	103
	E1-3	Actions and resources in relation to climate change policies	109
	E1-4	Targets related to climate change mitigation and adaptation	105
	E1-5	Energy consumption and mix	115
	E1-6	Gross Scopes 1, 2, 3 and Total GHG emissions	116
	E1-7	GHG removals and GHG mitigation projects financed through carbon credits	118
	E1-8	Internal carbon pricing	105
	E1-9	Anticipated financial effects from material physical and transition risks and potential climate-related opportunities	105
ESRS E	N/A	Disclosures pursuant to Article 8 of Regulation (EU) 2020/852 (Taxonomy Regulation)	120
ESRS E2	E2 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	124
	E2 IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 124
	E2-1	Policies related to pollution	124
	E2-2	Actions and resources related to pollution	125
	E2-3	Targets related to pollution	126
	E2-4	Pollution of air, water and soil	126
	E2-6	Anticipated financial effects from material pollution-related risks and opportunities	128
ESRS 4	E4 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	129
	E4 IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 129
	E4-1	Transition plan and consideration of biodiversity and ecosystems in strategy and business model	130
	E4-2	Policies related to biodiversity and ecosystems	130
	E4-3	Actions and resources related to biodiversity and ecosystems	131
	E4-4	Targets related to biodiversity and ecosystems	132
	E4-5	Impact metrics related to biodiversity and ecosystems change	133
	E4-6	Anticipated financial effects from material biodiversity and ecosystem- related risks and opportunities	133

3.5 ESRS Index. ESRS reference: ESRS 2 IRO-2

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ESRS	DR	Name of DR	Page
ESRS E5	E5 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	134
	E5 IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 134
	E5-1	Policies related to resource use and circular economy	135
	E5-2	Actions and resources related to resource use and circular economy	135
	E5-3	Targets related to resource use and circular economy	137
	E5-4	Resource inflows	137
	E5-5	Resource outflows	137
	E5-6	Anticipated financial effects from material resource use and circular economy-related risks and opportunities	140
Social information			
ESRS S1	S1 SBM-2	Interests and views of stakeholders	91
	S1 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	141
	IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 141
	S1-1	Policies related to own workforce	142
	S1-2	Processes for engaging with own workforce and workers' representatives about impacts	143
	S1-3	Processes to remediate negative impacts and channels for own workers to raise concerns	144
	S1-4	Taking action on material impacts on own workforce, and approaches to managing material risks and pursuing material opportunities related to own workforce, and effectiveness of those actions	144
	S1-5	Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities	147
	S1-6	Characteristics of the undertaking's employees	147
	S1-7	Characteristics of non-employees in the undertaking's own workforce	148
	S1-8	Collective bargaining coverage and social dialogue	148
	S1-9	Diversity and inclusion metrics	148
	S1-10	Living wages	149
	S1-12	Persons with disabilities	149
	S1-13	Training and skills development metrics	149
	S1-14	Health and safety metrics	169
	S1-15	Work-life balance metrics	149
	S1-16	Remuneration metrics (pay gap and total remuneration)	150
	S1-17	Incidents, complaints and severe human rights impacts	150
ESRS S2	S2 SBM-2	Interests and views of stakeholders	91
	S2 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	151
	IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 151
	S2-1	Policies related to value chain workers	152
	S2-2	Processes for engaging with value chain workers	152
	S2-3	Processes to remediate negative impacts and channels for value chain workers	153
	S2-4	Taking action on material impacts on value chain workers	153
	S2-5	Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities	157
ESRS S3	S3 SBM-2	Interests and views of stakeholders	91
	S3 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	158
	IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 158
	S3-1	Policies related to affected communities	158
	S3-2	Processes for engaging with affected communities about impacts	159
	S3-3	Processes to remediate negative impacts and channels for affected communities to raise concerns	159
	S3-4	Taking action on material impacts on affected communities, and approaches to managing material risks and pursuing material opportunities related to affected communities, and effectiveness of those actions	160
	S3-5	Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities	161

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ESRS	DR	Name of DR	Page
EQN Health and safety	EQN-H&S SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	162
	EQN-H&S IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 162
	EQN-H&S-1	Policies related to health and safety	163
	EQN-H&S-2	Processes for engaging with stakeholders about health and safety impacts	165
	EQN-H&S-3	Processes to remediate negative health and safety impacts and channels for affected stakeholders to raise health and safety concerns	165
	EQN-H&S-4	Taking action on material health and safety impacts affected stakeholders, and approaches to managing material health and safety risks and pursuing material opportunities related to health and safety within own workforce, and effectiveness of those actions	165
	EQN-H&S-5	Targets related to managing material negative impacts, advancing positive impacts, and managing material health and safety risks and opportunities	168
Governance information			
ESRS G1	G1 SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	172
	G1 IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 172
	G1-1	Business conduct policies and corporate culture	174
	G1-2	Management of relationships with suppliers	174
	G1-3	Prevention and detection of corruption and bribery	175
	G1-4	Incidents of corruption or bribery	176
	G1-5	Political influence and lobbying activities	176
EQN Security	EQN-Security SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	178
	EQN-Security IRO-1	Description of the processes to identify and assess material impacts, risks and opportunities	96, 178
	EQN-Security-1	Policies related to security	179
	EQN-Security-2	Taking action on material security impacts and approaches to managing material risks and pursuing material opportunities related to security, and effectiveness of those actions	179
	EQN-Security-3	Targets related to managing material negative impacts, advancing positive impacts, and managing material risks and opportunities	180

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4 Financial statements



4.1 Consolidated financial statements 185
Consolidated statement of income 186
Consolidated statement of comprehensive income 187
Consolidated balance sheet 188
Consolidated statement of changes in equity 189
Consolidated statement of cash flows 190
Notes to the consolidated financial statements 191
4.2 Parent company financial statements 258
Statement of income Equinor ASA 259
Statement of comprehensive income Equinor ASA 260
Balance sheet Equinor ASA 261
Statement of cash flows Equinor ASA 262
Notes to the financial statements Equinor ASA 263

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4.1 Consolidated financial statements

Consolidated statement of income 186
Consolidated statement of comprehensive income 187
Consolidated balance sheet 188
Consolidated statement of changes in equity 189
Consolidated statement of cash flows 190
Notes to the consolidated financial statements 191

Notes to the consolidated financial statements 191
Note 1. Organisation 191
Note 2. Accounting policies 191
Note 3. Climate change and energy transition 193
Note 4. Financial risk and capital management 197
Note 5. Segments 202
Note 6. Acquisitions and disposals 206
Note 7. Total revenues and other income 209
Note 8. Salaries and personnel expenses 211
Note 9. Auditor's remuneration and Research and development expenditures 212
Note 10. Financial items 212
Note 11. Income taxes 213
Note 12. Property, plant and equipment 217
Note 13. Intangible assets 221
Note 14. Impairments 224
Note 15. Joint arrangements and associates 229
Note 16. Financial investments and financial receivables 230
Note 17. Inventories 231
Note 18. Trade and other receivables 232
Note 19. Cash and cash equivalents 232
Note 20. Shareholders' equity, capital distribution and earnings per share 233
Note 21. Finance debt 236
Note 22. Pensions 240
Note 23. Provisions and other liabilities 243
Note 24. Trade and other payables 246
Note 25. Leases 247
Note 26. Other commitments, contingent liabilities and contingent assets 249
Note 27. Related parties 251
Note 28. Financial instruments and fair value measurement 253

Equinor 2024 Annual report

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Consolidated statement of income

		Full year		
(in USD million)	**Note**	**2024**	**2023**	**2022**
Revenues	7	**102,502**	106,848	149,004
Net income/(loss) from equity accounted investments	15	**49**	(1)	620
Other income	6	**1,223**	327	1,182
Total revenues and other income	7	**103,774**	107,174	150,806
Purchases [net of inventory variation]		**(50,040)**	(48,175)	(53,806)
Operating expenses		**(10,531)**	(10,582)	(9,608)
Selling, general and administrative expenses		**(1,255)**	(1,218)	(986)
Depreciation, amortisation and net impairment	12, 13, 14	**(9,835)**	(10,634)	(6,391)
Exploration expenses	13	**(1,185)**	(795)	(1,205)
Total operating expenses		**(72,846)**	(71,404)	(71,995)
Net operating income/(loss)	5	**30,927**	35,770	78,811

		Full year		
(in USD million)	**Note**	**2024**	**2023**	**2022**
Interest income and other financial income	10	**1,951**	2,449	1,222
Interest expenses and other financial expenses	10	**(1,582)**	(1,660)	(1,379)
Other financial items	10	**(311)**	1,325	(50)
Net financial items		**58**	2,114	(207)
Income/(loss) before tax		**30,986**	37,884	78,604
Income tax	11	**(22,157)**	(25,980)	(49,861)
Net income/(loss)		**8,829**	11,904	28,744
Attributable to shareholders of the company	20	**8,806**	11,885	28,746
Attributable to non-controlling interests		**23**	19	(3)
Basic earnings per share (in USD)	20	**3.12**	3.93	9.06
Diluted earnings per share (in USD)	20	**3.11**	3.93	9.03

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Consolidated statement of comprehensive income

		Full year		
(in USD million)	**Note**	**2024**	**2023**	**2022**
Net income/(loss)		**8,829**	11,904	28,744
Actuarial gains/(losses) on defined benefit pension plans		**1,028**	(276)	461
Income tax effect on income and expenses recognised in OCI[1]		**(239)**	66	(105)
Items that will not be reclassified to the Consolidated statement of income		**790**	(211)	356
Foreign currency translation effects		**(1,943)**	(587)	(3,609)
Share of OCI from equity accounted investments		**(42)**	(113)	424
Items that may subsequently be reclassified to the Consolidated statement of income		**(1,985)**	(701)	(3,186)
Other comprehensive income/(loss)		**(1,196)**	(911)	(2,829)
Total comprehensive income/(loss)		**7,633**	10,992	25,914
Attributable to the shareholders of the company		**7,611**	10,974	25,917
Attributable to non-controlling interests		**23**	19	(3)

1) Other Comprehensive Income (OCI).

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Consolidated balance sheet

		At 31 December	
(in USD million)	**Note**	**2024**	**2023**
ASSETS			
Property, plant and equipment	12	**55,560**	58,822
Intangible assets	13	**5,654**	5,709
Equity accounted investments	15	**2,471**	2,508
Deferred tax assets	11	**4,900**	7,936
Pension assets	22	**1,717**	1,260
Derivative financial instruments	28	**648**	559
Financial investments	16	**5,616**	3,441
Non-current prepayments and financial receivables	16	**1,379**	1,291
Total non-current assets		**77,946**	81,525
Inventories	17	**4,031**	3,814
Trade and other receivables[1]	18	**13,590**	13,204
Current prepayment and financial receivables[1]	16	**3,867**	3,729
Derivative financial instruments	28	**1,024**	1,378
Financial investments	16	**15,335**	29,224
Cash and cash equivalents	19	**8,120**	9,641
Total current assets		**45,967**	60,990
Assets classified as held for sale	6	**7,227**	1,064
Total assets		**131,141**	143,580

1) Disaggregated from the previously reported line-item Trade and other receivables.

2) Disaggregated from the previously reported line-item Trade, other payables and provisions.

		At 31 December	
(in USD million)	**Note**	**2024**	**2023**
EQUITY AND LIABILITIES			
Shareholders' equity		**42,342**	48,490
Non-controlling interests		**38**	10
Total equity	20	**42,380**	48,500
Finance debt	21	**19,361**	22,230
Lease liabilities	25	**2,261**	2,290
Deferred tax liabilities	11	**12,726**	13,345
Pension liabilities	22	**3,482**	3,925
Non-current provisions and other liabilities	23	**12,927**	15,304
Derivative financial instruments	28	**1,958**	1,795
Total non-current liabilities		**52,715**	58,890
Trade and other payables[2]	24	**11,110**	9,556
Current provisions and other liabilities[2]	23	**2,384**	2,314
Current tax payable		**10,319**	12,306
Finance debt	21	**7,223**	5,996
Lease liabilities	25	**1,249**	1,279
Dividends payable	20	**1,906**	2,649
Derivative financial instruments	28	**833**	1,619
Total current liabilities		**35,023**	35,719
Liabilities directly associated with the assets classified as held for sale	6	**1,023**	471
Total liabilities		**88,761**	95,080
Total equity and liabilities		**131,141**	143,580

Equinor 2024 Annual report

Consolidated statement of changes in equity (in USD million) Share capital Additional paid-in capital Retained earnings Foreign currency translation reserve OCI from equity accounted investments1) Shareholders' equity Non-controlling interests Total equity At 1 January 2022 1,164 6,408 36,683 (5,245) 0 39,010 14 39,024 Net income/(loss) 28,746 28,746 (3) 28,744 Other comprehensive income/(loss) 356 (3,609) 424 (2,829) (2,829) Total comprehensive income/(loss) 25,914 Dividends (7,549) (7,549) (7,549) Share buy-back (22) (3,358) — (3,380) (3,380) Other equity transactions (10) — (10) (10) (20) At 31 December 2022 1,142 3,041 58,236 (8,855) 424 53,988 1 53,989 Net income/(loss) 11,885 11,885 19 11,904 Other comprehensive income/(loss) (211) (587) (113) (911) (911) Total comprehensive income/(loss) 10,992 Dividends (10,783) (10,783) (10,783) Share buy-back (42) (3,037) (2,606) (5,685) (5,685) Other equity transactions (3) — (3) (10) (13) At 31 December 2023 1,101 — 56,521 (9,442) 310 48,490 10 48,500 Net income/(loss) 8,806 8,806 23 8,829 Other comprehensive income/(loss) 790 (1,943) (42) (1,196) (1,196) Total comprehensive income/(loss) 7,633 Dividends (7,802) (7,802) (7,802) Share buy-back (49) — (5,887) (5,936) (5,936) Other equity transactions — (20) (20) 5 (15) At 31 December 2024 1,052 — 52,407 (11,385) 268 42,342 38 42,380 1) OCI items from equity accounted investments that may subsequently be reclassified to the Consolidated statement of income, are presented as part of OCI from equity accounted investments. OCI items that will not be reclassified to the Consolidated statements of income will be included in retained earnings. Please refer to note 20 Shareholders’ equity, capital distribution and earnings per share for more details 189 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Consolidated statement of cash flows Full year (in USD million) Note 2024 2023 2022 Income/(loss) before tax 30,986 37,884 78,604 Depreciation, amortisation and net impairments, including exploration write-offs 12, 13, 14 9,906 10,581 6,733 (Gains)/losses on foreign currency transactions and balances (166) (852) (2,088) (Gains)/losses on sale of assets and businesses 6 (772) 8 (823) (Increase)/decrease in other items related to operating activities1) (2,335) (1,313) 468 (Increase)/decrease in net derivative financial instruments 28 (86) 1,041 1,062 Interest received 1,841 1,710 399 Interest paid (891) (1,042) (747) Cash flows provided by operating activities before taxes paid and working capital items 38,483 48,016 83,608 Taxes paid (20,592) (28,276) (43,856) (Increase)/decrease in working capital 2,218 4,960 (4,616) Cash flows provided by operating activities 20,110 24,701 35,136 Cash used in business combinations 6 (1,710) (1,195) 147 Capital expenditures and investments 6 (12,177) (10,575) (8,758) (Increase)/decrease in financial investments2) 9,364 443 (10,089) (Increase)/decrease in derivative financial instruments 143 (1,266) 1,894 (Increase)/decrease in other interest-bearing items (623) (87) (23) Proceeds from sale of assets and businesses3) 6 1,470 272 966 Cash flows provided by/(used in) investing activities (3,532) (12,409) (15,863) Full year (in USD million) Note 2024 2023 2022 Repayment of finance debt 21 (2,592) (2,818) (250) Repayment of lease liabilities 25 (1,491) (1,422) (1,366) Dividends paid 20 (8,578) (10,906) (5,380) Share buy-back 20 (6,013) (5,589) (3,315) Net current finance debt and other financing activities 933 2,593 (5,102) Cash flows provided by/(used in) financing activities 21 (17,741) (18,142) (15,414) Net increase/(decrease) in cash and cash equivalents (1,163) (5,850) 3,860 Foreign currency translation effects (359) (87) (2,268) Cash and cash equivalents at the beginning of the period (net of overdraft) 19 9,641 15,579 13,987 Cash and cash equivalents at the end of the period (net of overdraft)4) 19 8,120 9,641 15,579 1) This line item includes a net fair value gain of USD 256 million in 2024. The corresponding figures for 2023 and 2022 were a net fair value gain of USD 77 million and a net fair value loss of USD 1,095 million, respectively. The fair value adjustments relate to inventory, shares and financial investments. 2) This line item includes the acquisition of 10 per cent of the shareholding in Ørsted A/S for USD 2.5 billion. 3) For 2024, this line item includes cash consideration related to the disposals of the businesses in Nigeria and Azerbaijan, as well as cash consideration related to the sale of gas infrastructure assets in Norway. See note 6 Acquisitions and disposals for more information. 4) At 31 December 2024, 2023 and 2022, cash and cash equivalents net of overdraft were zero. Interest paid in cash flows provided by operating activities excludes capitalised interest of USD 662 million, USD 468 million, and USD 382 million for the years ending 31 December 2024, 2023 and 2022, respectively. Capitalised interest is included in Capital expenditures and investments in cash flows used in investing activities. Total interest paid amounts to USD 1,553 million, USD 1,510 million, and USD 1,129 million for the years 2024, 2023 and 2022, respectively. 190 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Notes to the consolidated financial statements Note 1. Organisation The Equinor group (Equinor) consists of Equinor ASA and its subsidiaries. Equinor ASA is incorporated and domiciled in Norway and listed on the Oslo Børs (Norway) and the New York Stock Exchange (USA). The address of its registered office is Forusbeen 50, NO-4035 Stavanger, Norway. Equinor’s objective is to develop, produce and market various forms of energy and derived products and services, as well as other businesses. The activities may also be carried out through participation in or cooperation with other companies. Equinor Energy AS, a 100% owned operating subsidiary of Equinor ASA and owner of all of Equinor's oil and gas activities and net assets on the Norwegian continental shelf, is co-obligor or guarantor for certain debt obligations of Equinor ASA. The Consolidated financial statements of Equinor for the full year 2024 were approved for issuance by the board of directors on 4 March 2025 and is subject to approval by the annual general meeting on 14 May 2025. Note 2. Accounting policies Statement of compliance The Consolidated financial statements of Equinor ASA and its subsidiaries (Equinor) have been prepared in accordance with IFRS Accounting Standards as adopted by the European Union (EU) and with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB), IFRIC® Interpretations issued by IASB and the additional requirements of the Norwegian Accounting Act, effective on 31 December 2024. Basis of preparation The Consolidated financial statements are prepared on the historical cost basis with some exceptions where fair value measurement is applied. These exceptions are specifically disclosed in the accounting policies sections in relevant notes. The material accounting policies described in these Consolidated financial statements have been applied consistently to all periods presented. Certain amounts in the comparable years have been reclassified or re-presented to conform to current year presentation. Unless otherwise noted, all amounts in the Consolidated financial statements are denominated in USD millions. Due to rounding the subtotals and totals in some of the tables in the notes may not equal the sum of the amounts shown in the primary financial statements. The line items included in Total operating expenses in the Consolidated statement of income are presented as a combination of function and nature in conformity with industry practice. Purchases [net of inventory variation] and Depreciation, amortisation and net impairments are presented on separate lines based on their nature, while Operating expenses and Selling, general and administrative expenses as well as Exploration expenses are presented on a functional basis. Significant expenses such as salaries, pensions, etc. are presented by their nature in the notes to the Consolidated financial statements. Basis of consolidation The Consolidated financial statements include the accounts of Equinor ASA and its subsidiaries as well as Equinor’s interests in joint operations and equity accounted investments. All intercompany balances and transactions, including unrealised profits and losses arising from Equinor's internal transactions, have been eliminated. Foreign currency translation Foreign exchange differences arising on translation of transactions, assets and liabilities to the functional currency of individual entities in Equinor are recognised as foreign exchange gains or losses in the Consolidated statement of income within Net financial items. Foreign exchange differences arising from the translation of estimate-based provisions are generally accounted for as part of the change in the underlying estimate. When preparing the Consolidated financial statements, the financial statements of entities with functional currencies other than the Group’s presentation currency (USD )are translated into USD, with the foreign exchange differences recognised separately in Other comprehensive income (OCI). The cumulative translation differences relating to an entity are reclassified to the Consolidated statement of income and reflected as a part of the gain or loss upon disposal of that entity. Loans from Equinor ASA to subsidiaries and equity accounted investments with other functional currencies than the parent company, and where settlement is neither planned nor likely in the foreseeable future, are considered part of the parent company’s net investment in these entities. Foreign exchange differences arising from these loans are recognised in OCI in the Consolidated financial statements. Statement of cash flows In the statement of cash flows, operating activities are presented using the indirect method. Income/(loss) before tax is adjusted for changes in inventories and operating receivables and payables, the effects of non cash items such as depreciations, amortisations and impairments, provisions, unrealised gains and losses and undistributed profits from associates, and items of income or expense for which the cash effects are investing or financing cash flows. Increase/ decrease in financial investments, derivative financial instruments, and other interest-bearing items are all presented net as part of Investing activities. This presentation is normally due to the nature of the transactions which often involve large amounts,quick turnover, and short maturities, or consideration of materiality. Adoption of new IFRS Accounting Standards, amendments to IFRS Accounting Standards and IFRIC Interpretations New IFRS Accounting Standards, amendments to IFRS Accounting Standards and IFRIC Interpretations that became effective and were adopted by Equinor as of 1 January 2024 do not have significant impact on Equinor’s Consolidated financial statements upon adoption. This includes: 191 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements • Non-current Liabilities with Covenants and Classification of Liabilities as Current or Non- current - Amendments to IAS 1 • Lease liability in a Sale and Leaseback - Amendments to IFRS 16 • Supplier Finance Arrangements - Amendments to IAS 7 and IFRS 7 IFRS Accounting Standards, amendments to IFRS Accounting Standards, and IFRIC Interpretations issued, but not yet effective: Equinor has not early adopted any IFRS Accounting Standard, amendments to IFRS Accounting Standards, or IFRIC Interpretations issued, but not yet effective. IFRS 18 Presentation and Disclosure in Financial Statements In April 2024, the IASB issued IFRS 18, which will replace IAS 1 effective from 1 January 2027. The new standard introduces several key new requirements: • Entities are required to classify all income and expenses into five categories in the Consolidated statement of income: operating, investing, financing, income taxes, and discontinued operations. • Additionally, entities are required to present a newly-defined operating profit subtotal. • Management-defined performance measures (MPMs) shall be disclosed in a single note to the financial statements. • Enhanced guidance for aggregating and disaggregating information in financial statements. In addition, entities are required to use the operating profit subtotal as the starting point for the Consolidated statement of cash flows when presenting cash flows provided by operating activities under the indirect method. IFRS 18 applies retrospectively and allows for earlier application if disclosed. Equinor is currently assessing the impact of IFRS 18 on our financial statements. While recognition and measurement of items will remain unchanged, the presentation in the Consolidated statement of income will be affected. Among other impacts, net income/ (loss) from equity accounted companies, as well gains/(losses) on disposal of interests in such companies, will be excluded from the new operating profit subtotal and classified in the investing category. Foreign currency exchange gains/(losses) not related to the financing category will be reclassified into the operating and investing categories. Interest income and other financial income, and gains/(losses) on financial investments will be classified in the investing category. The cash flow statement will also be affected. The new operating profit subtotal will be the starting point for the Consolidated statement of cash flows. Interest paid will be reclassified from cash flows provided by operating activities to cash flows provided by/(used in) financing activities. Interest received and dividends received will be included in cash flows provided by/ (used in) investing activities. Equinor will ensure full compliance by the effective date, including restating comparative information and preparing for new disclosures. Other accounting standards: The following new and amended accounting standards are not expected to have a significant impact on Equinor’s Consolidated financial statements: • Lack of Exchangeability - Amendments to IAS 21 • Classification and Measurement of Financial Instruments - Amendments to IFRS 9 and IFRS 7 Accounting judgement and key sources of estimation uncertainty The preparation of the Consolidated financial statements requires management to make accounting judgements, estimates and assumptions. Information about judgements made in applying the accounting policies that have the most significant effects on the amounts recognised in the Consolidated financial statements is described in the following notes: Note 6 – Acquisitions and disposals Note 7 – Total revenues and other income Note 25 – Leases Estimates used in the preparation of these Consolidated financial statements are prepared based on customised models. The assumptions applied in these estimates are derived from historical experience, external sources of information and various other factors that management assesses to be reasonable under the current conditions and circumstances. These estimates and assumptions form the basis of making the judgements about carrying values of assets and liabilities when these are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are continuously reviewed, taking into account the current and expected future set of conditions. Equinor is exposed to several underlying economic factors affecting the overall results, such as commodity prices, foreign currency exchange rates, market risk premiums and interest rates as well as financial instruments with fair values derived from changes in these factors. The effects of the initiatives to limit climate changes and the transition to a lower carbon economy are relevant to several of these economic assumptions. In addition, Equinor's results are influenced by the level of production, which in the short term may be impacted by, for instance, maintenance programmes, among other factors. In the long- term, the results are impacted by the success of exploration, field developments, operating activities, and progress within renewables and low carbon solutions. The most important matters in understanding the key sources of estimation uncertainty are described in each of the following notes: Note 3 – Climate change and energy transition Note 11 – Income taxes Note 12 – Property, plant and equipment Note 13 – Intangible assets Note 14 – Impairments Note 23 – Provisions and other liabilities Note 26 – Other commitments, contingent liabilities and contingent assets 192 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

Note 3. Climate change and energy transition Risks arising from climate change and the transition to a lower carbon economy Policy, legal, regulatory, market and technology developments related to climate change, can affect Equinor’s business plans and financial performance. Shifts in stakeholder focus between energy security, affordability and sustainability add uncertainty to delivery and outcomes associated with Equinor’s strategy. In its long-term planning, Equinor analyses how the global energy markets may develop, such as future changes in demand for Equinor’s products (oil, gas and power in key markets). Commodity price sensitivities are presented in a table below, including the World Energy Outlook 2024 (WEO) scenarios presented by the International Energy Agency (IEA), and in note 14 Impairments. Equinor assesses risks in short-, medium- and long- term perspectives, including strategic and emerging risks that can impact achievement of our corporate objectives. Climate-related risks are assessed from two perspectives: transition risk, which relates to the financial robustness of the company’s business model and portfolio in various decarbonisation scenarios; and physical climate risk, which relates to the exposure and potential vulnerability of Equinor’s assets to climate-related perils in different climate change scenarios. Equinor’s Energy transition plan and climate related ambitions are responses to the challenges and opportunities presented by the energy transition. On the right is a summary of relevant risks and risk adjusting actions: Risks – upsides and downsides Risk adjusting actions Tr a ns it io n ri sk s ▪ Stricter climate laws, regulations, and policies as well as adverse litigation outcomes could adversely impact Equinor's financial results and outlook, including the value of its assets. These might be direct impacts, or indirect impacts through changes in consumer behaviour or technology developments. ▪ Multiple factors in the energy transition contribute to uncertainty in future energy price assumptions and changes in investor and societal sentiment can affect Equinor’s access to capital markets and financing costs. ▪ Changing demand and more cost-competitive solutions for renewable energy and low-carbon solutions represent both threats and opportunities for Equinor future value creation and the value of Equinor’s assets. ▪ Strong competition for assets, changing levels of policy support, and different commercial/contractual models may lead to diminishing returns within the renewable and low carbon industries and hinder Equinor ambitions. These investments may be exposed to interest rate risk and inflation risk. ▪ Equinor sees opportunities for value creation in the energy transition through optimisation of Equinor’s oil and gas business and by utilising its competitive capabilities across new areas of the energy system. In a decarbonising world with a broad energy mix, policymakers and stakeholders may set a premium on oil and gas produced in a responsible and increasingly carbon efficient way. ▪ Equinor monitors trends in relevant policies and regulations and addresses regulatory and policy risk in capital investment processes and through enterprise risk management in the business line. ▪ Equinor includes actual or default minimum carbon pricing across investments, applies price robustness criteria and routinely stress tests the portfolio for different future price scenarios towards net zero. Hurdle rates and other financial sensitivity testing are included in decision making. ▪ Equinor has developed its corporate strategy and Energy transition plan (ETP) to demonstrate commitment to a low carbon business transformation that balances investor and societal expectations. This includes an ambitious abatement plan to reduce absolute emissions and emissions intensity from Equinor activities. ▪ Equinor assesses climate-related risks related to external technology development trends and invests in research, innovation and technology ventures that support positive value creation for its portfolio. Examples of relevant technologies within Equinor’s portfolio include carbon capture and storage (CCS), battery technology, solar and wind renewable energy, low CO₂ intensity solutions, improvements in methane emissions and application of renewables in oil and gas production. Ph ys ic a l c lim a te r is ks ▪ Changes in physical climate parameters could impact Equinor's operations, resulting in disruption to operations, increased costs, or incidents. This could be through extreme weather events or chronic physical impacts such as rising sea level accompanied by increased wave heights. As Equinor’s renewable portfolio grows, unexpected changes in meteorological parameters, such as average wind speed or changes in wind patterns and cloud cover can affect energy production as well as factors such as maintenance and equipment lifetimes. ▪ Physical climate risks are taken into account through technical and engineering functions in design, operations, and maintenance, with consideration of how the external physical environment may be changing. ▪ With assistance from leading expert consultants and climate scenario models, Equinor continues to assess potential vulnerability of its assets to modelled climate- related changes in the physical environment. However, there is uncertainty regarding the magnitude of impact and time horizon for the occurrence of physical impacts of climate change, which leads to uncertainty regarding the potential impact for Equinor. 193 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Impact on Equinor’s financial statements Equinor's double materiality assessment identified transition risks as a material sustainability matter. The quantified impact on the financial statements for 2024 is not significant. CO₂-cost and EU ETS carbon credits Equinor’s oil & gas operations in Europe are part of Accounting policies Cost of CO₂ quotas Purchased CO₂ quotas under the EU Emissions Trading System (EU ETS) are reflected at cost in Operating expenses as incurred in line with emissions. Accruals for CO₂ quotas required to cover emissions to date are valued at market price and reflected as current liabilities within Trade and other payables. Quotas owned, but exceeding the emissions incurred Number of EU ETS quotas in thousands (in USD million) 2024 2023 2024 2023 Opening balance at 1 January 8,576 10,782 93 20 Allocated free quotas 5,940 356 Purchased quotas on the ETS market 5,641 7,822 392 708 Sold quotas on the ETS market — — Returned excess free quotas (203) (544) Settled quotas (offset against emissions) (9,807) (9,840) (467) (635) Closing balance at 31 December 10,147 8,576 19 93 All numbers in the table are presented gross (100%) for Equinor operated licenses and include both EU ETS and UK ETS quotas, as received or settled during the calendar year. the EU Emission Trading System (EU ETS). Equinor buys EU ETS allowances (quotas or carbon credits) for the emissions related to its oil & gas production and processing. Currently Equinor receives a share of free quotas according to the EU ETS regulation. The share of free quotas is expected to be significantly reduced in the future, partially due to the phasing out of free quotas for gas production by 2030. to date, are carried in the balance sheet at cost price, classified as Other current receivables, as long as such purchased quotas are acquired in order to cover own emissions and may be kept to cover subsequent years’ emissions. Obligations resulting from current year emissions and the corresponding amounts for quotas that have been bought, paid, and expensed, but which have not yet been surrendered to the relevant authorities, are reflected net in the balance sheet. Total expensed CO₂ cost related to emissions and purchase of CO₂ quotas in Equinor related to activities resulting in GHG emissions (Equinor’s share of the operating licences in addition to land-based facilities) amounted to USD 465 million in 2024, USD 486 million in 2023 and USD 510 million in 2022. A large portion of the cost of CO₂ is related to the purchase of EU ETS quotas. The table below shows, on a 100% operated basis, an analysis of number of quotas utilised and the related monetary amounts recognised in financial statements by Equinor’s operated licences and land- based facilities subject to the requirements under EU ETS. Allocated free quotas consist of actual free quotas received in ETS during the calendar year. In 2024, Equinor received the allocated share of free quotas for the years 2024 and 2023, due to a delay in the allocation schedule. The closing balance for the number of quotas consists mainly of purchased quotas for current year and remaining quotas after the settlement of current and previous year(s), including free quotas. The closing balance in USD consists mainly of the value of the remaining quotas after the preliminary allocation of the current year quotas. (in USD million) 2024 2023 Offshore, REN 1,983 880 Onshore, REN 170 1,127 Total Additions to PP&E, intangibles and equity accounted investments - REN 2,153 2,007 Low carbon solutions (within MMP) 76 179 Total Additions to PP&E, intangibles and equity accounted investments - REN and LCS 2,229 2,186 Investments in renewables and low-carbon solutions Equinor’s ambition is to build a focused, carbon efficient oil and gas portfolio complemented with renewable and low-carbon solutions to create long- term value while supplying reliable energy with progressively lower emissions. Equinor continues to mature its renewables portfolio under development. During 2024 Equinor closed an asset swap transaction with bp, under which Equinor took full ownership of the Empire Wind lease and projects and bp took full ownership of the Beacon Wind lease and projects. Equinor’s investments in renewables are included as Additions to PP&E, intangibles and equity accounted investments in the REN-segment in note 5 Segments. See table below for details. Over the course of 2024, the additional investments in the South Brooklyn Marine Terminal (SBMT) and Empire Wind projects in the US and investments related to projects in the UK and Europe contributed to the significant increase in the book value compared to the prior year. See note 6 Acquisitions and disposals for more details. 194 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Equinor is taking steady steps to industrialise CCS. During 2024, the Northern Lights project was completed and is now ready to receive CO2, and already fully booked by customers. Equinor is pursuing the Net Zero Teesside and Northern Endurance Partnership projects in order to provide thermal power and CCS to local industries in the UK. In the US, Equinor is participating in one of the largest US carbon capture and storage projects, Bayou Bend, which is located along the Gulf Coast in Southeast Texas. Investments in these projects amounted to USD 76 million in 2024 (USD 179 million in 2023). Investments in electrification of oil and gas assets During 2024, Equinor invested around USD 180 million in electrification (around USD 200 million in 2023). Equinor’s abatement projects primarily include full and partial electrification of offshore assets in Norway at key fields and plants, including the Troll, Oseberg, Njord and the Hammerfest LNG plant, mainly by power from shore. Emissions abatement milestones in 2024 included partial electrification of the Troll B and Troll C fields. Further, Sleipner field centre, along with the Gudrun platform and other associated fields, were connected to power from shore. Research and development activities (R&D) Equinor is involved in several R&D projects aimed at optimizing oil and gas activities, reducing emissions, and developing new business opportunities in renewables and low carbon solutions. Equinor’s total R&D activities are presented in note 9 Auditor’s remuneration and Research and development expenditures (expensed R&D) and in note 12 Property, Plant & Equipment (capitalised R&D). Power Purchase Agreements (PPAs) Equinor holds various long-term power purchase agreements (PPAs) for power sourced from wind and solar parks with an expiry date up until 2040. The agreements imply balancing services provided to the asset owners, whereby Equinor takes over the long- term balancing risk related to production. The majority of these agreements are settled at the appropriate market price less a balancing fee and expire by the end of 2026. The agreements include pay-as-produced elements, but since the majority of the power purchase agreements are linked to the applicable market prices, and the power purchased is mainly sold on power exchanges at market price, Equinor only holds a limited long-term price risk related to these agreements. For accounting policies related to power sales and related purchases, please refer to note 7 Total revenues and other income. Effects on estimation uncertainty The effects of the initiatives to limit climate changes and the potential impact of the energy transition are relevant to some of Equinor’s economic assumptions and future cash flow estimations. The resulting effects and Equinor's exposure to them are sources of uncertainty. Estimating global energy demand and commodity prices towards 2050 is challenging due to various complex factors, including technology change, taxation and production limits, which may change over time. This could lead to significant changes in accounting estimates, such as useful life (depreciation period and timing of asset retirement obligations), value-in-use (impairment assessments), and deferred tax assets (see note 11 Income taxes for expected utilisation period of tax losses carried forward and recognised as deferred tax assets). Commodity prices Significant changes in oil and gas prices outside planning assumptions could impact our financial performance. Equinor’s commodity price assumptions applied in value-in-use impairment testing are based on management’s best estimate of future market trends. This price-set is currently not equal to the price-set mapped out to achieve net zero emissions by 2050 and limit global warming to 1.5 °C as outlined in IEA’s WEO Net Zero Emissions scenario. Changes in how the world acts with regards to achieving the goals in the Paris agreement could have a negative impact on the valuation of Equinor’s assets. A calculation of possible impairments of Equinor’s upstream production assets and certain intangible assets using price assumptions from two IEA WEO scenarios are provided in the sensitivity table below. In these estimates we use management’s price assumptions until 2030, and from 2030 onwards we apply linear interpolation between IEA’s prices. In previous years, a linear bridging was applied between the current commodity prices and the first price point provided in the WEO scenarios. To be comparable to Equinor management’s price assumptions, we adjust the crude oil prices in the WEO scenarios for transportation cost and all prices for real inflation in 2024. These illustrative impairment sensitivity calculations are based on a simplified model with limitations as described in note 14 Impairments. Cost of CO2 Climate-related considerations are included directly in the impairment calculations by estimating the CO₂ taxes in the cash flows, and indirectly through estimated commodity prices related to supply and demand. The CO₂ prices also have effect on the estimated production profiles and economic cut-off of the projects. We apply carbon price assumptions for all Equinor’s assets, also for assets in countries outside EU where CO2 is not already subject to taxation or where Equinor has not established specific estimates. Our default assumption, in real 2024 terms, is a price of USD 92 per tonne starting in 2026 that increases to USD 118 per tonne by 2030 and stays flat thereafter. The EU ETS price has increased significantly from 25 EUR/tonne in 2020 to an average cost of EU ETS allowances of 66 EUR/tonne in 2024 (86 EUR/tonne in 2023). Equinor’s commodity price assumptions include an EU ETS price of near 70 EUR/tonne for the next two years. By 2040 the price is assumed to increase to around 136 EUR/tonne (130 EUR/tonne projected in 2024), and thereafter to around 165 EUR/tonne in 2050 (150 EUR/tonne projected in 2024) in real 2024 terms. Thus, Equinor expects greenhouse gas emission costs to increase from current levels and to have a wider geographical range than today. During 2024, Equinor paid CO₂-related fees in Norway, the UK and Germany for its own operated assets and Nigeria and Canada for partner-operated assets. The CO₂-tax assumptions used for impairment calculations of Norwegian upstream assets are based on Norway’s Climate Action Plan for the period 2021-2030 (Meld. St 13 (2020-2021)), assuming a gradually increased CO₂ tax (the total of EU ETS + Norwegian CO₂ tax) in Norway to 2,000 NOK/tonne (real 2020) in 2030. 195 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Sensitivity table The table below presents some relevant prices and variables from two scenarios in IEA’s WEO 2024 compared to management’s price assumptions, and an estimated potential impairment effect given these scenarios. The IEA prices are adjusted for inflation and presented in 2024 real terms. Refer to section 3.2 E1 Climate change in the Annual Report 2024 for more details about the scenarios. Management's price assumptions1) Net Zero Emissions (NZE) by 2050 Scenario4) Announced Pledges Scenario (APS)5) Brent blend, 2030 80 USD/bbl 42 USD/bbl 73 USD/bbl Brent blend, 2040 75 USD/bbl 30 USD/bbl 64 USD/bbl Brent blend, 2050 70 USD/bbl 25 USD/bbl 59 USD/bbl TTF, 2030 8.3 USD/MMBtu 4.5 USD/MMBtu 6.2 USD/MMBtu TTF, 2040 9.5 USD/MMBtu 4.2 USD/MMBtu 5.4 USD/MMBtu TTF, 2050 9.5 USD/MMBtu 4.1 USD/MMBtu 5.4 USD/MMBtu EU ETS2), 3), 2030 116 USD/tCO2 144 USD/tCO2 139 USD/tCO2 EU ETS2), 3), 2040 156 USD/tCO2 211 USD/tCO2 180 USD/tCO2 EU ETS2), 3), 2050 190 USD/tCO2 258 USD/tCO2 206 USD/tCO2 Illustrative potential impairment (USD) ~4 billion <0.5 billion 1) Management’s future commodity price assumptions applied when estimating value in use, see note 14 Impairments. 2) Scenarios: Price of CO₂ quotas in advanced economies with net zero pledges, not including any other CO₂ taxes. 3) EU ETS price assumptions have been translated from EUR to USD using Equinor’s assumptions for currency rates, EUR/ USD = 1.15 4) A scenario where the world moves on a potential path towards limiting global warming to 1.5 °C relative to pre- industrial levels. 5) A scenario where all national energy and climate targets made by governments are met on time and in full. Using this scenario, the world is expected to reach a 1.7ºC increase in the year 2100. An increase in systematic climate risk may result in a higher discount rate applied for impairment testing purposes. Please refer to note 14 Impairments for further information on discount rate sensitivity. The IEA scenarios primarily stress oil and gas prices, not reflecting the potential impact on trading and refinery margins in MMP, or Equinor’s renewable assets and low carbon projects. For most MMP assets, margin movements are not directly correlated to oil and gas price fluctuations. Further, many of Equinor’s renewable assets have fixed price offtake contracts, and therefore are not directly sensitive to power prices. MMP and REN segments represent only around 14% of Equinor’s total book value of non- current segment assets and equity accounted investments, as disclosed in note 5 Segments. Including these assets in the calculation of illustrative potential impairments would therefore not be expected to have a material impact Robustness of Equinor’s portfolio, and risk of stranded assets The transition to renewable energy, technological development, and the expected reduction in global demand for carbon-based energy, may impact the future profitability of certain upstream oil and gas assets. Equinor uses scenario analysis to outline different possible energy futures, some of which imply lower oil and natural gas prices and higher CO₂ tax. If this materialises, it can lead to a decrease in the cash flow from oil and gas, and potentially reduce the economic lifetime of some assets. Equinor seeks to mitigate this risk by improving the resilience of the existing upstream portfolio, maximising the efficiency of the infrastructure on the NCS and optimising the high- quality international portfolio. The project portfolio is robust to low oil and gas prices and actions are in place to maintain cost discipline across the company. Equinor continues to pursue high-value barrels to enhance the portfolio, through exploration, increased recovery in addition to acquisitions and divestments, with the expectation of strong oil and gas cash flow from operations. We further aim to maintain significant capex flexibility in the current portfolio, with non-sanctioned projects representing a substantial part of the expected capex for the period 2026-2027 and beyond. This is expected to allow Equinor to optimise and re-prioritise non-sanctioned projects to ensure continued generation of high value through cycles. Based on the current production profiles, approximately 57% of Equinor’s proved oil and gas reserves, as defined by the SEC, are planned to be produced in the period 2025-2030 and more than 98% in the period 2025-2050. In both cases, this indicates a lower risk of early cessation of production and can provide flexibility in adapting to the changing market conditions or a shift in global energy demand. Please refer to note 12 Property, plant and equipment for the definition of proved and expected oil and gas reserves. Equinor will continue to selectively explore for new resources with a focus on mature areas with existing infrastructure to minimise emissions and maximise value. During the transition, Equinor will continue to supply oil and gas beyond 2035 but we anticipate that it will form an increasingly smaller proportion of our portfolio over time due to both declining demand and the expected production decline on the Norwegian Continental Shelf. Reaching Equinor’s net 50% reduction ambition for operated scope 1 and 2 emissions will require a company-wide, coordinated effort to execute and mature the abatement projects, improve energy efficiency, develop new technologies, and strengthen the resilience of the portfolio. Equinor aims to achieve a 15-20% reduction in net carbon intensity by 2030 and a 30-40% reduction by 2035, including scope 3 emissions. The combination of increased renewables and decarbonised energy, the scale up of low carbon solutions such as CCS and optimisation of the oil and gas portfolio provides confidence that Equinor can meet its medium-term ambitions. As such, Equinor’s ambitions in the Energy transition plan have currently not resulted in the identification of additional assets being triggered for impairment or earlier cessation. Any future exploration may be restricted by policies, regulations, market, and strategic considerations. Provided that the economic assumptions would deteriorate to such an extent that undeveloped assets controlled by Equinor should not materialise, 196 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements assets at risk are mainly comprised of the intangible assets Oil and Gas prospects, signature bonuses and the capitalised exploration costs, with a total carrying value of USD 3.6 billion in 2024, 1.1 being in EPN and 2.5 being in EPI. (USD 3.2 billion in 2023, USD 1.0 million in E&P Norway and 2.2 in E&P International). See note 13 Intangible assets for more information regarding Equinor’s intangible assets. Equinor has not currently identified material physical risk related to potential exposure of its asset portfolio in modelled climate change scenarios, and will continue to develop its approach for detailed assessment going forward. Timing of Asset Retirement Obligations (ARO) As mentioned above, there are currently no assets triggered for earlier cessation as a result of Equinor’s ambitions in the Energy transition plan However, if the business cases of Equinor’s producing oil and gas assets should change materially, this could affect the timing of cessation of the assets. A shorter production period will increase the carrying value of the liability. To illustrate, performing removal five years earlier than currently scheduled would increase the liability by around USD 1.1 billion before tax and excluding held for sale assets (around USD 1.2 billion in 2023), which is mainly related to E&P Norway. See note 23 Provisions and other liabilities for more information regarding Equinor’s ARO, including expected timing of cash outflows of recognised asset retirement obligations. The most significant cash outflows are expected between 2035-2039. Note 4. Financial risk and capital management General information and financial risks Equinor's business activities naturally expose Equinor to financial risks such as market risk (including commodity price risk, currency risk, interest rate risk and equity price risk), liquidity risk and credit risk. Equinor’s approach to risk management includes assessing and managing risk in activities using a holistic risk approach, by considering relevant correlations at portfolio level between the most important market risks and the natural hedges inherent in Equinor’s portfolio. This approach allows Equinor to reduce the number of risk management transactions and avoid sub-optimisation. The corporate risk committee, which is an advisory body in Enterprise Risk Management, is responsible for Equinor’s Enterprise Risk Management and for proposing appropriate measures to adjust risk at the corporate level. This includes assessing Equinor’s financial risk policies. Market risk Equinor operates in the worldwide crude oil, refined products, natural gas, and electricity markets and is exposed to market risks including fluctuations in hydrocarbon prices, foreign currency rates, interest rates, and electricity prices that can affect the revenues and costs of operating, investing, and financing. These risks are managed primarily on a short-term basis with a focus on achieving the highest risk-adjusted returns for Equinor within the given mandate. Long term exposures are managed at the corporate level, while short-term exposures are managed according to trading strategies and mandates. Mandates in the trading organisations within crude oil, refined products, natural gas, and electricity are relatively restricted compared to the total market risk of Equinor. Commodity price risk Equinor’s most important long-term commodity risk (crude oil and natural gas) is related to future market prices as Equinor´s risk policy is to be exposed to both upside and downside price movements. In the longer term, also power price risk is to a large extent expected to contribute to Equinor’s commodity price risk portfolio. To manage short-term commodity risk, Equinor enters into commodity-based derivative contracts, including futures, options, over-the-counter (OTC) forward contracts, market swaps and contracts for differences related to crude oil, petroleum products, natural gas, power and emissions. Equinor’s bilateral gas sales portfolio is exposed to various price indices with a combination of gas price markers. The term of crude oil and refined oil products derivatives are usually less than one year, and they are traded mainly on the Inter- Commodity price sensitivity At 31 December 2024 2023 (in USD million) -30% +30% -30% +30% Crude oil and refined products net gains/(losses) 881 (882) 442 (442) Natural gas, electricity and CO₂ net gains/(losses) (122) 210 86 (52) Continental Exchange (ICE), the CME group, the OTC Brent market, and crude and refined products swap markets. The term of natural gas, power, and emission derivatives is usually three years or less, and they are mainly OTC physical forwards and options, NASDAQ OMX Oslo forwards, and futures traded on the European Energy Exchange (EEX), NYMEX and ICE. The table below contains the commodity price risk sensitivities of Equinor's commodity-based derivative contracts. Equinor's assets and liabilities resulting from commodity-based derivative contracts consist of both exchange traded and non-exchange traded instruments, including embedded derivatives that have been bifurcated and recognised at fair value in the Consolidated balance sheet. Price risk sensitivities at the end of 2024 and 2023 at 30% are assumed to represent a reasonably possible change based on the duration of the derivatives. Since none of the derivative financial instruments included in the table below are part of hedging relationships, any changes in the fair value would be recognised in the Consolidated statement of income. 197 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Currency risk Equinor’s cash flows from operating activities deriving predominantly from oil and gas sales, operating expenses and capital expenditures are mainly in USD, but taxes, dividends to shareholders on the Oslo Børs and a share of our operating expenses and capital expenditures are in NOK. Accordingly, Equinor’s currency management is primarily linked to mitigate currency risk related to payments in NOK. This means that Equinor regularly purchases NOK, primarily spot, but also on a forward basis using conventional derivative instruments. The following currency risk sensitivity for financial instruments has been calculated, by assuming a 10% reasonable possible change in the most relevant foreign currency exchange rates that impact Equinor’s financial accounts, based on balances at 31 December 2024. As of 31 December 2023, a change of 11% in the most relevant foreign currency exchange rates was viewed as a reasonable possible change. With reference to the table below, a negative figure represents a negative equity impact/loss, while a positive figure represents a positive equity impact/ gain. Interest rate risk Bonds are normally issued at fixed rates in a variety of currencies (among others USD, EUR and GBP) and some of these bonds are converted to floating USD bonds by using interest rate and currency swaps. Equinor manages its interest rates exposure on its bond portfolio based on risk and reward considerations from an enterprise risk management perspective. This means that the fixed/floating mix on interest rate exposure may vary from time to time. For more detailed information about Equinor’s long- term debt portfolio see note 21 Finance debt. The following interest rate risk sensitivity has been calculated by assuming a change of 100 basis points as a reasonable possible change in interest rates at the end of 2024. In 2023, a change of 130 basis points was viewed as a reasonable possible change in interest rates. A decrease in interest rates will have an estimated positive impact on net financial items in the Consolidated statement of income, while an increase in interest rates will have an estimated negative impact on net financial items in the Consolidated statement of income. Currency risk sensitivity At 31 December 2024 (in USD million) NOK EUR GBP Impact from a 10% strengthening of given currency vs USD on: Shareholders equity through OCI 888 309 925 Shareholders equity through P&L 84 (167) (167) Impact from a 10% weakening of given currency vs USD on: Shareholders equity through OCI (888) (309) (925) Shareholders equity through P&L (84) 167 167 Currency risk sensitivity At 31 December 2023 (in USD million) NOK EUR GBP Impact from a 11% strengthening of given currency vs USD on: Shareholders equity through OCI 1,519 406 903 Shareholders equity through P&L (413) (418) (92) Impact from a 11% weakening of given currency vs USD on: Shareholders equity through OCI (1,519) (406) (903) Shareholders equity through P&L 413 418 92 Interest risk sensitivity At 31 December 2024 2023 (in USD million) - 100 basis points + 100 basis points - 130 basis points + 130 basis points Positive/(negative) impact on net financial items 262 (250) 336 (333) 198 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Equity price risk Equinor’s captive insurance company holds listed equity securities as part of its portfolio. In addition, Equinor holds some other listed and non-listed equities, mainly for long-term strategic purposes. By holding these assets, Equinor is exposed to equity price risk, defined as the risk of declining equity prices, which can result in a decline in the carrying value on certain of Equinor’s assets recognised in the balance sheet. The equity price risk in the portfolio held by Equinor’s captive insurance company is managed, with the aim of maintaining a moderate risk profile, through geographical diversification and the use of broad benchmark indexes. Equity price sensitivity At 31 December 2024 2023 (in USD million) -35% 35% -35% 35% Net gains/(losses) (1,234) 1,234 (552) 552 The following equity price risk sensitivity has been calculated, by assuming a 35% reasonable possible change in equity prices that impact Equinor’s financial accounts, based on balances at 31 December 2024. At 31 December 2023, a change of 35% in equity prices was equally viewed as a reasonable possible change. The estimated gains and the estimated losses following from a change in equity prices would impact the Consolidated statement of income. Liquidity risk Liquidity risk is the risk that Equinor will not be able to meet obligations of financial liabilities when they become due. The purpose of liquidity management is to ensure that Equinor always has sufficient funds available to cover its financial obligations. The main cash outflows include the quarterly dividend payments and Norwegian petroleum tax payments made six times per year. Trading in collateralised commodities and financial contracts also exposes Equinor to liquidity risk related to potential collateral calls from counterparties. If the cash flow forecasts indicate that the liquid assets will fall below target levels, new long-term funding will be considered. Equinor raises debt in all major capital markets (USA, Europe and Asia) for long-term funding purposes. The policy is to have a At 31 December 2024 2023 (in USD million) Non- derivative financial liabilities Lease liabilities Derivative financial liabilities Non- derivative financial liabilities Lease liabilities Derivative financial liabilities Year 1 22,266 1,363 673 20,209 1,369 857 Year 2 and 3 5,723 1,299 643 6,035 1,434 636 Year 4 and 5 3,415 494 480 5,601 496 404 Year 6 to 10 6,174 488 1,156 6,846 405 1,016 After 10 years 10,355 315 425 10,751 72 340 Total specified 47,933 3,959 3,377 49,443 3,775 3,252 maturity profile with repayments not exceeding 5% of capital employed in any year for the nearest five years. Equinor’s non- current financial liabilities have a weighted average maturity of approximately nine years. For more information about Equinor’s non- current financial liabilities, see note 21 Finance debt. Short-term funding needs will normally be covered by the USD 5.0 billion US Commercial paper programme (CP) which is backed by a revolving credit facility of USD 5.0 billion, supported by 19 core banks, maturing in 2029. The facility supports secure access to funding, supported by the best available short-term rating. As at 31 December 2024 the facility has not been drawn upon. The table below shows a maturity profile, based on undiscounted contractual cash flows, for Equinor’s financial liabilities. 199 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Credit risk Credit risk is the risk that Equinor’s customers or counterparties will cause Equinor financial loss by failing to honour their obligations. Credit risk arises from credit exposures with customer accounts receivables as well as from financial investments, derivative financial instruments and deposits with financial institutions. Equinor uses risk mitigation tools to reduce or control credit risk both on a counterparty and portfolio level. The main tools include bank and parental guarantees, prepayments, and cash collateral. Prior to entering into transactions with new counterparties, Equinor’s credit policy requires all counterparties where Equinor has material credit exposure to be formally identified and assigned internal credit ratings. The internal credit ratings reflect Equinor’s assessment of the counterparties' credit risk and are based on a quantitative and qualitative analysis of recent financial statements and other relevant business information. All counterparties are re-assessed regularly. Equinor has pre-defined limits for the absolute credit risk level allowed at any given time on Equinor’s portfolio as well as maximum credit exposures for individual counterparties. Equinor monitors the portfolio on a regular basis and individual, material exposures against limits on a daily basis. Equinor’s total credit exposure is geographically diversified among a number of counterparties within the oil and energy sector, as well as larger oil and gas consumers and financial counterparties. The majority of Equinor’s credit exposure is with investment- grade counterparties. The following table contains the carrying amount of Equinor’s financial receivables and derivative financial instruments split by Equinor’s assessment of the counterparty's credit risk. Receivables that are overdue with more than 30 days represents less than 1% of the total reported trade and other receivables. A provision has been recognised for expected credit losses of trade and other receivables using the expected credit loss model. Only non-exchange traded instruments are included in derivative financial instruments. (in USD million) Non-current financial receivables Current financial receivables Trade and other receivables Non-current derivative financial instruments Current derivative financial instruments At 31 December 2024 Investment grade, rated A or above 208 2,231 3,764 308 639 Other investment grade 3 17 5,286 — 223 Non-investment grade or not rated 531 404 4,541 340 161 Total financial assets 743 2,651 13,591 648 1,023 At 31 December 2023 Investment grade, rated A or above 193 2,609 3,248 305 565 Other investment grade 8 29 5,103 7 565 Non-investment grade or not rated 140 351 4,853 247 248 Total financial assets 341 2,989 13,204 559 1,378 For more information about Trade and other receivables, see note 18 Trade and other receivables. Following the disaggregation of Trade and other receivables, see note 16 and 18 for details, a new column Current financial receivables has been added to the table above. 200 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

The table below presents the amounts offset under the terms of various offsetting agreements for financial assets and liabilities. These agreements are mainly entered into to manage the credit risks associated with over-the-counter commodity trading as well as regular commodity purchases and sales and enable Equinor and their counterparties to set off financial liabilities against financial assets in the ordinary course of business as well as in case of default. In addition, exchange-traded commodity derivatives are offset towards collateral receipts/ payments as a result of day-to-day cash settlements based on change in fair value of open derivative positions. Amounts not qualifying for offsetting consists of collateral receipts or payments which usually is settled on a gross basis. Normally these amounts will offset in a potential default situation. There exist no restrictions on collaterals received. (in USD million) Gross amounts of recognised financial assets/ liabilities Gross amounts offset in the balance sheet Net amounts presented in the balance sheet Amounts of remaining rights to set-off not qualifying for offsetting Net amount (in USD million) Gross amounts of recognised financial assets/ liabilities Gross amounts offset in the balance sheet Net amounts presented in the balance sheet Amounts of remaining rights to set-off not qualifying for offsetting Net amount At 31 December 2024 At 31 December 2023 Financial assets Financial assets Trade and other receivables 15,900 2,310 13,590 — 13,590 Trade and other receivables 16,337 3,133 13,205 — 13,205 Current interest-bearing financial receivables and accrued interest 755 141 614 — 614 Current interest-bearing financial receivables and accrued interest 802 — 802 — 802 Collateral receivables 5,553 3,515 2,037 2,037 — Collateral receivables 8,713 6,526 2,186 2,186 — Derivative financial instruments 6,946 5,273 1,673 758 914 Derivative financial instruments 12,767 10,829 1,937 677 1,260 Total financial assets 29,153 11,239 17,914 2,795 15,119 Total financial assets 38,619 20,488 18,130 2,863 15,267 Financial liabilities Financial liabilities Trade payables 13,420 2,310 11,110 — 11,110 Trade payables 12,689 3,133 9,556 — 9,556 Accrued expenses and other current financial liabilities 1,526 141 1,385 — 1,385 Accrued expenses and other current financial liabilities 1,495 — 1,495 — 1,495 Collateral liabilities 4,071 3,686 385 385 — Collateral liabilities 7,791 7,333 458 458 — Derivative financial instruments 7,893 5,102 2,791 2,411 380 Derivative financial instruments 13,437 10,023 3,414 2,405 1,009 Total financial liabilities 26,910 11,239 15,671 2,795 12,875 Total financial liabilities 35,413 20,488 14,924 2,863 12,061 Following the disaggregation of Trade and other receivables, see note 16 and 18 for details, a new line item Current interest-bearing financial receivables and accrued interest has been added to the tables above. Similarly, the disaggregation of Trade, other payables and provisions, see note 23 and 24 for details, a new line item Accrued expenses and other current financial liabilities has been added to the tables above. 201 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Capital management The main objectives of Equinor's capital management policy are to maintain a strong overall financial position and to ensure sufficient financial flexibility. Equinor’s primary focus is on maintaining its credit rating in the A category on a stand alone basis (excluding uplifts for Norwegian Government ownership). Equinor’s current long-term ratings are AA- with a stable outlook (including one notch uplift) and Aa2 with a stable outlook (including two notch uplift) from S&P and Moody’s, respectively. In order to monitor financial robustness, a key ratio utilised by Equinor is the non- GAAP metric of “Net interest- bearing debt adjusted (ND2) to Capital employed adjusted (CE2)” At 31 December (in USD million) 2024 2023 Net interest-bearing debt adjusted, including lease liabilities (ND1) 9,221 (5,040) Net interest-bearing debt adjusted (ND2) 5,711 (8,610) Capital employed adjusted, including lease liabilities (CE1) 51,601 43,460 Capital employed adjusted (CE2) 48,091 39,890 Net debt to capital employed adjusted, including lease liabilities (ND1/CE1) 17.9% (11.6) % Net debt to capital employed adjusted (ND2/CE2) 11.9% (21.6) % ND1 is defined as Equinor's interest-bearing financial liabilities less cash and cash equivalents and current financial investments, adjusted for collateral deposits and balances held by Equinor's captive insurance company (amounting to USD 2,583 million and USD 2,030 million for 2024 and 2023, respectively). CE1 is defined as Equinor's total equity (including non- controlling interests) and ND1. ND2 is defined as ND1 adjusted for lease liabilities (amounting to USD 3,510 million and USD 3,570 million for 2024 and 2023, respectively). CE2 is defined as Equinor's total equity (including non-controlling interests) and ND2. Note 5. Segments Accounting policies Equinor’s operations are organised into business areas and followed up through operating segments in order to effectively manage and execute our strategy, including the ability to measure the progress of the business against its strategic goals. The operating segments are defined based on the components of Equinor that undergo regular review by the chief operating decision maker, Equinor's Corporate Executive Officer (CEO). The following reportable segments correspond to the operating segments: Exploration & Production Norway (E&P Norway), Exploration & Production International (E&P International), Exploration & Production USA (E&P USA), Marketing, Midstream & Processing (MMP) and Renewables (REN). Based on materiality considerations, the remaining operating segments consisting of Projects, Drilling & Procurement (PDP), Technology, Digital & Innovation (TDI) and Corporate staff and functions, are aggregated into the reportable segment Other. The majority of the costs in PDP and TDI is allocated to the three Exploration & Production segments, MMP and REN. The Exploration & Production operating segments are responsible for the discovery and appraisal of new resources, commercial development and safe and efficient operation of the oil and gas portfolios within their respective geographical areas: E&P Norway on the Norwegian continental shelf, E&P USA in USA and E&P International worldwide outside of E&P Norway and E&P USA. PDP is responsible for oil and gas field development, well deliveries, and sourcing across Equinor. The accounting policies of the reporting segments are consistent with those described in these Consolidated financial statements, except for the following: movements related to changes in asset retirement obligations are excluded from the line- item Additions to PP&E, intangibles and Equity accounted investments, and provisions for onerous contracts reflect only obligations towards group external parties. The measurement basis of segment profit is net operating income/(loss). Deferred tax assets, pension assets, non-current financial assets, total current assets and total liabilities are not allocated to the segments. Transactions between the segments, mainly from the sale of crude oil, gas, and related products, are performed at defined internal prices which have been derived from market prices. The transactions are eliminated upon consolidation. TDI encompasses research, technology development, specialist advisory services, digitalisation, IT, improvement, innovation, and ventures and future business. MMP is responsible for the marketing, trading, processing and transportation of crude oil and condensate, natural gas, NGL and refined products, and includes refinery, terminals, and processing plant operation. MMP is also managing power and emissions trading and the development of transportation solutions for natural gas, liquids, and crude oil, including pipelines, shipping, trucking and rail. In addition, MMP is in charge of low carbon solutions in Equinor. 202 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements REN is developing, exploring, investing in, and operating areas within renewable energy such as offshore wind, green hydrogen, storage solutions and solar power. Segment information for the years ended 31 December 2024, 2023, and 2022 are presented below. For revenues per geographical area, please see note 7 Total revenues and other income. For further information on the following items affecting the segments, please refer to the related notes: note 6 Acquisitions and disposals, note 14 Impairments, and note 26 Other commitments, contingent liabilities, and contingent assets. 2024 (in USD million) E&P Norway E&P International E&P USA MMP REN Other Eliminations Total group Revenues third party 239 635 263 101,208 72 86 (1) 102,502 Revenues and other income inter-segment 33,296 5,891 3,664 507 20 32 (43,409) — Net income/(loss) from equity accounted investments — 13 — (59) 100 (6) — 49 Other income 108 804 30 136 124 21 — 1,223 Total revenues and other income 33,643 7,343 3,957 101,792 317 133 (43,410) 103,774 Purchases [net of inventory variation] — 85 — (92,789) — — 42,664 (50,040) Operating, selling, general and administrative expenses (3,612) (2,123) (1,142) (4,919) (687) (44) 742 (11,786) Depreciation and amortisation (4,890) (2,064) (1,607) (949) (34) (140) — (9,684) Net impairment (losses)/reversals (64) — — 191 (271) (7) — (151) Exploration expenses (513) (496) (176) — — — — (1,185) Total operating expenses (9,078) (4,597) (2,925) (98,466) (993) (193) 43,406 (72,846) Net operating income/(loss) 24,564 2,746 1,031 3,326 (676) (60) (4) 30,927 Additions to PP&E, intangibles and equity accounted investments 6,285 3,191 3,862 953 2,153 250 — 16,695 Balance sheet information Equity accounted investments 4 — — 768 1,530 168 2 2,471 Non-current segment assets 26,695 14,662 12,490 3,259 3,138 971 — 61,214 Non-current assets not allocated to segments 14,261 Total non-current assets 77,946 203 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements 2023 (in USD million) E&P Norway E&P International E&P USA MMP REN Other Eliminations Total group Revenues third party 230 993 277 105,242 20 85 - 106,848 Revenues and other income inter-segment 37,999 6,009 4,009 633 12 33 (48,695) - Net income/(loss) from equity accounted investments - 28 - 12 (33) (8) - (1) Other income 111 1 32 23 18 142 - 327 Total revenues and other income 38,340 7,032 4,319 105,908 17 253 (48,695) 107,174 Purchases [net of inventory variation] - (70) - (95,769) - (1) 47,665 (48,175) Operating, selling, general and administrative expenses (3,759) (2,176) (1,178) (4,916) (462) (201) 893 (11,800) Depreciation and amortisation (4,429) (2,123) (1,779) (897) (12) (133) - (9,373) Net impairment (losses)/reversals (588) (310) 290 (343) (300) (10) - (1,260) Exploration expenses (476) (20) (299) - - - - (795) Total operating expenses (9,253) (4,700) (2,966) (101,925) (774) (345) 48,558 (71,404) Net operating income/(loss) 29,087 2,332 1,353 3,984 (757) (92) (137) 35,770 Additions to PP&E, intangibles and equity accounted investments 5,939 4,376 1,206 844 2,007 128 — 14,500 Balance sheet information Equity accounted investments 3 - - 783 1,665 57 - 2,508 Non-current segment assets 28,915 17,977 11,049 3,997 1,575 1,018 - 64,530 Non-current assets not allocated to segments 14,487 Total non-current assets 81,525 204 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

2022 (in USD million) E&P Norway E&P International E&P USA MMP REN Other Eliminations Total group Revenues third party 304 1,099 305 147,164 16 115 — 149,004 Revenues and other income inter-segment 74,631 6,124 5,217 527 — 55 (86,554) — Net income/(loss) from equity accounted investments — 172 — 406 58 (16) — 620 Other income 994 35 — 9 111 33 — 1,182 Total revenues and other income 75,930 7,431 5,523 148,105 185 187 (86,554) 150,806 Purchases [net of inventory variation] — (116) — (139,916) — — 86,227 (53,806) Operating, selling, general and administrative expenses (3,782) (1,698) (938) (4,591) (265) (223) 904 (10,593) Depreciation and amortisation (4,986) (1,445) (1,422) (881) (4) (142) — (8,878) Net impairment (losses)/reversals 819 (286) 1,060 895 — — — 2,487 Exploration expenses (366) (638) (201) — — — — (1,205) Total operating expenses (8,315) (4,183) (1,501) (144,493) (269) (365) 87,131 (71,995) Net operating income/(loss) 67,614 3,248 4,022 3,612 (84) (178) 577 78,811 Additions to PP&E, intangibles and equity accounted investments 4,922 2,623 764 1,212 298 176 — 9,994 Balance sheet information Equity accounted investments 3 550 — 688 1,452 65 — 2,758 Non-current segment assets 28,510 15,868 11,311 4,619 316 1,031 — 61,656 Non-current assets not allocated to segments 15,437 Total non-current assets 79,851 205 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Non-current assets by country At 31 December (in USD million) 2024 2023 Norway1) 30,017 32,977 USA2) 15,638 12,587 Brazil 11,487 10,871 UK2) 1,641 5,535 Angola 1,159 1,103 Canada 1,019 1,157 Argentina 822 648 Denmark 770 973 Poland 644 447 Algeria 348 474 Other 141 265 Total non-current assets3) 63,686 67,038 1) Decrease is mainly due to strengthening of USD versus NOK. 2) Please see note 6 Acquisitions and disposals for more information. 3) Excluding deferred tax assets, pension assets and non-current financial assets. Non-current assets are attributed to country of operations. Note 6. Acquisitions and disposals Accounting policies Business combinations and divestments Business combinations, except for transactions between entities under common control, are accounted for using the acquisition method when control is transferred to the Group. The acquired identifiable assets, liabilities and contingent liabilities are measured at fair value at the date of acquisition. Acquisition costs incurred are expensed under Selling, general and administrative expenses. The total consideration transferred includes contingent consideration at fair value and changes in fair value resulting from events after the acquisition date are recognised in the Consolidated statement of income under Other income. When Equinor loses control over a subsidiary, the assets and liabilities of the subsidiary are derecognised together with related Non-controlling interests (NCI) and other components of equity. Any retained interest in the former subsidiary is measured at fair value at the time control is lost, and resulting gain or loss is recognised in the Consolidated statement of income under Other income or Operating expenses, accordingly. Partial divestments are addressed in detail in the accounting judgement section below. On the NCS, all disposals of assets are performed including the tax base (after-tax). Any gain includes the release of previously recognised tax liabilities related to the assets in question and is fully recognised in Other income in the Consolidated statement of income. Assets classified as held for sale Non-current assets or disposal groups are classified separately as held for sale in the Consolidated balance sheet if it is highly probable that they will be recovered primarily through sale rather than through continuing use. This condition is met when such assets or disposal groups are available for immediate sale in their present condition, Equinor’s management is committed to the sale, and the sale is expected to be completed within one year from the date of classification as held for sale. In Equinor, these requirements are normally met when management has approved a negotiated letter of intent with the counterparties. Liabilities directly associated with the assets classified as held for sale and expected to be included as part of the sales transaction, are also classified separately. Accounting judgement regarding acquisitions Determining whether an acquisition meets the definition of a business combination or an asset acquisition requires judgement on a case-by-case basis. The conclusion may materially affect the financial statements both in the transaction period and subsequent periods. Similar assessments are performed upon the acquisition of an interest in a joint operation. Depending on the specific facts, acquisitions of oil and gas exploration and evaluation licences where a development decision has not yet been made have generally been accounted for as asset purchases. Conversely, acquisition of producing assets have generally been accounted for as business acquisitions. 206 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Accounting judgement regarding partial divestments The accounting policy for partial divestments of subsidiaries is based on careful consideration of the requirements and scope of IFRS 10 Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures. The assessment requires judgement on a case- by-case basis, considering the substance of the transactions. In evaluating the IFRS Accounting Standards’ requirements, Equinor notes considerations related to several relevant and similar issues that are under consideration by the IASB. In situations where assets are transferred into separate legal entities concurrently with a partial sale of the entities’ shares to a third party, resulting in Equinor’s losing control of those asset-owning subsidiaries, and where investments in associates/joint ventures are established simultaneously, Equinor only recognises the gain or loss on the divested portion. 2024 Acquisitions Swap of onshore oil & gas assets in the US On 31 May 2024, Equinor and EQT Corporation closed the swap transaction in which Equinor sold 100% of its interest in the Marcellus and Utica shale formations in the Appalachian Basin, located in southeastern Ohio, and transferred the operatorship to EQT. In exchange, Equinor acquired 40% of EQT’s non-operated working interest in the Northern Marcellus shale formation in Pennsylvania. Following the transaction, Equinor increased its average working interest from 15.7% to 25.7% in certain Expand Energy-operated Northern Marcellus gas units. Equinor paid a cash consideration of USD 467 million (net of interim period settlement) to EQT to balance the overall transaction. With this transaction, Equinor continues to high-grade the US portfolio and work to strengthen the profitability of the onshore gas position in the Appalachian Basin. The assets acquired and liabilities assumed were recognised in accordance with the principles in IFRS 3 Business Combinations within the E&P USA segment, mainly as property, plant, and equipment (USD 750 million) and intangible assets (USD 505 million). Acquisition of additional working interests in onshore oil & gas assets in the US On 31 December 2024, Equinor closed a transaction to acquire an additional non-operated interest in the Northern Marcellus shale formation in Pennsylvania in the US from EQT Corporation (EQT). Following the transaction, Equinor increased its average working interest from 25.7% to 40.7% in certain Expand Energy-operated Northern Marcellus gas units continuing high-grading the US portfolio. Equinor paid a cash consideration of USD 1,242 million to EQT. The assets acquired and liabilities assumed were recognised in accordance with the principles in IFRS 3 Business Combinations within the E&P USA segment, mainly as property, plant, and equipment (USD 1365 million). Swap of US Offshore Wind assets On 24 January 2024, Equinor entered into a swap agreement with bp to acquire bp’s 50% share and take full ownership of Empire Offshore Wind Holdings LLC, including the Empire Wind lease and projects (Empire Wind), in exchange for its 50% share in Beacon Wind Holdings LLC, including the Beacon Wind lease and projects (Beacon Wind). Equinor also agreed to acquire bp's 50% interest in the South Brooklyn Marine Terminal (SBMT) lease. Based on the agreement, Equinor controls and has consolidated Empire Wind and SBMT from the first quarter of 2024 and has divested its 50% share of Beacon Wind. The swap of Empire Wind and Beacon Wind was formally closed on 4 April and SBMT was formally closed on 30 December. The acquisitions were accounted for as asset acquisitions, and previous holdings were not revalued. The swap resulted in a combined loss of USD 147 million in the first quarter 2024, recognised in the REN segment and presented in the line item Operating expenses in the Consolidated statement of income. Disposals Divestment of interest in Nigeria On 6 December 2024, Equinor closed a transaction with Chappal Energies for the sale of Equinor Nigeria Energy Company (ENEC), which holds a 53.85% ownership in the oil and gas lease OML 128, including the unitised 20.21% stake in the Agbami oil field. Total consideration received amounts to USD 682 million, including USD 482 million in cash. In addition, the estimated fair value of deferred and contingent consideration has been included in the gain of USD 795 million recognised in the fourth quarter within the E&P International segment, and reported as Other Income in the Consolidated statement of income. Prior to closing, Equinor received USD 300 million in extraordinary dividends. Divestment of interests in Azerbaijan On 29 November 2024, Equinor closed a transaction with the State Oil Company of the Republic of Azerbaijan (SOCAR) and ONGC Videsh Limited (ONGC) to sell its interests in its Azerbaijan assets. The assets comprise a 7.27% non-operated interest in the Azeri Chirag Gunashli (ACG) oil fields in the Azerbaijan sector of the Caspian Sea and 8.71% interest in the Baku-Tbilisi-Ceyhan (BTC) pipeline. The total consideration for Equinor's Azerbaijan assets amounted to USD 713 million in cash. A loss of USD 84 million has been recognised within the E&P International segment in the fourth quarter 2024 and presented in the line item Operating expenses in the Consolidated statement of income. An impairment loss of USD 310 million was recognised in fourth quarter 2023, upon classification as held for sale, presented within the line item Depreciation, amortisation and net impairments in the Consolidated statement of income. 207 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Held for sale Joint venture agreement with Shell in the UK On 5 December 2024, Equinor and Shell agreed to merge their UK upstream businesses and establish a joint venture. The parties will hold a 50% equity interest each. Selected UK North Sea upstream fields, associated licenses and infrastructure will be transferred by both parties to the joint venture, including Equinor’s interests in Rosebank, Mariner and Buzzard. The joint venture will be accounted for under the equity method upon completion of the transaction. Completion of the transaction is subject to license partners’ and regulatory approvals and is expected by the end of 2025. As of 31 December 2024, related assets held for sale amounted to USD 6,843 million and liabilities directly associated with these assets held for sale amounted to USD 740 million. Equinor’s UK upstream business is part of the E&P International segment. 2023 Acquisitions Acquisition of Rio Energy On 3 November 2023, Equinor closed a transaction with Denham Capital to acquire 100% of the shares in Horus Investimentos S.A., the parent company of Rio Energy Participações S.A., a leading onshore renewables company in Brazil. The cash consideration amounted to USD 82 million in addition to USD 268 million in capital contribution to settle Rio Energy’s external financing. The acquired portfolio includes a producing onshore wind farm in the north-eastern state of Bahia, a pre-construction solar photovoltaic (PV) portfolio and a pipeline of 1.2 GW of onshore wind and solar projects. This transaction resulted in an increase in Equinor’s property, plant and equipment of USD 350 million. The transaction has been accounted for as a business combination within the REN segment. Acquisition of Suncor Energy UK Limited On 30 June 2023, Equinor closed a transaction with Suncor Energy UK Holdings Ltd to acquire 100% of the shares in Suncor Energy UK Limited for a total consideration of USD 847 million after customary adjustments for working capital. The transaction includes a non-operated interest in the producing Buzzard oil field (29.89%) and an additional interest in the operated Rosebank development (40%). The transaction has been accounted for within the E&P International segment as a business combination, resulting in an increase in Equinor’s property, plant and equipment of USD 1,490 million and deferred tax liabilities of USD 672 million. Acquisition of BeGreen On 26 January 2023, Equinor closed a transaction with the Bregentved Group and members of the executive board of BeGreen Solar Aps to acquire 100% of the shares in the Danish solar developer BeGreen Solar Aps. The cash consideration amounted to USD 252 million (EUR 235 million), in addition to a consideration contingent on the successful delivery of future solar projects above an agreed megawatt threshold. The transaction has been accounted for within the REN segment as a business combination, resulting in an increase of Equinor’s intangible assets of USD 423 million. Disposals Equinor Energy Ireland Limited On 31 March 2023, Equinor closed the transaction with Vermilion Energy Inc (Vermillion) to sell Equinor’s non- operated equity position in the Corrib gas project in Ireland, covering 100% of the shares in Equinor Energy Ireland Limited (EEIL). Prior to closing, Equinor received an extraordinary dividend of USD 371 million from EEIL. Total consideration amounted to USD 362 million, including cash settlement of contingent consideration. A loss of USD 258 million has been recognised within the E&P International segment and presented in the line item Operating expenses in the Consolidated statement of income. 208 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

209 4.1 Consolidated financial statements
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Note 7. Total revenues and other income

Accounting policies

Revenue recognition
Equinor presents Revenue from contracts with customers and Other revenue as a single caption, Revenues, in the Consolidated statement of income.

Revenue from contracts with customers
Revenue from the sale of crude oil, natural gas, petroleum products, power and other merchandise is recognised when a customer obtains control of those products, which for tangible products normally is when title passes at point of delivery, based on the contractual terms of the agreements. Each such sale normally represents a single performance obligation. In the case of natural gas as well as power, which is delivered on a continuous basis through pipelines and grid, sales are completed over time in line with the delivery of the actual physical quantities.

Sales and purchases of physical commodities are presented on a gross basis as Revenues from contracts with customers and Purchases [net of inventory variation] respectively in the Consolidated statement of income. When the contracts are deemed financial instruments or part of Equinor's trading activities, they are settled and presented on a net basis as Other revenue. Reference is made to note 28 Financial instruments and fair value measurement for a description of accounting policies regarding derivatives. Sales of Equinor's own produced oil and gas volumes are always reflected gross as Revenue from contracts with customers.

Revenues from the production of oil and gas in which Equinor shares an interest with other companies are recognised on the basis of volumes lifted and sold to customers during the period (the sales method). Where Equinor has lifted and sold more than the ownership interest, an accrual is recognised for the cost of the overlift. Where Equinor has lifted and sold less than the ownership interest, costs are deferred for the underlift.

Other revenue
Items that represent a form of revenue, or are related to revenue from contracts with customers, are presented as other revenue if they do not meet the criteria for classification as revenue from contracts with customers. These other revenue items include taxes paid in-kind under certain production sharing agreements (PSAs) and the net impact of commodity trading and commodity-based derivative instruments related to sales contracts or revenue-related risk management.

Transactions with the Norwegian state
Equinor markets and sells the Norwegian state's share of oil and gas production from the Norwegian continental shelf (NCS). The Norwegian state's participation in petroleum activities is organised through the Norwegian State's Direct Financial Interests (SDFI). Purchases and sales of the SDFI's share of crude oil and natural gas liquids (NGL) production, as well as the majority of the SDFI's share of liquefied natural gas (LNG) production, are presented as purchases [net of inventory variation] and revenues from contracts with customers, respectively.

Equinor sells, in its own name, but for the SDFI's account and risk, the SDFI's share of natural gas volumes. These sales and related expenditures refunded by the SDFI are presented net in the Consolidated financial statements. However, if such sales are made in the name of Equinor's subsidiaries, the related balance sheet items are reflected gross in the Consolidated balance sheet.

Accounting judgement related to transactions with the Norwegian state
Whether to account for the transactions gross or net involves the use of significant accounting judgement. In making the judgement, Equinor has considered whether it controls the SDFI's share of the volumes prior to onwards sales to third party customers, taking into account the pricing mechanisms and the flow of benefits to Equinor and the SDFI. The assessment is also impacted by the geographical area in which the sale takes place.

With regard to the sales of crude oil, natural gas liquids (NGL), and a major part of liquefied natural gas (LNG), Equinor directs the use of the volumes and, although certain benefits from the sales subsequently flow to the SDFI, Equinor purchases the volumes from the SDFI and obtains substantially all the remaining benefits. On this basis, Equinor has concluded that it acts as principal in these sales.

Regarding sales of natural gas, Equinor has concluded that control of the volumes does not transfer from the SDFI to Equinor. Although Equinor has been granted the ability to direct the use of the volumes, all the benefits from the sales of these volumes flow to the SDFI. On this basis, Equinor is not considered the principal in these sales.

Reference is made to note 27 Related parties for more details regarding transactions performed between Equinor and SDFI.

Equinor 2024 Annual report

210 4.1 Consolidated financial statements
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Revenues from contracts with customers by geographical areas
Equinor has business operations in around 30 countries. When attributing the line-item Revenues from contracts with customers in 2024 to the country of the legal entity executing the sale, Norway and the USA accounted for 79% and 18% respectively (79% and 18% respectively in 2023, and 84% and 13% respectively in 2022). Revenues from contracts with customers are mainly reflecting such revenues from the reporting segment MMP.

Revenues from contracts with customers and other revenues

(in USD million)	Note	2024	2023	2022
Crude oil		58,249	56,861	58,524
Natural gas		22,192	26,386	65,232
- European gas		18,133	23,174	58,239
- North American gas		1,044	1,111	2,884
- Other incl LNG		3,015	2,102	4,109
Refined products		9,242	10,083	11,093
Natural gas liquids		7,751	8,345	9,240
Power[1]		1,882	2,223	3,953
Transportation		1,334	1,425	1,470
Other sales[1]		649	809	748
Total revenues from contracts with customers		101,298	106,132	150,262
Taxes paid in-kind		300	342	412
Physically settled commodity derivatives		284	1,331	(2,534)
Gain/(loss) on commodity derivatives		180	(1,041)	739
Change in fair value of trading inventory		148	(334)	(194)
Other revenues		292	418	319
Total other revenues		1,204	716	(1,258)
Revenues		102,502	106,848	149,004
Net income/(loss) from equity accounted investments	15	49	(1)	620
Other income	6	1,223	327	1,182
Total revenues and other income		103,774	107,174	150,806

1) As from 2024, the line item Power has been disaggregated from the line item Other sales. 2023 and 2022 figures have been disaggregated accordingly.

Equinor 2024 Annual report

211 4.1 Consolidated financial statements
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Note 8. Salaries and personnel expenses

(in USD millions, except average number of employees)	2024	2023	2022
Salaries[1]	3,197	2,876	2,875
Pension costs[2]	495	441	459
Payroll tax	538	511	433
Other compensations and social costs	381	375	324
Total payroll expenses	4,610	4,203	4,090
Average number of employees[3]	24,400	23,000	21,900

1) Salaries include bonuses and expatriate costs in addition to base pay.
2) See note 22 Pensions.
3) Part time employees amount to 2% for 2024, 2% for 2023 and 3% for 2022.

Total payroll expenses are accumulated in cost-pools and partially charged to partners of Equinor operated licences on an hours incurred basis.

Compensation to the board of directors (BoD) and the corporate executive committee (CEC)

	Full year		
(in USD million)[1]	2024	2023	2022
Current employee benefits	11.1	10.7	12.9
Post-employment benefits	0.3	0.3	0.4
Other non-current benefits	0.0	0.0	0.0
Share-based payment benefits	0.2	0.3	0.2
Total benefits	11.6	11.3	13.5

1) All figures in the table are presented on accrual basis.

At 31 December 2024, 2023, and 2022 there are no loans to the members of the BoD or the CEC.

Share-based compensation
Equinor's share saving plan provides employees with the opportunity to purchase Equinor shares through monthly salary deductions and a contribution by Equinor. If the shares are kept for two full calendar years of continued employment following the year of purchase, the employees will be allocated one bonus share for each share they have purchased.

Estimated compensation expense including the contribution by Equinor for purchased shares, amounts vested for bonus shares granted and related social security tax was USD 83 million, USD 78 million, and USD 85 million related to the 2024, 2023 and 2022 programmes, respectively. For the 2025 programme (granted in 2024), the estimated compensation expense is USD 82 million. At 31 December 2024 the amount of compensation cost yet to be expensed throughout the vesting period is USD 176 million.

See note 20 Shareholders' equity, capital distribution and earnings per share for more information about share-based compensation.

Equinor 2024 Annual report

212 4.1 Consolidated financial statements
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Note 9. Auditor's remuneration and Research and development expenditures

Auditor's remuneration

	Full year		
(in USD millions, excluding VAT)	2024	2023	2022
Audit fee	15.5	14.9	11.4
Audit related fee	1.7	1.2	1.8
Tax fee	–	–	–
Other service fee	0.4	–	–
Total remuneration	17.6	16.1	13.2

In addition to the figures in the table above, the audit fees and audit related fees related to Equinor operated licences amount to USD 0.5 million, USD 0.5 million and USD 0.6 million for 2024, 2023 and 2022, respectively.

Research and development expenditures (R&D)
Equinor has R&D activities within exploration, subsurface, drilling and well, facilities, low carbon and renewables. R&D activities contribute to maximising and developing long-term value from Equinor's assets. R&D expenditures are partially financed by partners of Equinor operated licences.

R&D expenditures including amounts charged to partners were USD 348 million, USD 311 million and USD 308 million in 2024, 2023 and 2022, respectively. Equinor's share of the expenditures has been recognised within Total operating expenses in the Consolidated statement of income.

Note 10. Financial items

	Full year		
(in USD million)	2024	2023	2022
Dividends received	149	218	93
Interest income financial investments, including cash and cash equivalents	1,217	1,468	398
Interest income non-current financial receivables	33	31	30
Interest income other current financial assets and other financial items	551	732	701
Interest income and other financial income	1,951	2,449	1,222
Interest expense bonds and bank loans and net interest on related derivatives	(1,211)	(1,263)	(1,029)
Interest expense lease liabilities	(131)	(132)	(90)
Capitalised borrowing costs	662	468	382
Accretion expense asset retirement obligations	(525)	(538)	(449)
Interest expense current financial liabilities and other financial expense	(377)	(195)	(192)
Interest expenses and other financial expenses	(1,582)	(1,660)	(1,379)
Foreign currency exchange gains/(losses) derivative financial instruments	586	(1,476)	797
Other foreign currency exchange gains/(losses)	(420)	2,327	1,291
Net foreign currency exchange gains/(losses)	166	852	2,088
Gains/(losses) financial investments	(522)	123	(394)
Gains/(losses) other derivative financial instruments	46	351	(1,745)
Net financial items	58	2,114	(207)

Equinor 2024 Annual report

Equinor's main financial items relate to assets and liabilities in the fair value through profit or loss and the amortised cost categories. For more information about financial instruments by category see note 28 Financial instruments and fair value measurement. Interest income financial investments, including cash and cash equivalents includes interest income related to balances at amortised cost of USD 1,132 million , USD 1,410 million, and USD 364 million for 2024, 2023 and 2022, respectively. Interest expense bonds and bank loans and net interest on related derivatives includes interest expenses of USD 787 million, USD 857 million, and USD 918 million for 2024, 2023 and 2022, respectively, on financial liabilities at amortised cost. It also includes net interest on related derivatives at fair value through profit or loss, amounting to a net interest expense of USD 425 million , USD 405 million and USD 111 million for 2024, 2023 and 2022 respectively. Foreign currency exchange gains/(losses) derivative financial instruments include fair value changes of currency derivatives related to liquidity and currency risk. Other foreign currency exchange gains/(losses) includes a fair value loss from derivatives related to non-current debt of USD 397 million in 2024, a gain of USD 315 million in 2023 and a loss of USD 691 million in 2022. Gains/(losses) financial investments primarily include fair value change from shares in other companies, with a loss of USD 496 million in 2024, a gain of USD 124 million in 2023 and a loss of USD 396 million in 2022. Gains/(losses) other derivative financial instruments primarily include fair value changes from interest rate related derivatives, with a gain of USD 33 million in 2024, a gain of USD 332 million in 2023 and a loss of USD 1,760 million in 2022. Note 11. Income taxes Accounting policies Income tax Income tax in the Consolidated statement of income comprises current income tax and effects of changes in deferred tax positions. Income tax is recognised in the Consolidated statement of income except when it relates to items recognised in other comprehensive income (OCI). Current tax consists of the expected tax payable for the year and any adjustment to tax payable for previous years. Uncertain tax positions and potential tax exposures are analysed individually. The outcomes of tax disputes are mostly binary in nature, and in each case the most likely amount for probable liabilities to be paid (including penalties) or assets to be received (disputed tax positions for which payment has already been made) is recognised within Current tax or Deferred tax as appropriate. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases, and on unused tax losses and credits carried forward, subject to the initial recognition exemption. A deferred tax asset is recognised only to the extent that it is probable that future taxable income will be available against which the asset can be utilised. For a deferred tax asset to be recognised based on future taxable income, convincing evidence is required, considering the existence of contracts, production of oil or gas in the future based on volumes of expected reserves, observable prices in active markets, expected volatility of trading profits, expected foreign currency rate movements and similar facts and circumstances. When an asset retirement obligation or a lease contract is initially reflected in the accounts, a deferred tax liability and a corresponding deferred tax asset are recognised simultaneously and accounted for in line with other deferred tax items. Estimation uncertainty regarding income tax Equinor incurs significant amounts of income taxes payable to various jurisdictions and may recognise significant changes to deferred tax assets and deferred tax liabilities. There may be uncertainties related to interpretations of applicable tax laws and regulations regarding amounts in Equinor’s tax returns, which are filed in a number of tax regimes. For cases of uncertain tax treatments, it may take several years to complete the discussions with relevant tax authorities or to reach resolutions of the appropriate tax positions through litigation. The carrying values of income tax related assets and liabilities are based on Equinor's interpretations of applicable laws, regulations and relevant court decisions. The quality of these estimates, including the most likely outcomes of uncertain tax treatments, is dependent upon proper application of at times very complex sets of rules, the recognition of changes in applicable rules and, in the case of deferred tax assets, management's ability to project future earnings from activities that may apply loss carry forward positions against future income taxes. Climate- related matters and the transition to carbon- neutral energy-consumption globally have increased the uncertainty in determining key business assumptions used to assess the recoverability of deferred tax assets through sufficient future taxable income before tax losses expire. 213 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Significant components of income tax expense Full year (in USD million) 2024 2023 2022 Current income tax expense in respect of current year (20,063) (24,028) (52,124) Prior period adjustments 76 (121) (112) Current income tax expense (19,987) (24,149) (52,236) Origination and reversal of temporary differences (1,931) (1,529) (2,136) Recognition/Derecognition of previously (un)recognised deferred tax assets 60 (137) 4,401 Change in tax regulations (34) 4 — Prior period adjustments (264) (169) 110 Deferred tax income/(expense) (2,169) (1,831) 2,375 Income tax (22,157) (25,980) (49,861) Changes to tax regimes UK On 23 May 2022, the UK introduced a new levy intended to tax windfall profits on oil and gas production from the United Kingdom Continental Shelf, called the Energy (Oil & Gas) Profits Levy Act 2022 (EPL). EPL was introduced as a new temporary tax at the rate of 25%, initially from 26 May 2022 to 31 December 2025, and this was subsequently extended to 31 March 2028, with an increase in the rate to 35% from 1 January 2023. It applies to profits on transactions from that date forward with no tax relief for prior expenditures or brought forward losses and with no EPL tax relief for interest and decommissioning costs. Capital cost incurred since 26 May 2022 are eligible for an EPL deductible uplift (“investment allowances”) originally of 80%, although was reduced to 29% from 1 January 2023 for expenditure other than that in respect of de- carbonisation where the rate of uplift was 80%. As of 1 November 2024, the EPL rate was increased to 38% (making the overall tax rate for petroleum activities in the UK to 78% while the EPL is in effect) and was extended until 30 March 2030, although the extension of the tax was not substantially enacted at year-end 2024. Capital expenditures incurred after 1 November 2024 are no longer eligible for the EPL deductible uplift, with the exception of capital expenditures for de-carbonisation, where the rate of uplift is now 66%. EPL losses can be carried forward without limitation and carried back for one year. The UK Government has stated that it would publish a consultation in early 2025 regarding how it intends to respond to price shocks when the EPL regime ends in March 2030. 214 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Reconciliation of statutory tax rate to effective tax rate Full year (in USD million) 2024 2023 2022 Income/(loss) before tax 30,986 37,884 78,604 Calculated income tax at statutory rate1) (7,673) (8,833) (18,168) Calculated Norwegian Petroleum tax2) (14,611) (17,226) (36,952) Tax effect uplift3) 216 160 259 Tax effect of permanent differences regarding divestments 426 82 417 Tax effect of permanent differences caused by functional currency different from tax currency 374 5 145 Tax effect of other permanent differences 81 453 403 Recognition/Derecognition of previously (un)recognised deferred tax assets4) 60 (137) 4,401 Change in unrecognised deferred tax assets (132) (29) (34) Change in tax regulations (34) 4 — Prior period adjustments (188) (290) (3) Other items including foreign currency effects (677) (169) (327) Income tax (22,157) (25,980) (49,861) Effective tax rate 71.5% 68.6% 63.4% 1) The weighted average of statutory tax rates was 24.8% in 2024, 23.3% in 2023 and 23.1% in 2022. The rates are influenced by earnings composition between tax regimes with lower statutory tax rates and tax regimes with higher statutory tax rates. 2) The Norwegian petroleum income is taxable at a tax rate of 71.8% after deducting a calculated 22% corporate tax. 3) As from 2023 the uplift deduction for investments on NCS has been abolished except for asset investments that fall under the temporary rules enacted under the Covid-19 pandemic. For investments with PUD submitted to the authorities before 31 December 2022 the rules allow a direct deduction of the whole uplift in the year the capital expenditure is incurred. In 2023 the rate was 12.4% and this rate did not change in 2024. 4) Equinor performs its assessment on DTA recognition based on sources of income such as the reversal pattern of taxable timing differences and projections of taxable income and recognises the amount of deferred tax assets that is probable to be realised. In 2024 USD 60 million was recognised mainly related to updated cash flow forecast for Angola, compared to a derecognition of USD 137 million in 2023 due to an increase in valuation allowance mainly related to Angola and Canada, 215 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Deferred tax assets and liabilities comprise (in USD million) Tax losses carried forward Property, plant and equipment and intangible assets Asset retirement obligations Lease liabilities Pensions Derivatives Other Total Deferred tax assets 7,936 520 6,928 1,180 535 406 1,235 18,741 Deferred tax liabilities — (23,724) — (2) (5) (313) (805) (24,849) Net asset/(liability) at 31 December 2024 7,936 (23,204) 6,928 1,178 530 93 430 (6,108) Deferred tax assets 8,575 514 7,816 1,298 747 446 1,495 20,892 Deferred tax liabilities (28) (26,041) — (2) (6) — (300) (26,377) Net asset/(liability) at 31 December 2023 8,547 (25,527) 7,816 1,296 741 446 1,195 (5,485) Changes in net deferred tax liability during the year were as follows: (in USD million) 2024 2023 2022 Net deferred tax liability at 1 January 5,485 3,179 7,655 Charged/(credited) to the Consolidated statement of income 2,169 1,831 (2,375) Charged/(credited) to Other comprehensive income 239 (66) 105 Acquisitions and disposals (423) 981 (968) Foreign currency translation effects and other effects (1,362) (440) (1,238) Net deferred tax liability at 31 December 6,108 5,485 3,179 Deferred tax assets and liabilities are offset to the extent that the deferred taxes relate to the same fiscal authority, and there is a legally enforceable right to offset current tax assets against current tax liabilities. After netting deferred tax assets and liabilities by fiscal entity and reclassification to Assets held for sale, deferred taxes are presented on the Consolidated balance sheet as follows: At 31 December (in USD million) 2024 2023 Deferred tax assets 4,900 7,936 Deferred tax liabilities 12,726 13,345 Net deferred tax asset/(liability) classified as held for sale 1,717 (76) 216 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

Deferred tax assets are recognised based on the expectation that sufficient taxable income will be available through reversal of taxable temporary differences or future taxable income. At year-end 2024, the deferred tax assets of USD 6,850 million were primarily recognised in the US, the UK, Norway, Angola, Canada and Brazil. Of this amount, USD 3,553 million was recognised in entities which have suffered Unrecognised deferred tax assets At 31 December 2024 2023 (in USD million) Basis Tax Basis Tax Deductible temporary differences 2,267 924 2,555 1,030 Unused tax credits — 189 — 185 Tax losses carried forward 4,456 1,051 3,944 947 Total unrecognised deferred tax assets 6,723 2,164 6,499 2,162 Approximately 90% of the unrecognised carry forward tax losses can be carried forward indefinitely. The majority of the unrecognised tax losses that cannot be carried forward indefinitely expire after 2027. The unrecognised tax credits expire from 2030, while the unrecognised deductible temporary differences do not expire under the current tax legislation. Deferred tax assets have not been recognised in respect of these items because currently there is insufficient evidence to support that future taxable profits will be available to secure utilisation of the benefits. a tax loss in either the current or the preceding period. The corresponding amounts for 2023, were USD 7,952 million and USD 965 million, respectively. The tax losses will be utilised through reversal of taxable temporary differences and future taxable income, mainly from production of oil and gas. Around 80% of the tax losses carried forward and recognised as deferred tax assets, excluding deferred tax assets classified as held for sale, are expected to be fully utilised within 10 years. At year-end 2024, unrecognised deferred tax assets in Angola and Canada represents USD 650 million and USD 401 million, respectively, of the total unrecognised deferred tax assets of USD 2,164 million. Similar amounts for 2023 were USD 712 million in Angola and USD 415 million in Canada of a total of USD 2,162 million. The remaining unrecognised deferred tax assets originate from several different tax jurisdictions. Note 12. Property, plant and equipment Accounting policies Property, plant and equipment Property, plant and equipment is measured at cost, less accumulated depreciation and impairment. The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of an asset retirement obligation, exploration costs transferred from intangible assets and, for qualifying assets, borrowing costs. Contingent consideration included in the acquisition of an asset or group of similar assets is initially measured at its fair value, with later changes in fair value other than due to the passage of time reflected in the book value of the asset or group of assets, unless the asset is impaired. Property, plant and equipment include costs relating to expenditures incurred under the terms of production sharing agreements (PSAs) in certain countries, and which qualify for recognition as assets of Equinor. State- owned entities in the respective countries, however, normally hold the legal title to such PSA-based property, plant and equipment. Expenditure on major maintenance refits or repairs comprises the cost of replacement assets or parts of assets, inspection costs and overhaul costs. Inspection and overhaul costs, associated with regularly scheduled major maintenance programmes planned and carried out at recurring intervals exceeding one year, are capitalised and amortised over the period to the next scheduled inspection and overhaul. All other maintenance costs are expensed as incurred. Capitalised exploration and evaluation expenditures, development expenditure on the construction, installation or completion of infrastructure facilities such as platforms, pipelines and the drilling of production wells, and field- dedicated transport systems for oil and gas are capitalised as Producing oil and gas properties within Property, plant and equipment. Such capitalised costs, when designed for significantly larger volumes than the reserves from already developed and producing wells, are depreciated using the unit of production method (UoP) based on proved reserves expected to be recovered from the area during the concession or contract period. Depreciation of production wells uses the UoP method based on proved developed reserves, and capitalised acquisition costs of proved properties are depreciated using the UoP method based on total proved reserves. In the rare circumstances where the use of proved reserves fails to provide an appropriate basis reflecting the pattern in which the asset’s future economic benefits are expected to be consumed, a more appropriate reserve estimate is used. Depreciation of other assets and transport systems used by several fields is calculated on the basis of their estimated useful lives, normally using the straight- line method. Each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately. For exploration and production assets, Equinor has established separate depreciation categories which as a minimum distinguish between platforms, pipelines and wells. 217 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements The estimated useful lives of property, plant and equipment are reviewed on an annual basis, and changes in useful lives are accounted for prospectively. An item of property, plant and equipment is derecognised upon disposal. Any gain or loss arising on derecognition of the asset is included in Other income or Operating expenses, respectively, in the period the item is derecognised. Monetary or non-monetary grants from governments, when related to property, plant and equipment and considered reasonably certain, are recognised in the Consolidated balance sheet as a deduction to the carrying value of the asset and subsequently recognised in the Consolidated statement of income over the life of the depreciable asset as a reduced depreciation expense. Research and development Equinor undertakes research and development both on a funded basis for licence holders and on an unfunded basis for projects at its own risk, developing innovative technologies to create opportunities and enhance the value of current and future assets. Expenses relate both to in-house resources and the use of suppliers.Equinor's own share of the licence holders' funding and the total costs of the unfunded projects are considered for capitalisation under the applicable IFRS Accounting Standard requirements. Subsequent to initial recognition, any capitalised development costs are accounted for in the same manner as Property, plant and equipment. Costs not qualifying for capitalisation are expensed as incurred, see note 9 Auditor’s remuneration and Research and development expenditures for more details. Estimation uncertainty regarding determining oil and gas reserves Reserves quantities are, by definition, discovered, remaining, recoverable and economic. Recoverable oil and gas quantities are always uncertain. Estimating reserves is complex and based on a high degree of professional judgement involving geological and engineering assessments of in-place hydrocarbon volumes, the production, historical recovery and processing yield factors and installed plant operating capacity. The reliability of these estimates depends on both the quality and availability of the technical and economic data and the efficiency of extracting and processing the hydrocarbons. Estimation uncertainty; Proved oil and gas reserves Proved oil and gas reserves may impact the carrying amounts of oil and gas producing assets, as changes in the proved reserves, will impact the unit of production rates used for depreciation and amortisation. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Unless evidence indicates that renewal is reasonably certain, estimates of proved reserves only reflect the period before the contracts providing the right to operate expire. For future development projects, proved reserves estimates are included only where there is a significant commitment to project funding and execution and when relevant governmental and regulatory approvals have been secured or are reasonably certain to be secured. Proved reserves are divided into proved developed and proved undeveloped reserves. Proved developed reserves are to be recovered through existing wells with existing equipment and operating methods, or where the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major capital expenditure is required. Undrilled well locations can be classified as having proved undeveloped reserves if a development plan is in place indicating that they are scheduled to be drilled within five years unless specific circumstances justify a longer time horizon. Specific circumstances are for instance fields which have large up-front investments in offshore infrastructure, such as many fields on the NCS, where drilling of wells is scheduled to continue for much longer than five years. For unconventional reservoirs where continued drilling of new wells is a major part of the investments, such as the US onshore assets, the proved reserves are always limited to proved well locations scheduled to be drilled within five years. Proved oil and gas reserves have been estimated by internal qualified professionals based on industry standards and are governed by the oil and gas rules and disclosure requirements in the U.S. Securities and Exchange Commission (SEC) regulations S-K and S-X, and the Financial Accounting Standards Board (FASB) requirements for supplemental oil and gas disclosures. The estimates have been based on a 12- month average product price and on existing economic conditions and operating methods as required, and recovery of the estimated quantities have a high degree of certainty (at least a 90% probability). An independent third party has evaluated Equinor's proved reserves estimates, and the results of this evaluation do not differ materially from Equinor's estimates. Estimation uncertainty; Expected oil and gas reserves Changes in the expected oil and gas reserves may materially impact the amounts of asset retirement obligations, as a consequence of timing of the removal activities. It will also impact value-in-use calculations for oil and gas assets, possibly affecting impairment testing and the recognition of deferred tax assets. Expected oil and gas reserves are the estimated remaining, commercially recoverable quantities, based on Equinor's judgement of future economic conditions, from projects in operation or decided for development. As per Equinor’s internal guidelines, expected reserves are defined as the ‘forward looking mean reserves’ when based on a stochastic prediction approach. In some cases, a deterministic prediction method is used, in which case the expected reserves are the deterministic base case or best estimate. Expected reserves are therefore typically larger than proved reserves as defined by the SEC, which are high confidence estimates with at least a 90% probability of recovery when a probabilistic approach is used. Expected oil and gas reserves have been estimated by internal qualified professionals based on industry standards and classified in accordance with the Norwegian resource classification system issued by the Norwegian Petroleum Directorate. 218 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements (in USD million) Machinery, equipment and transportation equipment Production plants and oil and gas assets Refining and manufacturing plants Buildings and land Assets under development Right of use assets4) Total Cost at 1 January 2024 1,438 170,911 8,105 591 14,097 7,050 202,191 Additions through business acquisition7) — 2,062 — — 157 — 2,219 Additions and transfers6) 79 5,817 55 99 5,866 1,239 13,155 Changes in asset retirement obligations — (183) — — 110 — (73) Disposals at cost (30) (6,538) (88) (5) (188) (537) (7,385) Assets reclassified to held for sale8) (1) (6,679) — (8) (1,831) (66) (8,585) Foreign currency translation effects (40) (10,473) (585) (17) (857) (172) (12,145) Cost at 31 December 2024 1,446 154,917 7,486 660 17,354 7,514 189,377 Accumulated depreciation and impairment at 1 January 2024 (1,188) (131,325) (6,780) (337) (117) (3,623) (143,369) Depreciation (48) (8,272) (202) (29) — (1,105) (9,656) Impairment — (64) — — — (7) (71) Reversal of impairment 2 158 7 — 25 — 191 Transfers6) — (2) — — 2 — — Accumulated depreciation and impairment on disposed assets 29 5,154 70 3 3 544 5,804 Accumulated depreciation and impairment on assets classified as held for sale8) — 4,318 — 4 — 23 4,346 Foreign currency translation effects 30 8,372 435 9 10 82 8,939 Accumulated depreciation and impairment at 31 December 2024⁵⁾ (1,175) (121,661) (6,470) (349) (76) (4,087) (133,817) Carrying amount at 31 December 2024 271 33,255 1,016 312 17,278 3,428 55,560 Estimated useful lives (years) 3 - 20 UoP1) 15 - 30 10 - 33²⁾ 1 - 20³⁾ 219 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements (in USD million) Machinery, equipment and transportation equipment Production plants and oil and gas assets Refining and manufacturing plants Buildings and land Assets under development Right of use assets Total Cost at 1 January 2023 1,343 171,948 8,285 562 10,815 6,633 199,586 Additions through business acquisition7) 48 1,121 339 38 370 8 1,923 Additions and transfers6) 113 7,286 60 19 3,197 1,087 11,761 Changes in asset retirement obligations — 772 — — 55 — 827 Disposals at cost (64) (3,567) (446) (29) (30) (634) (4,771) Assets reclassified to held for sale8) (1) (3,944) — — (245) (8) (4,198) Foreign currency translation effects — (2,705) (133) 1 (64) (36) (2,937) Cost at 31 December 2023 1,438 170,911 8,105 591 14,097 7,050 202,191 Accumulated depreciation and impairment at 1 January 2023 (1,203) (131,455) (6,763) (338) (135) (3,194) (143,088) Depreciation (44) (7,976) (224) (26) — (1,079) (9,350) Impairment (2) (844) (323) — (18) (1) (1,188) Reversal of impairment — 288 — — 3 — 290 Transfers6) 1 (11) — (1) 10 — (2) Accumulated depreciation and impairment on disposed assets 52 3,355 442 28 22 634 4,533 Accumulated depreciation and impairment on assets classified as held for sale8) 1 3,176 — — — 6 3,183 Foreign currency translation effects 7 2,142 88 — 3 10 2,251 Accumulated depreciation and impairment at 31 December 2023⁵⁾ (1,188) (131,325) (6,780) (337) (117) (3,623) (143,369) Carrying amount at 31 December 2023 250 39,585 1,325 254 13,980 3,427 58,822 Estimated useful lives (years) 3 - 20 UoP1) 15 - 30 10 - 33²⁾ 1 - 20³⁾ 1) Depreciation according to unit of production method. 2) Land is not depreciated. Buildings include leasehold improvements. 3) Depreciation linearly over contract period. 4) Right of use assets at 31 December 2024 mainly consist of Land and buildings USD 1,328 million, Vessels USD 1,341 million and Drilling rigs USD 460 million. 5) See note 14 Impairments. 6) The carrying amount of assets transferred to Property plant and equipment from Intangible assets in 2024 and 2023 amounted to USD 240 million and USD 1,280 million, respectively. 7) For additions through business acquisition, see note 6 Acquisitions and disposals. 8) For assets reclassified to held for sale, see note 6 Acquisitions and disposals. 220 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

221 4.1 Consolidated financial statements
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Note 13. Intangible assets

Accounting policies

Intangible assets including goodwill
Intangible assets are measured at cost, less accumulated amortisation and impairment. Intangible assets include acquisition cost for oil and gas prospects, expenditures on the exploration for and evaluation of oil and natural gas resources, goodwill, and other intangible assets. Intangible assets relating to expenditures on the exploration for and evaluation of oil and natural gas resources are not amortised. When the decision to develop a particular area is made, related intangible exploration and evaluation assets are reclassified to Property, plant and equipment.

Goodwill acquired in a business combination is allocated to each cash generating unit (CGU), or group of units, expected to benefit from the combination's synergies. Following initial recognition, goodwill is measured at cost less any accumulated impairment. In acquisitions made on a post-tax basis according to the rules on the NCS, a provision for deferred tax is reflected in the accounts based on the difference between the acquisition cost and the tax depreciation basis transferred from the seller. The offsetting entry to such deferred tax amounts is reflected as goodwill, which is allocated to the CGU or group of CGUs on whose tax depreciation basis the deferred tax has been computed.

Other intangible assets with a finite useful life, are depreciated over their useful life using the straight-line method.

Oil and gas exploration, evaluation and development expenditures Equinor uses the successful efforts method of accounting for oil and gas exploration costs. Expenditures to acquire mineral interests in oil and gas properties, including signature bonuses, expenditures to drill and equip exploratory wells and evaluation expenditures are capitalised within Intangible assets as Exploration expenditures and Acquisition costs - oil and gas prospects. Geological and geophysical costs and other exploration and evaluation expenditures are expensed as incurred.

Exploration wells that discover potentially economic quantities of oil and natural gas remain capitalised as intangible assets during the evaluation phase of the discovery. This evaluation is normally finalised within one year after well completion. If, following the evaluation, the exploratory well has not found potentially commercial quantities of hydrocarbons, the previously capitalised costs are evaluated for derecognition or tested for impairment. Any derecognition or impairment is classified as Exploration expenses in the Consolidated statement of income.

Capitalised exploration and evaluation expenditures related to offshore wells that find hydrocarbon resources, are transferred to Property, plant and equipment at the time of sanctioning of the development project. The timing from evaluation of a discovery until a project is sanctioned could take several years depending on the location and maturity, including existing infrastructure, of the area of discovery, whether a host government agreement is in place, the complexity of the project and the financial robustness of the project. For onshore wells where no sanction is required, the transfer to Property, plant and equipment occurs at the time when a well is ready for production.

For exploration and evaluation asset acquisitions (farm-in arrangements) in which Equinor has decided to fund a portion of the selling partner's exploration and/or future development expenditures (carried interests), these expenditures are reflected in the Consolidated financial statements as and when the exploration and development work progresses.

Equinor reflects exploration and evaluation asset disposals (farm-out arrangements) on a historical cost basis with no gain or loss recognition. Consideration from the sale of an undeveloped part of an asset reduces the carrying amount of the asset. If the consideration exceeds the carrying amount of the asset, the excess amount is reflected in the Consolidated statement of income under

Other income. Equal-valued exchanges (swaps) of exploration and evaluation assets with only immaterial cash considerations are accounted for at the carrying amounts of the assets given up with no gain or loss recognition.

Estimation uncertainty regarding exploration activities
Exploratory wells that have found hydrocarbon resources, but where classification of those resources as reserves depends on whether a major capital expenditure can be justified, will remain capitalised during the evaluation phase for the findings on the exploration wells. Thereafter it will be considered a trigger for impairment evaluation of the well if no development decision is planned for the near future, and there moreover are no concrete plans for future drilling in the licence. Judgements as to whether these expenditures should remain capitalised, be derecognised or impaired in the period may materially affect the carrying values of these assets and consequently, the operating income for the period.

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222 4.1 Consolidated financial statements
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(in USD million)	Exploration expenses	Acquisition costs - oil and gas prospects	Goodwill[2]	Other	Total
Cost at 1 January 2024	1,169	2,036	1,733	1,072	6,010
Additions through business acquisition[3]	-	504	71	-	574
Additions	299	151	29	202	681
Disposals at cost	(6)	(103)	-	(4)	(113)
Transfers	(145)	(94)	(1)	-	(240)
Assets reclassified to held for sale[4]	-	(7)	(276)	-	(282)
Expensed exploration expenditures previously capitalised	(76)	5	-	-	(71)
Foreign currency translation effects	(94)	(54)	(113)	(64)	(326)
Cost at 31 December 2024	1,147	2,438	1,443	1,206	6,234
Accumulated amortisation and impairment at 31 December 2024[1]				(580)	(580)
Carrying amount at 31 December 2024	1,147	2,438	1,443	626	5,654

Equinor 2024 Annual report

223 4.1 Consolidated financial statements
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(in USD million)	Exploration expenses	Acquisition costs - oil and gas prospects	Goodwill[2]	Other	Total
Cost at 1 January 2023	1,599	2,035	1,380	528	5,542
Additions through business acquisition[3]	0	5	348	446	799
Additions	410	360	9	210	989
Disposals at cost	-	-	(10)	(124)	(135)
Transfers	(961)	(319)	4	(4)	(1,280)
Expensed exploration expenditures previously capitalised	114	(61)	-	-	53
Foreign currency translation effects	7	16	2	16	41
Cost at 31 December 2023	1,169	2,036	1,733	1,072	6,010
Accumulated amortisation and impairment at 31 December 2023[1]				(302)	(302)
Carrying amount at 31 December 2023	1169	2036	1733	770	5709

1) See note 14 Impairments.
2) Carrying amount goodwill at 31 December 2024 mainly consists of technical goodwill related to business acquisitions in 2019, of which USD 478 million in the Exploration & Production Norway area and USD 413 million in the Marketing Midstream & Processing area.
3) For additions through business acquisition, see note 6 Acquisitions and disposals.
4) For assets reclassified to held for sale, see note 6 Acquisitions and disposals.

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The table below shows the ageing of capitalised exploration expenditures.

(in USD million)	2024	2023
Less than one year	366	345
Between one and five years	443	458
More than five years	338	366
Total capitalised exploration expenditures	1,147	1,169

The table below shows the components of the exploration expenses.

	Full year		
(in USD million)	2024	2023	2022
Exploration expenditures	1,402	1,275	1,087
Expensed exploration expenditures previously capitalised	71	(53)	342
Capitalised exploration	(288)	(427)	(224)
Exploration expenses	1,185	795	1,205

Note 14. Impairments

Accounting policies

Impairment of property, plant and equipment, right-of-use assets, intangible assets including goodwill and equity accounted investments

Equinor assesses individual assets or groups of assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Assets are grouped into cash generating units (CGUs), typically individual oil and gas fields, plants, or equity accounted investments. Each unconventional asset play is considered a single CGU when no cash inflows from parts of the play can be readily identified as being largely independent of the cash inflows from other parts of the play. In impairment assessments, the carrying amounts of CGUs are determined on a basis consistent with that of the recoverable amount.

Properties that are not yet classified as reserves are assessed for impairment when facts and circumstances suggest that the carrying amount of the asset or CGU to which the unproved properties belong may exceed its recoverable amount, and at least once a year. Exploratory wells that have found hydrocarbon resources, but where classification of those resources as reserves depends on whether major capital expenditure can be justified or where the economic viability of that major capital expenditure depends on the successful completion of further exploration work, will remain capitalised during the evaluation phase for the exploratory finds. If, following evaluation, an exploratory well has not found hydrocarbon resources, the previously capitalised costs are tested for impairment. After the initial evaluation phase for a well, it will be considered a trigger for impairment testing of a well if no development decision is planned for the near future and there is no firm plan for future drilling in the licence. Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value might be impaired. Impairment is determined by assessing the recoverable amount of the CGU, or group of units, to which the goodwill relates. When conducting impairment testing of goodwill initially recognised as an offsetting item to the computed deferred tax provision in a post-tax transaction on the NCS, the remaining amount of the deferred tax provision will factor into the impairment valuation.

Impairment and reversals of impairment are presented in the Consolidated statement of income as either Exploration expenses or Depreciation, amortisation and net impairment losses. This classification depends on the nature of the impaired assets, whether they are as exploration assets (intangible exploration assets)

Equinor 2024 Annual report

or development and producing assets (property, plant and equipment and other intangible assets), respectively. Measurement The recoverable amount applied in Equinor’s impairment assessments is normally estimated value in use. Equinor may also apply the assets’ fair value less cost of disposal as the recoverable amount when such a value is available, reasonably reliable, and based on a recent and comparable transactions. Value in use is determined using a discounted cash flow model. The estimated future cash flows are based on Equinor’s most recently approved forecasts by management, which are based on reasonable and supportable assumptions and represent management’s best estimates of the range of economic conditions that will exist over the remaining useful life of the assets. Assumptions and economic conditions in establishing the forecasts are reviewed by management on a regular basis and updated at least annually. For assets and CGUs with an expected useful life or timeline for production of expected oil and natural gas reserves extending beyond five years, including planned onshore production from shale assets with a long development and production horizon, the forecasts reflect expected production volumes, and the related cash flows include project or asset specific estimates reflecting the relevant period. Such estimates are established based on Equinor's principles and assumptions and are consistently applied. The estimated future cash flows are adjusted for risks specific to the asset or CGU and discounted using a real post-tax discount rate based on Equinor's post- tax weighted average cost of capital (WACC). Country risk specific to a project is included as a monetary adjustment to the projects’ cashflow. Equinor considers country risk primarily as an unsystematic risk. The cash flow is adjusted for risk that influences the expected cash flow of a project and which is not part of the project itself. The use of post-tax discount rates in determining value in use does not result in a materially different determination of the need for, or the amount of, impairment that would be required if pre-tax discount rates had been used. Impairment reversals A previously recognised impairment is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount. Impairments of goodwill are not reversed in future periods. Estimation uncertainty regarding impairment Evaluating whether an asset is impaired or if an impairment should be reversed requires a high degree of judgement and may largely depend on the selection of key assumptions about future conditions. In Equinor's business context, judgement is necessary in determining what constitutes a CGU. Development in production, infrastructure solutions, markets, product pricing, management actions and other factors may over time lead to changes in CGUs such as splitting one original CGU into multiple CGUs. The key assumptions used are subject to change due to the inherently volatile nature of macro- economic factors such as future commodity prices and discount rates, as well as uncertainty in asset specific factors like reserve estimates and operational decisions impacting the production profile or activity levels. Fluctuations in foreign currency exchange rates will also affect value in use, especially for assets on the NCS, where the functional currency is NOK. When estimating the recoverable amount, the expected cash flow approach is applied to reflect uncertainties in timing and amounts inherent in the assumptions used in the estimated future cash flows. For example, climate-related matters (see also Note 3 Climate change and energy transition) are expected to have a pervasive impact on the energy industry, affecting not only supply, demand and commodity prices, but also technology changes, increased emission-related levies, and other matters with mainly mid-term and long-term effects. These effects have been factored into the price assumptions used for estimating future cash flows through probability-weighted scenario analyses. Estimating future cash flows involves complexity, as it requires considering assumptions from Equinor’s, market participants’ and other external sources’ assumptions about the future and discounting them to present value. In order to establish relevant future cash flows, impairment testing requires long-term assumptions to be made concerning a number of economic factors such as future market prices, refinery margins, foreign currency exchange rates, future output, discount rates, impact of the timing of tax incentive regulations, and political and country risk among others. These long-term assumptions for major economic factors are made at a group level, and involve a high degree of reasoned judgement. This judgement is also required, in determining other relevant factors such as forward price curves, in estimating production outputs, and in determining the ultimate terminal value of an asset. 225 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Net impairments/(reversal of impairments) Full year (in USD million) 2024 2023 2022 Property, plant and equipment (120) 897 (3,313) Intangible assets (5) 61 62 Equity accounted investments 6 363 832 Total net impairments/(reversals) including exploration expenses (119) 1,321 (2,419) The intangible assets line includes Goodwill, amortisable intangible assets, and certain acquisition costs related to oil and gas prospects. For impairment purposes, the asset’s carrying amount is compared to its recoverable amount. The table below describes, per area, the Producing and development assets being impaired/(reversed), net impairment/(reversal), and the carrying amount after impairment. At 31 December 2024 At 31 December 2023 At 31 December 2022 (in USD million) Carrying amount after impairment Net impairment loss/ (reversal) Carrying amount after impairment Net impairment/ (reversal) Carrying amount after impairment Net impairment/ (reversal) Exploration & Production Norway 117 64 886 588 3,201 (819) Exploration & Production USA - onshore — — — — 546 (204) Exploration & Production USA - offshore — — 1,165 (290) 2,691 (882) Europe and Asia — — — 310 1,551 295 Marketing, Midstream & Processing 95 (158) 949 343 1,416 (895) Renewables USA - offshore 82 50 134 300 — — Renewables - other 821 221 — — — — Other 23 (26) 112 10 30 — Total 1,138 151 3,245 1,261 9,435 (2,505) 226 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Exploration & Production Norway In 2023, the net impairment mainly related to reduced expected reserves on a producing asset on the Norwegian Continental Shelf. In 2022, the net impairment reversal was mainly caused by increased price estimates and changed gas export strategy. Exploration & Production USA - onshore The impairment reversal in 2022 was caused by increased gas price assumptions. Exploration & Production USA - offshore In 2023, impairment reversals mainly related to increased expected reserves on a producing asset, while in 2022, the impairment reversal was caused by increased price assumptions and higher reserves estimates. Exploration & Production International - Europe and Asia In 2023, the impairment related to the held for sale reclassification of Azerbaijan assets. In 2022, the net impairment was mainly caused by the decision to exit Russia. This was to a large extent offset by a reversal on Mariner in the UK mainly due to optimisation of the production profile and higher prices, supported by a slight increase in reserves estimates. Marketing, Midstream & Processing In 2023, the net impairment mainly related to expectations of stabilizing refinery margins at a lower level than the margins consumed in recent periods, while in 2022 the net impairment reversal was mainly related to increased refinery margin assumptions. Renewables USA – Offshore In 2023, Equinor’s offshore wind projects on the US North East Coast were facing increased costs due to inflation and supply chain constraints. In October 2023, the New York State Public Service Commission (PSC) rejected price increase petitions related to offtake agreements from several offshore and onshore wind farm developers, including Equinor’s joint ventures. As a consequence, an impairment of USD 300 million was recognised. The recoverable amount was established applying a fair value approach. These investments are accounted for using the equity method. Accounting assumptions Management’s future commodity price assumptions and currency assumptions are used for value in use impairment testing. While there are inherent uncertainties in the assumptions, the commodity price assumptions as well as currency assumptions reflect management’s best estimate of the price and currency development over the life of the Group’s assets based on its view of relevant current circumstances and the likely future development of such circumstances, including energy demand development, energy and climate change policies, as well as the speed of the energy transition population and economic growth, geopolitical risks, technology, and cost development among other factors. Management’s best estimate also takes into consideration a range of external forecasts. Equinor has performed a thorough and broad analysis of the expected development in drivers for the different commodity markets and exchange rates. Significant uncertainty exists regarding future commodity price development due to the transition to a lower carbon economy, future supply actions by OPEC+, and other factors. Such analysis resulted in changes in the long- term price assumptions with effect from the second quarter of 2024. The main price assumptions applied in impairment and impairment reversal assessments are disclosed in the table below as price-points on price curves. Previous price-points applied from the third quarter of 2023 and up to and including the first quarter of 2024 are provided in brackets. Year Prices in real terms1) 2030 2040 2050 Brent Blend (USD/bbl) 80 (80) 75 (75) 70 (70) European gas (USD/MMBtu) - TTF 8.3 (9.4) 9.5 (9.8) 9.5 (9.8) Henry Hub (USD/MMBtu) 4.3 (4.5) 4.5 (4.4) 4.5 (4.4) Electricity Germany (EUR/MWh) 71 (80) 74 (73) 74 (73) EU ETS (EUR/tonne) 101 (107) 136 (131) 165 (153) 1) Basis year 2024. The prices in the table are price-points on price-curves. 227 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Further, with effect from the second quarter of 2024, Equinor revised the long-term exchange rates. The USD/NOK rate was revised to 10.0 (previously 8.5), the EUR/NOK rate was revised to 11.5 (previously 10.0) and the USD/GBP rate was revised to 1.30 (previously 1.35). This conclusion was supported by the historical 5-year average and forward spot prices in the currency market. Climate considerations are included in the impairment calculations directly by estimating the CO₂ taxes in the cash flows. Indirectly, the expected effect of climate change is also included in the estimated commodity prices where supply and demand are considered. The prices also have an effect on the estimated production profiles and economic cut-off of the projects. Furthermore, climate considerations are a part of the investment decisions following Equinor’s strategy and commitments to the energy transition. The CO₂-tax assumptions used for impairment calculations of Norwegian upstream assets are based on Norway’s Climate Action Plan for the period 2021-2030 (Meld. St 13 (2020-2021)), assuming a gradually increased CO₂ tax (the total of EU ETS + Norwegian CO₂ tax) in Norway to 2,000 NOK/tonne (real 2020) in 2030. We apply carbon price assumptions for all Equinor’s assets, also for assets in countries outside EU where CO2 is not already subject to taxation or where Equinor has not established specific estimates. The base discount rate applied in value in use calculations has been revised from 5.0% applied in 2023 to 5.5% real after tax following our regular annual review of discount rates. The discount rate is derived from Equinor’s weighted average cost of capital. For projects, mainly within the REN segment in periods with fixed low risk income, a lower discount rate will be considered. A pre-tax discount rate is derived based on the asset’s characteristics, such as specific tax treatments, cash flow profiles, and economic life. The pre-tax rates for 2023 were 24% for E&P Norway, 6% for E&P USA and 7% for MMP. Sensitivities Significant downward adjustments in Equinor's commodity price assumptions would result in impairment losses on certain producing and development assets, including intangible assets subject to impairment assessment, while an opposite adjustment could lead to impairment-reversals. Assuming a reasonably possible 30% decline in commodity price forecasts over the assets' lifetime could result in an illustrative impairment recognition of approximately USD 6 billion before tax effects. See note 3 Climate change and energy transition for possible effect of using the prices in a 1.5ºC compatible Net Zero Emission by 2050 scenario and the Announced Pledges scenario as estimated by the International Energy Agency (IEA). Similarly, for illustrative purposes, Equinor assessed the sensitivity of the discount rate used in the value in use calculations for upstream producing assets and certain related intangible assets. An increase in the discount rate from 5.5% to 6.5% real after tax, in isolation, would have no material impact on the recognised impairment amount before tax effects. The illustrative impairment sensitivities above are based on a simplified method, which assumes no changes to other input factors. However, Equinor notes that a price reduction of 30% or those representing Net Zero Emission scenario and Announced Pledges Scenario would likely impact business plans and other factors used in estimating an asset’s recoverable amount. The correlated changes reduce the stand-alone impact of the price sensitivities. Changes in such input factors would likely include a reduction in the cost level in the oil and gas industry and offsetting foreign currency effects, which has historically occurred following significant changes in commodity prices. 228 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

Note 15. Joint arrangements and associates Accounting policies Joint operations and similar arrangements, joint ventures and associates A joint arrangement is a contractual arrangement whereby Equinor and other parties undertake an activity subject to joint control, i.e. when decisions about the relevant activities require the unanimous consent of the parties sharing control. Such joint arrangements are classified as either joint operations or joint ventures. In determining the appropriate classification, Equinor considers the nature of products and markets of the arrangements and whether the substance of the agreements is that the parties involved have rights to substantially all the arrangement's assets and obligations for the liabilities, or whether the parties involved have rights to the net assets of the arrangement. Equinor accounts for its share of assets, liabilities, revenues and expenses in joint operations in accordance with the principles applicable to those particular assets, liabilities, revenues and expenses. Those of Equinor's exploration and production licence activities that are within the scope of IFRS 11 Joint Arrangements have been classified as joint operations. A considerable number of Equinor's unincorporated joint exploration and production activities are conducted through arrangements that are not jointly controlled, either because unanimous consent is not required among all parties involved, or no single group of parties has joint control over the activity. Licence activities where control can be achieved through agreement between more than one combination of involved parties are considered to be outside the scope of IFRS 11, and these activities are accounted for on a pro-rata basis using Equinor's ownership share. Currently, Equinor uses IFRS 11 by analogy for all such unincorporated licence arrangements whether these are in scope of IFRS 11 or not. Reference is made to note 5 Segments for financial information related to Equinor’s participation in joint operations within upstream activities. Joint ventures, in which Equinor has rights to the net assets currently include the majority of Equinor’s investments in the Renewables (REN) operating and reporting segment. Equinor’s participation in joint arrangements that are joint ventures and investments in companies in which Equinor has neither control nor joint control but has the ability to exercise significant influence over operating and financial policies, are classified and accounted for as equity accounted investments. Under the equity method, the investment is carried on the Consolidated balance sheet at cost plus post- acquisition changes in Equinor’s share of net assets of the entity, less distributions received and less any impairment in value of the investment. Equinor also reflects its share of the investment’s other comprehensive income (OCI) arisen after the acquisition. The part of an equity accounted investment’s dividend distribution exceeding the entity’s carrying amount in the Consolidated balance sheet is reflected as income from equity accounted investments in the Consolidated statement of income. Equinor will subsequently only reflect the share of net profit in the investment that exceeds the dividend already reflected as income. The Consolidated statement of income reflects Equinor’s share of the results after tax of an equity accounted entity, adjusted to account for depreciation, amortisation and any impairment of the equity accounted entity’s assets based on their fair values at the date of acquisition. In case of material differences in accounting policies, adjustments are made in order to bring the accounts of the equity accounted investment in line with Equinor’s accounting policies. Net income/loss from equity accounted investments is presented on a separate line as part of Total revenues and other income, as investments in and participation with significant influence in other companies engaged in energy- related business activities is considered to be part of Equinor’s main operating activities. Acquisition of ownership shares in joint ventures and other equity accounted investments in which the activity constitutes a business, are accounted for in accordance with the requirements applicable to business combinations. Please refer to note 6 Acquisitions and disposals for more details on acquisitions. Equinor as operator of joint operations and similar arrangements Indirect operating expenses such as personnel expenses are accumulated in cost pools. These costs are allocated on an hours’ incurred basis to business areas and Equinor-operated joint operations under IFRS 11 and to similar arrangements (licences) outside the scope of IFRS 11. Costs allocated to the other partners' share of operated joint operations and similar arrangements are reimbursed and only Equinor's share of the statement of income and balance sheet items related to Equinor-operated joint operations and similar arrangements are reflected in the Consolidated statement of income and the Consolidated balance sheet. 229 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Joint ventures and other equity accounted investments (in USD million) 2024 2023 Net investments at 1 January 2,508 2,758 Net income/(loss) from equity accounted investments 49 (1) Impairment1) (6) (363) Acquisitions and increase in capital 573 926 Dividend and other distributions (152) (286) Other comprehensive income/(loss) (109) (10) Divestments, derecognition and decrease in paid in capital2) (391) (517) Net investments at 31 December 2,471 2,508 1) Impairment for 2023 is mainly related to renewable offshore wind industry in the US, see also note 14 Impairments. 2) For 2024 this is mainly related to swap of US Offshore Wind assets, see also note 6 Acquisitions and disposals. For 2023 this is mainly related to change in accounting treatment for Bandurria Sur (proportionally consolidated from 1st of April 2023). Equity accounted investments consist of several investments, none above USD 0.5 billion. None of the investments are significant on an individual basis. Voting rights correspond to ownership share. For information on Net investments per 1 January and 31 December as well as Net income/(loss) from equity accounted investments per segment, please see note 5 Segments. For information on committed investments or funding of equity accounted entities as well as guarantees on behalf of such entities, please see note 26 Other commitments, contingent liabilities and contingent assets. For transactions with, receivables from and payables to equity accounted investments, see note 27 Related parties. Note 16. Financial investments and financial receivables Non-current financial investments At 31 December (in USD million) 2024 2023 Bonds 2,090 1,863 Listed equity securities 2,947 1,035 Non-listed equity securities 579 543 Financial investments 5,616 3,441 Bonds and equity securities mainly relate to investment portfolios held by Equinor’s captive insurance company and other listed and non-listed equities held for long-term strategic purposes, mainly accounted for using fair value through profit or loss. In 2024, Equinor has acquired 42,038,108 shares in Ørsted A/S, corresponding to 10% of the shares and votes in the company, but does not have a board representative. The fair value of the investment, amounting to USD 1.9 billion, is included in listed equity securities at 31 December 2024. Ørsted A/S, a leading developer and operator in renewables, is a Danish listed company. Equinor’s ownership position has been built over time, through a combination of market purchases and a block trade. Non-current prepayments and financial receivables At 31 December (in USD million) 2024 2023 Interest-bearing receivables 919 381 Prepayments and other non-interest-bearing receivables 1,261 910 Assets classified as held for sale1) (801) — Prepayments and financial receivables 1,379 1,291 1) For assets reclassified to held for sale, see note 6 Acquisitions and disposals Interest-bearing receivables primarily relate to loans to employees and equity accounted companies. Prepayments and other non-interest-bearing receivables mainly relate to sales of licenses and lease prepayments. 230 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Current financial investments At 31 December (in USD million) 2024 2023 Time deposits 9,715 17,846 Interest-bearing securities 5,620 11,378 Financial investments 15,335 29,224 Financial investments mainly relate to investments held by Equinor ASA as part of liquidity management. At 31 December 2024, USD 366 million relates to investment portfolios held by Equinor’s captive insurance company. The corresponding balance at 31 December 2023 was USD 458 million. For information about financial instruments by category, see note 28 Financial instruments and fair value measurement. Current prepayments and financial receivables At 31 December (in USD million) 2024 2023 Interest-bearing financial receivables and accrued interest 614 802 Collateral receivables1) 2,037 2,186 Total current financial receivables 2,651 2,988 Prepayments and other non-financial receivables 1,216 740 Prepayments and financial receivables 3,867 3,729 1) Collateral receivables is related to cash paid as security for counterparties credit exposure towards Equinor. With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current receivables, the balance sheet line-item Trade and other receivables has been disaggregated into Trade and other receivables (see note 18) and Prepayments and financial receivables detailed in the table above. Note 17. Inventories Accounting policies Inventories Commodity inventories not held for trading purposes are measured at the lower of cost and net realisable value. The cost of inventories is based on the first-in first-out allocation method and comprises direct purchase costs, cost of production, transportation, and manufacturing expenses. Commodity inventories held for trading purposes are measured at fair value less cost to sell (FVLCS), with subsequent changes in fair value recognised in the Consolidated statement of income as part of Revenues. These inventories are categorised within level 2 of the fair value hierarchy. At 31 December (in USD million) 2024 2023 Crude oil 2,696 2,051 Petroleum products 482 380 Natural gas 50 54 Commodity inventories at the lower of cost and net realisable value 3,227 2,485 Natural gas held for trading purposes measured at fair value 391 810 Other 413 520 Total inventories 4,031 3,814 Inventories held for trading purposes consist mainly of natural gas storages held by Danske Commodities. 231 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Note 18. Trade and other receivables At 31 December (in USD million) 2024 2023 Trade receivables from contracts with customers1) 11,216 10,706 Other current trade receivables 1,510 971 Receivables from participation in joint operations and similar arrangements 529 471 Receivables from equity accounted companies and other related parties 335 1,056 Trade and other receivables 13,590 13,204 1) Trade receivables from contracts with customers are shown net of an immaterial provision for expected losses. With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current receivables, the balance sheet line-item Trade and other receivables has been disaggregated into Prepayments and financial receivables (see note 16) and Trade and other receivables detailed in the table above. For currency sensitivities and more information about the credit quality of Equinor's counterparties, see note 4 Financial risk and capital management. For further information on receivables from equity accounted companies and other related parties, see note 27 Related parties. Note 19. Cash and cash equivalents Accounting policies Cash and cash equivalents include cash in hand, bank deposits, and short-term highly liquid investments with original maturity of three months or less. These are readily convertible to known amounts of cash and subject to insignificant risk of changes in fair value. Cash and cash equivalent items are mainly accounted for at amortised cost except for money market funds that are accounted for at fair value. Contractually mandatory deposits in escrow bank accounts, including collateral deposits, are included as restricted cash and cash equivalents if the deposits are provided as part of the Group’s operating activities and therefore are deemed as held for the purpose of meeting short-term cash commitments, and the deposits can be released from the escrow account without undue expenses. At 31 December (in USD million) 2024 2023 Cash at bank available 3,524 2,295 Time deposits 244 1,337 Money market funds 1,278 1,875 Interest-bearing securities 857 2,563 Collateral deposits1) 2,217 1,572 Cash and cash equivalents 8,120 9,641 1) Collateral deposits are related to certain requirements of exchanges where Equinor is trading. The terms and conditions related to these requirements are determined by the respective exchanges. 232 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

233 4.1 Consolidated financial statements
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Note 20. Shareholders' equity, capital distribution and earnings per share

	Number of shares	NOK per value	NOK	USD
Share capital at 1 January 2024	3,003,104,605	2.5	7,507,761,512.50	1,100,516,941
Capital reduction	(210,323,375)	2.5	(525,808,437.50)	(48,823,935)
Share capital at 31 December 2024	2,792,781,230	2.5	6,981,953,075.00	1,051,693,006

	Number of shares	NOK per value	Common stock
Authorised and issued	2,792,781,230	2.5	6,981,953,075.00
Treasury shares			
Share buy-back programme	(56,267,027)	2.5	(140,667,567.50)
Employees share saving plan	(8,987,375)	2.5	(22,468,437.50)
Total outstanding shares	2,727,526,828	2.5	6,818,817,070.00

Equinor ASA has only one class of shares and all shares have voting rights. The holders of shares are entitled to receive dividends as and when declared and are entitled to one vote per share at the annual general meeting of the company.

Dividend

During 2024, dividend for the third and for the fourth quarter of 2023 and dividend for the first and second quarter of 2024 were settled. Dividend declared but not yet settled is presented as dividends payable in the Consolidated balance sheet. The Consolidated statement of changes in equity shows declared dividend in the period (retained earnings). Dividend declared in 2024 relates to the fourth quarter of 2023 and to the first three quarters of 2024.

On 4 February 2025, the board of directors proposed to the annual general meeting on 14 May 2025 a cash dividend for the fourth quarter of 2024 of USD 0.37 per share. The Equinor share will trade ex-dividend 15 May 2025 on Oslo Børs and 16 May 2025 for ADR holders on New York Stock Exchange. Record date will be 16 May 2025 and payment date will be 28 May 2025.

	At 31 December	
(in USD million)	2024	2023
Dividends declared	7,802	10,783
USD per share or ADS	2.8000	3.6000
Dividends paid	8,578	10,906
USD per share or ADS	3.0000	3.6000
NOK per share	32.1645	37.8522

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Accounting policies

Share buy-back

Where Equinor has either acquired own shares under a share buy-back programme or has placed an irrevocable order with a third party for Equinor shares to be acquired in the market, such shares are reflected as a reduction in equity as treasury shares. The amount exceeding nominal share capital is recognised as reduction in additional paid-in capital until nil and thereafter as reduction in retained earnings. Treasury shares are not included in the weighted average number of ordinary shares outstanding in the calculation of Earnings per share. The remaining outstanding part of an irrevocable order to acquire shares is accrued for and classified as Trade and other payables.

Share buy-back programme

The purpose of the share buy-back programme is to reduce the issued share capital of the company. All shares repurchased as part of the programme will be cancelled. According to an agreement between Equinor and the Norwegian state, the state will participate in share buy-backs on a proportionate basis, ensuring that its ownership interest in Equinor remains unchanged at 67%.

On 4 February 2025, the board of directors decided to announce share buy-backs for 2025 of up to USD 5 billion, in line with the two-year share buy-back programme for 2024-2025 of USD 10-12 billion in total as announced February 2024. The share buy-back programme will be subject to market outlook and balance sheet strength.

The first tranche of up to USD 1.2 billion of the 2025 share buy-back programme will commence on 6 February and end no later than 2 April 2025. The first tranche of the 2025 share buy-back programme is based on the authorisation from the annual general meeting in May 2024, valid until the next annual general meeting, but no later than 30 June 2025. Commencement of new share buy-back tranches after the first tranche in 2025 will be decided by the board of directors on a quarterly basis in line with the company's dividend policy and will be subject to board authorisations for share buy-back from the company's annual general meeting and agreement with the Norwegian state regarding share buy-back.

Number of shares	2024	2023
Share buy-back programme at 1 January	49,486,793	42,619,172
Purchase	76,186,948	63,748,254
Cancellation	(69,406,714)	(56,880,633)
Share buy-back programme at 31 December	56,267,027	49,486,793

Equity impact of share buy-back programmes

(in USD million)	2024	2023
First tranche	396	330
Second tranche	528	550
Third tranche	528	550
Fourth tranche	528	550
Total open market share	1,980	1,980
Norwegian state share[1)]	3,956	3,705
Total	5,936	5,685

1) Relates to second to fourth tranche of previous year programme and first tranche of current year programme.

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Based on the authorisation from the annual general meeting on 14 May 2024, the board of directors has, on a quarterly basis, decided on share buy-back tranches. The 2024 programme was up to USD 6 billion, including shares to be redeemed from the Norwegian state.

During 2024, four tranches of in total USD 6 billion were launched, including shares to be redeemed from the Norwegian state. The market execution of the fourth tranche was completed in January 2025. As of 31 December 2024, USD 405 million of the fourth tranche had been purchased in the market, of which USD 377 million had been settled.

Due to an irrevocable agreement with a third party, the total market execution of the fourth tranche of USD 528 million has been recognised as reduction in equity.

In order to maintain the Norwegian state's ownership share in Equinor, a proportionate share of the second, third and fourth tranche of the 2023 programme as well as the first tranche of the 2024 programme was redeemed and cancelled through a capital reduction by the annual general meeting on 14 May 2024. The Norwegian state's share of USD 3,956 million (NOK 42.8 billion) following the capital reduction was settled in July 2024. A proportionate share of the second, third and fourth tranche of the 2024 programme as well as the first tranche of the 2025 programme will be redeemed and cancelled at the annual general meeting in May 2025.

Employees' share saving plan

Number of shares	2024	2023
Share saving plan at 1 January	8,884,668	10,908,717
Purchase	3,237,233	2,204,207
Allocated to employees	(3,134,526)	(4,228,256)
Share saving plan at 31 December	8,987,375	8,884,668

In 2024 and 2023 treasury shares were purchased to employees participating in the share saving plan for USD 85 million and USD 68 million, respectively. For further information, see note 8 Salaries and personnel expenses.

Earnings per share

Number of shares	2024	2023
Basic earnings per share		
Net income (loss) attributable to shareholders of the company	8,806	11,885
Weighted average number of ordinary shares outstanding	2,821	3,021
Basic earnings per share (in USD)	3.12	3.93
Diluted earnings per share		
Net income (loss) attributable to shareholders of the company	8,806	11,885
Weighted average number of ordinary shares outstanding, diluted	2,827	3,027
Diluted earnings per share (in USD)	3.11	3.93

Basic and diluted earnings per share amounts are calculated by dividing the Net income (loss) for the year attributable to shareholders by relevant weighted average number of ordinary shares outstanding during the year. Shares purchased to employees participating in the share saving plan is the only diluting element.

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Note 21. Finance debt

Non-current finance debt

Finance debt measured at amortised cost

	Weighted average interest rates in %[1)]		Carrying amount in USD millions at 31 December		Fair value in USD millions at 31 December[2)]	
	2024	2023	2024	2023	2024	2023
Unsecured bonds						
United States Dollar (USD)	3.93 %	3.82 %	13,288	15,705	12,169	15,037
Euro (EUR)	1.51 %	1.51 %	6,239	6,633	5,856	6,177
Great Britain Pound (GBP)	6.08 %	6.08 %	1,721	1,747	1,863	2,013
Norwegian Kroner (NOK)	4.27 %	4.18 %	88	295	87	302
Total unsecured bonds			21,336	24,380	19,975	23,529
Unsecured loans						
Brazilian real (BRL)	10.05 %	10.10 %	136	179	136	179
Japanese Yen (JPY)	4.30 %	4.30 %	64	71	72	83
Total unsecured loans			200	250	208	262
Total			21,536	24,630	20,183	23,791
Non-current finance debt due within one year			2,175	2,400	2,191	2,415
Non-current finance debt			19,361	22,230	17,992	21,376

1) Weighted average interest rates are calculated based on the contractual rates on the loans per currency at 31 December and do not include the effect of swap agreements

2) Fair values are determined from external calculation models based on market observations from various sources, classified at level 2 in the fair value hierarchy.
For more information regarding fair value hierarchy, see note 28 Financial instruments and fair value measurement

Unsecured bonds amounting to USD 13,288 million are denominated in USD and unsecured bonds denominated in other currencies amounting to USD 7,270 million are swapped into USD. One bond denominated in EUR amounting to USD 778 million is not swapped. The table does not include the effects of agreements entered into to swap the various currencies into USD. For further information see note 28 Financial instruments and fair value measurement.

Substantially all unsecured bonds and unsecured bank loan agreements contain provisions restricting future pledging of assets to secure borrowings without granting a similar secured status to the existing bondholders and lenders.

No new bonds were issued in 2024.

Out of Equinor's total outstanding unsecured bond portfolio, 31 bond agreements contain provisions allowing Equinor to call the debt prior to its final redemption at par or at certain specified premiums if there are changes to the Norwegian tax laws. The carrying amount of these agreements is USD 21,248 million at the 31 December 2024 closing currency exchange rate.

For more information about the revolving credit facility, maturity profile for undiscounted cash flows and interest rate risk management, see note 4 Financial risk and capital management.

Equinor 2024 Annual report

237 4.1 Consolidated financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Non-current finance debt maturity profile

	At 31 December	
(in USD million)	**2024**	**2023**
Year 2 and 3	4,462	4,683
Year 4 and 5	2,463	4,511
After 5 years	12,436	13,035
Total repayment of non-current finance debt	19,361	22,230
Weighted average maturity (years - including current portion)	9	9
Weighted average annual interest rate (% - including current portion)	3.44 %	3.41 %

Current finance debt

	At 31 December	
(in USD million)	**2024**	**2023**
Collateral liabilities	385	458
Non-current finance debt due within one year	2,175	2,400
Other including US Commercial paper programme and bank overdraft	4,664	3,138
Total current finance debt	7,223	5,996
Weighted average interest rate (%)	3.60 %	3.77 %

Collateral liabilities mainly relate to cash received as security for a portion of Equinor's credit exposure. Outstanding amounts on Equinor's US Commercial paper (CP) programme amounted to USD 4,115 million as of 31 December 2024 and USD 1,895 million as of 31 December 2023.

Equinor 2024 Annual report

238 4.1 Consolidated financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Reconciliation of cash flows from financing activities to finance line items in balance sheet

(in USD million)	Non-current finance debt	Current finance debt	Dividend payable	Lease liabilities[1]	Accrued trade expenses and other payables[2]	Collateral receivables[3]	Other balance sheet items	Total
At 1 January 2024	22,230	5,996	2,649	3,570	715	(2,186)		
Repayment of finance debt	(2,592)							(2,592)
Repayment of lease liabilities				(1,491)				(1,491)
Dividend paid			(8,578)					(8,578)
Share buy-back		(4,023)			(1,990)			(6,013)
Net current finance debt and other finance activities		868				144	(79)	933
Net cash flow from financing activities	(2,592)	(3,155)	(8,578)	(1,491)	(1,990)	144	(79)	(17,741)
Transfer to current portion	225	(225)						
Dividend declared			7,802					
Share buy back committed		3,956			1,980			
Debt in RIO Energy	–							
New leases				1,595				
Effect of exchange rate changes	(450)	(20)		(141)	(20)	4		
Other changes	(52)	671	33	(23)	180			
Net other changes	(278)	4,382	7,835	1,432	2,140	4		
At 31 December 2024	19,361	7,223	1,906	3,510	866	(2,037)		

Equinor 2024 Annual report

239 4.1 Consolidated financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

(in USD million)	Non-current finance debt	Current finance debt	Dividend payable	Lease liabilities[1]	Accrued trade expenses and other payables[2]	Collateral receivables[3]	Other balance sheet items	Total
At 1 January 2023	24,141	4,359	2,808	3,668	1,326	(3,468)		
Repayment of finance debt	(2,818)							(2,818)
Repayment of lease liabilities				(1,422)				(1,422)
Dividend paid			(10,906)					(10,906)
Share buy-back		(3,639)			(1,950)			(5,589)
Net current finance debt and other finance activities		1,384				1,287	(79)	2,593
Net cash flow from financing activities	(2,818)	(2,255)	(10,906)	(1,422)	(1,950)	1,287	(79)	(18,142)
Transfer to current portion	147	(147)						
Dividend declared			10,783					
Share buy back committed		3,705			1,980			
Debt in RIO Energy	437							
New leases				1,379				
Effect of exchange rate changes	321	44		(25)	(3)	(5)		
Other changes	2	290	(37)	(29)	(638)			
Net other changes	907	3,891	10,746	1,324	1,339	(5)		
At 31 December 2023	22,230	5,996	2,649	3,570	715	(2,186)		

1) See note 25 Leases for more information.
2) Accrued trade expenses and other payables are included in Trade and other payables in the Consolidated balance sheet. See note 24 Trade and other payables for more information.
3) Financial receivable collaterals are included in Trade and other receivables in the Consolidated balance sheet. See note 18 Trade and other receivables for more information.

Equinor 2024 Annual report

240 4.1 Consolidated financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Note 22. Pensions

Accounting policies

Equinor offers pension plans that provide either a defined benefit upon retirement or a pension based on defined contributions and returns. A portion of the contributions are provided for as notional contributions, for which the liability increases with a promised notional return, set equal to the actual return of assets invested through the ordinary defined contribution plan. For defined benefit plans, the benefit to be received by employees generally depends on many factors including length of service, retirement date and future salary levels.

Equinor's proportionate share of multi-employer defined benefit plans is recognised as liabilities in the Consolidated balance sheet as sufficient information is considered available, and a reliable estimate of the obligation can be made.

The cost of pension benefit plans is expensed over the period that the employees render services and become eligible to receive benefits. The calculation is performed by an external actuary. Equinor's net obligation from defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their services in the current and prior periods. That benefit is discounted to determine its present value, and the fair value of any plan assets is deducted.

The recognition of a net surplus for the funded plan is based on the assumption that the net assets represent a future value for Equinor, either as a possible distribution to premium fund which can be used for future funding of new liabilities, or as disbursement of equity in the pension fund.

Contributions to defined contribution schemes are recognised in the Consolidated statement of income as pension costs in the period in which the contribution amounts are earned by the employees.

Notional contribution plans, reported in the parent company Equinor ASA, are recognised as Pension liabilities with the actual value of the notional contributions and promised return at reporting date. Notional contributions are recognised in the Consolidated statement of income as periodic pension cost, while changes in fair value of the employees' notional assets are reflected in the Consolidated statement of income under Net financial items.

Periodic pension cost is accumulated in cost pools and allocated to business areas and Equinor's operated joint operations (licences) on an hours' incurred basis and recognised in the Consolidated statement of income based on the function of the cost.

Pension plans in Equinor

The main pension plans for Equinor ASA and its most significant subsidiaries are defined contribution plans which includes certain unfunded elements (notional contribution plans). In addition, several employees and former employees of the Equinor group is a member of certain defined benefit plans. The benefit plan in Equinor ASA was closed in 2015 for new employees and for employees with more than 15 years to regular retirement age. Equinor's defined benefit plans are generally based on a minimum of 30 years of service and 66% of the final salary level, including an assumed benefit from the Norwegian National Insurance Scheme. The Norwegian companies in the group are subject to, and complies with, the requirements of the Norwegian Mandatory Company Pensions Act.

The defined benefit plans in Norway are managed and financed through Equinor Pensjon (Equinor's pension fund - hereafter Equinor Pension). Equinor Pension is an independent pension fund that covers the employees in Equinor's Norwegian companies. The pension fund's assets are kept separate from the company's and group companies' assets. Equinor Pension is supervised by the Financial Supervisory Authority of Norway ("Finanstilsynet") and is licenced to operate as a pension fund.

Equinor has more than one defined benefit plan, but the disclosure is made in total since the plans are not subject to materially different risks. Pension plans outside Norway are not material and as such not disclosed separately. In this note pension costs are presented on a gross basis before allocation to licence partners. In the Consolidated statement of income, the pension costs in Equinor ASA are presented net of costs allocated to licence partners.

Equinor is also a member of a Norwegian national agreement-based early retirement plan ("AFP"), and the premium is calculated based on the employees' income but limited to 7.1 times the basic amount in the National Insurance scheme (7.1 G). The premium is payable for all employees until age 62. Pension from the AFP scheme will be paid from the AFP plan administrator to employees for their full lifetime.

Net pension cost

Total pension costs amount to USD 495 million in 2024, USD 441 million in 2023 and USD 459 million in 2022. In addition, interest cost and interest income related to defined benefit plans are included in the Consolidated statement of income within Net financial items.

Equinor 2024 Annual report

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Changes in pension liabilities and plan assets during the year

(in USD million)	2024	2023
Pension liabilities at 1 January	8,328	7,664
Current service cost	153	145
Interest cost	376	318
Actuarial (gains)/losses and currency effects	(1,348)	338
Other changes in notional contribution liability and other effects	61	56
Benefits paid	(284)	(284)
Losses/(gains) from curtailment, settlement or plan amendment	-	91
Pension liabilities at 31 December	7,286	8,328
Fair value of plan assets at 1 January	5,664	5,213
Interest income	204	190
Return on plan assets (excluding interest income)	259	202
Company contributions	129	211
Benefits paid	(148)	(141)
Losses (gains) from curtailment, settlement or plan amendment	-	113
Other effects	-	-
Foreign currency translation effects	(587)	(124)
Fair value of plan assets at 31 December	5,522	5,664
Net pension liability at 31 December	1,765	2,664
Represented by:		
Asset recognised as non-current pension assets (funded plan)	1,717	1,260
Liability recognised as non-current pension liabilities (unfunded plans)	3,482	3,925
Pension liabilities specified by funded and unfunded pension plans	7,286	8,328
Funded	3,808	4,404
Unfunded	3,478	3,925

Equinor recognised an actuarial gain from changes in financial assumptions in 2024. The interest rate increased by 50 basis points compared to year end 2023. An actuarial loss was recognised in 2023.

Actuarial assumptions

Rounded to the nearest quartile	Assumptions used to determine benefit obligations in % 2024	2023
Discount rate	4.25	3.75
Rate of compensation increase	4.00	4.00
Expected rate of pension increase	3.25	3.25
Expected increase of social security base amount (G-amount)	3.75	3.75
Weighted-average duration of the defined benefit obligation	13.00	13.25

The assumptions presented are for the Norwegian companies in Equinor which are members of Equinor's pension fund. The defined benefit plans of other subsidiaries are immaterial to the consolidated pension assets and liabilities.

Equinor 2024 Annual report

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Sensitivity analysis
The table below presents an estimate of the potential effects of changes in discount rate and expected rate of pension increase for the defined benefit plans. The following estimates are based on facts and circumstances as of 31 December 2024.

	Discount rate		Expected rate of pension increase	
(in USD million)	0.50 %	(0.50)%	0.50 %	(0.50)%
Effect on:				
Defined benefit obligation at 31 December 2024	(409)	458	396	(362)

The sensitivity of the financial results to each of the key assumptions has been estimated based on the assumption that all other factors would remain unchanged. The estimated effects on the financial result would differ from those that would actually appear in the Consolidated financial statements because the Consolidated financial statements would also reflect the relationship between these assumptions.

Pension assets
The plan assets related to the defined benefit plans were measured at fair value. Equinor Pension invests in both financial assets and real estate.

In 2024, 98% of the equity securities and 6% of bonds had quoted market prices in an active market. 2% of the equity securities, 94% of bonds and 100% of money market instruments had market prices based on inputs other than quoted prices. If quoted market prices are not available, fair values are determined from external calculation models based on market observations from various sources.

In 2023, 100% of the equity securities and 13% of bonds had quoted market prices in an active market. 87% of bonds and 100% of money market instruments had market prices based on inputs other than quoted prices.

For definition of the various levels, see note 28 Financial instruments and fair value measurement.

Estimated company contributions to be made to Equinor Pension in 2025 is approximately USD 71 million.

The table below presents the portfolio weighting as approved by the board of Equinor Pension for 2024. The portfolio weight during a year will depend on the risk capacity.

(in %)	2024	2023	Target portfolio weight
Equity securities	34.1	33.6	29 - 37
Interest bearing investments	61.7	61.7	53 - 66
Real estate	4.2	4.7	5 - 10
Total	100.0	100.0	

Equinor 2024 Annual report

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Note 23. Provisions and other liabilities

Accounting policies

Asset retirement obligations (ARO)
Provisions for asset retirement obligations (ARO) are recognised when Equinor has an obligation (legal or constructive) to dismantle and remove a facility or an item of property, plant and equipment and to restore the site on which it is located, and when a reliable estimate of that liability can be made. Normally an obligation arises for a new facility, such as an oil and natural gas production or transportation facility, upon construction or installation. An obligation may also arise during the period of operation of a facility through a change in legislation or through a decision to terminate operations or be based on commitments associated with Equinor's ongoing use of pipeline transport systems where removal obligations rest with the volume shippers.

The amount recognised is the present value of the estimated future expenditures determined in accordance with local conditions and requirements. The cost is estimated based on current regulations and technology, considering relevant risks and uncertainties. The discount rate used in the calculation of the ARO is a market-based risk-free rate based on the applicable currency (mainly USD) and time horizon of the underlying cash flows. The provisions are classified under Provisions in the Consolidated balance sheet.

When a provision for ARO is recognised, a corresponding amount is recognised as an increase of the related asset within property, plant and equipment and is subsequently depreciated over the useful life of the asset. Any change in the present value of the estimated expenditure is reflected as an adjustment to the provision and the corresponding adjustment to the carrying value of the property, plant and equipment. When a decrease in the ARO related to a producing asset exceeds the carrying amount of the asset, the excess is recognised as a reduction of Depreciation, amortisation and net impairment in the Consolidated statement of income. When an asset has reached the end of its useful life, all subsequent changes to the ARO are recognised as they occur in Operating expenses in the Consolidated statement of income.

Removal provisions associated with Equinor's role as shipper of volumes through third party transport systems are expensed as incurred.

Estimation uncertainty regarding asset retirement obligations
Establishing the appropriate estimates for such obligations are based on historical knowledge combined with knowledge of ongoing technological developments, expectations about future regulatory and technological development and involve the application of judgement and an inherent risk of significant adjustments. The costs of decommissioning and removal activities require revisions due to changes in current regulations and technology while considering relevant risks and uncertainties. Most of the removal activities are many years into the future, and the removal technology and costs are constantly changing. The speed of the transition to renewable energy sources may also influence the production period, hence the timing of the removal activities. The estimates include assumptions of norms, rates and time required which can vary considerably depending on the assumed removal complexity. Moreover, changes in the discount rate and foreign currency exchange rates may impact the estimates significantly. As a result, the initial recognition of ARO and subsequent adjustments involve the application of significant judgement.

Equinor 2024 Annual report

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(in USD million)	Asset retirement obligations	Other provisions and liabilities	Total
Non-current portion at 31 December 2023	12,171	3,134	15,304
Current portion at 31 December 2023[1)]	190	452	642
Provisions and other liabilities at 31 December 2023	12,360	3,586	15,946
New or increased provisions and other liabilities	443	572	1,014
Change in estimates	938	(962)	(24)
Amounts charged against provisions and other liabilities	(244)	(235)	(479)
Effects of change in the discount rate	(1,419)	(52)	(1,470)
Reduction due to divestments	(428)	(151)	(580)
Accretion expenses	511	19	530
Reclassification, transfer and other	(315)	45	(269)
Foreign currency translation effects	(918)	(118)	(1,036)
Provisions and other liabilities at 31 December 2024	10,928	2,704	13,632
Non-current portion at 31 December 2024	10,777	2,150	12,927
Current portion at 31 December 2024[1)]	151	554	706

1) Included in the line item Current provisions and other liabilities in the Consolidated Balance sheet, further detailed below.

Equinor's estimated asset retirement obligations (ARO) have decreased by USD 1,432 million to USD 10,928 million at 31 December 2024 compared to year-end 2023. Changes in ARO are reflected within Property, plant and equipment and Provisions and other liabilities in the Consolidated balance sheet.

In certain production sharing agreements (PSA), Equinor's estimated share of asset retirement obligation (ARO) is paid into an escrow account over the producing life of the field. These payments are considered down-payments of the liabilities and included in the line item Amounts charged against provisions and other liabilities.

Claims and litigations mainly relate to expected payments for unresolved claims. The timing and amounts of potential settlements in respect of these claims are uncertain and dependent on various factors that are outside management's control. For further information on provisions and contingent liabilities, see note 26 Other commitments, contingent liabilities and contingent assets.

Equinor 2024 Annual report

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The timing of cash outflows of asset retirement obligations depends on the expected cease of production at the various facilities.

The undiscounted value of the total ARO amounts to USD 17,475 million at year end.

Sensitivities with regards to discount rate on the total ARO portfolio
The discount rate sensitivity has been calculated by assuming a reasonably possible change of 1.0 percentage points.

An increase in the discount rate of 1.0 percentage points would reduce the ARO liability by USD 1,290 million. A corresponding reduction would increase the liability by USD 1,671 million.

See note 3 Climate change and energy transition for sensitivity with regards to change in the removal year.

The interest rates used to calculate the net present value (NPV) of ARO are shown in the "USD Risk free rate table.

USD Risk free rate	31 December 2024
2 years	4.2 %
5 years	4.4 %
10 years	4.6 %
20 years	4.9 %
30 years	4.8 %

Expected timing of cash outflows

(in USD million)	Asset retirement obligations	Other provisions and liabilities	Total
2025 - 2029	1,813	1,938	3,752
2030 - 2034	879	281	1,160
2035 - 2039	2,945	11	2,956
2040 - 2044	2,612	36	2,648
Thereafter	2,679	437	3,117
At 31 December 2024	10,928	2,704	13,632

Current provisions and other liabilities

	At 31 December	
(in USD million)	2024	2023
Accrued expenses and other financial liabilities	1,385	1,495
Provisions	706	642
Other non-financial liabilities	293	176
Current provisions and other liabilities	2,384	2,314

Certain provisions are further described in note 26 Other commitments, contingent liabilities and contingent assets.

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current liabilities, the balance sheet line-item Trade, other payables and provisions has been disaggregated into Trade and other payables (see note 24) and Provisions and other liabilities detailed in the table above.

Equinor 2024 Annual report

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Note 24. Trade and other payables

	At 31 December	
(in USD million)	2024	2023
Trade payables	6,838	5,317
Payables due to participation in joint operations and similar arrangements	1,813	2,283
Payables to equity accounted companies and other related parties	1,593	1,242
Accrued trade expenses and other payables	866	715
Trade and other payables	11,110	9,556

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current liabilities, the balance sheet line-item Trade, other payables and provisions has been disaggregated into Provisions and other liabilities (see note 23) and Trade and other payables detailed in the table above.

For information regarding currency sensitivities, see note 4 Financial risk and capital management. For further information on payables to equity accounted companies and other related parties, see note 27 Related parties.

Equinor 2024 Annual report

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Note 25. Leases

Accounting policies

Leases
A lease is defined as a contract that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the date at which the underlying asset is made available for Equinor, the present value of future lease payments (including extension options considered reasonably certain to be exercised) is recognised as a lease liability. The present value is calculated using Equinor's incremental borrowing rate. A corresponding right-of-use (RoU) asset is recognised, including lease payments and direct costs incurred at the commencement date. Lease payments are reflected as interest expense and a reduction of lease liabilities. The RoU assets are depreciated over the shorter of each contract's term and the assets' useful life.

Short term leases (12 months or less) and leases of low value assets are expensed or (if appropriate) capitalised as incurred, depending on the activity in which the leased asset is used.

Many of Equinor's lease contracts, such as rig and vessel leases, involve several additional services and components, including personnel cost, maintenance, drilling related activities, and other items. For a number of these contracts, the additional services represent a not inconsiderable portion of the total contract value. Non-lease components within lease contracts are accounted for separately for all underlying classes of assets and reflected in the relevant expense category or (if appropriate) capitalised as incurred, depending on the activity involved.

Accounting judgement regarding leases
In the oil and gas industry, where activity frequently is carried out through joint arrangements or similar arrangements, the application of IFRS 16 Leases requires evaluations of whether the joint arrangement or its operator is the lessee in each lease agreement and consequently whether such contracts should be reflected gross (100%) in the operator's financial statements, or according to each joint operation partner's proportionate share of the lease.

In many cases where an operator is the sole signatory to a lease contract of an asset to be used in the activities of a specific joint operation, the operator does so implicitly or explicitly on behalf of the joint arrangement. In certain jurisdictions, and importantly for Equinor as this includes the Norwegian continental shelf (NCS), the concessions granted by the authorities establish both a right and an obligation for the operator to enter into necessary agreements in the name of the joint operations (licences).

As is the customary norm in upstream activities operated through joint arrangements, the operator will manage the lease, pay the lessor, and subsequently re-bill the partners for their share of the lease costs.

In each such instance, it is necessary to determine whether the operator is the sole lessee in the external lease arrangement, and if so, whether the billings to partners may represent sub-leases, or whether it is in fact the joint arrangement which is the lessee, with each participant accounting for its proportionate share of the lease. Where all partners in a licence are considered to share the primary responsibility for lease payments under a contract, Equinor's proportionate share of the related lease liability and RoU asset will be recognised net by Equinor. When Equinor is considered to have the primary responsibility for the full external lease payments, the lease liability is recognised gross (100%).

Equinor 2024 Annual report

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Equinor leases certain assets, notably drilling rigs, transportation vessels, storages and office facilities for operational activities. Equinor has the primary responsibility for the full external lease payments in the majority of the lease contracts, and the use of leases serves operational purposes rather than as a tool for financing.

Equinor recognised revenues of USD 269 million in 2024 and USD 337 million in 2023 related to lease costs recovered from licence partners related to lease contracts being recognised gross by Equinor.

Commitments relating to lease contracts which had not yet commenced at year-end are included within note 26 Other commitments, contingent liabilities and contingent assets.

Information related to lease payments and lease liabilities

(in USD million)		2024		2023
Lease liabilities at 1 January		3,570		3,668
New leases, including remeasurements and cancellations		1,595		1,379
Gross lease payments	(1,682)		(1,590)	
Lease interest	167		139	
Lease repayments	(1,515)	(1,515)	(1,452)	(1,452)
Foreign currency translation effects		(141)		(25)
Lease liabilities at 31 December		3,510		3,570
Current lease liabilities		1,249		1,279
Non-current lease liabilities		2,261		2,290

A maturity profile based on undiscounted contractual cash flows for lease liabilities is disclosed in note 4 Financial risk and capital management.

Non-current lease liabilities maturity profile

	At 31 December	
(in USD million)	2024	2023
Year 2 and 3	1,165	1,343
Year 4 and 5	431	470
After 5 years	665	478
Total repayment of non-current lease liabilities	2,261	2,290

The Right of use assets are included within the line item Property, plant and equipment in the Consolidated balance sheet. See also note 12 Property, plant and equipment.

Equinor 2024 Annual report

Note 26. Other commitments, contingent liabilities and contingent assets Accounting policies Estimation uncertainty regarding levies Equinor’s global business activities are subject to different indirect taxes (levies) in various jurisdictions around the world. In these jurisdictions, governments can respond to global or local development, including climate related matters and public fiscal balances, by issuing new laws or other regulations stipulating changes in value added tax, tax on emissions, customs duties or other levies which may affect profitability and even the viability of Equinor’s business in that jurisdiction. Equinor mitigates this risk by using local legal representatives and staying up to date with the legislation in the jurisdictions where activities are carried out. Occasionally, legal disputes arise from difference in interpretations. Equinor’s legal department, together with local legal representatives, estimate the outcome from such legal disputes based on first-hand knowledge. Such estimates may differ from the actual results. Contractual commitments Equinor had contractual commitments of USD 11,841 million as of 31 December 2024. The contractual commitments reflect Equinor's proportional share and mainly comprise construction and acquisition of property, plant and equipment as well as committed investments or funding to equity accounted entities of USD 1,090 million. Equinor also had estimated expenditures related to commitments to drill a certain number of wells, which sometimes can be a prerequisite to be awarded oil and gas exploration and production licences. At the end of 2024, Equinor was committed to participate in 29 wells, with an average ownership interest of approximately 44%. Equinor's share of estimated expenditures to drill these wells amounts to USD 428 million. Additional wells that Equinor may become committed to participating in depending on future discoveries in certain licences are not included in these numbers. Other long-term commitments Equinor has entered into various long-term agreements for pipeline transportation as well as terminal use, processing, storage and entry/exit capacity commitments and commitments related to specific purchase agreements. The agreements ensure the rights to the capacity or volumes in question, but also impose on Equinor the obligation to pay for the agreed-upon service or commodity, irrespective of actual use. The contracts' terms vary, with durations of up to 2060. For assets (such as pipelines) that are included in the Equinor accounts through joint operations or similar arrangements, and where consequently Equinor’s share of assets, liabilities, income and expenses (capacity costs) are reflected on a line-by-line basis in the Consolidated financial statements, the amounts in the table include the net commitment payable by Equinor (i.e. Equinor’s proportionate share of the commitment less Equinor's ownership share in the applicable entity). The table below also includes USD 5,738 million as the non-lease components of lease agreements reflected in the accounts according to IFRS 16, as well as leases not yet commenced. For commenced leases, please refer to note 25 Leases. Nominal minimum other long-term commitments at 31 December 2024: (in USD million) 2025 3,112 2026 2,571 2027 1,898 2028 1,475 2029 1,177 Thereafter 4,655 Total other long-term commitments 14,888 249 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Guarantees Equinor has guaranteed for its proportionate share of some of our equity accounted companies’ long- term bank debt and other contractual obligations. The total amount guaranteed at year-end 2024 is USD 1,053 million. The book value of the guarantees is immaterial. Contingent liabilities and contingent assets Claim from Petrofac regarding multiple variation order requests performed in Algeria (In Salah) Petrofac International (UAE) LLC (“PIUL”) was awarded the EPC Contract to execute the ISSF Project (the In Salah Southern Fields Project in central Algeria). Following a suspension of activity in 2013, PIUL issued multiple Variation Order Requests (“VoRs”) related to the costs incurred for stand-by and remobilization costs. Several VoRs have been paid, but the settlement of the remaining has been unsuccessful. PIUL initiated arbitration in August 2020 claiming an estimated amount of USD 532 million, of which Equinor holds a 31.85% share. The arbitration process has progressed during 2024. Equinor's maximum exposure amounts to USD 169 million. Equinor has provided for its best estimate in the matter. Withholding tax dispute regarding remittances from Brazil to Norway Remittances made from Brazil for services are normally subject to withholding income tax. In 2012, Equinor’s subsidiaries in Brazil filed a lawsuit to avoid paying this tax on remittances made to Equinor ASA and Equinor Energy AS under the Double Tax Treaty Brazil had with Norway until 2024. The lawsuit relates to services without transfer of technology on fields where Equinor is a partner. Court proceedings through several levels in the legal system have been ongoing and a final verdict has not yet been reached. Withholding tax has not been paid since 2014 based on a court ruling. Equinor's share of maximum exposure in the case at year end 2024 is estimated at approximately USD 184 million. Although Equinor continues to be of the view that all applicable tax regulations have been applied in the case, developments in similar litigation in Brazil led to an updated evaluation of the likelihood of loss, and Equinor has provided for the best estimate in the case as income tax expense. Suit for an annulment of Petrobras’ sale of the interest in BM-S-8 to Equinor In March 2017, an individual connected to the Union of Oil Workers of Sergipe (Sindipetro) filed a class action suit against Petrobras, Equinor, and ANP - the Brazilian Regulatory Agency - to seek annulment of Petrobras’ sale of the interest and operatorship in BM-S-8 to Equinor, which was closed in November 2016 after approval by the partners and authorities. During the last years, court decisions that confirm Equinor’s position have been issued at the first and second court instance levels. The plaintiff still has the possibility of a narrower scope appeal. At the end of 2024, the acquired interest remains on Equinor’s balance sheet, where the assets related to phase 1 have been reclassified to property, plant and equipment and the assets related to phase 2 are presented as intangible assets, all of which are part of the Exploration & Production International (E&P International) segment. Brazilian law creating uncertainty regarding certain tax incentives Equinor is currently part in legal matters in the state of Rio de Janeiro in Brazil related to a law requiring taxpayers that benefit from ICMS tax incentives (i.e. Repetro) to deposit 10% of the savings made from such benefits into a state fund. Equinor is of the opinion that specific incentives so far relevant for the Roncador and Peregrino fields are not in scope of the law, while the state of Rio de Janeiro requires deposits to be paid with the addition of fines and interest. While legal developments in 2023 included clarification from the Supreme Court that the law is constitutional, subject to a final ruling, Equinor’s litigation in the matter continues, mainly related to the law’s impact specifically for Repetro and other state tax incentives. Equinor believes that our view in the matter will ultimately be upheld by the courts, and no amounts have consequently been provided for in the financial statements. At year-end 2024, the maximum exposure for Equinor in the matter has been estimated to be a total of USD 96 million. KKD oil sands partnership Canadian tax authorities have issued a notice of reassessment for 2014 for Equinor's Canadian subsidiary which was party to Equinor's divestment of 40% of the KKD Oil Sands partnership at that time. The reassessment adjusts the allocation of the proceeds of disposition of certain Canadian resource properties from the partnership. Maximum exposure is estimated to be approximately USD 350 million. Following an administrative appeal process with Canadian tax authorities, Equinor commenced court proceedings in the matter in 2023. While the court process may take several years, the reassessment will impact Equinor’s tax paying position while the proceedings are ongoing. Equinor is of the view that all applicable tax regulations have been applied in the case and that Equinor has a strong position. No amounts have consequently been provided for in the financial statements. Other claims During the normal course of its business, Equinor is involved in legal proceedings, and several other unresolved claims are currently outstanding. The ultimate liability or asset, in respect of such litigation and claims cannot be determined at this time. Equinor has provided in its Consolidated financial statements for probable liabilities related to litigation and claims based on its best estimate. Equinor does not expect that its financial position, results of operations or cash flows will be materially affected by the resolution of these legal proceedings. Equinor is actively pursuing the above disputes through the contractual and legal means available in each case, but the timing of the ultimate resolutions and related cash flows, if any, cannot at present be determined with sufficient reliability. Provisions related to claims other than those related to income tax are reflected within note 23 Provisions and other liabilities. Uncertain income tax related liabilities are reflected as current tax payables or deferred tax liabilities as appropriate, while uncertain tax assets are reflected as current or deferred tax assets. 250 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Note 27. Related parties Transactions with the Norwegian state The Norwegian state is the majority shareholder of Equinor and also holds major investments in other Norwegian companies. As of 31 December 2024, the Norwegian state had an ownership interest in Equinor of 67.0% (excluding Folketrygdfondet, the Norwegian national insurance fund, of 4.0%). This ownership structure means that Equinor participates in transactions with many parties that are under a common ownership structure and therefore meet the definition of a related party. Equinor markets and sells the Norwegian state's share of oil and gas production from the Norwegian continental shelf (NCS). The Norwegian state's participation in petroleum activities is organised through the Norwegian State’s Direct Financial Interests (SDFI). For accounting policies and accounting judgement related to transactions with the SDFI, see note 7 Total revenues and other income. Total purchases of crude oil, natural gas liquids (NGL), and liquified natural gas (LNG) from the Norwegian state amounted to USD 10.2 billion, USD 10.1 billion and USD 12.6 billion in 2024, 2023 and 2022, respectively. Payables to equity accounted companies and other related parties specified in note 24 Trade and other payables are mostly related to these purchases, and is included in the below table within Trade and other payables. In addition, Equinor sells in its own name, but for the SDFI’s account and risk, the SDFI’s share of natural gas volumes. Transactions with the Norwegian state related to Equinor’s share buy-back programme are presented in note 20 Shareholders’ equity, capital distribution and earnings per share. Other transactions In its ordinary business operations, Equinor enters into contracts such as pipeline transport, gas storage and processing of petroleum products, with companies in which Equinor has ownership interests. Gassled and certain other infrastructure assets are operated by Gassco AS, which is an entity under common control by the Norwegian Ministry of Energy. Gassco’s activities are performed on behalf of and for the risk and reward of pipeline and terminal owners, and capacity payments flow through Gassco to the respective owners. Equinor payments that flowed through Gassco in this respect amounted to USD 0.9 billion in 2024, USD 1.0 billion and USD 1.2 billion in 2023 and 2022 respectively. The stated amounts represent Equinor’s capacity payment net of Equinor’s own ownership interests in Gassco operated infrastructure. In addition, Equinor manages, in its own name, but for the Norwegian state’s account and risk, the Norwegian state’s share of the Gassco costs. These transactions are presented net. Equinor has had transactions with other associated companies and joint ventures in the course of its ordinary business, for which amounts have not been disclosed due to materiality. In addition, Equinor has had transactions with joint operations and similar arrangements where Equinor is operator. Indirect operating expenses incurred as operator are charged to the joint operation or similar arrangement based on the “no-gain/no-loss” principle. Related party transactions with management are presented in note 8 Salaries and personnel expenses. Related party transactions due to Equinor’s share buy-back programme are presented in note 20 Shareholders’ equity, capital distribution and earnings per share. Outstanding balances to related parties split on SDFI and other related parties are presented in the below table. All related party transactions are carried out on market terms. 251 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements At 31 December 2024 Norwegian State's Direct Financial Interests Equity accounted companies and other related parties Third parties Total amount(in USD million) Assets Non-current prepayments and financial receivables — 294 1,085 1,379 Trade and other receivables 229 106 13,255 13,590 Current prepayments and financial receivables 5 3,862 3,867 Liabilities Non-current provisions and other liabilities 274 — 12,652 12,927 Trade and other payables 1,547 46 9,517 11,110 Current provisions and other liabilities 2,384 2,384 Current finance debt 257 — 6,966 7,223 Following the disaggregation of Trade and other receivables, see note 16 and 18 for details, a new line item Current prepayments and financial receivables has been added to the tables above. Similarly, the disaggregation of Trade, other payables and provisions, see note 23 and 24 for details, a new line item Current provisions and other liabilities has been added to the tables above. At 31 December 2023 Norwegian State's Direct Financial Interests Equity accounted companies and other related parties Third parties Total amount(in USD million) Assets Non-current prepayments and financial receivables — 103 1,188 1,291 Trade and other receivables 1,007 49 12,148 13,204 Current prepayments and financial receivables 3,729 3,729 Liabilities Non-current provisions and other liabilities 850 — 14,455 15,304 Trade and other payables 1,195 47 8,315 9,556 Current provisions and other liabilities 2,314 2,314 Current finance debt 893 — 5,102 5,996 252 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

Note 28. Financial instruments and fair value measurement Accounting policies Financial assets Financial assets are initially recognised at fair value when Equinor becomes a party to the contractual provisions of the asset. Financial assets are presented as current if they contractually will expire or otherwise are expected to be recovered within 12 months after the balance sheet date, or if they are held for trading purposes. Short-term highly liquid investments with original maturity of more than 3 months are classified as current financial investments, primarily accounted for at amortised cost. Trade receivables are carried at the original invoice amount less a provision for doubtful receivables which represent expected losses computed on a probability-weighted basis. A portion of Equinor's financial investments is managed together as an investment portfolio of Equinor's captive insurance company and is held in order to comply with specific regulations for capital retention. The investment portfolio is managed and evaluated on a fair value basis in accordance with an investment strategy and is accounted for at fair value through profit or loss. Financial assets and financial liabilities are shown separately in the Consolidated balance sheet, unless Equinor has both a legal right and intention to net settle certain balances payable to and receivable from the same counterparty. Gains and losses arising on the sale, settlement or cancellation of financial assets are recognised within Net financial items. Financial liabilities Financial liabilities are initially recognised at fair value when Equinor becomes a party to the contractual provisions of the liability. Subsequent measurements depend on classification either at fair value through profit or loss, or at amortised cost using the effective interest method. The latter applies to Equinor's non- current bank loans and bonds. Financial liabilities are presented as current if they are expected to be settled within Equinor’s normal operating cycle, due to be settled within 12 months after the balance sheet date, if Equinor does not have the right to defer settlement more than 12 months after the balance sheet date, or if the liabilities are held for trading purposes. Gains and losses arising from the repurchase, settlement or cancellation of liabilities are recognised within Net financial items. Derivative financial instruments Equinor uses derivative financial instruments to manage certain exposures to fluctuations in foreign currency exchange rates, interest rates and commodity prices. These instruments are initially recognised at fair value on the contract date and subsequently remeasured at fair value through profit and loss. The impact of commodity- based derivatives is recognised in the Consolidated statement of income as part of Revenues, as such derivatives are related to sales contracts or revenue-related risk management for all significant purposes. The impact of other derivatives is reflected under Net financial items. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. Derivative assets or liabilities expected to be settled, or with the legal right to be settled more than 12 months after the balance sheet date, are classified as non- current. Derivative financial instruments held for trading purposes are always classified as current. Contracts to buy or sell a non-financial item that can be settled net in cash or another financial instrument are accounted for as financial instruments. However, contracts that are entered into and continue to be held for the purpose of the receipt or delivery of a non- financial item in accordance with Equinor's expected purchase, sale or usage requirements, also referred to as own-use, are not accounted for as financial instruments. Such sales and purchases of physical commodity volumes and power are reflected in the Consolidated statement of income as Revenue from contracts with customers and Purchases [net of inventory variation], respectively. This is applicable to a significant number of contracts for the purchase or sale of crude oil and natural gas, as well as for some contracts for the purchase or sale of power. For contracts to sell a non-financial item that can be settled net in cash, but are ultimately physically settled without qualifying as own use prior to settlement, the changes in fair value are included in Gain/loss on commodity derivatives. When these derivatives are physically settled, the previously recognised unrealised gain/loss is included in Physically settled commodity derivatives. Both these elements are included as part of Revenues. The physical deliveries made through such contracts are included in Revenue from contracts with customers at contract price. Derivatives embedded in host contracts which are not financial assets within the scope of IFRS 9 are recognised as separate derivatives and are measured at fair value with subsequent changes through profit and loss. This occurs, when their risks and economic characteristics are not closely related to those of the host contracts, and the host contracts are not carried at fair value. Where there is an active market for a commodity or other non-financial item referenced in a purchase or sale contract, a pricing formula based on this active market will, for instance, be considered to be closely related to the host purchase or sales contract. However a price formula with indexation to other markets or products will result in the recognition of a separate derivative. In Equinor, this mainly relates to certain natural gas sales contracts where the pricing formula references power. Where there is no active market for the commodity or other non-financial item in question, Equinor assesses the characteristics of such a price related embedded derivative to be closely related to the host contract if the price formula is based on relevant indexations commonly used by other market participants. 253 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements 4.1 Consolidated financial statements Financial instruments by category The following tables present Equinor's classes of financial instruments and their carrying amounts by the categories as they are defined in IFRS 9 Financial Instruments. Information on fair value of finance debt measured at amortised cost is presented in note 21. For other financial current and non-current balance sheet items at amortised cost, the difference between amortised cost and fair value is not material. At 31 December 2024 (in USD million) Note Amortised cost Fair value through profit or loss Non-financial assets Total carrying amount Assets Non-current derivative financial instruments 648 648 Non-current financial investments 16 98 5,519 5,616 Non-current prepayments and financial receivables 16 743 636 1,379 Trade and other receivables 18 13,590 13,590 Current prepayments and financial receivables 16 2,651 1,216 3,867 Current derivative financial instruments 1,024 1,024 Current financial investments 16 14,991 344 15,335 Cash and cash equivalents 19 6,842 1,278 8,120 Total 38,915 8,813 1,852 49,580 At 31 December 2023 (in USD million) Note Amortised cost Fair value through profit or loss Non-financial assets Total carrying amount Assets Non-current derivative financial instruments 559 559 Non-current financial investments 16 75 3,366 3,441 Non-current prepayments and financial receivables 16 341 950 1,291 Trade and other receivables 18 13,204 13,204 Current prepayments and financial receivables 16 2,988 740 3,729 Current derivative financial instruments 1,378 1,378 Current financial investments 16 28,822 402 29,224 Cash and cash equivalents 19 7,767 1,875 9,641 Total 53,197 7,579 1,691 62,467 Following the disaggregation of Trade and other receivables, see note 16 and 18 for details, a new line item Current prepayments and financial receivables has been added to the tables above. 254 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements At 31 December 2024 (in USD million) Note Amortised cost Fair value through profit or loss Non-financial liabilities Total carrying amount Liabilities Non-current finance debt 21 19,361 19,361 Non-current derivative financial instruments 1,958 1,958 Trade and other payables 24 11,110 11,110 Current provisions and other liabilities 23 1,385 999 2,384 Current finance debt 21 7,223 7,223 Dividend payable 1,906 1,906 Current derivative financial instruments 833 833 Total 40,985 2,791 999 44,775 At 31 December 2023 (in USD million) Note Amortised cost Fair value through profit or loss Non-financial liabilities Total carrying amount Liabilities Non-current finance debt 21 22,230 22,230 Non-current derivative financial instruments 1,795 1,795 Trade and other payables 24 9,556 9,556 Current provisions and other liabilities 23 1,495 819 2,314 Current finance debt 21 5,996 5,996 Dividend payable 2,649 2,649 Current derivative financial instruments 1,619 1,619 Total 41,927 3,414 819 46,159 Measurement of fair values Quoted prices in active markets represent the best evidence of fair value and are used by Equinor in determining the fair values of assets and liabilities to the extent possible. Financial instruments quoted in active markets will typically include financial instruments with quoted market prices obtained from the relevant exchanges or clearing houses. The fair values of quoted financial assets, financial liabilities and derivative instruments are determined by reference to mid-market prices, at the close of business on the balance sheet date. When there is no active market, fair value is determined using valuation techniques. These techniques include recent arm's-length market transactions, reference to other instruments that are substantially the same, discounted cash flow analysis, and pricing models and related internal assumptions. In the valuation techniques, Equinor also takes into consideration the counterparty’s credit risk and its own credit risk. This consideration is either reflected in the discount rate used or through direct adjustments to the calculated cash flows. For elements of long- term physical delivery commodity contracts, fair value estimates, to the extent possible, are based on quoted forward prices in the market and underlying indexes in the contracts, as well as assumptions of forward prices and margins where observable market prices are unavailable. Similarly, the fair values of interest and currency swaps are estimated based on relevant quotes from active markets, quotes of comparable instruments, and other appropriate valuation techniques. Following the disaggregation of Trade, other payables and provisions, see note 23 and 24 for details, the line item has changed name to Trade and other payables and a new line item Current provisions and other liabilities has been added to the tables above. 255 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements Fair value hierarchy The following table summarises each class of financial instruments which are recognised in the Consolidated balance sheet at fair value, split by Equinor's basis for fair value measurement. (in USD million) Non-current financial investments Non-current derivative financial instruments - assets Current financial investments Current derivative financial instruments - assets Cash equivalents Non-current derivative financial instruments liabilities Current derivative financial instruments - liabilities Net fair value At 31 December 2024 Level 1 3,178 — — 2 — — 3,180 Level 2 1,762 105 344 904 1,278 (1,942) (775) 1,676 Level 3 579 543 — 118 (17) (58) 1,167 Total fair value 5,519 648 344 1,024 1,278 (1,958) (833) 6,022 At 31 December 2023 Level 1 1,294 — — 6 — — 1,300 Level 2 1,528 104 402 1,195 1,875 (1,754) (1,577) 1,773 Level 3 543 455 177 (42) (41) 1,092 Total fair values 3,366 559 402 1,378 1,875 (1,795) (1,619) 4,165 Level 1, fair value based on prices quoted in an active market for identical assets or liabilities, includes financial instruments actively traded and for which the values recognised in the Consolidated balance sheet are determined based on observable prices on identical instruments. For Equinor this category will, in most cases, only be relevant for investments in listed equity securities and government bonds. Level 2, fair value based on inputs other than quoted prices included within level 1, which are derived from observable market transactions, includes Equinor's non-standardised contracts for which fair values are determined on the basis of price inputs from observable market transactions. This will typically be when Equinor uses forward prices on crude oil, natural gas, interest rates and foreign currency exchange rates as inputs to the valuation models to determine the fair value of its derivative financial instruments. Level 3, fair value based on unobservable inputs, includes financial instruments for which fair values are determined on the basis of input and assumptions that are not from observable market transactions. The fair values presented in this category are mainly based on internal assumptions. The internal assumptions are only used in the absence of quoted prices from an active market or other observable price inputs for the financial instruments subject to the valuation. The fair value of certain earn-out agreements and embedded derivative contracts are determined by the use of valuation techniques with price inputs from observable market transactions as well as internally generated price assumptions and volume profiles. The discount rate used in the valuation is a risk-free rate based on the applicable currency and time horizon of the underlying cash flows adjusted for a credit premium to reflect either Equinor's credit premium, if the value is a liability, or an estimated counterparty credit premium if the value is an asset. In addition, a risk premium for risk elements not adjusted for in the cash flow may be included when applicable. The fair values of these derivative financial instruments have been classified in their 256 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.1 Consolidated financial statements

257 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

entirety in the third category within current derivative financial instruments and non-current derivative financial instruments.

During 2024 the financial instruments within level 3 have had a net increase in fair value of USD 75 million, of which a gain of USD 216 million was recognised in the Consolidated statement of income, mainly due to changes in fair value of certain embedded derivatives and earn-out agreements. During 2023, the same financial instruments had a net decrease in fair value of USD 167 million, of which a loss of USD 191 million was recognised in the Consolidated statement of income.

Equinor 2024 Annual report

258 4.2 Parent company financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

4.2 Parent company financial statements

Statement of income Equinor ASA **259**
Statement of comprehensive income Equinor ASA **260**
Balance sheet Equinor ASA **261**
Statement of cash flows Equinor ASA **262**
Notes to the financial statements Equinor ASA **263**

Notes to the financial statements Equinor ASA **263**
Note 1. Organisation and material accounting policies 263
Note 2. Financial risk management and measurement of financial instruments 264
Note 3. Revenues 268
Note 4. Salaries and personnel expenses 268
Note 5. Share-based compensation 269
Note 6. Auditor's remuneration 269
Note 7. Financial items 270
Note 8. Income taxes 271
Note 9. Property, plant and equipment 272
Note 10. Investments in subsidiaries and other equity accounted companies 273
Note 11. Financial assets and liabilities 274
Note 12. Inventories 276
Note 13. Trade and other receivables 276
Note 14. Cash and cash equivalents 277
Note 15. Equity and shareholders 277
Note 16. Finance debt 279
Note 17. Pensions 280
Note 18. Provisions and other liabilities 281
Note 19. Trade and other payables 282
Note 20. Leases 283
Note 21. Other commitments, contingent liabilities and contingent assets 284
Note 22. Related parties 285

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259 4.2 Parent company financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Statement of income Equinor ASA

		Full year	
(in USD million)	**Note**	**2024**	**2023**
Revenues	3	**62,615**	62,286
Net income/(loss) from subsidiaries and other equity accounted investments	10	**9,922**	10,056
Other income		**6**	100
Total revenues and other income		**72,542**	72,442
Purchases [net of inventory variation]		**(59,096)**	(58,195)
Operating expenses		**(1,967)**	(2,522)
Selling, general and administrative expenses		**(420)**	(390)
Depreciation, amortisation and net impairment	9	**(689)**	(664)
Exploration expenses		**(23)**	(13)
Total operating expenses		**(62,196)**	(61,784)
Net operating income/(loss)		**10,347**	10,658
Interest income and other financial income	7	**2,777**	3,746
Interest expenses and other financial expenses	7	**(2,695)**	(3,084)
Other financial items	7	**(2,261)**	980
Net financial items		**(2,178)**	1,641
Income/(loss) before tax		**8,168**	12,299
Income tax	8	**(27)**	(618)
Net income/(loss)		**8,141**	11,681

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260 4.2 Parent company financial statements INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Statement of comprehensive income Equinor ASA

		Full year	
(in USD million)	**Note**	**2024**	**2023**
Net income/(loss)		**8,141**	11,681
Actuarial gains/(losses) on defined benefit pension plans		**1,028**	(276)
Income tax effect on income and expense recognised in OCI[1]		**(239)**	66
Items that will not be reclassified to the Statement of income	17	**790**	(211)
Foreign currency translation effects		**(1,261)**	(378)
Share of OCI from equity accounted investments		**(42)**	(113)
Items that may subsequently be reclassified to the Statement of income		**(1,303)**	(491)
Other comprehensive income/(loss)		**(514)**	(702)
Total comprehensive income/(loss)		**7,628**	10,979
Attributable to the equity holders of the company		**7,628**	10,979

1) Other Comprehensive Income (OCI).

Equinor 2024 Annual report

Balance sheet Equinor ASA At 31 December (in USD million) Note 2024 2023 ASSETS Property, plant and equipment 9 1,656 1,820 Intangible assets 11 15 Investments in subsidiaries and other equity accounted companies 10 45,939 49,408 Deferred tax assets 8 936 1,144 Pension assets 17 1,691 1,234 Derivative financial instruments 2 158 91 Financial investments 2 2,079 208 Prepayments and financial receivables 250 612 Receivables from subsidiaries and other equity accounted companies 11 11,350 14,642 Total non-current assets 64,071 69,175 Inventories 12 1,926 1,580 Trade and other receivables1) 13 8,708 8,028 Prepayments and financial receivables1) 11 2,975 3,036 Receivables from subsidiaries and other equity accounted companies 11 12,787 10,084 Derivative financial instruments 2 524 424 Financial investments 11 14,734 28,706 Cash and cash equivalents 14 3,426 6,187 Total current assets 45,080 58,045 Total assets 109,150 127,220 1) Disaggregated from the previously reported line-item Trade and other receivables. 2) Disaggregated from the previously reported line-item Trade, other payables and provisions. 261 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report At 31 December (in USD million) Note 2024 2023 EQUITY AND LIABILITIES Share capital 1,052 1,101 Reserves for valuation variances 6,383 7,975 Reserves for unrealised gains 40 469 Retained earnings 33,615 36,628 Total equity 15 41,090 46,173 Finance debt 16 19,224 22,051 Lease liabilities 20 818 1,074 Liabilities to subsidiaries and other equity accounted companies 127 515 Pension liabilities 17 3,467 3,909 Provisions and other liabilities 18 442 384 Derivative financial instruments 2 1,958 1,795 Total non-current liabilities 26,036 29,729 Trade and other payables2) 19 4,155 3,910 Provisions and other liabilities2) 18 1,191 1,297 Current tax payable 262 180 Finance debt 16 6,910 5,488 Lease liabilities 20 561 546 Dividends payable 15 2,907 4,698 Liabilities to subsidiaries and other equity accounted companies 11 25,544 33,954 Derivative financial instruments 2 494 1,245 Total current liabilities 42,024 51,319 Total liabilities 68,060 81,047 Total equity and liabilities 109,150 127,220 4.2 Parent company financial statements Statement of cash flows Equinor ASA 262 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Full year (in USD million) Note 2024 2023 Income/(loss) before tax 8,168 12,299 Deprecation, amortisation and net impairment 9 689 664 (Gains)/losses on foreign currency transactions and balances 1,695 (615) (Gains)/losses on sale of assets and businesses 10 1 258 (Income)/loss from equity accounted subsidiaries and investments1) (1,698) 17,702 (Increase)/decrease in other items related to operating activities 1,210 (1,020) (Increase)/decrease in net derivative financial instruments 2 (126) (185) Interest received 2,180 2,375 Interest paid (2,606) (2,977) Cash flows provided by operating activities before taxes paid and working capital items 9,513 28,500 Taxes paid (172) (225) (Increase)/decrease in working capital 681 1,127 Cash flows provided by operating activities 10,021 29,401 Capital expenditures and investments 9, 10 (1,681) (2,294) (Increase)/decrease in financial investments2) 9,833 1,116 (Increase)/decrease in derivative financial instruments 113 (1,324) (Increase)/decrease in other interest-bearing items (308) (129) (Increase)/decrease in financial receivables from group companies 5,483 3,778 Proceeds from sale of assets and businesses and capital contribution received 3,162 1,677 Cash flows provided by/(used in) investing activities 16,602 2,825 Full year (in USD million) Note 2024 2023 Repayment of finance debt 16 (2,586) (2,556) Repayment of lease liabilities 20 (628) (567) Dividends paid 15 (8,578) (10,906) Share buy-back 15 (6,013) (5,589) Net current finance debt and other financing activities 931 3,240 Increase/(decrease) in financial receivables and payables to/from subsidiares3) (12,317) (19,732) Cash flows provided by/(used in) financing activities (29,192) (36,109) Net increase/(decrease) in cash and cash equivalents (2,569) (3,882) Foreign currency translation effects (192) (135) Cash and cash equivalents at the beginning of the period (net of overdraft) 14 6,187 10,204 Cash and cash equivalents at the end of the period (net of overdraft)4) 14 3,426 6,187 1) This line item includes dividend from Equinor Energy AS of USD 6,284 million in 2024 and USD 25,954 million in 2023. 2) This line item includes the acquisition of 10 per cent of the shareholding in Ørsted A/S for USD 2.5 billion. See note 11 Financial assets and liabilities. 3) Mainly deposits in Equinor group's internal arrangement. 4) At 31 December 2024 and 2023 cash and cash equivalents net of overdraft were zero. 4.2 Parent company financial statements Notes to the financial statements Equinor ASA Note 1. Organisation and material accounting policies Equinor ASA (“the company”) is the parent company of the Equinor group (Equinor), consisting of Equinor ASA and its subsidiaries. Equinor ASA’s main activities include shareholding in group companies, group management, corporate functions and group financing. Equinor ASA also carries out activities related to external sales of oil and gas products, purchased externally or from group companies, including related refinery and transportation activities. Reference is made to disclosure note 1 Organisation in Equinor’s Consolidated financial statements. The financial statements of Equinor ASA have been prepared in accordance with simplified application of international accounting standards according to section 3-9 of the Norwegian Accounting Act and regulations regarding simplified application of international accounting standards issued by the Norwegian Ministry of Finance on 7 February 2022. The presentation currency of Equinor ASA is US dollar (USD), consistent with the presentation currency for the group financial statements and with the company’s functional currency. Equinor ASA’s financial statements should be read in connection with the Consolidated financial statements of Equinor, published together with these financial statements. With the exceptions described below, Equinor ASA applies the accounting policies of the group, as described in Equinor’s Consolidated financial statements. Subsidiaries, associated companies and joint ventures Shareholdings and interests in subsidiaries and associated companies (companies in which Equinor ASA does not have control, or joint control, but has the ability to exercise significant influence over operating and financial policies, generally when the ownership share is between 20% and 50%), as well as Equinor ASA’s participation in joint arrangements that are joint ventures, are accounted for using the equity method. Under the equity method, the investment is carried on the balance sheet at cost plus post- acquisition changes in Equinor ASA’s share of net assets of the entity, less distribution received and less any impairment in value of the investment. Goodwill may arise as the surplus of the cost of investment over Equinor ASA’s share of the net fair value of the identifiable assets and liabilities of the subsidiary, joint venture or associate. Goodwill included in the balance sheets of subsidiaries and associated companies is tested for impairment as part of the related investment in the subsidiary or associated company. The Statement of income reflects Equinor ASA’s share of the results after tax of an equity- accounted entity, adjusted to account for depreciation, amortisation and any impairment of the equity- accounted entity’s assets based on their fair values at the date of acquisition in situations where Equinor ASA has not been the owner since the establishment of the entity. Equinor also reflects its share of the investment’s other comprehensive income (OCI) arisen after the acquisition. Net income/loss from equity accounted investments is presented as part of Total revenues and other income, as these investments in other companies engaged in energy- related business activities are considered part of Equinor ASA’s main operating activities. Within Equinor ASA’s equity, a reserve for valuation variances has been established. All positive differences between the equity accounted investments’ carrying value and the acquisition cost are allocated to this reserve. Expenses related to the Equinor group as operator of joint operations and similar arrangements (licences) Indirect operating expenses incurred by the company, such as personnel expenses, are accumulated in cost pools. Such expenses are allocated in part on hours incurred cost basis to Equinor Energy AS, to other group companies and to licences where Equinor Energy AS or other group companies are operators. Costs allocated in this manner reduce the expenses in the company's statement of income, with the exception of operating subleases and cost recharges related to lease liabilities being recognised gross, which are presented as revenues in Equinor ASA. Asset transfers between the company and its subsidiaries Transfers of assets and liabilities between the company and the entities that it directly or indirectly controls are accounted for at the carrying amounts (continuity) of the assets and liabilities transferred, when the transfer is part of a reorganisation within the Equinor group. Embedded derivatives Embedded derivatives within sales or purchase contracts between Equinor ASA and other companies within the Equinor group are not separated from the host contract. Dividends and group contributions Under simplified application of international accounting standards according to section 3-9 of the Norwegian Accounting Act, dividends and group contributions may be recognised in the year they are proposed by the Board of Directors, but subject to approval from annual general meeting before distribution. This deviates from the recognition requirements under IFRS Accounting Standards. Proposed dividends to shareholders are recognised and classified as Dividend payables within Current liabilities. Proposed group contributions to other entities within Equinor’s Norwegian tax group are recognised and classified as Liabilities to subsidiaries and other equity accounted investments. Proposed dividends and group contributions from other group companies are recognised and classified as Receivables from subsidiaries and other equity accounted companies. Reserves for unrealised gains Reserves for unrealised gains included within the company’s equity consists of accumulated unrealised gains on non-exchange traded financial instruments and accumulated positive fair value changes from embedded derivatives. 263 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 4.2 Parent company financial statements Note 2. Financial risk management and measurement of financial instruments General information relevant to financial risks Equinor ASA's activities expose the company to market risk, liquidity risk and credit risk. The management of such risks does not substantially differ from the Group’s. See note 4 Financial risk and capital management in the Consolidated financial statements. (in USD million) Note Amortised cost Fair value through profit or loss Non- financial assets Total carrying amount At 31 December 2024 Assets Non-current derivative financial instruments 158 158 Non-current financial investments 2,079 2,079 Non-current prepayments and financial receivables 211 39 250 Receivables from subsidiaries and other equity accounted companies 11 10,838 513 11,350 Trade and other receivables 13 8,708 8,708 Current prepayments and financial receivables 11 2,558 417 2,975 Receivables from subsidiaries and other equity accounted companies 11 12,738 49 12,787 Current derivative financial instruments 524 524 Current financial investments 11 14,734 14,734 Cash and cash equivalents 14 2,149 1,278 3,426 Total financial assets 51,935 4,039 1,017 56,991 Following the disaggregation of Trade and other receivables, see note 11 and 13 for details, a new line item Current prepayments and financial receivables has been added to the tables above. Measurement of financial instruments by categories The following tables present Equinor ASA's classes of financial instruments and their carrying amounts by the categories as they are defined in IFRS 9 Financial Instruments. Information on fair value of finance debt measured at amortised cost is presented in note 21 in the Consolidated financial statements. For other financial current and non-current balance sheet items at amortised cost, the difference between amortised cost and fair value is not material. See note 28 Financial instruments and fair value measurement in the Consolidated financial statements where fair value measurement is explained in detail. 264 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report (in USD million) Note Amortised cost Fair value through profit or loss Non- financial assets Total carrying amount At 31 December 2023 Assets Non-current derivative financial instruments 91 91 Non-current financial investments 208 208 Non-current prepayments and financial receivables 201 411 612 Receivables from subsidiaries and other equity accounted companies 11 14,163 479 14,642 Trade and other receivables 13 8,028 8,028 Current prepayments and financial receivables 11 2,856 180 3,036 Receivables from subsidiaries and other equity accounted companies 11 10,036 48 10,084 Current derivative financial instruments 424 424 Current financial investments 11 28,706 28,706 Cash and cash equivalents 14 4,312 1,875 6,187 Total financial assets 68,302 2,598 1,119 72,018 4.2 Parent company financial statements

265 4.2 Parent company financial statements
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(in USD million)	Note	Amortised cost	Fair value through profit or loss	Non-financial liabilities	Total carrying amount
At 31 December 2024					
Liabilities					
Non-current finance debt	16	19,224			19,224
Liabilities to subsidiaries and other equity accounted companies		27		100	127
Non-current derivative financial instruments			1,958		1,958
Trade and other payables	19	4,155			4,155
Current provisions and other liabilities	18	1,145		46	1,191
Current finance debt	16	6,910			6,910
Dividends payable		2,907			2,907
Liabilities to subsidiaries and other equity accounted companies	11	25,544			25,544
Current derivative financial instruments			494		494
Total financial liabilities		59,912	2,452	146	62,510

Following the disaggregation of Trade, other payables and provisions, see note 18 and 19 for details, the line item has changed name to Trade and other payables and a new line item Current provisions and other liabilities has been added to the tables above.

(in USD million)	Note	Amortised cost	Fair value through profit or loss	Non-financial liabilities	Total carrying amount
At 31 December 2023					
Liabilities					
Non-current finance debt	16	22,051			22,051
Liabilities to subsidiaries and other equity accounted companies		27		488	515
Non-current derivative financial instruments			1,795		1,795
Trade and other payables	19	3,910			3,910
Current provisions and other liabilities	18	1,204		93	1,297
Current finance debt	16	5,488			5,488
Dividends payable		4,698			4,698
Liabilities to subsidiaries and other equity accounted companies	11	33,954			33,954
Current derivative financial instruments			1,245		1,245
Total financial liabilities		71,332	3,041	581	74,953

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266 4.2 Parent company financial statements
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Financial instruments recognised at fair value through profit or loss, with a net fair value of positive USD 1,586 million in 2024 and negative USD 442 million in 2023, are mainly classified within Level 1 and Level 2 categories in the Fair Value hierarchy.

The following table contains the estimated fair values of Equinor ASA's derivative financial instruments split by type.

(in USD million)	Fair value of assets	Fair value of liabilities	Net fair value
At 31 December 2024			
Foreign currency instruments	382	(119)	263
Interest rate instruments	114	(2,179)	(2,066)
Crude oil and refined products	11	(21)	(11)
Natural gas and electricity	176	(132)	43
Total fair value	682	(2,452)	(1,770)
At 31 December 2023			
Foreign currency instruments	130	(478)	(348)
Interest rate instruments	81	(1,761)	(1,679)
Crude oil and refined products	52	(19)	33
Natural gas and electricity	251	(783)	(531)
Total fair value	515	(3,041)	(2,526)

Sensitivity analysis of market risk

Commodity price risk
Equinor ASA's assets and liabilities resulting from commodity based derivative contracts consist of both exchange traded and non-exchange traded instruments mainly in crude oil, refined products and natural gas.

Price risk sensitivities at the end of 2024 and 2023 at 30% are assumed to represent a reasonably possible change based on the duration of the derivatives.

	At 31 December			
	2024		2023	
(in USD million)	-30%	+30%	-30%	+30%
Crude oil and refined products net gains/(losses)	465	(465)	222	(222)
Natural gas and electricity net gains/(losses)	48	(47)	63	(63)

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267 4.2 Parent company financial statements
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Currency risk
The following currency risk sensitivity has been calculated by assuming a 10% reasonable possible change in the main foreign currency exchange rates that impact Equinor ASA's financial accounts, based on balances at 31 December 2024. At 31 December 2023, a change of 11% in the most relevant foreign currency exchange rates was viewed as a reasonable possible change. With reference to the table below, a negative figure represents a negative equity impact/loss, while a positive figure represents a positive equity impact/gain.

The currency risk sensitivity of Equinor ASA mainly differs from that of the Group due to interest-bearing receivables and liabilities from/to subsidiaries. For more detailed information about these receivables and liabilities, see note 11 Financial assets and liabilities.

Currency risk sensitivity	At 31 December 2024			
(in USD million)	NOK	EUR	GBP	BRL
Impact from a 10% strengthening of given currency vs USD on:				
Shareholders equity through OCI	316	309	925	29
Shareholders equity through P&L	745	(175)	(130)	473
Impact from a 10% weakening of given currency vs USD on:				
Shareholders equity through OCI	(316)	(309)	(925)	(29)
Shareholders equity through P&L	(745)	175	130	(473)

Currency risk sensitivity	At 31 December 2023			
(in USD million)	NOK	EUR	GBP	BRL
Impact from an 11% strengthening of given currency vs USD on:				
Shareholders equity through OCI	816	406	903	47
Shareholders equity through P&L	376	(418)	(88)	600
Impact from an 11% weakening of given currency vs USD on:				
Shareholders equity through OCI	(816)	(406)	(903)	(47)
Shareholders through P&L	(376)	418	88	(600)

Interest rate risk
The following interest rate risk sensitivity has been calculated by assuming a change of 100 basis points as a reasonable possible change in interest rates at the end of 2024. A change of 130 basis points in interest rates was viewed as a reasonable possible change in 2023. The estimated gains following from a decrease in the interest rates and the estimated losses following from an interest rate increase would impact the company's statement of income.

Interest risk sensitivity	At 31 December			
	2024		2023	
(in USD million)	- 100 basis points	+ 100 basis points	- 130 basis points	+ 130 basis points
Positive/(negative) impact on net financial items	363	(363)	569	(569)

Equity price risk
The following equity price risk sensitivity has been calculated, by assuming a 35% reasonable possible change in equity prices that impact Equinor ASA's financial accounts, based on balances at 31 December 2024. At 31 December 2023, a change of 35% in equity prices was equally viewed as a reasonable possible change. The estimated gains and the estimated losses following from a change in equity prices would impact the company's statement of income.

Equity price sensitivity	At 31 December			
	2024		2023	
(in USD million)	-35%	35%	-35%	35%
Net gains/(losses)	(728)	728	(73)	73

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Note 3. Revenues

	Full year	
(in USD million)	2024	2023
Revenues third party	60,108	60,295
Intercompany revenues	2,506	1,990
Revenues	62,615	62,286

Note 4. Salaries and personnel expenses

Equinor ASA remuneration

(amounts in USD million)	2024	2023
Salaries[1)]	2,604	2,360
Pension cost[2)]	415	374
Payroll tax	437	415
Other compensations and social costs	302	312
Total remuneration	3,758	3,462
Average number of employees[3)]	21,000	20,000

1) Salaries include bonuses and expatriate costs in addition to base pay.
2) See note 17 Pensions.
3) Part time employees amount to 2% for both 2024 and 2023.

Total payroll expenses are accumulated in cost-pools and charged to partners of Equinor operated licences and group companies on an hours incurred basis. For further information see note 22 Related parties.

Compensation to and share ownership of the board of directors (BoD), the corporate executive committee (CEC) and the corporate assembly
Compensation to the BoD during 2024 was USD 0.8 million and the total share ownership of the members of the BoD at the end of the year was 17,628 shares.

Compensation to the CEC during 2024 was USD 10.9 million and the total share ownership of the members of the CEC at the end of the year was 327,775 shares.

Compensation to the corporate assembly during 2024 was USD 0.1 million and the total share ownership of the members of the corporate assembly at the end of the year was 23,975 shares.

At 31 December 2024 and 2023 there are no loans to the members of the BoD or the CEC.

The 2024 remuneration report for the CEC, BoD and the corporate assembly is available at equinor.com/reports. The 2023 executive remuneration policy is applicable for 2024 and is included as an Appendix to the 2024 remuneration report.

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Severance payment
The CEO and the EVPs are entitled to a severance payment equivalent to six months of base salary, commencing after the six months' notice period, in case of a company-initiated termination. The same amount is also payable if the parties mutually agree to terminate the employment, and the individual gives notice pursuant to a written agreement with the company. The severance payment will be reduced by any other payments earned by the individual during the severance period. This includes earnings from any employment or business activity where the individual has active ownership.

The value of the locked-in shares according the Long term incentive plan (LTI) needs to be repaid in case of termination of employment.
If termination of employment is based on a mutual agreement, the company may as part of a required financial settlement decide to release locked-in LTI shares without the requirement to repay their value, and award bonus shares earned under the share savings plan at the end of employment. In the event that any of these options are exercised, an explanation will be included in the remuneration report.

Severance provisions do not apply in case of gross misconduct, gross negligence, disloyalty, or other material breach of duties by the relevant CEC member.

No severance payment is due in case the resignation is initiated by the executive.

Note 5. Share-based compensation

Equinor's share saving plan provides employees with the opportunity to purchase Equinor shares through monthly salary deductions and a contribution by Equinor. If the shares are kept for two full calendar years of continued employment, following the year of purchase, the employees will be allocated one bonus share for each one they have purchased.

Estimated compensation expense including the contribution by Equinor ASA for purchased shares, amounts vested for bonus shares granted and related social security tax was USD 74 million in 2024, and USD 69 million in 2023. For the 2025 programme (granted in 2024), the estimated compensation expense is USD 72 million. At 31 December 2024, the amount of compensation cost yet to be expensed throughout the vesting period is USD 156 million.

Note 6. Auditor's remuneration

Auditor's remuneration

(in USD million, excluding VAT)	2024	2023
Audit fee	5.0	5.9
Audit related fee	0.6	0.4
Other service fee	0.3	–
Total remuneration	5.9	6.3

There are no fees incurred related to tax advice.

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Note 7. Financial items

	Full year	
(in USD million)	2024	2023
Interest income from group companies	1,165	1,617
Interest income other current financial assets and other financial items	1,612	2,129
Interest income and other financial income	2,777	3,746
Interest expense to group companies	(1,171)	(1,541)
Interest expense non-current finance debt and lease liabilities	(1,249)	(1,333)
Interest expense current financial liabilities and other financial expenses	(275)	(211)
Interest expenses and other financial expenses	(2,695)	(3,084)
Foreign currency exchange gains/(losses) derivative financial instruments	572	(1,427)
Other foreign currency exchange gains/(losses)	(2,266)	2,042
Net foreign currency exchange gains/(losses)	(1,695)	615
Gains/(losses) financial investments	(612)	14
Gains/(losses) other derivative financial instruments	46	351
Net financial items	(2,178)	1,641

Equinor's main financial items relate to assets and liabilities categorised in the fair value through profit or loss category and the amortised cost category. For more information about financial instruments by category see note 2 Financial risk management and measurement of financial instruments.

Interest income other current financial assets and other financial items includes interest income related to balances at amortised cost of USD 1,309 million and USD 1,646 million for 2024 and 2023, respectively.

Interest expense non-current finance debt and lease liabilities primarily includes two items; interest expense on financial liabilities at amortised cost (USD 772 million and USD 856 million for 2024 and 2023, respectively), and net interest on related derivatives at fair value through profit or loss (net interest expense of USD 425 million and USD 405 million, for 2024 and 2023, respectively).

Foreign currency exchange gains/(losses) derivative financial instruments include fair value changes of currency derivatives related to liquidity and currency risk. The line item Other foreign currency exchange gains/(losses) includes a fair value loss from derivatives related to non-current debt of USD 397 million in 2024 and a gain of USD 316 million in 2023.

Gains/(losses) financial investments include a net loss of USD 612 million in 2024 and a net gain of USD 14 million in 2023, from non-current financial investments in the fair value through profit and loss category.

Gains/(losses) other derivative financial instruments primarily includes fair value changes from interest rate related derivatives. For 2024, a gain of USD 33 million is included, corresponding to a gain of USD 332 million in 2023.

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Note 8. Income taxes

Income tax

	Full year	
(in USD million)	2024	2023
Current taxes	(259)	(349)
Change in deferred tax	232	(269)
Income tax	(27)	(618)

Reconciliation of Norwegian statutory tax rate to effective tax rate

	Full year	
(in USD million)	2024	2023
Income/(loss) before tax	8,168	12,299
Nominal tax rate[1]	(1,797)	(2,706)
Tax effect of:		
Tax effect of permanent differences caused by functional currency different from tax currency	74	(136)
Equity accounted companies	2,172	2,411
Other permanent differences	(110)	29
Income tax prior years	(145)	(109)
Other	(221)	(107)
Income tax	(27)	(618)
Effective tax rate	0.3 %	5.0 %

1) Statutory tax rate is 22% for 2024 and 2023.

Significant components of deferred tax assets and liabilities were as follows:

	At 31 December	
(in USD million)	2024	2023
Deferred tax assets		
Tax losses carry forward	139	–
Pensions	408	628
Derivatives	397	407
Lease liabilities	298	345
Other	17	118
Total deferred tax assets	1,259	1,498
Deferred tax liabilities		
Property, plant and equipment	322	354
Total deferred tax liabilities	322	354
Net deferred tax assets[1]	936	1,144

1) At 31 December 2024, Equinor ASA had recognised net deferred tax assets of USD 0.9 billion, as it is considered probable that taxable profit will be available to utilise the deferred tax assets.

Movement in deferred tax

(in USD million)	2024	2023
Deferred tax assets at 1 January	1,144	1,354
Charged to the Statement of income	232	(269)
Actuarial losses pension	(227)	59
Group contribution	(213)	–
Deferred tax assets at 31 December	936	1,144

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Note 9. Property, plant and equipment

(in USD million)	Machinery, equipment and transportation equipment	Buildings and land	Other	Right of use assets[3]	Total
Cost at 1 January 2024	796	295	160	3,799	5,051
Additions and transfers	33	10	–	477	521
Disposals at cost	–	–	–	(147)	(147)
Cost at 31 December 2024	830	305	160	4,129	5,424
Accumulated depreciation and impairment at 1 January 2024	(746)	(183)	(155)	(2,147)	(3,230)
Depreciation	(26)	(12)	(1)	(646)	(685)
Accumulated depreciation and impairment on disposed assets	–	–	–	147	147
Accumulated depreciation and impairment at 31 December 2024	(772)	(195)	(156)	(2,646)	(3,769)
Carrying amount at 31 December 2024	58	110	4	1,483	1,656
Estimated useful lives (years)	3 - 10	10 - 33[1]		1 - 19[2]	

1) Land is not depreciated. Buildings include leasehold improvements.
2) Depreciation linearly over contract period.
3) Right of use assets as per 31 December 2024 consist of Vessels USD 735 million, Land and buildings USD 634 million and Storage facilities USD 114 million.

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Note 10. Investments in subsidiaries and other equity accounted companies

2024 (in USD million)	Equinor Energy AS	Other equity accounted investments	Total
Investments at 1 January	25,093	24,315	49,408
Net income/(loss) from subsidiaries and other equity accounted investments	7,759	2,163	9,922
Increase/(decrease) in paid-in capital	–	1,638	1,638
Distributions	(9,374)	(4,322)	(13,696)
Share of OCI from equity accounted investments	–	(36)	(36)
Foreign currency translation effects	(626)	(635)	(1,261)
Divestment	–	(34)	(34)
Investments at 31 December	22,852	23,087	45,939

2023 (in USD million)	Equinor Energy AS	Other equity accounted investments	Total
Investments at 1 January	26,652	23,896	50,548
Net income/(loss) from subsidiaries and other equity accounted investments	9,044	1,012	10,056
Increase/(decrease) in paid-in capital	0	2,249	2,249
Distributions	(9,208)	(3,055)	(12,263)
Share of OCI from equity accounted investments	0	(113)	(113)
Foreign currency translation effects	(1,396)	955	(441)
Divestment	0	(628)	(628)
Investments at 31 December	25,093	24,315	49,408

The closing balance of investments at 31 December 2024 of USD 45,939 million consists of investments in subsidiaries amounting to USD 45,882 million and investments in other equity accounted companies amounting to USD 58 million. In 2023, the amounts were USD 49,353 million and USD 55 million respectively.

The foreign currency translation adjustments relate to currency translation effects from subsidiaries with functional currencies other than USD.

In 2023, Net income/(loss) from subsidiaries and other equity accounted investments was impacted by a net impairment loss of USD 696 million after tax.

Increase/(decrease) in paid-in capital in 2024 mainly consists of equity contribution from Equinor ASA to Equinor New Energy AS of USD 806 million, Equinor Low Carbon Solutions AS of USD 740 million and Equinor Projects Holding AS of USD 40 million.

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Increase/(decrease) in paid-in capital in 2023 mainly consists of equity contributions from Equinor ASA to Equinor UK Limited of USD 1,566 million, Equinor New Energy AS of USD 255 million, Equinor Insurance AS of USD 210 million and Equinor Ventures AS of USD 196 million.

Distributions during 2024 consist of dividend from Equinor Energy AS of USD 5,498 million, dividends from other group companies of USD 5,025 million and proposed group contributions of USD 3,173 million.

Distributions during 2023 consist of dividend from Equinor Energy AS of USD 9,190 million, change in group contributions from group companies related to previous years of USD 291 million and dividends from group companies of USD 2,782 million related to 2022.

The sale of Equinor Energy Ireland Limited was closed during 2023, and a loss of USD 258 million was recognised and presented in the line item Operating expenses in the Statement of income.

The acquisition costs for investments in subsidiaries and other equity accounted companies were USD 39,555 million at 31 December 2024 and USD 41,432 million at 31 December 2023.

The following table shows significant subsidiaries held by Equinor ASA at 31 December 2024:

Name	Ownership share in %	Country of incorporation
Equinor Angola Block 17 AS	100	Norway
Equinor Energy AS	100	Norway
Equinor Insurance AS	100	Norway
Equinor Low Carbon Solutions AS	100	Norway
Equinor New Energy AS	100	Norway
Equinor Refining Norway AS	100	Norway
Equinor UK Ltd.	100	United Kingdom

Voting rights correspond to ownership share.

Note 11. Financial assets and liabilities

Non-current receivables from subsidiaries and other equity accounted companies

(in USD million)	At 31 December 2024	2023
Interest-bearing receivables from subsidiaries and other equity accounted companies	10,838	14,163
Non-interest-bearing receivables from subsidiaries	513	479
Receivables from subsidiaries and other equity accounted companies	11,350	14,642

Interest-bearing receivables from subsidiaries and other equity accounted companies are mainly related to Equinor Energy AS and Equinor Brasil Energia Ltda. The remaining amount on financial receivables interest bearing primarily relate to long-term funding of other subsidiaries.

Of the total interest-bearing non-current receivables at 31 December 2024 USD 3,791 million is due later than five years. USD 7,047 million is due within the next five years.

Current receivables from subsidiaries and other equity accounted companies

(in USD million)	At 31 December 2024	2023
Internal bank balances	4,902	1,593
Other interest bearing receivables from subsidiaries and other equity accounted companies	2,396	6,459
Non-interest-bearning receivables from subsidiaries and other equity accounted companies	5,490	2,033
Receivables from subsidiaries and other equity accounted companies	12,787	10,084

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Current financial investments

(in USD million)	At 31 December 2024	2023
Time deposits	9,485	17,822
Interest-bearing securities	5,249	10,884
Financial investments	14,734	28,706

Current financial investments in Equinor ASA are accounted for at amortised cost. For more information about financial instruments by category, see note 2 Financial risk management and measurement of financial instruments.

Interest bearing securities per debtor category

(in USD million)	At 31 December 2024	2023
Public Sector	1,107	1,405
Banks	2,104	5,820
Credit undertakings	925	593
Private Sector - Other	1,113	3,065
Total interest-bearing securities	5,249	10,884

In 2024, interest-bearing securities were split in the following currencies: NOK (51%), AUD (20%), SEK (19%). USD (7%), EUR (2%), and DKK (1%). Time deposits were split in NOK (50%), EUR (31%) and USD (19%). In 2023, interest-bearing securities were split in: NOK (44%). EUR (19%), SEK (15%), USD (11%), AUD (9%) and GBP (2%), while time deposits were split in: EUR (47%), NOK (42%) and USD (11%).

Non-current financial investments mainly consist of listed equity securities held for long-term strategic purposes, accounted for at fair value through profit or loss. In 2024, Equinor ASA acquired 42,038,108 shares in Ørsted A/S, corresponding to 10% of the shares and votes in the company, but does not have a board representative. The fair value of this investment was USD 1.9 billion as of 31 December 2024. Ørsted A/S, a leading developer and operator in renewables, is a Danish listed company. Equinor's ownership position has been built over time, through a combination of market purchases and a block trade.

Current prepayments and financial receivables

(in USD million)	At 31 December 2024	2023
Interest-bearing financial receivables and accrued interest	585	736
Collateral receivables[1]	1,974	2,120
Total current financial receivables	2,558	2,856
Prepayments and other non-financial receivables	417	180
Prepayments and financial receivables	2,975	3,036

1) Collateral receivables is related to cash paid as security for counterparties credit exposure towards Equinor ASA.

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current receivables, the balance sheet line-item Trade and other receivables has been disaggregated into Trade and other receivables (see note 13) and Prepayments and financial receivables detailed in the table above.

Current liabilities to subsidiaries and other equity accounted companies
Liabilities to subsidiaries and other equity accounted companies of USD 25,544 million at 31 December 2024 and USD 33,954 million at 31 December 2023 mainly relates to Equinor group's internal bank arrangements.

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Note 12. Inventories

(in USD million)	At 31 December 2024	2023
Crude oil	1,438	1,157
Petroleum products	465	417
Natural gas	20	–
Other	3	6
Inventories	1,926	1,580

Note 13. Trade and other receivables

(in USD million)	At 31 December 2024	2023
Trade receivables	7,775	7,371
Other receivables	933	657
Trade and other receivables	8,708	8,028

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current receivables, the balance sheet line-item Trade and other receivables has been disaggregated into Prepayments and financial receivables (see note 11) and Trade and other receivables detailed in the table above.

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Note 14. Cash and cash equivalents

	At 31 December	
(in USD million)	2024	2023
Cash at banks	722	88
Time deposits	198	1,253
Money market funds	1,278	1,875
Interest-bearing securities	839	2,547
Collateral deposits	389	423
Cash and cash equivalents	3,426	6,187

Collateral deposits are related to certain requirements of exchanges where Equinor ASA is trading.

The terms and conditions related to these requirements are determined by the respective exchanges.

Note 15. Equity and shareholders

Change in equity

(in USD million)	2024	2023
Shareholders' equity at 1 January	46,173	50,914
Net income/(loss)	8,141	11,681
Actuarial gain/(loss) defined benefit pension plans	790	(211)
Foreign currency translation effects	(1,261)	(377)
Dividend	(6,754)	(10,032)
Share buy-back	(5,936)	(5,685)
Share of OCI from equity accounted investments	(42)	(113)
Value of stock compensation plan	(20)	(3)
Total equity at 31 December	41,090	46,173

The accumulated foreign currency translation effect as of 31 December 2024 decreased total equity by USD 5,092 million.

At 31 December 2023, the corresponding effect was a decrease in total equity of USD 3,831 million. The foreign currency translation adjustments relate to currency translation effects from subsidiaries with functional currencies other than USD.

Common stock

	Number of shares	NOK per value	At 31 December 2024 Common stock
Authorised and issued	2,792,781,230	2.50	6,981,953,075.00
Treasury shares/Share buy-back programme	(56,267,027)	2.50	(140,667,567.50)
Treasury shares/Share saving plan	(8,987,375)	2.50	(22,468,437.50)
Total outstanding shares	2,727,526,828	2.50	6,818,817,070.00

There is only one class of shares and all the shares have the same voting rights.

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Share buy-back programme

Based on the authorisation from the annual general meeting on 14 May 2024, the board of directors has, on a quarterly basis, decided on share buy-back tranches. The 2024 programme was up to USD 6 billion, including shares to be redeemed from the Norwegian state.

During 2024, four tranches of in total USD 6 billion were launched, including shares to be redeemed from the Norwegian state. The market execution of the fourth tranche was completed in January 2025. As of 31 December 2024, USD 405 million of the fourth tranche had been purchased in the market, of which USD 377 million had been settled. Due to an irrevocable agreement with a third party, the total market execution of the fourth tranche of USD 528 million has been recognised as reduction in equity.

In order to maintain the Norwegian state's ownership share in Equinor, a proportionate share of the second, third and fourth tranche of the 2023 programme as well as the first tranche of the 2024 programme was redeemed and cancelled through a capital reduction by the annual general meeting on 14 May 2024. The Norwegian state's share of USD 3,956 million (NOK 42.8 billion) following the capital reduction was settled in July 2024.

Number of shares	2024	2023
Share buy-back programme at 1 January	49,486,793	42,619,172
Purchase	76,186,948	63,748,254
Cancellation	(69,406,714)	(56,880,633)
Share buy-back programme at 31 December	56,267,027	49,486,793

Employees' share saving plan

Number of shares	2024	2023
Share saving plan at 1 January	8,884,668	10,908,717
Purchase	3,237,233	2,204,207
Allocated to employees	(3,134,526)	(4,228,256)
Share saving plan at 31 December	8,987,375	8,884,668

In 2024 and 2023, treasury shares were purchased to employees participating in the share saving plan for USD 85 million and USD 68 million, respectively. For further information, see note 5 Share- based compensation.

For information regarding the 20 largest shareholders in Equinor ASA, please see Major shareholders in section 5.1 Shareholder information.

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Note 16. Finance debt

Non-current finance debt

	At 31 December	
(in USD million)	2024	2023
Unsecured bonds	21,336	24,380
Unsecured loans	64	71
Total	21,399	24,450
Non-current finance debt due within one year	2,175	2,400
Non-current finance debt	19,224	22,051
Weighted average interest rate (%)	3.40	3.36

Equinor ASA uses currency swaps to manage foreign currency exchange risk on its non-current financial liabilities. For information about the Equinor group and Equinor ASA's interest rate risk management, see note 4 Financial risk and capital management in the Consolidated financial statements and note 2 Financial risk management and measurement of financial instruments in these financial statements.

No new bonds were issued in 2024.

Substantially all unsecured bond and unsecured bank loan agreements contain provisions restricting future pledging of assets to secure borrowings without granting a similar secured status to the existing bond holders and lenders.

Out of Equinor ASA total outstanding unsecured bond portfolio, 31 bond agreements contain provisions allowing Equinor to call the debt prior to its final redemption at par or at certain specified premiums if there are changes to the Norwegian tax laws. The carrying amount of these agreements is USD 21,248 million at the 31 December 2024 closing currency exchange rate.

Short-term funding needs will normally be covered by the USD 5,000 million US Commercial paper programme (CP) which is backed by a revolving credit facility of USD 5,000 million, supported by 19 core banks, maturing in 2029. The facility supports secure access to funding, supported by the best available short-term rating. As of 31 December 2024, the facility has not been drawn.

Non-current finance debt repayment profile

(in USD million)	Repayments
2026	2,149
2027	2,294
2028	2,079
2029	359
Thereafter	12,343
Total repayment of non-current finance debt	19,224

Current finance debt

	At 31 December	
(in USD million)	2024	2023
Collateral liabilities and other current financial liabilities	4,735	3,089
Non-current finance debt due within one year	2,175	2,400
Current finance debt	6,910	5,488
Weighted average interest rate (%)	3.60	3.75

Collateral liabilities and other current financial liabilities relate mainly to cash received as security for a portion of Equinor ASA's credit exposure and outstanding amounts on US Commercial paper (CP) programme.

At 31 December 2024, USD 4,115 million was issued on the CP programme. Corresponding at 31 December 2023 was USD 1,895 million.

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Note 17. Pensions

Equinor ASA is subject to the Mandatory Company Pensions Act, and the company's pension scheme follows the requirements of the Act. For a description of the pension schemes in Equinor ASA, reference is made to note 22 Pensions in the Consolidated financial statements.

Net pension cost

Total pension costs include current service cost for the defined benefit plans, as well as contributions to defined contribution schemes and notional contribution plans. Total pension costs amount to USD 415million in 2024, USD 374 million in 2023 and USD 416 million in 2022. In addition, interest cost and interest income related to defined benefit plans are included in the Statement of income within Net financial items.

Changes in pension liabilities and plan assets during the year

(in USD million)	2024	2023
Pension liabilities at 1 January	7,977	7,441
Current service cost	150	143
Interest cost	361	303
Actuarial (gains)/losses and currency effects	(1,299)	309
Other changes in notional contribution liability and other effects	60	56
Benefits paid	(267)	(274)
Losses/(gains) from curtailment, settlement or plan amendment	-	-
Pension liabilities at 31 December	6,983	7,977
Fair value of plan assets at 1 January	5,302	4,946
Interest income	189	173
Return on plan assets (excluding interest income)	302	247
Company contributions	127	208
Benefits paid	(131)	(132)
Foreign currency translation effects	(581)	(140)
Fair value of plan assets at 31 December	5,207	5,302
Net pension liability at 31 December	1,776	2,676
Represented by:		
Asset recognised as non-current pension assets (funded plan)	1,691	1,234
Liability recognised as non-current pension liabilities (unfunded plans)	3,467	3,909
Pension liabilities specified by funded and unfunded pension plans	6,983	7,977
Funded	3,516	4,068
Unfunded	3,467	3,909

Actuarial assumptions and sensitivity analysis

Actuarial assumptions, sensitivity analysis, portfolio weighting and information about pension assets in Equinor Pension are presented in note 22 Pensions in the Consolidated financial statements for Equinor group. The number of employees, including pensioners, related to the main benefit plan in Equinor ASA is 8.531 at end of 31 December 2024 and 8,670 at end of 31 December 2023. In addition, all employees are members of the early retirement plan ("AFP") and different groups of employees are members of other unfunded plans.

Estimated company contributions to be made to Equinor Pension in 2025 is approximately USD 71 million.

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Note 18. Provisions and other liabilities

(in USD million)	
Non-current portion at 31 December 2023	384
Current portion at 31 December 2023[1)]	86
Provisions and other liabilities at 31 December 2023	469
New or increased provisions and other liabilities	-
Change in estimates	(285)
Amounts charged against provisions and other liabilities	418
Reclassification, transfer and other	(116)
Foreign currency translation effects	1
Provisions and other liabilities at 31 December 2024	487
Non-current portion at 31 December 2024	442
Current portion at 31 December 2024[1)]	46

1) Included in the line item Current provisions and other liabilities in the Balance sheet, further detailed below.

Current provisions and other liabilities

	At 31 December	
(in USD million)	2024	2023
Accrued expenses and other financial liabilities	1,145	1,204
Provisions and other non-financial liabilities	46	93
Current provisions and other liabilities	1,191	1,297

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current liabilities, the balance sheet line-item Trade, other payables and provisions has been disaggregated into Trade and other payables (see note 19) and Provisions and other liabilities detailed in the table above.

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Note 19. Trade and other payables

	At 31 December	
(in USD million)	2024	2023
Trade payables	2,716	2,673
Payables to equity accounted companies and other related parties	1,206	1,021
Accrued trade expenses and other payables	233	216
Trade and other payables	4,155	3,910

With effect from 2024, and to provide additional information to enhance the users understanding of the composition of current liabilities, the balance sheet line-item Trade, other payables and provisions has been disaggregated into Provisions and other liabilities (see note 18) and Trade and other payables detailed in the table above.

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Note 20. Leases

Equinor ASA leases certain assets, notably transportation vessels, storage facilities and office buildings which are used in operational activity.

Equinor ASA is mostly a lessee in its lease contracts and the leases serve operational purposes rather than as a tool for financing.

Information related to lease payments and lease liabilities

(in USD million)	2024		2023	
Lease liabilities at 1 January		1,621		1,797
New leases, including remeasurements and cancellations		477		428
Gross lease payments	(712)		(636)	
Lease interest	56		53	
Lease repayments	(656)	(656)	(584)	(584)
Foreign currency translation effects		(63)		(21)
Lease liabilities at 31 December		1,379		1,621
Current lease liabilities		561		546
Non-current lease liabilities		818		1,074

Equinor ASA recognised revenues of USD 130 million in 2024 and USD 146 million in 2023 related to lease costs recovered from other Equinor group entities related to lease contracts being recognised gross by Equinor ASA.

Commitments relating to lease contracts which had not yet commenced at year-end are included within Other long-term commitments in note 21 Other Commitments, contingent liabilities and contingent assets.

Non-current lease liabilities' maturity profile

	At 31 December	
(in USD million)	2024	2023
Year 2 and 3	426	576
Year 4 and 5	183	210
After 5 years	209	288
Total repayment of non-current lease liabilities	818	1,074

Undiscounted contractual lease payments for Equinor's lease liabilities are USD 601 million in 2025, USD 667 million within two to five years and USD 232 million after five years.

The right of use assets are included within the line item Property, plant and equipment in the balance sheet. See also note 9 Property, plant and equipment.

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Note 21. Other commitments, contingent liabilities and contingent assets

Contractual commitments
Equinor ASA has entered into various long-term agreements for pipeline transportation as well as terminal use, processing, storage and entry/exit capacity commitments and commitments related to specific purchase agreements. The agreements ensure the rights to the capacity or volumes in question, but also impose on Equinor the obligation to pay for the agreed-upon service or commodity, irrespective of actual use. The contracts' terms vary with durations of up to 2060.

Obligations payable by Equinor ASA to entities accounted for as joint operations (for example pipelines) and where consequently Equinor's share of assets, liabilities, income and expenses (capacity costs) are reflected on a line-by-line basis in the Financial statements, are included net (i.e. gross commitment less Equinor ASA's ownership share).

The table below includes USD 1,563 million related to the non-lease components of lease agreements reflected in the accounts according to IFRS 16, as well as leases not yet commenced. See note 20 Leases for information regarding lease related commitments.

Nominal minimum other long-term commitments at 31 December 2024:

(in USD million)	
2025	1,156
2026	1,079
2027	922
2028	872
2029	684
Thereafter	2,643
Total other long-term commitments	7,356

Guarantees
Equinor ASA has provided parent company guarantees and also counter-guaranteed certain bank guarantees to cover liabilities of subsidiaries in countries of operations. Equinor ASA has guaranteed for its proportionate portion of some of our equity accounted companies' long-term bank debt, payment obligations under the contracts and some third-party obligations, amounting to USD 241 million. The fair value and book value of the guarantees are immaterial.

Contingencies
Equinor ASA is the participant in certain entities ("DAs") in which the company has unlimited responsibility for its proportionate share of such entities' liabilities, if any, and participates in certain companies ("ANSs") in which the participants in addition have joint and several liabilities. For further details, see note 10 Investments in subsidiaries and other equity accounted investments.

Other claims
During the normal course of its business, Equinor ASA is involved in legal proceedings, and several other unresolved claims are currently outstanding. The ultimate liability or asset in respect of such litigation and claims cannot be determined at this time. Equinor ASA has provided in its financial statements for probable liabilities related to litigation and claims based on the company's best judgment. Equinor ASA does not expect that its financial position, results of operations or cash flows will be materially affected by the resolution of these legal proceedings.

Provisions related to claims and disputes are reflected within note 18 Provisions and other liabilities.

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Note 22. Related parties

Reference is made to note 27 Related parties in the Consolidated financial statements for information regarding Equinor ASA's related parties. This includes information regarding related parties as a result of Equinor ASA's ownership structure and also information regarding transactions with the Norwegian state.

Transactions with group companies
Revenue transactions with related parties are presented in note 3 Revenues. Total intercompany revenues amounted to USD 2.5 billion and USD 2 billion in 2024 and 2023, respectively. Intercompany revenues consisted of commodity sales and purchases with subsidiaries, mainly attributed to sales of crude oil and sales of refined products to Equinor Marketing & Trading (US) Inc. of USD 2.1 billion and USD 2.2 billion in 2024 and 2023.

Equinor ASA sells natural gas and pipeline transport on a back-to-back basis to Equinor Energy AS. Similarly, Equinor ASA enters into certain financial contracts, also on a back-to-back basis with Equinor Energy AS. All of the risks related to these transactions are carried by Equinor Energy AS and the transactions are therefore not reflected in Equinor ASA's financial statements.

Equinor ASA buys volumes from its subsidiaries and sells them into the market. Total purchases of goods from subsidiaries amounted to USD 28.6 billion and USD 32.9 billion in 2024 and 2023, respectively. The major part of intercompany purchases of goods is attributed to Equinor Energy AS, USD 17.6 billion and USD 18.5 billion in 2024 and 2023, respectively and Equinor US Holdings Inc., USD 7 billion and USD 9 billion in 2024 and 2023, respectively.

Expenses incurred by the company, such as personnel expenses, are accumulated in cost pools. Such expenses are allocated in part on an hours incurred cost basis to Equinor Energy AS, to other group companies, and to licences where Equinor Energy AS or other group companies are operators. Costs allocated in this manner are not reflected in Equinor ASA's financial statements. Expenses allocated to group companies amounted to USD 7 billion and USD 6.6 billion in 2024 and 2023, respectively. The major part of the allocation is related to Equinor Energy AS, USD 5.3 billion, and USD 5.6 billion in 2024 and 2023, respectively.

Other transactions
Reference is made to note 27 Related parties in the Consolidated financial statements for information regarding Equinor ASA's transactions with related parties based on ordinary business operations.

Current receivables and current liabilities from subsidiaries and other equity accounted companies are included in note 11 Financial assets and liabilities.

Related party transactions with management and management remunerations for 2024 are presented in note 4 Salaries and personnel expenses.

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The board of directors and the chief executive officer approve the consolidated financial statements for the group, the parent company financial statements for Equinor ASA as of 31 December 2024 and the board of directors' report.

4 March 2025
THE BOARD OF DIRECTORS OF EQUINOR ASA

/s/ JON ERIK REINHARDSEN
CHAIR

/s/ ANNE DRINKWATER
DEPUTY CHAIR

/s/ MIKAEL KARLSSON

/s/ JONATHAN LEWIS

/s/ FINN BJØRN RUYTER

/s/ FERNANDA LOPES LARSEN

/s/ HAAKON BRUUN-HANSSEN

/s/ STIG LÆGREID

/s/ PER MARTIN LABRÅTEN

/s/ HILDE MØLLERSTAD

/s/ ANDERS OPEDAL
PRESIDENT AND CEO

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5 Additional information

5.1 Shareholder information 288
5.2 Risk factors 291
5.3 Additional sustainability information 298
5.4 Statements on this report incl. independent auditor reports 307
5.5 Use and reconciliation of non-GAAP financial measures 319
5.6 Other definitions and abbreviations 330
5.7 Forward-looking statements 333

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5.1 Shareholder information

Major shareholders
The Norwegian state is the largest shareholder in Equinor. It has a direct ownership interest of 67%, which is managed by the Norwegian Ministry of Trade, Industry and Fisheries, and a 4% indirect interest through the National Insurance Fund (Folketrygdfondet), totalling 71%.

Equinor has one class of shares, and each share confers one vote at the annual general meeting. The Norwegian state does not have any voting rights that differ from the rights of other ordinary shareholders.

Pursuant to the Norwegian Public Limited Liability Companies Act, a majority of at least two-thirds of the votes cast at the general meeting is required to amend our articles of association. As long as the Norwegian state owns more than one-third of our shares, it is able to prevent any amendments to our articles of association. Since the Norwegian state, acting through the Norwegian Ministry of Trade, Industry and Fisheries, has more than two-thirds of the shares in the company, it also has the sole power to amend our articles of association. In addition, as majority shareholder, the Norwegian State has the power to control any decision at a general meeting that requires a majority vote, including approval of dividend proposed by the BoD and election of the majority of the corporate assembly which, in turn, has the power to elect the BoD.

The Norwegian state endorses the principles set out in The Norwegian Code of Practice for Corporate Governance, and has stated that it expects companies in which the State has an ownership interest to adhere to the code. The principle of ensuring equal treatment of different groups of shareholders is a key element in the State's own guidelines. In companies in which the State is one of the shareholders, its intention is to exercise the same rights and obligations as any other shareholder and not act in a manner that has a detrimental effect on the rights or financial interests of other shareholders. In addition to the principle of equal treatment of shareholders, emphasis is also placed on transparency in relation to the State's ownership and on general meetings being the correct forum for owner decisions and formal resolutions.

Distribution of shareholders (at year end 2024 - %)


2.0%
10.3%
5.1%
3.0%
12.6%
67.0%
Norwegian state (held directly)
Norwegian private owners
UK
Rest of Europe
US
Rest of world

Free float breakdown (%)


6.3%
8.9%
33.5%
25.2%
3.3%
13.2%
9.6%
Norwegian private owners
Nordic region (excluding Norway)
UK
Rest of Europe
US ordinary shares
ADR's
Rest of world

Equinor 2024 Annual report

Equinor's share incentive plans Since 2004, Equinor has had share savings plans for its employees. The purpose of these plans is to strengthen the business culture and encourage loyalty through employees becoming part-owners of the company. As of 31.12.2024, 84% of eligible employees worldwide participated in share incentive plans. Through regular salary contributions, employees can invest up to 5% of their base salary in Equinor shares. In addition, the company provides a contribution of up to a maximum of NOK 1,500 per year (approximately USD 130) to the total share investment made by employees in Norway. After a holding period of two calendar years following the year of purchase19, one extra share is awarded for each share purchased. Under current Norwegian tax legislation, the share award is a taxable employee benefit, with a value equal to the value of the shares awarded and taxed at the time of the award. Equinor ASA runs a share-based long-term incentive (LTI) plan for approximately 100 employees (comprising executive committee members, senior vice presidents, and nominated vice presidents). A gross LTI grant is made at a fixed percentage of the employee’s base salary. Equinor shares are allocated for the net-after- tax amount, to be held in for a period of 36 months. The gross LTI grant is a taxable employee benefit. On behalf of the company, the BoD is authorised to acquire Equinor shares on the open market in order to continue the operation of the share-based incentive plans. This authorisation is valid until 30 June 2025, and it is up for renewal at the annual general meeting on 14 May 2025. Voting rights may not be exercised for shares in Equinor ASA which belong to the company itself or a subsidiary. Share buy-backs For the period 2013-2024, the BoD was authorised by the annual general meeting to repurchase Equinor shares on the open market for subsequent annulment. It is Equinor’s intention to renew this authorisation at the annual general meeting in May 2025. The annual general meeting on 14 May 2024 authorised the BoD to acquire shares in the open market. The authorisation is valid until either 30 June 2025 or the annual general meeting in 2025 (whichever is the earliest). A total of 76,527,548 shares were bought back as part of this 2024 share buy-back programme for USD 1.98 billion. Of the announced share buy-back programme of USD 6 billion for 2024, 67% will be settled with the Norwegian state in order to keep the State’s ownership share unchanged. The State share of the first tranche of the 2024 programme was settled in June 2024, while the State share of the second, third and fourth tranches of the 2024 programme, and the first tranche of the 2025 programme will be settled in July 2025, subject to approval by the annual general meeting in May 2025. 289 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Shareholders at December 2024 Number of shares Ownership in % 1 Government of Norway 1,871,163,424 67.0% 2 Folketrygdfondet 111,286,323 4.0% 3 The Vanguard Group, Inc.1) 32,190,921 1.2% 4 BlackRock Institutional Trust Company, N.A.1) 25,767,658 0.9% 5 DNB Asset Management AS 23,335,499 0.8% 6 Arrowstreet Capital, Limited Partnership 1) 22,280,702 0.8% 7 KLP Fondsforvaltning AS 20,431,891 0.7% 8 T. Rowe Price Associates, Inc. 1) 18,788,811 0.7% 9 Storebrand Kapitalforvaltning AS 18,440,051 0.7% 10 Fidelity Management & Research Company LLC 1) 11,753,012 0.4% 11 State Street Global Advisors (US) 1) 11,210,936 0.4% 12 Geode Capital Management, L.L.C. 1) 8,855,116 0.3% 13 Wellington Management Company, LLP 1) 8,168,825 0.3% 14 SAFE Investment Company Limited 7,817,974 0.3% 15 BlackRock Investment Management (UK) Ltd. 7,541,863 0.3% 16 Schroder Investment Management Ltd. (SIM) 7,395,436 0.3% 17 BlackRock Advisors (UK) Limited 7,394,903 0.3% 18 Legal & General Investment Management Ltd. 6,841,665 0.2% 19 Barrow Hanley Global Investors 1) 6,506,078 0.2% 20 Dodge & Cox 1) 6,337,738 0.2% 1) Shareholders with a US-registered address Source: Data collected by third party, authorised by Equinor, 31st of December 2024 5.1 Shareholder information 19) For members of the Corporate Executive Committee, the holding period is three calendar years following the year of purchase. Summary of share buy-backs All share buy-backs were carried out in the open market and pursuant to the authorisations outlined above. Also, see note 20 Shareholders’ equity and dividends to the Consolidated financial statements for more information. 1) The shares bought back from February 2024 to January 2025 were acquired on the open market under the buyback programme for shares to be used in the share-based incentive plans for employees announced 7 February 2024, with duration from 15 February 2024 to 15 January 2025. 2) The shares bought back in the market were bought under the following tranches: 3) The maximum number of shares that may yet be bought back in the market from January 2025 to April 2025 refers to the authorisation granted by the annual general meeting in May 2024. 4) Weighted average price per share. 290 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Shares repurchased under AGM mandate for share-based incentive plans Shares repurchased under AGM mandate for subsequent annulment Period in which shares where bought back Number of shares repurchased1 Average price per share in NOK Total number of shares purchased as part of programme Maximum number of shares that may yet be purchased under the programme authorisation Number of shares repurchased2 Average price per share in NOK Total number of shares bought back in the market Maximum number of shares that may yet be bought back in the market under AGM mandate3 Average price per share in NOK4) Total number of shares repurchased Jan-24 419,574 309.84 3,547,227 7,452,773 4,548,400 318.52 54,035,193 39,964,807 317.78 4,967,974 Feb-24 693,724 259.47 4,240,951 10,959,049 8,015,000 268.41 62,050,193 31,949,807 267.70 8,708,724 Mar-24 482,159 279.99 4,723,110 10,476,890 7,293,221 275.27 69,343,414 24,656,586 275.57 7,775,380 Apr-24 455,019 305.48 5,178,129 10,021,871 63,300 299.06 69,406,714 24,593,286 304.70 518,319 May-24 542,903 302.08 5,721,032 5,278,968 5,615,000 302.65 75,021,714 86,385,000 302.60 6,157,903 Jun-24 483,141 291.84 483,141 11,916,859 8,847,779 295.92 83,869,493 77,537,221 295.70 9,330,920 Jul-24 486,905 289.58 970,046 11,429,954 6,642,800 293.12 90,512,293 70,894,421 292.88 7,129,705 Aug-24 473,766 297.61 1,443,812 10,956,188 7,332,453 287.55 97,844,746 63,561,968 288.16 7,806,219 Sep-24 535,816 268.75 1,979,628 10,420,372 6,550,000 267.42 104,394,746 57,011,968 267.52 7,085,816 Oct-24 548,175 266.34 2,527,803 9,872,197 5,943,783 274.02 110,338,529 51,068,185 273.37 6,491,958 Nov-24 552,227 264.38 3,080,030 9,319,970 7,400,000 261.89 117,738,529 43,668,185 262.06 7,952,227 Dec-24 550,515 265.21 3,630,545 8,769,455 7,935,212 260.65 125,673,741 35,732,973 260.95 8,485,727 Jan-25 522,506 288.99 4,153,051 8,246,949 4,889,000 287.44 130,562,741 30,843,973 287.59 5,411,506 Total4) 6,746,430 282.22 81,075,948 281.12 284.35 87,822,378 Tranches Announced Duration Maximum total consideration (in USD billion)* Fourth tranche for 2023 27 October 2023 29 January 2024 1.67 First tranche for 2024 7 February 2024 5 April 2024 1.20 Second tranche for 2024 25 April 2024 22 July 2024 1.60 Third tranche for 2024 24 July 2024 22 October 2024 1.60 Fourth tranche for 2024 24 October 2024 31 January 2025 1.60 *Including the State's share. 5.1 Shareholder information 5.2 Risk factors Strategic and commercial risks 291 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report The risks discussed below could, separately or in combination, affect our operational and financial performance, the implementation of our strategy, our reputation and the value of our securities Prices and markets Fluctuating prices of oil and natural gas as well as exchange rates and general macroeconomic conditions impact our financial performance. Generally, Equinor does not have control over the factors that affect market developments and prices. Uncertainty in global and regional energy supply and demand means that Equinor's strategy and planning processes include consideration of different outcomes related to how global energy markets may develop. Examples of factors that can affect supply and demand balances, and consequently the prices of oil, natural gas, electricity and other energy products include: global and regional economic conditions, political and regulatory developments, geopolitical tensions, actions of OPEC+ and other large energy suppliers, the social and health situation in relevant countries or regions, technological advances, availability of energy resources or access to energy- related acreages and development of supply chains and consumer preferences, including those related to climate issues. Examples of recent developments that have triggered or contributed to volatility in energy prices, are the COVID-19 pandemic, the European energy crises following Russia’s invasion of Ukraine and the escalating tension in the Middle East. 5.2 Risk factors Energy prices and predominantly oil and natural gas prices are the primary drivers of Equinor’s financial results, liquidity, and its ability to finance planned capital expenditures. A significant or prolonged period of low prices could lead to changes in production, impairment of assets or reassessment of the viability of projects and future business opportunities. Increases in prices can lead to increased taxes, cost inflation or higher access costs for Equinor. Fluctuating foreign exchange rates, especially between USD, EUR, GBP and NOK, can have a significant impact on Equinor’s operational and financial results. A large percentage of Equinor’s revenues and cash receipts are denominated in or driven by USD, sales of gas and refined products are mainly denominated in EUR and GBP, while a large portion of operating expenses, capital expenditures, capital distribution and income taxes payable accrue in NOK. The majority of Equinor’s long-term debt has USD exposure. Such risks could have a material adverse effect on Equinor’s business, financial condition, and results of operations. Hydrocarbon resource base, renewables and low carbon opportunities Changes to Equinor’s hydrocarbon resource base estimates and the ability to access renewable and low-carbon opportunities can impact future production, revenues, and expenditures as well as delivery of our strategy. Our estimates relating to current and future energy-related resources depend on many factors, variables and assumptions that are beyond Equinor’s control, and which may prove to be incorrect over time. The reliability of resource estimates depends on the quality and quantity of Equinor’s geological, technical and economic data together with extensive engineering judgements. Substantial upward or downward revisions in Equinor’s resources outlook may be required should additional information become available after the initial estimates were prepared. A substantial downward revision could potentially lead to impairments. Equinor’s future oil and gas resource base depends on the company’s timely success in accessing, acquiring, and developing attractive opportunities. If unsuccessful, future production will decline and future revenue will be reduced. Equinor’s access to resources is impacted by the choices of governments and, in some cases, national oil and gas companies. Changes in fiscal terms and fluctuations in oil and gas prices will have a direct impact on Equinor’s resource base. Proved oil and gas reserves are estimated based on the US Securities and Exchange Commission (SEC) requirements and may differ substantially from Equinor’s view on expected reserves and contingent resources. Equinor’s ability to build material renewable and low-carbon business portfolios depends on access to attractive opportunities where the right commercial terms are key. Future conditions, along with risks and uncertainties in power, commodities and carbon markets as well as internal factors, will influence our ability to achieve our ambitions relating to renewable energy resources and low-carbon business. Such risks could have a material adverse effect on Equinor’s business, financial condition and results of operations. 5.2 Risk factors, ESRS reference: ESRS 2 SBM-3 48 f) Strategic and commercial risks 292 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Climate change and transition to a lower carbon economy Policy, legal, regulatory, market and technology developments, including stakeholder sentiment, related to the issue of climate change, can affect our business plans and financial performance. Shifts in stakeholder focus between energy security, affordability and sustainability add uncertainty to delivery and outcomes associated with Equinor’s strategy. Stricter climate laws, regulations, and policies as well as adverse litigation outcomes could adversely impact Equinor's financial results and outlook, including the value of its assets. This might be directly (through regulatory changes towards energy systems free of unabated fossil fuels, changes in taxation, increased costs or access to opportunities) or indirectly (through changes in consumer behaviour or technology developments). Equinor expects greenhouse gas emission costs to increase from current levels and to have a wider geographical range than today. Equinor applies a default minimum carbon price in investment analysis starting at USD 92 per tonne in 2025, increasing towards USD 118 per tonne by 2030. In countries where the actual or predicted carbon price is higher than our default at any point in time, Equinor applies the actual or expected cost, such as in Norway where both a CO₂ tax and the EU Emission Trading System (EU ETS) apply. A higher carbon price provides an incentive to reduce emissions and increase investment in new low-carbon solutions and technology. Changing demand for renewable energy and low-carbon technologies, and innovation and technology changes supporting their cost-competitive development, represent both threats and opportunities for Equinor. Market development and our ability to reduce costs and capitalise on technology improvements are important but unpredictable risk factors. Multiple factors in the energy transition contribute to uncertainty in future energy price assumptions, and changes in investor and societal sentiment, both “pro-ESG” and “anti-ESG”, can affect our access to capital markets, attractiveness for investors, and potentially restrict access to finance or increase financing costs. Strong competition for assets, changing levels of policy support, and different commercial/contractual models may lead to diminishing returns within the renewable and low-carbon industries and hinder Equinor ambitions. These investments may be exposed to interest rate risk and inflation risk. Equinor’s net-zero strategy and climate-related ambitions are responses to challenges and opportunities in the energy transition. There is no assurance that these ambitions will be achieved or that all stakeholders will accept our approach or methods to set, measure or reach our ambitions. Successful strategy execution depends on development of new technologies, new value chains, societal shifts in consumer demand, as well as firm leadership from policy makers. Should societal demands, technological innovation and policy support from governments not shift in parallel with Equinor’s pursuit of significant greenhouse gas emission reductions and energy transition investments, our business plans and financial performance may be adversely affected and Equinor may be unable to fulfil its net-zero strategy and/or meet its climate-related ambitions. International politics and geopolitical change Political, economic, and social developments or instability in regions where Equinor has interests and may seek future opportunities could adversely affect Equinor’s business causing financial loss. Political instability, civil strife, strikes, insurrections, acts of terrorism, acts of war, sanctions, geopolitical competition and trade disputes, response to economic stress and public health situations (including pandemics), hostile actions against Equinor’s staff, facilities, infrastructures (such as transportation systems or digital infrastructure) may directly or indirectly disrupt, curtail or otherwise affect Equinor’s operations, projects and business opportunities. These may in turn lead to a decline in production and otherwise adversely affect Equinor’s business, operations, results and financial condition. Similarly, Equinor’s response to such situations could lead to claims from partners and relevant stakeholders and other, litigation and litigation- related costs. Examples of current relevant factors that impact Equinor’s operations, projects and facilities include the European and Middle East security situations , political instability around supply corridors and worsening trade relations (e.g. sanctions and tariffs) between major political powers. 5.2 Risk factors

Strategic and commercial risks 293 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Digital and cyber security Increasing digitalisation and reliance on information technology (IT) and operational technology (OT) means that digital and cyber disruption could materially impact Equinor’s operations and financial condition. Damage, disruption or shutdown of digital IT and OT systems can occur due to failures during the operation and maintenance of software and hardware, databases or components, power or network outages, hardware or software failures, negligence, user error, or breaches of cyber security. Risks from cyber disruption and cyber attacks are interconnected, company-wide, and may be linked to third party personnel, practices, hardware, software and infrastructure. Cyber disruption may arise from factors such as unauthorised access, usage or attacks, computer viruses, errors or wrongdoing by employees or others who have gained access to Equinor’s or any connected networks and systems, Disruption may also be related to threats to our assets from insiders who exploit, or intend to exploit, their legitimate access to Equinor’s facilities or networks for unauthorised purposes. Risks related to cyber disruption may also be impacted by increasing artificial intelligence capabilities. Digital and cyber-disruption, whether in respect of Equinor’s systems and networks or those of third parties on which Equinor relies, could result in delayed activities, loss of production, loss of sensitive or personal information, misuse of information or systems, as well as safety and environmental losses as a result of damage to our physical assets caused by such disruption, and the company could face associated regulatory actions, legal liability, reputational damage and loss of revenue. Equinor could be required to spend significant financial and other resources to avoid, limit or remedy the damage caused by a security breach or to repair or replace networks and information systems, which in turn could affect our financial performance. See also section 3.4 - Security Project delivery and operations Uncertainties in development projects and production operations in the Equinor portfolio could prevent Equinor from realising expected profits and cause substantial losses. Oil and gas, renewable, low-carbon and other projects or assets may be curtailed, delayed, cancelled or suspended for many reasons. Situations such as equipment shortages or failures, natural hazards (including physical effects of climate change), unexpected drilling conditions or reservoir characteristics, irregularities in geological formations, challenging soil conditions, accidents, mechanical and technical difficulties, power cost and availability, protestor actions, health issues (including pandemics), new technology implementation and quality issues might have significant impact. The risk is potentially higher in new and challenging areas such as deep waters or harsh environments and in new value chains. Cost inflation in capital and operational expenditures can negatively affect project deliveries, results from operations and longer-term financial outcomes. Equinor’s portfolio of development projects includes a high number of major development-projects as well as “first-off” projects (i.e. involving new development concepts, operating regions, execution models, partners/contractors, value chains and markets) that increase portfolio complexity and potentially execution risk. Equinor’s ability to commercially exploit energy resources and carbon products depends, among other factors, on the availability of adequate capacity of infrastructure to markets at a commercially viable price. Equinor may be unsuccessful in its efforts to secure commercially viable transportation, transmission, and markets for all its potential production in a cost-efficient manner, which in turn could affect our operational and financial performance. Competition and technological innovation If competitors move faster or in other directions related to the development and deployment of new technologies and products, Equinor’s financial performance and ability to deliver on our strategy may be adversely affected. Equinor could be adversely affected if we do not remain commercially and technologically competitive to efficiently develop and operate an attractive portfolio of assets, to obtain access to new opportunities, and to keep pace with deployment of new technologies and products that can impact our transition to a broad energy company. Equinor’s financial performance may be negatively impacted by competition from players with stronger financial resources or with increased agility and flexibility, and from an increasing number of companies applying new business models. Joint arrangements and contractors The actions of our partners, contractors and subcontractors could result in legal liability and financial loss for Equinor. Many of Equinor’s activities are conducted through joint arrangements or with contractors and subcontractors, which may limit Equinor’s influence and control over the performance of such operations. If operators, partners and contractors fail to fulfil their responsibilities, Equinor can be exposed to financial, operational, safety, security, sustainability and compliance, ethics and integrity risks, including reputational effects. Equinor is also exposed to enforcement actions by regulators or claimants in the event of an incident in an operation where it does not exercise operational control. Operators, partners. and contractors may be unable or unwilling to compensate Equinor for costs incurred on their behalf or on behalf of the relevant arrangement. Such risks could impact Equinor’s operational and financial performance, the implementation of its strategy, our reputation and the value of our securities. 5.2 Risk factors Strategic and commercial risks 294 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Ownership and actions by the Norwegian state The interests of Equinor’s majority shareholder, the Norwegian state, may not always be aligned with the interests of Equinor’s other shareholders. A change in the Norwegian state’s ownership policy or in the manner in which the Norwegian state exercises its ownership can impact Equinor’s ability to execute its strategy and deliver on its ambitions or impact Equinor’s financial performance. The Norwegian state, as our majority shareholder with 67% ownership as of 31 December 2024, has the power to influence the outcome of any vote of shareholders, including amendments to Equinor’s articles of association (which require the support of two-thirds of the votes cast at the general meeting) and the election of all non-employee members of the corporate assembly (which requires a majority of the votes cast). Factors influencing the voting of the Norwegian state could be different from the interests of the other shareholders. The Norwegian state has resolved that its shares in Equinor and the State’s Direct Financial Interests in NCS licenses must be managed in accordance with a coordinated ownership strategy for the Norwegian state’s oil and gas interests. Under this strategy, the Norwegian State has required Equinor to market the Norwegian State’s oil and gas together with Equinor’s own oil and gas as a single economic unit and to take account of the Norwegian State’s interests in all decisions that may affect the marketing of these resources. If the Norwegian state’s coordinated ownership strategy is not adequately implemented, then Equinor’s mandate to sell the Norwegian state’s oil and gas together with its own oil and gas is likely to be prejudiced which could have an adverse effect on Equinor’s position in the markets in which it operates20. Any change to the manner in which the Norwegian state exercises its ownership of Equinor could influence Equinor’s ability to execute its strategy and deliver on its ambitions and could therefore have an adverse effect on our financial performance. 20) See also Equinor’s Report on corporate governance published on equinor.com/reports for further details on State ownership and equal treatment of shareholders and transactions with close associates. Policies and legislation Equinor’s operations in various countries are subject to dynamic legal and regulatory factors that could impact our business plans and financial performance. Equinor operates in certain countries which lack well-functioning and reliable legal systems, where the enforcement of contractual rights is uncertain, and where the governmental, fiscal, and regulatory regimes can change over time or can be subject to unexpected or rapid change. Such changes could constrain our plans, cause operational delays, increase costs of regulatory compliance, increase litigation risk, impact the sale of our products, require us to divest or curtail operations, limit access to new opportunities, and affect provisions for pension, tax, and legal liabilities. Moreover, if a country in which Equinor operates changes its laws, regulations, policies, or practices relating to energy or the oil and gas industry, including in response to environmental, social or governance concerns, Equinor’s national and/or international exploration, development and production activities, and the results of its operations, could be affected. In addition, changes in the tax laws of the countries in which Equinor operates could have a material adverse effect on liquidity and the results of operations. Equinor's exploration and production activities undertaken together with national oil companies are subject to a significant degree of state control. In recent years, governments and national oil companies have in some regions exercised greater authority and imposed more stringent conditions on energy companies. Intervention by governments could take a variety of forms, such as nationalisation, expropriation, cancellation, non-renewal, restriction or renegotiation of our interests, assets, and related rights. Equinor could be subject to the imposition of new contractual obligations, price and exchange controls, tax or royalty increases, payment delays, and currency and capital transfer restrictions. Equinor's US portfolio includes activities that use hydraulic fracturing, which is subject to a range of federal, state, and local laws. Various US states and local governments have implemented, or are considering, changes to regulations or increased regulatory oversight of hydraulic fracturing that could adversely affect Equinor's US onshore business and the demand for its fracturing services. The ongoing maturation of the regulatory framework and permitting requirements for low-carbon value chains in various countries can also impact financial outcomes from Equinor’s investment in related technologies, opportunities, and projects. Equinor incurs, and expects to continue to incur, substantial capital, operating, maintenance and remediation costs relating to compliance with increasingly complex laws, regulations and obligations related to the protection of the environment and human health and safety, as well as in response to concerns relating to climate change. Such occurrences could have a materially adverse effect on Equinor’s operations and opportunities, liquidity, and financial performance. 5.2 Risk factors Strategic and commercial risks 295 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Trading and commercial supply activities Equinor’s trading and commercial supply activities in the commodity markets can lead to financial losses. Equinor uses financial instruments such as futures, options, over-the- counter (OTC) forward contracts, market swaps and contracts for differences related to crude oil, petroleum products, natural gas and electricity to manage price differences and volatility. Trading activities involve elements of forecasting, and Equinor bears the risk of market movements, the risk of losses if prices develop contrary to expectations, and the risk of default by counterparties. Workforce capabilities and organisational change Equinor may not be able to secure the right level of workforce competence and capacity, or to leverage efficient organisational operating models, to execute strategy and operations effectively, which could have an adverse effect on Equinor’s current and future business and performance. Equinor depends on workforce capacity and competence to deliver on its strategy, including transition to a broad energy company. Uncertainties related to the future of the oil and gas industry and the rate of growth of new value chains, the need for new capabilities, and increased competition for talent, pose a risk to securing the right level of workforce competence and capacity through industry cycles. Further, we may implement internal restructuring and changes to our operating model to meet the needs of the oil and gas, renewable, low-carbon and other domains, but such changes may not deliver on expectations. Any such failure to secure the right level of workforce competence and capacity and/or to leverage efficient organisational operating models could have an adverse effect on Equinor’s current and future business. Crisis management, business continuity and insurance coverage Equinor's crisis management and business continuity systems may prove inadequate to limit disruption to our business causing losses. Equinor’s insurance coverage may not provide adequate protection from losses, with a potential material adverse effect on Equinor’s financial position. Our business could be severely affected if Equinor does not respond or is perceived not to have prepared, prevented, responded, or recovered in an effective and appropriate manner to a crisis or major incident. A crisis or disruption might occur as a result of a security or cybersecurity incident or if a risk described under Security, safety and environmental risks materialises. Equinor maintains insurance coverage that includes physical damage to its properties, third-party liability, workers’ compensation and employers’ liability, general liability, sudden pollution, and other cover. Equinor’s insurance coverage includes deductibles that must be met prior to recovery and is subject to caps, exclusions, and limitations. There is no assurance that such cover will adequately protect Equinor against liability from all potential consequences and damages. The Equinor group retains parts of its insurable risks in a wholly owned captive insurance company, so insurance recovery outside of the Equinor group may be limited. 5.2 Risk factors Financial risks, liquidity and capital management Equinor’s business is exposed to liquidity, interest rate, foreign exchange, equity and credit risks that could adversely affect the results of Equinor’s operations, our financial position and ability to operate, as described in note 4 to the Consolidated Financial Statements. Security, health, safety and environmental risks 296 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Health, safety and environmental factors Equinor is exposed to a wide range of risk factors that could result in harm to people, the environment, and our assets, as well as cause significant losses through business interruption, increased costs, regulatory action, legal liability, and damage our reputation and social licence to operate. Risk factors that could lead to impacts on health, safety and the environment include human performance, operational failures, breach of digital security, detrimental substances, subsurface conditions (including conditions related to hydraulic fracturing), technical integrity failures, vessel collisions, natural disasters, adverse weather or climatic conditions, physical effects of climate change (see section 3.1, 3.2, 3.3, 3.4, 5.3), epidemics or pandemics, breach of human rights, structural and organisational changes and other occurrences. Continuation, resurgence or emergence of a pandemic, could precipitate or aggravate the other risk factors identified in this report and materially impact Equinor’s operations and financial condition. These risk factors could result in disruptions of our operations and could, among other things, lead to blowouts, structural collapses, loss of containment of hydrocarbons or other hazardous materials, fires, explosions and water contamination that cause harm to people, loss of life or environmental damage. All modes of transportation of hydrocarbons are susceptible to a loss of containment of hydrocarbons and other hazardous materials and represent a significant risk to people and the environment. Equinor could also be subject to civil and/or criminal liability and the possibility of incurring substantial costs, including cost related to remediation if any such health, safety or environmental risk materialises. It is not possible to guarantee that the management system or other policies and procedures will be able to identify or mitigate all aspects of health, safety and environmental risks or that all activities will be carried out in accordance with these systems. Security breaches Equinor’s personnel, assets, infrastructure, and operations may be subject to hostile or malicious acts that disrupt our operations, cause loss of data, harm to people or the environment, and affect Equinor’s financial performance. Security threats may arise from terrorism, crime, acts of sabotage, armed conflict, civil unrest, maritime crime, insiders and social engineering and illegal or unsafe activism. A changing geopolitical, political, technological and social context makes these factors increasingly unpredictable. Management of security risks, and the application of national security laws or policies, can incur significant costs, restrict our ability to do business in a particular jurisdiction and limit operations, including our supply chains and the supply of our products. Failure to avoid security breaches can disrupt Equinor operations, cause loss, misuse or manipulation of data, harm to our people, assets, or the environment, result in fines or liabilities and impact our reputation and future business, all of which may affect Equinor’s financial performance. Equinor could be required to spend significant financial and other resources to avoid, limit or remedy the damage caused by a security breach, which in turn may adversely affect Equinor’s operational and financial performance. Geology and subsurface analysis 5.2 Risk factors

Compliance and control risks 297 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Supervisions, regulatory reviews and reporting Supervision, review and sanctions for violations of laws and regulations at the supranational, national and local level may lead to legal liability, substantial fines, claims for damages, criminal sanctions and other sanctions for noncompliance, and reputational damage. Applicable laws and regulations include, among others, those relating to financial reporting, taxation, bribery and corruption, securities and commodities trading, fraud, competition and antitrust, safety and the environment, labour and employment practices and data privacy rules. The enactment of, or changes to, such laws and regulations or potentially conflicting supervisory directives and priorities, could create compliance challenges and increase the likelihood of a violation occurring. Equinor is subject to supervision by the Norwegian Ocean Industry Authority (Havtil), whose regulatory authority covers the whole NCS including offshore-wind as well as petroleum-related plants onshore in Norway. Equinor may become subject to supervision or be required to report to other regulators internationally, and such supervision could result in audit reports, orders, and investigations. Equinor’s equity securities are listed on Oslo Børs (OSE) and the New York Stock Exchange (NYSE) and its EMTN programme for debt securities is listed on the London Stock Exchange. Equinor is a reporting company under the rules and regulations of the US Securities and Exchange Commission (the SEC). Equinor is required to comply with the continuing obligations of relevant regulatory authorities, and violation of these obligations may result in legal liability, the imposition of fines and other sanctions. Equinor is also subject to financial review from financial supervisory authorities such as the Norwegian Financial Supervisory Authority (FSA) and the SEC. Reviews performed by financial supervisory authorities could result in changes to previously published financial statements and future accounting practices. In addition, failure of external reporting to report data accurately and in compliance with applicable standards could result in regulatory action, legal liability, and damage to Equinor’s reputation. Trading activities are subject to regulation and actual or perceived non-compliance with such regulations may adversely affect the Group’s financial results and performance. Individuals or groups of traders acting for or on behalf of Equinor have in the past, and may in the future, act outside of their respective mandates or in speculative manners which are perceived as inappropriate by regulatory authorities which could result in financial loss, fines, reputational damage or loss of licence to operate, including permissions to trade. Assurance of financial or sustainability statement could identify deficiencies in Equinor’s internal control processes over reporting, which may result in remediation costs and loss of investor confidence that can potentially impact the share price. Errors, inconsistencies, misinterpretation, misuse or lack of information in our external reporting can similarly cause loss of investor confidence and expose us to risks associated with accusations of greenwashing. Business integrity and ethical conduct Non-compliance with anti-corruption and bribery laws, anti-money laundering laws, competition and antitrust laws, sanctions and trade restrictions or other applicable laws, or failure to meet Equinor’s ethical requirements, could expose Equinor to legal liability, lead to a loss of business, loss of access to capital and damage our reputation and social licence to operate. Equinor is subject to anti-corruption and bribery laws and anti-money laundering laws in multiple jurisdictions, including the Norwegian Penal code, the US Foreign Corrupt Practices Act and the UK Bribery Act. A violation of such applicable laws could expose Equinor to investigations from multiple authorities and may lead to criminal and/or civil liability with substantial fines. Incidents of noncompliance with applicable anti- corruption and bribery laws and regulations and the Equinor Code of Conduct could be damaging to Equinor’s reputation, competitive position, and shareholder value. Similarly, a breach of human rights due diligence and reporting obligations or a failure to uphold our human rights policy may lead to economic sanctions or damage our reputation and social licence to operate. Equinor has a diverse portfolio of projects worldwide and operates in markets and sectors impacted by sanctions and international trade restrictions. Sanctions and trade restrictions are complex, unpredictable and are often implemented at short notice. While Equinor remains committed to comply with sanctions and trade restrictions and takes steps to ensure, to the extent possible, compliance therewith, there can be no assurance that an Equinor entity, officer, director, employee, or agent is not in violation of such sanctions and trade restrictions. Any such violation, even if minor in monetary terms, could result in substantial civil and/or criminal penalties and could materially adversely affect Equinor’s business and results of operations or financial condition. Equinor is subject to competition and antitrust laws in multiple jurisdictions, including the Norwegian Competition Act, the Treaty of the Functioning of the European Union and the Unites States’ Sherman Act, Clayton Act, HSR Act and Federal Trade Commission Act. A violation of such laws could expose Equinor to investigations from multiple authorities and may lead to criminal and/or civil liability with substantial fines. Incidents of noncompliance with applicable competition and antitrust laws and the Equinor Code of Conduct could be damaging to Equinor’s reputation, competitive position, and shareholder value. 5.2 Risk factors 5.3 Additional sustainability information 298 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.3 Additional sustainability information In this section, information required under the Norwegian Transparency Act, Accounting Act on sick leave, as well as additional information on physical climate risk and the EU taxonomy can be found. Norwegian Transparency Act - Statement of due diligence The Norwegian Accounting Act - Sick leave Equinor’s statement of due diligence according to the requirements of the Norwegian Transparency Act (Åpenhetsloven) §5 is found throughout the 2024 Annual Report, primarily in the social sub-section of the Sustainability Statement (Chapter 3). The relevant information, as mapped in greater detail below, describes where in this report the reader may find the information stipulated in §5 (a-c) of the Norwegian Transparency Act.” Information requests as per the Norwegian Transparency Act may be made using the ‘Contact Us’ form on Equinor.com. During 2024 we received and processed nine requests relevant to the Act. Sickness absence (sick leave) Indicators Boundary Unit 2024 2023 Sickness absence Equinor ASA employees percentage of planned work hours 4.8 4.8 This table provides an overview of sick leave, presented in accordance with the requirement in the Norwegian Accounting Act § 2-2,10. paragraph. Transparency Act requirement Relevant disclosures within the 2024 Annual Report General description of enterprise’s structure • Section 1.5 Our business Area of operations • Section 1.5 Our business Guidelines and procedures for handling actual and potential adverse impacts on fundamental human rights and decent working conditions • Section 1.7 Governance and risk management • Chapter 3 - General Disclosures (Gov1,2,3,5) • Chapter 3 - S1 “Own Workforce” (S1-1, S1-2, S1-3) • Chapter 3 - S2 “Workers in the Value Chain” (S2-1, S2-2, S2-3) • Chapter 3 - S3 “Affected Communities” (S3-1, S3-2, S3-3) • Chapter 3 - EQN “Health and Safety” (H&S-1, H&S-2, H&S-3) Information regarding actual adverse impacts and significant risks of adverse impacts that the enterprise has identified through its due diligence • Chapter 3 - S1 “Own Workforce” (S1-SBM-3) • Chapter 3 - S2 “Workers in the Value Chain” (S2-SBM-3, S2-4-“2024 Specified Actions”, S2-5) • Chapter 3 - S3 “Affected Communities” (S3-SBM-3, S3-4-“2024 Specified Actions”, S3-5) • Chapter 3 - EQN “Health and Safety” (H&S-SBM-3) Information regarding measures the enterprise has implemented or plans to implement to cease actual adverse impacts or mitigate significant risks of adverse impacts, and the results or expected results of these measures. • Chapter 3 - S1 “Own Workforce” (S1-2, S1-3, S1-4, S1-5//17) • Chapter 3 - S2 “Workers in the Value Chain” (S2-2, S3-3, S2-4, S2-5) • Chapter 3 - S3 “Affected Communities” (S3-2, S3-3, S3-4, S3-5) • Chapter 3 - EQN “Health and Safety (H&S-2, H&S-3, H&S-4, H&S-5, H&S-S1-14) Where the statement can be accessed • Section 5.3 “Norwegian Transparency Act - Statement of Due Diligence” (this page) Physical climate risk Changes in physical climate parameters, such as extreme weather events or chronic physical impacts, as e.g. rising sea level and higher temperatures could impact Equinor's assets, resulting in disruption to operations, increased costs, or incidents. By assessing our portfolio against the physical climate risk exposure and implementing mitigation measures as required, we aim to ensure that our portfolio is resilient to different climate scenarios. Equinor has addressed the physical climate risks of our assets for several years and gradually matured our understanding of the uncertainties and relevant parameters to be included. Equinor has not identified physical climate risk as a material impact based on our current assessment of our portfolio. However, as our methodology is under development and with a portfolio in transition, this may change. We will anyway need to assess the physical climate risks and evaluate adaptation measures, as required, on an asset-by-asset level to protect our assets and people and respond to regulations and financial institutions. Equinor’s portfolio comprises offshore and onshore assets across a diverse set of regions around the world. While the company’s core business today is centred on the NCS, the move towards a broader and more international energy company will lead to changes in the company’s geographic footprint in accordance with the ESRS requirements. Equinor is addressing climate-related physical risks for our assets, including both acute (extreme weather events) and chronic hazards (longer-term shifts, such as sea level rise and waves). To assess the exposure of our assets to possible climate-related hazards we model the portfolio to different climate scenarios using data analytics software that addresses chronic and acute hazards. In addition regional and local data are used to to address hazards not modelled , as e.g. soil degradation, erosion, landslide and avalanches- as relevant to the specific site. In 2024 we assessed the exposure of approximately 120 assets in which Equinor has an equity interest on exposure to acute and chronical hazards. To assess and manage physical climate risks we analyse the locations of all our financial assets against a range of climate-related hazards in selected Shared Socioeconomic Pathways (SSP`s) scenarios provided by the Intergovernmental Panel on Climate Change (IPCC) for relevant time horizons. We include a worst-case scenario, SSP5-8.5, following the precautionary principle and in accordance with EU Commission guidance, although it is widely considered to be an unlikely scenario beyond current business-as-usual scenario. As we progress with risk assessments, the scope is extended to include significant parts of the value chain, typically for transporting personnel and goods to the sites. The data provide details on hazard exposure both today and the expected change in exposure in 10 years intervals between 2020 and 2100. The results for our onshore and offshore assets for 2050 for the SSP 5-8.5 scenario can be seen in the figure to the right, which also show the relative book value of different clusters of assets by reporting segment. The hazard score includes wind speed, wave height, precipitation, sea level rise, air temperature, sea surface temperature, fire conditions, air density and Global Horizontal Irradiance (relevant for solar energy production). For our reporting in 2025 we have scored all assets and weighted the hazards based on criticality for the various business segments and whether they are located onshore or offshore. This gives us a more representative score reflecting the most significant hazards. The weighting has been done by our metocean and construction expertise in Equinor and discussed with the provider of data analytics. In the figure below the changes in scores are shown, as an indication of increased risk level due to relevant climate hazards. The results show that the majority of Equinor’s assets by book value is assessed as having relatively limited exposure to climate-related change in physical environment. For most of the installations, the changes in significant hazards indicate that the increased exposure will be within the design margins of the installation. Those assets with the greatest changes in exposure towards 2050 are the oil and gas assets onshore in Africa and in South America and our TDI Lithium assets in the USA. Site-specific risk assessments that also consider supply of least goods and personnel to the sites are required to assess the climate risk and to implement mitigating measures. 299 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.3 Additional sustainability information Other EU legislation Disclosure requirement Data point SFDR reference Pillar 3 reference Benchmark regulation reference EU Climate Law reference Section Page ESRS 2 GOV-1 21 (d) x x Sustainability statement 85 ESRS 2 GOV-1 21 (e) x Sustainability statement 85 ESRS 2 GOV-4 30 x Sustainability statement 87 ESRS 2 SBM-1 40 (d) i x x x Sustainability statement 89 ESRS 2 SBM-1 40 (d) ii x x Sustainability statement 89 ESRS 2 SBM-1 40 (d) iii x x Sustainability statement 89 ESRS 2 SBM-1 40 (d) iv x Sustainability statement 89 ESRS E1-1 14 x Sustainability statement 101 ESRS E1-1 16 (q) x x Sustainability statement 101 ESRS E1-4 34 x x x Sustainability statement 105 ESRS E1-5 38 x Sustainability statement 115 ESRS E1-5 37 x Sustainability statement 115 ESRS E1-5 40-43 x Sustainability statement 115 ESRS E1-6 44 x x x Sustainability statement 116 ESRS E1-6 53-55 x x x Sustainability statement 116 ESRS E1-7 56 x Sustainability statement 118 ESRS E1-9 66 x Sustainability statement 105 ESRS E1-9 66 (a); 66 (c) x Sustainability statement 105 ESRS E1-9 67 (c) x Sustainability statement 105 ESRS E1-9 69 x Sustainability statement 105 ESRS E2-4 28 x Sustainability statement 126 ESRS E3-1 9 x N/A ESRS E3-1 13 x N/A ESRS E3-1 14 x N/A ESRS E3-4 28 (C) x N/A ESRS E3-4 29 x N/A ESRS 2 - SBM 3 - E4 16 (a) i x Sustainability statement ESRS 2 - SBM 3 - E4 16 (b) x Sustainability statement ESRS 2 - SBM 3 - E4 16 (c) x Sustainability statement ESRS E4-2 24 (b) x Sustainability statement 130 ESRS E4-2 24 (c) x Sustainability statement 130 ESRS E4-2 24 (d) x Sustainability statement 130 300 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.3 Additional sustainability information 5.3 Other EU legislation, ESRS reference: ESRS 2 BP-1 15

301 5.3 Additional sustainability information
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Disclosure requirement	Data point	SFDR reference	Pillar 3 reference	Benchmark regulation reference	EU Climate Law reference	Section	Page
ESRS E5-5	37 (d)	x				Sustainability statement	137
ESRS E5-5	39	x				Sustainability statement	137
ESRS 2 - SBM 3 - S1	14 (f)	x				Sustainability statement	141
ESRS 2 - SBM 3 - S1	14 (g)	x				Sustainability statement	141
ESRS S1-1	20	x				Sustainability statement	142
ESRS S1-1	21			x		Sustainability statement	142
ESRS S1-1	22	x				Sustainability statement	142
ESRS S1-1	23	x				Sustainability statement	142
ESRS S1-3	32 (c)	x				Sustainability statement	144
ESRS S1-14	88 (b), 88 (c)	x		x		Sustainability statement	149
ESRS S1-14	88 (e)	x				Sustainability statement	149
ESRS S1-16	97 (a)	x		x		Sustainability statement	150
ESRS S1-16	97 (b)	x				Sustainability statement	150
ESRS S1-17	103 (a)	x				Sustainability statement	150
ESRS S1-17	104 (a)	x		x		Sustainability statement	150
ESRS 2 - SBM 3 - S2	11 (b)	x		x		Sustainability statement	151
ESRS S2-1	17	x				Sustainability statement	152
ESRS S2-1	18	x				Sustainability statement	152
ESRS S2-1	19	x		x		Sustainability statement	152
ESRS S2-1	19					Sustainability statement	152
ESRS S2-4	36	x				Sustainability statement	153
ESRS S3-1	16	x		x		Sustainability statement	158
ESRS S3-1	17	x				Sustainability statement	158
ESRS S3-4	36	x				Sustainability statement	160
ESRS S4-1	16	x				N/A	
ESRS S4-1	17	x		x		N/A	
ESRS S4-4	35	x				N/A	
ESRS G1-1	10 (b)	x				Sustainability statement	174
ESRS G1-1	10 (d)	x				Sustainability statement	174
ESRS G1-4	24 (a)	x		x		N/A	
ESRS G1-4	24 (b)	x				N/A	

Equinor 2024 Annual report

302 5.3 Additional sustainability information
INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Appendix 1: KPIs denominators

Turnover

Total turnover consists of the reported revenue for contracts with customers included in note 7 Total revenues and other income to the Consolidated financial statements. Net income/(loss) from equity accounted investments and other income (i.e. gain on divestment of assets) are excluded from the definition of the mandatory KPI, and not part of the turnover denominator. For Equinor denominator related to turnover will be highly impacted by changes in commodity prices based on significant revenues from the sale of oil and gas.

The denominators are calculated based on reported IFRS Accounting Standards numbers in the Consolidated financial statements. For Equinor this has the effect that the proceeds from the sale of the Norwegian State's (SDFI) oil production on the NCS, that Equinor markets and sells on their behalf (see note 27 Related Parties to the Consolidated financial statements), that is reported on gross basis and recognised as revenue in the income statement, will have a negative impact on the reported KPI related to taxonomy-eligible and aligned turnover. Total purchases of oil and natural gas liquids from the Norwegian state amounted to USD 10 billion in 2024 and USD 10 billion in 2023.

Capex

Total capital expenditures consist of additions to property, plant and equipment including right of use assets line item as specified in note 12 Property, plant and equipment and additions to intangible assets as specified in note 13 Intangible assets to the Consolidated financial statements. Additions excludes additions and subsequent changes in estimated asset retirement obligations based on policy interpretation of the delegated act. Capitalised exploration and acquisition costs of oil and gas prospects related to exploration are recognised as intangible assets, and by interpretation of the Taxonomy regulation, considered to be included the KPI denominator, as this is a part of Equinor's ongoing activity (see assessment below). Goodwill acquired through business combinations is excluded from the capital expenditure KPI.

The definition of the capex KPI includes intangible assets in accordance with IAS 38. Acquired goodwill and capitalised costs according to the successful efforts method under IFRS 6 is out of the scope of IAS 38. The rationale for excluding IFRS 6 from the capex KPI is not clearly stated in the Taxonomy regulation. Equinor regards exploration activities as part of the ongoing core activities and has included capitalised exploration costs in the capex denominator. The exploration costs are not covered by the EU Taxonomy opex definition and not included in the opex KPI. Capitalised exploration expenditures do not have significant effect on the reported capex KPIs for the year-end 2024

Opex

Total operating expenditures under the Taxonomy cover direct non-capitalised costs that relate to research and development, building renovation measures, short-term lease, maintenance and repair, and any other direct expenditures relating to the day-to-day servicing of assets of property, plant and equipment that are necessary to ensure the continued and effective functioning of such assets.

Other direct expenditures relating to the day- to-day servicing of assets of property includes direct maintenance-related expenses. Operating expenditures consist of a subset of the operating expenditures in the income statement and does not include any selling, general and administrative expenditures, depreciation, amortisation, impairment, and exploration expenses.

KPI numerators

The KPI numerators consist of the taxonomy-eligible and aligned part of the turnover, operating expenses and capital expenditures included in the denominator. The scope for identifying taxonomy-eligible and aligned economic activities within the Equinor group are the reporting entities and profit centres established for group reporting purposes and included in the group consolidation system.

Appendix 2: Reconciliation to Share of gross capex to REN and LCS

The difference between the mandatory 11.1% capex KPI as defined within the EU Taxonomy and the 16% REN/LCS Gross capex* is mainly related to eligible activity in equity accounted investments which is included within the voluntary capex KPI including equity accounted investments. In addition, additions to right-of-use asset (leasing) are excluded and additions to goodwill and are included in the REN/LCS Gross capex* which differs in treatment to the EU taxonomy KPI. CCGT (Triton) is EUT eligible but not included in Equinor REN/LCS gross capex before CCS is installed. Please see section 2.2. Financial performance for details about Equinor's gross capex*.

(in USD million)	Note	2024	2023
Additions to PP&E, intangibles and equity accounted investments	5	**16,695**	14,500
Less:			
Additions to Equity accounted investments	13	**(573)**	(926)
Goodwill additions through business acquisition	13	**(71)**	(348)
Goodwill additions	13	**(29)**	(9)
Capex denominator as defined by the EU Taxonomy		**16,022**	13,217

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Appendix 3

2024 Revenue

				SUBSTANTIAL CONTRIBUTION CRITERIA						DOES NOT SIGNIFICANT HARM									
Economic activities	Code	2024 Revenue USD million	2024 of Revenue %	Climate change mitigation %	Climate change adaption %	Water and marine resources %	Circular economy %	Pollution %	Biodiversity and ecosystems %	Climate change mitigation	Climate change adaption	Water and marine resources	Circular economy	Pollution	Biodiversity and ecosystems	Minimum safeguards	2023-aligned proportion of Revenue %	Category (enabling activity)	Category (transitional activity)
A. TAXONOMY-ELIGIBLE ACTIVITIES (A.1. + A.2.)																			
A.1. Environmentally sustainable activities (Taxonomy- aligned)																			
Electricity generation from wind power	D35.11	(2)	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0.0 %		
Electricity generation using solar photovoltaic technology	F42.22	–	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	N/A	Y	N/A	Y	Y	0.0 %		
Storage of electricity		–	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0.0 %	E	
Revenue of environmentally sustainable activities (Taxonomy-aligned) (A.1.)		**(2)**	**0.0 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**0.0 %**		
Of which enabling		–	0.0 %														0.0 %		
Of which transitional		–	0.0 %														0.0 %		
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)				EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL										
Electricity generation from wind power	D35.11	(48)	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %								0.0 %		
Electricity generation using solar photovoltaic technology	F42.22	(7)	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %								0.0 %		
Storage of electricity		(4)	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %								0.0 %		
Revenue of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2)		**(60)**	**0.1 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**								**0.0 %**		
B. TAXONOMY NON-ELIGIBLE ACTIVITIES																			
Revenue of Taxonomy-non-eligible activities (B)		**(101,237)**	**99.9 %**																
Total (A+B)		**(101,298)**	**100.0 %**																

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2024 Capex

				SUBSTANTIAL CONTRIBUTION CRITERIA						DOES NOT SIGNIFICANT HARM									
Economic activities	Code	2024 Absolute Capex USD million	2024 of Capex %	Climate change mitigation %	Climate change adaption %	Water and marine resources %	Circular economy %	Pollution %	Biodiversity and ecosystems %	Climate change mitigation	Climate change adaption	Water and marine resources	Circular economy	Pollution	Biodiversity and ecosystems	Minimum safeguards	2023-aligned proportion of Capex %	Category (enabling activity)	Category (transitional activity)
A. TAXONOMY-ELIGIBLE ACTIVITIES (A.1. + A.2.)																			
A.1. Environmentally sustainable activities (Taxonomy-aligned)																			
Electricity generation from wind power	D35.11	1,618	10.1 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0 %		
Electricity generation using solar photovoltaic technology	F42.22	16	0.1 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	N/A	Y	N/A	Y	Y	0 %		
Storage of electricity		–	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0 %	E	
Capex of environmentally sustainable activities (Taxonomy-ligned) (A.1.)		**1,634**	**10.2 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**1 %**		
Of which enabling		–	0.0 %														0 %		
Of which transitional		–	0.0 %														0 %		
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)				EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL										
Electricity generation from wind power	D35.11	26	0.2 %	100 %	0 %	0 %	0 %	0 %	0 %								5 %		
Electricity generation using solar photovoltaic technology	F42.22	52	0.3 %	100 %	0 %	0 %	0 %	0 %	0 %								3 %		
Storage of electricity		74	0.5 %	100 %	0 %	0 %	0 %	0 %	0 %								0 %		
Capex of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2)		**152**	**0.9 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**								**8 %**		
B. TAXONOMY NON-ELIGIBLE ACTIVITIES																			
Capex of Taxonomy-non-eligible activities (B)		**14,236**	**88.9 %**																
Total (A+B)		**16,022**	**100.0 %**																

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2024 Opex

				SUBSTANTIAL CONTRIBUTION CRITERIA						DOES NOT SIGNIFICANT HARM									
Economic activities	Code	2024 Absolute Opex USD million	2024 of Opex %	Climate change mitigation %	Climate change adaption %	Water and marine resources %	Circular economy %	Pollution %	Biodiversity and ecosystems %	Climate change mitigation	Climate change adaption	Water and marine resources	Circular economy	Pollution	Biodiversity and ecosystems	Minimum safeguards	2023-aligned proportion of Opex %	Category (enabling activity)	Category (transitional activity)
A. TAXONOMY-ELIGIBLE ACTIVITIES (A.1. + A.2.)																			
A.1. Environmentally sustainable activities (Taxonomy-aligned)																			
Electricity generation from wind power	D35.11	0	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0 %		
Electricity generation using solar photovoltaic technology	F42.22	0	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	N/A	Y	N/A	Y	Y	0 %		
Storage of electricity		0	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %	Y	Y	Y	Y	N/A	Y	Y	0 %	E	
Opex of environmentally sustainable activities (Taxonomy-ligned) (A.1.)		**0**	**0.0 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**Y**	**0 %**		
Of which enabling		0	0.0 %														0 %		
Of which transitional		0	0.0 %														0 %		
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)				EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL	EL;N/EL										
Electricity generation from wind power	D35.11	5	0.3 %	100 %	0 %	0 %	0 %	0 %	0 %								0 %		
Electricity generation using solar photovoltaic technology	F42.22	0	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %								0 %		
Storage of electricity		0	0.0 %	100 %	0 %	0 %	0 %	0 %	0 %								0 %		
Opex of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2)		**5**	**0.3 %**	**100 %**	**0 %**	**0 %**	**0 %**	**0 %**	**0 %**								**0 %**		
B. TAXONOMY NON-ELIGIBLE ACTIVITIES																			
Opex of Taxonomy-non-eligible activities (B)		**1,837**	**99.7 %**																
Total (A+B)		**1,841**	**100.0 %**																

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306 5.3 Additional sustainability information INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Disclosures for nuclear and fossil gas activities

	Nuclear and fossil gas related activities	**2024**
1	The undertaking carries out, funds or has exposures to research, development, demonstration and deployment of innovative electricity generation facilities that produce energy from nuclear processes with minimal waste from the fuel cycle.	No
2	The undertaking carries out, funds or has exposures to construction and safe operation of new nuclear installations to produce electricity or process heat, including for the purposes of district heating or industrial processes such as hydrogen production, as well as their safety upgrades, using best available technologies.	No
3	The undertaking carries out, funds or has exposures to safe operation of existing nuclear installations that produce electricity or process heat, including for the purposes of district heating or industrial processes such as hydrogen production from nuclear energy, as well as their safety upgrades.	No
	Fossil gas related activities	**2024**
4	The undertaking carries out, funds or has exposures to construction or operation of electricity generation facilities that produce electricity using fossil gaseous fuels.	Equity accounted investments in Triton CCGT Power plant and the Net Zero Teeside CCGT power plant, are included in the voluntary capex KPI as eligible but not aligned activities.
5	The undertaking carries out, funds or has exposures to construction, refurbishment, and operation of combined heat/cool and power generation facilities using fossil gaseous fuels.	No
6	The undertaking carries out, funds or has exposures to construction, refurbishment and operation of heat generation facilities that produce heat/cool using fossil gaseous fuels.	No

Equinor 2024 Annual report

307 5.4 Statements on this report incl. independent auditor reports INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

5.4 Statements on this report incl. independent auditor reports

Statement on compliance

Today, the board of directors and the chief executive officer reviewed the 2024 Annual Report, which includes the board of directors' report, the Equinor ASA Consolidated and parent company annual financial statements as of 31 December 2024 and The Norwegian Transparency Act - Statement of due diligence. The parts of the 2024 Annual Report that constitutes the board of directors' report are indicated under About the report.

We confirm to the best of our knowledge that the board of directors' report for the group and the parent company is in accordance with the requirements in the Norwegian Accounting Act and the Norwegian Accounting Standard no 16.

Pursuant to the Norwegian Securities Trading Act section 5-5 with pertaining regulations we confirm to the best of our knowledge that:

- the Equinor Consolidated annual financial statements for 2024 were prepared in accordance with IFRS Accounting Standards as adopted by the European Union (EU), IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB) and additional Norwegian disclosure requirements in the Norwegian Accounting Act, and that
- the parent company financial statements for Equinor ASA for 2024 were prepared in accordance with simplified application of international accounting standards according to the Norwegian Accounting Act §3-9 and regulations regarding simplified application of international accounting standards issued by the Norwegian Ministry of Finance, and that
- the information presented in the financial statements gives a true and fair view of the company's and the group's assets, liabilities, financial position and results, and that
- the board of directors' report gives a true and fair view of the development, performance, financial position, principal risks and uncertainties of the company and the group, and that
- the board of directors' report, where required, was prepared in accordance with sustainability-related disclosure standards laid down pursuant to the Norwegian Accounting Act section 2-6, including implementation of the Corporate Sustainability Reporting Directive (CSRD), and compliance with the European Sustainability Reporting Standards (ESRS) and Article 8 of EU Regulation 2020/852 (the "Taxonomy Regulation").

We confirm to the best of our knowledge that the report 'Payment to governments', as referred to herein, was prepared in accordance with the requirements in the Norwegian Securities Trading Act Section 5-5a with pertaining regulations.

4 March 2025
THE BOARD OF DIRECTORS OF EQUINOR ASA

/s/ JON ERIK REINHARDSEN
CHAIR

/s/ ANNE DRINKWATER
DEPUTY CHAIR

/s/ JONATHAN LEWIS

/s/ FINN BJØRN RUYTER

/s/ HAAKON BRUUN-HANSSEN

/s/ MIKAEL KARLSSON

/s/ FERNANDA LOPES LARSEN

/s/ TONE HEGLAND BACHKE

/s/ STIG LÆGREID

/s/ PER MARTIN LABRÅTEN

/s/ HILDE MØLLERSTAD

/s/ ANDERS OPEDAL
PRESIDENT AND CEO

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308 5.4 Statements on this report incl. independent auditor reports INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION

Recommendation of the corporate assembly

Resolution:
At the meeting on 19 March 2025, the corporate assembly addressed the consolidated annual accounts for Equinor ASA and its subsidiaries, the annual accounts for the parent company Equinor ASA, as well as the board's proposal for the allocation of net income in Equinor ASA.

The corporate assembly recommends that the consolidated annual accounts, the annual accounts for the parent company Equinor ASA, and the allocation of net income proposed by the board of directors are approved.

Oslo, 19 March 2025

/s/ NILS MORTEN HUSEBY
Chair of the corporate assembly

Corporate assembly

Nils Morten Huseby	Nils Bastiansen	Finn Kinserdal	Kari Skeidsvoll Moe	Kjerstin Fyllingen
Kjerstin R. Braathen	Mari Rege	Trond Straume	Martin Wien Fjell	Merete Hverven
Helge Aasen	Liv B. Ulriksen	Trine Hansen Stavland	Ingvild Berg Martiniussen	Berit Søgnen Sandven
Frank Indreland Gundersen	Per Helge Ødegård	Vidar Frøseth		

Equinor 2024 Annual report

The report set out below is provided in accordance with law, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Ernst & Young AS (PCAOB ID: 1572) has also issued reports in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) in the US, which include opinions on the Consolidated financial statements of Equinor ASA and on the effectiveness of internal control over financial reporting as at 31 December 2024. Those reports are set out on in the 2024 Form 20-F. To the Annual Shareholders' Meeting of Equinor ASA INDEPENDENT AUDITOR’S REPORT Report on the audit of the financial statements Opinion We have audited the financial statements of Equinor ASA (the Company) which comprise: • The financial statements of the Company, which comprise the balance sheet as at 31 December 2024 and the income statement, statement of comprehensive income and statement of cash flows and notes to the financial statements, including a summary of significant accounting policies, and • The financial statements of the group, which comprise the balance sheet as at 31 December 2024, the income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended and notes to the financial statements, including material accounting policy information. In our opinion • the financial statements comply with applicable statutory requirements, • the financial statements give a true and fair view of the financial position of the Company as at 31 December 2024 and its financial performance and cash flows for the year then ended in accordance with simplified application of international accounting standards according to section 3-9 of the Norwegian Accounting Act, and • the consolidated financial statements give a true and fair view of the financial position of the group as at 31 December 2024 and its financial performance and cash flows for the year then ended in accordance with IFRS Accounting Standards as adopted by the EU. Our opinion is consistent with our additional report to the audit committee. Basis for opinion We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company and the Group in accordance with the requirements of the relevant laws and regulations in Norway and the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code), and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. To the best of our knowledge and belief, no prohibited non-audit services referred to in the Audit Regulation (EU) No 537/2014 Article 5.1 have been provided. We have been the auditor of the Company for 6 years from the election by the general meeting of the shareholders on 15 May 2019 for the accounting year 2019. 309 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for 2024. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Impact of climate change and energy transition on the financial statements Basis for the key audit matter As described in Note 3 to the Consolidated Financial Statements, the effects of the initiatives to limit climate change and the potential impact of the energy transition are relevant to some of the economic assumptions in the Company’s estimation of future cash flows. Climate considerations are included directly in the impairment assessments by estimating the carbon costs in the cash flows, and indirectly as the expected effects of the climate change are included in the estimated commodity prices. As also described in Note 3, commodity price assumptions applied in value-in-use impairment testing are based on management’s best estimate, which differs from the price-set required to achieve the goals of the Paris Agreement as described in the International Energy Agency (IEA) World Energy Outlook’s Announced Pledges Scenario, or the Net Zero Emissions by 2050 Scenario. The impact of the energy transition and potential restrictions by regulators, market and strategic considerations may also have an effect on the estimated production profiles and the economic lifetime of the Company’s assets and projects. In addition, if the Company’s business cases for the oil and gas producing assets in the future should change materially due to governmental initiatives to limit climate change, it could affect the timing of cessation of the assets and the asset retirement obligations (ARO). Auditing management’s estimate of the impact of climate change and energy transition on the financial statements is complex and involves a high degree of judgement. Significant assumptions used in such estimate are commodity prices and carbon costs. We consider the impact of climate change and energy transition on the financial statements to be a key audit matter given the significance of this matter and the complexity and uncertainty in the estimates and assumptions used by management. Our audit response We obtained an understanding of the Company’s process for evaluating the impact of climate change and energy transition on the financial statements. This included testing controls over management’s review of the significant assumptions commodity prices and carbon costs. With the involvement of climate change and sustainability specialists, we evaluated management’s assessment of the impact of climate change and energy transition on the financial statements. Our audit procedures among other comprised the following: • We evaluated management’s methodology to factor climate-related matters into their determination of future commodity price assumptions and compared those with external benchmarks • We evaluated management’s methodology to determine future carbon costs and compared those with the current legislation in place in the relevant jurisdictions and the jurisdictions’ announced pledges regarding escalation of carbon costs • We evaluated management’s sensitivity analyses over its future commodity prices and carbon cost assumptions by taking into consideration, among other sources, the Net Zero Emissions by 2050 Scenario and Announced Pledges Scenario estimated by the International Energy Agency (IEA) • We evaluated management’s sensitivity analyses over the effect of performing removal five years earlier than currently scheduled due to potential governmental initiatives to limit climate change • We have also evaluated management’s disclosures related to the consequences of initiatives to limit climate change, including the effects of the Company’s climate change strategy on the Consolidated Financial Statements and the energy transition’s effects on estimation uncertainty, discussed in more detail in Notes 3, 14 and 23 310 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Recoverable amounts of production plants and oil and gas assets including assets under development Basis for the key audit matter As of 31 December 2024, the Company has recognised production plants and oil and gas assets, including assets under development, of USD 33,255 million and USD 17,278 million, respectively, within Property, plant and equipment, and assets classified as held for sale of USD 7,227 million. Refer to Note 14 to the Consolidated Financial Statements for the related disclosures. As described in Note 14, determining the recoverable amount of an asset involves an estimate of future cash flows, which is dependent upon management’s best estimate of the economic conditions that will exist over the asset’s useful life. The asset’s operational performance and external factors have a significant impact on the estimated future cash flows and therefore, the recoverable amount of the asset. Auditing management’s estimate of the recoverable amount of production plants and oil and gas assets is complex and involves a high degree of judgement. Significant assumptions used in forecasting future cash flows are future commodity prices, currency exchange rates, expected reserves, capital expenditures, and the discount rate. These significant assumptions are forward-looking and can be affected by future economic and market conditions, including matters related to climate change and energy transition. For more detail, please refer to the key audit matter related to the Impact of climate change and energy transition on the financial statements. Additionally, the treatment of tax in the estimation of the recoverable amount is challenging, as the Company is subject to different tax structures that are inherently complex, particularly in Norway. We consider the determination of the recoverable amounts of production plants and oil and gas assets including assets under development to be a key audit matter given the significance of the accounts on the balance sheet and the complexity and uncertainty of the estimates and assumptions used by management in the cash flow models. Our audit response We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over the Company’s process for evaluating the recoverability of production plants and oil and gas assets including assets under development, and assets classified as held for sale. This included testing controls over management’s review of assumptions and inputs to the assessments of impairment and impairment reversals. Our audit procedures performed over the significant assumptions and inputs included, among others, evaluation of the methods and models used in the calculation of the recoverable amount. We also evaluated the relevant tax effects based on the local legislation of the relevant jurisdictions, particularly in Norway, and tested the clerical accuracy of the models through independently recalculating the value in use. We involved valuation specialists to assist us with these procedures. In addition, we compared projected capital expenditures to approved operator budgets or management forecasts. For those assets previously impaired, we compared actual results to the forecasts used in historical impairment analyses. We also compared expected reserve volumes with internal production forecasts and external evaluations of expected reserves and we compared the historical production with management’s previous production forecasts, with the involvement of our reserves specialists. To test price assumptions, we evaluated management’s methodology to determine future commodity prices and compared such assumptions to external benchmarks, among other procedures. We involved valuation specialists to assist in evaluating the reasonableness of the Company’s assessment of currency exchange rates and the discount rate, by assessing the Company’s methodologies and key assumptions used to calculate the rates and by comparing those rates with external information. We also evaluated management’s methodology to factor climate-related matters into their determination of future commodity prices and carbon cost assumptions. For more detail, please refer to the key audit matter related to the Impact of climate change and energy transition on the financial statements. 311 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Estimation of the asset retirement obligation Basis for the key audit matter As of 31 December 2024, the Company has recognised a provision for decommissioning and removal activities of USD 10,928 million classified within Provisions and other liabilities. Refer to Note 23 to the Consolidated Financial Statements for the related disclosures. As described in Note 23, the appropriate estimates for such obligations are based on historical knowledge combined with knowledge of ongoing technological developments, expectations about future regulatory and technological development and involve the application of judgement and an inherent risk of significant adjustments. The estimated costs of decommissioning and removal activities require revisions due to changes in current regulations and technology while considering relevant risks and uncertainties. Auditing management’s estimate of the decommissioning and removal of offshore installations at the end of the production period is complex and involves a high degree of judgement. Determining the provision for such obligations involves application of considerable judgement related to the assumptions used in the estimate, the inherent complexity and uncertainty in estimating future costs, and the limited historical experience against which to benchmark estimates of future costs. Significant assumptions used in the estimate are the discount rates and the expected future costs, which include the underlying assumptions norms and rates, and time required to decommission and can vary considerably depending on the expected removal complexity. These significant assumptions are forward-looking and can be affected by future economic and market conditions, including matters related to climate change and energy transition. For more detail, please refer to the key audit matter related to the Impact of climate change and energy transition on the financial statements. We consider the estimation of the asset retirement obligations to be a key audit matter given the significance of the accounts on the balance sheet and the complexity and uncertainty of the assumptions used in the estimate. Our audit response We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over the Company’s process to calculate the present value of the estimated future decommissioning and removal expenditures determined in accordance with local conditions and requirements. This included testing controls over management’s review of assumptions described above, used in the calculation of the asset retirement obligation. To test management’s estimation of the provision for decommissioning and removal activities, our audit procedures included, among others, evaluating the completeness of the provision by comparing significant additions to property, plant and equipment to management’s assessment of new ARO obligations recognized in the period. To assess the expected future costs, among other procedures, we compared day rates for rigs, marine operations and heavy lift vessels to external market data or existing contracts. For time required to decommission, we compared the assumptions against historical data. We compared discount rates to external market data. With the support of our valuation specialists, we evaluated the methodology and models used by management to estimate the ARO and performed a sensitivity analysis on the significant assumptions. In addition, we recalculated the formulas in the models. We also evaluated management’s methodology to factor climate-related matters into their determination of the timing of cessation of the assets and the asset retirement obligations. For more detail, please refer to the key audit matter related to the Impact of climate change and energy transition on the financial statements. 312 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports

Other information The Board of Directors and the Chief Executive Officer (management) are responsible for the information in the Board of Directors’ report and the other information presented with the financial statements. The other information comprises board of directors’ report, the statement on corporate governance, the report on payments to governments, the statement of due diligence under the Norwegian Transparency Act and the communication on progress to the UN Global Compact. Our opinion on the financial statements does not cover the information in the Board of Directors’ report and the other information presented with the financial statements. In connection with our audit of the financial statements, our responsibility is to read the information in the Board of Directors’ report and for the other information presented with the financial statements. The purpose is to consider if there is material inconsistency between the information in the Board of Directors’ report and the other information presented with the financial statements and the financial statements or our knowledge obtained in the audit, or otherwise the information in the Board of Directors’ report and for the other information presented with the financial statements otherwise appears to be materially misstated. We are required to report that fact if there is a material misstatement in the Board of Directors’ report and the other information presented with the financial statements. We have nothing to report in this regard. Based on our knowledge obtained in the audit, it is our opinion that the Board of Directors’ report • is consistent with the financial statements and • contains the information required by applicable statutory requirements Our statement on the Board of Directors’ report applies correspondingly for the statement on corporate governance for the report on payments to governments, for the statement of due diligence regarding the Norwegian Transparency Act, and for the communication on progress to the UN Global Compact. Our statement that the Board of Directors’ report contains the information required by applicable law does not cover the sustainability reporting, for which a separate assurance report is issued. Responsibilities of management for the financial statements Management is responsible for the preparation of the financial statements of the Company that give a true and fair view in accordance with simplified application of international accounting standards according to section 3-9 of the Norwegian Accounting Act, and for the preparation of the consolidated financial statements of the Group that give a true and fair view in accordance with IFRS Accounting Standards as adopted by the EU. Management is responsible for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s and the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or the Group, or to cease operations, or has no realistic alternative but to do so.͏͏͏͏ 313 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s and the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. • Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s and the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company and the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the board of directors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with the board of directors, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. 314 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Report on other legal and regulatory requirement Report on compliance with regulation on European Single Electronic format (ESEF) Opinion As part of the audit of the financial statements of Equinor ASA we have performed an assurance engagement to obtain reasonable assurance about whether the financial statements included in the annual report, with the file name eqnr-2024-12-31-0-nb.zip, have been prepared, in all material respects, in compliance with the requirements of the Commission Delegated Regulation (EU) 2019/815 on the European Single Electronic Format (ESEF Regulation) and regulation pursuant to Section 5-5 of the Norwegian Securities Trading Act, which includes requirements related to the preparation of the annual report in XHTML format and iXBRL tagging of the consolidated financial statements. In our opinion, the financial statements, included in the annual report, have been prepared, in all material respects, in compliance with the ESEF Regulation. Management’s responsibilities Management is responsible for the preparation of the annual report in compliance with the ESEF Regulation. This responsibility comprises an adequate process and such internal control as management determines is necessary. Auditor’s responsibilities Our responsibility, based on audit evidence obtained, is to express an opinion on whether, in all material respects, the financial statements included in the annual report have been prepared in accordance with the ESEF Regulation. We conduct our work in accordance with the International Standard for Assurance Engagements (ISAE) 3000 “Assurance engagements other than audits or reviews of historical financial information”. The standard requires us to plan and perform procedures to obtain reasonable assurance about whether the financial statements included in the annual report have been prepared in accordance with the ESEF Regulation. As part of our work, we perform procedures to obtain an understanding of the Company’s processes for preparing the financial statements in accordance with the ESEF Regulation. We test whether the financial statements are presented in XHTML-format. We evaluate the completeness and accuracy of the iXBRL tagging of the consolidated financial statements and assess management’s use of judgement. Our procedures include reconciliation of the iXBRL tagged data with the audited financial statements in human-readable format. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Stavanger, 4 March 2025 ERNST & YOUNG AS Tor Inge Skjellevik State Authorised Public Accountant (Norway) (This translation from Norwegian has been prepared for information purposes only.) 315 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports To the Annual Shareholders' Meeting of Equinor ASA INDEPENDENT SUSTAINABILITY AUDITOR’S LIMITED ASSURANCE REPORT Limited assurance conclusion We have conducted a limited assurance engagement on the consolidated sustainability statement of Equinor ASA (the “Company”), included in Sustainability Statement of the Board of Directors’ report (the “Sustainability Statement”), as at 31 December 2024 and for the year then ended. Based on the procedures we have performed and the evidence we have obtained, nothing has come to our attention that causes us to believe that the Sustainability Statement is not prepared, in all material respects, in accordance with the Norwegian Accounting Act section 2-3, including: • compliance with the European Sustainability Reporting Standards (ESRS), including that the process carried out by the Company to identify the information reported in the Sustainability Statement (the “Process”) is in accordance with the description set out in disclosure ESRS 2 IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities and • compliance of the disclosures in subsection EU Taxonomy for sustainable activities within the environmental section of the Sustainability Statement with Article 8 of EU Regulation 2020/852 (the “Taxonomy Regulation”). Basis for conclusion We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3000 (Revised), Assurance engagements other than audits or reviews of historical financial information (“ISAE 3000 (Revised)”), issued by the International Auditing and Assurance Standards Board. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our conclusion. Our responsibilities under this standard are further described in the Sustainability auditor’s responsibilities section of our report. Our independence and quality management We have complied with the independence and other ethical requirements as required by relevant laws and regulations in Norway and the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior. The firm applies International Standard on Quality Management 1, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. Other matter The comparative information included in the Sustainability Statement was not subject to an assurance engagement. Our conclusion is not modified in respect of this matter. 316 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports

Responsibilities for the Sustainability Statement The Board of Directors and the Chief Executive Officer (management) are responsible for designing and implementing a process to identify the information reported in the Sustainability Statement in accordance with the ESRS and for disclosing this Process in disclosure ESRS 2 IRO-1 of the Sustainability Statement. This responsibility includes: • understanding the context in which the Group’s activities and business relationships take place and developing an understanding of its affected stakeholders; • the identification of the actual and potential impacts (both negative and positive) related to sustainability matters, as well as risks and opportunities that affect, or could reasonably be expected to affect, the Group’s financial position, financial performance, cash flows, access to finance or cost of capital over the short-, medium-, or long-term • the assessment of the materiality of the identified impacts, risks and opportunities related to sustainability matters by selecting and applying appropriate thresholds; and • making assumptions that are reasonable in the circumstances. Management is further responsible for the preparation of the Sustainability Statement, in accordance with the Norwegian Accounting Act section 2-3, including: • compliance with the ESRS; • preparing the disclosures in subsection EU Taxonomy for sustainable activities within the environmental section of the Sustainability Statement, in compliance with the Taxonomy Regulation; • designing, implementing and maintaining such internal control that management determines is necessary to enable the preparation of the Sustainability Statement that is free from material misstatement, whether due to fraud or error; and • the selection and application of appropriate sustainability reporting methods and making assumptions and estimates that are reasonable in the circumstances. Inherent limitations in preparing the Sustainability Statement In reporting forward-looking information in accordance with ESRS, management is required to prepare the forward- looking information on the basis of disclosed assumptions about events that may occur in the future and possible future actions by the Group’s. Actual outcomes are likely to be different since anticipated events frequently do not occur as expected. Sustainability auditor’s responsibilities Our responsibility is to plan and perform the assurance engagement to obtain limited assurance about whether the Sustainability Statement is free from material misstatement, whether due to fraud or error, and to issue a limited assurance report that includes our conclusion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence decisions of users taken on the basis of the Sustainability Statement as a whole. As part of a limited assurance engagement in accordance with ISAE 3000 (Revised) we exercise professional judgement and maintain professional scepticism throughout the engagement. Our responsibilities in respect of the Sustainability Statement, in relation to the Process, include: • Obtaining an understanding of the Process, but not for the purpose of providing a conclusion on the effectiveness of the Process, including the outcome of the Process; • Considering whether the information identified addresses the applicable disclosure requirements of the ESRS; and • Designing and performing procedures to evaluate whether the Process is consistent with the Company’s description of its Process set out in disclosure ESRS 2 IRO-1. Our other responsibilities in respect of the Sustainability Statement include: • Identifying where material misstatements are likely to arise, whether due to fraud or error; and • Designing and performing procedures responsive to where material misstatements are likely to arise in the Sustainability Statement. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. 317 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports Summary of the work performed A limited assurance engagement involves performing procedures to obtain evidence about the Sustainability Statement. The procedures in a limited assurance engagement vary in nature and timing from, and are less in extent than for, a reasonable assurance engagement. Consequently, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had a reasonable assurance engagement been performed. The nature, timing and extent of procedures selected depend on professional judgement, including the identification of disclosures where material misstatements are likely to arise in the Sustainability Statement, whether due to fraud or error. In conducting our limited assurance engagement, with respect to the Process, we: • Obtained an understanding of the Process by: ◦ performing inquiries to understand the sources of the information used by management (e.g., stakeholder engagement, business plans and strategy documents); and ◦ reviewing the Company’s internal documentation of its Process and • Evaluated whether the evidence obtained from our procedures with respect to the Process implemented by the Company was consistent with the description of the Process set out in disclosure ESRS 2 IRO-1. In conducting our limited assurance engagement, with respect to the Sustainability Statement, we: • Obtained an understanding of the Group’s reporting processes relevant to the preparation of its Sustainability Statement by obtaining an understanding of the Group’s control environment, processes, control activities and information system relevant to the preparation of the Sustainability Statement, but not for the purpose of providing a conclusion on the effectiveness of the Group’s internal control • Evaluated whether the information identified by the Process is included in the Sustainability Statement; • Evaluated whether the structure and the presentation of the Sustainability Statement is in accordance with the ESRS; • Performed inquires of relevant personnel and analytical procedures on selected information in the Sustainability Statement • Performed substantive assurance procedures on selected information in the Sustainability Statement • Where applicable, compared disclosures in the Sustainability Statement with the corresponding disclosures in the financial statements and other sections of the Board of Directors’ report; • Evaluated the methods, assumptions and data for developing estimates and forward-looking information; • Obtained an understanding of the Company’s process to identify taxonomy-eligible and taxonomy-aligned economic activities and the corresponding disclosures in the Sustainability Statement; • Evaluated whether information about the identified taxonomy-eligible and taxonomy-aligned economic activities is included in the Sustainability Statement; and • Performed inquiries of relevant personnel, analytical procedures and substantive procedures on selected taxonomy disclosures included in the Sustainability Statement. Stavanger, 4 March 2025 ERNST & YOUNG AS Tor Inge Skjellevik State Authorised Public Accountant (Norway) - Sustainability Auditor (This translation from Norwegian has been prepared for information purposes only.) 318 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.4 Statements on this report incl. independent auditor reports 5.5 Use and reconciliation of non- GAAP financial measures Non-GAAP financial measures are defined as numerical measures that either exclude or include amounts that are not excluded or included in the comparable measures calculated and presented in accordance with generally accepted accounting principles (i.e, IFRS Accounting Standards in the case of Equinor). The following financial measures may be considered non-GAAP financial measures: a) Net debt to capital employed ratio, Net debt to capital employed ratio adjusted, including lease liabilities and Net debt to capital employed ratio adjusted b) Return on average capital employed (ROACE) c) Organic capital expenditures d) Gross capital expenditures (Gross capex) e) Cash flow from operations after taxes paid (CFFO after taxes paid) f) Net cash flow before capital distribution and net cash flow g) Adjusted operating income and adjusted operating income after tax (previously named Adjusted earnings and Adjusted earnings after tax) h) Adjusted net income i) Adjusted earnings per share (Adjusted EPS) a) Net debt to capital employed ratio In Equinor’s view, net debt ratios provide a more informative picture of Equinor’s financial strength than gross interest-bearing financial debt. Three different net debt to capital ratios are provided below: 1) net debt to capital employed, 2) net debt to capital employed ratio adjusted, including lease liabilities, and 3) net debt to capital employed ratio adjusted. These calculations are based on 1) Equinor’s gross interest-bearing financial liabilities as recorded in the Consolidated balance sheet 2) Net interest-bearing debt before adjustments, which excludes cash, cash equivalents and current financial investments from gross interest-bearing debt, and 3) net interest- bearing debt adjusted, including lease liabilities which adjusts the above measure for other interest-bearing elements. The following adjustments are made in calculating the net debt to capital employed ratio adjusted, including lease liabilities ratio and the net debt to capital employed adjusted ratio: collateral deposits (classified as Cash and cash equivalents in the Consolidated balance sheet), and financial investments held in Equinor Insurance AS (classified as Current financial investments in the Consolidated balance sheet) are treated as non-cash and excluded from the calculation of these non-GAAP measures. Collateral deposits are excluded since they relate to certain requirements of exchanges where Equinor’s securities are trading and therefore are presented as restricted cash and cash equivalents. Financial investments in Equinor Insurance are excluded as these investments are not readily available for the group to meet short term commitments. These adjustments result in a higher net debt figure and in Equinor’s view provides a more prudent measure of the net debt to capital employed ratio than would be the case without such exclusions. Additionally, lease liabilities are further excluded in calculating the net debt to capital employed ratio adjusted. Forward-looking net debt to capital employed ratio adjusted, including lease liabilities and net debt to capital employed ratio adjusted included in this report are not reconcilable to their most directly comparable IFRS Accounting Standards measures without unreasonable efforts, because the amounts included or excluded from IFRS Accounting Standards measures used to determine net debt to capital employed ratio adjusted, including lease liabilities and net debt to capital employed ratio adjusted cannot be predicted with reasonable certainty. The accompanying table details the calculations for these non-GAAP measures and reconciles them with the most directly comparable IFRS Accounting Standards financial measure or measures. 319 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures 320 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Calculation of capital employed and net debt to capital employed ratio For the year ended 31 December (in USD million) 2024 2023 Shareholders' equity 42,342 48,490 Non-controlling interests 38 10 Total equity A 42,380 48,500 Current finance debt and lease liabilities 8,472 7,275 Non-current finance debt and lease liabilities 21,622 24,521 Gross interest-bearing debt B 30,094 31,796 Cash and cash equivalents 8,120 9,641 Current financial investments 15,335 29,224 Cash and cash equivalents and current financial investment C 23,455 38,865 Net interest-bearing debt before adjustments B1 = B-C 6,639 (7,069) Other interest-bearing elements 1) 2,583 2,030 Net interest-bearing debt adjusted, including lease liabilities B2 9,221 (5,040) Lease liabilities 3,510 3,570 Net interest-bearing debt adjusted B3 5,711 (8,610) Calculation of capital employed and net debt to capital employed ratio For the year ended 31 December (in USD million) 2024 2023 Calculation of capital employed: Capital employed A+B1 49,018 41,431 Capital employed adjusted, including lease liabilities A+B2 51,601 43,460 Capital employed adjusted A+B3 48,091 39,890 Calculated net debt to capital employed Net debt to capital employed (B1)/(A+B1) 13.5% (17.1) % Net debt to capital employed ratio adjusted, including lease liabilities (B2)/(A+B2) 17.9% (11.6) % Net debt to capital employed ratio adjusted (B3)/(A+B3) 11.9% (21.6) % 1) Other interest-bearing elements are cash and cash equivalents adjustments regarding collateral deposits classified as cash and cash equivalents in the Consolidated balance sheet but considered as non-cash in the non-GAAP calculations as well as financial investments in Equinor Insurance AS classified as current financial investments. 5.5 Use and reconciliation of non-GAAP financial measures

b) Return on average capital employed (ROACE) Return on average capital employed (ROACE) is the ratio of adjusted operating income after tax to the average capital employed adjusted. The reconciliation for adjusted operating income after tax is presented in section g). Average capital employed adjusted refers to the average of the capital employed adjusted values as of 31 December for both the current and the preceding year, as presented under the heading Calculation of capital employed in section a). Equinor uses ROACE to evaluate performance by measuring how effectively the company employs its capital, whether financed through equity or debt. An IFRS Accounting Standards measure most directly comparable to ROACE would be calculated as the ratio of net income/(loss) to average capital employed that is based on Equinor’s gross interest- bearing financial liabilities as recorded in the Consolidated balance sheet, excluding cash, cash equivalents and current financial investments. ROACE is used as a supplementary measure and should not be viewed in isolation or as an alternative to measures calculated in accordance with IFRS Accounting Standards, including income before financial items, income taxes and minority interest, or net income, or ratios based on these figures. Forward-looking ROACE included in this report is not reconcilable to its most directly comparable IFRS Accounting Standards measure without unreasonable efforts, because the amounts included or excluded from IFRS Accounting Standards measures used to determine ROACE cannot be predicted with reasonable certainty. 321 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Calculated ROACE based on IFRS Accounting Standards 31 December (in USD millions, except percentages) 2024 2023 Net income/(loss) A 8,829 11,904 Average total equity 1 45,440 51,244 Average current finance debt and lease liabilities 7,874 6,446 Average non-current finance debt and lease liabilities 23,071 25,536 - Average cash and cash equivalents (8,881) (12,610) - Average current financial investments (22,279) (29,550) Average net-interest bearing debt 2 (215) (10,178) Average capital employed B = 1+2 45,225 41,066 Calculated ROACE based on Net income/loss and capital employed A/B 19.5% 29.0 % Calculated ROACE based on Adjusted operating income after tax and capital employed adjusted 31 December (in USD millions, except percentages) 2024 2023 Adjusted operating income/(loss) after tax 1) A 9,062 10,348 Average capital employed adjusted B 43,991 41,731 Calculated ROACE based on Adjusted operating income after tax and capital employed adjusted A/B 20.6% 24.8% 1) Restated. For more information, see Amended principles for Adjusted operating income in the section ‘Use and reconciliation of non-GAAP financial measures’ in the Supplementary disclosures. 5.5 Use and reconciliation of non-GAAP financial measures c) Organic capital expenditures Organic capital expenditures represent capital expenditures, defined as Additions to PP&E, intangibles and equity accounted investments as presented in note 5 Segments to the annual report, excluding expenditures related to acquisitions, leased assets, and other investments with significantly different cash flow patterns. Equinor believes this measure gives stakeholders relevant information to understand the company’s investments in maintaining and developing its assets. Forward-looking organic capital expenditures included in this report are not reconcilable to its most directly comparable IFRS Accounting Standards measure without unreasonable efforts, because the amounts excluded from such IFRS Accounting Standards measure to determine organic capital expenditures cannot be predicted with reasonable certainty. d) Gross capital expenditures (Gross capex) Gross capital expenditures represent capital expenditures, defined as Additions to PP&E, intangibles and equity accounted investments as presented in the financial statements, excluding additions to right of use assets related to leases and capital expenditures financed through government grants. Equinor adds the proportionate share of capital expenditures in equity accounted investments not included in Additions to PP&E, intangibles and equity accounted investments. Equinor believes that by excluding additions to right of use assets related to leases, this measure better reflects the company's investments in the business to drive growth. Forward-looking gross capital expenditures included in this report are not reconcilable to its most directly comparable IFRS Accounting Standards measure without unreasonable efforts, because the amounts included or excluded from such IFRS Accounting Standards measure to determine gross capital expenditures cannot be predicted with reasonable certainty. 322 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Calculation of organic capital expenditures Total Group (in USD billions) 2024 2023 Additions to PP&E, intangibles and equity accounted investments 16.7 14.5 Less: Acquisition-related additions 3.4 3.2 Right of use asset additions 1.2 1.1 Other additions (with unique cash flow patterns) — — Organic capital expenditures 12.1 10.2 Calculation of gross capital expenditures For the year ended 31 December (in USD billions) 2024 2023 Additions to PP&E, Intangibles and equity accounted companies 16.7 14.5 Less adjustments 0.6 0.4 Gross capital expenditures 16.1 14.1 5.5 Use and reconciliation of non-GAAP financial measures e) Cash flows from operations after taxes paid (CFFO after taxes paid) Cash flows from operations after taxes paid represents, and is used by management to evaluate, cash generated from operating activities after taxes paid, which is available for investing activities, debt servicing and distribution to shareholders. Cash flows from operations after taxes paid is not a measure of our liquidity under IFRS Accounting Standards and should not be considered in isolation or as a substitute for an analysis of our results as reported in this report. Our definition of Cash flows from operations after taxes paid is limited and does not represent residual cash flows available for discretionary expenditures. The table below provides a reconciliation of Cash flows from operations after taxes paid to its most directly comparable IFRS Accounting Standards measure, Cash flows provided by operating activities before taxes paid and working capital items, as of the specified dates: f) Net cash flow before capital distribution and net cash flow Net cash flow before capital distribution represents, and is used by management to evaluate, cash generated from operational and investing activities available for debt servicing and distribution to shareholders. Net cash flow before capital distribution is not a measure of our liquidity under IFRS Accounting Standards and should not be considered in isolation or as a substitute for an analysis of our results as reported in this report. Our definition of Net cash flow before capital distribution is limited and does not represent residual cash flows available for discretionary expenditures. The table below provides a reconciliation of Net cash flow before capital distribution to its most directly comparable IFRS Accounting Standards measure, Cash flows provided by operating activities before taxes paid and working capital items, as of the specified dates. Net cash flow represents, and is used by management to evaluate, cash generated from operational and investing activities available for debt servicing. Net cash flow is not a measure of our liquidity under IFRS Accounting Standards and should not be considered in isolation or as a substitute for an analysis of our results as reported in this report. Our definition of Net cash flow is limited and does not represent residual cash flows available for discretionary expenditures. The table below reconciles Net cash flow with its most directly comparable IFRS Accounting Standards measure, Cash flows provided by operating activities before taxes paid and working capital items, as of the specified dates: 323 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Cash flow from operations after taxes paid (CFFO after taxes paid) (in USD million) 2024 2023 Cash flows provided by operating activities before taxes paid and working capital items 38,483 48,016 Taxes paid (20,592) (28,276) Cash flow from operations after taxes paid (CFFO after taxes paid) 17,892 19,741 Net cash flow before capital distribution and net cash flow (in USD million) 2024 2023 Cash flows provided by operating activities before taxes paid and working capital items 38,483 48,016 Taxes paid (20,592) (28,276) Cash used/received in business combinations (1,710) (1,195) Capital expenditures and investments (12,177) (10,575) Net (increase)/decrease in strategic non-current financial investments1) (2,468) — (Increase)/decrease in other interest-bearing items (623) (87) Proceeds from sale of assets and businesses 1,470 272 Net cash flow before capital distribution 2,385 8,154 Dividends paid (8,578) (10,906) Share buy-back (6,013) (5,589) Net cash flow (12,206) (8,340) 1) Related to the acquisition of 10% ownership share in Ørsted A/S. 5.5 Use and reconciliation of non-GAAP financial measures Forward-looking cash flows from operations after taxes paid included in this report are not reconcilable to its most directly comparable IFRS Accounting Standards measure without unreasonable efforts, because the amounts included or excluded from such IFRS Accounting Standards measure to determine cash flows from operations after taxes paid cannot be predicted with reasonable certainty. g) Adjusted operating income and Adjusted operating income after tax (previously named adjusted earnings and adjusted earnings after tax) Adjusted operating income is based on net operating income/(loss) and adjusts for certain items affecting the income for the period to separate out effects that management considers may not be well correlated to Equinor’s underlying operational performance in the individual reporting period. Management believes adjusted operating income provides an indication of Equinor’s underlying operational performance and facilitates comparison of operational trends between periods. The name of this measure was changed in 2024 to eliminate confusion regarding the basis of the calculation; additionally, one adjusting item was removed from the calculation of the measure, as detailed below in the Amended principles section. Adjusted operating income after tax equals adjusted operating income/(loss) less tax on adjusted operating income. Tax on adjusted operating income is computed by adjusting the income tax for tax effects of adjustments made in calculating adjusted operating income. The tax rate applied is the tax rate applicable to each adjusting item and tax regime, adjusted for certain foreign currency effects as well as effects of specific changes to deferred tax assets. Management believes adjusted operating income after tax provides an indication of Equinor’s underlying operational performance after tax and facilitates comparisons of operational trends after tax between periods as it reflects the tax charge associated with operational performance excluding the impact of financing. The name of this measure was changed in 2024 in line with the change of the name of the pre-tax measure above. Amended principles for Adjusted operating income with effect from 2024: Equinor has made the following changes to the items adjusted for within Adjusted operating income: With effect from 2024, Equinor no longer adjusts for over-/underlift to arrive at adjusted operating income. Over-/underlift is presented using the sales method. The sales revenues and associated costs are reflected in adjusted operating income when the physical volumes are lifted and sold rather than when they are produced, in line with IFRS Accounting Standards. Removing this adjustment is the result of a comprehensive materiality assessment and an effort to streamline our reporting. This change is a part of our ongoing commitment to improve the non-GAAP financial measures we present, ensuring that the adjustments are meaningful to users of the financial statements and supplementary information. These changes were applied retrospectively to the comparative figures. This change only affects the E&P Norway and E&P International reporting segments and does not impact the comparative figures of other segments. Impact of change Full year of 2023 E&P Norway As reported Impact Restated Adjusted total revenues and other income 38,213 35 38,248 Over-/underlift (35) 35 — Adjusted operating and administrative expenses (3,730) (29) (3,759) Over-/underlift 29 (29) — Adjusted operating income/(loss) 29,577 6 29,583 Adjusted operating income/(loss) after tax 6,494 1 6,495 Impact of change Full year of 2023 E&P International As reported Impact Restated Adjusted total revenues and other income 6,956 (45) 6,910 Over-/underlift 45 (45) — Adjusted operating and administrative expenses (1,915) 22 (1,893) Over-/underlift (22) 22 — Adjusted operating income/(loss) 2,863 (23) 2,840 Adjusted operating income/(loss) after tax 1,650 (24) 1,626 Impact of change Full year of 2023 Equinor group As reported Impact Restated Adjusted total revenues and other income 105,871 (10) 105,861 Over-/underlift 10 (10) — Adjusted operating and administrative expenses (11,540) (7) (11,547) Over-/underlift 7 (7) — Adjusted operating income/(loss) 36,220 (17) 36,203 Adjusted operating income/(loss) after tax 10,371 (23) 10,348 Effective tax rates on adjusted operating income 71.4% 0.0% 71.4% 324 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures

Adjusted operating income adjust for the following items: • Changes in fair value of derivatives: In the ordinary course of business, Equinor enters into commodity derivative contracts to manage the price risk exposure relating to future sale and purchase contracts. These commodity derivatives are measured at fair value at each reporting date, with the movements in fair value recognised in the income statement. By contrast, the related sale and purchase contracts are not recognised until the transaction occurs resulting in timing differences. Therefore the unrealised movements in the fair value of these commodity derivative contracts are excluded from adjusted operating income and deferred until the time of the physical delivery to minimise the effect of these timing differences. Further, embedded derivatives within certain gas contracts and contingent consideration related to historical divestments are carried at fair value. Any accounting impacts resulting from such changes in fair value are also excluded from adjusted operating income, as these fluctuations are not indicative of the underlying performance of the business. • Periodisation of inventory hedging effect: Equinor enters into derivative contracts to manage price risk exposure relating to its commercial storage. These derivative contracts are carried at fair value while the inventories are accounted for at the lower of cost or market price. An adjustment is made to align the valuation principles of inventories with related derivative contracts. The adjusted valuation of inventories is based on the forward price at the expected realisation date. This is so that the valuation principles between commercial storages and derivative contracts are better aligned. • The operational storage is not hedged and is not part of the trading portfolio. Cost of goods sold is measured based on the FIFO (first-in, first-out) method, and includes realised gains or losses that arise due to changes in market prices. These gains or losses will fluctuate from one period to another and are not considered part of the underlying operations for the period. • Impairment and reversal of impairment are excluded from adjusted operating income since they affect the economics of an asset for the lifetime of that asset, not only the period in which it is impaired or the impairment is reversed. Impairment and reversal of impairment can impact both the exploration expenses and the depreciation, amortisation and net impairments line items. • Gain or loss from sales of assets is eliminated from the measure since the gain or loss does not give an indication of future performance or periodic performance; such a gain or loss is related to the cumulative value creation from the time the asset is acquired until it is sold. • Eliminations (internal unrealised profit on inventories): Volumes derived from equity oil inventory vary depending on several factors and inventory strategies, i.e. level of crude oil in inventory, equity oil used in the refining process and level of in-transit cargoes. Internal profit related to volumes sold between entities within the group and still in inventory at period end is eliminated according to IFRS Accounting Standards (write down to production cost). The proportion of realised versus unrealised gain fluctuates from one period to another due to inventory strategies and consequently impacts net operating income/(loss). Write down to production cost is not assessed to be a part of the underlying operational performance, and elimination of internal profit related to equity volumes is excluded in adjusted operating income. • Other items of income and expense are adjusted when the impacts on income in the period are not reflective of Equinor’s underlying operational performance in the reporting period. Such items may be unusual or infrequent transactions, but they may also include transactions that are significant which would not necessarily qualify as either unusual or infrequent. However, other items adjusted do not constitute normal, recurring income and operating expenses for the company. Other items are carefully assessed and can include transactions such as provisions related to reorganisation, early retirement, etc. • Change in accounting policy is adjusted when the impacts on income in the period are unusual or infrequent, and not reflective of Equinor’s underlying operational performance in the reporting period. 325 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures Net operating income/(loss) 30,927 24,564 2,746 1,031 3,326 (676) (64) Total revenues and other income 103,774 33,643 7,343 3,957 101,792 317 (43,277) Adjusting items (1,512) — (805) — (583) (124) — Changes in fair value of derivatives (421) — — — (421) — — Gain/loss on sale of assets (941) — (805) — (135) — — Periodisation of inventory hedging effect (26) — — — (26) — — Provisions (124) — — — — (124) — Adjusted total revenues and other income 102,262 33,643 6,538 3,957 101,209 193 (43,277) Purchases [net of inventory variation] (50,040) — 85 — (92,789) — 42,664 Adjusting items 16 — — — 12 — 4 Eliminations 4 — — — — — 4 Operational storage effects 17 — — — 17 — — Provisions (5) — — — (5) — — Adjusted purchases [net of inventory variation] (50,024) — 85 — (92,777) — 42,668 Operating and administrative expenses (11,786) (3,612) (2,123) (1,142) (4,919) (687) 697 Adjusting items 296 — 84 — 48 163 — Gain/loss on sale of assets 232 — 84 — — 147 — Other adjustments 16 — — — — 16 — Provisions 48 — — — 48 — — Adjusted operating and administrative expenses (11,491) (3,612) (2,038) (1,142) (4,871) (524) 697 Items impacting net operating income/(loss) in the full year of 2024 (in USD million) Equinor group E&P Norway E&P International E&P USA MMP REN Other Depreciation, amortisation and net impairments (9,835) (4,954) (2,064) (1,607) (757) (306) (148) Adjusting items 70 — — — (191) 261 — Impairment 261 — — — — 261 — Reversal of impairment (191) — — — (191) — — Adjusted depreciation, amortisation and net impairments (9,765) (4,954) (2,064) (1,607) (949) (44) (148) Exploration expenses (1,185) (513) (496) (176) — — — Adjusting items — — — — — — — Adjusted exploration expenses (1,185) (513) (496) (176) — — — Sum of adjusting items (1,130) — (721) — (714) 301 4 Adjusted operating income/(loss) 29,798 24,564 2,025 1,031 2,612 (375) (60) Tax on adjusted operating income (20,736) (19,013) (425) (224) (1,174) 50 50 Adjusted operating income/(loss) after tax 9,062 5,551 1,600 807 1,438 (325) (10) Items impacting net operating income/(loss) in the full year of 2024 (in USD million) Equinor group E&P Norway E&P International E&P USA MMP REN Other 326 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures Net operating income/(loss) 35,770 29,087 2,332 1,353 3,984 (757) (229) Total revenues and other income 107,174 38,340 7,032 4,319 105,908 17 (48,442) Adjusting items (1,313) (92) (121) (32) (1,049) (17) (1) Changes in fair value of derivatives (711) 128 (96) — (743) — — Gain/loss on sale of assets (319) (221) (25) (32) (23) (17) (1) Impairment 1 — — — — 1 — Other adjustments (100) — — — (100) — — Periodisation of inventory hedging effect (183) — — — (183) — — Adjusted total revenues and other income1) 105,861 38,248 6,910 4,286 104,860 — (48,443) Purchases [net of inventory variation] (48,175) — (70) — (95,769) — 47,664 Adjusting items 173 — — — 36 — 137 Eliminations 137 — — — — — 137 Operational storage effects 41 — — — 41 — — Provisions (5) — — — (5) — — Adjusted purchases [net of inventory variation] (48,003) — (70) — (95,733) — 47,801 Operating and administrative expenses (11,800) (3,759) (2,176) (1,178) (4,916) (462) 692 Adjusting items 253 — 283 22 (72) 20 — Gain/loss on sale of assets 289 — 283 — — 6 — Other adjustments 36 — — 22 — 14 — Provisions (72) — — — (72) — — Adjusted operating and administrative expenses1) (11,547) (3,759) (1,893) (1,156) (4,988) (442) 692 Items impacting net operating income/(loss) in the full year of 2023 (in USD million) Equinor group E&P Norway E&P International E&P USA MMP REN Other Depreciation, amortisation and net impairments (10,634) (5,017) (2,433) (1,489) (1,239) (312) (143) Adjusting items 1,259 588 310 (290) 343 300 9 Impairment 1,550 588 310 — 343 300 9 Reversal of impairment (290) — — (290) — — — Adjusted depreciation, amortisation and net impairments (9,374) (4,429) (2,123) (1,779) (897) (12) (134) Exploration expenses (795) (476) (20) (299) — — — Adjusting items 61 — 36 25 — — — Impairment 61 — 36 25 — — — Adjusted exploration expenses (734) (476) 16 (274) — — — Sum of adjusting items1) 433 496 508 (277) (742) 303 145 Adjusted operating income/(loss)1) 36,203 29,583 2,840 1,076 3,242 (454) (84) Tax on adjusted operating income1) (25,855) (23,088) (1,214) (304) (1,364) 63 51 Adjusted operating income/(loss) after tax1) 10,348 6,495 1,626 773 1,877 (391) (33) Items impacting net operating income/(loss) in the full year of 2023 (in USD million) Equinor group E&P Norway E&P International E&P USA MMP REN Other 1) Restated for Equinor group, E&P Norway and E&P International due to amended principles for 'over-/underlift'. For further information see section Amended principles for Adjusted operating income 327 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures h) Adjusted net income Adjusted net income is based on net income/(loss) and provides additional transparency to Equinor’s underlying financial performance by also including net financial items and the associated tax effects. This measure includes adjustments made to arrive at adjusted operating income after tax, in addition to specific adjustments related to net financial items and related tax effects, as well as certain adjustments to income tax, as described below. Management believes this measure provides an indication of Equinor’s underlying financial performance including the impact from financing and facilitates comparison of trends between periods. Adjusted net income incorporates the adjustments from Adjusted operating income, as well as the following items impacting net financial items and income tax/tax rate: • Changes in fair value of financial derivatives used to hedge interest-bearing instruments. Equinor enters into financial derivative contracts to manage interest rate risk on long term interest- bearing liabilities including bonds and financial loans. The financial derivative contracts (hedging instruments) are measured at fair value at each reporting date, with movements in fair value recognised in the income statement. The long term interest-bearing liabilities are measured at amortised cost and not remeasured at fair value at each reporting date. This creates measurement differences and therefore the movements in the fair value of these financial derivative contracts and associated tax effects are excluded from the calculation of adjusted net income and deferred until the time the underlying instrument is matured, exercised, or settled. Management believes that this appropriately reflects the economic effect of these risk management activities in each period and provides an indication of Equinor’s underlying financial performance. • Foreign currency gains/losses on positions used to manage currency risk exposure related to future payments in NOK and foreign currency gains/losses on certain intercompany bank balances. Foreign currency gains/losses on positions used to manage currency risk exposure (cash equivalents/financial investments and related currency derivatives where applicable), as well as currency gains/losses on certain intercompany bank balances are eliminated from adjusted net income. The currency effects on intercompany bank balances are mainly due to a large part of Equinor’s operations having NOK as functional currency, and the effects are offset within equity as other comprehensive income arising on translation from functional currency to presentation currency USD. These currency effects increase volatility in financial performance, which does not reflect Equinor’s underlying financial performance. Management believes that these adjustments remove periodic fluctuations in Equinor’s adjusted net income. • Derecognition of deferred tax assets or recognition of previously unrecognised deferred tax assets. These changes are related to taxable income in future reporting periods and are not reflective of performance in the current reporting period. • Income tax effects arising only when calculating income tax in the functional currency (USD). Certain group companies have USD as functional currency, which is different from the currency in which the taxable income is measured (tax currency). Income tax effects arising only when calculating income tax in the functional currency (USD), that are not part of the tax calculation in the tax currency are adjusted for. Management believes this better aligns the effective tax rate in functional currency with the statutory tax rate in the period. i) Adjusted earnings per share Adjusted earnings per share is computed by dividing Adjusted net income by the weighted average number of shares outstanding during the period. Earnings per share is a metric that is frequently used by investors, analysts and other parties to assess a company's profitability per share. Management believes this measure provides an indication of Equinor’s underlying financial performance including the impact from financing and facilitates comparison of trends between periods. The non-GAAP financial measures presented in sections g) to i) above are supplementary measures and should not be viewed in isolation or as substitutes for net operating income/(loss), net income/(loss) and earnings per share, which are the most directly comparable IFRS Accounting Standards measures. The reconciliation tables later in this report reconcile the above non-GAAP measures to the most directly comparable IFRS Accounting Standards measure or measures. There are material limitations associated with the above measures compared with the IFRS Accounting Standards measures, as these non-GAAP measures do not include all the items of revenues/ gains or expenses/losses of Equinor that are required to evaluate its profitability on an overall basis. The non-GAAP measures are only intended to be indicative of the underlying developments in trends of our on-going operations. 328 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.5 Use and reconciliation of non-GAAP financial measures

Reconciliation of adjusted operating income after tax to net income 1) Restated due to amended principles for 'over-/underlift'. For more information, see Amended principles for Adjusted operating income in the section ‘Use and reconciliation of non-GAAP financial measures’ in the Supplementary disclosures. Reconciliation of adjusted net income to net income, including calculation of adjusted earnings per share 1) Restated due to amended principles for 'over-/underlift'. For more information, see Amended principles for Adjusted operating income in the section ‘Use and reconciliation of non-GAAP financial measures’ in the Supplementary disclosures. 329 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report For the year ended 31 December (in USD million) 2024 2023 Net operating income/(loss) A 30,927 35,770 Income tax B1 22,157 25,980 Tax on net financial items B2 (107) 256 Income tax less tax on net financial items B = B1 - B2 22,264 25,724 Net operating income after tax C = A - B 8,663 10,046 Items impacting net operating income/(loss)1) D (1,130) 433 Tax on items impacting net operating income/(loss)1) E 1,529 (131) Adjusted operating income after tax1) F = C+D+E 9,062 10,348 Net financial items G 58 2,114 Tax on net financial items H 107 (256) Net income/(loss) I = C+G+H 8,829 11,904 For the year ended 31 December in USD millions 2024 2023 Net operating income/(loss) 30,927 35,770 Items impacting net operating income/(loss)1) A (1,130) 433 Adjusted operating income1) B 29,798 36,203 Net financial items 58 2,114 Adjusting items C 134 (965) Changes in fair value of financial derivatives used to hedge interest bearing instruments (46) (351) Foreign currency (gains)/losses on certain intercompany bank and cash balances 179 (614) Adjusted net financial items D 192 1,149 Income tax E (22,157) (25,980) Tax effect on adjusting items F 1,344 (54) Adjusted net income G = B + D + E + F 9,177 11,318 Less: Adjusting items H = A + C (996) (531) Tax effect on adjusting items 1,344 (54) Net income/(loss) 8,829 11,904 Attributable to shareholders of the company I 8,806 11,885 Attributable to non-controlling interests 23 19 Attributable to shareholders in % J 99.7% 99.8 % Adjusted net income attributable to shareholders of the company K = G x J 9,154 11,300 Weighted average number of ordinary shares outstanding (in millions) L 2,821 3,021 Basic earnings per share (in USD) M = I/L 3.12 3.93 Adjusted earnings per share (in USD) N = K/L 3.24 3.74 5.5 Use and reconciliation of non-GAAP financial measures 5.6 Other definitions and abbreviations Operational abbreviations • ACG – Azeri-Chirag-Gunashli • API – American Petroleum Institute • BTC – Baku-Tbilisi-Ceyhan • CCS – Carbon capture and storage • EMTN – Euro medium-term note • FPSO – Floating production, storage and offload vessel • GHG – Greenhouse gas • IOR – Improved oil recovery • LCS – Low carbon solutions • LNG - Liquefied natural gas • NCS - Norwegian continental shelf • NGL – Natural gas liquids • NOx – Nitrogen oxide • NZE – Net zero emissions • OTC – Over-the-counter • PDO – Plan for development and operation • PSA – Production sharing agreement • PSC – New York State Public Service Commission • TSP – Technical service provider Organisational abbreviations • AFP – Agreement-based early retirement plan • AGM – Annual general meeting • ARO – Asset retirement obligation • BAC – Board of Directors’ Audit Committee • BCC – Board of Directors’ Compensation and Executive Development Committee • BoD – Board of Directors • CEC – Corporate Executive Committee • CMU – Capital Markets Update • EU ETS – EU Emissions Trading System • EEX – European Energy Exchange • EPA – Economic Planning Assumptions • E&P – Exploration & Production • EPI – Exploration & Production International • EPN – Exploration & Production Norway • ERM – Enterprise Risk Management • GAAP – Generally Accepted Accounting Principles • GPS – Global People Survey • HSE – Health, safety and environment • HOP – Human and Organizational Performance • IASB – International Accounting Standards Board • IEA – International Energy Agency • IFRS – International Financial Reporting Standards • IOGP – International Association of Oil & Gas Producers • MMP – Marketing, Midstream & Processing • MPE – Norwegian Ministry of Energy • OPEC+ – Organisation of the Petroleum Exporting Countries incl. a number of non-OPEC member countries • PDP – Projects, Drilling and Procurement • REN – Renewables • SEC – Securities and Exchange Commission • SDFI – Norwegian State's Direct Financial Interest • SSEC – Board of Directors’ Safety, Sustainability and Ethics Committee • TDI – Technology, Digital & Innovation Financial abbreviations • Capex – Capital expenditure • CE – Capital employed • Dividends declared – Includes cash dividend and scrip dividend. • ICE – Intercontinental Exchange • KPI – Key Performance Indicator • ND – Net interest-bearing debt adjusted • NPV – Net Present Value • NYSE – New York Stock Exchange • NYMEX – New York Mercantile Exchange • OECD – Organisation of Economic Co-Operation and Development • OCI – Other Comprehensive Income • Opex – Operating expense • OSE – Oslo Børs • PP&E – Property, plant and equipment • R&D – Research and development • ROACE – Return on average capital employed • TSR – Total shareholder return • WACC – Weighted average cost of capital Metric abbreviations etc. • bbl – barrel • mbbl – thousand barrels • mmbbl – million barrels • boe – barrels of oil equivalent • mboe – thousand barrels of oil equivalent • mmboe – million barrels of oil equivalent • MMBtu – million British thermal units • bcm – billion cubic metres • MW – megawatt • MWh – megawatt hours • GW – gigawatt • GWh – gigawatt hours • TW – terawatt • TWh – terawatt hours Sustainability abbreviations • CCUS – Carbon capture, utilisation and storage • CSRD – EU Corporate Sustainability Reporting Directive • D&I – Diversity and inclusion • ESG – Referring to non-financial reporting topics “Environmental”, “Social” and “Governance” • GRI – Global Reporting Initiative is an independent, international organisation that provide the world’s most widely used standards for sustainability reporting – the GRI Standards • IPCC – Intergovernmental Panel on Climate Change • IUCN – International Union for Conservation of Nature • OGCI – Oil and Gas Climate Initiative • UNGP – United Nations Guiding Principles on Business and Human Rights • WBCSD – World Business Council for Sustainable Development Equinor 2024 Annual report 5.6 Other definitions and abbreviations Sustainability terms • Announced Pledges (APS) – IEA scenario which includes all recent major national announcements of 2030 targets and longer-term net zero and other pledges, regardless of whether these have been anchored in implementing legislation or in updated NDCs. • Area of high biodiversity value – Comprises “Key biodiversity areas” included in the World Database on Key Biodiversity Areas managed by International Union for Conservation of Nature (IUCN) and Particularly Valuable and Sensitive Areas (“Særlig verdifulle og sårbare områder”) on the Norwegian continental shelf. • Carbon dioxide (CO₂) emissions – CO₂ released to the atmosphere as a result of our processes and activities, including CO₂ emissions from energy generation, heat production, flaring (including well testing/well work-over), and remaining emissions from carbon capture and treatment plants. Separate data compiled for Equinor operated activities and equity basis. • Carbon dioxide equivalents (CO₂e) – Carbon dioxide equivalent is a quantity that describes, for a given mixture and amount of greenhouse gas, the amount of CO₂ that would have the same global warming potential. • CDP – Carbon Disclosure Project is a not-for- profit charity that runs a global disclosure system for investors, companies, cities, states and regions to report and benchmark their environmental impacts. • Energy consumption – Energy used for power generation and heat production in combustion processes, unused energy from flaring (including well testing/work-over and venting), energy sold/ delivered to third parties and gross energy (heat and electricity) purchased. • Flared hydrocarbons – Weight of hydrocarbons combusted in operational flare systems. Includes safety and production flaring. For Equinor operated activities. • Flaring intensity – Volume of flared hydrocarbons from upstream activities (including LNG) per thousand tonnes of hydrocarbons produced. • Hazardous waste – Waste is considered to be hazardous according to the regulations under which the activity operates or where the waste can pose a substantial hazard to human health and/or the environment when improperly managed. • Methane emissions – CH4 released to the atmosphere including emissions from energy generation and heat production at own plants, flaring (including well testing/well work-over), cold venting, diffuse emissions, and the storage and loading of crude oil. • Methane intensity – Total methane emissions from our up- and midstream oil and gas activities divided by the marketed gas, both on a 100% operated basis. • Net carbon intensity (NCI) – GHG emissions associated with the production and use of energy produced by Equinor, including • negative emissions related to carbon services and offsets, divided by the amount of energy produced by the company (g CO₂e/MJ). A detailed description of the net carbon intensity indicator is available at Equinor.com. • Net-zero emissions ambition – Covers scope 1 and 2 GHG emissions on an operational control basis (100%) and scope 3 GHG emissions (use of products, category 11, on an equity share basis). • Non-hazardous waste – Waste that is not defined as hazardous. This excludes drill cuttings and produced and flow-back water from our US onshore operations which are exempted from regulation and are registered separately as ‘exempted waste’. • Non-methane volatile organic compounds (nmVOC) emissions – nmVOC released to the atmosphere from power generation and heat production, flaring (including well testing/well work-over), process, cold venting and fugitives. • Produced water – Water that is brought to the surface during operations that extracts hydrocarbons from oil and gas reservoirs. • Protected area – A protected area is a clearly defined geographical space, recognised, dedicated and managed, through legal or other effective means, to achieve the long-term conservation of nature with associated ecosystem services and cultural values. (IUCN Definition 2008) • Regular discharges of oil in water to sea – Oil in regulated or controlled discharges to the sea from Equinor operated activities. This includes produced water, process water, displacement water, ballast water, jetting water, drainage water and water discharged from treatment plants. • Scope 1 GHG emissions – Direct GHG emissions from operations that are owned and/or controlled by the organisation (Source: Greenhouse gas protocol). The global warming potential (GWP) of CH4 is, in accordance with the Intergovernmental Panel on Climate Change (IPCC) Fifth Assessment Report (AR5) (2022), considered to be 28 times the GWP of CO₂. • Scope 2 GHG emissions – Indirect GHG emissions from energy imported from third parties, heating, cooling, and steam consumed within the organisation. We use IEA/NVE/e-grid (location- based) and AIB (market-based) as sources of scope 2 emissions factors, expressed as kg CO₂/ kWh. The location- based calculation method reflects the emission intensity of grids, taking electricity trade adjustments into account. The market-based calculation method reflects emissions from electricity that companies have purposefully chosen (or their lack of choice). It derives emission factors from contracts between two parties for the sale and purchase of energy bundled with attributes about the energy generation, or for unbundled attribute claims. (Source: Greenhouse gas protocol). When no such contracts are in place, residual mix emission factors are used. • Scope 3 GHG emissions – All GHG emissions that occur as a consequence of the operations of the organisation but are not directly controlled or owned by the company, such as use of sold products (equity basis). Emissions from use of sold products is calculated from IPCC emission factors, combined with IEA statistics on regional energy consumption. • Serious incident frequency (SIF) – The number of serious incidents (including near misses) per million hours worked. An incident is an event or chain of events that has caused or could have caused injury, illness and/or damage to/loss of property, the environment or a third party. All undesirable incidents are categorised according to degree of seriousness, based on established categorisation matrices. 331 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.6 Other definitions and abbreviations • Stated Policies (STEPS) – IEA scenario STEPS provides a conservative benchmark for the future, because it does not take it for granted that governments will reach all announced goals. Includes what has actually been put in place to reach these and other energy-related objectives. • Sulphur oxides (SOx emissions) – SOX released from power generation and heat production flaring and process. • Total recordable injury frequency (TRIF) – Number of fatal accidents, lost-time injuries, injuries involving substitute work and medical treatment injuries at work, per million hours worked, amongst Equinor employees and contractors. • Upstream CO₂ intensity – Total scope 1 emissions of CO₂ (kg CO₂) from exploration and production, divided by total production (boe). Miscellaneous terms • Appraisal well – A well drilled to establish the extent and the size of a discovery. • Crude oil, or oil – Includes condensate and natural gas liquids. • Downstream – The selling and distribution of products derived from upstream activities. • Liquids – Refers to oil, condensates and NGL • Midstream - Processing, storage, and transport of crude oil, natural gas, natural gas liquids and sulphur • Natural gas – Petroleum that consists principally of light hydrocarbons. It can be divided into 1) lean gas, primarily methane but often containing some ethane and smaller quantities of heavier hydrocarbons (also called sales gas) and 2) wet gas, primarily ethane, propane and butane as well as smaller amounts of heavier hydrocarbons, partially liquid under atmospheric pressure. • Oil sands – A naturally occurring mixture of bitumen, water, sand, and clay. A heavy viscous form of crude oil. • Petroleum – A collective term for hydrocarbons, whether solid, liquid, or gaseous. Hydrocarbons are compounds formed from the elements hydrogen (H) and carbon (C). The proportion of different compounds, from methane and ethane up to the heaviest components, in a petroleum find varies from discovery to discovery. If a reservoir primarily contains light hydrocarbons, it is described as a gas field. If heavier • hydrocarbons predominate, it is described as an oil field. An oil field may feature free gas above the oil and contain a quantity of light hydrocarbons, also called associated gas. • Proved reserves – Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. • Refining reference margin – Is a typical average gross margin of our refinery, Mongstad The reference margin will differ from the actual margin, due to variations in type of crude and other feedstock, throughput, product yields, freight cost, inventory etc. • Upstream – Includes the searching for potential underground or underwater oil and gas fields, drilling of exploratory wells, subsequent operating wells which bring the liquids and or natural gas to the surface. • AI - While recognizing that Equinor must abide by definitions of AI set by applicable regulations in different regions in the world, Equinor applies the AI definition from the EU AI Act: “AI system means a machine-based system that is designed to operate with varying levels of autonomy and that may exhibit adaptiveness after deployment, and that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that can influence physical or virtual environments.” 332 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Brazil 5.6 Other definitions and abbreviations

5.7 Forward-looking statements This annual report contains certain forward- looking statements that involve risks and uncertainties, in particular in the sections "The world in which we operate", "Our strategy and transition ambitions", "Optimised oil and gas portfolio" and "Strategic financial framework”. In some cases, we use words such as "aim", "ambition", "anticipate", "believe", "continue", "commit", "could", "estimate", "expect", "intend", "likely", "objective", "outlook", "may", "plan", "schedule", "seek", "should", "strategy", "target", "will", "goal" and similar expressions to identify forward- looking statements. All statements other than statements of historical fact, including: the commitment to develop as a broad energy company and diversify our energy mix; the ambition to be a leading company in the energy transition; ambition to reach net zero by 2050 and expectations regarding progress on our energy transition plan; our ambitions regarding reduction in operated emissions and net carbon intensity and allocation of investments to renewables and low carbon solutions; our ambitions and expectations regarding decarbonisation; our ambition to maintain value in oil and gas, focus on high value growth in renewables and contribute to maturing CCS and hydrogen markets; aims, expectations and plans for renewables production capacity and power generation, CO2 transport and storage, investments in renewables and low-carbon solutions and the balance between oil and gas and renewables production; our expectations and estimates regarding future operational performance, including oil and gas and renewable power production, with respect to net carbon intensity, operated emissions, carbon and methane intensity and flaring reductions; our internal carbon price and other financial metrics for investment decisions; break-even considerations and targets; robustness of our portfolio; contributions to energy security; aims and expectations regarding Equinor’s resilience across different climate scenarios; future levels of, and expected value creation from, oil and gas production, scale and composition of the oil and gas portfolio, and development of CCS and hydrogen businesses; plans to develop fields; our intention to optimise and mature our portfolio; future worldwide economic trends, market outlook and future economic projections and assumptions, including commodity price assumptions; expectations and plans regarding capital expenditures; future financial performance, including earnings, cash flow, liquidity, net debt to capital employed* and return on average capital employed (ROACE)*; the ambition to grow cash flow and returns; expectations regarding cash flow and returns from our oil and gas portfolio, CCS projects and renewables and low carbon solutions portfolio; organic capital expenditures* for 2025; expectations and plans regarding development and execution of projects and businesses; expectations and ambitions regarding costs, including the ambition to keep unit of production cost in the top quartile of our peer group; scheduled maintenance activity and the effects thereof on equity production; business strategy and competitive position; sales, trading and market strategies; research and development initiatives and strategy, including ambitions regarding allocation of research and development capital towards renewables and low carbon-solutions; expectations related to production levels, unit production cost, investments, exploration activities, discoveries and development in connection with our ongoing transactions and projects; our expectations and plans regarding diversity and inclusion and employee training; plans and expectations regarding completion and results of acquisitions, disposals, joint ventures and other contractual arrangements and delivery commitments; plans, ambitions and expectations regarding recovery factors and levels, future margins and future levels or development of capacity, reserves or resources; planned turnarounds and other maintenance activity; estimates related to production and development, forecasts, reporting levels and dates; operational expectations, estimates, schedules and costs; expectations relating to licences and leases; oil, gas, alternative fuel and energy prices, volatility, supply and demand; plans and expectations regarding processes related to human rights laws, corporate structure and organizational policies; expectations and ambitions relating to digitalisation and technological innovation, including the role and contribution of AI; expectations regarding role and composition of the board and our remuneration policies; our goal of safe and efficient operations; effectiveness of our internal policies and plans; our ability to manage our risk exposure, our liquidity levels and management of liquidity reserves; future credit ratings; estimated or future liabilities, obligations or expenses; expected impact of currency and interest rate fluctuations; projected outcome, impact or timing of HSE regulations; HSE goals and objectives of management for future operations; ambitions and plans relating to our environmental policy; our ambitions and plans regarding biodiversity (including our aim to develop a net-positive impact approach for projects), circular economy and value creation for society; expectations and plans regarding pollution control; expectations related to regulatory trends; impact of PSA effects; projected impact or timing of administrative or governmental rules, standards, decisions, standards or laws (including taxation laws); projected impact of legal claims against us; ambitions regarding capital distributions and expected amount and timing of dividend payments and the implementation of our share buy-back programme. You should not place undue reliance on these forward- looking statements. Our actual results could differ materially from those anticipated in the forward- looking statements for many reasons, including the risks described above in "Risk factors", and elsewhere in this annual report. 333 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.7 Forward-looking statements Forward-looking statements are not guarantees of future performance. They reflect current views about future events, are based on management’s current expectations and assumptions and are, by their nature, subject to significant risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including levels of industry product supply, demand and pricing, in particular in light of significant oil price volatility; unfavourable macroeconomic conditions and inflationary pressures; exchange rate and interest rate fluctuations; levels and calculations of reserves and material differences from reserves estimates; regulatory stability and access to resources, including attractive low carbon opportunities; the effects of climate change and changes in stakeholder sentiment and regulatory requirements regarding climate change; changes in market demand and supply for renewables; inability to meet strategic objectives; the development and use of new technology; social and/ or political instability, including worsening trade relations; failure to prevent or manage digital and cyber disruptions to our information and operational technology systems and those of third parties on which we rely; operational problems, including cost inflation in capital and operational expenditures; unsuccessful drilling; availability of adequate infrastructure at commercially viable prices; the actions of field partners and other third-parties; reputational damage; the actions of competitors; the actions of the Norwegian state as majority shareholder and exercise of ownership by the Norwegian state; changes or uncertainty in or non- compliance with laws and governmental regulations; adverse changes in tax regimes; the political and economic policies of Norway and other oil-producing countries; regulations on hydraulic fracturing and low-carbon value chains; liquidity, interest rate, equity and credit risks; risk of losses relating to trading and commercial supply activities; an inability to attract and retain personnel; ineffectiveness of crisis management systems; inadequate insurance coverage; health, safety and environmental risks; physical security risks to personnel, assets, infrastructure and operations from hostile or malicious acts; failure to meet our ethical and social standards; actual or perceived non-compliance with legal or regulatory requirements; and other factors discussed elsewhere in this annual report. The achievement of Equinor’s climate ambitions depends, in part, on broader societal shifts in consumer demands and technological advancements, each of which are beyond Equinor’s control. Should society’s demands and technological innovation not shift in parallel with Equinor’s pursuit of its energy transition plan, Equinor’s ability to meet its climate ambitions will be impaired. The calculation of Equinor’s net carbon intensity presented in this report includes an estimate of emissions from the use of sold products (GHG protocol category 11) as a means to more accurately evaluate the emission lifecycle of what we produce to respond to the energy transition and potential business opportunities arising from shifting consumer demands. Including these emissions in the calculations should in no way be construed as an acceptance by Equinor of responsibility for the emissions caused by such use. The reference to any scenario in this report, including any potential net-zero scenarios, does not imply Equinor views any particular scenario as likely to occur. Third- party scenarios discussed in this report reflect the modeling assumptions and outputs of their respective authors, not Equinor, and their use by Equinor is not an endorsement by Equinor of their underlying assumptions, likelihood or probability. Investment decisions are made on the basis of Equinor’s separate planning process. Any use of the modeling of a third- party organization within this report does not constitute or imply an endorsement by Equinor of any or all of the positions or activities of such organization. We use certain terms in this document, such as “resource” and “resources” that the SEC’s rules prohibit us from including in our filings with the SEC. U.S. investors are urged to closely consider the disclosures in our annual report on Form 20-F, SEC File No. 1-15200, which is available on our website or by calling 1-800-SEC-0330 or logging on to www.sec.gov. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, level of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, we undertake no obligation to update any of these statements after the date of this annual report, either to make them conform to actual results or changes in our expectations. 334 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report 5.7 Forward-looking statements Photos: Pages 1, 2, 3, 5, 6, 9, 12, 25, 29, 31, 33, 34, 35, 36, 37, 42, 45, 48, 52, 53, 56, 57, 58, 61, 62, 63, 65, 66, 67, 72, 77, 79, 80, 81, 86, 120, 129, 140, 141, 168, 172, 185, 289, 297 Ole Jørgen Bratland Pages 1, 55, 70, 100 Jan Arne Wold, Woldcam Page 4 Øyvind Gravås, Woldcam Pages 10, 11, 32, 69  Einar Aslaksen Page 19 Hilde Oterhals Page 24 Øivind Haug Page 39 Rodrigo Abreu de Oliveira Santos Page 49 Unknown Page 59 Lizette Bertelsen, Woldcam Page 71 Lars Morken Page 75 Olaf Nagelhus Page 76 Nils Petter Devold Midtun, Tallfilm Page 78 NATO Page 94 Kevin Rex Nordlander Page 147 Arne Reidar Mortensen Page 288 Torstein Lund Eik 335 INTRODUCTION CONTENTS ABOUT US OUR PERFORMANCE SUSTAINABILITY STATEMENT FINANCIAL STATEMENTS ADDITIONAL INFORMATION Equinor 2024 Annual report Equinor ASA Box 8500 NO-4035 Stavanger Norway Telephone:+47 51 99 00 00 www.equinor.com